                    [STICKER APPLIED TO COVER OF DOCUMENT]

    UPC plans to privately offer approximately $1.0 billion equivalent of senior notes and senior discount notes. UPC plans to use the proceeds from the offering of notes for working capital and general corporate purposes, including possible future acquisitions and other possible investments.

    These notes will not be registered under the Securities Act of 1933, as amended (the "Act"), and may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Act.

    UPC plans to privately offer approximately $1.0 billion equivalent of senior notes and senior discount notes. UPC plans to use the proceeds from the offering of notes for working capital and general corporate purposes, including possible future acquisitions and other possible investments.

    These notes will not be registered under the Securities Act of 1933, as amended (the "Act"), and may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Act.

    UPC plans to privately offer approximately $1.0 billion equivalent of senior notes and senior discount notes. UPC plans to use the proceeds from the offering of notes for working capital and general corporate purposes, including possible future acquisitions and other possible investments.

    These notes will not be registered under the Securities Act of 1933, as amended (the "Act"), and may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Act.

    UPC plans to privately offer approximately $1.0 billion equivalent of senior notes and senior discount notes. UPC plans to use the proceeds from the offering of notes for working capital and general corporate purposes, including possible future acquisitions and other possible investments.

    These notes will not be registered under the Securities Act of 1933, as amended (the "Act"), and may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Act.

    UPC plans to privately offer approximately $1.0 billion equivalent of senior notes and senior discount notes. UPC plans to use the proceeds from the offering of notes for working capital and general corporate purposes, including possible future acquisitions and other possible investments.

    These notes will not be registered under the Securities Act of 1933, as amended (the "Act"), and may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Act.

    UPC plans to privately offer approximately $1.0 billion equivalent of senior notes and senior discount notes. UPC plans to use the proceeds from the offering of notes for working capital and general corporate purposes, including possible future acquisitions and other possible investments.

    These notes will not be registered under the Securities Act of 1933, as amended (the "Act"), and may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Act.

                                            FILED PURSUANT TO RULE NO. 424(b)(4)
                                            ON REGISTRATION NO. 333-84427




         [LOGO OF UNITED PAN-EUROPE COMMUNICATIONS N.V. APPEARS HERE]

                     United Pan-Europe Communications N.V.
                         13,500,000 Ordinary Shares A
        in the form of American Depositary Shares or Ordinary Shares A

                               ----------------

    This is a global offering of ordinary shares A of United Pan-Europe Communications N.V. UPC is also offering the ordinary shares A in the form of American Depositary Shares. Each ADS represents one ordinary share A.

    UPC's ordinary shares A are traded on the Stock Market of Amsterdam Exchanges under the symbol "UPC" and ADSs representing UPC's ordinary shares A are traded on the Nasdaq National Market under the symbol "UPCOY". On October 18, 1999, the last reported sale price of UPC's ADSs on the Nasdaq National Market was $63.69 per ADS. On October 18, 1999, the last reported sale price of UPC's ordinary shares A on the Stock Market of Amsterdam Exchanges was
(Euro)58.35 per ordinary share A.

    See "Risk Factors" beginning on page 11 to read about certain factors you should consider before buying ordinary shares A or ADSs.

                               ----------------

    Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

                               Per Ordinary Share A Per ADS Total, at ADS price
                               -------------------- ------- -------------------
Initial price to public......      (Euro)59.75      $64.68     $873,180,000
Underwriting discount........      (Euro) 2.09      $ 2.26     $ 30,561,300
Proceeds, before expenses, to
 UPC.........................      (Euro)57.66      $62.42     $842,618,700

    To the extent that the underwriters sell more than 13,500,000 ordinary shares A or ADSs, the underwriters have the option to purchase up to an additional 1,500,000 ordinary shares A or ADSs from UPC at the initial price to the public less the underwriting discount.

                               ----------------

    The underwriters expect to deliver the ADSs through The Depository Trust Company against payment in U.S. dollars in New York, New York and the ordinary shares A through the facilities of NECIGEF, Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System, and Cedelbank against payment in euros on or about October 25, 1999.

                               ----------------
Morgan Stanley Dean Witter                          Goldman Sachs International

                               ----------------

Goldman, Sachs & Co.                                 Morgan Stanley Dean Witter

Donaldson, Lufkin & Jenrette
                              Merrill Lynch & Co.
                                                           Salomon Smith Barney

                               ----------------

                      Prospectus dated October 19, 1999.

                    [MAP OF OUR SERVICE AREAS APPEARS HERE]




          /1/Since our initial public offering in February 1999.



[LOGO OF UNITED PAN-         [LOGO OF PRIORITY            [LOGO OF CHELLO
EUROPE                       TELECOM APPEARS              BROADBAND APPEARS
COMMUNICATIONS               HERE]                        HERE]
APPEARS HERE]

 .  Established, highly          .  Offering residential and   .  Providing high speed
   penetrated cable networks       business services at          Internet/data services
                                   discounted pricing

 .  10.7 million aggregate       .  118,000 aggregate          .  53,375 aggregate Internet
   franchise homes including       telephone lines (29,875       subscribers including our
   our new                         cable telephone lines)        new acquisitions
   acquisitions

 .  8.6 million aggregate homes  .  European market            .  E-commerce/advertising,
   passed                          deregulation                  content aggregation and
   including our new                                             integration
   acquisitions

 .  5.6 million aggregate        .  Number portability         .  Flat fee, "always on"
   subscribers                                                   service
   including our new
   acquisitions

       One stop shopping for all personal and business communication needs.

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               TABLE OF CONTENTS

                                                                     Page
                                                                     ----

Prospectus Summary                                                     1
Risk Factors                                                          11
Disclosure Regarding Forward-Looking Statements                       22
Use of Proceeds                                                       23
Dividend Policy                                                       23
Exchange Rate Data                                                    24
Capitalization                                                        25
Market Prices of our Ordinary Shares A                                26
Unaudited Pro Forma Condensed Consolidated Financial Data             27
Selected Consolidated Financial Data                                  39
UPC Management's Discussion and Analysis of Financial Condition and
   Results of Operations                                              41
@Entertainment Management's Discussion and Analysis of Financial
   Condition and Results of Operations                                73
Business                                                              90

                                                                          Page
                                                                          ----

Regulation                                                                143
Management                                                                164
Security Ownership of Certain Beneficial Owners and Management            175
Certain Transactions and Relationships                                    176
Description of Share Capital                                              181
Summary of Additional Material Provisions of the Articles of Association
   and Other Matters                                                      184
Description of American Depositary Shares                                 186
Taxation                                                                  194
Shares Eligible for Future Sale                                           203
Legal Matters                                                             204
Experts                                                                   205
Enforcement of Civil Liabilities                                          206
Available Information                                                     206
Stock Market of Amsterdam Exchanges Listing                               206
Index to Financial Statements                                             F-1
Underwriting                                                              U-1

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our shares. You should read the entire prospectus carefully, especially the risks of investing in our shares discussed under "Risk Factors."

   Unless otherwise stated, the information presented in this prospectus has not been adjusted for the acquisitions described below under "New Acquisitions since our Initial Public Offering." The acquisitions of Kabel Plus and Monor have not yet been completed and are subject to certain closing conditions, including regulatory approvals. There can be no assurance that all such approvals will be obtained or conditions satisfied and, accordingly, the acquisitions of Kabel Plus and Monor may not be completed.

   Some of the financial and operating figures appearing in this prospectus are qualified by the terms "aggregate," "proportionate" and "consolidated." When we refer to information as "aggregate," we mean that the information is given in respect of all systems in which we hold any equity interest that we either consolidate or account for using the equity method for financial accounting purposes in accordance with the applicable generally accepted accounting principles as though we wholly owned them. When we refer to information as "proportionate," we mean that we have multiplied the figures attributable to each operating system in which we own any equity interest by our percentage of the equity of that system we own. When we refer to information as "consolidated," we mean that the figures that we present are the sum of those for all systems we consolidate in accordance with applicable generally accepted accounting principles. All references in the prospectus to "guilders" and "NLG" are to Dutch guilders and all references to "dollars" and "$" are to United States dollars. We have calculated all conversions in this prospectus between dollars and Dutch guilders on the basis of June 30, 1999 exchange rates except
(1) for conversion of purchase prices of closed acquisitions, for which we have used the actual exchange rate on the date of closing and (2) as otherwise indicated.

                 General Information About Us and Our Business

 Overview

   We own and operate broadband communications networks in 12 countries in Europe and in Israel. We provide communications services in many European countries through our three business lines: cable television, telephone and Internet/data services. Our subscriber base is one of the largest of any group of broadband communications networks operated across Europe.

   Our Western European systems are located in Austria, Belgium, France, The Netherlands, Norway and Sweden. These systems are located in the capital cities of Vienna, Brussels, Amsterdam, Oslo and Stockholm, as well as suburban Paris. Our Central and Eastern European systems are located in the Czech Republic, Hungary, Poland, Romania and the Slovak Republic. These operations are located in the capital cities of Prague, Budapest, Warsaw, Bucharest and Bratislava. We also have operations in distinct regions in the Czech Republic, Romania, and the Slovak Republic and, in the case of Poland, in eight regional clusters centered around eight of the ten major cities. We also have systems in Israel and Malta located in and around the cities of Tel Aviv and Valletta.

   We intend to continue to increase our presence in the European market through acquisitions as the European telecommunications market consolidates, and to implement our branded package of video, voice and Internet/data product offerings in systems we acquire. In February 1999, we completed our initial public offering and, as of October 18, 1999, our equity market capitalization was approximately NLG16.7 billion ($8.3 billion).

   Our existing operating companies consist primarily of highly penetrated, mature, broadband systems that generate stable cash flow. As of June 30, 1999, our average aggregate cable television subscriber penetration rate was 72.4%. Our average monthly cable television subscriber churn during 1998 was less than 1% for our basic video services. Some of our key operating statistics as of June 30, 1999 are as follows:

  . On an aggregate basis, our systems had about 6.4 million homes in their service areas. Of these, approximately 5.3 million homes were passed by the cable in our network and thus were capable of receiving our video services. About 3.8 million of these homes, or approximately 72.4% of the homes passed, subscribed to our basic video services.

  . Adjusted for the completion of all of our new acquisitions, on an aggregate basis, our systems would have had 10.7 million homes in their license areas, 8.6 million of which were passed by our networks. About
    5.6 million of these homes, or approximately 65.2% of the homes passed, would have subscribed to our basic video services.

  . On a proportionate basis, 3.2 million subscribers, or 72.1% of the homes passed, subscribe to our basic video services. Adjusted for completion of all of our new acquisitions, on a proportionate basis, our systems would have had 5.2 million subscribers to our basic video services, or 65.3% of the homes passed.

   We have undertaken a significant upgrade of our cable television infrastructure, beginning in 1994 with our Western European systems. When we upgrade, we replace parts of the coaxial cable with fiber optic lines and upgrade the remaining coaxial cable to increase transmission speed and enable signals to be sent both to and from the subscriber's home. This upgrading enables us to provide digital video, telephone and Internet/data services. As of June 30, 1999, the upgraded parts of our existing networks in Austria, Belgium, France, Norway and The Netherlands passed about 66.7% of the 3.1 million homes passed by those networks and we anticipate that, by the end of 1999, upgraded systems will pass 87% of homes in those service areas. We have also begun to upgrade our Central and Eastern European systems. As of June 30, 1999, on an aggregate basis, our existing systems had approximately 29,875 cable telephone lines and approximately 52,675 high speed Internet access subscribers. By July 31, 1999, our existing systems had about 5,233 kilometers of high capacity active fiber optic infrastructure. We also had more than 36,823 kilometers of coaxial distribution cable. About 21,924 kilometers of this coaxial cable has been upgraded.

   Our large existing customer base, combined with our upgraded network, provides us with an opportunity to add to our cash flow by selling additional services, such as enhanced video, telephone and Internet/data services, to our existing cable subscribers. Once the network upgrade is complete, these additional services can be added at a relatively low incremental cost. During the six months ended June 30, 1999, we increased the number of cable telephone and Internet access subscribers by approximately 24,250 and 28,325, respectively, which represent 62.7% and 116.4% increases from December 31, 1998, respectively.

   In addition to the intrinsic growth of our existing systems, we have expanded our coverage by selectively acquiring cable television and telecommunications systems and by increasing our ownership percentage in some systems. Since our initial public offering in February 1999, we acquired or agreed to acquire 10 systems in Europe that pass a total of 5.5 million homes with a total of 3.7 million subscribers, plus an additional 146,095 direct-to-home ("DTH") subscribers in Poland, as of June 30, 1999. For example, we recently acquired @Entertainment, Inc., which owns and operates cable television and DTH systems in Poland, and the remaining 50% interest in A2000, our Amsterdam system. Our strategy also has included disposing of some minority ownership interests where we could not acquire control. Our continuing program of acquisitions and consolidation allows us to upgrade and improve our current services, to achieve substantial economies of scale and to implement our branded package of video, voice and Internet/data product offerings.

 New Business Lines

   We believe the European telecommunications market offers significant growth opportunities. Most European Union member countries and Norway had opened their telephone industries to competition by January 1, 1998. This liberalization means that new providers like our company can offer telephone and other telecommunications services in addition to core broadband, cable-based video services. As a result of these regulatory changes and technological advances, a single cable connection to the home or business can deliver video, telephone and Internet/data services. We can now offer all three services as an integrated package in those Western European markets where we have upgraded our network. We believe that our upgraded networks, combined with our ability to leverage our existing subscriber base, give us a considerable advantage over existing fixed line operators and over other new market entrants.

   We offer local telephone services under the brand name Priority Telecom in our Austrian, Dutch, French and Norwegian systems. A2000 has offered cable telephone services since July 1997. By June 30, 1999, A2000 served approximately 29,875 lines (including business lines) covering approximately 26,050 cable telephone subscribers. We launched cable telephone services in Vienna in February 1999, in suburban Paris in March 1999, in Oslo in April 1999, and in The Netherlands in Arnhem in May 1999 and in Apeldoorn and Eindhoven in June 1999.

   Under our chello broadband brand name, we have introduced a portal service giving high speed access to the Internet through cable modems. Cable modem technology can provide Internet access at speeds significantly faster than traditional modems that use telephone lines. Through our chello broadband portal, we see significant opportunities to increase revenues through the offering of content, e-commerce and advertising.

   We believe that we can further increase the attractiveness of our video service offerings by providing additional programming content on our video and Internet services. We intend to enhance the quality of our content through development of our own existing programming businesses and through acquisition of interests in other programming businesses. We already are pursuing this strategy through UPC tv, which launched two channels in April 1999 and plans to launch three more by the end of 1999 (see "Business--UPC Video Services: Video Distribution and Programming--Continue to Develop Programming Business"). In February 1999, we acquired from our majority shareholder, UnitedGlobalCom, Inc. ("United"), a 33.5% interest in Iberian Programming Services, Inc. ("IPS"), a group of programming entities focusing on the Spanish- and Portuguese-speaking markets. We increased our interest in IPS to 50% in May 1999. In addition, through our acquisition of @Entertainment, we acquired a programming business in Poland. We also recently purchased a strategic interest in another programming business, SBS Broadcasting S.A. ("SBS"), which is chartered in Luxembourg and primarily operates in Sweden and in eight other countries in Europe.

 New Acquisitions Since Our Initial Public Offering

   We have made or agreed to make the following acquisitions since our initial public offering in February 1999. Our acquisitions of Kabel Plus and Monor are subject to a number of significant closing conditions, including regulatory approvals, that may not be satisfied. Our acquisitions of Kabel Plus and Monor may not, therefore, close. See "Risk Factors--Our acquisitions strategy involves significant risks" and "Business--Operating Companies."

                                                             Video
                                                          Subscribers        Actual
                         Ownership                        at June 30,    (Scheduled(*))
        Company          Interest          Location          1999         Closing Date
        -------          ---------    ------------------- ----------- --------------------
Operating Systems:
  UTH...................     49%      The Netherlands       874,425   February 1999
  GelreVision...........    100%      The Netherlands       132,000   June 1999
  A2000.................     50%(/1/) The Netherlands       532,275   September 1999
  RCF...................   95.7%      France                 74,275   June 1999
  Time Warner Cable
   France...............    100%      France                 74,125   August 1999
  Videopole.............    100%      France                141,175   August 1999
  Stjarn................    100%      Sweden                241,575   July 1999
  @Entertainment........    100%      Poland                966,750   August 1999
                                                           +146,095
                                                           DTH
                                                          subscribers
  SKT (now UPC
   Slovensko)...........    100%      Slovak Republic       157,675   June 1999
  Kabel Plus............   94.6%      Czech Republic        359,000   Fourth Quarter 1999*
                                      Slovak Republic
  Monor.................   47.5%(/2/) Hungary                31,675   December 1999*
Programming Companies:
  IPS...................     50%      Spanish- and              n/a   February/May 1999
                                      Portuguese-speaking
                                      markets
  SBS...................   13.3%      Scandinavia and           n/a   July/August 1999
                                      Eastern Europe

-------
(1) We acquired the 50% of A2000 that we did not already own.
(2) We have agreed to acquire an additional 47.5% of Monor.

 Joint Venture with Microsoft and Liberty Media

   In September 1999, we agreed to form a joint venture with Microsoft and Liberty Media Corporation. We will contribute the 2.8 million Class A shares of United that we own and the other parties will contribute 4.9 million Class B shares of United. We will have a 50% interest in the new joint venture and Liberty and Microsoft will share the other 50% and a $287.0 million redeemable preferred interest in the joint venture to balance out the parties' ownership interests. We, together with Liberty and Microsoft, will evaluate content and distribution opportunities in Europe. Liberty holds interests in a broad range of video programming, communications, technology and Internet businesses in the United States, Europe, South America and Asia. In addition to expanding our programming and distribution opportunities, the joint venture will further strengthen our technological services relationship with Microsoft.

   The joint venture will hold approximately 14.5% of United's common stock on a fully diluted basis. The joint venture and its members will be bound by voting and standstill agreements with United and certain of its controlling shareholders.

 Historical Growth

    Most of our operating systems have provided video services for a long time. These systems have grown significantly over the past few years, both in terms of the number of subscribers and revenues. We have grown by developing our existing systems and strategically acquiring cable television systems. The operating information in the tables below demonstrates this growth.

    The first table shows aggregate operating data for all of the systems in which we have an interest. The second table presents proportionate operating data for our operating companies. The fifth column in each table shows the data as of June 30, 1999, as adjusted for our new acquisitions.

                                                                            As Adjusted
                                                                              for New
                                               Historical                   Acquisitions
                              -------------------------------------------- --------------
                                   As of December 31,
                              ----------------------------- As of June 30, As of June 30,
                                1996      1997      1998         1999           1999
                              --------- --------- --------- -------------- --------------
Aggregate Operating Data
  Homes in our service
   areas....................  4,007,760 4,134,656 5,645,738   6,388,734      10,720,461
  Homes passed by cable in
   our networks.............  3,254,865 3,553,756 4,664,345   5,284,048       8,585,983
  Homes passed by two-way
   cable....................        --    966,510 1,932,922   2,475,195       2,712,434
  Basic video subscribers...  2,061,197 2,311,708 3,414,820   3,823,687       5,607,318(/1/)
  Telephone subscribers.....        --      3,255    38,686      62,954          63,754
  Internet/data subscrib-
   ers......................        --      2,037    24,338      52,677          53,387
                                                                            As Adjusted
                                                                              for New
                                               Historical                   Acquisitions
                              -------------------------------------------- --------------
                                   As of December 31,
                              ----------------------------- As of June 30, As of June 30,
                                1996      1997      1998         1999           1999
                              --------- --------- --------- -------------- --------------
Proportionate Operating Data
  Homes in our service
   areas....................  2,650,156 2,870,982 4,037,037   5,371,767       9,942,677
  Homes passed by cable in
   our networks.............  2,088,108 2,351,539 3,193,000   4,370,318       7,926,153
  Homes passed by two-way
   cable....................        --    539,546 1,187,634   2,048,175       2,478,425
  Basic video subscribers...  1,321,004 1,514,606 2,200,251   3,151,676       5,181,471
  Telephone subscribers.....        --      1,628    15,111      49,532          63,322
  Internet/data subscrib-
   ers......................        --      1,735    15,956      44,370          52,291

--------
(1) Excludes 146,095 DTH subscribers in Poland.

                      Summary Operating and Financial Data

   In the tables below, the "UPC Ownership Interest" column shows the percentage we own of the operating systems or programming companies in which we have an interest, assuming consummation of the acquisition of Kabel Plus, which has not closed. The remaining columns show aggregate operating data and historical financial information for these systems or programming companies. The information for our systems in France, the Czech Republic, Romania and the Slovak Republic has been adjusted to take account of ownership percentages of multiple systems. The adjusted financial information for the six months ended June 30, 1999 has been translated at the relevant exchange rate as of June 30, 1999.

                                                                                              Adjusted Financial
                                                                                              Information For the
                                                                                                  Six Months
                                                      Aggregate Operating Data                       Ended
                                                        as of June 30, 1999                      June 30, 1999
                                       ------------------------------------------------------ --------------------
                                         Homes
                              UPC        in our              Two-Way     Basic       Basic
                           Ownership    Service     Homes     Homes      Video       Video               Adjusted
                           Interest       Area     Passed    Passed   Subscribers Penetration Revenue   EBITDA(2)
                          -----------  ---------- --------- --------- ----------- ----------- --------- ----------
                                                                                                  (unaudited)
                                                                                               (Dutch guilders,
Western European Systems                                                                         in thousands)
Austria.................         95.0%  1,078,980   905,430   685,520    461,018     50.9%       99,214     37,231
Belgium.................        100.0%    133,060   133,060   116,804    125,786     94.5%       18,210      2,774
France..................    95.7-99.6%  1,265,727   878,038   237,640    323,473     36.8%       57,394     (6,159)
The Netherlands.........        100.0%  1,712,920 1,645,140 1,184,336  1,538,756     93.5%      216,241     64,687
Norway..................        100.0%    529,900   465,951    30,022    323,265     69.4%       49,748     12,014
Sweden..................        100.0%    770,000   421,600    84,000    241,573     57.3%       33,422      6,743
                                       ---------- --------- ---------  ---------              --------- ----------
 Subtotal...............                5,490,587 4,449,219 2,338,322  3,013,871     67.7%      474,229    117,290
Other Systems
Israel..................         46.6%    610,500   592,326   373,312    410,380     69.3%      170,899     88,271
Malta...................         50.0%    179,000   166,415       --      73,051     43.9%       16,196      6,864
                                       ---------- --------- ---------  ---------              --------- ----------
 Subtotal...............                  789,500   758,741   373,312    483,431     63.7%      187,095     95,135
Central and Eastern
 European Systems
Poland(1)...............          100%  1,950,000 1,669,384       --     966,767     57.9%       80,866   (114,344)
Hungary:
 UPC Magyarorszag.......         79.3%    901,500   550,423       --     449,337     81.6%       34,984     11,263
 Monor..................         47.5%     85,000    70,061       --      31,686     45.2%       20,460     13,253
Czech Republic..........  94.6%-100.0%    979,531   777,586       800    414,649     53.3%       30,675      4,359
Romania.................  51.0%-100.0%    180,000    99,274       --      61,944     62.4%        2,498      1,044
Slovak Republic.........  95.0%-100.0%    344,343   211,295       --     185,633     87.9%        6,710      3,076
                                       ---------- --------- ---------  ---------              --------- ----------
 Subtotal...............                4,440,374 3,378,023       800  2,110,016     62.5%      176,193    (81,349)
 Total on an aggregate
  basis.................               10,720,461 8,585,983 2,712,434  5,607,318     65.3%      837,517    131,076
                                       ========== ========= =========  =========              ========= ==========
 Total on a
  proportionate basis...                9,942,677 7,926,153 2,478,425  5,181,479     65.4%      712,468     68,917
                                       ========== ========= =========  =========              ========= ==========

-------------------
(1) Excluding 146,095 DTH subscribers.
(2) Excludes costs sustained at the parent level. See "Unaudited Pro Forma Condensed Consolidated Financial Data."

                                                                   Adjusted
                                                    Adjusted      for the Six
                                                      as of       Months Ended
                                                  June 30, 1999  June 30, 1999
                                                  ------------- ----------------
                                                       UPC
                                                    Ownership           Adjusted
                                                    Interest    Revenue  EBITDA
                                                  ------------- ------- --------
                                                                  (unaudited)
                                                                (Dutch guilders,
Programming                                                      in thousands)
Tara (United Kingdom)............................     80.0%         862  (4,958)
IPS (Spain and Portugal).........................     50.0%      28,309  12,361
SBS..............................................     13.3%     396,349  14,124
                                                                -------  ------
Total on a proportionate basis...................                67,559   4,093
                                                                =======  ======

   We have presented "Adjusted EBITDA" statistics in the table above and elsewhere in this prospectus. The term "Adjusted EBITDA" represents earnings before:
  . net interest expense,
  . income tax expense,
  . depreciation,
  . amortization,
  . stock-based compensation charges,
  . minority interest,
  . share in results of affiliated companies (net), . currency exchange gains (losses), and . other non-operating income (expense) items.

   Industry analysts generally consider Adjusted EBITDA to be a helpful way to measure the performance of cable television operations and communications companies like us. We believe Adjusted EBITDA helps investors to assess the cash flow from our operations from period to period and thus to value our business. Adjusted EBITDA should not, however, be considered a replacement for net income, cash flows or for any other measure of performance or liquidity under generally accepted accounting principles, or as an indicator of a company's operating performance. We are not free to use the cash represented by our Adjusted EBITDA as we please. Several of our consolidated operating companies are restricted by the terms of their debt arrangements. Each company has its own operating expenses and capital expenditure requirements, which can limit our use of cash. Our presentation of Adjusted EBITDA may not be comparable to statistics with a similar name reported by other companies. Not all companies and analysts calculate Adjusted EBITDA in the same manner.

                            Strategic Relationships

   United currently owns approximately 61.2% of our outstanding ordinary shares
A. Following this offering, United will own approximately 55.5% of our ordinary shares A. Because we are a strategic holding of United, United is likely to continue to control us for the foreseeable future. United is a leading provider of video, voice and Internet/data services in Europe (through us), the Asia/Pacific region and Latin America. At June 30, 1999, on an aggregate basis, United's systems passed 10.1 million homes and served 4.8 million basic video subscribers. Measured by the percentage it holds of its operating systems, United's systems passed 7.0 million homes and served 2.8 million subscribers. United's Class A common shares are traded on the Nasdaq National Market System under the symbol "UCOMA." As of October 18, 1999, United had an equity market capitalization of approximately $3.1 billion (NLG6.3 billion).

   In our initial public offering, Microsoft Corporation purchased approximately 10.2 million, or 7.8% of our ordinary shares A. In January 1999, we signed a letter of intent with Microsoft to establish a technical services relationship and agreed to set up a series of joint projects to deliver Internet, non-traditional telephone and other interactive video and general services to digital cable set-top devices, personal computers and other devices within and beyond our service areas. We and Microsoft would also be preferred suppliers to one another, with Microsoft having the first opportunity to license technologies to us. As part of this technology relationship, we have agreed to grant Microsoft warrants to purchase up to 3.8 million of our ordinary shares A. Microsoft also has the right to acquire 10% of chello broadband N.V. See "Certain Transactions and Relationships--Relationship with Microsoft."

                        Our Address and Telephone Number

   Our office address is Fred. Roeskestraat 123, 1076 EE Amsterdam, The Netherlands. Our telephone number is +31 20 778 9840.

                                  The Offering

   The information throughout this prospectus assumes that the underwriters do not exercise their option to purchase up to an additional 1,500,000 ordinary shares in this offering.

The Offering............    13,500,000 ordinary shares A

Shares Outstanding......    After this offering, we will have the following
                            shares issued and outstanding:

                               143,701,499 ordinary shares A (nominal value
                               (Euro)2.00)

                               100 priority shares (nominal value (Euro)2.00)

                            Priority shares have special approval and other rights.

Use of Proceeds.........
                            We intend to use the proceeds from this offering, together with proceeds from our senior note offering in July 1999, as a portion of the funds required to finance our new acquisitions. We also plan to use approximately $6.5 million (NLG13.9 million) of the proceeds to repay indebtedness and interest we owe United. We plan to use the remainder of the proceeds for general corporate purposes and other new acquisitions.

Listing/Trading             ADSs on Nasdaq: "UPCOY"
Symbols.................    Ordinary shares A on the Stock Market of Amsterdam
                            Exchanges: "UPC"

Risk Factors............    You should review the "Risk Factors" section for a
                            discussion of certain factors about us, the industries in which we operate and this offering that you should consider before buying our ordinary shares A or ADSs.

Payment and Delivery....    The underwriters expect to deliver the ADSs
                            against payment in U.S. dollars through The
                            Depository Trust Company's book-entry facilities and to deliver the ordinary shares A against payment in euros through the book-entry facilities of the Dutch clearing house, which is called
                            NECIGEF, Euroclear and Cedelbank on or about
                            October 25, 1999.

Security Codes..........    Ordinary shares A:

                            .Stock Market of Amsterdam Exchanges: 38906
                            .ISIN:                          NL0000389062
                            .Common Code:                   10107679

                            ADSs:

                            .CUSIP:                         911300-20-0
                            .ISIN:                          US9113002003

         Summary Historical Consolidated Financial Data of the Company

   The financial data in the tables below for the years ended December 31, 1996, 1997 and 1998 and as of December 31, 1998 is derived from our audited consolidated financial statements contained elsewhere in this prospectus. The financial information for the six months ended June 30, 1998 and 1999 and as of June 30, 1999 comes from our unaudited financial statements contained elsewhere in this prospectus. As a result of United's acquisition in December 1997 of the 50% of us owned by Philips Electronics N.V. and the associated push-down of United's basis on December 11, 1997, financial information as of and subsequent to December 31, 1997 is presented on a "post-acquisition" basis. For more information about these accounting changes, see note 1 to the audited consolidated financial statements at the back of this prospectus.

                                                           Six Months Ended
                             Year Ended December 31,           June 30,
                            ----------------------------  --------------------
                              1996      1997      1998      1998       1999
                            --------  --------  --------  --------  ----------
                                                              (unaudited)
                              (Dutch guilders, in thousands, except per
                                             share data)
Statement of Operations
 Data:
Service and other revenue
 Cable television.........   240,746   320,440   377,817   184,578     289,178
 Telephone................       --        --        531       375      22,866
 Internet/data............       --        764     9,465     3,069      15,764
 Programming and other....     4,433    16,051    21,157     7,248       4,146
                            --------  --------  --------  --------  ----------
Total service and other
 revenue..................   245,179   337,255   408,970   195,270     331,954
Operating expense.........   (82,439) (118,508) (138,459)  (66,111)   (151,090)
Selling, general &
 administrative expense...   (81,176) (119,067) (481,703)  (62,374)   (265,138)
Depreciation and
 amortization.............   (79,832) (132,888) (187,646)  (94,953)   (148,404)
                            --------  --------  --------  --------  ----------
Net operating income
 (loss)...................     1,732   (33,208) (398,838)  (28,168)   (232,678)
                            --------  --------  --------  --------  ----------
Net loss before income
 taxes and other items....   (55,186) (157,385) (499,336)  (82,540)   (269,235)
                            --------  --------  --------  --------  ----------
Net loss..................   (88,615) (181,042) (563,221) (111,323)   (301,170)
                            ========  ========  ========  ========  ==========
Basic diluted loss per
 ordinary share...........     (0.96)    (1.98)    (6.80)    (1.34)      (2.60)
                            ========  ========  ========  ========  ==========
Weighted-average number of
 ordinary shares
 outstanding..............    92,063    91,533    82,869    82,864     115,955
Other Data:
Adjusted EBITDA:
 Cable television.........    99,405   132,565   168,805    87,305     129,865
 Telephony................       --        --    (11,568)   (1,127)    (28,043)
 Internet/data............       --        385   (24,859)   (5,506)    (51,416)
 Programming and other....   (17,841)  (28,452)  (20,943)  (13,481)    (34,494)
                            --------  --------  --------  --------  ----------
Total Adjusted EBITDA.....    81,564   104,498   111,435    67,191      15,912
                            ========  ========  ========  ========  ==========
Capital expenditure.......   106,647   145,630   281,678    97,545     315,377
Cash flows from operating
 activities...............    42,530   132,433    73,000    50,713     (61,787)
Cash flows from investing
 activities...............    (6,394) (402,340) (613,347) (279,526) (1,215,716)
Cash flows from financing
 activities...............  (116,756)  326,482   471,913   191,747   1,693,697

                                   As of December 31, 1998 As of June 30, 1999
                                   ----------------------- -------------------
                                                               (unaudited)
                                         (Dutch guilders, in thousands)
Balance Sheet Data:
Property, plant and equipment.....          602,997             1,930,525
Intangible assets.................          680,032             1,603,904
Total assets......................        2,067,779             5,214,963
Short-term and long-term debt.....        1,526,602             1,514,694
Total liabilities.................        2,116,019             1,988,097
Total shareholders' equity
 (deficit)........................          (74,174)            3,200,137

   In the above table, we have calculated Adjusted EBITDA as follows:

                                        Year Ended          Six Months Ended
                                       December 31,             June 30,
                                  ------------------------  -----------------
                                   1996   1997      1998     1998      1999
                                  ------ -------  --------  -------  --------
                                                              (unaudited)
                                       (Dutch guilders, in thousands)
Net operating income/(loss)......  1,732 (33,208) (398,838) (28,168) (232,678)
Add Back:
Depreciation and amortization.... 79,832 132,888   187,646   94,953   148,404
Compensation expense related to
 stock options...................    --    4,818   322,627      406   100,186
                                  ------ -------  --------  -------  --------
Adjusted EBITDA.................. 81,564 104,498   111,435   67,191    15,912
                                  ====== =======  ========  =======  ========

    Summary Unaudited Pro Forma Condensed Consolidated Financial Data of the
                                    Company

   The three tables that follow show our unaudited condensed consolidated financial data, pro forma for (1) the UTH, @Entertainment, A2000, Stjarn and SBS acquisitions, (2) the pending acquisition of Kabel Plus, and (3) the offering of our senior notes completed in July 1999. The information in the Balance Sheet Data table is given as of June 30, 1999. The information in these tables comes from pro forma financial statements contained later in this prospectus.

                                               Year Ended     Six Months Ended
                                            December 31, 1998  June 30, 1999
                                            ----------------- ----------------
                                                       (unaudited)
                                              (Dutch guilders, in thousands)
Statement of Operations Data:
Service and other revenue
 Cable television..........................       833,986          471,496
 Telephone.................................        46,227           40,550
 Internet/data.............................        15,098           21,968
 DTH, Programming and other................        57,728           32,979
                                               ----------         --------
 Total service and other revenue...........       953,039          566,993
Operating expenses.........................      (397,026)        (330,808)
Selling, general and administrative
 expense...................................      (796,490)        (396,837)
Depreciation and amortization..............      (636,425)        (354,871)
Net operating income/(loss) ...............      (876,902)        (515,523)
Net loss before income taxes and other
 items.....................................    (1,380,484)        (910,598)
Net loss...................................    (1,417,943)        (924,422)
Other Data:
Adjusted EBITDA............................        82,152          (59,023)

                                                             As of June 30, 1999
                                                             -------------------
                                                                 (unaudited)
                                                             (Dutch guilders, in
Balance Sheet Data:                                              thousands)
Property, plant and equipment...............................      2,972,576
Goodwill and other intangibles..............................      5,324,546
Total assets................................................     10,313,838
Short-term and long-term debt...............................      6,379,170
Total liabilities...........................................      7,079,716
Total shareholders' equity..................................      3,200,137

                                  RISK FACTORS

    You should consider carefully the following risk factors, as well as the other information in this prospectus before buying our shares. The multi-channel television, telephone and Internet/data service industries are changing rapidly. Therefore, the forward-looking statements and statements of expectations, plans and intent in this prospectus are subject to a greater degree of risk than similar statements regarding certain other industries.

We expect to continue to make net losses for the next five to ten years

    We have experienced net losses every year since we started business in July 1995. Through June 30, 1999, we had recognized cumulative losses of approximately NLG1,182.9 million, excluding the NLG154.7 million in losses allocated to a former shareholder, Philips, through December 11, 1997. New lines of business, in particular, generally have negative cash flow. We expect negative cash flow from the new business ventures to increase as these operations expand. We expect to incur net losses for at least the next five to ten years. Continuing net losses will increase our capital needs.

Our high level of debt and limitations on our capacity to borrow and invest could slow down growth in subscribers and revenue

    We are highly leveraged. Our high level of debt and limitations on our capacity to borrow and invest reduce our financial flexibility. This could reduce the amount of money available to develop our businesses and result in slower growth in subscribers and revenues than we plan. On a pro forma basis, including our July 1999 offering of senior notes, our completed new acquisitions and the completion of our acquisition of Kabel Plus, as of June 30, 1999, we would have owed NLG6.4 billion in consolidated debt. Although no assurance can be given, we currently anticipate incurring a significant amount of additional debt in the very near future. See "Capitalization." Many of our unconsolidated subsidiaries and affiliates also have long- and short-term debt.

    The terms of many of our debt facilities limit our borrowing capacity. They also limit our ability to invest in some of our subsidiaries and limit certain transactions between subsidiaries.

    As a subsidiary of United, we are restricted by the terms of United's debt instruments. We have agreed with United not to take any action that would result in a breach of these terms. This limits our ability to incur more debt and issue certain preferred stock. Our freedom to invest in entities that we do not control is also limited. Even if we do not cause a breach of the terms of United's debt securities, a breach that is caused by United or one of its other subsidiaries could still restrict us from incurring more debt or taking other actions.

    For more detailed information about our level of debt and restrictions on our ability to borrow, see "UPC Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Our acquisitions strategy involves significant risks

    A key element of our growth strategy is to continue to acquire systems, and to increase the percentage we own in some systems in order to expand our coverage and implement our branded package of video, voice and Internet/data offerings. We are often and currently are engaged in discussions or negotiations regarding the acquisition of businesses and systems, some potentially significant in relation to our size. Our pending new acquisitions, as well as future acquisitions, will be accompanied by risks such as:

  . Difficulty of identifying appropriate acquisitions. Our growth may suffer if we are not able to identify and acquire cable/telephone systems that are either near our existing networks or are large enough to serve as the basis for expanded operations.

  . Difficulties in completing acquisitions. We may not be able to satisfy conditions that sellers of networks may demand in order to close acquisitions. In addition, there may be significant legal and contractual issues in connection with acquisitions, such as change of control provisions in licenses and agreements, that could delay or prevent completion. Regulatory bodies may impose adverse conditions on the completion of our acquisitions. At the time of closing any new acquisition, we may waive conditions to closing, either because we believe that the condition will be satisfied in the future or because we believe an unsatisfactory resolution would not materially adversely affect us and our subsidiaries as a whole. There is a risk that our beliefs in some of these instances will prove to be incorrect.

  . Entry into new markets. If we consummate acquisitions in markets in which we have not previously operated, we will have no prior experience in dealing with local regulators or with local market conditions.

We may not be able to raise sufficient capital to fund our acquisitions strategy

    We will need to raise more capital in the future to fund our acquisitions strategy. We may raise further capital by selling assets, issuing debt or equity or borrowing funds. We are not sure whether we will be able to raise capital through any of these or other methods. If we cannot raise capital, we may not be able to grow by acquiring systems as we intend. In addition, our acquisitions strategy exposes us to the risk of unanticipated expenditures. For example, although we normally negotiate customary warranty protection when acquiring new systems, we may be liable for undisclosed liabilities, or we may have to incur greater capital expenditures than we intended, in relation to a particular acquisition.

We cannot be certain that we will be successful in integrating acquired businesses with our existing businesses

    Our success depends, in part, upon the successful integration of our new acquisitions and any future acquisitions we make. Although we believe that the consummation of our new acquisitions will result in significant benefits and synergies, the integration of these businesses will also present significant challenges, including:

  . realizing economies of scale in interconnection, programming and network operations, and eliminating duplicate overheads; and

  . integrating networks, financial systems and operational systems.

  We cannot assure you, with respect to either our new acquisitions or future acquisitions, that we:

  . will realize any anticipated benefits; or

  . will successfully integrate any acquired business with our existing operations.

Failure to raise necessary capital could restrict the development of our network and the introduction of new services

    The video, telephone and Internet/data business is capital intensive because it requires extensive telecommunications infrastructure, equipment and labor. We may not have access to sufficient capital to remain competitive. Lack of capital could harm our business. If we are unable to raise significant capital in the future, we may not be able to execute our business plan, including building a digital distribution platform.

    Many of our operating companies are expanding and upgrading their networks to offer new services. Technological change may make further upgrades necessary if our operating companies are to compete effectively in their markets. Our financial resources, even with the proceeds from this offering, may not be enough for our capital needs. Also, we expect that equipment vendors will finance a good part of the cost of the equipment for our new services. This vendor financing is not yet in place. We may not be able to secure vendor financing on satisfactory terms or at all. Failure to upgrade our operating systems or make other planned capital expenditures could harm our operations and competitive position. We have budgeted NLG863.7 million for capital expenditures in 1999 for our consolidated companies and NLG1.6 billion pro forma for our new acquisitions. During the period 2000-2010, we currently must repay or refinance over NLG1.51 billion of indebtedness existing as of June 30, 1999 and NLG3.2 billion in principal amount of our senior notes offered in July 1999. Although no assurance can be given, we currently anticipate incurring a significant amount of debt in the very near future. We anticipate that such debt financing would be required to be repaid prior to 2010. See "UPC Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Sources of Capital."

Our recent acquisition of @Entertainment exposes us to a number of risks

   As a result of our acquisition of @Entertainment, we became subject to a number of risks, including:

  . Possible termination of conduit agreements. As of June 30, 1999, about
    76.8% of @Entertainment's cable plant was constructed using pre-existing conduits of the Polish national telephone company ("TPSA"). A substantial portion of @Entertainment's contracts with TPSA permit termination by TPSA without penalty at any time either immediately upon the occurrence of certain conditions or upon provision of three to six months' notice without cause. If TPSA terminated @Entertainment's access to these conduits, @Entertainment might not be able to replace or locate a substitute for the conduits. In addition, @Entertainment would incur significant costs if it were forced to build its own conduits. As of June 30, 1999, TPSA was legally entitled to terminate conduit agreements covering approximately 4% of @Entertainment's subscribers as a result of @Entertainment's failure to comply with certain terms of its conduit agreements with TPSA. Any termination by TPSA of these contracts could result in the loss of @Entertainment's permits, the termination of its agreements with Polish cooperative authorities and programmers and an inability to service customers in affected areas. In addition, some conduit agreements with TPSA provide that cables can be installed in the conduits only for the use of cable television. If @Entertainment uses the cables for a purpose other than cable television, such as data transmission, telephone, or Internet access, such use could be considered a violation of the terms of certain conduit agreements, unless this use is expressly authorized by TPSA. There is no guarantee that TPSA would give its approval to permit other uses of the conduits.

  . Compliance with foreign ownership and change of control rules. Under the Polish Communications Act of 1990 (the "Polish Telecommunications Act"), permits for cable television operators may be issued only to residents in Poland or companies in which foreign persons do not hold more than 49% of the share capital and voting rights, and in which the majority of members of the governing bodies are Polish citizens residing in Poland. @Entertainment believes that the current ownership structure of PTK Operator Sp. z o.o., its licensee company, is in material compliance with Polish foreign ownership rules. However, certain aspects of this structure have not been tested for compliance with Polish foreign ownership rules in Polish administrative or court proceedings, and there can be no assurance that such structure will not be challenged by Polish telecommunications regulatory authorities. If such ownership structure was found to be in breach of Polish foreign ownership rules, this could result in the cancellation of @Entertainment's permits and the imposition of monetary penalties. In addition, under the Polish Telecommunications Act, @Entertainment's permits could be revoked or limited in scope upon a direct or indirect change of control of PTK Operator Sp.z o.o. The Telecommunications Act does not define what constitutes a direct or indirect change of control. There is a risk that our acquisition of @Entertainment constituted an indirect change of control of PTK Operator Sp.z o.o.

  . Operating without necessary permits. @Entertainment is currently operating in certain areas without the permits necessary for the construction and operation of a cable television network issued by the Polish State Agency for Radio Communications (the "PAR"). Failure to obtain these permits could lead to governmental orders requiring @Entertainment to stop operating in those areas, the imposition of monetary penalties, and forfeiture of our cable networks. In addition, failure to be in compliance with all regulatory laws and licensing requirements could result in @Entertainment being in breach under a number of its operating agreements. In order to obtain new permits from the PAR, @Entertainment must show, among other things, that it is in compliance with Polish foreign ownership restrictions. @Entertainment's operation without requisite permits could impair its ability to obtain new permits in the future, renew current licenses and conduct its business. There can be no assurance that PAR will issue any or all of these permits.

  . Arbitration with Canal+. @Entertainment is engaged in arbitration with Telewizyna Korporacja Partycypacyjna ("TKP"), the company that broadcasts Canal+ Polska, in relation to a letter of intent to form a joint venture for the purpose of creating a joint DTH platform. The arbitration arises from the failure of the parties to reach definitive agreements contemplated by the letter of intent by the date required. As a result of this, @Entertainment terminated the letter of intent. TKP and its shareholders have informed @Entertainment that they believe @Entertainment did not have the right to terminate the letter of intent and that they believe that the failure to reach the definitive agreements resulted from a breach of the letter of intent by @Entertainment. If this arbitration is determined in a manner adverse to @Entertainment, @Entertainment may be liable for damages up to $10.0 million, plus interest and costs.

  . Polish Regulation of the DTH Market. The Polish Radio and Television Act of 1992 (the "Television Act") does not include regulations directly applicable to the broadcasting of programs which are broadcast from abroad and received in Poland. Specifically, there are no Polish regulations in force concerning satellite broadcasting of a program dedicated to a Polish audience where the uplink for the broadcasting of such a program is made by a foreign broadcaster from outside Poland. @Entertainment believes that the Television Act does not apply to such broadcasting from outside Poland and that such activity is not subject to Polish broadcasting requirements. The Polish National Radio and Television Council, which, among other things, regulates the broadcasting operations of broadcasters, has not officially adopted an interpretation of this issue and there have been no court rulings on this issue. If @Entertainment's interpretation were successfully challenged, its DTH broadcasts from outside Poland would be required to comply with the requirements of the Television Act. The Television Act would require a broadcasting license and would impose foreign ownership restrictions. We cannot assure you that @Entertainment would be able to comply with these requirements. In addition, Poland has not currently sought to regulate foreign DTH broadcasters that uplink outside of Poland. There can be no assurances, however, that Poland will not seek to regulate this aspect of the DTH industry.

  . Minority shareholder litigation. In July 1999, certain minority shareholders of a third-tier @Entertainment subsidiary filed a lawsuit naming nine defendants, including @Entertainment and some of its subsidiaries. The plaintiffs collectively own approximately 1.7% of the third-tier subsidiary. The plaintiffs, relying upon a shareholders' agreement, allege various breaches of duty by the defendants. The lawsuit seeks damages in the amount of 1.7% of the amount paid by us for @Entertainment. Minority shareholders who own approximately 6.0% of the third-tier subsidiary have made similar claims but have not filed suit. Based on the damages claimed in the suit that has been filed, the total potential liability against us is approximately 7.7% of the amount we paid for @Entertainment. We cannot assure you that we or @Entertainment will successfully be able to defend against these claims.

  . DTH business risks. @Entertainment's DTH business depends on its ability to broadcast using satellites. Satellites are subject to significant risks that may prevent or impair proper commercial operations, including satellite defects, destruction and damage. If one or more of its transponders fails to operate, @Entertainment would not be able to pre-empt any other transponder customer. @Entertainment does not insure against possible interruption of access to transponders. If Philips Business Electronics B.V. fails to deliver DTH reception systems on schedule, or at all, the development and operation of @Entertainment's DTH service could be interrupted or delayed. The encryption technology used with @Entertainment's DTH system to prevent signal theft or "piracy," may not remain effective. If the encryption technology is compromised in a manner which is not promptly corrected, @Entertainment's business may suffer.

Stjarn relies upon agreements with Stokab

    Our recently acquired system, Stjarn, leases fiber optic cables to link its main headend to over 40 fiber nodes under agreements with Stokab, a city-controlled entity with exclusive rights to lay ducts for cables for communications or broadcast services in the downtown area of the City of Stockholm. The main part of the leased ducting and fiber optic cables is governed by an agreement entered into by Stjarn and Stokab in 1993 which expires in 2019. Stjarn's operations are critically dependent upon these agreements with Stokab. If Stjarn were unable to lease fiber optic cables from Stokab, this would have a material adverse effect on Stjarn's operations.

Adverse regulation of our video services could limit our revenues and growth plans and expose us to various penalties

    In most of our markets, regulation of video services takes the form of price controls and programming content restrictions. Also, in The Netherlands and Austria, local municipalities have contractual rights that restrict our flexibility to increase prices, change programming and introduce new services. In addition, laws in Belgium may require us to obtain special authorization for distributing programming from non-European Union sources (which we are currently distributing without such authorization), and to distribute certain digital multiplexed programming (which we are not distributing). In Israel, our subscription fees and program offerings are restricted by franchise agreements and are subject to review by governmental agencies, including the Restrictive Trade Practices Tribunal. We are subject to pending claims in Israel alleging that we have engaged in certain unlawful acts, including violation of our cable television franchise agreements. In Poland, there are restrictions with respect to rights to install and operate cable television and DTH broadcasting networks by entities in which foreign ownership exceeds certain limits and in which the majority of governing bodies are not Polish citizens residing in Poland. @Entertainment may not be deemed to be in full compliance with these or other restrictions or regulations. These varying restrictions could limit our plans to increase our revenues and expose us to various potential penalties, including monetary fines, discontinuation of certain programming and impairment of our cable and DTH authorizations. See "Regulation." Regulation could also cause us to incur substantial capital and operating costs as well as limit the number of channels we carry, such as in connection with the distribution of high-definition or advanced television services.

Regulation may increase the cost of introducing our new telephone and Internet/data services, subject them to competitive pressures and slow their growth

    Regulation could slow the introduction of our new services and increase their costs. The regulatory regimes in our European markets present some risks. Our operating companies need to obtain and retain licenses and other regulatory approvals for our existing and new services. They may not succeed. In order to offer our new services, our operating companies need to connect their networks to those of the incumbent telecommunications operators. The regulatory regimes in our Western European markets have been designed to help companies like us to obtain fairly priced interconnect arrangements. As we found in Austria, however, the regulatory process can be time-consuming. This may impede our ability to obtain favorable interconnection arrangements on schedule. Problems such as these would delay the introduction or impede the profitability of the new services. Regulators may also impose universal service contribution requirements on our services which would raise our costs.

    The Internet access business has, to date, not been materially restricted by regulation in our markets. The legal and regulatory environment of Internet access and electronic commerce is uncertain, however, and may change. New laws and regulations may be adopted for Internet service offerings. Existing laws may be applied to the new forms of electronic commerce. Uncertainty and new regulation could increase our costs. It could also slow the growth of electronic commerce on the Internet significantly. This could delay growth in demand for our Internet/data services and limit the growth of our revenues. New and existing laws may cover issues such as:

  .    sales and other taxes,
  .    user privacy,
  .    pricing controls,
  .    characteristics and quality of products and services,
  .    consumer protection,
  .    cross-border commerce,
  .    libel and defamation,
  .    copyright and trademark infringement,
  .    pornography and indecency, and
  .    other claims based on the nature and content of Internet materials.

Low demand, competition, unplanned costs and difficulties with interconnection could hinder the profitability of our telephone services

    Our telephone services may not become profitable for a number of reasons. Customer demand could be low, or we may encounter competition and pricing pressure from incumbent and other telecommunications operators. Our network upgrade may cost more than planned. Furthermore, our operating systems need to interconnect their networks with those of the incumbent telecommunications operators in order to provide telephone services. Not all of our systems have interconnection agreements in place, and interconnection agreements have limited duration and may be subject to regulatory and judicial review. We are negotiating interconnection agreements for our planned telephone markets that do not yet have them. This may involve time-consuming negotiations and regulatory proceedings. While incumbent telecommunications operators in the European Union are required by law to provide interconnection, incumbent telecommunications operators may not agree to interconnect on a time scale or on terms that will permit us to offer profitable telephone services. After interconnection agreements are concluded, we remain reliant upon the good faith and cooperation of the other parties to these agreements for reliable interconnection. We are currently involved in a dispute with the Austrian telecommunications operator in the Austrian courts over our interconnection arrangement there.

The complexities of the operating systems we need to develop for our new services could increase their costs and slow their introduction

    We only recently began to offer local telephone and advanced Internet/data services. We may not have planned for or be able to overcome all of the problems in introducing these new services. Our new services may not meet our financial expectations. This would impede our planned revenue growth and harm our financial condition.

    The new services involve many operating complexities. We will need to develop and enhance new services, products and systems, as well as marketing plans to sell the new services. For example, we intend to introduce a comprehensive new billing system to support our new telephone and Internet/data businesses. Until then, however, we plan to employ enhanced versions of our existing customer care and billing systems for these services. Problems with the existing or new systems could delay the introduction of the new services, increase their costs, or slow successful marketing. These complexities and others may cause the new services not to meet our financial expectations. This could impede our planned revenue growth and harm our financial condition.

The success of our new telephone and Internet/data services depends on whether we continue to achieve technological advances

    Technology in the cable television and telecommunications industry is changing very rapidly. These changes influence the demand for our products and services. We need to be able to anticipate these changes and to develop successful new and enhanced products quickly enough for the changing market. This will determine whether we can continue to increase our revenues and the number of our subscribers and be competitive.

    We have introduced new services, including:

  .additional video channels and tiers,
  .pay-per-view services with frequent starting times, which are known as "impulse" pay-per-view,
  .high speed data and Internet access services, and .cable telephone services.

    The technologies used to provide these services are in operation in some of our systems as well as systems of other providers. However, we cannot be sure that demand for our services will develop or be maintained in light of other new technological advances. There could be delays in introducing our new services, such as access to the Internet through cable modems and telephone services. Further, our new services may not operate as intended.

Lack of necessary equipment could delay or impair the expansion of our new services

    If we cannot obtain the equipment needed for our existing and planned services, our operating results and financial condition may be harmed. For example, a customer will need a digital set-top box to access the Internet or receive our other enhanced services through a television set. These boxes are being developed by several suppliers. If there are not enough affordable set-top boxes for subscribers, however, we may have to delay our expansion plans.

Inability to obtain the necessary programming could reduce demand for our services

    Our success depends on obtaining or developing affordable and popular programming for our subscribers. We may not be able to obtain or develop enough competitive programming to meet our needs. This would reduce demand for our video services, limiting their revenues. We rely on other programming suppliers for most of our programming. In some markets, such as in Poland, there is only a limited amount of local language programming available. In those markets, we must repackage other programming in the local language. We plan to commit substantial resources to obtaining and developing new programming. We expect to seek partners for this. We may not, however, find appropriate partners, obtain necessary broadcasting licenses or successfully implement our programming plans. Our programming may be less popular than our competitors' programming. We are contractually restricted from packaging some of our channels together in some of our markets.

European use of the Internet, electronic commerce and other bandwidth intensive applications may not increase as we expect

    Our business plan assumes that Western European use of the Internet, electronic commerce and other bandwidth intensive applications will increase substantially in the next few years, in a manner similar to the increased use in the United States in the past few years. Our business plan assumes a less rapid increase in Eastern Europe. If the use of applications requiring intensive bandwidth does not increase in Europe as anticipated, chello broadband and other services involving managed bandwidth could be materially lower than we currently anticipate. Reduced demand for our services may have a negative effect on our pricing and our financial condition.

Increased competition in video services could reduce our revenues

    The cable television industry in many of our markets is competitive and changing rapidly. Competition could result in the loss of our customers and a decrease in our revenues.

    We expect that competition will increase with new entrants who use multi-channel television technologies different from the technologies our cable systems use. These technologies may include:

  .    services that receive satellite signals at the subscriber's home,
  . private cable systems used by housing associations and multiple unit dwellings, and
  .    "wireless" cable transmitted by low frequency radio.

    We may also face competition from other communications and entertainment media companies. These could include incumbent telecommunications operators and providers of services over the Internet. In some franchise areas, our rights to provide video services are not exclusive. We currently compete with other cable operators and in the future may have to compete with additional cable operators. In Israel, the government-required liquidation of a video programming provider in which we held an interest, which may increase our programming costs. Further, we may be required to provide previously exclusive programming to competing providers of DTH satellite services.

The competitiveness of the telephone services industry will make it difficult for our new telephone service to enter the market

    We will face competition from incumbent telecommunications operators, wireless telephone carriers and other new entrants to the European telephone market. Some of these competitors have more experience in providing telephone services than we have. Some of our competitors can also devote more capital to these services than we can.

    Developing a profitable telephone service will depend, among other things, on whether we can:

  .    attract customers,
  .    maintain competitive prices,
  .    limit loss of customers, and
  . provide high quality customer care and billing services without incurring significant additional costs.

    As part of our strategy to offer integrated telecommunications services, we plan to offer local and long distance telephone services. The long distance telephone business is extremely competitive. Prices for long distance calls have decreased significantly in recent years and we expect them to continue to drop. Increased competition may also push prices down for local telephone services. Regulators may make incumbent telecommunications operators lower their rates or increase their pricing flexibility. Because these are our principal competitors, this could force us to lower our rates to remain competitive.

Growing competition in Internet/data services will make it harder for our Internet/data service to succeed

    The Internet/data services business in Europe is increasingly competitive. This will make it harder for our new Internet/data service to gain a share of the market. At the moment, we compete with companies that provide Internet/data service using traditional, low speed telephone lines, including many incumbent telecommunications operators. We expect chello broadband to face growing competition from Internet service providers that, like it, use higher-speed, higher-capacity cable modems. These could include @Home and Roadrunner, as they move to the European market. We currently compete with other telecommunications service providers, including incumbent telecommunications operators, that use other broadband technologies, such as fiber, microwave, satellite and digital subscriber lines, and we expect such competition to increase in the future.

The loss of key personnel could weaken our technological and operational expertise, delay the introduction of our new business lines and lower the quality of service

    We may not be able to attract and retain key employees. This could hinder the introduction of our new services as planned. There is intense competition for qualified personnel in our industry. Our success and growth strategy depends upon being able to attract and retain key management, technological and operating personnel. Without these, we might make less successful strategic decisions. We would also be less prepared for technological and marketing problems, which could reduce our ability to serve subscribers and lower the quality of our services. As a result, our financial condition could worsen.

Foreign currency exchange rate fluctuations may cause financial losses

    Changes in foreign currency exchange rates can reduce the value of our assets and revenues and increase our liabilities and costs. In general, neither we nor our operating companies try to reduce our exposure to these exchange rate risks by using hedging transactions. We may therefore suffer losses solely as a result of exchange rate currencies. In each country, our operating companies attempt to match costs, revenues, borrowings and repayments in their local currencies. Nonetheless, they have had to pay for a lot of equipment in currencies other than their own. They may continue to be required to do so. On an aggregate basis, as of June 30, 1999, pro forma for all of our new acquisitions and our July 1999 senior note offering, including the swap, about 30.1% of our consolidated debt was denominated in currencies outside of the European Monetary Union. See "UPC Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    At the UPC level, the value of our investment in an operating company outside the euro "zone" is affected by the exchange rate between the euro and the local currency of the operating company.

Computer systems may malfunction and interrupt our operating systems and our services if they do not achieve Year 2000 readiness

    Our cable television, programming, telephone and Internet/data operations are heavily dependent upon computer systems and other technological devices with imbedded chips. Such computer systems and other technological devices may not be capable of accurately recognizing dates beginning on January 1, 2000. This problem could cause miscalculations, resulting in our cable television, telephone and Internet/data systems or programming services malfunctioning or failing to operate. These problems are generally expected to be more significant outside the United States, particularly in Eastern Europe.

    In response to possible Year 2000 problems, the Board of Directors of United established a task force to assess the impact that potential Year 2000 problems may have on company-wide operations, including us and our operating companies, and to implement necessary changes to address such problems. The task force, which includes our staff, external consultants and staff from United, and subcommittees at the operating company levels, has developed a program to minimize Year 2000 problems.

    We intend to include our new acquisitions in our Year 2000 program. We are currently determining whether any of these systems have their own programs in place for Year 2000 compliance and at what level their systems are within our Year 2000 program. We can give no assurance that any or all of our new acquisitions will fit within our Year 2000 program. If we cannot successfully integrate our new acquisitions into our Year 2000 program, our business could be harmed.

    Some of our critical operations depend on other companies and we believe that our largest Year 2000 risk is our dependence upon third-party products. Two significant areas in which our systems depend upon third-party products are programming and telephone interconnections. We do not have the ability to control third parties in their assessment and remediation procedures for potential Year 2000 problems. Should these parties not be prepared for Year 2000, their systems may fail and we would not be able to provide our services to our customers. Notwithstanding these limitations, the task force monitors the websites for all vendors used by us, to the extent applicable, for information on such vendors' Year 2000 programs. To the extent applicable, the task force uses such information to verify Year 2000 compliance and to implement remediation procedures. We also have requested information from various third parties on the state of their Year 2000 compliance programs in an effort to prevent any possible interruptions or failures. To date, responses by programming vendors to such communications have been limited. The responses received state only that the party is working on Year 2000 issues and does not have a definitive position at this time. As a result, we are unable to assess the risk posed by our dependence upon such third parties' systems. Vendors for critical equipment components, such as the headend controllers, have been more responsive, and we believe substantially all of our equipment will be Year 2000 compliant. We cannot, however, give any assurances concerning compliance of equipment because such belief is based on information provided by vendors, which cannot be independently verified, and because of the uncertainties inherent in Year 2000 remediation. We have already considered certain limited contingency plans, including preparing back-up programming and stand-by power generators. These may not be sufficient, however, to prevent interruptions on our systems. If we or other companies on whom we depend fail to implement Year 2000 procedures on time, our business, operating results and financial condition could be significantly harmed.

    The task force is also including our minority investments in its program. No assurance can be given, however, that these entities will implement the recommendations of the task force or otherwise be Year 2000 compliant.

    The task force is not able to determine the full cost of its Year 2000 program and its related impact on our financial condition. In the course of our business, we have made substantial capital investments over the past few years in improving our systems, primarily for reasons other than Year 2000. Because the systems' upgrades also result in Year 2000 compliance, replacement and remediation costs have been low. Based on the task force review to date, we currently estimate that these costs will not exceed NLG5.0 million. No assurance can be made, however, as to the total cost for our Year 2000 program until all of the data has been gathered. In addition, we cannot predict the financial impact we will experience if Year 2000 problems are caused by third parties upon which our systems are dependent or experienced by entities in which we hold investments. The failure of any one of these parties to implement Year 2000 procedures could have a material adverse impact on our operations and financial condition.

We will continue to be controlled by United, whose interests may be different from those of other shareholders

    United owns about 61.2% of our outstanding ordinary shares A and all of our priority shares. Following this offering, United will own approximately 55.5% of our outstanding ordinary shares A. As a result, United is able to control the election of all but two of the members of our Supervisory Board. Philips has had the right to appoint one member since United acquired 50% of us from Philips in 1997. In addition, the Discount Group, our partner in our Israeli system, has a contractual right to appoint one director although they have not yet exercised this right. United will be able to determine the outcome of almost all corporate actions requiring the approval of our shareholders. Thus, United will continue to control substantially all of our business affairs and policies. The priority shares give United additional approval rights over certain of our actions.

    Our Supervisory Board has the power to approve transactions in which United has an interest. This power is subject to directors' fiduciary duties to our other shareholders. Nonetheless, conflicts may arise between the interests of United and our other shareholders. For example, United may choose to invest in other properties or incur additional long-term debt. Further, United could cause us to provide financial resources to our shareholders. This could limit our current strategy of investing in our new businesses.

Future sales into the public market could cause the price of our ordinary shares A to decline

    The market price of our ordinary shares A could drop if substantial amounts of ordinary shares A are sold in the public market or if sales of substantial amounts of ordinary shares A are expected to occur. This could also impair our ability to raise capital by offering equity securities.

    After this offering, all of the ordinary shares A sold in this offering will be freely tradeable in the United States without restriction or further registration under the U.S. securities laws. They will also be freely tradeable on the Stock Market of Amsterdam Exchanges. After this offering, there are legal and contractual restrictions on the sale of our shares by United, our officers and directors. These restrictions will expire after varying time periods. For more information about these restrictions, see "Shares Eligible For Future Sale."

We do not intend to pay dividends for the foreseeable future

    We have never paid dividends on our shares. We do not intend to pay dividends in the foreseeable future. The terms of some of our existing debt facilities and indentures prevent us from paying dividends. At the moment, we do not have sufficient shareholders' equity under Dutch law to make distributions. You should therefore not expect to receive dividends on our shares for the foreseeable future.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    We caution you that, in addition to the historical financial information included herein, this prospectus includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Litigation Reform Act") that are based on management's beliefs, as well as on assumptions made by and information currently available to management. All statements other than statements of historical fact included in this prospectus, including, without limitation, budgeted, future, and certain other statements under "Prospectus Summary," "UPC Management's Discussion and Analysis of Financial Condition and Results of Operations," "@Entertainment Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and located other places in our prospectus regarding our financial position and business strategy, may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe," "plan," "seek," or "continue" or the negative thereof or variations thereon or similar terminology. Such forward-looking statements involve known and unknown risks, including, but not limited to, national and international economic and market conditions, competitive activities or other business conditions, and customer reception of our existing and future services. Although we believe that our expectations with respect to the forward-looking statements are based upon reasonable assumptions within the bounds of our knowledge of our business and operations as of the date hereof, there can be no assurance that our actual results, performance or achievements will not differ materially from any future results, performance or achievements expressed or implied from such forward-looking statements. You should be aware that the multi-channel television, telephone and Internet/data service industries are changing rapidly, and, therefore, the forward-looking statements and statements of expectations, plans and intent in this prospectus are subject to a greater degree of risk than similar statements regarding certain other industries. Important factors that could cause actual results to differ materially from our expectations ("Cautionary Statements") are disclosed in this prospectus, including without limitation in conjunction with the forward-looking statements included in this prospectus and under "Risk Factors." All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these Cautionary Statements.

                                USE OF PROCEEDS

    The proceeds to us from this offering, net of underwriting discounts and estimated offering expenses, will be approximately NLG1,709.5 million ($839.9 million). We plan to use the proceeds from this offering, together with proceeds from our senior note offering in July 1999, as a portion of the funds required to finance our new acquisitions. We also plan to use approximately $6.5 million (NLG13.9 million) of the proceeds to repay indebtedness and interest we owe United, as of June 30, 1999. We plan to use the remainder of the proceeds for general corporate purposes and other new acquisitions.

    The loan from United bears interest at 10.75% per annum. The funds loaned by United were used to reduce indebtedness under a prior bridge bank facility and to fund operations.

    Until the net proceeds of this offering are used as described above, we intend to hold them in short-term, interest-bearing, investment grade securities, including governmental obligations and other money market instruments.

                                DIVIDEND POLICY

    We have never declared or paid cash dividends on our ordinary shares. We do not intend to pay dividends for the foreseeable future. Some of our debt facilities currently prohibit us from paying cash dividends, including the indentures governing our 10 7/8% senior notes and 12 1/2% senior discount notes offered in July 1999. In addition, Dutch law limits our distributions from statutory shareholders' equity. See "Risk Factors -- We do not intend to pay dividends for the foreseeable future."

                               EXCHANGE RATE DATA

    We report all of our historical financial results in Dutch guilders. For your convenience, we have converted some amounts in non-Dutch currencies to Dutch guilders. These foreign currency translations for amounts prior to December 31, 1998 use the same exchange rates used for the 1998 financial statements. For amounts after December 31, 1998, we have used June 30, 1999 exchange rates, except (1) for conversion of purchase prices of closed acquisitions, for which we have used the actual exchange rate on the date of closing, and (2) as otherwise indicated. These translated amounts may not currently equal such Dutch guilder amounts nor may they necessarily be converted into Dutch guilders at the translation exchange rates used.

    In the future, we expect to report our financial results in euros. The fixed exchange rate is 0.45378 euros per NLG1.00. The average exchange rate for June 1999 was 1.03377 euros per $1.00.

    The following table sets forth, for the periods indicated, information concerning the exchange rate at the end of the period, the average of the exchange rates at 12:00 p.m. Eastern Standard Time on the last day of each month during the applicable period and the high and low exchange rates for Dutch guilders expressed in guilders per $1.00. Exchange rates have been rounded to the nearest 1/100th of one dollar. The source of the information in this table is derived from U.S. Federal Reserve Statistical Release H.10(512).

                                        As of or for the Year  As of or for the
Exchange Rates: Dutch Guilders per       Ended December 31,       Six Months
$1.00                                  -----------------------      Ended
                                        1996    1997    1998    June 30, 1999
                                       ------- ------- ------- ----------------
Exchange rate at end of period.......     1.73    2.03    1.88       2.13
Average exchange rate during period..     1.69    1.97    1.99       2.03
Highest exchange rate during period..     1.76    2.12    2.09       2.14
Lowest exchange rate during period...     1.61    1.73    1.81       1.86

    The following table presents the spot rates used to translate the balance sheets and the average rates used to translate the income statements of our operating systems into Dutch guilders presented in this prospectus. The amounts below represent the number of Dutch guilders per unit of each functional currency, unless otherwise indicated.

                         Average Rate               Average Rate               Average Rate               Average Rate
                            Twelve                     Twelve                     Twelve                      Six
                            Months                     Months                     Months                     Months
                            Ended        Balance       Ended        Balance       Ended        Balance       Ended
Exchange Rates: Dutch      Dec. 31,   Sheet Rate at   Dec. 31,   Sheet Rate at   Dec. 31,   Sheet Rate at   June 30,
Guilders per Other           1996     Dec. 31, 1997     1997     Dec. 31, 1998     1998     June 30, 1999     1999
Currency                 ------------ ------------- ------------ ------------- ------------ ------------- ------------
Austrian Schilling......    0.1593       0.1602        0.1599       0.1602        0.1602      0.16015       0.16015
Belgian Franc...........    0.0544       0.0546        0.0545       0.0546        0.0546      0.054629      0.054629
Czech Koruna............    0.0626       0.0585        0.0622       0.0627        0.0617      0.0602        0.05904
French Franc............    0.3295       0.3369        0.3243       0.3362        0.3363      0.33595       0.33595
German Mark.............       --           --            --        1.1268        1.1273      1.1267        1.1267
Hungarian Forint (per
 100 units).............       --        0.99          1.05         0.88          0.93        0.88          0.875
Irish Pound.............       --        2.89          2.96         2.80          2.82        2.7981        2.7981
New Israeli Shekel......       --        0.5720        0.5522       0.4546        0.5293      0.5193        0.49574
Maltese Lira............       --        5.11          4.99         5.02          5.09        5.2           5.134
Norwegian Kroner........    0.2645       0.2745        0.2755       0.2479        0.2637      0.2715        0.26158
Polish Zloty............    0.6254       0.5738        0.5989       0.5398        0.5687      0.5445        0.52494
Romania Leu (per 100
 units).................       --        0.0250        0.0277       0.0179        0.0227      0.0135        0.0148
Slovak Koruna...........       --        0.0579        0.0579       0.0512        0.0566      0.0486        0.04966
Swedish Kronor..........    0.2512       0.2553        0.2551       0.2325        0.2503      0.2519        0.24627
U.S. Dollar.............    1.69         2.02          1.95         1.89          1.99        2.13          2.029

                                 CAPITALIZATION

    The following table sets forth, on a consolidated basis, our non-restricted cash and cash equivalents, short-term and long-term debt and equity capitalization as of June 30, 1999, to reflect (1) the offering of the ordinary shares A, (2) our recent offering of senior notes in July 1999 and the related swap agreement, (3) the use of proceeds from the July 1999 senior note offering, and (4) the net proceeds from this offering, which will be used to finance a portion of the following new acquisitions, which, together with UTH, are included in the unaudited pro forma condensed consolidated balance sheet contained in this prospectus:

  .  @Entertainment;
  .  A2000;
  .  Kabel Plus;
  .  Stjarn; and
  .  13.3% of SBS.

    We currently anticipate incurring a significant amount of debt in the very near future, although no assurance can be given that this will be the case. See "Risk Factors--Our high level of debt and limitations on our capacity to borrow and invest could slow down growth in subscribers and revenue."

    The table should be read in conjunction with our audited and unaudited consolidated financial statements, the notes and supplements thereto, and "UPC Management's Discussion and Analysis of Financial Condition and Results of Operations" and our " Unaudited Pro Forma Condensed Consolidated Financial Data," all of which are included elsewhere in this prospectus.

                                                  As of June 30, 1999
                                             ----------------------------------
                                                 Actual         As Adjusted
                                             ---------------  -----------------
                                             (Dutch guilders, in thousands)
Non-restricted cash and cash equivalents....         446,084         2,121,056
                                             ===============  ===============
Short-term debt:
  United Loan...............................          13,872               --
  Stjarn Facility A ........................             --            110,383
  A2000 Loan................................             --             42,190
  Stjarn Seller's Note......................             --            206,000
  Other.....................................          21,083            82,859
                                             ---------------   ---------------
  Total short-term debt.....................          34,955           441,432
                                             ===============  ===============
Long-term debt:
  UPC July 1999 senior notes and senior
   discount notes...........................             --          3,153,800
  Senior refinanced credit facility.........             --            458,024
  Senior revolving credit facility..........         458,024               --
  CNBH Facility.............................         239,495           239,495
  New TeleKabel Facility....................         539,909           539,909
  Mediareseaux Facility.....................          69,495            69,495
  RCF Facility..............................          69,782            69,782
  @Entertainment senior notes...............             --            501,377
  @Entertainment/PCI senior notes...........             --            265,799
  A2000 facilities..........................             --            458,000
  Bank and other loans......................         103,034           168,185
                                             ---------------   ---------------
  Total long-term debt......................       1,479,739         5,923,866
Minority interest in subsidiaries...........          26,729            33,985
Shareholders' equity:
  Ordinary shares A ........................          85,446           629,142
  Additional paid-in capital................       3,875,548         5,041,347
  Deferred compensation.....................         (70,791)          (70,791)
  Accumulated deficit.......................      (1,028,220)       (1,028,220)
  Other cumulative comprehensive income
   (loss)...................................         338,154           338,154
                                             ---------------  ---------------
    Total shareholders' equity..............       3,200,137         4,909,632
                                             ===============  ===============
    Total capitalization....................       4,706,605        10,867,483
                                             ===============   ===============

    The @Entertainment and @Entertainment/PCI senior notes include put provisions that were triggered as a result of our acquisition of @Entertainment. We have offered to repurchase these senior notes pursuant to their terms. The Kabel Plus facility includes a change of control provision and our acquisition of Kabel Plus may result in an obligation to repay this facility.

    The capitalization table does not include the pro forma effects of the acquisitions of Time Warner Cable France or Videopole. These transactions, which occurred subsequent to June 30, 1999, resulted in the following use of cash, consolidation of debt or issuance of equity.

                                                          Consideration
                                                          --------------
                                                                         Assumed
                                                           Cash  Equity   Debt
                                                          ------ ------- -------
                                                           (Dutch guilders, in
                                                                millions)
          Time Warner Cable France.......................  179.3    --    100.8
          Videopole......................................  134.8  144.6    41.8
                                                          ------ ------   -----
                                                           314.1  144.6   142.6
                                                          ====== ======   =====

                     MARKET PRICES OF OUR ORDINARY SHARES A

    Our ordinary shares A trade on the Stock Market of Amsterdam Exchanges ("AEX") under the symbol "UPC" and ADSs representing ordinary shares A trade on the Nasdaq National Market under the symbol "UPCOY." Both began trading on February 12, 1999, at the time of our initial public offering. The following table shows the range of high and low closing prices reported on the AEX and
Nasdaq:

                                                    AEX              Nasdaq
                                          ----------------------- -------------
                                             High         Low      High   Low
                                          ----------- ----------- ------ ------
First Quarter (from February 12, 1999)..  (Euro)38.25 (Euro)29.45 $41.44 $32.56
Second Quarter..........................        62.65       37.20  65.13  39.38
Third Quarter...........................        69.35       53.00  70.50  56.38
Fourth Quarter (through October 18,
 1999)..................................        67.60       57.25  71.88  60.75

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

   The following unaudited pro forma condensed consolidated financial data are presented to reflect the pro forma effect of certain of the new acquisitions. The unaudited pro forma condensed consolidated balance sheet and statements of operations and notes thereto do not purport to represent what our results of operations would actually have been if such transactions had in fact occurred on such dates. The pro forma adjustments are based upon currently available information and upon certain assumptions that we believe are reasonable. The unaudited pro forma condensed consolidated financial data and accompanying notes should be read in conjunction with our audited consolidated financial statements and the notes thereto, our unaudited interim consolidated financial statements and notes thereto, certain financial statements of certain of our new acquisitions and other financial information, including "UPC Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are included elsewhere in this prospectus.

   In August 1998, we and NUON created United TeleKabel Holding ("UTH") by contributing each of our interests in Dutch cable television systems to UTH. We contributed our 100% interest in CNBH and our 50% interest in A2000. NUON contributed its 100% interest in N.V. TeleKabel Beheer. Effective August 1998, we deconsolidated our assets contributed to UTH and accounted for our investment in UTH under the equity method. In February 1999, we acquired NUON's 49% interest in UTH for NLG518.1 million. The NUON acquisition completed the purchase of a 100.0% interest in N.V. Telekabel Beheer. We began consolidating UTH effective February 1, 1999.

   In July 1999, we closed the purchase of approximately 4.8% of SBS for cash of $24.3 million (NLG50.1 million). In August 1999, we acquired an additional 8.5% of SBS for $75.9 million (NLG154.8 million), increasing our ownership to 13.3%. Our investment in SBS was accounted for under the equity method of accounting.

   In July 1999, we acquired Stjarn for a purchase price of $397.0 million (NLG817.8 million). $100.0 million (NLG206.0 million) of the purchase price was paid in the form of a one year note with interest at 8% per year and the balance of the purchase price was paid in cash. Upon maturity of the note, we will have the option to pay the note in either cash or our shares. We have assumed in the unaudited statement of operations pro formas that the note is outstanding from January 1, 1998 to December 31, 1998 and that the note will then convert to equity upon maturity. The Stjarn acquisition was structured as a purchase of shares of Stjarn's parent holding company, NBS Nordic Broadband Services AB. The Stjarn acquisition was accounted for under the purchase accounting method. We began consolidating Stjarn effective upon the closing of the acquisition, including its cash and its debt, which were SEK30.2 million (NLG7.6 million) and SEK651.1 million (NLG163.7 million), respectively, as of June 30, 1999.

   NBS Nordic Broadband Services AB ("NBS Nordic") acquired its wholly-owned subsidiary StjarnTVnatet AB (formerly Singapore Telecom International Svenska
AB) on May 6, 1998. As NBS Nordic had no substantial operations of its own prior to the acquisition of StjarnTVnatet AB, StjarnTVnatet AB is deemed to be the predecessor to NBS Nordic. We refer to the acquisition of NBS Nordic as the acquisition of its operating entity StjarnTVnatet AB ("Stjarn") throughout this document.

   In August 1999, we acquired 100% of @Entertainment for $807.0 million (NLG1,654.4 million). The @Entertainment acquisition was accounted for under the purchase accounting method. We began consolidating @Entertainment upon the closing of the acquisition, including its cash and its debt, which were $74.3 million (NLG152.3 million) and $382.5 million (NLG784.2 million), respectively, as of June 30, 1999.

   In September 1999, we acquired the remaining 50% of A2000 that we did not already own for $229.0 million (NLG471.7 million). The A2000 acquisition was accounted for under the purchase accounting method. Upon closing of the A2000 acquisition, we began consolidating A2000, including its debt. As of June 30, 1999, A2000 had debt of NLG500.2 million.

   In June 1999, we agreed to acquire MediaOne's interest in Kabel Plus, which currently is approximately 94.6%, for $150.0 million (NLG319.5 million). The Kabel Plus acquisition will be accounted for under the purchase accounting method. We expect this acquisition to close during the fourth quarter 1999. Upon closing of the Kabel Plus acquisition, we will consolidate Kabel Plus, including its debt. As of June 30, 1999, Kabel Plus had debt of NLG48.5 million.

   The following unaudited pro forma condensed consolidated financial data also gives effect to our offering of (Euro)300.0 million 10 7/8% senior notes, $800.0 million 10 7/8% senior notes and $735.0 million aggregate principal amount of 12 1/2% senior discount notes in July 1999. Concurrent with the closing of the July 1999 senior notes offering, we executed a cross-currency swap on the proceeds of the U.S. dollar-denominated senior notes ($800.0 million), exchanging the dollar proceeds for euros. After the swap, the initial annual blended weighted average interest rate on the senior notes is 9.7%. These pro formas assume gross proceeds from the July 1999 senior notes offering, including the effect of the swap, of NLG3,153.8 million and net proceeds of NLG3,077.9 million. Proceeds from the offering of the July 1999 senior notes were used for or are to be used for the acquisitions of @Entertainment, A2000, Kabel Plus and Stjarn. Cash on hand from our initial public offering was used to fund the purchase price of our 13.3% interest in SBS.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

    The following unaudited pro forma condensed consolidated balance sheet as of June 30, 1999 gives effect to (1) the acquisitions of @Entertainment, A2000, Stjarn and 13.3% of SBS, (2) the pending acquisition of Kabel Plus and (3) the offering of our senior notes in July 1999, as if each had occurred on June 30, 1999.

                                                                                As of June 30, 1999
                                       ----------------------------------------------------------------------------------------
                                                                               Pro Forma Adjustments
                                                  -----------------------------------------------------------------------------
                                                        @
                                          UPC     Entertainment       A2000          Kabel Plus       Stjarn          SBS
                                       Historical Acquisition(a)  Acquisition(d)   Acquisition(j) Acquisition(n)  Acquisition
                                       ---------- --------------  --------------   -------------- --------------  -----------
                                                                           (Dutch guilders, in thousands)
Assets:
Current assets
 Cash and cash
  equivalents...                         446,084      152,282             233           3,679           7,599      (204,900)(r)
 Restricted
  cash..........                          10,650          --              --            1,115             --            --
 Subscriber
  receivables,
  net...........                          45,315       15,598          23,646           5,551           4,775           --
 Costs to be
  reimbursed,
  net...........                          20,638          --              --              --              --            --
 Other current
  assets........                         197,734       82,843          17,316(e)        8,520           1,597           --
                                       ---------    ---------       ---------         -------       ---------      --------
  Total current
   assets.......                         720,421      250,723          41,195          18,865          13,971      (204,900)
Marketable
 equity
 securities of
 parent.........                         401,100          --              --              --              --            --
Investments in
 and advances to
 affiliates,
 net............                         436,225       45,155        (165,650)(f)       1,521             --        204,900(s)
Property, plant
 & equipment,
 net............                       1,930,525      388,875         382,936         173,895          96,345           --
Goodwill and
 other
 intangibles,
 net............                       1,603,904    1,805,804(b)      814,329(g)      193,505(k)      907,004(o)        --
Deferred
 financing
 costs, net.....                          38,854          --              --              --              --            --
Non-current
 restricted cash
 and other
 assets.........                          83,934       34,071             --              --              --            --
                                       ---------    ---------       ---------         -------       ---------      --------
  Total
   assets.......                       5,214,963    2,524,628       1,072,810         387,786       1,017,320           --
                                       =========    =========       =========         =======       =========      ========
Liabilities and shareholders' equity:
Current
 liabilities
 Accounts
  payable,
  accrued
  liabilities
  and other
  current
  liabilities...                         422,037       86,016          99,327          12,579          25,108           --
 Short-term
  debt..........                           8,112          --           42,190(h)          --          316,383(p)        --
 Note payable to
  shareholder...                          13,872          --              --              --              --            --
 Current portion
  of long-term
  debt..........                          12,971       13,325             --           48,451             --            --
                                       ---------    ---------       ---------         -------       ---------      --------
 Total current
  liabilities...                         456,992       99,341         141,517          61,030         341,491           --
Long-term debt..                       1,479,739    2,425,287(c)      929,740(i)      319,500(l)      673,269(q)        --
Deferred taxes
 and other long-
 term
 liabilities....                          51,366          --            1,553             --            2,560           --
                                       ---------    ---------       ---------         -------       ---------      --------
 Total
  liabilities...                       1,988,097    2,524,628       1,072,810         380,530       1,017,320           --
Minority
 interest in
 subsidiaries...                          26,729          --              --            7,256(m)          --            --
                                       ---------    ---------       ---------         -------       ---------      --------
 Total
  shareholders'
  equity........                       3,200,137          --              --              --              --            --
                                       ---------    ---------       ---------         -------       ---------      --------
 Total
  liabilities
  and
  shareholders'
  equity........                       5,214,963    2,524,628       1,072,810         387,786       1,017,320           --
                                       =========    =========       =========         =======       =========      ========
                                       July1999
                                        Senior
                                        Notes        UPC
                                       Offering   Pro Forma
                                       ---------- ----------
Assets:
Current assets
 Cash and cash
  equivalents...                        20,456(t)    425,433
 Restricted
  cash..........                           --         11,765
 Subscriber
  receivables,
  net...........                           --         94,885
 Costs to be
  reimbursed,
  net...........                           --         20,638
 Other current
  assets........                           --        308,010
                                       ---------- ----------
  Total current
   assets.......                        20,456       860,731
Marketable
 equity
 securities of
 parent.........                           --        401,100
Investments in
 and advances to
 affiliates,
 net............                           --        522,151
Property, plant
 & equipment,
 net............                           --      2,972,576
Goodwill and
 other
 intangibles,
 net............                           --      5,324,546
Deferred
 financing
 costs, net.....                        75,875(u)    114,729
Non-current
 restricted cash
 and other
 assets.........                           --        118,005
                                       ---------- ----------
  Total
   assets.......                        96,331    10,313,838
                                       ========== ==========
Liabilities and shareholders' equity:
Current
 liabilities
 Accounts
  payable,
  accrued
  liabilities
  and other
  current
  liabilities...                           --        645,067
 Short-term
  debt..........                           --        366,685
 Note payable to
  shareholder...                           --         13,872
 Current portion
  of long-term
  debt..........                           --         74,747
                                       ---------- ----------
 Total current
  liabilities...                           --      1,100,371
Long-term debt..                        96,331(v)  5,923,866
Deferred taxes
 and other long-
 term
 liabilities....                           --         55,479
                                       ---------- ----------
 Total
  liabilities...                        96,331     7,079,716
Minority
 interest in
 subsidiaries...                           --         33,985
                                       ---------- ----------
 Total
  shareholders'
  equity........                           --      3,200,137
                                       ---------- ----------
 Total
  liabilities
  and
  shareholders'
  equity........                        96,331    10,313,838
                                       ========== ==========

--------
(a) Represents the historical amounts included in @Entertainment's balance sheet as of June 30, 1999, except as indicated in (b) and (c), which were converted from U.S. dollars to Dutch guilders at the August 6, 1999 spot exchange rate.

(b) Represents the pro forma increase in goodwill and other intangibles as a result of the @Entertainment acquisition:

    Consolidation of historical @Entertainment goodwill and
     other intangibles.......................................... NLG   72,837
    Additional pro forma goodwill and other
     intangibles due to the @Entertainment
     acquisition:
      Historical shareholders' deficit, including
       12% cumulative redeemable preferred......... NLG   78,558
      Purchase price............................... NLG1,654,409
                                                    ------------
                                                                 NLG1,732,967
                                                                 ------------
                                                                 NLG1,805,804
                                                                 ============
(c) Represents the pro forma increase in long-term debt as a result of the
    @Entertainment acquisition:

    Consolidation of historical @Entertainment long-term debt... NLG  770,878
    Offering of the senior notes to fund the @Entertainment
     acquisition................................................ NLG1,654,409
                                                                 ------------
                                                                 NLG2,425,287
                                                                 ============
(d) Represents the historical amounts included in A2000's balance sheet at June
    30, 1999, except as indicated in (e), (f), (g), (h) and (i).

(e) Represents the pro forma increase in other current assets as a result of the A2000 acquisition:

    Consolidation of historical A2000 other current assets......... NLG22,463
    Reclass of A2000's payable to UPC for elimination in
     consolidation................................................. NLG(5,147)
                                                                    ---------
                                                                    NLG17,316
                                                                    =========

(f) Represents the pro forma decrease in investments in affiliates as a result of the A2000 acquisition:

    Consolidation of historical A2000 investments in affiliates....   NLG   1,094
    Reclassification of UTH's historical excess basis in A2000 to
     goodwill......................................................   NLG(228,492)
    Elimination of historical UTH investment in A2000..............   NLG  61,748
                                                                      -----------
                                                                      NLG(165,650)
                                                                      ===========
(g) Represents the pro forma increase in goodwill and other intangibles as a result of the A2000 acquisition:
    Consolidation of historical A2000 goodwill and other
     intangibles...................................................   NLG 107,572
    Reclassification of historical goodwill and other intangibles
     recorded by UTH as part of its investment in A2000............   NLG 228,492
    Additional pro forma goodwill and other intangibles
     due to the A2000 acquisition:
      50% of A2000's historical shareholders' deficit
       ................................................  NLG  61,748
      Shareholder loans ...............................  NLG (55,223)
      Purchase price...................................  NLG 471,740
                                                         -----------
                                                                      NLG 478,265
                                                                      -----------
                                                                      NLG 814,329
                                                                      ===========
(h) Represents the pro forma increase in short-term debt as a result of the
    A2000 acquisition:
    Consolidation of historical A2000 short-term debt .............   NLG 102,559
    Shareholder loans..............................................   NLG (60,369)
                                                                      -----------
                                                                      NLG  42,190
                                                                      ===========
(i) Represents the pro forma increase in long-term debt as a result of the
    A2000 acquisition:

    Consolidation of historical A2000 long-term debt...............   NLG 458,000
    Offering of the senior notes to fund the A2000 acquisition.....   NLG 471,740
                                                                      -----------
                                                                      NLG 929,740
                                                                      ===========

(j) Represents the historical amounts included in Kabel Plus's balance sheet at June 30, 1999, except as indicated in (k), (l) and (m), converted from Czech korunas to Dutch guilders at the June 30, 1999 spot exchange rate.
(k) Represents the pro forma increase in goodwill and other intangibles as a result of the Kabel Plus acquisition:

    Consolidation of historical Kabel Plus goodwill and other
     intangibles...............................................  NLG  1,126
    Additional pro forma goodwill and other
     intangibles due to the Kabel Plus
     acquisition:
      Historical shareholders' equity............. NLG (127,121)
      Purchase price.............................. NLG  319,500
                                                   ------------
                                                                 NLG192,379
                                                                 ----------
                                                                 NLG193,505
                                                                 ==========
(l) Represents the pro forma increase in long-term debt as a result of the
    Kabel Plus acquisition from the offering of the July 1999 senior notes to fund the Kabel Plus acquisition.

(m) Represents the allocation of historical net assets to minority interest in Kabel Plus.

(n) Represents the historical amounts included in NBS Nordic's balance sheet at June 30, 1999, except as indicated in (o), (p), and (q), which were converted from Swedish kronor to Dutch guilders at the June 30, 1999 spot exchange rate.

(o) Represents the pro forma increase in goodwill and other intangibles as a result of the Stjarn acquisition:
    Consolidation of historical NBS Nordic goodwill and other
     intangibles...............................................  NLG133,528
    Additional pro forma goodwill and other
     intangibles due to the Stjarn acquisition:
      Historical shareholders' equity.............   NLG(44,344)
      Purchase price..............................   NLG817,820
                                                   ------------
                                                                 NLG773,476
                                                                 ----------
                                                                 NLG907,004
                                                                 ==========
(p) Represents the pro forma increase in short-term debt as a result of the
    Stjarn acquisition:
    Consolidation of historical NBS Nordic short-term debt.....  NLG110,383
    Portion of purchase price paid in the form of a one-year
     seller's note.............................................  NLG206,000
                                                                 ----------
                                                                 NLG316,383
                                                                 ==========

(q) Represents the pro forma increase in long-term debt as a result of the
    Stjarn acquisition:
    Consolidation of historical NBS Nordic long-term debt......  NLG 61,449
    Offering of the senior notes to fund the Stjarn
     acquisition...............................................  NLG611,820
                                                                 ----------
                                                                 NLG673,269
                                                                 ==========


(r) Represents the remaining cash from our initial public offering used for financing the SBS acquisition.

(s) Represents the investment made for a 13.3% interest in SBS.

(t) Represents the remaining cash proceeds from our offering of the senior notes in July 1999.

(u) Represents the estimated offering costs relating to the issuance of the senior notes in July 1999.

(v) Represents the remaining cash proceeds from the senior notes and the proceeds from the July 1999 senior notes used to pay estimated costs of the July 1999 senior notes offering.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

   The following unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 1999 gives effect to (1) the UTH transaction and the NUON acquisition (together the "NUON Transaction"), (2) the acquisitions of @Entertainment, A2000, Kabel Plus, Stjarn and 13.3% of SBS, and
(3) the offering of our senior notes in July 1999, as if each had occurred as of January 1, 1998.

                                                               For the Six Months Ended June 30, 1999
                   ------------------------------------------------------------------------------------------------------------
                                                                         Pro Forma Adjustments
                                 ----------------------------------------------------------------------------------------------
                                                        @
                       UPC            NUON        Entertainment        A2000        Kabel Plus        Stjarn          SBS
                    Historical   Transaction (a) Acquisition (d)  Acquisition (g) Acquisition (k) Acquisition (o) Acquisition
                   ------------  --------------- ---------------  --------------- --------------- --------------- -----------
                                                                              (unaudited)
                                                                    (Dutch guilders, in thousands)
Statement of
 Operations Data:
 Service and
  other revenue..       331,954       19,844          80,866           74,944          25,963          33,422           --
 Operating
  expense........      (151,090)      (6,616)       (119,713)         (32,319)         (7,331)        (13,739)          --
 Selling, general
  &
  administrative
  expense........      (265,138)      (6,013)        (75,497)         (26,866)        (13,708)         (9,615)          --
 Depreciation and
  amortization...      (148,404)      (9,913)(b)     (90,138)(e)      (57,138)(h)     (14,275)(l)     (35,003)(p)       --
                   ------------      -------        --------          -------         -------         -------       -------
 Net operating
  (loss) income..      (232,678)      (2,698)       (204,482)         (41,379)         (9,351)        (24,935)          --
 Interest in
  come...........        13,520          --            4,896              362             --              347           --
 Interest
  expense........       (62,107)      (4,790)       (131,820)(f)      (38,187)(i)     (20,964)(m)     (35,941)(q)       --
 Gain on sale of
  assets.........        14,625          --              --               --              --              --            --
 Foreign exchange
  gain (loss) and
  other expense          (2,595)         --           (4,036)          (5,617)           (819)            --            --
                   ------------      -------        --------          -------         -------         -------       -------
 Net loss before
  income taxes
  and other items      (269,235)      (7,488)       (335,442)         (84,821)        (31,134)        (60,529)         --
 Shares in
  results of
  affiliated
  companies,
  net............       (33,168)         385 (c)      (1,075)          27,569(j)          --              --        (10,951)(r)
 Minority
  interests in
  subsidiaries...           115           22             --               --            1,681(n)          --            --
 Income tax
  benefit
  (expense)......         1,118          242             (55)             --              --              293           --
                   ------------      -------        --------          -------         -------         -------       -------
 Net loss........      (301,170)      (6,839)       (336,572)         (57,252)        (29,453)        (60,236)      (10,951)
                   ============      =======        ========          =======         =======         =======       =======
 Basic and
  diluted net
  loss per
  ordinary share
  A..............         (2.60)
                   ============
 Weighted-average
  number of
  ordinary shares
  A outstanding..  (115,954,697)
                   ============
                   July 1999
                    Senior
                     Notes           UPC
                   Offering       Pro Forma
                   ------------- --------------
Statement of
 Operations Data:
 Service and
  other revenue..       --           566,993
 Operating
  expense........       --          (330,808)
 Selling, general
  &
  administrative
  expense........       --          (396,837)
 Depreciation and
  amortization...       --          (354,871)
                   ------------- --------------
 Net operating
  (loss) income..       --          (515,523)
 Interest in
  come...........       --            19,125
 Interest
  expense........   (10,521)(s)     (304,330)
 Gain on sale of
  assets.........       --            14,625
 Foreign exchange
  gain (loss) and
  other expense    (111,428)(t)     (124,495)
                   ------------- --------------
 Net loss before
  income taxes
  and other items  (121,949)        (910,598)
 Shares in
  results of
  affiliated
  companies,
  net............       --           (17,240)
 Minority
  interests in
  subsidiaries...       --             1,818
 Income tax
  benefit
  (expense)......       --             1,598
                   ------------- --------------
 Net loss........  (121,949)        (924,422)
                   ============= ==============
 Basic and
  diluted net
  loss per
  ordinary share
  A..............                      (7.72)
                                 ==============
 Weighted-average
  number of
  ordinary shares
  A outstanding..                119,699,700(u)
                                 ==============

    Consolidation of historical amortization and depreciation of UTH for the month ended January 31, 1999...........................  NLG(8,246)
    Amortization of the step-up in basis recorded under purchase accounting, using a 15 year life, for the month ended January
     31, 1999.......................................................  NLG(1,667)
                                                                      ---------
                                                                      NLG(9,913)
                                                                      =========

    Consolidation of historical share in results of affiliates of
     UTH for the month ended January 31, 1999...................... NLG(5,022)
    Elimination of the historical share in results recorded by UPC for its 51% investment in UTH for the month ended
     January 31, 1999 ............................................. NLG 5,407
                                                                    ---------
                                                                    NLG   385
                                                                    =========

------------------
(a) Represents the consolidation of the historical results of operations for UTH for the month ended January 31, 1999, except as indicated in (b) and
    (c).

(b) Represents additional depreciation and amortization expense as a result of the NUON Transaction:

(c) Represents additional share in results of affiliates as a result of the NUON Transaction:
(d) Represents the consolidation of the historical results of operations for @Entertainment for the six months ended June 30, 1999, except as indicated in (e) and (f), converted from U.S. dollars to Dutch guilders using the June 30, 1999 six month average exchange rate.

(e) Represents additional depreciation and amortization expense as a result of the @Entertainment acquisition:

    Consolidation of historical amortization and depreciation
     of @Entertainment for the six months ended June 30, 1999..  NLG   (46,057)
    Amortization of the step-up in basis recorded under
     purchase accounting, using a 15 year life, for the six
     months ended June 30, 1999................................  NLG   (44,081)
                                                                 -------------
                                                                 NLG   (90,138)
                                                                 =============

(f) Represents additional interest expense as a result of the @Entertainment acquisition:

    Consolidation of historical interest expense of
     @Entertainment for the six months ended June 30, 1999.....  NLG   (49,461)
    Additional interest expense as a result of the debt
     incurred for the @Entertainment acquisition for the six
     months ended June 30, 1999, at an initial annual blended
     weighted average interest rate of 9.7%....................  NLG  (82,359)
                                                                 -------------
                                                                 NLG (131,820)
                                                                 =============

(g) Represents the consolidation of the historical results of operations for A2000 for the six months ended June 30, 1999, except as indicated in (h),
    (i) and (j).

(h) Represents additional depreciation and amortization expense as a result of the A2000 acquisition:

    Consolidation of historical amortization and depreciation
     of A2000 for the six months ended June 30, 1999...........  NLG   (32,436)
    Reclassification of UTH's amortization of its excess basis
     in A2000 for the six months ended June 30, 1999...........  NLG    (8,945)
    Amortization of the step-up in basis recorded under
     purchase accounting, using a 15 year life, for the six
     months ended June 30, 1999................................  NLG   (15,757)
                                                                 -------------
                                                                 NLG   (57,138)
                                                                 =============

(i) Represents additional interest expense as a result of the A2000 acquisition:

    Consolidation of historical interest expense of A2000 for
     the six months ended June 30, 1999........................  NLG   (14,817)
    Additional interest expense as a result of the debt
     incurred for the A2000 acquisition for the six months
     ended June 30, 1999, at an initial annual blended weighted average interest rate of 9.7%.............................  NLG  (23,370)
                                                                 -------------
                                                                 NLG  (38,187)
                                                                 =============

    Elimination of UTH's share in results of A2000 for the six
     months ended June 30, 1999................................  NLG    18,624
    Reclassification of UTH's amortization of its excess basis in A2000 for the six months ended June 30, 1999 to
     amortization expense......................................  NLG     8,945
                                                                 -------------
                                                                 NLG    27,569
                                                                 =============

(j) Represents the elimination of the historical equity pick-up recorded by UTH for its investment in A2000:


(k) Represents the consolidation of the historical results of operations for Kabel Plus for the six months ended June 30, 1999, except as indicated in
    (l), (m) and (n), converted from Czech korunas to Dutch guilders, using the June 30, 1999 six month average exchange rate.

(l) Represents additional depreciation and amortization expense as a result of the Kabel Plus acquisition:

    Consolidation of historical amortization and depreciation of
     Kabel Plus for the six months ended June 30, 1999............  NLG (9,714)
    Amortization of the step-up in basis recorded under purchase accounting, using a 15 year life, for the six months ended
     June 30, 1999................................................  NLG (4,561)
                                                                    ----------
                                                                    NLG(14,275)
                                                                    ==========
(m) Represents additional interest expense as a result of the Kabel Plus acquisition:
    Consolidation of historical interest expense of Kabel Plus for the six months ended June 30, 1999...........................  NLG (5,656)
    Additional interest expense as a result of the debt incurred for the Kabel Plus acquisition for the six months ended June
     30, 1999, at an initial annual blended weighted average
     interest rate of 9.7%........................................  NLG(15,308)
                                                                    ----------
                                                                    NLG(20,964)
                                                                    ==========

(n) Represents minority interest in the net loss of Kabel Plus for the six months ended June 30, 1999.

(o) Represents the consolidation of the historical results of operations for NBS Nordic for the six months ended June 30, 1999, except as indicated in
    (p) and (q), converted from Swedish kronor, using the June 30, 1999 six month average exchange rate.

(p) Represents additional depreciation and amortization expense as a result of the Stjarn acquisition.

    Consolidation of historical amortization and depreciation of
     NBS Nordic for the six months ended June 30, 1999............ NLG (10,087)
    Amortization of the step-up in basis recorded under purchase accounting, using a 15 year life, for the six months ended
     June 30, 1999................................................ NLG (24,916)
                                                                   -----------
                                                                   NLG (35,003)
                                                                   ===========

(q) Represents additional interest expense as a result of the Stjarn acquisition:

    Consolidation of historical interest expense of NBS Nordic for the six months ended June 30, 1999...........................  NLG (5,632)
    Additional interest expense as a result of the debt incurred for the Stjarn acquisition for the six months ended June 30,
     1999, at an initial annual blended weighted average interest rate of 9.7%.................................................  NLG(30,309)
                                                                    ----------
                                                                    NLG(35,941)
                                                                    ==========
(r) Represents share of results in SBS as a result of the acquisition of a
    13.3% interest:
    UPC's proportionate interest in historical results of SBS for the six months ended June 30, 1999...........................  NLG (4,090)
    Additional amortization resulting from excess basis in the investment of SBS for the six months ended June 30, 1999,
     using a 15 year life.........................................  NLG (6,861)
                                                                    ----------
                                                                    NLG(10,951)
                                                                    ==========

(s) Represents amortization of deferred finance costs related to the July 1999 senior notes offering for the six months ended June 30, 1999, plus additional interest expense related to the proceeds used for the July 1999 senior notes offering costs and the remaining offering proceeds, at an initial annual blended weighted average interest rate of 9.7%.
(t) Represents the pro forma exchange rate loss on our July 1999 U.S. dollar-denominated senior discount notes for the six months ended June 30, 1999.
(u) For pro forma purposes, the purchase price for UTH and SBS, which totaled NLG720.5 million, assuming the acquisitions had occurred on January 1, 1998, are assumed to have been funded from proceeds of our initial public offering in February 1999. In addition, we are assuming the Stjarn seller's note is converted to our equity upon maturity on January 1, 1999, assuming the acquisition had occurred on January 1, 1998. Consequently, the pro forma weighted average number of shares outstanding for the six months ended June 30, 1999 assumes the issuance of 14,980,013 common shares at the initial public offering price of NLG63.91 per share, discounted for underwriting commissions of 5%.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

   The following unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1998 gives effect to (1) the NUON Transaction, (2) the acquisitions of @Entertainment, A2000, Stjarn and 13.3% of SBS (3) the pending acquisition of Kabel Plus and (4) the offering of our senior notes in July 1999, as if each had occurred as of January 1, 1998.

                                                            For the Year Ended December 31, 1998
                   ----------------------------------------------------------------------------------------------------------
                                                                     Pro Forma Adjustments
                               ----------------------------------------------------------------------------------------------
                      UPC           NUON       @Entertainment       A2000         Kabel Plus        Stjarn          SBS
                   Historical  Transaction(a)  Acquisition(d)   Acquisition(g)  Acquisition(k)  Acquisition(o)  Acquisition
                   ----------  --------------  ---------------  --------------  --------------  --------------  -----------
                   (audited)                                                   (unaudited)
                                                                      (Dutch guilders, in thousands)
Statement of
 Operations Data:
 Service and
  other revenue..     408,970     186,041          123,161          124,167         47,540           63,160           --
 Operating
  expense........    (138,459)    (62,314)        (123,191)         (31,914)       (15,000)         (26,148)          --
 Selling, general
  &
  administrative
  expense........    (481,703)    (58,195)        (148,318)         (61,773)       (28,908)         (17,593)          --
 Depreciation and
  amortization...    (187,646)    (87,539)(b)     (140,534)(e)     (122,653)(h)    (29,546)(l)      (68,507)(p)       --
                   ----------     -------         --------         --------        -------         --------       -------
 Net operating
  (loss) income..    (398,838)    (22,007)        (288,882)         (92,173)       (25,914)         (49,088)          --
 Interest
  income.........       7,397         --             6,680              674            --             1,801           --
 Interest
  expense........    (104,355)    (37,926)        (202,251)(f)      (70,006)(i)    (59,416)(m)      (87,227)(q)       --
 Provision for
  loss on
  investment.....      (6,230)        --               --               --             --               --            --
 Foreign exchange
  gain (loss) and
  other expense..       2,690         --              (259)           1,100         (6,047)          13,000(r)
                   ----------     -------         --------         --------        -------         --------       -------
 Net loss before
  income taxes
  and other
  items..........    (499,336)    (59,933)        (484,712)        (160,405)       (91,377)        (121,514)          --
 Shares in
  results of
  affiliated
  companies,
  net............     (63,823)      5,216(c)       (12,563)          50,333(j)         123              --        (22,653)(s)
 Minority
  interests
  in subsidiaries..     1,153         235              --               --           4,928(n)           --            --
 Income tax
  benefit
  (expense)......      (1,215)      1,212             (418)              13            --               --            --
                   ----------     -------         --------         --------        -------         --------       -------
 Net loss........    (563,221)    (53,270)        (497,693)        (110,059)       (86,326)        (121,514)      (22,653)
                   ==========     =======         ========         ========        =======         ========       =======
 Basic and
  diluted net
  loss per
  ordinary share
  A .............       (6.80)
                   ==========
 Weighted-average
  number of
  ordinary shares
  A outstanding..  82,869,342
                   ==========
                   July 1999
                    Senior
                     Notes         UPC
                   Offering     Pro Forma
                   ------------ -------------
Statement of
 Operations Data:
 Service and
  other revenue..       --         953,039
 Operating
  expense........       --        (397,026)
 Selling, general
  &
  administrative
  expense........       --        (796,490)
 Depreciation and
  amortization...       --        (636,425)
                   ------------ -------------
 Net operating
  (loss) income..       --        (876,902)
 Interest
  income.........       --          16,552
 Interest
  expense........   (20,519)(t)   (581,700)
 Provision for
  loss on
  investment.....       --          (6,230)
 Foreign exchange
  gain (loss) and
  other expense..    57,312(u)      67,796
                   ------------ -------------
 Net loss before
  income taxes
  and other
  items..........    36,793     (1,380,484)
 Shares in
  results of
  affiliated
  companies,
  net............       --         (43,367)
 Minority
  interests
  in subsidiaries..     --           6,316
 Income tax
  benefit
  (expense)......       --            (408)
                   ------------ -------------
 Net loss........    36,793     (1,417,943)
                   ============ =============
 Basic and
  diluted net
  loss per
  ordinary share
  A .............                   (14.97)
                                =============
 Weighted-average
  number of
  ordinary shares
  A outstanding..               94,736,425(v)
                                =============

                                             December 31, 1998
                               ---------------------------------------------
                                  N.V.
                               TeleKabel
                                 Beheer      UTH      Pro Forma     NUON
                               Historical Historical Adjustments Transaction
                               ---------- ---------- ----------- -----------
   Consolidated Statement of
    Operations:
    Revenue...................   86,919     99,122         --      186,041
    Operating expense.........  (29,142)   (33,172)        --      (62,314)
    Selling, general and
     administrative expense...  (22,099)   (36,096)        --      (58,195)
    Depreciation and
     amortization.............  (32,128)   (35,408)    (20,003)    (87,539)(b)
                                -------    -------     -------     -------
    Net operating loss........    3,550     (5,554)    (20,003)    (22,007)
    Interest income...........      --         --          --          --
    Interest expense..........  (21,227)   (16,699)        --      (37,926)
    Provision for loss on
     investment related
     costs....................      --         --          --          --
    Foreign exchange gain
     (loss) and other
     expenses.................      --         --          --          --
                                -------    -------     -------     -------
    Net loss before income
     taxes and other items....  (17,677)   (22,253)    (20,003)    (59,933)
    Share in results of
     affiliated companies,
     net......................    6,237    (23,739)     22,718       5,216(c)
    Minority interests in
     subsidiaries.............      --         235         --          235
    Income tax benefit
     (expense)................      --       1,212         --        1,212
                                -------    -------     -------     -------
    Net loss..................  (11,440)   (44,545)      2,715     (53,270)
                                =======    =======     =======     =======

-------
(a) Represents the consolidation of the historical results of operations of N.V. TeleKabel Beheer for the seven months ended July 1998 and the historical results of UTH from inception (August 1998) through December 31, 1998, except as indicated in (b) and (c).

(b) Represents additional depreciation and amortization expense as a result of the NUON Transaction:

    Consolidation of historical amortization and depreciation of
     N.V. TeleKabel Beheer for the seven months ended July 31,
     1998.........................................................  NLG(32,128)
    Consolidation of historical amortization and depreciation of
     UTH for the five months ended December 31, 1998..............  NLG(35,408)
    Amortization of the step-up in basis recorded under purchase accounting, using a 15 year life, for the year ended December
     31, 1998.....................................................  NLG(20,003)
                                                                    ----------
                                                                    NLG(87,539)
                                                                    ==========

(c) Represents additional share in results of affiliates as a result of the NUON Transaction:

    Consolidation of historical share in results of affiliates of
     N.V. TeleKabel Beheer for the seven months ended July 31,
     1998.........................................................  NLG  6,237
    Consolidation of historical share in results of affiliates of
     UTH for the five months ended December 31, 1998..............  NLG(23,739)
    Elimination of the historical share in results recorded by UPC for its 51% investment in UTH for the five months ended
     December 31, 1998............................................  NLG 22,718
                                                                    ----------
                                                                    NLG  5,216
                                                                    ==========

(d) Represents the consolidation of the historical results of operations for @Entertainment for the year ended December 31, 1998, except as indicated in
    (e) and (f), converted from U.S. dollars to Dutch guilders using the December 31, 1998 twelve month average exchange rate.

(e) Represents additional depreciation and amortization expense as a result of the @Entertainment acquisition:

    Consolidation of historical amortization and depreciation of
     @Entertainment for the year ended December 31, 1998..........  NLG (52,371)
    Amortization of the step-up in basis recorded under purchase accounting, using a 15 year life, for the year ended December
     31, 1998.....................................................  NLG (88,163)
                                                                    -----------
                                                                    NLG(140,534)
                                                                    ===========

(f) Represents additional interest expense as a result of the @Entertainment acquisition:

    Consolidation of historical interest expense of
     @Entertainment for the year ended December 31, 1998........  NLG  (43,716)
    Additional interest expense as a result of the debt incurred for the @Entertainment acquisition for the year ended
     December 31, 1998, at an initial annual blended weighted
     average interest rate of 9.7%..............................  NLG (158,535)
                                                                  ------------
                                                                  NLG (202,251)
                                                                  ============

(g) Represents the consolidation of the historical results of operations for A2000 for the year ended December 31, 1998, except as indicated in (h), (i) and (j).

(h) Represents additional depreciation and amortization expense as a result of the A2000 acquisition:

    Consolidation of historical amortization and depreciation of
     A2000 for the year ended December 31, 1998...................  NLG (73,254)
    Reclassification of UPC's amortization of its excess basis in
     A2000 for the seven months ended July 31, 1998...............  NLG (10,434)
    Reclassification of UTH's amortization of its excess basis for the five months ended December 31, 1998......................  NLG  (7,451)
    Amortization of the step-up in basis recorded under purchase accounting, using a 15 year life, for the year ended December
     31, 1998.....................................................  NLG (31,514)
                                                                    -----------
                                                                    NLG(122,653)
                                                                    ===========

(i) Represents additional interest expense as a result of the A2000 acquisition:

    Consolidation of historical interest expense of A2000 for the year ended December 31, 1998.................................. NLG(25,021)
    Additional interest expense as a result of the debt incurred for the A2000 acquisition for the year ended December 31,
     1998, at an initial annual blended weighted average interest rate of 9.7%.................................................. NLG(44,985)
                                                                    ----------
                                                                    NLG(70,006)
                                                                    ==========

(j) Represents the elimination of the historical equity pick-up recorded by UPC and UTH for their investment in A2000:

    Elimination of UPC's share in results of A2000 for the seven months ended July 31, 1998..................................... NLG16,198
    Elimination of UTH's share in results of A2000 for the five months ended December 31, 1998................................. NLG16,250
    Reclassification of amortization of UPC's excess basis in A2000 for the seven months ended July 31, 1998....................... NLG10,434
    Reclassification of amortization of UTH's excess basis in A2000 for the five months ended December 31, 1998.................... NLG 7,451
                                                                     ---------
                                                                     NLG50,333
                                                                     =========

(k) Represents the consolidation of the historical results of operations for Kabel Plus for the year ended December 31, 1998, except as indicated in
    (l), (m) and (n), converted from Czech korunas to U.S. dollars, using the December 31, 1998 twelve month average exchange rate.

(l) Represents additional depreciation and amortization expense as a result of the Kabel Plus acquisition:

    Consolidation of historical amortization and depreciation of
     Kabel Plus for the year ended December 31, 1998............. NLG(20,423)
    Amortization of the step-up in basis recorded under purchase accounting, using a 15 year life, for the year ended
     December 31, 1998........................................... NLG (9,123)
                                                                  ----------
                                                                  NLG(29,546)
                                                                  ==========

(m) Represents additional interest expense as a result of the Kabel Plus acquisition:

    Consolidation of historical interest expense of Kabel Plus for the year ended December 31, 1998.............................  NLG(29,949)
    Additional interest expense as a result of the debt incurred for the Kabel Plus acquisition for the year ended December
     31, 1998, at an initial annual blended weighted average
     interest rate of 9.7%........................................  NLG(29,467)
                                                                    ----------
                                                                    NLG(59,416)
                                                                    ==========

(n) Represents the minority interest in Kabel Plus for the year ended December 31, 1998.

(o) Represents the consolidation of the pro forma results of operations for NBS Nordic for the twelve months ended December 31, 1998, except as indicated in (p), (q) and (r) converted from Swedish Kronor, using the December 31, 1998 twelve month average exchange rate. These pro forma results of operations include Stjarn, as if NBS Nordic acquired Stjarn on January 1, 1998.

(p) Represents additional depreciation and amortization expense as a result of the Stjarn acquisition:

    Consolidation of pro forma amortization and depreciation of NBS
     Nordic for the twelve months ended December 31, 1998..........  NLG(18,673)
    Amortization of the step-up in basis recorded under purchase accounting, using a
     15 year life, for the year ended December 31, 1998............  NLG(49,834)
                                                                     ----------
                                                                     NLG(68,507)
                                                                     ==========

(q) Represents additional interest expense as a result of the Stjarn acquisition:

    Consolidation of pro forma interest expense of NBS Nordic for the twelve months ended December 31, 1998....................  NLG (12,724)
    Additional interest expense as a result of the Stjarn seller's note for the year ended December 31, 1998 at an annual
     interest rate of 8%..........................................  NLG(16,160)
    Additional interest expense as a result of the debt incurred for the Stjarn acquisition for the year ended December 31,
     1998, at an initial annual blended weighted average interest rate of 9.7%.................................................  NLG (58,343)
                                                                    -----------
                                                                    NLG (87,227)
                                                                    ===========

(r) Represents the pro forma exchange rate gain on the U.S. dollar-denominated Stjarn seller's note for the year ended December 31, 1998.

(s) Represents share of results in SBS as a result of the acquisition of a 13.3% interest:

    UPC's proportionate interest in historical results of SBS for the year ended December 31, 1998.............................. NLG (8,929)
    Additional amortization resulting from excess basis in the investment of SBS for the year ended December 31, 1998........ NLG(13,724)
                                                                    ----------
                                                                    NLG(22,653)
                                                                    ==========

(t) Represents amortization of deferred finance costs related to the July 1999 senior notes offering for the year ended December 31, 1998, plus additional interest expense related to the proceeds used for the July 1999 senior notes offering costs and remaining offering proceeds, at an initial annual blended weighted average interest rate of 9.7%.

(u) Represents the pro forma exchange rate gain on our July 1999 U.S. dollar-denominated senior discount notes for the year ended December 31, 1998.

(v) For pro forma purposes, the purchase price for UTH and SBS, which totalled NLG720.5 million, assuming the acquisitions had occurred on January 1, 1998, are assumed to have been funded from proceeds of our initial public offering in February 1999. Consequently, the pro forma weighted average number of shares for the year ended December 31, 1998 assumes the issuance of 11,867,083 ordinary shares A at the initial public offering price of NLG63.91 per share, discounted for underwriting commissions of 5%.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data for the years ended December 31, 1996, 1997 and 1998 have been derived from our audited consolidated financial statements included in this prospectus as restated to include Monor Communications Group, Inc. ("Monor"), Tara Television Limited ("Tara") and Iberian Programming Services, Inc. ("IPS") for all periods in which their operations were part of United's consolidated results. The selected consolidated financial data for the year ended December 31, 1994 has been derived from the audited financial statements of the European cable television operations of Philips Electronics N.V. contributed to us upon our formation as a joint venture. The following selected consolidated financial data for the six months ended December 31, 1995 have been derived from our audited consolidated financial statements not included in this prospectus as restated to include Monor, Tara and IPS. The following selected consolidated financial data for the six months ended June 30, 1995, June 30, 1998 and June 30, 1999 have been derived from unaudited financial statements that, in our opinion, reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial data for such periods and as of such date. Due to the relative value of the assets contributed by United and Philips, the cable television properties contributed by Philips are deemed to be our predecessor. On December 11, 1997, United acquired the 50% of us that it did not already own from Philips. As a result of this acquisition and the associated push-down of United's basis on December 11, 1997, the financial information for the year ended December 31, 1998, the six months ended June 30, 1998 and the six months ended June 30, 1999 is presented on a "post-acquisition" basis. The data set forth below for us is qualified by reference to, and should be read in conjunction with, our audited consolidated financial statements and notes thereto and also with "UPC Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus.

                           Predecessor Interest                             UPC
                         ------------------------ ------------------------------------------------------------
                                      Six Months   Six Months                                  Six Months
                          Year Ended     Ended       Ended      Year Ended December 31,      Ended June 30,
                         December 31,  June 30,   December 31, ---------------------------  ------------------
                             1994        1995         1995      1996      1997      1998      1998      1999
                         ------------ ----------- ------------ -------  --------  --------  --------  --------
                                      (unaudited)                                              (unaudited)
                                       (Dutch guilders, in thousands except per share data)
Statement of Operations
 Data:
 Service and other
  revenue...............   183,600       91,100     100,179    245,179   337,255   408,970   195,270   331,954
 Operating expense......   (44,100)     (23,000)    (32,806)   (82,439) (118,508) (138,459)  (66,111) (151,090)
 Selling, general &
  administrative
  expense...............   (44,500)     (23,600)    (33,617)   (81,176) (119,067) (481,703)  (62,374) (265,138)
 Depreciation and
  amortization..........   (42,200)     (21,100)    (33,974)   (79,832) (132,888) (187,646)  (94,953) (148,404)
                           -------      -------     -------    -------  --------  --------  --------  --------
 Net operating income
  (loss)................    52,800       23,400        (218)     1,732   (33,208) (398,838)  (28,168) (232,678)
 Interest income........       --           --        6,403      2,757     6,512     7,397     2,017    13,520
 Interest expense.......       --           --      (19,873)   (38,475)  (70,738) (104,355)  (48,155)  (62,107)
 Provision for loss on
  investment related
  costs.................       --           --          --         --    (18,888)   (6,230)      --        --
 Gain on sale of
  assets................       --           --          --         --        --        --        --     14,625
 Foreign exchange gain
  (loss) and other
  expense...............       --           --       (3,376)   (21,200)  (41,063)    2,690    (8,234)   (2,595)
                           -------      -------     -------    -------  --------  --------  --------  --------
 Net income (loss)
  before income taxes
  and other items.......    52,800       23,400     (17,064)   (55,186) (157,385) (499,336)  (82,540) (269,235)
 Shares in results of
  affiliated companies,
  net...................    (2,800)      (2,300)    (31,756)   (30,712)  (25,458)  (63,823)  (31,619)  (33,168)
 Minority interests in
  subsidiaries..........      (200)         --         (191)    (2,208)      152     1,153     1,722       115
 Income tax benefit
  (expense).............       --           --          155       (509)    1,649    (1,215)    1,114     1,118
                           -------      -------     -------    -------  --------  --------  --------  --------
 Net income (loss)......    49,800       21,100     (48,856)   (88,615) (181,042) (563,221) (111,323) (301,170)
                           =======      =======     =======    =======  ========  ========  ========  ========
 Adjusted EBITDA........    95,000       44,500      33,756     81,564   104,498   111,435    67,191    15,912
                           =======      =======     =======    =======  ========  ========  ========  ========
 Basic and diluted loss
  per ordinary share A..       n/a          n/a       (0.53)     (0.96)    (1.98)    (6.80)    (1.34)    (2.60)
                                                    =======    =======  ========  ========  ========  ========
 Weighted-average number
  of ordinary shares A
  outstanding...........       n/a          n/a      92,063     92,063    91,533    82,869    82,864   115,955
                                                    =======    =======  ========  ========  ========  ========

                            Predecessor Interest                             UPC
                          ------------------------ ---------------------------------------------------------
                                                                        December 31,
                          December 31,  June 30,   December 31, -----------------------------  June 30,
                              1994        1995         1995       1996      1997      1998       1999
                          ------------ ----------- ------------ --------- --------- ---------  ---------
                                       (unaudited)                                              (unaudited)
                                                   (Dutch guilders, in thousands)
Selected Balance Sheet
 Data
 Non-restricted cash and
  cash equivalents......        700          400      123,895      43,649   100,144    29,571    446,084
 Other current assets...     14,700       10,000      172,687      83,265    85,421   136,046    274,337
 Investments in
  affiliated companies..      5,900        5,200      270,664     260,468   413,649   493,051    436,225
 Property, plant and
  equipment.............    197,800      192,000      277,785     415,989   484,982   602,997  1,930,525
 Intangible assets......      2,300        2,200      209,274     270,407   690,046   680,032  1,603,904
 Total assets...........    222,000      220,400    1,055,094   1,076,552 1,915,704 2,067,779  5,214,963
 Short-term debt........      3,400          --       443,401     449,892   257,515   351,853     34,955
 Other current
  liabilities...........     41,100      132,300       92,574     120,649   185,442   244,514    422,037
 Long-term debt.........        --           --       236,140     275,802   966,100 1,174,749  1,479,739
 Total liabilities......    165,100      132,300      777,506     858,059 1,467,184 2,116,019  1,988,097
 Total shareholders'
  equity (deficit)......     56,900       86,700      276,188     213,938   439,805   (74,174) 3,200,137

    In the above table, we have calculated Adjusted EBITDA as follows:

                           Predecessor Interest                            UPC
                         ------------------------ --------------------------------------------------------
                                      Six Months   Six Months                               Six Months
                          Year Ended     Ended       Ended     Year Ended December 31,    Ended June 30,
                         December 31,  June 30,   December 31, ------------------------  -----------------
                             1994        1995         1995      1996   1997      1998     1998      1999
                         ------------ ----------- ------------ ------ -------  --------  -------  --------
                                      (unaudited)                                          (unaudited)
                                                 (Dutch guilders, in thousands)
Net operating
 income/(loss)..........    52,800      23,400         (218)    1,732 (33,208) (398,838) (28,168) (232,678)
Add Back:
Depreciation and
 amortization...........    42,200      21,100       33,974    79,832 132,888   187,646   94,953   148,404
Compensation expense
 related to stock
 options................       --          --           --        --    4,818   322,627      406   100,186
                            ------      ------       ------    ------ -------  --------  -------  --------
Adjusted EBITDA.........    95,000      44,500       33,756    81,564 104,498   111,435   67,191    15,912
                            ======      ======       ======    ====== =======  ========  =======  ========

                    UPC MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis of financial condition and results of operations covers the years ended December 31, 1996, 1997 and 1998, and the six months ended June 30, 1998 and 1999, as restated to include Monor, Tara and IPS for all periods in which their operations were part of United's consolidated results, and should be read together with our consolidated financial statements and related notes included elsewhere herein. These consolidated financial statements provide additional information regarding our financial activities and condition.

Introduction

    We commenced our present business in July 1995. We provide communications services in 12 European countries and Israel through our three business lines: cable television video services, telephone services and Internet/data services. Our subscriber base is one of the largest of any group of broadband communications networks operated across Europe. We intend to continue to increase our presence in the European market through acquisitions as the European telecommunications market consolidates, and to implement our branded package of video, voice and Internet/data product offerings in systems we acquire. We and Microsoft recently signed a letter of intent to establish a relationship to work jointly on Internet, telephone and video projects.

History of UPC and Recent Developments

    Since formation, we have developed largely through acquisitions. The most recent acquisitions have resulted in significant growth in consolidated revenues and expenditures.

September             In September 1996, we increased our ownership in Norkabel
 1996 Norkabel and    (Norway) from 8.3% to 100%, Kabelkom (Hungary) from 3.9%
 Kabelkom             to effectively 50% and the Swedish system from 2.1% to
 Acquisitions         25.9%. We subsequently sold our interest in the Swedish
                      system. Norkabel was consolidated effective upon its acquisition. Kabelkom was accounted for using the equity method.

January 1997 Janco    In January 1997, we acquired 70.2% of Janco, a cable
 Acquisition          system in Oslo, Norway, from Helsinki Media. In November
                      1997, we merged Norkabel into Janco to form Janco
                      Multicom, of which we held 87.3%. In November 1998, we acquired the remaining 12.7% of Janco Multicom for approximately NLG37.2 million.

December 1997 UPC     On December 11, 1997, we and United acquired the 50% of
 Acquisition          our ordinary shares A held by Philips for NLG450.0
                      million. As part of this acquisition, we purchased 3.17 million shares of Class A Common Stock of United held by Philips for NLG66.8 million and we and United purchased all of our convertible notes back from Philips for NLG339.8 million. The acquisition of UPC was financed with proceeds from our senior revolving credit facility and our bridge bank facility and cash from United.

1996-1998             We sold our unconsolidated interests in our systems in
 Miscellaneous        France called Citecable in 1996, Germany in 1997 and
 SystemSales          Spain in 1998 and our consolidated interest in Portugal
                      in 1998.

January 1998 CNBH     Effective January 1, 1998, we acquired the Combivisie
 Formation and        cable television systems in the region surrounding our
 Combivisie           KTE system in The Netherlands for a purchase price of
 Acquisition          NLG180.8 million. Effective January 1, 1998, we combined
                      the

                      Combivisie and KTE systems to form CNBH and consolidated the results of CNBH through July 31, 1998 (see "UTH Formation").

June 1998 Eastern     On June 29, 1998, we acquired from Time Warner
 Europe               Entertainment Company L.P. 50% of Kabelkom, the Hungarian
 Transactions         cable television system holding company, increasing our
                      ownership to 100%. The purchase price was approximately
                      $27.5 million, $9.5 million of which was payable in cash and $18.0 million by delivery of a non-interest bearing note. We gave Time Warner the option, exercisable until March 26, 1999, to purchase 50% of the Hungarian programming businesses formerly held by Kabelkom, including HBO Hungary, and 100% of TV Max, a Czech and
                      Slovak Republic programming business, for approximately
                      $18.25 million. Effective June 30, 1998, we combined our interests in Kabelkom with Kabeltel, a group of Hungarian cable television systems located in Budapest and other large Hungarian cities, forming Telekabel Hungary. We own
                      79.25% of Telekabel Hungary, Hungary's largest cable television operator, and started consolidating its results as of such date. In March 1999, Time Warner exercised its option to purchase our Hungarian programming business and TV Max.

August 1998 UTH       In August 1998, UPC and NUON combined all of their Dutch
 Formation            broadband cable television and telecommunications
                      businesses to form UTH. We contributed 100% of CNBH and 50% of A2000 for our 51% interest in UTH. NUON contributed 100% of TeleKabel Beheer. UPC and NUON agreed on the relative values of their respective assets and NUON made a small balancing payment of approximately
                      NLG2.0 million for its 49% interest. As a result of the creation of UTH, effective August 1, 1998, we did not consolidate the results of CNBH and accounted for UTH using the equity method of accounting. As described below, however, we purchased the other 49% of UTH in February 1999 and began consolidating UTH effective
                      February 1, 1999.

November 1998         We held our interest in the Israeli, Maltese and Irish
 Increase in          operating systems through a partnership with a subsidiary
 Israeli and          of Tele-Communications International, Inc. In November
 Maltese Systems      1998, we acquired Tele-Communications International
 Ownership            Inc.'s indirect 23.3% and 25.0% interests in the Israeli
                      and Maltese systems for approximately $88.5 million, net of closing adjustments, doubling our respective interests in these systems to 46.6% and 50%. We financed these acquisitions through a loan of $90.0 million (NLG184.5 million) from our primary partners in the Israeli operating system.

November 1998 Sale    As part of the Israeli and Maltese transaction described
 of Irish System      above, in November 1998, we purchased from Riordan
                      Communications Ltd. an indirect 5% interest in an Irish multi-channel television system and 5% of Tara, a company providing Irish programming to the U.K. markets. The purchase price was settled using 384,531 shares of United that we indirectly held. In November 1998, we sold the newly-acquired 5% interest in the Irish multi-channel television system, together with our previously-held 20% interest in this system, to Tele-Communications
                      International, Inc. The purchase price for this transaction was $20.5 million, offsetting part of the purchase price payable for the Israeli and Maltese systems.

December 1998
 Purchase of Monor    In December 1998, United sold to us, in exchange for
 and Tara from        6,330,340 of our ordinary shares A, United's:
 United

                      .   44.75% economic interest in Monor, a company that
                       operates a traditional telephone system in the Monor region of Hungary.

                      .   75% interest in Tara, our programming company that
                       provides Irish programming in the UK with revenues of approximately NLG1.3 million for the year ended December 31, 1998.

                      Because this was an exchange between companies under common control, we have restated our financial statements for all periods in which the operations of these companies were part of United's consolidated financial statements.

February 1999         In February 1999, United sold to us, in exchange for
 Purchase of IPS      4,955,264 of our ordinary shares A, United's
 from United          approximately 33.5% interest in IPS, a group of
                      programming entities focusing on the Spanish- and Portuguese-speaking markets. IPS had revenues of approximately NLG34.0 million for the year ended December
                      31, 1998.

                      Because this was an exchange between companies under common control, we have restated our financial statements for all periods in which the operations of IPS were part of United's consolidated financial statements.

New Acquisitions Since our Initial Public Offering

    Since our initial public offering in February 1999, we have made or agreed to make a significant number of acquisitions, which we refer to in this prospectus collectively as our "new acquisitions." The new acquisitions are all consistent with one of the key elements of our growth strategy, which is to continue to acquire systems and to increase the percentage we own in some systems in order to expand our coverage and implement our branded package of video, voice and Internet/data product offerings in areas adjacent to our existing systems or in new areas if the acquisition is sufficiently large. By this strategy, we seek to upgrade and improve our current services and to achieve substantial economies of scale. We are often and currently are engaged in discussions or negotiations regarding the acquisition of businesses and systems, some potentially significant in relation to our size.

    The following are the acquisitions we have made or agreed to make since our initial public offering in February 1999. The acquisition of Kabel Plus has not yet closed and is subject to a number of closing conditions, including regulatory approvals, that may not be satisfied. The acquisition of Kabel Plus may not, therefore, close. See "Business--Operating Companies."

 The Netherlands

    We have made three acquisitions in The Netherlands, two of which increase our percentage ownership in existing systems to 100% and one of which adds a system to our network that is contiguous to some of our existing systems.

    UTH Acquisition. In February 1999, we acquired from NUON the remaining 49% of UTH that we did not already own for NLG518.1 million. In addition, we purchased from NUON a NLG33.3 million subordinated loan, including interest, dated December 23, 1998, owed by UTH to NUON. We paid for the entire purchase price and loan totaling NLG551.4 million in cash on closing. UTH, through its operating companies, operates our systems in The Netherlands. UTH systems passed approximately 919,725 homes and had approximately 874,425 subscribers as of June 30, 1999. We own 100% of UTH as of February 17, 1999, and began consolidating UTH as of February 1, 1999. This transaction completed our purchase of

100% of N.V. TeleKabel Beheer. This transaction, together with the A2000 acquisition, described below, fully consolidates ownership of our Dutch systems and allows us to jointly manage their operations.

    A2000 Acquisition. In September 1999, we acquired the 50% interest in A2000 that we did not already own for $229.0 million (NLG471.7 million). At closing, we began consolidating A2000's debt. As of June 30, 1999, A2000 had approximately NLG500.2 million of debt. A2000 operates systems serving Amsterdam and its surrounding communities of Landsmeer, Purmerend, Zaanstad, Ouder-Amstel and Hilversum. A2000 systems passed approximately 580,175 homes and had approximately 532,275 cable subscribers, 26,050 cable telephone subscribers and 14,400 high speed Internet subscribers as of June 30, 1999.

    GelreVision Acquisition. In June 1999, we acquired 100% of the GelreVision multi-channel television systems in The Netherlands. The acquisition increased our homes passed by approximately 145,175 and our subscriber base by approximately 132,000, based on June 30, 1999 data. We paid NLG233.9 million for GelreVision. These systems are contiguous to our A2000 and TeleKabel Beheer operations.

 France

    We have made three acquisitions in France, all of which serve to extend our footprint in France.

    Time Warner Cable France Acquisition. In August 1999, we acquired 100% of Time Warner Cable France, a company that controls and operates three cable television systems in the suburbs of Paris and Lyon and in the city of Limoges. The systems passed approximately 232,325 homes and had approximately 74,125 subscribers as of June 30, 1999. The purchase price was approximately $71.1 million (NLG146.9 million). At closing, we began consolidating Time Warner Cable France's debt. As of June 30, 1999, Time Warner Cable France had approximately $49.2 million (NLG100.8 million) of debt. Simultaneous with the acquisition of Time Warner Cable France, we acquired an additional 47.62% of one of its operating systems, Rhone Vision Cable, in which Time Warner Cable France had a 49.88% interest. We paid approximately FFR89.3 million (NLG30.0 million) for this additional interest and increased our ownership interest in Rhone Vision Cable to 97.5%.

    RCF Acquisition. In June 1999, we acquired 95.7% of Reseaux Cables de France for FFR172.0 million (NLG57.8 million). RCF is the fifth largest cable television operation in France, and operates cable television systems throughout France. These systems passed approximately 202,475 homes and had an aggregate of approximately 74,275 subscribers as of June 30, 1999.

    Videopole Acquisition. In August 1999, we acquired 100% of Videopole, the fourth largest cable television operation in France. The Videopole systems passed approximately 358,600 homes and had approximately 141,175 subscribers as of June 30, 1999. The purchase price of $135.1 million (NLG279.4 million) was paid with cash of $69.9 million (NLG144.6 million) and 955,376 of our ordinary shares A. The share price was based on a 20-day average stock price through August 2, 1999.

 Sweden

    Stjarn Acquisition. In July 1999, we acquired Stjarn. Stjarn operates cable television systems serving the greater Stockholm area and leases its fiber optic network, which has access to 770,000 homes and 30,000 businesses. Stjarn systems passed approximately 421,600 homes and had approximately 241,575 subscribers as of June 30, 1999. The purchase price was approximately $397.0 million (NLG817.8 million), $100.0 million (NLG206.0 million) of which was paid in the form of a one year note with interest at 8% per year. The balance of the purchase price was paid in cash. Upon maturity of the note, we will have the option to pay the note in either cash or our shares. At closing, we began consolidating Stjarn's cash and debt. As of June 30, 1999, Stjarn had approximately SEK30.2 million (NLG7.6 million) of cash and cash equivalents and SEK651.1 million (NLG163.7 million) of debt.

 Central and Eastern Europe

    We have significantly expanded our footprint in Central and Eastern Europe through our acquisitions of cable television systems in the Slovak Republic and Poland and our agreement to acquire other systems in the Czech and Slovak Republics.

    SKT Acquisition. In June 1999, we completed the acquisition of SKT spol. s r.o., which operates a cable television system in Bratislava, the capital of the Slovak Republic. The purchase price was $43.25 million (NLG90.7 million). This system passed approximately 168,250 homes and had approximately 157,675 subscribers as of June 30, 1999. In September 1999, SKT changed its name to UPC Slovensko s r.o.

    @Entertainment Acquisition. In August 1999, we acquired @Entertainment, which provides cable television, DTH satellite television services and related programming services in Poland. These systems had approximately 1,669,375 homes passed, 966,750 cable subscribers and 146,095 DTH subscribers as of June 30, 1999. This acquisition adds a significant number of cable subscribers, valuable programming and DTH operations to our existing service. The purchase price was $807.0 million (NLG1,654.4 million). Upon closing, we began consolidating the cash and debt of @Entertainment, which were $74.3 million (NLG152.3 million) and $382.5 million (NLG784.2 million), respectively, as of June 30, 1999. As a result of our acquisition, @Entertainment and one of its subsidiaries are required to offer to repurchase a total of $374.2 million (NLG797.2 million) of outstanding indebtedness. See "@Entertainment Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The repurchase offers are expected to end on November 2, 1999.

    Kabel Plus Acquisition. In June 1999, we agreed to acquire MediaOne's 94.6% interest in Kabel Plus, which owns and operates cable television systems in the Czech and Slovak Republics. The Kabel Plus systems passed approximately 620,000 homes and had an aggregate of approximately 359,000 subscribers as of June 30, 1999. The purchase price is $150.0 million (NLG319.5 million). At closing, we will consolidate Kabel Plus' debt. As of June 30, 1999, Kabel Plus had debt of approximately NLG48.5 million. Approximately NLG 48.5 million of Kabel Plus' debt as of June 30, 1999 may become due upon closing of the acquisition unless the lenders consent to the acquisition. The Kabel Plus acquisition is expected to close in October 1999.

 Programming

    In May 1999, we acquired a further 16.5% interest in IPS from an unaffiliated party for approximately $7.6 million (NLG15.6 million), increasing our ownership to 50%.

    In July 1999, we closed the purchase of approximately 4.8% of SBS, which owns and operates television and radio broadcasting stations across nine countries in Europe, for cash of approximately $24.3 million (NLG50.1 million). In August 1999, we acquired an additional 8.5% interest in SBS for $75.9 million (NLG154.8 million), increasing our interest to 13.3%. This investment will align us with one of the leading European broadcasting companies with which we intend to jointly develop and purchase new programming services.

 Acquisition Integration

    The integration of new acquisitions is the responsibility of our regional managing directors, working in close conjunction with our corporate headquarters and our business units. This process is initiated strategically prior to the acquisition. Upon obtaining control, we begin the process of integrating and aligning policies and procedures, reviewing management and personnel for redundancy and establishing our strategy. We direct these changes through the budget and reforecast process. In certain circumstances, implementation of our policies, procedures and strategy will have an impact on financial statement disclosure and reported operations. For example, at @Entertainment we have noted that their non-pay disconnect policy is more lenient than ours and may, pending further assessment, result in the disconnection of over 50,000 subscribers reported as of June 30, 1999. Of this amount, we have already disconnected 7,500 subscribers. Additionally, our strategy with regard to @Entertainment's DTH and programming business may lead to segregation of this business and closer alignment with our distribution and programming business units. Further, our policy with regards to customer premise equipment (set-top boxes) is generally to maintain ownership. Therefore, we have initiated a policy to discontinue the sale of @Entertainment's DTH set-top boxes to subscribers and, instead, we will provide them to new subscribers for a monthly rental fee.

Overview of Our Activities

 Services

    Our operating systems generally offer a range of video service subscription packages including a basic tier, which typically includes 26 to 32 channels, and an expanded basic tier, which typically includes 6 to 13 additional channels. In some systems, we also offer mini-tiers, premium programming, which typically includes 2 channels, and pay-per-view programming, which includes 5 to 10 channels.

    To date, our primary source of revenue has been cable television video services. For the year ended December 31, 1997, the year ended December 31, 1998 and the six months ended June 30, 1999, video services accounted for approximately 95.0%, 92.4% and 87.2%, respectively, of our consolidated revenues. For the same periods, our Internet/data service accounted for about 0.2%, 2.3% and 5.9%, respectively, and our telephone services accounted for 0%, 0.1% and 6.9%, respectively, of our consolidated revenues.

    Historically, video service revenue has increased as a result of:

  . subscriber growth from both well-established and developing systems, primarily in our Austrian and Central and Eastern European systems;

  . increases in revenue per subscriber from basic rate increases and the introduction of expanded basic tiers and pay-per-view services; and

  . acquisition of systems, primarily in The Netherlands, Norway and Hungary.

    For a discussion of our revenue recognition policies, see note 2 of the Notes to our Consolidated Financial Statements.

    We believe that an increasing percentage of our future revenues will come from telephone and Internet/data services. Within a decade, video services could account for half of our total revenue, as our revenue from other services increases. These are forward-looking statements and will not be fulfilled unless our new services grow significantly. Capital constraints, technological limitations, competition, lack of programming, loss of personnel, adverse regulation and many other factors could prevent our new services from growing as we expect.

 Pricing

    We usually charge a one-time installation fee when we connect subscribers, a monthly subscription fee that depends on whether a basic or expanded basic tier service is provided and which includes use of the set-top box, and incremental amounts for those subscribers purchasing pay-per-view and premium programming, which are generally offered only to expanded basic tier subscribers. @Entertainment, the Polish system that we recently acquired, currently operates by selling a set-top box to each subscriber. In order to prevent this practice acting as a barrier to entry for subscribers, effective April 1, 1999, the boxes have been sold at a price substantially reduced by promotional incentives. This policy will have a significant negative impact on @Entertainment's Adjusted EBITDA. Prior to April 1, 1999, @Entertainment retained ownership of the installed set-top boxes. We have initiated a policy to conform this aspect of @Entertainment's operations to our general policy of retaining ownership of the installed set-top boxes and providing them to subscribers for a monthly rental fee.

    In our Western European markets, price controls by various local and national governmental agencies apply to the basic tier services. Expanded basic tier, pay-per-view and premium programming are subject to EU and national competition laws generally but are not subject to sector-specific price controls.

 Costs of Operations

    Video services operating costs include the direct costs of programming, franchise fees and operating expenses necessary to provide the service to the subscriber. Direct costs of programming are primarily variable, based on the number of subscribers. The cost per subscriber is established by negotiation between us and the program supplier or rates negotiated by cable associations. Franchise fees, where applicable, are typically based upon a percentage of revenue and typically range from a low of 3% to 5% in Belgium to approximately 13.5% in Austria. Other direct operating expenses include operating personnel, service vehicles, maintenance and plant electricity.

    Selling, general and administrative expenses include personnel-related costs such as stock-based compensation expenses, marketing, sales and commissions, legal and accounting, office facilities and other overhead costs.

    Stock-based compensation expense results from our stock option and phantom stock option plans, which, prior to our initial public offering in February 1999, required variable plan accounting. Increases in the fair market value of our shares result in compensation charges that are expensed for vested options. Decreases in fair market value would result in compensation credits. A compensation charge is generally a non-cash expense unless the option holder puts the vested option to us for cash. Following our initial public offering, we settle the options in shares upon exercise; therefore options issued pursuant to the stock option plan no longer require variable plan accounting. Our phantom stock option plans, however, continue to require variable plan accounting.

Results of Operations

    The following table sets forth summary information derived from our Consolidated Statements of Operations for the years ended December 31, 1996, 1997 and 1998, and the six months ended June 30, 1998 and 1999 (unaudited). As a result of United's acquisition of our company and the associated push-down of United's basis on December 11, 1997, this information is presented on a "post-acquisition" basis. The operating results from which these percentages have been derived were restated to include Monor, Tara and IPS for all periods for which their operations were part of United's consolidated results.

                                                          Six Months Ended
                           Year Ended December 31,            June  30,
                          -----------------------------   -------------------
                           1996       1997       1998       1998       1999
                          -------   --------   --------   --------   --------
                                                             (unaudited)
                                (Dutch guilders, in thousands)
Service and other
 revenue................  245,179    337,255    408,970    195,270    331,954
Operating expense.......  (82,439)  (118,508)  (138,459)   (66,111)  (151,090)
Selling, general and
 administrative
 expense................  (81,176)  (119,067)  (481,703)   (62,374)  (265,138)
Depreciation and
 amortization...........  (79,832)  (132,888)  (187,646)   (94,953)  (148,404)
                          -------   --------   --------   --------   --------
 Net operating income
 (loss).................    1,732    (33,208)  (398,838)   (28,168)  (232,678)
Interest income.........    2,757      6,512      7,397      2,017     13,520
Interest expense........  (14,263)   (41,995)   (92,308)   (44,343)   (60,156)
Interest expense,
 related party..........  (24,212)   (28,743)   (12,047)    (3,812)    (1,951)
Provision for loss on
 investment related
 costs..................      --     (18,888)    (6,230)       --         --
Gain on sale of assets..      --         --         --         --      14,625
Foreign exchange gain
 (loss) and other
 expense................  (21,200)   (41,063)     2,690     (8,234)    (2,595)
                          -------   --------   --------   --------   --------
 Net loss before income
 taxes and other items..  (55,186)  (157,385)  (499,336)   (82,540)  (269,235)
Share in results of
 affiliated companies,
 net....................  (30,712)   (25,458)   (63,823)   (31,619)   (33,168)
Minority interests in
 subsidiaries...........   (2,208)       152      1,153      1,722        115
Income tax benefit
 (expense)..............     (509)     1,649     (1,215)     1,114      1,118
                          -------   --------   --------   --------   --------
Net loss................  (88,615)  (181,042)  (563,221)  (111,323)  (301,170)
                          =======   ========   ========   ========   ========
Other information:
Adjusted EBITDA.........   81,564    104,498    111,435     67,191     15,912
                          =======   ========   ========   ========   ========
As a Percentage of
 Revenue:
Operating expense.......     33.6%      35.1%      33.9%      33.9%      45.5%
Selling, general and
 administrative
 expense................     33.1%      35.3%     117.8%      31.9%      79.9%
Depreciation and
 amortization...........     32.6%      39.4%      45.9%      48.6%      44.7%
Net operating (loss)
 income.................      0.7%      (9.8%)    (97.5%)    (14.4%)    (70.1%)
Net loss................    (36.1%)    (53.7%)   (137.7%)    (57.0%)    (90.7%)
Adjusted EBITDA.........     33.3%      31.0%      27.2%      34.4%       4.8%

 Revenue

    During the six months ended June 30, 1999, our revenue increased NLG136.7 million to NLG332.0 million from NLG195.3 million for the six months ended June 30, 1998, a 70.0% increase. Of this increase, approximately NLG104.6 million resulted from increased cable television revenue, NLG22.5 million resulted from increased telephony revenue and NLG12.7 million resulted from increased Internet/data revenue. Revenue from programming and other services decreased NLG3.1 million. The increase in cable television revenue primarily resulted from the consolidation of UTH effective February 1, 1999. For the period from February 1, 1999 through June 30, 1999, cable television revenue from UTH totaled NLG86.8 million, as compared to cable television revenue from CNBH, our only consolidated Dutch system for the six months ended June 30, 1998, of NLG26.5 million. We also began consolidation of Telekabel Hungary upon its formation in July 1998, resulting in cable television revenue for the six months ended June 30, 1999 of NLG34.9 million. The remaining increase in cable television revenue came from subscriber growth. The increase in telephony revenue is primarily a result of the consolidation of UTH, as well as increased telephony revenue from the launch of telephony services in Austria, France and Norway in the first half of 1999. The increase in Internet/data revenue is primarily due to increased revenue from Austria and Belgium due to subscriber growth, and the launch of Internet/data services in France, The Netherlands and Norway in the first half of 1999.

    During the year ended December 31, 1998, our revenue increased NLG71.7 million to NLG409.0 million from NLG337.3 million for the year ended December 31, 1997, a 21.3% increase. Of this increase approximately NLG57.4 million resulted from increased cable television revenue, NLG8.7 million resulted from increased Internet/data revenue and the remainder, NLG5.6 million, resulted from Tara and other services. The increase in cable television revenue resulted primarily from the acquisition of Combivisie in January 1998 which was consolidated through July 31, 1998 and the consolidation of Telekabel Hungary effective July 1, 1998. Of the NLG57.4 million approximately 21.6% was attributable to Combivisie and 48.2% was attributable to Telekabel Hungary. The balance of the increase in cable television revenue came from subscriber growth and in increased revenue per subscriber in Austria, and increased revenue from subscriber growth in the systems we are developing in France and Eastern Europe.

    During the year ended December 31, 1997, our revenue increased NLG92.1 million to NLG337.3 million from NLG245.2 million for the year ended December 31, 1996, a 37.6% increase. A substantial portion of this increase was attributable to the acquisition of Norkabel in October 1996 and the acquisition of Janco in January 1997, which together amounted to NLG77.0 million. The remaining increase in revenue was attributable to subscriber growth in the Austrian systems, increases in subscription fees in some systems and revenues from developing systems in France, Romania and the Slovak Republic, which were not included in the 1996 operating results.

 Operating Expense

    During the six months ended June 30, 1999, our operating expense increased NLG85.0 million to NLG151.1 million from NLG66.1 million, an increase of 128.6%. Of this increase, approximately NLG32.0 million resulted from increased cable television operating costs, NLG21.7 million resulted from increased telephony operating costs, NLG28.7 million resulted from increased Internet/data operating costs and NLG2.6 million resulted from increased operating costs for other services. The increase in cable television operating costs primarily resulted from the consolidation of UTH effective February 1, 1999 and the consolidation of Telekabel Hungary effective July 1, 1998. For the period from February 1, 1999 through June 30,1999, consolidated cable television operating expense from UTH totaled NLG20.6 million, as compared to cable television operating costs of CNBH, UPC's only consolidated Dutch system for the six months ended June 30, 1998, of NLG5.4 million. Total cable television operating costs of Telekabel Hungary were NLG11.3 million for the six months ended June 30, 1999. The balance of the increase in cable television operating costs relates to subscriber growth. The increase in telephony operating costs is primarily a result of the consolidation of UTH, as well as increased telephony operating costs from the launch of telephony services in Austria, France and Norway in the first half of 1999. The increase in Internet/data services operating costs is primarily due to increased operating costs in Austria and Belgium due to subscriber growth, and the launch of Internet/data services in France, The Netherlands and Norway in the first half of 1999. We expect operating expense as a percentage of revenue to increase as new video, telephone and Internet/data services are introduced.

    During the year ended December 31, 1998, our operating expense increased NLG20.0 million to NLG138.5 million from NLG118.5 million for the year ended December 31, 1997, a 16.9% increase. Approximately NLG9.9 million of this increase was attributable to the results of Telekabel Hungary, which were consolidated effective July 1, 1998. In addition, approximately NLG2.0 million was attributable to the acquisition of Combivisie. The remaining increase comprised direct costs related to subscriber growth and increased operating costs related to the introduction of our Internet/data services. As a percentage of revenues, operating expense declined from 35.1% for the comparable period in 1997 to 33.9%. This was due primarily to the lower operating costs in the Combivisie system and a reduction of operating costs in Tara. We expect operating expense as a percentage of revenue to increase as new video, telephone and Internet/data services are introduced.

    During the year ended December 31, 1997, our operating expense increased NLG36.1 million to NLG118.5 million from NLG82.4 million the previous year, a 43.8% increase. Most of this increase was attributable to the acquisition of Norkabel in October 1996 and of Janco in January 1997, which together amounted to NLG27.5 million, the consolidation of Tara amounting to NLG6.6 million, as well as the inclusion of operating expenses related to developing systems in France, Romania and the Slovak Republic that were not included in the 1996 operating results. In addition, operating expenses during 1997 included expenses related to the introduction of expanded basic tier programming in Austria, Belgium and The Netherlands and Internet/data services in Austria and Belgium.

 Selling, General and Administrative Expense

    During the six months ended June 30, 1999, our selling, general and administrative expense increased NLG202.7 million to NLG265.1 million from NLG62.4 million, an increase of 324.8%. A substantial portion of this increase, and the increase as a percentage of revenue, results from a stock-based compensation charge of NLG100.2 million attributable to our stock option plans for the six months ended June 30, 1999, compared to NLG0.4 million for the six months ended June 30, 1998. Of the remaining increase in selling, general and administrative expense, NLG30.1 million is an increase in cable television selling, general and administrative expense, NLG27.7 million is an increase in telephone selling, general and administrative expense, NLG29.9 million is an increase in Internet/data selling, general and administrative expense (excluding NLG1.5 million for the chello broadband option plan) and NLG14.9 million is an increase in corporate and other selling, general and administrative costs. The increase in cable television selling, general and administrative costs is primarily attributable to the consolidation of UTH effective February 1, 1999 and the consolidation of Telekabel Hungary as of July 1, 1998. For the period from February 1, 1999 through June 30, 1999, consolidated cable television selling, general and administrative costs from UTH totaled NLG20.1 million, as compared to cable television selling, general and administrative costs from CNBH, UPC's only consolidated Dutch system for the six months ended June 30, 1998, of NLG4.0 million. Total cable television selling, general and administrative costs of Telekabel Hungary were NLG10.8 million for the six months ended June 30, 1999. The balance of the increase in cable television selling, general and administrative expenses relates to subscriber growth. The increase in telephony selling, general and administrative costs is primarily a result of the consolidation of UTH, as well as increased development and the launch of telephony services in Austria, France and Norway in the first half of 1999. The increase in Internet/data services selling, general and administrative costs is also primarily attributable to the further development and launch preparation costs. We expect selling, general and administrative costs as a percentage of revenue to decrease in the future as the new video, telephone and Internet/data services mature.

    During the year ended December 31, 1998, our selling, general and administrative expense increased NLG362.6 million to NLG481.7 million from NLG119.1 million for the year ended December 31, 1997, a 304.5% increase. A substantial portion of this increase and the increase as a percentage of net revenue resulted from a stock-based compensation charge of NLG322.6 million attributable to our stock option plans for the year ended December 31, 1998. In addition, we incurred NLG15.9 million in general and administrative expenses attributable to the formation and start up of chello broadband. A portion of this increase was also attributable to the acquisition of Combivisie and the acquisition of Telekabel Hungary, with the remaining increase comprising additional selling, general and administrative expenses related to the development of new businesses, including further development of Internet/data services and preparation for the launch of telephone services in The Netherlands, Norway and France. We expect selling, general and administrative expense, excluding stock-based compensation expense, as a percentage of revenue to continue to increase as new video, telephone and Internet/data services are introduced. In the future, stock-based compensation expense will be recognized only for our phantom stock option plans which continues to require variable plan accounting. Therefore, we expect this expense as a percentage of selling, general and administrative expense to decrease.

    During the year ended December 31, 1997, our selling, general and administrative expense increased NLG37.9 million to NLG119.1 million from NLG81.2 million for the prior year, a 46.7% increase. A substantial portion of this increase was attributable to the acquisition of Norkabel in October 1996 and of Janco in January 1997, which together amounted to an increase in selling, general and administrative expense of NLG19.1 million, as well as the inclusion of expenses related to the consolidation of Tara and developing systems in France, Romania and the Slovak Republic that were not included in 1996. Selling, general and administrative expense during the year ended December 31, 1997, also included expenses related to the introduction of expanded basic tier programming in Austria, Belgium and The Netherlands and Internet/data services in Austria and Belgium, as well as a stock-based compensation charge of NLG4.8 million.

    Our allowance for doubtful accounts as a percentage of trade receivables for the years ended December 31, 1996, 1997 and 1998 was 37.9%, 40.6% and 41.6%, respectively. This high allowance as a percentage of trade receivables results primarily from our billing process, whereby subscribers receive and generally pay their invoice before the service period begins. Therefore, most of our outstanding receivables generally represent overdue accounts requiring consideration for an allowance. Our receivable balance is generally less than one-half of a month of our revenue.

 Depreciation and Amortization

    During the six months ended June 30, 1999, our depreciation and amortization expense increased NLG53.4 million to NLG148.4 million from NLG95.0 million for the six months ended June 30, 1998, a 56.2% increase. The increase is primarily due to additional depreciation and amortization from the consolidation of UTH effective February 1, 1999 and the consolidation of Telekabel Hungary effective July 1, 1998. The remaining increase comprised additional depreciation related to additional capital expenditures to upgrade the network in our Western European systems and new-build for developing systems.

    During the year ended December 31, 1998, our depreciation and amortization expense increased NLG54.8 million to NLG187.7 million from NLG132.9 million for the year ended December 31, 1997, a 41.2% increase. NLG26.3 million of this increase and much of the increase as a percentage of our net revenue was attributable to the application of push-down accounting, including goodwill created in connection with the acquisition of UPC. The remaining increase comprised additional depreciation related to the acquisition of Combivisie and acquisition of Telekabel Hungary, additional capital expenditures to upgrade the network in our Western European systems and new-build for developing systems.

    During the year ended December 31, 1997, our depreciation and amortization expense increased NLG53.1 million to NLG132.9 million from NLG79.8 million in 1996, a 66.5% increase. The majority of the increase was directly attributable to the acquisition of Norkabel in October 1996 and of Janco in January 1997, which together amounted to NLG45.4 million. The remaining increase comprised additional depreciation from capital expenditures to upgrade the network in our primary systems and new-build for developing systems.

    On January 25, 1999 we entered into a letter of intent with Microsoft providing for the establishment of a technical services relationship. In connection with this letter of intent, we have agreed to grant Microsoft warrants to purchase up to 3,800,000 ordinary shares A or ADSs representing such shares at Microsoft's option, at an exercise price of $28.00 per ordinary share A or ADS. Half of these warrants are expected to be formally issued in the fourth quarter of 1999. These warrants will be exercisable after one year from issuance for a period of three years. The other half of the warrants will be issued upon the signing of the first definitive agreement. This half of the warrants will vest and become exercisable based on performance criteria to be established in the definitive agreements, although they also will not be exercisable until at least one year after the date of the closing of our initial public offering. The first half of the warrants are for the right to negotiate to license technology from Microsoft under definitive agreements to be negotiated in the future. Concurrent with our initial public offering, we recorded as contract acquisition rights approximately NLG64.4 million associated with the first half of the warrants. Such costs will be amortized on a straight-line basis over the expected contract life, which is yet to be determined. The accounting for the cost associated with the second half of the warrants will depend upon the ultimate nature of the performance criteria giving rise to the earn-out of these warrants. These warrants will be recorded as such at fair value when it is probable the performance criteria will be met, in accordance with EITF Issue No. 96-18.

 Operating Income (Loss); Adjusted EBITDA

    During the six months ended June 30, 1999, operating loss increased NLG204.5 million to NLG232.7 million from NLG28.2 million, a 725.2% increase. Approximately 48.8% of this increase resulted from the stock-based compensation charge of NLG100.2 million related to our stock option plans for the six months ended June 30,1999. A substantial portion of the remaining increase in net operating loss is due to the focus on the continued development of our telephone and Internet/data services. Adjusted EBITDA for the six months ended June 30, 1999 decreased NLG51.3 million to NLG15.9 million, a 76.3% decrease. Substantially all of this decrease in Adjusted EBITDA can be attributed to the increased negative EBITDA related to development of our telephone, Internet/data and programming services.

    During the year ended December 31, 1998, operating loss increased NLG365.6 million to NLG398.8 million from NLG33.2 million, a 1,101.2% increase. Approximately 88.2% of this increase resulted from the stock-based compensation charge of NLG322.6 million related to our stock option plans. A substantial portion of the remaining increase resulted from new depreciation and amortization expense from the acquisition of UPC, the acquisition of Combivisie and the acquisition of Telekabel Hungary. Adjusted EBITDA increased NLG6.9 million to NLG111.4 million from NLG104.5 million, a 6.6% increase. As a percentage of revenue, Adjusted EBITDA decreased to 27.2% from 31.0%, a 12.3% decrease. The decrease in Adjusted EBITDA was primarily attributable to NLG15.9 million in costs attributable to the formation and start up of chello broadband in addition to additional expenses related to the further development of Internet/data services and the preparation for launch of telephone services.

    During the year ended December 31, 1997, operating loss increased to NLG33.2 million from operating income of NLG1.7 million for the year ended December 31, 1996. This increase was primarily related to depreciation and amortization expense and the consolidation of Tara. Adjusted EBITDA increased NLG22.9 million to NLG104.5 million from NLG81.6 million, a 28.1% increase. During the year ended December 31, 1997, Adjusted EBITDA as a percentage of revenue dropped from 33.3% in 1996 to 31.0%, a decrease of about 6.9%. This decrease was primarily related to negative Adjusted EBITDA from developing systems in France and the Slovak Republic and the consolidation of Tara.

    We believe the introduction of telephone services and Internet/data services will have a significant negative impact on operating income (loss) and Adjusted EBITDA during 1999. Thereafter, this negative impact is expected to decline. We intend for our new businesses to be Adjusted EBITDA positive after two to three years following introduction of service, but there can be no assurance that this will occur. The financial effect of the development of our video programming businesses and the construction of our digital distribution platform will depend upon our ability to find joint venture partners for these new investments. If we are unable to find joint venture partners for these new investments, we will be required to consolidate all of the losses of these new investments.

 Interest Expense

    During the six months ended June 30, 1999, interest expense increased NLG13.9 million to NLG62.1 million from NLG48.2 million during the same period in 1998, a 28.8% increase. This increase was due primarily to increases in interest cost related to the DIC Loan, consolidation of the NUON Facility and the acquisition of Telekabel Hungary in June 1998. See "--Liquidity and Capital Resources."

    During the year ended December 31, 1998, interest expense increased NLG33.7 million to NLG104.4 million from NLG70.7 million during the same period in 1997, a 47.7% increase. This increase was due primarily to increases in indebtedness related to the UPC Acquisition in December 1997, the acquisition of Combivisie in January 1998 and the acquisition of Telekabel Hungary in June 1998. See "--Liquidity and Capital Resources."

    During the year ended December 31, 1997, interest expense increased NLG32.2 million to NLG70.7 million from NLG38.5 million during the same period in 1996, an 83.6% increase. This increase was due primarily to additional indebtedness incurred for the acquisition of Norkabel in October 1996 and, to a lesser extent, indebtedness incurred to fund developing systems, corporate overhead and the acquisition of UPC. See "--Liquidity and Capital Resources."

 Provision for Loss on Investment Related Costs

    The provision for loss on investment-related costs totaled NLG18.9 million, NLG6.2 million and NLG0 million for the years ended December 31, 1997 and 1998, and the six months ended June 30, 1999, respectively. During 1998, Tara wrote-off its deferred development costs. During 1997, we made a strategic decision to sell our interest in our Portuguese system due to competitive pressures beyond our control. After receiving several offers for the sale of our Portuguese system substantially less than the carrying value of our investment, we recorded a permanent impairment on the investment. The system was subsequently sold in January 1998.

 Foreign Exchange Gain (Loss) and Other Expense

    Foreign exchange gain (loss) and other expense reflected a loss of NLG2.6 million for the six months ended June 30, 1999 as compared to a loss of NLG8.2 million for the same period in 1998. The foreign exchange loss during the six months ended June 30, 1999 was due primarily to a decrease in the value of the Dutch guilder in relation to the U.S. dollar as compared to December 31, 1998 which was partially offset by an increase in the value of the Dutch guilder to the Norwegian kroner in the second quarter of 1999 as compared to December 31, 1998. Subsequent to December 31, 1998, we repaid a significant portion of our remaining U.S. dollar-denominated indebtedness with proceeds from our initial public offering. Foreign exchange gain (loss) and other expense reflected a gain of NLG2.7 million for year ended December 31, 1998 as compared to a loss of NLG41.1 million for the same period in 1997. The foreign exchange gain during 1998 was due primarily to a more stable Dutch guilder in relation to the U.S. dollar during 1998 as compared to 1997.

    Foreign exchange loss and other expense increased NLG19.9 million to a loss of NLG41.1 million for the year ended December 31, 1997 from a loss of NLG21.2 million for the previous year. This increase in foreign exchange loss was due primarily to the weakening of the Dutch guilder in relation to the U.S. dollar and its related impact on our U.S. dollar-denominated indebtedness, primarily pay-in-kind convertible notes owed to Philips.

 Share in Results of Affiliated Companies, Net

    The table below sets forth our share in results of affiliated companies for the applicable periods. It shows the consolidation, following our July 1, 1998 acquisition, of our Hungarian cable television holding company, although our Hungarian programming business continues to be accounted for using the equity method.

                                                         For the Six Months
                              Year Ended December 31       Ended June 30,
                              -------------------------  --------------------
                               1996     1997     1998      1998       1999
                              -------  -------  -------  ---------  ---------
                                                             (unaudited)
                                    (Dutch guilders, in thousands)
A2000........................ (19,965) (25,458) (26,631)   (23,182)   (26,078)
UTH..........................     --       --   (22,780)       --      (5,407)
Hungary (Kabelkom,
 programming and cable
 television).................    (262)   4,431   (7,970)    (5,719)      (219)
UII Partnership (Israel,
 Ireland and Malta)..........   1,896   10,589     (666)       861        --
Tevel(1).....................     --       --       --         --      (3,557)
Melita(1)....................     --       --       --         --        (348)
Monor........................  (4,475)  (9,633)  (4,381)    (2,122)     1,793
IPS..........................  (8,426)  (5,188)    (337)      (444)       395
Other(2).....................     520    (199)   (1,058)    (1,013)       253
                              -------  -------  -------  ---------  ---------
Total........................ (30,712) (25,458) (63,823)   (31,619)   (33,168)
                              =======  =======  =======  =========  =========

--------------------
(1) Historically, we held our interests in Israel, Ireland and Malta in UII, a general partnership. In November 1998, we acquired our partner's interest in Tevel and Melita and sold our interest in PHL.
(2) "Other" shows in 1996 our share in results from Spain, France and Germany, in 1997, 1998 and 1999, our share in results from TV Max and a Czech and Slovak Republic programming business.

    For the six months ended June 30, 1999, our share in net losses of affiliated companies increased to NLG33.2 million from NLG31.6 million for the six months ended June 30, 1998, a 5.1% increase. The increase was primarily due to increased losses from our 51% investment in UTH, accounted for as an equity investment until February 1, 1999 when we acquired the remaining 49% and began consolidating the investment. We also had increased losses from A2000, Tevel and Xtra Music for the six months ended June 30, 1999. These losses were partially offset by the sale of our Hungarian programming and cable television investment in the first quarter of 1999, as well as a decrease in losses from Monor and other investments for the six months ended June 30, 1999 as compared to the same period in 1998.

    For the year ended December 31, 1998, our share in net losses of affiliated companies increased to NLG63.8 million from NLG25.5 million for the year ended December 31, 1997, a 150.2% increase. A substantial portion of the increase in share in net losses was attributable to additional amortization of goodwill of A2000, Kabelkom, our Hungarian cable television holding company, and the partnership through which we held our interests in the Israeli, Irish and Maltese operating companies, in each case related to the new basis of accounting established in the step acquisition of us by United. A2000 also had increased losses as it began to introduce telephone services during this period. The share in net losses of Kabelkom for the year ended December 31, 1998, as compared to the net income over the comparable period in 1997, was related to the introduction of a new programming channel, increased programming fees, a loss of HBO subscribers due to the introduction of two additional commercial channels by competitors, and additional overhead costs. Effective July 1, 1998, we consolidated results from our Hungarian cable television businesses and no longer accounted for them in share of results of affiliated companies. The loss in the UII Partnership resulted from additional amortization as discussed above, in addition to losses incurred by Tevel during the last quarter of the year of which our share increased from 23.3% to 46.6%. These losses resulted from goodwill amortization and financing expense related to Tevel's acquisition of Gvanim Cable Television Ltd.

    For the year ended December 31, 1997, our share in net losses of affiliated companies decreased to NLG25.5 million from NLG30.7 million for the previous year, a 16.9% decrease, primarily as a result of improved earnings from the partnership holding the Israeli, Irish and Maltese systems, offset by increased losses from Monor.

Statements of Cash Flows

    We had cash and cash equivalents of NLG446.1 million as of June 30, 1999, an increase of NLG416.5 million from NLG29.6 million as of December 31, 1998. We had cash and cash equivalents of NLG29.6 million as of December 31, 1998, a decrease of NLG70.5 million from NLG100.1 million as of December 31, 1997. Cash and cash equivalents as of December 31, 1997 represented an increase of NLG56.5 million from NLG43.6 million as of December 31, 1996.

                                                          For the Six Months
                             Year Ended December 31,        Ended June 30,
                            ----------------------------  --------------------
                              1996      1997      1998      1998       1999
                            --------  --------  --------  --------  ----------
                                                              (unaudited)
                                    (Dutch guilders, in thousands)
Cash flows from operating
 activities...............    42,530   132,433    73,000    50,713     (61,787)
Cash flows from investing
 activities...............    (6,394) (402,340) (613,347) (279,526) (1,215,716)
Cash flows from financing
 activities...............  (116,756)  326,482   471,913   191,747   1,693,697
Effect of exchange rates
 on cash..................       366       (72)   (2,139)     (910)        319
Net increase (decrease) in
 cash and cash
 equivalents..............   (80,254)   56,503   (70,573)  (37,976)    416,513
Cash and cash equivalents
 at beginning of period...   123,895    43,641   100,144   100,144      29,571
                            --------  --------  --------  --------  ----------
Cash and cash equivalents
 at end of period.........    43,641   100,144    29,571    62,168     446,084
                            ========  ========  ========  ========  ==========

 Cash Flows from Operating Activities

    During the six months ended June 30, 1999, net cash flow from operating activities decreased NLG112.5 million to NLG(61.8) million from NLG50.7 million for the comparable period in 1998, a 221.9% decrease. This decrease was primarily related to increased cash needs for working capital, start-up costs for Internet/data and telephony and the consolidation of UTH as of February 1, 1999.

    During the year ended December 31, 1998, net cash flow from operating activities decreased NLG59.4 million to NLG73.0 million from NLG132.4 million for the comparable period in 1997, a 44.9% decrease. This decrease was primarily related to increased cash needs for working capital.

    Net cash flow from operating activities totaled NLG132.4 million for the year ended December 31, 1997, as compared to NLG42.5 million for the year ended December 31, 1996, an increase of NLG89.9 million. This increase was primarily related to cash generated from working capital including increased current liabilities and a reduction of accounts receivable.

 Cash Flows from Investing Activities

    We used approximately NLG1,215.7 million of cash in investing activities during the six months ended June 30, 1999, compared to NLG279.5 million for the six months ended June 30, 1998. During the six months ended June 30, 1999, cash was used principally for the acquisitions of:

  .  UTH, which represented NLG491.5 million, net of cash acquired;

  .  GelreVision, which represented NLG233.6 million, net of cash acquired;

  .  UPC Slovensko, which represented NLG 88.2 million, net of cash acquired;
     and

  .  RCF, which represented NLG57.8 million, net of cash acquired.

    Capital expenditures for property, plant and equipment, including other tangible assets such as system upgrade and new-build activities, represented NLG315.4 million. During the six months ended June 30, 1999, we had a net decrease in restricted cash from NLG19.6 million from the release of NLG30.3 million of restricted cash upon pay-off of the bridge bank facility and the deposit of NLG10.7 million for the acquisiton of Videopole. During this period we made a net investment in affiliates of NLG51.0 million and received proceeds from the sale of our Hungarian programming assets of NLG36.7 million. We also made an investment in bonds of NLG34.5 million.

    We used approximately NLG613.3 million of cash in investing activities during the year ended December 31, 1998, compared to NLG402.3 million for the year ended December 31, 1997. During the year ended December 31, 1998, cash was used principally for new acquisitions including the acquisitions of Combivisie and Kabelkom, which together represented NLG200.2 million, including goodwill related to the acquisitions, and for capital expenditures for property, plant and equipment, including other tangible assets such as system upgrade and new-build activities, which represented NLG281.7 million. Also during 1998, we acquired an additional 23.3% and 25% interest in Tevel and Melita, respectively, for approximately NLG170.1 million, acquired the remaining minority interest in Janco and sold our investment in PHL. Both the acquisition of the minority interest in Janco, through the release of escrowed funds, and the sale of PHL provided funds to us which offset our other investing activities. During the year ended December 31, 1997, cash was used for new acquisitions, primarily Janco for NLG85.1 million, an additional cash-funded letter of credit of NLG47.0 million to acquire the remaining interest in Janco Multicom, and capital expenditures including upgrade and new-build activities totaling NLG145.6 million.

    We used approximately NLG402.3 million of cash in investing activities during the year ended December 31, 1997, compared to NLG6.4 million for the year ended December 31, 1996. During the year ended December 31, 1997, cash was used principally for (1) the acquisition of Janco and other acquisitions, which represented NLG127.9 million including goodwill related to the acquisitions,
(2) a cash-funded letter of credit to purchase the remaining interest in Janco Multicom, which represented NLG47.0 million, (3) the continuation of our upgrade and new-build construction program, which represented NLG145.6 million of capital expenditures and also including goodwill and other intangible assets, and (4) the purchase of United stock, which represented NLG66.8 million. In contrast, during the year ended December 31, 1996 cash was used principally for purchases of property, plant and equipment, goodwill and other intangible assets, which represented NLG106.6 million, for the continuation of our upgrade and new-build construction and for acquisitions, which represented NLG46.5 million and was primarily as a result of our acquisition of our partner's interest in the partnership that held the Norwegian, Swedish and Hungarian cable television systems. These investing activities were offset by repayments from A2000 and its subsidiaries of NLG146.7 million after these companies obtained long-term financing.

 Cash Flows from Financing Activities

    We had NLG1,693.7 million of cash flows from financing activities during the six months ended June 30, 1999, as compared to NLG191.7 million for the six months ended June 30, 1998. Principal sources of cash include net proceeds from our initial public offering of NLG2,660.1 million. Additional sources of cash were from short-term borrowings of NLG15.4 million and long-term borrowings of NLG682.3 million, which includes borrowings on the New TeleKabel facility of NLG539.9 million, borrowings under the senior credit facility of NLG110.0 million, borrowings under the Mediareseaux facility of NLG29.2 million and other borrowings of NLG3.2 million. Concurrent with the public offering DIC exercised its option to acquire shares for proceeds of NLG89.6 million, which we used to pay $45.0 million (NLG87.8 million) of the DIC Loan. We used proceeds from the public offering to pay NLG620.0 million of the senior revolving credit facility, NLG110.0 million of the bridge bank facility and the note payable to United of NLG157.4 million. An additional NLG191.0 million of the senior revolving credit facility was paid by Telekabel Wien. As part of the acquisition of UTH, we also paid a loan to NUON of NLG33.0 million. In March, UTH paid off its existing credit facility of NLG620.0 million with a new facility, plus funding from UPC. We paid down other loans of NLG78.5 million, including NLG41.7 million for the Telekabel Hungary facility. We used proceeds from the sale of our programming assets in Hungary to pay the Time Warner note totaling NLG36.4 million.

    During the six months ended June 30, 1998 our primary source of cash was borrowings from United of NLG129.9 million and from our senior revolving credit facility and CNBH's major facility of NLG270.9. We repaid long and short-term borrowings from our bridge bank facility and KTE facility of NLG206.0 million and incurred financing costs of NLG3.0 million.

    We had NLG471.9 million of cash flows from financing activities during the year ended December 31, 1998, as compared to NLG326.5 million for the year ended December 31, 1997. Principal sources of cash during that period included gross proceeds from long-term debt, which represented NLG529.6 million, including additional borrowings from our senior revolving credit facility and CNBH's major facility, a loan from our primary partners in the Israeli operating system of $90.0 million (NLG170.1 million) and borrowings from United, which represented NLG176.1 million. We repaid long-term and short-term borrowings of approximately NLG252.6 million during the same period, including NLG131.1 million of our bridge bank facility and NLG65.0 million under a KTE bank facility.

    Cash flows from financing activities during the year ended December 31, 1997 were NLG326.5 million, as compared to negative cash flow from financing activities of NLG116.8 million for the year ended December 31, 1996. Principal sources of cash from financing activities during that period included gross proceeds of NLG1,402.1 million from short-term and long-term debt including NLG883.9 million under our senior revolving credit facility, NLG252.5 million under our bridge bank facility, bank loans and other obligations of NLG65.0 million in The Netherlands and other obligations primarily related to the acquisition of Janco and the refinancing of Norkabel, which represented NLG200.7 million. During the same period, we repaid approximately NLG587.9 million of short-term borrowings, including Dutch credit facilities of NLG384.7 million, short-term debt assumed in the acquisition of Norkabel of NLG138.4 million, other short-term credit arrangements of NLG22.1 million and other long-term debt of NLG24.8 million. In December 1997, we also repaid NLG170.4 million of the pay-in-kind convertible notes and purchased NLG292.6 million of ordinary shares A from Philips as part of the acquisition of UPC.

    Cash flows from financing activities during the year ended December 31, 1996 were negative NLG116.8 million. Financing activities during the year ended December 31, 1996 included raising gross proceeds of NLG326.1 million from short-term and long-term loans and repayment of long- and short-term facilities of NLG440.4 million.

Liquidity and Capital Resources

    Historically, we have financed our operations and acquisitions primarily from:

  .    cash contributed by United upon our formation;
  . debt financed at the UPC corporate level and project debt financed at the operating company level;
  .    equity raised in our initial public offering;
  .    debt raised in our July 1999 offering of senior notes; and
  .    operating cash flow.

    We have both well-established and developing systems. In general, we have used the cash contributed by United upon formation and debt financed at the UPC corporate level to fund acquisitions, developing systems and corporate overhead. We have financed our well-established systems and, when possible, our developing systems, with project debt and operating cash flow. Also, well-established systems generally have stable positive cash flows that, to the extent permitted by applicable credit facilities, may be used to fund other operations. Developing systems are at various stages of construction and development and generally depend on us for some of the funding for their operating needs until project financing can be secured.

 Debt Facilities

    We, our consolidated and unconsolidated affiliates and our new acquisitions had the following principal long-term and short-term debt facilities outstanding as of June 30, 1999, as well as the senior notes we sold in July 1999. Debt denominated in currencies other than Dutch guilders has been translated to Dutch guilders for the last column.

                                                                Facility Size  Outstanding
                            Final                               or Principal   At June 30,
 Description (Borrower)    Maturity       Interest Rate            Amount         1999
 ----------------------   ---------- ------------------------  --------------- -----------
                                                                (in millions)
UPC and Consolidated
 Subsidiaries:
Long-Term Debt
Senior notes                    2009 EURIBOR + 4.15%               (Euro)377.4       --
                                2009 8.54% through 8/1/04;         (Euro)377.4       --
                                     thereafter EURIBOR +
                                     4.15%
                                2009 10 7/8%                       (Euro)300.0       --
Senior discount notes           2009 12 1/2%                            $735.0       --
                                                               (upon maturity)
Senior Credit Facility          2006 EURIBOR, LIBOR + 0.75%      (Euro)1,000.0  NLG458.0
 (UPC, Telekabel Wien                to  2.0% per annum
 and UPC Norge)
TeleKabel Facility (The         2007 EURIBOR + 0.75% to 2.0%       (Euro)340.0  NLG539.9
 Netherlands)                        per annum
CNBH Facility                   2008 AIBOR + 0.60% to 1.6%            NLG274.0  NLG239.5
                                     per annum
Mediareseaux Facility           2007 FFR LIBOR + 0.75% to 2.0%       FFR 680.0   NLG69.5
RCF Credit Facility         Dec 2005 PIBOR + 1.5%                    FFR 252.4   NLG81.4
DIC Loan (UPC)                  2000 8.0% per annum + 6.0% of            $45.0   NLG95.9
                                     principal amount at
                                     maturity
United Loan (UPC)         March 2001 10.75% per annum                   $100.0   NLG13.9
New Acquisition Debt
Short-Term Debt
Stjarn Revolving Credit   March 2000 NBU + 0.60%                      SEK150.0   NLG27.4
 Facility
Stjarn Credit Facility A  March 2000 STIBOR + 1.25%                   SEK371.0   NLG83.0
Long-Term Debt
A2000 Group Facilities     2005-2006 AIBOR + 0.7/0.75% or a           NLG510.0  NLG500.2
                                     fixed rate advance +
                                     0.7/0.75%
@Entertainment:
 PCI Discount Notes             2003 9 7/8% per annum                   $130.0  NLG265.8
 1998 Senior Discount           2008 14.5% per annum                    $125.1  NLG276.9
  Notes
 1999 Senior Discount           2009 14.5% per annum                    $100.0  NLG202.7
  Notes
 1999 Series C Senior           2008 7% per annum                         $9.8   NLG21.8
  Discount Notes
Rhone Vision Cable         June 2002 LIBOR + 1%                       FFR680.0  NLG100.8
 Facility
Kabel Plus Facility             2000 PRIBOR                         CZK1,345.4   NLG48.5
Unconsolidated
 Affiliates:
Tevel Facilities          2007- 2010 Fixed rate ranging from            $248.5  NLG526.0
                                     5.5%-6.0%
Melita Facility                 2007 7.44%-7.93%                        Lm14.0   NLG48.9
Monor Facility                  2006 LIBOR + 1.5%                        $50.0   NLG71.8

 Offering of Senior Notes in July 1999

    In July 1999, we completed an offering of $800.0 million 10 7/8% senior notes due 2009, (Euro)300.0 million 10 7/8% senior notes due 2009 and $735.0 million 12 1/2% senior discount notes due 2009. Interest payments on the senior notes will be due semi-annually, commencing February 1, 2000. The senior discount notes will not accrue interest until August 1, 2004. Commencing February 1, 2005, interest on the senior discount notes will be payable semi-annually. In order to minimize our currency and interest rate exposure, the $800.0 million 10 7/8% senior notes have been swapped into senior euro notes totalling (Euro)754.7 million. Of the senior euro notes, (Euro)377.35 million have a fixed interest rate of 8.54% through August 1, 2004, thereafter switching to a variable rate of EURIBOR +4.15%. The remaining (Euro)377.35 million have a variable interest rate of EURIBOR +4.15%, for an initial rate of 7.093%. The indentures governing our senior notes offered in July 1999 place certain limitations on our ability, and the ability of our subsidiaries, to borrow money, issue capital stock, pay dividends in stock or repurchase stock, make investments, create certain liens, engage in certain transactions with affiliates, and sell certain assets or merge with or into other companies.

    Senior Revolving Credit Facility. We and certain of our subsidiaries were parties to a NLG1.1 billion revolving credit facility. We repaid this facility in full in July 1999 with the initial drawdown on the Senior Credit Facility described below.

    Senior Credit Facility. On July 27, 1999, a newly-formed subsidiary, UPC Facility B.V., Telekabel Wien and UPC Norge and Bank of America International Limited, CIBC World Markets plc, Citibank N.A., MeesPierson N.V., Paribas, The Royal Bank of Scotland plc, Toronto Dominion Bank Europe Limited, and The Toronto-Dominion Bank, as Facility Agent and Security Agent, executed a Loan and Note Issuance Agreement for a (Euro)1.0 billion (NLG2.2 billion) multicurrency senior secured credit facility (the "Senior Credit Facility"). Until the earlier of October 31, 1999 or the completion of the syndication of the Senior Credit Facility, availability under the Senior Credit Facility is limited to (Euro)500.0 million and such amount may not be used to finance any acquisitions.

    The Senior Credit Facility matures on July 27, 2006 and is comprised of two tranches. The (Euro)750.0 million Tranche A is a senior secured reducing revolving credit facility. Tranche B is a (Euro)250.0 million term loan credit facility. The Senior Credit Facility bears interest at EURIBOR (for borrowings in euro) and at LIBOR (for all other borrowings) plus a margin of between 0.75% and 2.0% (which shall be at least 1.5% for the first six months following closing) plus an additional cost of funding calculation. In addition to repaying our senior revolving credit facility, proceeds from the Senior Credit Facility are to be used to fund acquisitions, repay certain intercompany debts, pay interest on funds downstreamed from the proceeds of high yield issues, general corporate purposes, capital expenditures, pay amounts due under the Senior Credit Facility and other permitted distributions. Borrowings under the Senior Credit Facility are limited by financial ratio tests. The Senior Credit Facility contains provisions that require its immediate prepayment at the option of the lenders if we cease to own more than 50% of, or lose our ability to exercise control over, UPC Facility B.V. Immediate prepayment is also required, unless waived by the banks to whom 66 2/3% of the outstanding principal is owing, or, if no principal amounts are outstanding, banks whose aggregate principal committments exceed 66 2/3% of the total principal available, if United ceases to own more than 50% and loses its ability to control us. In addition, the Senior Credit Facility limits UPC Facility B.V.'s and its subsidiaries' acquisitions funded by loan proceeds to (Euro)400.0 million over the life of the Senior Credit Facility, with a further limitation on Eastern European new acquisitions to businesses or entities having no more than 150,000 cable subscribers (excluding certain acquisitions announced before signing the facility). Furthermore, the Senior Credit Facility contains certain financial covenants and restrictions on UPC Facility B.V. and most of its subsidiaries' ability to incur indebtedness, dispose of assets, merge and enter into affiliate transactions. Net proceeds of certain disposals (including sales by us of less than 50% of our current interest in UPC Facility B.V.) are required to be used to prepay the facility. Among other things, the facility would prohibit dividends and other payments to us (other than certain management fees and the repayment of specified intercompany indebtedness in an aggregate principal amount not to exceed $250.0 million, if such repayment does not result in a breach of any covenants), unless UPC Facility B.V. has received an equivalent distribution from certain of its subsidiaries. In addition, the Senior Credit Facility permits UPC Facility B.V. to upstream payments to us after April 1, 2002 for the purpose of servicing interest on our senior notes (in addition to the $250.0 million noted above) only if UPC Facility B.V.'s ratio of senior debt to annualised net operating cash flow is less than or equal to 4.5:1.0. The Senior Credit Facility contains customary events of default, including a material adverse change default.

    This facility is secured by, among other things, pledges of the shares of UPC Facility B.V., UPC Norge, UPC Belgium, Cable-Network Austria Holding ("CNAH"), Stipdon and Telekabel Hungary. UPC Facility B.V., UPC Belgium, CNAH, Stipdon and Telekabel Hungary are guarantors under the facility. The collateral and guarantees under this facility also secure our liability under any currency and/or interest rate hedging arrangements entered into in connection with the senior notes and senior discount notes offered in July 1999, although only
(Euro)100.0 million of the indebtedness represented by such arrangements is pari passu with the indebtedness under the Senior Credit Facility. This facility limits the amount of yearly management fees that can be paid to us, in addition to management, consultancy and similar fees paid on bona fide arm's length terms in the ordinary course of business to affiliates, to (Euro)5.0 million.

    TeleKabel Facility (The Netherlands). In March 1999, TeleKabel Beheer replaced their existing NLG690.0 million facility with a senior facility and additional shareholder loans. The senior facility consists of a (Euro)340.0 million (NLG750.0 million) revolving facility to N.V. TeleKabel that will convert to a term facility on December 31, 2001. (Euro)5.0 million of this facility is in the form of an overdraft facility that is available until December 31, 2007. This facility was used, among other things, to repay a portion of the NUON facility and for capital expenditures. The facility bears interest at the Euro Interbank Offered Rate plus a margin between 0.75% and 2.00% based on leverage multiples tied to N.V. TeleKabel's net operating income plus an additional cost of funding calculator. The new facility is secured by, among other things, a pledge over the shares in N.V. TeleKabel and by pledges over shares in its subsidiaries as well as asset pledges. The facility restricts N.V. TeleKabel's ability to incur additional debt. This facility generally restricts the payment of dividends and distributions, unless, among other things, we achieve certain financial ratios. This facility also restricts the amount of management fees that can be paid to us. The facility is immediately due and payable if TeleKabel Beheer ceases to own 100% of N.V. TeleKabel or if we cease to own directly or indirectly more than 50% of TeleKabel Beheer.

    CNBH Facility. In February 1998, CNBH entered into a secured NLG250.0 million ten-year term facility with a syndicate of banks led by Rabobank. In August 1998, this facility was increased to NLG266.0 million. The facility bears interest at AIBOR plus a margin of between 0.6% and 1.6%. Most of the proceeds were used to repay in full a Combivisie bridge facility entered into in connection with the acquisition of Combivisie (NLG122.0 million) and a KTE bank facility (NLG65.0 million). The remaining amount under this facility is available to finance certain capital expenditures. Beginning in 2001, CNBH will be required to apply 50% of its excess cash flow to prepayment of this facility. The facility restricts the incurrence of debt, the payment of dividends and distributions and limits the amount of payments to us under our general services agreement. In January 1999, this facility was increased to NLG274.0 million. In connection with this facility, we entered into a project support agreement providing, among other things, for us to retain majority ownership of CNBH. In connection with this facility, CNBH also entered into a NLG5.0 million ten-year term working capital facility with Rabobank.

    Mediareseaux Facility. In July 1998, Mediareseaux entered into an FFR680.0 million (NLG228.4 million) term facility with Paribas to finance capital expenditures, working capital and acquisitions. This facility is secured by the assets of Mediareseaux and a pledge of our stock of Mediareseaux. The availability of this facility depends on revenue generated and its debt to equity ratios. Drawings under this facility may be made until December 31, 2002. The repayment period runs from January 1, 2003 to final maturity in 2007. Mediareseaux may not draw more than FFR120 million (NLG40.3 million) of this facility for acquisitions. During the repayment period, Mediareseaux must apply 50% of its excess cash flow in prepaying the facility. This facility generally restricts the payment of dividends and distributions. This facility also restricts Mediareseaux from incurring additional indebtedness, subject to certain exceptions. In July 1998, Mediareseaux also secured a 9.5 year FFR20 million (NLG6.7 million) overdraft facility, subject to the same terms and conditions as this facility except for the availability tests which are not applicable. Until certain financial covenants are met, we must own more than 51% of Mediareseaux. Generally, investments by Mediareseaux and its subsidiaries require approval of the facility agent except for investments in cash and certain marketable securities that are pledged to support the facility. This facility also restricts the amount of management fees that Mediareseaux may pay to us. Mediareseaux is currently negotiating the refinancing of this facility with Paribas.

    DIC Loan. In November 1998, a subsidiary of DIC loaned us $90.0 million. The loan from DIC was subsequently assigned to an Israeli bank. We used the proceeds to acquire interests in the Israeli and Maltese systems. The loan from DIC matures in November 2000 and is secured by our pledge of our ownership interest in the Israeli system. The loan from DIC bears interest at the nominal rate of 8% per annum. This interest is payable, together with an additional 6% of the principal amount, on maturity. The loan from DIC may be repaid on quarterly prepayment dates with three months prior notice by us. In connection with the loan from DIC, we granted the Discount Group, our partner in the Israeli system, an option to acquire $90.0 million, plus accrued interest, of ordinary shares A at a price equal to 90% of the initial public offering price. Subsequent to December 31, 1998, we negotiated an amendment to this option, resulting in an option to acquire $45.0 million, plus accrued interest, of ordinary shares A at a price equal to 90.0% of the initial public offering price, and, if this option is exercised, another option to acquire $45.0 million, plus accrued interest, of ordinary shares A at a price equal to the 30 day average closing price of our ordinary shares A on the Stock Market of Amsterdam Exchanges, or the initial public offering price, whichever is higher. At our initial public offering, DIC exercised the first option and acquired 1,558,654 ordinary shares A. We repaid $45.0 million of the loan, plus accrued interest, with proceeds from the option exercise. The other option is exercisable until September 30, 2000.

    United Loan. We borrowed approximately $70.0 million from United, a substantial portion of which was repaid at the time of our initial public offering. The loan bears interest at 10.75% per annum and is payable on March 31, 2001. The indebtedness is convertible at United's option into ordinary shares A. Any conversion into or payment in ordinary shares A will be at NLG63.91 per share, our initial public offering price. We intend to repay the outstanding balance with proceeds of this offering.

    A2000 Facilities. In January 1996, A2000 and its wholly-owned subsidiary Kabeltelevisie Amsterdam entered into bank facilities of NLG90.0 million and NLG375.0 million, respectively. In October 1996, A2000 Hilversum, a wholly-owned subsidiary of A2000, entered into a bank facility of NLG45.0 million. These facilities have between nine- and ten-year terms and interest rates of AIBOR + 0.75% or AIBOR + 0.7% or fixed-rate (fixed prior to each advance) increased by 0.7% or 0.75% per annum. These facilities also restrict the borrowers from incurring additional indebtedness and from paying dividends and distributions, subject to certain exceptions. The A2000 facilities are secured by mortgages and pledges, including pledges on Kabeltelevisie Amsterdam and A2000 Hilversum shares and assets. A2000 is currently negotiating a credit of up to NLG620.0 million to replace these facilities.

    PCI Discount Notes. Poland Communications, Inc. ("PCI"), @Entertainment's major operating subsidiary, sold $130.0 million of PCI discount notes in October 1996. The PCI discount notes bear interest at 9 7/8% and interest is payable on May 1 and November 1 of each year. The PCI discount notes mature on November 1, 2003.

    The indenture governing the PCI discount notes contains covenants limiting, among other things, PCI's ability to:

  . incur additional indebtedness;
  . make certain payments and distributions, including dividends;
  . approve the issuance and sale of the capital stock of @Entertainment's subsidiaries;
  . sell its assets;
  . create certain liens;
  . enter into transactions with its affiliates;
  . invest in non-controlled entities;

  . guarantee indebtedness by subsidiaries;
  . purchase of the notes upon the change of control;
  . pay dividends and make other payments affecting @Entertainment's subsidiaries;
  . effect certain consolidations, mergers, and sale of assets;
  . pursue certain lines of business; and
  . change its ownership.

    Pursuant to the terms of the PCI indenture, PCI has offered to repurchase all of the PCI discount notes as a result of our acquisition of @Entertainment. The repurchase offer will expire in November 1999.

    1998 Senior Discount Notes. On July 14, 1998, @Entertainment sold 252,000 units, each consisting of 14 1/2% senior discount notes due 2008 and warrants entitling the warrant holders to purchase 1,824,514 shares of @Entertainment common stock. This 1998 offering generated approximately $125.1 million gross proceeds to @Entertainment. The senior discount notes are unsubordinated and unsecured obligations of @Entertainment. Cash interest on the senior discount notes will not accrue prior to July 15, 2003. After that, cash interest will accrue at a rate of 14.5% per year and will be payable semi-annually in arrears on January 15 and July 15 of each year, beginning on January 15, 2004. The senior discount notes will mature on July 15, 2008. Subsequent to the initial private placement of these notes, @Entertainment made a registered offer to exchange these notes for its 1998 Senior Discount Notes. The 1998 Senior Discount Notes have the same terms as the notes for which they were exchanged (except for certain registration rights), were issued under the same indenture and are treated as one series with such notes. @Entertainment has also offered to repurchase these notes.

    The indenture governing the 1998 Senior Discount Notes has covenants substantially similar to the PCI indenture.

    1999 Senior Discount Notes. In January 1999, @Entertainment sold 256,800 units consisting of senior discount notes due 2009 and warrants to purchase 1,813,665 shares of @Entertainment's common stock (the "1999 Units Offering"). The senior discount notes were issued at a discount to their aggregate principal amount at maturity yielding gross proceeds of approximately $100.0 million. Cash interest on the senior discount notes will not accrue prior to February 1, 2004. Thereafter, cash interest will accrue at a rate of 14 1/2% per annum, payable semi-annually in arrears on August 1 and February 1 of each year, commencing August 1, 2004. Subsequent to the initial private placement of these notes, @Entertainment made a registered offer to exchange these notes for its 1999 Senior Discount Notes. The 1999 Senior Discount Notes have the same terms as the notes for which they were exchanged (except for certain registration rights), were issued under the same indenture and are treated as one series with such notes. @Entertainment has also offered to repurchase these notes.

    The indenture governing the 1999 Senior Discount Notes has covenants substantially similar to the PCI indenture.

    1999 Series C Senior Discount Notes. On January 20, 1999, @Entertainment sold $36,001,321 aggregate principal amount at maturity of series C senior discount notes generating approximately $9.8 million of gross proceeds. The series C senior discount notes are senior unsecured obligations of @Entertainment. The series C senior discount notes were issued at a discount to their aggregate amount. Original issue discount will accrete from January 20, 1999, until July 15, 2008, the date of maturity of the series C senior discount notes. Cash interest on the series C senior discount notes will accrue from July 15, 2004 at a rate of 7.0% per year on the principal amount at maturity, and will be payable semi-annually in arrears, on July 15 and January 15 of each year beginning January 15, 2005. Before January 15, 2004, cash interest on the series C senior discount notes will not accrue. @Entertainment has also offered to repurchase these notes.

    The indenture governing the series C senior discount notes has covenants substantially similar to the PCI indenture.

    RCF Credit Facility. In 1990, RCF and six of its subsidiaries entered into a FFR160.0 million (NLG53.8 million) credit facility with a consortium of banks led by Banque Bruxelles Lambert to finance working capital and operations. In 1995, this facility was amended and extended to FFR252.4 million (NLG84.8 million) to refinance three further credit facilities entered into by other subsidiaries of RCF with a consortium of banks including Banque Bruxelles Lambert and led by Banque Nationale de Paris in an aggregate amount of FFR
108.0 million (NLG36.3 million) in 1993. The loan bears an interest rate of PIBOR (the French interbank offer rate) plus 1.5%, payable in arrears quarterly. The loan had to be repaid in yearly installments of FFR34.6 million (NLG11.6 million) beginning at the end of 1999 until December 31, 2005. Subject to certain exceptions, the loan restricts RCF and certain of its subsidiaries from incurring certain additional indebtedness, from having liens on or disposing of certain assets, from merging or consolidating and from making dividend payments.

    Rhone Vision Cable Credit Facility. In July 1996, Rhone Vision Cable entered into a FFR680.0 million (NLG228.4 million) credit facility with Paribas and NatWest Markets to finance construction and installation of Rhone Vision Cable networks. The facility bears interest of LIBOR plus 1%, payable quarterly. The facility must be repaid by June 30, 2002, or on the June 30th or December 31st first occurring six months after network completion. The facility is secured by pledges of all the shares and the most important assets of Rhone Vision Cable and by a guarantee given by the Departement du Rhone (for up to 50% of any sum due under the facility). The facility restricts Rhone Vision Cable's ability to secure additional financing, incur additional debt or transfer shares and a change of control is deemed an event of default under the facility. Moreover, under certain circumstances, the lenders are entitled to set up a company as successor of Rhone Vision Cable to benefit from the terms of the concession agreement and EPARI is entitled to prepay the facility and assume Rhone Vision Cable's position.

    Kabel Plus Facility. In December 1996, Kabel Plus entered into a CZK1,345.4 million (NLG81.0 million) credit facility with Citibank International to finance and refinance the construction of their cable system in the Czech Republic and for general operational purposes. The facility bears interest of PRIBOR. The facility must be repaid by June 30, 2000. The facility restricts Kabel Plus' ability to secure additional debt and a change of control is deemed an event of default under the facility. Prepayment of advances made under the facility is permitted provided ten days advance notice of such prepayment is given. This facility may become due upon closing of the acquisition unless the lenders consent to the sale.

    Stjarn Credit Facility. In December 1998, Stjarn's parent company entered into a SEK521.0 million loan agreement with Nordbanken AB to refinance certain debt. The loan consists of a facility A, a medium term loan in the amount of SEK371.0 million, and a facility B, a short term loan in the amount of SEK150.0 million. These facilities are secured by pledges of shares in Stjarn's parent company's subsidiary and bears interest at the rate of STIBOR plus between 0.75% and 1.25%. Originally, the A facility was to be repaid in eleven semi-annual installments of between SEK41.0 million and SEK25.0 million beginning in May 1999 until November 2004. The B facility has been fully repaid and replaced by a revolving credit facility in the amount of SEK150.0 million. The commitment fee for the revolving facility amounts to 0.30% and is based on the difference between the committed credit amount and the utilized amount. The contract fee is 0.15% and is based on the committed credit amount. Interest on utilized funds amounts to NBU +0.60% units. The interest period is three months. The A facility restricts Stjarn's ability to encumber its present or future assets and to enter into sale-leaseback agreements. As a result of our acquisition of Stjarn, both the A facility and the revolving facility now fall due on March 31, 2000.

    Tevel Facilities. In August 1998, Tevel entered into three secured loan agreements totaling NIS965.5 million (NLG501.4 million) to finance the acquisition of Gvanim and working capital. These facilities bear interest at a fixed margin of 5.5% to 6.0% over the Israeli consumer price index. The loans mature in the years 2007 to 2010 and the repayment periods of the principal amounts commence in the year 2000. These facilities are secured by Tevel's pledge of its ownership interest in Gvanim and limit Tevel's ability to pay dividends, encumber, sell or transfer its assets, issue or allot shares, alter its corporate structure and incur indebtedness.

    Melita Facility. In December 1998, Melita, the Maltese system operator, entered into two term loans and an overdraft facility, facilitating a total of Lm14.0 million (NLG37.1 million) with a maturity in 2007 to refinance a Lm9.0 million facility and to finance capital expenditure and working capital. The interest rates on the term loans and overdraft facility vary between 7.44% and 7.93%. The loans are secured by a general pledge on all of Melita's present and future property. Availability depends on satisfaction of leverage covenants and interest coverage. The loans restrict Melita's ability to encumber or transfer its assets.

    Monor Facility. In September 1997, Monor entered into a $50.0 million (NLG106.5 million) term loan facility with a syndicate of banks led by Credit Lyonnais. The proceeds of Monor's facility were used to repay indebtedness and for capital expenditures in the build-out of Monor's network. Monor's facility matures on December 31, 2006 and bears interest at LIBOR plus 1.5%. Monor's facility is secured by a pledge over the shares of Monor and its assets. This facility limits Monor's ability to encumber its assets, incur indebtedness and pay dividends.

 Restrictions under our Indentures

    Our activities are restricted by the covenants of our indentures dated July 30, 1999, under which the senior notes and senior discount notes were issued. Among other things, our indentures place certain limitations on our ability, and the ability of our subsidiaries, to:

  .borrow money,
  .issue capital stock,
  .pay dividends in stock or repurchase stock, .make investments,
  .create certain liens,
  .engage in certain transactions with affiliates, and .sell certain assets or merge with or into other companies.

    Under the terms of our indentures, if we raise additional equity (including the proceeds of this offering), we will be permitted to incur additional debt.

 Restrictions under United Indentures

    As a subsidiary of United, our activities are also restricted by the covenants in United's indentures dated February 5, 1998 and April 29, 1999. The United indentures generally limit the additional amount of debt that we or our subsidiaries or controlled affiliates may borrow, or preferred shares that we or they may issue.

 Sources of Capital

    We had approximately NLG446.1 million of unrestricted cash and cash equivalents on hand as of June 30, 1999. In addition, we had additional borrowing capacity at the corporate and project debt level including CNBH, Mediareseaux and Telekabel Hungary facilities.

    During February 1999, we successfully completed an initial public offering selling 44.6 million shares on the Stock Market of Amsterdam Exchanges and Nasdaq National Market System and raising gross and net proceeds from the offering of approximately NLG2,852.9 million and NLG2,660.1 million, respectively. Concurrent with the offering DIC exercised one of its two option agreements acquiring approximately 1.6 million shares for NLG89.6 million. Proceeds from the sale of the shares to DIC were used to repay $45.0 million of the DIC Loan and related interest. Proceeds from the offering were used to reduce the senior revolving credit facility (NLG635.8 million, including accrued interest of NLG15.8 million), repay in its entirety the bridge bank facility (NLG110.0 million, net of the interest reserve account), acquire NUON's 49% interest in UTH (NLG518.1 million) and assume from NUON a NLG33.0 million subordinated loan, including accrued interest (NLG33.3 million). Subsequent to the offering, we also repaid $80.0 million

(NLG157.4 million) of the note payable to United and an additional NLG191.0 million of the senior revolving credit facility and completed the acquisitions of GelreVision (NLG233.9 million), UPC Slovensko (NLG90.7 million) and RCF (NLG57.9 million).

    On July 30, 1999, we closed an offering of our 10 7/8% senior notes due 2009 and our 12 1/2% senior discount notes due 2009. The offering generated gross proceeds of approximately $1.5 billion (NLG3.2 billion), consisting of $800.0 million of 10 7/8% notes, (Euro)300.0 million of 10 7/8% notes and $400.7 million of 12 1/2% discount notes. The proceeds from the July 1999 senior note offerings will primarily be used to partially fund existing and planned acquisitions. Also, subsequent to June 30, 1999, we entered into a
(Euro)1.0 billion Senior Credit Facility. Until the earlier of October 31, 1999 and the completion of the syndication of the Senior Credit Facility, availability under the Senior Credit Facility is limited to (Euro)500.0 million and such amount may not be used to finance any acquisitions. Proceeds from the Senior Credit Facility were used to refinance the existing Senior Revolving Credit Facility. The remaining available proceeds are expected to be used to repay certain intercompany debts, pay interest on funds downstreamed from the proceeds of the bond offering, general corporate purposes, capital expenditures, pay amounts due under the Senior Credit Facility and other permitted distributions.

    The consummation of our tender offer of @Entertainment resulted in a change of control of @Entertainment and, as a result, @Entertainment became obligated to offer to repurchase any of its senior discount notes that the noteholders put to it at 101% of their accreted value, plus accrued and unpaid interest. @Entertainment's wholly-owned subsidiary, PCI, also became obligated to offer to repurchase any of its notes ("PCI Notes") that the noteholders put to it at 101% of their principal amount, plus accrued and unpaid interest. We expect that the holders of the PCI Notes and @Entertainments' series C senior discount notes may exercise their rights to require the purchase of their notes following the change of control triggered by the acquisition of @Entertainment. If the holders of those notes exercised their rights to put all of such notes, this would require @Entertainment and PCI to repay $140.3 million (NLG298.9 million) of debt. The @Entertainment Series B 14 1/2% Senior Discount Notes due 2008, Series B 14 1/2% Senior Discount Notes due 2009, 14 1/2% senior discount notes due 2008 and 14 1/2% senior discount notes due 2009, of which a total of $233.9 million (NLG498.3) in aggregate was outstanding as of June 30, 1999, contain similar provisions enabling holders to require @Entertainment to purchase the notes following a change of control. Given the coupon on such notes, however, we do not expect a significant number of holders of those notes to exercise their put rights. The actual amount exercised may differ significantly from our expectations. These repurchase offers expire November 2, 1999.

    We may need to raise additional capital in the future to the extent we pursue new acquisition or development opportunities or if cash flow from operations is insufficient to satisfy our liquidity requirements. We currently anticipate incurring a significant amount of debt in the very near future, although no assurance can be given that this will be the case. See "Risk Factors--Our high level of debt and limitations on our capacity to borrow and invest could slow down growth in subscribers and revenue."

 Consolidated Capital Expenditures

    The table below sets forth our consolidated capital expenditures for the last three fiscal years, the six months ended June 30, 1998 and 1999 and projected capital expenditure for the year ended December 31, 1999. The historical information below does not reflect capital expenditures by A2000, UTH (through February 1, 1999), Tevel or other unconsolidated systems. CNBH has been deconsolidated as of August 1, 1998; its capital expenditures amounting to NLG18.6 million for the first seven months of 1998, are included for the six months ended June 30, 1998 and for the year ended December 31, 1998. UTH was consolidated as of February 1, 1999 and its capital expenditures for the five months ended June 30, 1999 are included in the capital expenditures for the six months ended June 30, 1999. UPC Slovensko and GelreVision were consolidated as of June 1, 1999, and their capital expenditures for the month of June 1999 are included in the capital expenditures for the six months ended June 30, 1999. RCF was consolidated as of June 30, 1999 and its capital expenditures are not included for the six months ended June 30, 1999. The historical information below does not include capital expenditures for the new acquisitions, which include Time Warner Cable France, A2000, Kabel Plus, Stjarn, Videopole and @Entertainment.

                                                 Historical
                          ---------------------------------------------------------  Projected
                           Year Ended   Year Ended   Year Ended  For the Six Months  Year Ended
                          December 31, December 31, December 31,   Ended June 30,   December 31,
                              1996         1997         1998       1998     1999        1999
                          ------------ ------------ ------------ ------------------ ------------
                                              (Dutch guilders, in thousands)
Cable network
 Upgrade................     61,345       48,484       87,654      37,644   104,450   354,802
 New build..............     12,581       55,042       75,293      23,146    42,614   106,652
                            -------      -------      -------    -------- ---------   -------
 Total cable network....     73,926      103,526      162,947      60,790   147,064   461,454
Master telecom center:
 Video services.........      8,713        4,734        4,065       2,559     6,329    29,288
 Cable telephone
  (Priority Telecom)....        --           --        17,278         429    32,414    74,630
 Internet/data
  services..............        349        4,480          629       1,289     3,287     7,028
                            -------      -------      -------    -------- ---------   -------
 Total master telecom
  center................      9,062        9,214       21,972       4,277    42,030   110,946
Customer premise
 equipment (CPE):
 Video services.........      4,179        5,833       14,268       5,676     6,065    20,710
 Cable telephone
  (Priority Telecom)....        --           --         1,677           4    13,543    77,089
 Internet/data
  services..............        430        3,890       12,855       4,013    16,963    50,367
                            -------      -------      -------    -------- ---------   -------
 Total CPE..............      4,609        9,723       28,800       9,693    36,571   148,166
Support systems and
 equipment (SSE)........      8,098        9,221       15,608       5,862    13,849    47,804
Land, buildings,
 leasehold and Other....      4,347        5,629       18,795         --     16,534    17,300
                            -------      -------      -------    -------- ---------   -------
 Total SSE and Other....     12,445       14,850       34,403       5,862    30,383    65,104
New businesses:
 chello broadband.......        --           --         4,589         --     12,071    42,500
 Digital distribution
  platform..............        --           --           --          --     11,806    35,500
                            -------      -------      -------    -------- ---------   -------
 Total new businesses...        --           --         4,589         --     23,877    78,000
Other...................      6,605        8,317       28,967      16,923    35,452       --
                            -------      -------      -------    -------- ---------   -------
 Total capital
  expenditures..........    106,647      145,630      281,678      97,545   315,377   863,670
                            =======      =======      =======    ======== =========   =======

    The projected 1999 capital expenditures, including all of the new acquisitions as if they had taken place on January 1, 1999, would total approximately NLG1,561.3 million, consisting of approximately NLG870.7 million, NLG132.6 million, NLG223.8 million, NLG256.2 million and NLG78.0 million for cable network, master telecom center, customer premise equipment, system support equipment and other and new businesses, respectively.

 Cable Network

    Since our formation as a joint venture, we have been aggressively upgrading our existing cable television system infrastructure and constructing our new-build infrastructure with two-way high capacity technology to support digital video, telephone and Internet/data services. Capital expenditures for the upgrade and new-build construction can be reduced at our discretion, although such reductions require lead-time in order to complete work in progress and can result in higher total costs of construction.

    We expect that the upgrade of the cable network and related equipment will cause us to write off some of our existing cable network and equipment. We do not expect the write-off to be significant, except in certain limited circumstances where it will be necessary to rebuild the network. While there are some exceptions, most of the existing cable plant and related equipment has been in service for over ten years and the remaining book value is very low. While we believe the upgrade will extend the life of our existing plant, we do not anticipate extending the useful life of our existing coaxial cable and equipment for financial reporting purposes.

    During the year ended December 31, 1998 and the six months ended June 30, 1999, we spent approximately NLG162.9 million and NLG147.1 million in cable network capital expenditures, respectively. For 1999, we have budgeted cable network capital expenditures of approximately NLG461.5 million for our existing systems and NLG409.2 million for the new acquisitions.

 Master Telecom Center

    The master telecom center includes the headend and all central network equipment needed for services provided through the operating system. For cable television, this includes satellite antennas, encryption devices and original transmission facilities. For telephone service, this includes the central office switch and synchronous digital hierarchy and other telephone-related equipment. For Internet/data service, this includes servers and equipment for connection to the Internet.

    During the year ended December 31, 1998 and the six months ended June 30, 1999, we spent approximately NLG22.0 million and NLG42.0 million for master telecom center equipment, respectively. For 1999, we have budgeted capital expenditures for master telecom center equipment of approximately NLG110.9 million for our existing systems and NLG21.7 million for the new acquisitions.

 Customer Premise Equipment

    Customer premise equipment includes television set-top converters for video services, cable telephone equipment for telephone and cable modems and network interface cards for Internet/data services. Customer premise equipment is a variable capital expenditure, except for inventory on hand, and generally will not be incurred unless we need the equipment for a subscriber.

    During the year ended December 31, 1998 and the six months ended June 30, 1999, we spent approximately NLG28.8 million and NLG36.6 million on customer premise equipment, respectively.

    For 1999, we have budgeted capital expenditures for customer premise equipment of approximately NLG148.2 million for our existing systems and NLG75.6 million for the new acquisitions. We recently entered into agreements with Philips and General Instruments for the development and purchase of an integrated digital set-top box for video and Internet/data services, as well as for Internet-based telephone. A2000 has agreed with the City of Amsterdam to deploy during the year 2000, a significant number of digital set-top boxes to our existing customers who elect to take our expanded tier service. Our current projection for capital expenditures related to this digital set-top box rollout is approximately NLG332.0 million, although we do not expect to incur the full amount in the year 2000.

 Support Systems and Equipment

    Support systems and equipment includes ancillary systems such as operational and business support systems, including network management, customer care, inventory and billing. During the year ended December 31, 1998 and the six months ended June 30, 1999, we spent NLG34.4 million and NLG13.8 million in total support systems and equipment. For 1999, we have projected NLG65.1 million for support systems and equipment for our existing systems and NLG191.1 million for our new acquisitions.

 New Businesses

    In addition to the network infrastructure and related equipment and capital resources described above, development of our newer businesses, chello broadband and our digital distribution platform, require capital expenditures for the construction and development of our pan-European distribution and programming facilities, including our origination facility, network operating center, near video on demand server complex and related support systems and equipment. For the year ended December 31, 1998 and the six months ended June 30, 1999, we incurred capital expenditures of approximately NLG4.6 million and NLG12.1 million for chello broadband, respectively. For the year ended December 31, 1998 and the six months ended June 30, 1999, we incurred capital expenditures of NLG0 million and NLG11.8 million for the digital distribution platform, respectively. We have projected for 1999 approximately NLG42.5 million and NLG35.5 million for capital expenditures for chello broadband and our digital distribution platform, respectively.

 New Business Lines--Revenue, Operating and Selling, General and Administrative Expenses

    During late 1997, we introduced Internet/data service as a product offering in our consolidated systems. During 1998, we began the development of several other new businesses including chello broadband, Priority Telecom and UPCtv. During 1998, the Internet/data service business and telephony business were developed at both local country operating companies and at the corporate pan-European level. The information below provides an overview of the revenues, operating expenses and selling, general and administrative expenses for 1997 and 1998 and the six months ended June 30, 1998 and 1999 related to these new services in relation to our cable television business. Historically, we did not fully allocate overhead and general and administrative expenses to these new businesses. Full allocation began in 1999.

    Corporate overhead selling, general and administrative expense includes a stock-based compensation charge of NLG0.4 million for the six months ended June 30, 1998, compared to a charge of NLG98.7 million for the six months ended June 30, 1999, and a charge of NLG4.8 million for the year ended December 31, 1997, compared to NLG320.5 million for the year ended December 31, 1998. chello broadband selling, general and administrative expense includes no stock-based compensation charge for the six months ended June 30, 1998, compared to a charge of NLG1.5 million for the six months ended June 30, 1999, and no charge for the year ended December 31, 1997, compared to a charge of NLG2.1 million for the year ended December 31, 1998. Operating expenses do not include depreciation and amortization, which for the six months ended June 30, 1998 and 1999 totaled NLG95.0 million and NLG148.4 million respectively, and for the years ended December 31, 1997 and 1998 totaled NLG132.9 million and NLG187.6 million, respectively.

                             For the Year Ended           For the Year Ended
                             December 31, 1997            December 31, 1998
                         ---------------------------  ---------------------------
                                 Operating    SG&A            Operating    SG&A
                         Revenue Expenses   Expenses  Revenue Expenses   Expenses
                         ------- ---------  --------  ------- ---------  --------
                                    (Dutch guilders, in thousands)
Cable television........ 320,440 (111,543)  (111,800) 377,817 (122,786)   (86,226)
Telephony
  Operating companies...     --       --         --       531   (1,369)   (10,730)
  Priority Telecom......     --       --         --       --       --         --
Internet/data
  Operating companies...     764     (378)       --     9,465   (7,654)   (28,813)
  chello broadband......     --       --         --       --       --      (2,144)
Corporate overhead, UPC
 tv, Tara and other.....  16,051   (6,587)    (7,267)  21,157   (6,650)  (353,790)
                         ------- --------   --------  ------- --------   --------
    Total............... 337,255 (118,508)  (119,067) 408,970 (138,459)  (481,703)
                         ======= ========   ========  ======= ========   ========

                           For the Six Months Ended    For the Six Months Ended
                                June 30, 1998               June 30, 1999
                          --------------------------  ----------------------------
                                  Operating   SG&A             Operating    SG&A
                          Revenue Expenses  Expenses  Revenue  Expenses   Expenses
                          ------- --------- --------  -------  ---------  --------
                                     (Dutch guilders, in thousands)
Cable television........  184,578  (58,868) (38,405)  289,178   (90,850)   (68,463)
Telephony
  Operating companies...      375     (187)  (1,315)   22,866   (21,847)   (27,537)
  Priority Telecom......      --       --       --        --        --      (1,525)
Internet/data
  Operating companies...    3,069   (3,300)  (5,275)   15,764   (13,641)   (14,628)
  chello broadband......      --       --       --      3,743   (22,145)   (22,038)
Corporate overhead,
 UPCtv, Tara and other..    7,248   (3,756) (17,379)    4,146    (6,350)  (130,947)
Intercompany............      --       --       --     (3,743)    3,743        --
                          -------  -------  -------   -------  --------   --------
    Total...............  195,270  (66,111) (62,374)  331,954  (151,090)  (265,138)
                          =======  =======  =======   =======  ========   ========

Certain Dutch Property Tax Issues

    One of our Dutch systems was recently assessed for a transfer tax on the purchase of immovable property in the amount of NLG1.8 million for the purchase of a cable network. We have always regarded our cable networks as movable property and not subject to such transfer tax. We are appealing this tax assessment. Should we be unsuccessful, our Dutch systems may be assessed for taxes on similar transactions. We cannot predict the extent to which the taxes could be assessed retroactively or the amount of tax that our systems may be assessed for, although it may be substantial, being 6% of the value attributable to our systems at the date of transfer. Because we own 100% of UTH, any tax liabilities assessed against our Dutch systems, including A2000 subsequent to its purchase, will be consolidated with our results. We believe that, if our appeal is unsuccessful, most cable television companies and other utilities in The Netherlands would become subject to similar tax liabilities. If this happens, we expect these entities would lobby the Dutch tax authorities with us against such tax assessments. We cannot assure you that such lobbying would be successful.

    In October 1999, the Dutch tax authorities issued an assessment on the 1995 tax return of one of our subsidiaries. The assessment, on a taxable amount of approximately NLG80.08 million, resulted in a tax payable of approximately NLG28 million. The Dutch tax authorities indicated that this assessment was issued to reserve the rights of the Dutch tax authorities pending expiration of time under the statute of limitations. The assessment does not express an opinion of the Dutch tax authorities on the taxes due and is still subject to discussion. We intend to file an appeal against the assessment and, furthermore, to defend our tax filing position, if necessary.

Inflation and Foreign Currency Exchange Rate Losses

    To date, we have not been impacted materially by inflation.

    The value of our monetary assets and liabilities is affected by fluctuations in foreign currency exchange rates as accounts payable for certain equipment purchases and certain operating expenses, such as programming expenses, are denominated in currencies other than the functional currency of the entity making such payments. We and some of our operating companies have notes payable and notes receivable that are denominated in, and loans payable that are linked to, a currency other than their own functional currency, exposing us to foreign currency exchange risks on these monetary assets and liabilities. In general, we and our operating companies do not execute hedge transactions to reduce our exposure to foreign currency exchange rate risks. Accordingly, we may experience economic loss and a negative impact on earnings and equity with respect to our holdings solely as a result of foreign currency exchange rate fluctuations.

    The functional currency for our operations generally is the applicable local currency for each operating company. Assets and liabilities of foreign subsidiaries are translated at the exchange rates in effect at year-end, and the statements of operations are translated at the average exchange rates during the period. Exchange rate fluctuations on translating foreign currency financial statements into Dutch guilders result in unrealized gains or losses referred to as translation adjustments. Cumulative translation adjustments are recorded as a separate component of shareholders' equity. Transactions denominated in currencies other than the local currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in income as unrealized, based on period-end translations, or realized upon settlement of the transactions.

    Cash flows from our operations in foreign countries are translated based on their reporting currencies. As a result, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not agree to changes in the corresponding balances on the consolidated balance sheets. The effects of exchange rate changes on cash balances held in foreign currencies are reported as a separate line below cash flows from financing activities.

New Accounting Principles

    The American Institute of Certified Public Accountants recently issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities," which is required to be adopted by affected companies for fiscal years beginning after December 15, 1998. This statement defines start-up and organization costs, which must be expensed as incurred. In addition, all deferred start-up and organization costs existing as of January 1, 1999 must be written-off and accounted for as a cumulative effect of an accounting change. As of December 31, 1998, our deferred start-up and organization costs were insignificant. We adopted this statement effective January 1, 1999, with no material effect on our financial statements.

    The Financial Accounting Standards Board ("FASB") recently issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which requires that companies recognize all derivatives as either assets or liabilities in the balance sheet at fair value. Under this statement, accounting for changes in fair value of a derivative depends on its intended use and designation. In June 1999, the FASB approved Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133" ("SFAS 137"). SFAS 137 amends the effective date of SFAS 133. SFAS 133 will now be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. We currently are assessing the effect of this new standard.

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 "Accounting For the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), which provides guidance on accounting for the costs of computer software developed or obtained for internal use. SOP 98-1 identifies the characteristics of internal-use software and provides examples to assist in determining when computer software is for internal use. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998, for projects in progress and prospectively, with earlier application encouraged. We adopted this statement effective January 1, 1999, with no material effect on our financial statements.

European Economic and Monetary Union

    On January 1, 1999, eleven of the fifteen member countries of the European Union established fixed conversion rates between their existing sovereign currencies and the euro. The participating countries adopted the euro as their common legal currency on that day. The euro trades on currency exchanges and is available for non-cash transactions during the transition period between January 1, 1999 and January 1, 2002. During this transition period, the existing currencies are scheduled to remain legal tender in the participating countries as denominations of the euro and public and private parties may pay for goods and services using either the euro or the participating countries' existing currencies.

    During the transition period, all operating companies' billing systems will include amounts in euro as well as the respective country's existing currency. All of our accounting and management reporting systems currently are multi-currency.

    We intend to use the euro as our reporting currency by the end of 2000. We do not expect the introduction of the euro to affect materially our cable television and other operations. We have not yet taken steps to confirm that the financial institutions and other third parties with whom we have financial relationships are prepared for the use of the euro. Thus far, we have not experienced any material problem with third parties as a result of the introduction of the euro. We believe the introduction of the euro will not require us to amend any of our financial instruments or loan facilities, other than amendments that will be made automatically by operation of law. These will include automatic replacement of the currencies of participating countries with the euro. They will also include automatic replacement of interest rates of participating countries with European interest rates. We believe the introduction of the euro has reduced our exposure to risk from foreign currency and interest rate fluctuations.

 Quantitative and Qualitative Disclosure About Market Risk

    Investment Portfolio

    As of June 30, 1999, we had cash and cash equivalents of approximately NLG446.1 million. We have invested this cash in highly liquid instruments which meet high credit quality standards with original maturities at the date of purchase of less than three months. These investments will be subject to interest rate risk and foreign exchange fluctuations (with respect to amounts invested in currencies outside the European Monetary Union), however, we do not expect any material losses with respect to its investment portfolio.

    Impact of Foreign Currency Rate Changes

    The table below provides information about our and our consolidated subsidiaries' foreign currency exchange risk for cash and debt which is denominated in foreign currencies outside of the European Monetary Union as of June 30, 1999, including cash flows based on the expected repayment date and related weighted-average interest rates for debt. The information is presented in NLG equivalents, which is our reporting currency. The instruments' actual cash flows are denominated in U.S. dollars. See "--Liquidity and Capital Resources--Debt Facilities."

                                                            Amount Outstanding
                                                            As of June 30, 1999
                                                           ---------------------
                                                           Book Value Fair Value
                                                              (in thousands)
Dollar-denominated Investments
Cash Account(1)...........................................  (127,000)  (127,000)

                                       Amount Outstanding   Expected Repayment
                                       as of June 30, 1999  as of December 31,
                                      --------------------- -------------------
                                      Book Value Fair Value   1999      2000
                                                   (in thousands)
Dollar-denominated Facilities
DIC Loan
 8.0% per annum + 6.0% of principal
 at maturity, due 2000...............   95,850     95,850         --     95,850
United Loan
 10.75% per annum, due 2001..........   13,872     13,872      13,872       --

--------
(1) We have a cash account which is comprised of two currencies, US dollars and euros. The US dollar balance was negative on June 30, 1999, however the total balance in the account was positive.

    Historically, we and our operating companies have not, in general, executed hedge transactions to reduce our exposure to foreign currency exchange rate risk. Accordingly, we may experience economic loss and a negative impact on earnings and equity with respect to our holdings solely as a result of foreign currency exchange rate fluctuations. In connection with our offering of senior discount notes in July 1999, we entered into a swap agreement.

    Interest Rate Sensitivity

    The table below provides information about our financial instruments that are sensitive to changes in interest rates as of June 30, 1999, including cash flows based on the expected repayment dates and the related weight-average interest rates. The information is presented in NLG equivalents, which is our reporting currency.

                           Amount Outstanding    Expected Repayment as of December
                           as of June 30, 1999                  31,
                          --------------------- -----------------------------------
                          Book Value Fair Value  1999    2000   2001   2002   2003
                          ---------- ---------- ------- ------ ------ ------ ------
                                               (in thousands)
Variable Rate Facilities
Senior Revolving Credit
Facility
LIBOR + 0.55% to 2.0%,
average rate in 1999 of
6.0%....................   458,024    458,024   458,024    --     --     --     --

TeleKabel Facility
EURIBOR + 0.75% to 2.0%,
average rate in 1999 of
4.90%...................   539,909    539,909       --     --     --  26,995 53,991

CNBH Facility
AIBOR + 0.7% to 0.75% or
fixed rate advance +
0.7% to 0.75%, average
rate in 1999 of 3.90%...   239,495    239,495       --     --   7,020 16,398 30,454

Mediareseaux Facility
LIBOR + 0.75% to 2.0%,
average rate in 1999 of
4.90%...................    69,495     69,495       --     --     --     --   6,949

RCF Facility
PIBOR + 1.5%
average rate in 1999 of
4.40%...................    81,382     81,382    11,600 11,600 11,600 11,600 11,600

Fixed Rate Facilities
DIC Loan
8.0% per annum + 6.0% of
principal at maturity...    95,850     95,850       --  95,850    --     --     --

United Loan
10.75% per annum........    13,872     13,872    13,872    --     --     --     --

    Equity Prices

    As of June 30, 1999, we are exposed to equity price fluctuations related to our investment in United stock, which is classified as an investment available for sale. Changes in the price of the stock are reflected as unrealized gains (losses) in our statement of shareholders' equity (deficit), until such time as the stock is sold and any unrealized gain (loss) will be reflected in the statement of operations.

                                                                Fair Value as of
                                               Number of Shares  June 30, 1999
                                               ---------------- ----------------
                                                 (Dutch guilders, in thousands
                                                     except share amounts)
Investment in United Stock....................    2,784,620         401,100

    As of June 30, 1999, we are also exposed to equity price fluctuations related to our debt which is convertible into our ordinary shares A. The table below provides information about our convertible debt, including expected cash flows and related weight-average interest rates.

                                                                   Expected
                                                 Amount            Repayment
                                            Outstanding as of   as of December
                                              June 30, 1999           31,
                                          --------------------- ---------------
                                          Book Value Fair Value  1999    2000
                                          ---------- ---------- ------- -------
                                             (Dutch guilders, in thousands)
Convertible Debt
----------------
DIC Loan
 8.0% per annum + 6.0% of principal at
 maturity................................   95,850     95,850       --   95,850
United Loan
 10.75% per annum........................   13,872     13,872    13,872     --

                                 @ENTERTAINMENT
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    The following information and discussion has been extracted from the May 13, 1999 prospectus published by @Entertainment, Inc. relating to an Exchange Offer for $256,800,000 14 1/2% Series B Senior Discount Notes Due 2009 of @Entertainment, Inc. and from @Entertainment's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999. These financial statements should be read together with @Entertainment's consolidated financial statements and related notes included elsewhere herein. These consolidated financial statements provide additional information regarding @Entertainment's financial activities and condition. This information differs in its presentation from certain information presented by UPC in the rest of this prospectus.

Overview

    Until the limited launch of @Entertainment's DTH business on July 1, 1998 and subsequent full-scale launch on September 18, 1998, @Entertainment's revenues were derived entirely from its cable television business and programming related thereto. @Entertainment's revenue increased 56.5% from $25.5 million in the six months ended June 30, 1998 to $39.9 million in the six months ended June 30, 1999. This increase was due primarily to internal growth in subscribers through increased penetration and new network expansion, increases in cable subscription rates, the launch of the Wizja TV DTH programming package, and advertising sales.

    Prior to June 1997, @Entertainment's expenses were primarily incurred in connection with its cable television business and programming related thereto. Since June 1997, @Entertainment has been incurring, in addition to expenses related to its cable television and programming businesses, expenses in connection with the operation of its DTH business and Wizja TV.

    @Entertainment generated operating losses of $1.3 million for 1996, $42.7 million for 1997, $100.8 million for 1998 and $79.1 million for the six months ended June 30, 1999, primarily due to the significant costs associated with the development and launch of its DTH and programming business, promotion of those businesses, and the development, production and acquisition of programming for Wizja TV.

    @Entertainment divides operating expenses into (i) direct operating expenses, (ii) selling, general and administrative expenses, and (iii) depreciation and amortization expenses. Direct operating expenses consist of programming expenses, maintenance and related expenses necessary to service, maintain and operate @Entertainment's cable systems, DTH programming platform, billing and collection expenses and customer service expenses. Selling, general and administrative expenses consist principally of administrative costs, including office related expenses, professional fees and salaries, wages and benefits of non-technical employees, advertising and marketing expenses, bank fees and bad debt expense. Depreciation and amortization expenses consist of depreciation of property, plant and equipment and amortization of intangible assets.

Segment Results of Operations

    @Entertainment classifies its business into three fundamental areas: (1) cable television, (2) DTH television and programming, and (3) corporate and other. Information about the operations of @Entertainment in these different business segments is set forth below based on the nature of the services offered.

    In addition to other operating statistics, @Entertainment measures its financial performance by EBITDA, an acronym for earnings before interest, taxes, depreciation and amortization. @Entertainment defines EBITDA to be net loss adjusted for interest and investment income, depreciation and amortization, interest expense, foreign currency gains and losses, equity in losses of affiliated companies, income taxes, extraordinary items, non-recurring items (e.g., compensation expenses related to stock options), gains and losses from the sale of assets other than in a normal course of business and minority interest. The items excluded from EBITDA are significant components in understanding and assessing @Entertainment's financial performance. @Entertainment believes that EBITDA and related measures of cash flow from operating activities serve as important financial indicators in measuring and comparing the operating performance of media companies. EBITDA is not a U.S. GAAP measure of loss or cash flow from operations and should not be considered as an alternative to cash flows from operations as a measure of liquidity.

    The following table presents the segment results of @Entertainment's operations for the six months ended June 30, 1998 and 1999.

                                     Six Months ended June 30,
                           --------------------------------------------------
                              Revenues     Operating Loss        EBITDA
                           --------------  ----------------  ----------------
                            1998   1999     1998     1999     1998     1999
                           ------ -------  -------  -------  -------  -------
                             (unaudited, in thousands of U.S. dollars)
Cable..................... 24,600  30,300   (3,500) (10,400)   6,400    1,800
DTH and programming.......    900  19,900  (35,400) (63,900) (34,400) (53,400)
Corporate and other.......    --      --    (3,800)  (4,800)  (3,800)  (4,800)
Inter segment
 elimination(1)...........    --  (10,300)     --       --       --       --
                           ------ -------  -------  -------  -------  -------
Total..................... 25,500  39,900  (42,700) (79,100) (31,800) (56,400)
                           ====== =======  =======  =======  =======  =======

--------
(1) Includes Wizja programming costs charged to the Cable Segment by the DTH and Programming Segment in the six months ended June 30, 1999.

    The following table presents the segment results of @Entertainment's operations for the years ended December 31, 1996, 1997 and 1998.

                               Revenues             Operating Loss                EBITDA
                         ---------------------  -------------------------  ----------------------
                          1996   1997   1998     1996   1997(3)    1998    1996   1997     1998
Year Ended December 31,  ------ ------ -------  ------  -------  --------  ----- -------  -------
                                      (unaudited, in thousands of U.S. dollars)
Cable(1)................ 24,923 38,138  52,971  (1,347) (20,308)  (23,066) 8,441   5,387   (1,431)
DTH and programming.....    --     --   22,320     --   (10,210)  (69,047)   --  (10,186) (64,378)
Corporate and other.....    --     --      --      --   (12,152)   (8,700)   --   (3,475)  (8,700)
Inter segment
 elimination(2).........    --     --  (13,432)    --       --        --     --      --       --
                         ------ ------ -------  ------  -------  --------  ----- -------  -------
  Total................. 24,923 38,138  61,859  (1,347) (42,670) (100,813) 8,441  (8,274) (74,509)
                         ====== ====== =======  ======  =======  ========  ===== =======  =======

--------
(1) In 1997, the cable segment included the activities of Mozaic Entertainment, Inc., a subsidiary which provided programming content for the cable business. In 1998, @Entertainment's programming activities related solely to the development of the Wizja TV platform and have been included solely in the DTH and programming segment. For the year ended December 31, 1997, Mozaic Entertainment, Inc. revenues were $563,000, operating loss was $2,071,000 and EBITDA was $(2,071,000). For the year ended December 31, 1998, Mozaic Entertainment, Inc. was dormant.
(2) Includes $12,932,000 of Wizja TV programming fees charged to the cable segment by the DTH and programming segment in 1998.
(3) The year ended December 31, 1997 included a non-recurring non-cash compensation expense charge relating to the granting of certain management stock options of $9,425,000, in the cable segment and $8,677,000 in the corporate and other segment.

    Unless otherwise indicated, the separate business discussions that follow provide comparisons of actual 1998 result with the actual results for 1997.

Cable Segment Overview

    @Entertainment's revenue in its cable segment has been and will continue to be derived primarily from monthly subscription fees for cable television services and one-time installation fees for connection to its cable television networks. @Entertainment charges cable subscribers fixed monthly fees for their choice of service packages and for other services, such as premium channels, tuner rentals and additional outlets, all of which are included in monthly subscription fees. Through its cable segment, @Entertainment currently offers broadcast, intermediate (in limited areas) and basic tiers of cable service.

    At June 30, 1999, approximately 74.0% of @Entertainment's cable subscribers received its basic tier. For the six months ended June 30, 1999, approximately 98.2% of @Entertainment's cable revenue was derived from monthly subscription fees compared to approximately 93.3% for the six months ended June 30, 1998. Revenue from installation fees is deferred to the extent it exceeds direct selling costs and then amortized to income over the estimated average period that new subscribers are expected to remain connected to @Entertainment's cable system.

    The cable segment's revenue performance during 1999 has been generally strong with 23% growth in revenues for the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. This increase was caused mainly by organic growth in subscribers via increased penetration and build-out of existing networks, increases in subscription rates and the introduction of an additional premium channel into the programming offerings.

    When @Entertainment began operations in 1990, revenue from installation fees exceeded revenue from monthly subscription fees because of the significant number of new installations and the high amount of the installation fees relative to the small existing subscriber base. As @Entertainment's cable subscriber base has grown, aggregate monthly subscription revenue has increased and installation fees, while currently increasing on an absolute basis, have declined as a percentage of total revenue. @Entertainment expects that installation fees will continue to constitute a declining portion of @Entertainment revenue.

    During 1998 and the first two quarters of 1999, management completed or is in a process of completing several strategic actions in support of its cable business and operating strategy. On June 5, 1998, @Entertainment began providing the Wizja TV programming package, with its initial 11 channel primarily Polish-language programming, to its basic cable subscribers. Since that date, the basic Wizja TV package has been expanded to 24 channels. @Entertainment's management believes that this selection of high quality primarily Polish-language programming will provide it with a significant competitive advantage in increasing its cable subscriber penetration rates.

    @Entertainment has implemented a pricing strategy designed to increase revenue per cable subscriber and to achieve real profit margin increases in U.S. dollar terms. @Entertainment has increased the monthly price for the basic tier to reflect the increased channel availability, and premium channels such as the HBO Poland service (a Polish-language version of HBO's premium movie channel) will each be offered to cable customers for an additional monthly charge. @Entertainment expects that it may continue to experience increases in its churn rate above historical levels during the implementation of its current pricing strategy.

    For the six months ended June 30, 1999, @Entertainment's churn rate increased to 8.9%. For the six months ended June 30, 1999, @Entertainment experienced churn in the HBO Poland service with penetration falling by 12,890 subscribers or 28.2% in comparison to the six months ended June 30, 1998. @Entertainment is planning to encrypt the HBO Poland service on cable and install analog decoders for all premium channel subscribers during 1999.

    The cable segment generated operating losses of $1.3 million for 1996, $20.3 million for 1997 and $23.1 million for 1998, primarily due to the purchase of Wizja TV programming in 1998 from @Entertainment's DTH and programming segment for $12.9 million, increased levels of acquisitions and related costs, increases in depreciation and amortization due to the growth in cable systems and goodwill from acquisitions. In addition, in the year ended December 31, 1997, @Entertainment recorded a one-time charge in the cable segment for non-cash compensation related to stock options of $9.4 million.

    An analysis of quarterly cable subscriber growth is presented in the table below:

                          June 30,   September 30,   December 31, March 31,     June 30,
                            1998         1998            1998       1999          1999
                          ---------  -------------   ------------ ---------     ---------
Homes passed............  1,546,540    1,565,287      1,591,981   1,624,119     1,669,384
Basic subscribers (3)...    660,067      658,584        698,342     706,179       715,474
Subscriber growth (three
 month period)
  Organic...............     57,007       41,904         70,935      38,226 (1)    45,646
  Through acquisitions..      1,363      (10,245)(2)        --          --            --
  Churn (4).............    (26,016)     (33,142)       (31,177)    (30,389)      (36,351)
                          ---------    ---------      ---------   ---------     ---------
  Total net growth......     32,354       (1,483)        39,758       7,837         9,295
Basic penetration (5)...       42.7%        42.1%          43.9%       43.5%         42.9%
Intermediate
 subscribers............     43,204       42,538         40,037      33,587        32,128
                          ---------    ---------      ---------   ---------     ---------
Basic and intermediate
 subscribers............    703,271      701,122        738,379     739,766       747,602
                          ---------    ---------      ---------   ---------     ---------
Broadcast subscribers...    167,859      186,334        196,961     208,457       219,165
                          ---------    ---------      ---------   ---------     ---------
Total subscribers.......    871,130      887,456        935,340     948,223       966,767
                          ---------    ---------      ---------   ---------     ---------
Premium subscribers--
 HBO....................     45,674       39,035         36,615      34,332        32,784
Premium penetration--
 HBO....................        6.9%         5.9%           5.2%        4.9%          4.6%
Basic revenue/basic
 sub./month.............  $    4.99    $    5.19      $    5.69   $    6.20     $    6.35
Total revenue/basic
 sub/month..............  $    6.08    $    6.42      $    6.75   $    6.97     $    7.13

--------
(1) The increase in basic subscribers for the three months ended March 31, 1999 included 4,121 subscribers in Szczecin that switched from the intermediate to the basic tier.
(2) As part of the purchase of a minority interest in one of @Entertainment's cable systems, @Entertainment sold an isolated part of that system to the previous owner.
(3) Includes only subscribers to @Entertainment's tier with the largest number of non-premium channels (referred to as the "basic tier") and @Entertainment's tier with more limited programming offerings of 17 to 24 channels (referred to as the "intermediate tier").
(4) Calculated by dividing the number of disconnected basic subscribers during a period by the number of basic subscribers (including basic subscribers in cable networks @Entertainment has acquired) at the end of that period.
(5) Basic cable subscribers as a percentage of homes passed by cable at period end.

    An analysis of @Entertainment annual cable subscriber growth is presented in the table below:

                                                 December 31,
                                         ----------------------------------
                                           1996       1997          1998
                                         ---------  ---------     ---------
Homes passed............................ 1,088,540  1,408,099     1,591,981
Basic subscribers.......................   437,999    606,630       698,342
Subscriber growth
  Organic...............................    98,213    135,019       196,714
  Through acquisition...................   108,657    110,919         7,478
  Churn.................................   (25,747)   (77,307)(1)  (112,480)(1)
                                         ---------  ---------     ---------
    Total net growth....................   181,123    168,631        91,712
                                         ---------  ---------     ---------
Basic penetration.......................      40.2%      43.1%         43.9%
Intermediate subscribers................    22,626     29,653        40,037
Basic and intermediate subscribers......   460,625    636,283       738,379
Broadcast subscribers...................    78,717    132,618       196,961
Total subscribers.......................   539,342    768,901       935,340
Premium subscribers--HBO................       --      45,109        36,615
Premium penetration--HBO................       0.0%       7.4%          5.2%
Basic revenue/basic subscribers/month...     $4.36      $4.99         $5.69
Total revenue/basic subscribers/month...     $6.35      $6.08         $6.75

--------
(1) The increases in churn were mainly due to increases in subscription rates and the disconnection of non-paying customers.

DTH and Programming Segment Overview

    DTH. The principal objectives of @Entertainment for the DTH and programming segment are to develop, acquire and distribute high-quality Polish-language programming that can be commercially exploited throughout Poland through DTH and cable television exhibition, and to develop and maximize advertising sales.

    @Entertainment's DTH roll-out strategy was to lease DTH reception systems to up to 380,000 initial subscribers at promotional prices in the start-up phase of its DTH service. The launch of its DTH service has been supported by @Entertainment's development of the Wizja TV programming package, which @Entertainment believes addresses the demand for high-quality Polish-language programming in Poland. Subsequent to March 31, 1999, @Entertainment began selling DTH reception systems to customers at a price substantially reduced by promotional incentives.

    As of June 30, 1999, @Entertainment had sold to Philips' authorized retailers approximately 160,000 DTH packages, which include the rental of the DTH reception system, installation and a one-year subscription to @Entertainment's DTH service. As of June 30, 1999, Philips had sold and installed approximately 146,095 of these packages to consumers.

    In September 1998, the number of Philips Business Electronics B.V.'s authorized electronics retailers distributing the Wizja TV package increased from 70 to 550, and since November more than 1,200 retailers have been distributing the Wizja TV package. Each store is staffed with personnel specifically trained by @Entertainment to provide information on the Wizja TV packages. Installation personnel are also trained to complete each customer's installation within 48 hours of order placement.

    Programming. @Entertainment, both directly and through other joint ventures, produces television programming for distribution. @Entertainment has developed a multi-channel, primarily Polish-language programming platform under the brand name Wizja TV. Wizja TV's current channel line-up includes five

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channels, Atomic TV, Wizja 1, Wizja Pogoda, Twoja Wizja and Wizja Sport, that are owned and operated by @Entertainment, and 20 channels that are produced by third parties, 11 of which are broadcast under exclusive agreements for pay television in Poland.

    @Entertainment currently distributes Atomic TV and intends to distribute the Wizja TV programming package to third party cable operators in Poland on a per-subscriber fee basis. @Entertainment exchanged letters and continues negotiations with two major cable associations in Poland with the objective of making the Wizja TV programming package available for distribution within the cable networks of other providers which are members of the associations.

    @Entertainment expects to incur substantial operating losses and negative cash flows related to the launch of its DTH business for at least the next two years while it develops and expands its DTH subscriber base. To date, @Entertainment has relied primarily on funds raised in its initial public equity offering in August 1997, its 14 1/2% Senior Discount Notes offering in July 1998, its Series C Senior Discount Notes offering in January 1999, its 14 1/2% Senior Discount Notes offering in January 1999, and its Cumulative Preference Shares offering in January 1999 to fund the development of its DTH business. @Entertainment's DTH business plan requires substantial capital expenditures to fund, among other things, the promotional incentives that are anticipated to be required to expand its DTH business. @Entertainment's business plan anticipates spending up to approximately $150 million to provide DTH reception systems to the 380,000 initial subscribers at a price that is significantly decreased by promotional incentives in order to increase the number of subscribers.

    An analysis of DTH subscribers is presented in the table below:

                              @Entertainment, Inc.
                    Summary of Selected Operating Statistics

                                                          December 31, June 30,
                                                              1998       1999
                                                          ------------ --------
Satellite receiver packages sold to dealers..............   125,167    159,827
Installed subscribers....................................    95,378    146,095
Churn....................................................       --         --
Total subscribers........................................    95,378    146,095
Premium subscribers--HBO--promotional(1).................    76,633     16,755
Premium subscribers--HBO--paying.........................    15,555     76,179
HBO churn(2).............................................     3,190     29,738
HBO churn................................................      20.5%      39.0%

--------
(1) From July 5, 1998 to March 31, 1999 @Entertainment offered a three-month trial period of the HBO Poland service to each new DTH subscriber. From April 1, 1999, this was changed to a one-month trial period of the HBO Poland service for each new DTH subscriber.
(2) The churn figures relate only to paying subscribers.

Six Months Ended June 30, 1999 Compared to Six Months Ended June 30, 1998

Cable Segment

    Cable Television Revenue. Revenue from external customers increased $5.7 million or 23.2% from $24.6 million in the six months ended June 30, 1998 to $30.3 million in the six months ended June 30, 1999. This increase was primarily attributable to a 6.3% increase in the number of basic and intermediate subscribers from approximately 703,300 at June 30, 1998 to approximately 747,600 at June 30, 1999, as well as an increase in monthly subscription rates. The increase in basic and intermediate subscribers was primarily due to build-out of @Entertainment's existing cable networks.

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

    Revenue from monthly subscription fees represented 93.3% and 98.2% of cable television revenue for the six months ended June 30, 1998 and 1999, respectively. The Company generated approximately $1.1 million of premium subscription revenue during the six-month period ended June 30, 1999, as a result of providing the HBO Poland service pay movie channel to cable subscribers as compared to $1.6 million for the same period in 1998.

    Direct Operating Expenses. Direct operating expenses increased $11.1 million, or 116.8%, from $9.5 million for the six months ended June 30, 1998 to $20.6 million for the six months ended June 30, 1999, principally as a result of the purchase of the Wizja TV programming package for approximately $10.3 million for the six months ended June 30, 1999, from @Entertainment's DTH and Programming segment as well as the increased size of @Entertainment's cable television system. Direct operating expenses increased from 38.6% of revenues for the six months ended June 30, 1998 to 68.0% of revenues for the six months ended June 30, 1999. However, without considering the programming cost for the purchase of the Wizja programming package recorded in 1999, the comparison would have been 31.7% and 34.0% for the six months ended June 30, 1998 and 1999, respectively.

    Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased $0.9 million or 10.3% from $8.7 million for the six months ended June 30, 1998 to $7.8 million for the six months ended June 30, 1999. This decrease was attributable to operating efficiencies realized by @Entertainment in the six months ended June 30, 1999. As a percentage of revenue, selling, general and administrative expenses decreased from 35.4% for the six months ended June 30, 1998 to approximately 25.7% for the six months ended June 30, 1999.

    Depreciation and Amortization. Depreciation and amortization expense rose $2.3 million, or 23.2%, from $9.9 million for the six months ended June 30, 1998 to $12.2 million for the six months ended June 30, 1999, principally as a result of depreciation and amortization of additional cable television systems and related goodwill acquired and the continued build-out of @Entertainment's cable networks. Depreciation and amortization expense as a percentage of revenues increased from 40.2% for the six months ended June 30, 1998 to 40.3% for the six months ended June 30, 1999.

    Each of these factors contributed to an operating loss of $3.5 million and $10.4 million for the six months ended June 30, 1998 and 1999, respectively.

DTH and Programming Segment

    DTH and Programming Revenue. DTH and programming revenue amounted to $0.9 million and $20.0 million for the six months ended June 30, 1998 and 1999, respectively. Since @Entertainment only commenced the broadcast of its Wizja TV programming package over its cable systems on June 5, 1998 and through its DTH service in July 1998, no subscription revenue related to this segment existed for the six months ended June 30, 1998.

    Revenue from monthly subscription fees, after elimination of inter-segment revenue from Poland Communications, Inc., a wholly owned subsidiary of @Entertainment ("PCI"), represented 92.8% of DTH and programming revenue for the six months ended June 30, 1999. Advertising revenue for the six months ended June 30, 1999 represented 7.2% of DTH and programming revenue after the inter-segment elimination.

    Revenue from the supply of the Wizja TV programming package to @Entertainment's cable systems, which is eliminated on consolidation, represented $10.4 million of DTH and programming revenue for the six months ended June 30, 1999.

    Direct Operating Expenses. Direct operating expenses increased $34.6 million, or 202.3%, from $17.1 million for the six months ended June 30, 1998 to $48.7 million for the six months ended June 30, 1999.

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

These increases principally were the result of the $19.2 million write down of DTH reception systems included in inventory from April 1, 1999 to net realizable value, a $12.6 million increase in programming costs in the six months ended June 30, 1999, and costs associated with the lease of three transponders on the Astra satellites which provide the capability to deliver @Entertainment's Polish-language programming platform to cable and DTH customers in Poland. Direct operating expenses amounted to 244.7% of revenues for the six months ended June 30, 1999.

    Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $6.4 million or 35.2% from $18.2 million for the six months ended June 30, 1998 to $24.6 million for the six months ended June 30, 1999. As a percentage of revenue, selling, general and administrative expenses amounted to 123.5% for the six months ended June 30, 1999. The increase in selling, general and administrative expenses over the corresponding 1998 period was attributable mainly to sales and marketing expenses associated with the promotion of @Entertainment's DTH service and Wizja TV programming platform, an increase in the number of administrative staff associated with the Maidstone facility and the Wizja TV programming platform, as well as an increase in professional fees associated with obtaining long-term programming contracts and broadcast/exhibition rights.

    Depreciation and Amortization. Depreciation and amortization charges of DTH tangible assets increased $9.5 million from $1.0 million for the six months ended June 30, 1998 to $10.5 million for the six months ended June 30, 1999. Depreciation and amortization expense as a percentage of revenues amounted to 37.6% for the six months ended June 30, 1999. This primarily relates to DTH production equipment and decoders leased to consumers.

    Each of these factors contributed to an operating loss of $63.9 million for the six months ended June 30, 1999, compared to an operating loss of $35.4 million for the six months ended June 30, 1998.

Corporate Segment

    Corporate segment consists of corporate overhead costs. @Entertainment continues to evaluate opportunities for improving its operations and reducing its cost structure. Corporate expenses amounted to $4.8 million for the six months ended June 30, 1999, as compared to $3.8 million for the corresponding period in 1998.

Non-Operating Results

    Interest Expense. Interest expense increased $17.4 million, or 248.6%, from $7.0 million for the six months ended June 30, 1998 to $24.4 million for the six months ended June 30, 1999. Interest expense increased mainly as a result of the accretion of interest on the $252 million aggregate principal amount at maturity of @Entertainment's 14 1/2% Senior Discount Notes due 2008, which were issued on July 14, 1998, $256.8 million aggregate principal amount at maturity of @Entertainment's 14 1/2% Senior Discount Notes due 2009, which were issued on January 22, 1999 and $36.0 million aggregate principal amount at maturity of @Entertainment's 7% Series C Senior Discount Notes due 2008 issued on January 20, 1999. In addition, the increase is a result of loans assumed by @Entertainment in its acquisition of subsidiaries and an additional loan drawdown in June 1998.

    Interest and Investment Income. Interest and investment income increased $0.9 million, or 60.0%, from $1.5 million for the six months ended June 30, 1998 to $2.4 million for the six months ended June 30, 1999, primarily due to investment of part of the proceeds from the notes and preferred stock issuances.

    Equity In Profits Of Affiliated Companies. @Entertainment recorded $0.5 million of equity in losses of affiliated companies for the six months ended June 30, 1999 compared to $0.7 million of equity in profits of affiliated companies for the six months ended June 30, 1998. The losses relate to amortization of goodwill of

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

@Entertainment's 50% investment in Twoj Styl, a publishing company and 20% investment in Fox Kids Poland.

    Foreign Exchange Loss, Net. For the six months ended June 30, 1999, foreign exchange loss amounted to $2.0 million, primarily due to the 10.8% appreciation of the U.S. dollar against the Polish zloty in the six months ended June 30, 1999.

    Minority Interest. No minority interest was recorded for the six months ended June 30, 1999 compared to minority interest income of $207,000 for the corresponding period in 1998. All minority interest was eliminated in 1998 as the minority interest share of the losses in subsidiaries exceeded the value of minority interest investments.

    Net Loss. For the six months ended June 30, 1998 and 1999, @Entertainment had net losses of $48.3 million and $103.6 million, respectively. These losses were the result of the factors discussed above.

    Net Loss Applicable To Common Stockholders. Net loss applicable to common stockholders increased from a loss of $48.3 million for the six months ended June 30, 1998 to a loss of $105.6 million for the six months ended June 30, 1999, due to the accretion of preferred stock and the factors discussed above. For the six months ended June 30, 1999, net loss applicable to common stockholders included $2.0 million related to the accretion of redeemable preferred stock.

1998 Compared To 1997

Cable Segment

    Cable Television Revenue. Revenue increased $14.9 million or 39.1% from $38.1 million in the year ended December 31, 1997 to $53.0 million in the year ended December 31, 1998. This increase was primarily attributable to a 16% net increase in the number of basic and intermediate subscribers from approximately 636,300 at December 31, 1997 to approximately 738,000 at December 31, 1998, as well as an increase in monthly subscription rates. @Entertainment introduced the Wizja TV programming package on its cable systems for basic subscribers on June 5, 1998, and after an initial free period, increased prices significantly in September 1998. Approximately 91.85% of the increase in basic subscribers was the result of build-out of @Entertainment's existing cable networks and the remainder was due to acquisitions.

    Revenue from monthly subscription fees represented 90.1% of cable television revenue for the year ended December 31, 1997 and 88.9% for the year ended December 31, 1998. During the year ended December 31, 1998, @Entertainment generated approximately $3.1 million of additional premium subscription revenue as a result of providing the HBO Poland service and Canal+ premium movie channels to cable subscribers as compared to $1.0 million for the year ended December 31, 1997.

    Direct Operating Expenses. Direct operating expenses increased $23.0 million, or 194.9% from $11.8 million for the year ended December 31, 1997 to $34.8 million for the year ended December 31, 1998, principally as a result of the purchase in 1998 of the Wizja TV programming package from @Entertainment's DTH and programming segment, higher levels of technical personnel and increased maintenance expenses associated with recently acquired networks as well as the increased size of @Entertainment's cable television system. Direct operating expenses increased from 31.0% of revenues for the year ended December 31, 1997 to 65.7% of revenues for the year ended December 31, 1998. However, without considering the intersegment charge for the Wizja TV programming package, direct operating expenses as a percentage of revenue would have been 41.0% in 1998.

    Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased $10.7 million or 35.3% from $30.3 million for the year ended December 31, 1997 to $19.6 million for the year ended December 31, 1998. A portion of this decrease was attributable to non-recurring, non-cash compensation expense of approximately $9.4 million recorded in the year ended December 31, 1997 in connection with stock options granted to certain key executives. Selling, general and administrative expenses decreased from 79.5% of revenues for the year ended December 31, 1997 to 37.0% for the year ended December 31, 1998. However, without considering the non-cash compensation expense related to the stock options described above, selling, general and administrative expenses as percentage of revenues would have been 54.9% in 1997. This percentage decrease was attributable to operating efficiencies realized by @Entertainment in 1998.

    Depreciation and Amortization. Depreciation and amortization expense rose $5.3 million, or 32.5%, from $16.3 million for the year ended December 31, 1997 to $21.6 million for the year ended December 31, 1998 principally as a result of depreciation and amortization of additional cable television systems and related goodwill acquired and the continued build-out of @Entertainment's cable networks. Depreciation and amortization expense as a percentage of revenues decreased from 42.8% for the year ended December 31, 1997 to 40.8% for the year ended December 31, 1998.

    Each of these factors contributed to an operating loss of $20.3 million for the year ended December 31, 1997 and $23.1 million for the year ended December 31, 1998.

DTH and Programming Segment

    DTH and Programming Revenue. DTH and programming revenue amounted to $22.3 million for the year ended December 31, 1998. Revenue from the supply of the Wizja TV programming package to @Entertainment's cable systems, which is eliminated on consolidation, represented $12.9 million or 57.8% of DTH revenue for the year ended December 31, 1998.

    Since @Entertainment only commenced the broadcast of its Wizja TV programming package over its cable systems on June 5, 1998 and through its DTH service in July 1998, there were no revenues related to this segment in 1997.

    Revenue from subscription fees, after elimination of revenue from the cable segment represented 88.6% of DTH revenue for the year ended December 31, 1998. Advertising and other revenue for the year ended December 31, 1998 represented 11.3% of DTH revenue after elimination of inter-segment revenues.

    Direct Operating Expenses. Direct operating expenses increased $37.6 million, from $2.8 million for the year ended December 31, 1997 to $40.4 million for the year ended December 31, 1998. These costs principally were the result of the following: programming costs for the Wizja TV platform of $22.6 million, expenses associated with the establishment of a satellite up-link and studio facility located in Maidstone, U.K., the $4.1 million in costs for the development of the Wizja TV brand name, and costs associated with the lease of three transponders on the Astra satellites which provide the capability to deliver @Entertainment's Polish-language programming platform to cable and DTH customers in Poland. Direct operating expenses amounted to 181.2% of revenues for the year ended December 31, 1998.

    Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $38.9 million or 525.7% from $7.4 million for the year ended December 31, 1997 to $46.3 million for the year ended December 31, 1998. As a percentage of revenue, selling, general and administrative expenses amounted to approximately 207.6% for the year ended December 31, 1998. The increase in selling, general and administrative expenses was attributable mainly to an increase in sales and marketing expenses incurred in preparation for launch and operation of @Entertainment's DTH service and Wizja TV programming package, installation and distribution costs associated with the sale of Wizja TV programming packages, an increase in the number of administrative staff associated with the Maidstone facility, a $5 million payment to Philips to compensate it for costs incurred as a result of a temporary suspension of production of the DTH reception systems, as well as an increase in professional fees associated with obtaining long-term

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

programming contracts and broadcast/exhibition rights, and negotiations with TKP, a Polish pay television provider, regarding a potential joint venture.

    Depreciation and Amortization. @Entertainment incurred $4.7 million in depreciation and amortization for the year ended December 31, 1998. Depreciation and amortization expense as a percentage of revenues amounted to 21.1% for the year ended December 31, 1998.

    Each of these factors contributed to an operating loss of $69.0 million for the year ended December 31, 1998 compared to an operating loss of $10.2 million for the year ended December 31, 1997.

Corporate and Other Segment

    Corporate and other expenses consist of corporate overhead costs which primarily include remuneration of corporate employees, costs associated with operation of @Entertainment's corporate offices, consulting fees and certain legal costs. Corporate expenses amounted to $8.7 million for the year ended December 31, 1998 compared with $12.2 million for the year ended December 31, 1997. Included in 1997 costs is an $8.7 million non-cash compensation expense relating to stock options granted to certain key executives.

Non-Operating Results

    Interest Expense. Interest expense increased $8.1 million, or 58.3%, from $13.9 million for the year ended December 31, 1997 to $22.0 million for the year ended December 31, 1998 mainly as a result of the accretion of interest on the $252.0 million aggregate principal amount at maturity of @Entertainment's 14 1/2% Senior Discount notes due 2008, which were issued on July 14, 1998.

    Interest And Investment Income. Interest and investment income decreased $2.4 million, or 41.4%, from $5.8 million for the year ended December 31, 1997 to $3.4 million for the year ended December 31, 1998, primarily due to reduction of cash balances resulting from the increased payments and expenses described above and decrease in interest rates.

    Equity In Losses Of Affiliated Companies. @Entertainment recorded $6.3 million of equity in losses of affiliated companies for the year ended December 31, 1998. The amount relates to the equity accounting of @Entertainment's 50% investment in Twoj Styl, a publishing company, and its 20% investment in Fox Kids Poland Ltd., a channel content provider.

    Foreign Exchange Loss, Net. For the year ended December 31, 1998, foreign exchange loss amounted to $0.1 million. For the year ended December 31, 1997, foreign exchange loss amounted to $1.0 million.

    Minority Interest. No minority interest was recorded for the year ended December 31, 1998, compared to minority interest expense of $3.6 million for the corresponding period in 1997. The 1997 expense represents a fourth quarter adjustment to write-off certain receivable balances that were not recoverable. All minority interests were eliminated in 1998 as the minority interest share of the losses exceeded the value of the minority interest investments.

    Net Loss. For the year ended December 31, 1997, @Entertainment had a net loss of $54.8 million and for the year ended December 31, 1998, @Entertainment had a net loss of $126.1 million. These losses were the result of the factors discussed above.

    Net Loss Applicable To Common Stockholders. Net loss applicable to common stockholders increased from a loss of $91.1 million for the year ended December 31, 1997 to a loss of $126.1 million for the year ended December 31, 1998 due to the factors discussed above. For the year ended December 31, 1997, net loss applicable to common stockholders included the excess of consideration paid for preferred stock over the carrying amount of such stock of $33.8 million and $2.4 million related to the accretion of redeemable preferred stock.

1997 Compared to 1996

Cable Segment

    Cable Television Revenue. Revenue increased $13.2 million or 53.0% from $24.9 million in the year ended December 31, 1996 to $38.1 million in the year ended December 31, 1997. This increase was primarily attributable to a 45.2% net increase in the number of basic and intermediate subscribers from approximately 460,000 at December 31, 1996 to approximately 636,000 at December 31, 1997, as well as an increase in monthly subscription rates. Approximately 69.3% of the increase in basic subscribers was the result of acquisitions and the remainder was due to expansion of @Entertainment's existing cable networks.

    Revenue from monthly subscription fees represented 87.2% of cable television revenue for the year ended December 31, 1996 and 90.1% of cable television revenue in 1997. Installation fee revenue for the year ended December 31, 1997 decreased by 6.3% compared to the year ended December 31, 1996, from $3.2 million to $3.0 million due to a reduction in installation charges. During the year ended December 31, 1997, @Entertainment generated approximately $56,000 of additional premium subscription revenue and approximately $941,000 of additional premium channel installation revenue as a result of providing the HBO Poland service pay movie channel to cable subscribers.

    Direct Operating Expenses. Direct operating expenses increased $4.6 million, or 63.9%, from $7.2 million in 1996 to $11.8 million in 1997, principally as a result of higher levels of technical personnel and increased maintenance expenses associated with recently acquired networks as well as the increased size of @Entertainment's cable television system. Direct operating expenses as a percentage of revenues increased from 28.9% for the year ended December 31, 1996 to 31.0% for the year ended December 31, 1997.

    Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $21.0 million or 225.8% from $9.3 million for the year ended December 31, 1996 to $30.3 million for the year ended December 31, 1997. A portion of this increase was attributable to the non-recurring, non-cash compensation expenses of $9.4 million recorded in the year ended December 31, 1997 related to stock options granted to key executives. The remainder of the increase was attributable to an increase in sales and marketing expenses incurred in newly acquired networks, costs associated with the agreement relating to sale of advertising on Atomic TV, and the cost of launching the distribution of the HBO Poland service premium pay movie channel. Compensation expense also increased as @Entertainment established in 1997 a management team of senior executives who have significant experience in the cable television and programming business.

    As a percentage of revenue, selling, general and administrative expenses increased from 37.3% for 1996 to approximately 79.5% for 1997. However, without considering the non-cash compensation expense related to the stock options described above, selling, general and administrative expenses as a percentage of revenues would have been 54.9% in 1997.

    Depreciation and Amortization. Depreciation and amortization expense rose $6.5 million, or 66.3%, from $9.8 million for the year ended December 31, 1996 to $16.3 million for the year ended December 31, 1997 principally as a result of depreciation and amortization of additional cable television systems and the continued build-out of @Entertainment's cable networks. Depreciation and amortization expense as a percentage of revenues increased from 39.4% for the year ended December 31, 1996 to 42.8% for the year ended December 31, 1997.

    Each of these factors contributed to an operating loss of $1.3 million for the year ended December 31, 1996 and $20.3 million for the year ended December 31, 1997.

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DTH and Programming Segment

    DTH and Programming Revenue. @Entertainment generated no DTH and programming revenue for the years ended December 31, 1997 and 1996 since @Entertainment only commenced the broadcast of its Wizja TV programming package over its cable systems on June 5, 1998 and through its DTH service in July 1998.

    Direct Operating Expenses. The DTH and programming segment incurred direct operating expenses of approximately $2.8 million for the year ended December 31, 1997. There were no direct operating expenses related to this segment in 1996.

    Selling, General and Administrative Expenses. The DTH and programming segment incurred selling, general and administrative expenses of approximately $7.4 million for the year ended December 31, 1997. There were no selling, general and administrative expenses related to this segment in 1996.

    Depreciation and Amortization. The DTH and programming segment incurred $24,000 of depreciation and amortization charges of DTH tangible assets in the year ended December 31, 1997. There was no depreciation and amortization expense related to this segment in 1996.

    Each of these factors contributed to an operating loss which amounted to $10.2 million for the year ended December 31, 1997. There was neither operating loss nor gain related to this segment in 1996.

Corporate and Other Segment

    Corporate and other expenses consist of corporate overhead costs. Corporate expenses for the year ended December 31, 1997 amounted to $12.2 million which included $8.7 million of non-cash compensation expense relating to stock options granted to certain key executives.

Non-Operating Results

    Interest Expense. Interest expense increased $9.2 million, or 195.7%, from $4.7 million for the year ended December 31, 1996 to $13.9 million for the year ended December 31, 1997 mainly due to the inclusion of a full year's interest on PCI's 9 7/8% senior notes due 2003 which were issued in October 1996.

    Interest and Investment Income. Interest and investment income increased $4.5 million, or 346.2%, from $1.3 million for the year ended December 31, 1996 to $5.8 million for the year ended December 31, 1997, primarily due to the income derived from the investment of a portion of the net proceeds from the issuance of PCI's 9% Senior notes in October 1996 and @Entertainment's initial public equity offering in August 1997.

    Foreign Exchange Loss, Net. For the year ended December 31, 1997 foreign exchange loss amounted to $1.0 million compared to a foreign exchange loss of $761,000 for the year ended December 31, 1996, primarily due to less favorable exchange rate fluctuations.

    Minority Interest. Minority interest in subsidiary loss was $3.6 million for the year ended December 31, 1997, resulting from a fourth quarter adjustment to write off certain receivable balances that were not recoverable, compared to minority interest in subsidiary income of $1.9 million for the corresponding period in 1996.

    Extraordinary Item. During 1996 @Entertainment prepaid a loan from Overseas Private Investment Corporation, resulting in an extraordinary loss of $1.7 million, consisting of a prepayment penalty of $147,000 and non-cash charge of $1,566,000 to write off deferred financing costs.

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

    Net Loss. For the year ended December 31, 1996 and 1997, @Entertainment had net losses of $6.6 million and $54.8 million, respectively. These losses were the result of the factors discussed above.

    Net Loss Applicable To Common Stockholders. Net loss applicable to common stockholders increased from a loss of $7.7 million for the year ended December 31, 1996 to a loss of $91.1 million for the year ended December 31, 1997 due to the excess of consideration paid for preferred stock over the carrying amount of such stock of $33.8 million and the factors discussed above. For the year ended December 31, 1997, net loss applicable to common stockholders included $2.4 million related to the accretion of redeemable preferred stock.

 Liquidity And Capital Resources

    @Entertainment has met its cash requirements in recent years primarily with
(i) capital contributions and loans from certain of @Entertainment's principal stockholders, (ii) borrowings under available credit facilities, (iii) cash flows from operations, (iv) the sale by PCI of $130.0 million of 9 7/8% Senior Notes due 2003 and 9 7/8% Series B Senior Notes due 2003 (collectively, the "PCI Notes"), (v) the sale of approximately $200 million of common stock through @Entertainment's initial public equity offering in August 1997 and (vi) the sale of $252.0 million at maturity of 14 1/2% Senior Discount Notes due 2008 in July 1998.

    On January 19, 1999 @Entertainment sold $36,001,321 principal amount at maturity of its Series C Senior Discount Notes due 2008 to an initial purchaser pursuant to a purchase agreement for gross proceeds of approximately $9.8 million. The Series C Senior Discount Notes were issued pursuant to an indenture.

    On January 22, 1999 @Entertainment also sold $256.8 million principal amount at maturity of its 14 1/2% Senior Discount Notes due 2009 to initial purchasers pursuant to a purchase agreement for gross proceeds of approximately $96.0 million. The 14 1/2% Senior Discount Notes were issued pursuant to an indenture.

    Pursuant to the indentures governing the PCI Notes, the 14 1/2% Senior Discount Notes sold on July 14, 1998 and the Series C Senior Discount Notes sold on January 19, 1999 and the 14 1/2% Senior Discount Notes sold on January 22, 1999, @Entertainment is subject to certain restrictions and covenants, including, without limitation, covenants with respect to the following matters:

  .  limitation on indebtedness;
  .  limitation on restricted payments;
  . limitation on issuances and sale of capital stock of restricted subsidiaries;
  .  limitation on transactions with affiliates;
  .  limitation on liens;
  .  limitation of guarantees of indebtedness by subsidiaries;
  .  purchase of the notes upon a change of control;
  .  limitation on sale of assets;
  . limitation on dividends and other payment restrictions affecting restricted subsidiaries;
  .  limitation on investments in unrestricted subsidiaries;
  .  consolidations, mergers, and sale of assets;
  .  limitation on lines of business; and
  .  limitation on change of ownership.

    @Entertainment is in compliance with these covenants. For purpose of the above-mentioned indentures, the consummation of our tender offer for @Entertainment on August 5, 1999 resulted in a change in control of @Entertainment, and as a result, @Entertainment became obligated to offer to repurchase any of its senior discount notes that the noteholders put to it at 101% of their accreted value, plus accrued and unpaid interest. @Entertainment's wholly-owned subsidiary, PCI, also became obligated to offer to repurchase any of the PCI Notes that the noteholders put to it at 101% of their principal amount,

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

plus accrued and unpaid interest. We expect that the holders of the PCI Notes and @Entertainments' series C senior discount notes may exercise their rights to require the purchase of their notes following the change of control triggered by the acquisition of @Entertainment. If the holders of those notes exercised their rights to put all of such notes, this would require @Entertainment and PCI to repay $140.3 million (NLG298.9 million) of debt. The @Entertainment Series B 14 1/2% Senior Discount Notes due 2008, Series B 14 1/2% Senior Discount Notes due 2009, 14 1/2% senior discount notes due 2008 and 14 1/2% senior discount notes due 2009 of which a total of $233.9 million (NLG498.3) in aggregate was outstanding at June 30, 1999, contain similar provisions enabling holders to require @Entertainment to purchase the notes following a change of control. Given the coupon on such notes, however, we do not expect any significant number of holders of those notes to exercise their put rights. The actual amount exercised may differ significantly from our expectations. These repurchase offers expire November 2, 1999.

    On January 22, 1999 @Entertainment also sold Series A 12% Cumulative Preference Shares, Series B 12% Cumulative Preference Shares and Warrants, with gross proceeds of approximately $48.2 million.

    @Entertainment had negative cash flows from operating activities for the six months ended June 30, 1998 and 1999 of $29.7 million and $71.1 million, respectively, due to the significant operating costs associated with the promotion and operation of its DTH service and the Wizja TV programming package.

    Cash used for the purchase and build-out of @Entertainment's cable television networks, DTH equipment and the purchase of other property, plant and equipment was $20.3 million in the six months ended June 30, 1999 and $45.5 million in the corresponding period in 1998. The decrease primarily relates to the purchase of fixed assets related to the development of the Maidstone uplink facility for the three months ended June 30, 1998. Cash used for the acquisition of subsidiaries, net of cash received, was $0 million and $10.6 million for the six months ended June 30, 1999 and 1998, respectively.

    At June 30, 1999, @Entertainment was committed to pay at least approximately $488 million in guaranteed payments (including but not limited to payments for the DTH Reception Systems and payments of guaranteed minimum amounts due under programming agreements and satellite transponder leases) over the next nine years, of which at least approximately $188 million was committed through the end of 2000. These payments may increase if @Entertainment enters into additional programming agreements.

    @Entertainment intends to continue to use:

  . the net proceeds of its sale of the 14 1/2% Senior Discount Notes due
    2009, which was approximately $96.0 million (after deducting offering expenses and the initial purchasers' discount),

  . the net proceeds of the sale of the Series A 12% Cumulative Preference
    Shares, the Series B 12% Cumulative Preference Shares and Warrants, which was approximately $48.2 million (after deducting offering expenses and commissions), and

  . the net proceeds of the sale of the Series C Senior Discount Notes, which was approximately $9.5 million (after deducting offering expenses and the initial purchaser's discount)

  for the following purposes:

  . to fund capital expenditures, operating losses and working capital primarily related to the development and operation of its DTH business,

  . to fund repurchases of @Entertainment's and PCI's senior notes in the change of control repurchase offers, and

  . for general corporate purposes and certain other investments, including the possible acquisition of cable television networks and certain minority interests in subsidiaries which are held by unaffiliated third parties.

    In connection with the Agreement and Plan of Merger, @Entertainment's preferred stockholders granted to us the option to purchase all of the preference shares at a purchase price per share equal to the

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

liquidation preference of such shares plus all accrued and unpaid dividends thereon on the date of purchase. We purchased all of these preference shares on August 6, 1999 and these preference shares were subsequently canceled.

    @Entertainment's cash on hand will be insufficient to satisfy all of its obligations related to its offer to repurchase its and its subsidiary's outstanding senior notes and to complete its current business plan for its DTH and programming businesses based on its past operations. UPC and @Entertainment are evaluating various alternatives to meet @Entertainment's capital needs, however, UPC expects to provide @Entertainment with cash advances to meet @Entertainment's capital expenditures. Future sources of financing for @Entertainment could include public or private debt or bank financing or any combination thereof, subject to the restrictions contained in the indentures governing @Entertainment's senior indebtedness. UPC may consider additional equity financing of @Entertainment, although there can be no assurances that UPC or other companies will contribute additional equity.

    Moreover, if @Entertainment's plans or assumptions change, if its assumptions prove inaccurate, if it consummates unanticipated investments in or acquisitions of other companies, if it experiences unexpected costs or competitive pressures, or if the net proceeds from its recent offerings, existing cash, and projected cash flow from operations prove to be insufficient, @Entertainment may need to obtain greater amounts of additional financing. While it is @Entertainment's intention to enter only into new financing or refinancing that it considers advantageous, there can be no assurance that such sources of financing would be available to @Entertainment in the future, or, if available, that they could be obtained on terms acceptable to @Entertainment.

 Year 2000 Compliance

    @Entertainment's cable television, DTH and programming operations are dependent upon computer systems and other technological devices with imbedded microprocessor chips that are intended to utilize dates and process data beyond December 31, 1999. In January 1997, @Entertainment developed a plan to address the impact that potential Year 2000 problems may have on @Entertainment operations and to implement necessary changes to address such problems (the "Y2K Plan"). During the course of the development of its Y2K Plan, @Entertainment has identified certain critical operations, which need to be Year 2000 compliant for @Entertainment to operate effectively. These critical operations include accounting and billing systems, customer service and service delivery systems, scheduling system and field and headend devices.

    Largely as a result of its high rate of growth over the past few years, @Entertainment has entered into an agreement to purchase a new system to replace its current accounting system and an agreement to purchase specialized billing software for @Entertainment's new customer service and billing center. The vendors of the new accounting system and of the billing software have confirmed to @Entertainment that these products are Year 2000 compliant. @Entertainment has completed the testing phase of the new accounting system, and the implementation phase was substantially completed at the end of 1998. @Entertainment has implemented the new billing software for DTH subscribers and expects implementation of the billing software to be completed for the majority of its cable subscribers by the end of 1999.

    @Entertainment believes that its most significant Year 2000 risk is its dependency upon third party programming, software, services and equipment, because @Entertainment does not have the ability to control third parties in their assessment and remediation procedures for potential Year 2000 problems. Should these parties not be prepared for Year 2000 conversion, their products or services may fail and may cause interruptions in, or limitations upon, @Entertainment's provision of the full range of its DTH and/or cable service to its customers. In an effort to prevent any such interruptions or limitations, @Entertainment is in the process of communicating with each of its material third party suppliers of programming, software, services and equipment to determine the status of their Year 2000 compliance programs. @Entertainment expects to complete this process by October 31, 1999, and it anticipates that all phases of its Y2K Plan will be completed by December 31, 1999.

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

    @Entertainment has not yet developed a contingency plan to address the situation that may result if @Entertainment or its third party suppliers are unable to achieve Year 2000 compliance with regard to any products or services utilized in @Entertainment's operations. @Entertainment does not intend to decide on the development of such a contingency until it has gathered all of the relevant Year 2000 compliance data from its third party suppliers.

    @Entertainment has not yet determined the full cost of its Y2K Plan and its related impact on the financial condition of @Entertainment. @Entertainment has to date not incurred any replacement and remediation costs for equipment or systems as a result of Year 2000 non-compliance. Rather, due to the rapid growth and development of its cable system and its DTH service, @Entertainment had made substantial capital investments in equipment and systems for reasons other than Year 2000 concerns. The total cost of @Entertainment's new accounting system and billing software package is estimated to be approximately $3.0 million.

    @Entertainment believes that any Year 2000 compliance issues it may face can be remedied without a material financial impact on @Entertainment, but no assurance can be made in this regard until all of the data has been gathered from @Entertainment's third party suppliers. As of June 30, 1999 @Entertainment could not predict the financial impact on its operations if Year 2000 problems are caused by products or services supplied to @Entertainment by such third parties.

 Current or Accumulated Earnings and Profits

    For the six months ended June 30, 1999, @Entertainment had no current or accumulated earnings and profits. Therefore, none of the interest which accreted during the six months ended June 30, 1999 with respect to @Entertainment's 14 1/2% Senior Discount Notes due 2008 and its 14 1/2% Series B Discount Notes due 2008, will be deemed to be a "Dividend Equivalent Portion" as such term is defined in Section 163(e)(5)(B) of the Internal Revenue Code, as amended.

 Impact of New Accounting Standards Not Yet Adopted

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which establishes standards of accounting for these transactions. SFAS No. 133 is effective for @Entertainment beginning on July 1, 2000. @Entertainment had no derivative instruments or hedging activities as of June 30, 1999.

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

                                    BUSINESS

    We own and operate broadband communications networks in 12 countries in Europe and in Israel. We provide communications services in many European countries through our three business lines: cable television, telephone and Internet/data services. Our subscriber base is one of the largest of any group of broadband communications networks operated across Europe.

 Our Growth Strategy

    We believe our leading position in providing video services across Europe will help us to expand and integrate our three lines of business. Our goal is to enhance our position as a leading pan-European distributor of video programming services and to become a leading pan-European provider of telephone services and Internet/data services, offering a one-stop shopping solution for personal and business communication needs.

    The key elements of our strategy to achieve this goal are to:

  . continue to increase our average cable revenue per subscriber by developing our expanded basic tier service, pay-per-view, video on demand and audio-only program offerings;

  . continue to upgrade our systems and take advantage of our upgraded broadband infrastructure and high cable penetration to offer telephone and Internet/data services to residential and business customers;

  . continue to position Priority Telecom as our high quality, pan-European, full-service branded telephone product with competitive pricing and superior service;

  . capitalize on our ability to provide high speed Internet access through our chello broadband portal, aggregate and integrate content into the portal and develop e-commerce and advertising lines of business;

  . continue to develop our programming business and partnerships in order to secure high quality programming content for our systems and for sale to other television operators;

  . utilize digital distribution technology to deliver and integrate our video, Internet/data and programming businesses; and

  . continue to acquire systems and increase the percentage we own in some systems in order to expand our coverage and implement our branded, packaged video, voice and data product offerings.

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

Implementation of New Services

    The following table shows, in respect of our existing systems and our newly-acquired Polish system, the status of the implementation of the new services that we are adding in addition to our existing basic video services.

                                   Services Launched or Currently Planned For Launch
                         ---------------------------------------------------------------------
                                       Video                    Internet/Data       Telephone
                         --------------------------------- ------------------------ ----------
                                                                           chello
                          Expanded   Premium  Impulse Pay- Internet/Data broadband    Cable
                         Basic Tier Channels    Per-View     Services      Portal   Telephone
                         ---------- --------- ------------ ------------- ---------- ----------
Western Europe:
  Austria............... May 1997   --         May 1997     Sept. 1997   June 1999  Feb. 1999
  Belgium............... Oct. 1996  1989       Planned      Sept. 1997   March 1999 Planned
  France................ Oct. 1996  Oct. 1996  May 1998     March 1999   June 1999  March 1999
  The Netherlands
   A2000................ Oct. 1996  1989       Apr. 1997    Oct. 1997    Planned    July 1997
   UTH(1)............... Dec. 1996  1988       June 1998    Nov. 1997    June 1999  May 1999
  Malta................. 1994       1994       Planned      Planned      Planned    --
  Norway................ 1989       1990       Planned      Mar. 1998    March 1999 Apr. 1999
Central and Eastern Europe:
  Czech Republic........ 1994       1994       --           --           Planned    --
  Hungary............... 1991       1991       --           Planned      Planned    --
  Poland................ --         1995       --           Planned      Planned    --
  Romania............... Apr. 1998  Feb. 1998  --           --           --         --
  Slovak Republic....... 1995       Apr. 1997  --           Planned      --         --
  Israel................ 1990       --         1994         --           Planned    --

--------
(1) Some of these services were launched by KTE or Combivisie prior to the formation of UTH.

    As we introduce new services, we will promote Priority Telecom and chello broadband as independent brands, within both UPC systems and non-affiliated cable systems. In addition, a key element of our strategy is to market the products in our three lines of business as an integrated, branded package of services, establishing UPC as a unified brand. We plan to increasingly market our expanded array of products as a value package offering, which we believe will be attractive to subscribers.

UPC Video Services: Video Distribution and Programming

 Video Distribution Overview

    We own and operate established cable television systems and are expanding and upgrading those systems. As of June 30, 1999, our operating systems had approximately 3.8 million aggregate subscribers to their basic tier video services. Video distribution services accounted for approximately 92.4% of our consolidated revenue in 1998. Pro forma for the new acquisitions, we had 5.6 million aggregate subscribers to our basic tier video service at June 30, 1999, excluding 146,095 DTH subscribers. We offer our subscribers some of the most advanced analog video services available today and a large choice of FM radio programs and plan to increase our offerings through an integrated digital set-top box. In addition, because many of our operations are two-way capable, we have been able to add more services. In many systems, for example, we have introduced impulse pay-per-view services, which enable subscribers to our expanded basic tier to select and purchase programming services, such as movies and special events, directly by remote control.

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

 Growth Strategy

    We are focusing on a multi-part growth strategy, the key elements of which are to:

  . continue to increase our average revenue per subscriber by developing our expanded basic tier service, pay-per-view, video on demand and audio-only program offerings; and

  . continue to develop our programming business in order to secure high quality programming content for our systems and for sale to other television operators.

 Continue to Increase Video Service Revenue Per Subscriber

    We plan to continue increasing our average revenue per subscriber by expanding our video services program offerings in the expanded basic tier service, pay-per-view and digital audio areas. We plan to continue improving our expanded basic tier offerings by adding new channels and, where possible, migrating popular commercial channels into the expanded basic tier service. Generally, basic tier pricing is regulated while the expanded basic tier is not price-regulated. In addition, we plan to offer subscribers additional choice by offering thematic groupings of tiered video services in a variety of genres and by increasing the number and time availability of pay-per-view offerings. For example, we currently offer six to nine pay-per-view offerings but anticipate that, once our digital distribution platform is operational, we will offer over 75 channels of near video on demand pay-per-view programming. Near video on demand is an advanced television service that provides premium programming, movies and events on numerous channels each with a staggered starting time at frequent intervals. Because of the frequent starting times, subscribers have a greater number of purchase opportunities relatively "on demand."

    We have increased our average revenue per subscriber by offering enhanced video services in the form of impulse pay-per-view services in some of our markets for several years. In Israel, Tevel's 250,000 subscribers with two-way capabilities buy an aggregate of more than 100,000 pay-per-view programs per month, for an average monthly buy rate of 0.4 per subscriber. In our Austrian and the A2000 systems, during 1998, the average impulse pay-per-view monthly buy rate was over 1.7 and 1.0 per expanded basic tier subscriber, respectively.

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

    The chart below sets forth for the six months ended June 30, 1999, the average monthly revenue per subscriber for certain of our systems, as well as in the United Kingdom and the United States, countries of comparable per capita income where these types of enhanced services have been offered for longer periods. Although we do not expect that we will achieve the average monthly revenue per subscriber in our systems that is realized in the United Kingdom and the United States, these figures illustrate the potential to increase our average monthly revenue per subscriber through the introduction of enhanced service offerings. Information for the United Kingdom and United States comes from Kagan World Media, Ltd.

     Average monthly revenue per video subscriber for selected UPC systems and for the U.K. and the U.S. for the six months ended
                       June 30, 1999 (in Dutch Guilders)

                              [GRAPH APPEARS HERE]

    The higher average revenue per subscriber in our Israeli and Maltese systems is attributable to offering enhanced video services. Depending on the system, this was done through introducing new channels, including country-specific program channels, introducing stand-alone pay-per-view and through migrating channels from rate-regulated basic tiers to unregulated tiers.

    Our management team has substantial experience in the European cable television industry and has demonstrated the potential to increase revenue per basic cable television subscriber by offering additional services that appeal to our subscribers. We believe that we have the opportunity to apply these principles to our recently acquired systems and our new acquisitions, which currently have much lower revenues per subscriber, while adding major innovations in pan-European programming and distribution to increase further our average revenue per subscriber in all systems.

 Continue to Develop Programming Business

    We have been involved in several country-specific programming ventures including ventures dedicated to creating channels for Spain, Czech Republic, Hungary, Israel and Malta. Together, these programming ventures have developed channels in key genres including sports, children, documentary and movies, which are subtitled or dubbed in the local language. We believe that our programming ventures add value to our cable television networks by providing compelling content to our subscribers. In connection with our acquisition of Time Warner's interest in the Hungary cable television systems, Time Warner has purchased our interests in the Czech and Hungarian programming services.

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

    We own 80% of Tara, having recently acquired United's 75% interest in Tara. Tara provides Irish general entertainment programming to the U.K. markets. The remaining 20% of Tara is owned by RTE Commercial Enterprises Ltd., an affiliate of the Irish national broadcasting company. In addition, we recently acquired United's 33.5% interest in IPS. In May 1999, we acquired a further 16.5% interest in IPS from an unaffiliated party, bringing our total percentage ownership of IPS to 50%. IPS produces a movie channel, a documentary channel, a children's channel and a music channel independently, and a history channel in joint venture with AGE Network for the Spanish and Portuguese markets. The other partner of IPS is a subsidiary of The Walt Disney Corporation. As of June 30, 1999, Tara and IPS sold their channels to non-UPC cable operators serving an aggregate of approximately 1.7 million subscribers.

    In August 1999, we acquired @Entertainment, Inc., which, in addition to having the largest number of cable subscribers in Poland, also operates a Polish language programming business. In August 1999, we completed the acquisition of 13.3% of SBS. SBS owns and operates television and radio broadcasting stations in Scandinavia and other European markets. SBS both produces and purchases programming for its stations with an emphasis on the importance of producing programs locally in each market.

    We believe that we have a strong competitive opportunity to become a provider of new channels due to our ready access to our customer base and our ability to affordably adapt our channels for distribution to multiple European markets and languages. We plan to:

  . operate six new 24-hour channels by the end of 1999 and two new channels shortly thereafter;

  . acquire rights to up to 30 channels created by third parties over the next few years; and

  . acquire rights to and distribute up to 75 near video on demand channels over the next few years.

    The initial six channels planned for 1999 are:

  . EXPO: an architecture, design, style and photography channel;

  . Club: a women's interest channel created by licensing content from E!, Carlton Food Network, and others;

  . UPC Sport One: a general sports channel;

  . EX-Extreme Sports: an extreme sports channel created by licensing content from X-Dream;

  . Avanti: an Air and Space Channel: a topical channel adapted for European markets pursuant to a licensing and revenue sharing arrangement with Wingspan International; and

  . UPC Film I: a movie channel showing high-quality library film product.

    UPCtv has launched two television channels, EX-Extreme Sports and UPC Film I, to date. These channels were first offered on the A2000 network in May 1999 and are due to be offered on the UTH network in September 1999. In the case of all new channels, our role includes acquisition, scheduling and content aggregation, channel design and transmitting the channels to satellites for distribution. In addition to developing our eight pan-European channels, we are negotiating for additional channels and near video on demand pay-per-view programming on a pan-European basis. In the future, we plan to distribute our UPCtv channels to entities that are not affiliated with us and in countries where we do not currently operate.

    We are constructing a satellite-based pan-European digital distribution platform that will enable digital distribution of our new channels and other television signals to our upgraded networks. When this digital distribution platform is constructed, we will convert our impulse pay-per-view services into a near video on demand service that would be able to provide up to 75 channels of programming. We are negotiating to acquire rights to broadcast first-run hit movies, adult programming and special events over this planned digital distribution platform. Upon obtaining appropriate rights, the near video on demand service would likely include between 12 and 16 new movie titles per month that would be broadcast as frequently as every 15 minutes, thus enabling subscribers to choose a movie at a convenient start time. Although near video on demand channels cannot be offered simultaneously on a pan-European basis due to licensing restrictions, we intend to use remote content servers located in the cable operator's headend to store the library for playout at the appropriate time.

    Full digitalization of our television signals, to be made possible by our network upgrade to full two-way capability, will provide our Western European systems with substantially more channel capacity. This increased channel capacity will enable subscribers to customize their subscriptions for our products and services to suit their lifestyles and personal interests. When the planned digital distribution platform is completed, we also intend to provide our subscribers with customizable programming guides that would enable them to program favorite channels and also allow parents to restrict their children's viewing habits. The construction of the planned digital distribution platform will involve significant capital investment and the use of new technologies. We cannot assure you that we will be able to complete the construction of the digital distribution platform on the planned schedule. See "Risk Factors-- Failure to raise necessary capital could restrict the development of our network and the introduction of new services."

UPC Telephone Services: Priority Telecom

 Overview

    We believe that our existing customer base and upgraded network give us a unique opportunity to provide telephone services in Europe. We offer local telephone services, under the brand name Priority Telecom, in our Austrian, Dutch, French and Norwegian systems. We also provide national and international long distance voice telephone services. Our operating companies are licensed to provide telephone services in Austria, France, Hungary, The Netherlands and Norway. We believe that our fiber and broadband, coaxial cable and cable-based subscriber relationships provide ready access to potential residential telephone subscribers. We believe our networks and facilities also provide the opportunity for cost-effective access to potential business telephone customers.

    A2000 began offering cable telephone services in July 1997 on a trial basis in Purmerend, a town outside Amsterdam, and since then has begun to offer these services to its customers in Hilversum, Zaanstad and part of Amsterdam. We launched Priority Telecom's cable telephone service on a trial basis in Vienna in November 1998 and in Oslo in March 1999. Full launches then took place in February 1999 and April 1999, respectively. UTH launched Priority Telecom cable telephone service in parts of its network in May 1999. Priority Telecom's cable telephone service was launched on Mediareseaux's network in March 1999.

    We have negotiated interconnection agreements with a number of telecommunications operators and continue to evaluate and enter into agreements with other new telecommunication service providers in order to achieve more cost effective rates for national and international long distance services. In addition, we are in the process of connecting the switches in our operating companies over the pan-European AORTA backbone, allowing us to keep a greater proportion of calls on our network, thereby reducing the amount of interconnection fees we must pay to other telecommunications operators.

 Market Opportunity

    We believe there are significant growth opportunities in the European telecommunications market as a result of the January 1, 1998 liberalization of the telephone industry in most EU member countries and Norway. This liberalization allows new providers to offer telephone and other telecommunications services in markets that have historically been dominated by incumbent national operators. The current local telephone rates charged to subscribers are high in comparison to those in the United States. The following table illustrates this disparity. The source for this information is the Organization for Economic Cooperation and Development. The monthly revenue comes from their average monthly basket of local residential charges assuming peak time usage on a discount plan.

                                         Total 1997 Revenue Monthly basket of
                          Incumbent         of National         local PSTN
                      Telecommunications Telecommunications Residential Charges
                           Operator          Operators      per line (May 1998)
                      ------------------ ------------------ -------------------
                                           (U.S. dollars)
                                            (in millions)
Austria..............   PTA                     3,734             $78.75
Belgium..............   Belgacom                4,244              75.63
France...............   France Telecom         28,636              58.99
The Netherlands......   KPN                     7,931              49.22
Norway...............   Telenor                 3,608              41.07
United States........   Various               256,801              19.92

    With approximately 4,430 kilometers of telephone-capable fiber optic cable already deployed in its Western European systems, we believe that Priority Telecom has an advantage over other new entrants in the telephone services market. Currently, Priority Telecom has broadband, coaxial cable access to approximately 1.8 million homes and, through us, long-standing cable television-based relationships with approximately 2.8 million residential subscribers in its planned telephone markets. We believe that our international telephone backbone capacity needs, especially when combined with our branded Internet/data services business, chello broadband, will create international traffic volumes that will provide significant economies of scale, thereby allowing the long-term lease of fiber capacity and the resale of excess capacity to business and carrier customers.

 Competition

    Priority Telecom will face competition in its markets from incumbent telecommunications operators and other competitive operators that have substantially more experience in providing, and significantly greater resources devoted to, telephone services. In addition, we will depend on interconnection arrangements provided by incumbent telecommunications operators. We believe, however, that our strategy for Priority Telecom will allow us to compete effectively with incumbent telecommunications operators and any other local loop providers who subsequently enter the market. See "Risk Factors--The competitiveness of the telephone services industry will make it difficult for our new telephone service to enter the market."

 Priority Telecom Growth Strategy

    Because of the relatively high European local tariff rates, we believe potential customers will be receptive to our telephone services, which we intend to price at a discount compared to services offered by incumbent telecommunications operators. In addition to competing on the basis of price, we offer a full complement of services to telephone subscribers including custom local access services, "CLASS," including caller ID, call waiting, call forwarding, call blocking, distinctive ringing and three-way calling. We also are able to provide voice mail and second lines. We now offer these telephone services in our Austrian, Dutch, Norwegian and French systems. The introduction of number portability in some of our markets, including The Netherlands, Norway and France, provides an even greater opportunity as potential customers will be able to subscribe to our service without having to change their existing telephone numbers.

    Our strategy for Priority Telecom is to achieve high-growth from early market entry with the goal of establishing a strong market position prior to market entry by other potential local loop competitors. The key elements of our telephone penetration strategy are:

  . pricing at a discount to the incumbent telecommunications operators; . waiving or substantially discounting installation fees;
  . integrating telephone with our video and Internet/data services; and . providing an equal or superior quality of service than that of other providers.

    We also plan to use short-term promotions, special calling plans and non-cash incentives to support the marketing of our telephone services. We intend to concentrate on building brand awareness for Priority Telecom as a pan-European telecommunications brand, which may be co-branded with our existing local video services brands. We also plan to integrate Priority Telecom's residential and small office/home office telephone products with our video services and chello broadband's Internet access services, thus enabling us to offer pricing packages designed to encourage multiple product purchases and minimize churn.

    Priority Telecom will pursue this pricing, branding and integration strategy in the following three market segments:

      1. Residential and Small Office/Home Office Served by Cable Phone. In most cases, Priority Telecom is the only operator other than the incumbent in its respective operating areas that has direct, facilities-based access to many potential residential and small office/home office customers.

      2. Medium-sized Businesses Served by Cable Phone. Priority Telecom's network is able to reach many medium-sized businesses that may not be reached economically with direct fiber connections.

      3. Large Businesses and Other Licensed Operators Served Directly by Fiber or Point-to-Point Microwave. Priority Telecom exploits its early entry advantage from its existing local fiber rings to provide high quality, cost competitive telephone service to businesses as an alternative to the incumbent telecommunications operators.

    We believe the residential and small office/home office market sectors represent a significant business opportunity for Priority Telecom. Simple marketing offers are being used to encourage rapid take-up by overcoming consumer inertia and increasing brand awareness of our products. The approach includes, for example, innovative offers and periodic deep discounts. Large and medium-sized business customers are marketed through a key account management direct sales force targeting specific industry sectors such as other licensed operators, Internet service providers, banks and financial services, and retail and professional services.

    We utilize cable telephone equipment with various line capabilities. For the residential and small office/home office market, a one-, two- or four-line unit is utilized. Four-, eight- and twelve-line cable telephone equipment units are used to provide service to segments of the medium-sized business market. Large businesses generally will be connected to the network with direct fiber connections using self-healing fiber optic ring synchronous digital hierarchy technology. This technology automatically detects disruptions in the fiber and reroutes calls within 1/20 of a second, thereby providing reliable service to these customers.

    Priority Telecom's strategy includes pursuing selective investment opportunities in wireless telephone services. This strategy is designed to develop cross-marketing and bundling of fixed and mobile products and allow UPC to provide backbone transmission services to mobile operators. Priority Telecom recently entered into a co-operation relationship with Connect Austria, an Austrian mobile telephone operator. Connect Austria, through the recently announced "Take Two" co-operation, offers customers a combination of fixed and mobile telephone services with one telephone number, one monthly line rental and free installation. In addition, Priority Telecom announced a second co-operation with Cesky Mobil, a consortium led by TIW which was recently awarded a GSM license in the Czech Republic. Cesky Mobil has agreed to lease backbone capacity from our Czech operating companies and to cross-market and bundle mobile services with our other product offerings. In addition, Priority Telecom may consider bidding for broadband wireless frequencies where these frequencies provide a cost-effective outreach technology.

 The A2000 Experience

    A2000 has successfully launched cable telephone services in parts of its systems. A2000 originally marketed its cable telephone service under the brand name Nedpoint, however, following our acquisition of the 50% of A2000 that we did not own, A2000's service was rebranded Priority Telecom. As of June 30, 1999,

A2000 had approximately 29,875 lines serving 26,050 cable telephone subscribers. As of the same date, A2000 achieved a penetration rate of approximately 12.6% of the homes marketed in Purmerend, its first market where the service was launched in July 1997. The installation rate for A2000 averaged about 350 installations per week during the six months ended June 30, 1999. Current churn rates are approximately 2.25% on an annualized basis, although we expect churn rates to increase due to typical subscriber moves and the introduction of telephone number portability on April 1, 1999.

    Following the common European pricing model, A2000's tariffs are usage-based rather than a flat fee and every call is metered. In March 1999, A2000's average monthly revenue per telephone subscriber was approximately NLG84.10. This compares with approximately NLG71 for KPN subscribers during 1998, although this amount may decrease as a result of KPN rate cuts. A2000 believes that interconnection rates with KPN may decline, thereby reducing its costs. See "Regulation--The Netherlands."

 Cost of Implementation

    Traditional telephone service is carried over twisted copper pair in the local loop. Cable telephone technology allows telephone traffic to be carried over our upgraded network without requiring the installation of twisted copper pair. Therefore, instead of the expensive addition of a second cable into every home and small business, cable telephone technology only requires the addition of equipment at the master telecom center, the distribution hub and in the customer's home to transform voice communication into signals capable of transmission over the fiber and coaxial cable. The equipment required in the home is housed in a small, secure, self-contained unit that is usually mounted on the wall inside the home. This box is capable of passing through cable television, Internet cable modem and radio signals and providing standard telephone services. It also includes an emergency back-up battery.

    Once the network has been upgraded to two-way capability, the cost of implementation for telephone services will include a typical estimated equipment cost of $72 (NLG142) per line for the voice switch, $36 (NLG71) per line for the host digital terminal and, giving two lines of capacity, $404 (NLG796) for the equipment required in the home. Nortel has supplied our DMS 100E telephone switches. We have cable telephone equipment supply agreements with Tellabs and Nortel. We are also in the process of undertaking a substantial upgrade of our customer care and billing system for each operating system providing telephone services. See "Risk Factors--The complexities of the operating systems we need to develop for our new services could increase their costs and slow their introduction" and "UPC Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

 Interconnection Agreements

    Each of our operating companies that offers telephone services has entered into an interconnection agreement with the incumbent national telecommunications service provider. In addition, certain of these operating companies have also entered into interconnection agreements with other telecommunications service providers, providing alternative routes and additional flexibility. Even though we have secured interconnection arrangements, we may still experience difficulty operating under them. In our A2000 system, for example, capacity constraints at the interconnection have lowered the quality of A2000's telephone service, resulting in a higher rate of customer loss than A2000 has experienced before. In Austria, while Telekabel Wien secured its interconnection arrangement with the support of the Austrian telecommunications regulator, the Austrian incumbent telecommunications operator is challenging the arrangement in the Austrian courts. See "Regulation--Austria."

 Roll-Out and Implementation Schedule

    We began to offer cable telephone services in July 1997, with the launch of our A2000 service under the brand name Nedpoint, now rebranded Priority Telecom. Priority Telecom launched its service on a trial basis in Vienna during November 1998 and in February 1999 launched its business and residential service in a service area of approximately 100,000 homes. The number of homes in this service area increased to 462,000 homes by the end of the second quarter of 1999. Our Priority Telecom service was officially launched in Mediareseaux's service area in France in March 1999, UPC Norge's service areas in Norway in April 1999 and in a part of UTH's service area in The Netherlands in May 1999.

    Because strong back office systems are important to support and integrate successfully Priority Telecom and our other services, we have dedicated significant resources to the development of our support plan. The plan includes a convergent customer care and billing system that will allow residential customers to receive a single bill for all of the services we intend to offer. See "Risk Factors--The complexities of the operating systems we need to develop for our new services could increase their costs and slow their introduction."

 Pan-European Backbone

    We are developing a pan-European backbone and telecommunications resale business. This backbone is designed to link our major cable and telephone networks through a combination of leased capacity arrangements to allow us to capture more traffic between our operating areas. In October 1998, we entered into a contract with Hermes Europe Railtel for the purchase of high speed fiber optic-based transmission capacity. This network is currently expected to be in place for international telephone traffic by the first half of 2000.

 Traditional Telephone System

    In addition to our cable telephone operations, our Monor system has offered traditional telephone services since December 1994 and as of June 30, 1999, had approximately 71,700 traditional telephone lines.

 Regulation

    Regulation significantly affects our telephone business, including its profitability and the timing of its introduction. See "Risk Factors" and "Regulation."

UPC Internet/Data Services: High Speed Access and chello broadband

 Overview

    At year-end 1997, International Data Corporation estimated that there were approximately 69 million World Wide Web users, of which approximately 24% were in Western Europe. By 2002, International Data Corporation estimates that the number of World Wide Web users will increase to approximately 320 million, with approximately 26% of these in Western Europe.

    We believe there are significant growth opportunities in the European Internet market, as evidenced by the projected rapid growth in World Wide Web users in our Western European markets. The following information comes from International Data Corporation.

                                                 Number of World Wide Web Users
                                                 -------------------------------
                                                      1997            2001
                                                 --------------- ---------------
Austria.........................................         279,000       1,280,000
Belgium.........................................         370,000       1,390,000
France..........................................       1,140,000       4,030,000
The Netherlands.................................       1,070,000       4,540,000
Norway..........................................         481,000       1,330,000

    We also believe that the slow speed of current residential "dial-up' Internet access and the metered toll charges in Europe are significant deterrents to Internet users. Cable modems allow Internet access at speeds significantly faster than dial-up access. Although a number of different technologies designed to provide much faster access than dial-up modems have been proposed and are being tested, we believe that cable modem access technology is superior to all other current technologies because:

  . cable modem technology is based on the widely-used Transport Control
    Protocol/Internet Protocol (TCP/IP), which is used on local area networks
    (LANs) and the Internet;

  . a global standard has been created and accepted; and

  . customers are served by a shared infrastructure, which allows for lower-cost service offerings.

    We have launched residential and business cable-modem based high speed Internet access services, branded as chello broadband, in Austria, Belgium, France, The Netherlands and Norway earlier this year. We believe that the always switched on, flat fee chello broadband service will benefit from the rapid growth of the Internet and will enable us to gain more customers in the business and residential Internet market by capitalizing on our existing network capabilities, continuing network upgrade and broad customer base in certain markets with high personal computer penetration. In marketing chello broadband, we emphasize the always switched on feature, the speed, flat fee price advantages and compelling multi-media portal and content of our cable modem-based Internet service. An integral part of our strategy is to market chello broadband's services for sale to other cable television systems. Through the chello portal, we see significant opportunities to increase revenues through content, e-commerce and advertising.

    chello broadband acts as a European Internet access gateway and a portal delivering specially created content. chello broadband provides high speed broadband access over its AORTA-branded, pan-European backbone. AORTA was launched in December 1998 and is designed to link our major cable networks through a combination of leased capacity arrangements to allow us to capture more traffic between our operating areas. chello broadband stores the most popular Internet sites locally, thus making them available at the high speeds made possible by our network. The existence of the AORTA pan-European backbone enables chello broadband to aggregate the volume of data stored for availability at high speeds to its customers. Although chello broadband prices its service at a subscription level that is above that of dial-up services, cable modem users do not incur any telephone usage charges and thus, depending on usage, the overall monthly cost to the subscriber may actually be lower than the cost of an analog modem connection over the telephone network.

    We launched chello broadband on the upgraded portions of our network in Austria, Belgium, France, The Netherlands (with the exception of A2000) and Norway during the first quarter of 1999. As of June 30, 1999, we had more than 36,600 residential and 1,525 business chello broadband subscribers.

    With approximately 5,233 kilometers of high-capacity two-way active fiber plant deployed throughout our Western European systems as of June 30, 1999, we believe that chello broadband has a competitive advantage over traditional Internet service providers that rely on dial-up access. chello broadband also has broadband, coaxial cable access to approximately 1.7 million homes, and is able to leverage our long-standing cable television-based relationships with approximately 2.8 million residential subscribers in chello broadband's Internet markets. As an Internet portal, chello broadband associates with other cable television operators to provide Internet/data service to their subscribers.

    chello broadband will also enable our cable television operators to offer customers an "Internet TV" service. Internet TV service consists of a set-top box that allows customers to use their existing television to access the chello broadband network and the Internet.

 Competition

    The Internet services business in Europe is highly competitive. We believe, however, that our strategy for chello broadband, which encompasses competitive pricing and superior service combined with high speed access and compelling content, will mitigate the effects of competition from other Internet service providers in its markets. We currently compete with traditional dial-up Internet service providers and other providers (including many incumbent telecommunications service providers) and expect that chello broadband will face competition from other broadband service providers, such as @Home and Roadrunner as they move to the European market. In the future, and in some areas currently, we expect competition from providers using other broadband technologies, including fiber, microwave, satellite and digital subscriber lines.

 chello broadband Growth Strategy

    We have created chello broadband as part of a pan-European strategy designed to capture value by developing economies of scale and market share by leveraging our existing cable television and telephone subscriber base. To accomplish this goal, chello broadband provides over the AORTA-branded pan-European backbone, local cable television operators with high speed broadband access, server farms, proprietary high-bandwidth content, and centralized customer service and billing. These server farms can store the most popular content locally for quick retrieval by subscribers.

    We market chello broadband to the residential, small office/home office and medium-sized business segments. We are targeting chello broadband's service to small office/home office and medium-sized business customers who may view the services as a lower cost alternative to leased lines. Cable modem service is initially being targeted primarily to high-end Internet users frustrated with the speed of access, quality of service and high telephone bills associated with their existing dial-up service. We believe that local partners, in addition to our operating systems, will be crucial for chello broadband's success. chello broadband has entered into partnerships with non-UPC local cable operators in order to share responsibilities in creating the service and revenues generated by the service.

    We may offer equity securities of chello broadband to investors to fund further development, including to the public or to chello broadband's partners. We may also offer chello broadband's equity securities to third-party cable operators to encourage such cable operators to become chello broadband affiliates, as we plan to do with Microsoft. See "Certain Transactions and Relationships--Relationship with Microsoft." In these partnering arrangements, we expect that chello broadband will provide connection to the AORTA-branded pan-European backbone network, purchase and maintain the regional server farms, provide general customer service and billing and aggregate and develop proprietary broadband content. The local cable operators would generally install the customer premise cable modems and termination modems and offer first level telephone-based technical support. The precise division of responsibility will be negotiated on a case-by-case basis.

 chello broadband Content Strategy

    chello broadband is developing an Internet portal business by partnering with providers of local, regional, national and international content. We believe that high bandwidth and compelling content are necessary from the outset to provide users with a rewarding broadband experience that is superior to our competitors' offerings. chello broadband intends to develop as part of its portfolio interactive content for set top boxes designed to provide cable affiliates with Internet-enabled content such as electronic programming guides, electronic banking, home shopping and on-line gaming. chello broadband also intends to leverage its "first-screen advantage" to drive traffic into its Internet portal.

 Cost of Implementation

    Cable modem technology allows access to the Internet over our existing upgraded network. All that is required to transform data communication into signals capable of transmission over fiber and coaxial cable is the addition of incremental electronic equipment, including servers, routers and switches at the master telecom center. The equipment in the home is a small, self-contained cable modem that is placed nearby the customer's personal computer and connected to the cable system. We also plan to offer our customers an Internet TV service. The Internet TV service will consist of a set-top box that allows customers to use their existing television as a platform for accessing chello broadband's network.

    Once the network has been upgraded to two-way capability, the cost of implementation for Internet/data services will include the estimated incremental master telecom center and distribution hub equipment costs of approximately NLG400 per subscriber and approximately NLG450 per cable modem for the required equipment in the home in mid-1999. We are currently negotiating with cable modem suppliers, however, and expect that prices for cable modems will decrease to approximately NLG400 by 2000. We have entered into supply agreements to obtain cable modems primarily from Bay Networks/Nortel and Terayon. See "UPC Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Risk Factors--Failure to raise necessary capital could restrict the development of our network and the introduction of new services."

 Roll-Out and Implementation Schedule

    The launch of chello broadband in certain of our upgraded Western European markets occurred during the first half of 1999. We plan to launch chello broadband in additional markets in the future. The back office support plan described under "--UPC Telephone Services: Priority Telecom--Roll-Out and Implementation Schedule" is similar to the back office support plan that chello broadband intends to implement.

 Development of the Pan-European Backbone

    The AORTA pan-European backbone will facilitate a direct U.S. Internet link in the future. In October 1998, we entered into a contract with Hermes Europe Railtel for the purchase of high speed fiber optic-based transmission capacity. This network is now in place for international Internet traffic. In April 1999, chello broadband signed a letter of intent with Flag Atlantic-1 for a 1.28 terabits transatlantic link.

 Regulation

    Our Internet access business currently is subject to limited regulation. However, the legal and regulatory environment applicable to the Internet is in a fluid state. Adverse regulatory developments could negatively affect our Internet business. See "Regulation."

                              Operating Companies

    We have operations in 12 countries in Europe and in Israel. While they all offer a basic video tier, their other services vary. We are also currently upgrading the network in some countries but not in others. We therefore describe each of our operating companies and their operations below. We believe understanding them individually will help you to understand our business as a whole and our consolidated financial information in this prospectus.

    We also provide selected financial and operating data for each operating company. For all our operating companies, we have calculated average monthly service revenues per subscriber using service revenues excluding installation revenues. For the operating companies that do not use Dutch guilders as their operating currency, we have converted the amounts to Dutch guilders using the average exchange rate or fixed exchange rate for the period presented.

Western Europe and Israel

 Austria: Telekabel Group


     The following selected financial data have been derived from the financial statements of Telekabel Group. These financial statements have been prepared in accordance with Dutch GAAP with the Austrian schilling as the functional currency. The following selected financial data for the six months ended June 30, 1999 includes a translation using the fixed exchange rate of 0.16015 Dutch guilders per Austrian schilling.

                                                                             Translation
                                                                             to Guilders
                                                                            -------------
                                                                 Six Months  Six Months
                                                                   Ended        Ended
                                   Year Ended December 31,        June 30,    June 30,
                                 ------------------------------  ---------- -------------
                                   1996      1997       1998        1999        1999
                                 --------  ---------  ---------  ---------- -------------
                                                                       (unaudited)
                                          (in thousands, except percentages)
  Selected Financial Data:
  Revenues................  (AS)  985,338  1,018,095  1,105,535    619,507  (NLG)  99,214
  Net operating income
   (loss).................  (AS)  103,139    105,866      9,504     (5,475) (NLG)    (877)
  Adjusted EBITDA.........  (AS)  512,356    507,022    505,567    232,473  (NLG)  37,231
  Adjusted EBITDA margin..           52.0%      49.8%      45.7%      37.5%          37.5%
  Total capital
   expenditures...........  (AS)  388,813    374,717    514,859    349,152  (NLG)  55,917
  Cash flows from
   operating activities...  (AS)  387,679    494,891    458,125    382,446  (NLG)  61,249
  Cash flows from
   investing activities...  (AS) (416,432)  (519,511)  (388,311)  (419,874) (NLG) (67,243)
  Cash flows from
   financing activities...  (AS)   30,001    124,137   (180,504)   121,038  (NLG)  19,384

                                           As of December 31,       As of June
                                         -------------------------     30,
                                          1996     1997     1998       1999
                                         -------  -------  -------  ----------
  Other Data:
  Homes passed....................       872,016  890,305  900,350   905,430
  Basic video subscribers.........       428,453  435,859  454,957   461,018
  Basic video penetration.........          49.1%    49.0%    50.5%     50.9%
  Avg. mo. service rev. per video
   subscriber..................... (NLG)   27.54    27.79    28.82     29.66
  Two-way homes passed............           --   339,900  516,700   685,520
  Internet subscribers:
      Residential.................           --     1,177    9,054    20,424
      Business....................           --        21      603       914
  Telephone subscribers:
      Residential.................           --       --       --      7,159
      Business....................           --       --       --        216


    Overview/Growth Strategy. We own 95% of the Telekabel Group, which provides communications services to the Austrian cities of Vienna, Klagenfurt, Graz, Baden and Wiener Neustadt and is the largest video distribution system in Austria with over 40% of the market. Telekabel Group's largest subsidiary, Telekabel Wien, which serves Vienna and represents approximately 87% of Telekabel Group's total subscribers, owns and operates one of the larger clusters of cable systems in the world in terms of subscriber numbers served from a single headend.

    We are capitalizing on Telekabel Group's strong market position and positive perception by its customers by aggressively expanding Telekabel Group's service offerings as its network is upgraded to full two-way capability. The upgraded network enabled Telekabel Group to launch an expanded basic tier, impulse pay-per-view services and Internet/data services in 1997. Telekabel Group was the first Austrian cable television company to offer tiered and pay-per-view services when it launched such services in Vienna. The pay-per-view buy rate has since grown to more than two movies per expanded basic subscriber per month, although Telekabel Group expects this average to decrease because high-demand customers subscribed early to the expanded basic tier and later subscribers will likely have a lower demand for pay-per-view services. Telekabel Group is considering restructuring its basic and expanded tiers to increase further its average revenue per subscriber, although the extent and timing of any such restructuring would depend upon market studies and the approval of the board of management of the respective subsidiary, which includes a representative appointed by the respective municipality. See "Regulation--Austria."

    Telekabel Group launched an Internet access service in September 1997 and had approximately 21,325 Internet access subscribers as of June 30, 1999. The chello broadband service was introduced in June 1999. Telekabel Group is currently averaging monthly additions of 1,700 customers for its Internet service following its market launch. In addition, Telekabel Group launched Priority Telecom's cable telephone service in Vienna on a commercial basis in early 1999. Following intervention of regulatory authorities on behalf of Telekabel Group, Telekabel Group entered into an interconnection arrangement with PTA, the incumbent telecommunications service operator, in November 1998. See "Regulation--Austria--Telephone and Internet/Data Services."

    Network. Telekabel Group owns the complete cable television infrastructure for each of its systems from the headend to the house. In 1996, Telekabel Wien started plant construction on the rebuild and upgrade of its existing cable network in Vienna. The upgrade, which incorporates high capacity 860 MHz technology, was approximately 76% complete and passed approximately 685,500 homes and businesses as of June 30, 1999. This upgrade is expected to be 85% complete by the end of 1999.

    Programming. Telekabel Group offers basic subscribers 32 channels of cable programming, including substantially all of the broadcast channels from Austria and Germany, as well as CNN, Super Channel, MTV, an informational channel, Tips and Hits, Telekino Heute and Vienna cable text. Telekabel Group launched an expanded basic tier in May 1997 by providing subscribers whose homes are passed by the upgraded network an advanced analog decoder box, the cost of which is provided for in the monthly rate. The expanded basic tier currently provides seven channels of additional programming: ONYX, VH-1 Germany, BET, Muzzik, BBC World, BBC Prime and an adult channel. In conjunction with the launch of this tier, Telekabel Group launched an impulse pay-per-view service with up to nine channels of programming.

    Results of Operations. For the year ended December 31, 1998, Telekabel Group had total revenues of approximately NLG177.2 million, representing approximately 43.3% of our consolidated revenues for the same period, and Adjusted EBITDA of approximately NLG81.0 million. For the year ended December 31, 1997, Telekabel Group had total revenues of approximately NLG162.8 million, which represented approximately 48.3% of our consolidated revenues for the year, and Adjusted EBITDA of approximately NLG80.5 million. Telekabel Group's Adjusted EBITDA margin declined slightly from 49.8% for the year ended December 31, 1997 to 45.7% for the year ended December 31, 1998. This decline was due primarily to the increased operating costs and selling, general and administrative costs associated with the start up of Telekabel Group's cable telephone and Internet/data services. These costs were approximately NLG12.0 million for 1998. The Adjusted EBITDA margin for Telekabel Group's video services business on a stand-alone basis was approximately 53% for the year ended December 31, 1998. A large component of Telekabel Group's operating expenses are franchise and other fees paid to the respective municipalities, which were approximately NLG22.5 million and approximately NLG22.1 million, respectively, for 1997 and 1998.

    Budgeted Capital Expenditures and Capital Resources. Telekabel Group has budgeted approximately NLG208.0 million and NLG161.0 million for capital expenditures in 1999 and 2000, respectively, primarily to continue to upgrade its network to full two-way capacity, purchase customer premise equipment for its new services, install a telephone switch and implement a subscriber management system. Telekabel Group expects to fund these expenditures through available cash flow and support from us.

    Competition. Telekabel Group's cable systems compete with a DTH satellite service that is available throughout Austria. Currently, DTH satellite service penetration of the Austrian market is approximately 35% and is concentrated primarily in the rural areas of the country. There is less competition from DTH satellite service in Vienna where we estimate that the penetration is approximately 8%. Competition in the Internet/data business in Austria is intensifying. PTA, the national incumbent telecommunications service provider, is promoting its high speed lines and a number of other companies recently have entered, or are expected to enter, the market. In its telephone service in Vienna, Telekabel Group competes with PTA and other new telephony providers. New facilities-based telephony and Internet/data service providers that compete with the Telekabel Group in its operating areas include United Telkom Austria, Tele.ring and Citykom. In addition, there are three wireless telephone providers in Telekabel Group's operating areas.

    Regulatory Issues. The regulatory environment in which the Telekabel Group operates significantly affects the operations of its business, including the profitability and the timing of introduction of our new business lines. See "Regulation--European Union" and "--Austria."

    Corporate Ownership. Telekabel Group consists of five Austrian corporations, each of which owns a cable television operating system. We own 95% of, and manage, each Telekabel Group company. Each of the respective cities in which the operating systems are located owns, directly or indirectly, the remaining 5% interest in each company.

    Telekabel Wien's 5% shareholder Kabel-TV-Wien Gesellschaft m.b.H ("KTV") is owned by the City of Vienna. KTV has the right to appoint a member to Telekabel Wien's supervisory board. If four to six members have been appointed by shareholder resolution, KTV has the right to appoint two members. KTV also has the right to appoint one member of Telekabel Wien's board of management. We have appointed six members of the supervisory board and two members of the board of management. KTV has appointed two members of the supervisory board and one member of the board of management. The remaining four members of the supervisory board are employee representatives. Under the agreements among Telekabel Wien and KTV, decisions regarding the subscriber rates and programming content of Telekabel Wien's basic subscription package require the unanimous approval of Telekabel Wien's board of management. Although we believe the cooperation between KTV's managing director and the other managing directors has been successful in the past, there can be no assurance that the board of management will unanimously approve decisions regarding the subscriber rates and programming content of Telekabel Wien's basic subscription package. Should the Board not reach a unanimous decision in respect of these matters, then pursuant to our syndicate agreement with KTV and Philips, a shareholders meeting can be called. We, as a 95% shareholder, can call that meeting and decide on the agenda. Under Austrian law, a majority shareholder such as us may generally take a decision at the shareholders meeting rather than through the Board of Management. However, we as the majority shareholder have never taken this action and do not anticipate doing so in the future.

    In connection with the UPC acquisition in December 1997, KTV and Philips agreed that Philips will continue to guarantee the capital level to be maintained by Telekabel Wien. Philips has also agreed to guarantee the continued fulfillment of the agreements that were originally concluded between KTV and Philips and that were assigned by Philips to us. We have agreed to indemnify Philips for any liability under Philips' guarantee.

    Philips, KTV and ourselves have agreed that the agreements concluded between KTV and Philips will run until December 31, 2022 with an option to extend them.

    Due to its position as a guarantor, Philips has the right to appoint one member to our Supervisory Board. This Supervisory Director has a veto right that is limited to fundamental decisions and exceptional business matters, such as the sale or disposition of our interests in Telekabel Wien, if certain threshold values are met. See "Certain Transactions and Relationships-- Relationship with Philips."

    The articles of association of the companies in the Telekabel Group restrict their shareholders from divesting their interests for periods ranging from the end of 2009 to 2022. In addition, a sale of shares requires notice of two years and is subject to a right of first refusal of the other shareholders.

    The City of Vienna's approval is required for any change of control over us, which approval cannot be unreasonably withheld if the buyer is a reputable telecommunications and/or cable television operator. In the absence of such approval, the City of Vienna can require United to own Telekabel Wien separately from us. See "Certain Transactions and Relationships."

    We may provide Priority Telecom's services to Telekabel Group's subscribers through a subsidiary wholly-owned by us, even though the services will continue to be marketed by Telekabel Group.

 Belgium: UPC Belgium


     The following selected financial data have been derived from the financial statements of UPC Belgium (formerly Radio Public N.V./S.A.). These financial statements have been prepared in accordance with Dutch GAAP with the Belgian franc as the functional currency. The following selected financial data for the six months ended June 30, 1999 includes a translation using the fixed exchange rate of 0.054629 Dutch guilders per Belgian franc.

                                                                           Translation to
                                                                              Guilders
                                                                           --------------
                                                                Six Months   Six Months
                                   Year Ended December 31,        Ended        Ended
                                  ----------------------------   June 30,     June 30,
                                    1996      1997      1998       1999         1999
                                  --------  --------  --------  ---------- --------------
                                                                             (unaudited)
                                       (in thousands, except percentages)
  Selected Financial Data:
  Revenues................  (BEF)  693,990   710,521   673,170    333,333   (NLG)18,210
  Net operating income
   (loss).................  (BEF)  (78,805)  (70,861) (161,365)  (120,905)  (NLG)(6,605)
  Adjusted EBITDA.........  (BEF)  268,232   267,815   242,734     50,771   (NLG) 2,774
  Adjusted EBITDA margin..            38.7%     37.7%     36.1%      15.2%         15.2%
  Total capital
   expenditures...........  (BEF)   56,018   213,728   361,622    107,844   (NLG) 5,891
  Cash flows from
   operating activities...  (BEF)  (37,483) (112,423)  548,975    115,647   (NLG) 6,318
  Cash flows from
   investing activities...  (BEF) (187,667) (485,745) (557,961)  (103,963)  (NLG)(5,679)
  Cash flows from
   financing activities...  (BEF)  259,336  (405,133)   (1,025)   (10,544)  (NLG)  (576)

                                       As of December 31,
                                     -------------------------  As of June 30,
                                      1996     1997     1998         1999
                                     -------  -------  -------  --------------
  Other Data:
  Homes passed................       133,000  133,000  133,000     133,060
  Basic video subscribers.....       127,815  127,529  127,398     125,786
  Basic video penetration.....          96.1%    95.9%    95.8%       94.5%
  Avg. mo. service rev. per
   video subscriber........... (NLG)   19.20    19.58    19.67       18.61
  Two-way homes passed........           --    27,600   91,735     116,804
  Internet subscribers:
    Residential...............           --       214    1,869       3,332
    Business..................           --        42      284         469


    Overview/Growth Strategy. UPC Belgium, our 100% owned subsidiary, provides cable television and communications services in selected areas of Brussels and nearby Leuven. We estimate that there are currently approximately 133,050 homes under license in UPC Belgium's franchise areas. UPC Belgium, which currently has 95% penetration in its franchise areas, plans to grow through the introduction of new services that currently are not subject to the price regulations applicable to basic cable services.

    UPC Belgium's management believes there is a strong demand for enhanced services in its market. UPC Belgium introduced an expanded basic tier service in October 1996 and an Internet access service in September 1997. As of June 30, 1999, UPC Belgium had approximately 5,375 expanded basic subscribers and 2,625 residential, 700 student and 475 business Internet access subscribers. UPC Belgium introduced the chello broadband service in the first quarter of 1999. As UPC Belgium upgrades additional portions of its network to full two-way capability, it plans to introduce impulse pay-per-view, starting in Leuven during the last quarter of 1999. UPC Belgium intends to provide cable telephone services beginning in mid-2000.

    Network. UPC Belgium owns the complete cable television infrastructure for each of its systems from the headend to the home, with the exception of Etterbeek. The Etterbeek system, which has 15,500 subscribers, is municipality-owned and we have an agreement with the municipality to operate the network until at least 2016. In late 1996, UPC Belgium began upgrading its network through fiber optic overlay of its trunk lines and replacement of all amplifiers. Employing high capacity 860 MHz technology, UPC Belgium's upgraded networks passed approximately 116,800 homes, or 88% of its total network as of June 30, 1999. We expect to complete this upgrade by the end of 1999.

    Programming. UPC Belgium offers in Brussels a basic tier consisting of 32 channels, 17 expanded basic programs in six tiers, 20 FM radio channels and 16 premium digital radio channels. Its system in Leuven offers a basic tier consisting of 37 channels, an expanded basic tier with five channels, 20 FM radio channels and 16 premium digital radio channels. UPC Belgium also distributes three premium channels, two in Brussels and one in Leuven, which are provided by Canal+.

    Results of Operations. For the year ended December 31, 1998, UPC Belgium had total revenues of approximately NLG36.8 million, representing approximately 9.0% of our consolidated revenues for the same period, and Adjusted EBITDA of approximately NLG13.3 million. For the year ended December 31, 1997, UPC Belgium had total revenues of approximately NLG38.7 million, which represented approximately 11.5% of our consolidated revenues for the year, and Adjusted EBITDA of approximately NLG14.6 million. UPC Belgium's Adjusted EBITDA margin declined from 37.7% for the year ended December 31, 1997 to 36.1% for the year ended December 31, 1998. This decline was due primarily to the increased start up costs associated with UPC Belgium's Internet/data services. These costs were approximately NLG3.6 million for the year ended December 31, 1998. The Adjusted EBITDA margin for UPC Belgium's video services business on a stand-alone basis was approximately 46.1% for the year ended December 31, 1998. In early 1998, UPC Belgium ceased providing engineering services for some of our affiliates and third parties. This resulted in a slight decrease in revenue in 1998; however, Adjusted EBITDA was not affected by this change.

    Budgeted Capital Expenditures and Capital Resources. UPC Belgium has budgeted approximately NLG25.7 million and NLG14.7 million for capital expenditures in 1999 and 2000, respectively, primarily to continue its network upgrade to full two-way capacity, purchase customer premise equipment for its new services and implement a subscriber management system. UPC Belgium expects to fund these expenditures through available cash flow.

    Competition. UPC Belgium has approximately 95% penetration of its cable television services in its service areas. UPC Belgium faces competition from one other cable television provider, Iverlek, which was granted a license for the provision of cable television services in Leuven and is constructing a cable network there. As of June 30, 1999, UPC Belgium had approximately 26,275 subscribers in Leuven. To date, UPC Belgium has experienced only limited competition from DTH satellite service providers. In its Internet access business, UPC Belgium competes with traditional dial-up Internet service providers as well as various higher-speed access services offered by the incumbent telephone operator, Belgacom, and other operators of public telecommunications networks. In addition, we believe that Telenet offers a broadband access and content service using Iverlek's new cable network in Leuven.

    Regulatory Issues. The regulatory environment in which our Belgian subsidiary operates significantly affects the operations of its business, including the profitability and the timing of introduction of our new business lines. See "Regulation--European Union" and "--Belgium."

    Corporate Ownership. We own 100% of UPC Belgium.

 France


     The following selected financial data have been derived from the financial statements of Mediareseaux, CiteReseau, Rhone Vision Cable, Videopole and RCF. The financial statements of Mediareseaux have been prepared in accordance with Dutch GAAP. The financial statements of CiteReseau, Rhone Vision Cable, Videopole and RCF have been prepared in accordance with French GAAP with the French franc as the functional currency. The following selected financial data for the six months ended June 30, 1999 includes a translation using the fixed exchange rate of 0.33595 Dutch guilders per French franc.

                                                                       Translation to
                                     Year Ended                           Guilders
                                    December 31,                      ----------------
                                  -----------------  Six Months Ended Six Months Ended
                                   1997      1998     June 30, 1999    June 30, 1999
                                  -------  --------  ---------------- ----------------
  Mediareseaux                                                  (unaudited)
                                                    (in thousands)
  Selected Financial Data:
   Revenues...............  (FFR)   7,789    23,961        21,441      (NLG)   7,203
   Net operating income
    (loss)................  (FFR) (18,295)  (28,605)      (35,581)     (NLG) (11,953)
   Adjusted EBITDA........  (FFR) (13,790)  (15,097)      (20,516)     (NLG)  (6,892)
   Adjusted EBITDA
    margin................            N/A       N/A           N/A                N/A
   Total capital
    expenditures..........  (FFR)  70,333   155,795       108,609      (NLG)  36,487
   Cash flows from
    operating activities..  (FFR) (12,862)   10,042         3,440      (NLG)   1,156
   Cash flows from
    investing activities..  (FFR) (71,073) (156,069)     (320,839)     (NLG)(107,786)
   Cash flows from
    financing activities..  (FFR)  78,927   149,405       311,449      (NLG) 104,631

                                                  As of December 31,     As of
                                                  --------------------  June 30,
                                                    1997       1998       1999
  Other Data:                                     ---------  ---------  --------
   Homes passed...........................           28,267     74,623   84,597
   Basic video subscribers................            6,758     29,107   33,862
   Basic video penetration................             23.9%      39.0%    40.0%
   Avg. mo. service rev. per video sub-
    scriber...............................  (NLG)     18.92      24.86    29.58
   Two-way homes passed...................           28,267     74,623   85,201
   Internet subscribers:
    Residential...........................              --         --       936
    Business..............................              --         --       --
   Telephone subscribers:
    Residential...........................              --         --     5,041
    Business..............................              --         --       --

                                                                        Translation to
                                     Year Ended                            Guilders
                                    December 31,                       ----------------
                                  ------------------  Six Months Ended Six Months Ended
                                    1997      1998     June 30, 1999    June 30, 1999
                                  --------  --------  ---------------- ----------------
  Time Warner Cable
  France(1)                                                      (unaudited)
                                                    (in thousands)
  Selected Financial Data:
   Revenues...............  (FFR)   21,662    44,930        34,986      (NLG)  11,754
   Net operating income
    (loss)................  (FFR)  (41,787)  (57,234)      (29,202)     (NLG)  (9,810)
   Adjusted EBITDA........  (FFR)  (22,347)  (17,725)       (3,852)     (NLG)  (1,294)
   Adjusted EBITDA
    margin................             N/A       N/A           N/A                N/A
   Total capital
    expenditures..........  (FFR)  173,065   348,671       178,667      (NLG)  60,023
   Cash flows from
    operating activities..  (FFR)  (42,373)  (28,376)       (7,048)     (NLG)  (2,368)
   Cash flows from
    investing activities..  (FFR) (184,097) (355,141)     (182,322)     (NLG) (61,251)
   Cash flows from
    financing activities..  (FFR)  191,592   420,864       164,431      (NLG)  55,241

                                               As of December 31,      As of
                                               --------------------   June 30,
                                                 1997       1998       1999
  Other Data:                                  ---------  ---------  ---------
   Homes passed.........................         100,031    182,408   232,342
   Basic video subscribers..............          37,309     59,042    74,139
   Basic video penetration..............            37.3%      32.4%     31.9%
   Avg. mo. service rev. per video sub-
    scriber............................. (NLG)     23.15      22.59     25.94
   Two-way homes passed.................          12,600     39,887   112,705

 --------
 (1) Represents the combined aggregate results of Time Warner Cable France's two operating systems, CiteReseau and Rhone Vision Cable.

                                                                 Translation to
                                                                    Guilders
                                                                 --------------
                                     Year Ended       Six Months
                                    December 31,        Ended      Six Months
                                  ------------------     June        Ended
                                    1997      1998     30, 1999  June 30, 1999
                                  --------  --------  ---------- --------------
  Videopole                                                  (unaudited)
                                      (in thousands, except percentages)
  Selected Financial Data:
   Revenues...............  (FFR)  107,543   123,341    67,505    (NLG) 22,678
   Net operating income
    (loss)................  (FFR)  (95,909)  (99,179)  (41,985)   (NLG)(14,105)
   Adjusted EBITDA........  (FFR)  (29,934)  (14,359)     (652)   (NLG)   (219)
   Adjusted EBITDA
    margin................             N/A       N/A       N/A             N/A
   Total capital
    expenditures..........  (FFR)  136,295   111,386    28,000    (NLG)  9,407
   Cash flows from
    operating activities..  (FFR)  (79,023)  (83,893)   13,320    (NLG)  4,475
   Cash flows from
    investing activities..  (FFR) (149,657) (119,840)  (28,303)   (NLG) (9,508)
   Cash flows from
    financing activities..  (FFR)  210,135   200,766    29,420    (NLG)  9,884

                                           As of December 31,
                                           --------------------  As of June 30,
                                             1997       1998          1999
  Other Data:                              ---------  ---------  --------------
   Homes passed...................           314,586    353,234     358,609
   Basic video subscribers........           109,949    133,928     141,194
   Basic video penetration........              35.0%      37.9%       39.4%
   Avg. mo. service rev. per video
    subscriber....................  (NLG)      20.38      22.76       27.45
   Two-way homes passed...........            29,644     39,660      39,734

                                                                 Translation to
                                                                    Guilders
                                                                 --------------
                                      Year Ended      Six Months
                                     December 31,       Ended      Six Months
                                    ----------------     June        Ended
                                     1997     1998     30, 1999  June 30, 1999
                                    -------  -------  ---------- --------------
  Reseaux Cables de France                                   (unaudited)
                                       (in thousands, except percentages)
  Selected Financial Data:
   Revenues.................  (FFR)  83,305   90,316    46,909    (NLG)15,759
   Net operating income
    (loss)..................  (FFR) (21,148) (19,315)   (8,974)   (NLG)(3,015)
   Adjusted EBITDA..........  (FFR)   9,610   13,521     6,687    (NLG) 2,246
   Adjusted EBITDA margin...           11.5%    15.0%     14.3%          14.3%
   Total capital
    expenditures............  (FFR)  23,206   18,094     4,760    (NLG) 1,599
   Cash flows from operating
    activities..............  (FFR)  (7,873)  (7,027)    1,924    (NLG)   646
   Cash flows from investing
    activities..............  (FFR) (23,046) (18,679)   (5,765)   (NLG)(1,937)
   Cash flows from financing
    activities..............  (FFR)  69,628      585   (10,099)   (NLG)(3,393)

                                           As of December 31,
                                           --------------------  As of June 30,
                                             1997       1998          1999
  Other Data:                              ---------  ---------  --------------
   Homes passed...................           200,000    200,000     202,490
   Basic video subscribers........            70,606     73,720      74,278
   Basic video penetration........              35.3%      36.9%       36.7%
   Avg. mo. service rev. per video
    subscriber....................  (NLG)      31.92      32.74       35.28
   Two-way homes passed...........               --         --          --

    Overview/Growth Strategy. We have a 99.6% ownership interest and a 95% economic interest (after exercise of warrants described below) in Mediareseaux Marne S.A. ("Mediareseaux"), which currently holds cable television franchises for 190,000 homes in the Marne-la-Vallee area east of Paris. Mediareseaux began construction of its network in September 1996, and as of June 30, 1999, Mediareseaux's system passed approximately 84,600 homes and had approximately 33,850 basic subscribers, giving it a penetration rate of 40.0%. To increase its average monthly revenue per subscriber, Mediareseaux began offering pay-per-view services in May 1998, and to date, the pay-per-view buy rate is approximately 0.5 movies per expanded basic tier subscriber per month. Since inception, Mediareseaux's average monthly service revenue per video subscriber has averaged over NLG29.58.

   In June 1998, Mediareseaux obtained a 15 year telephone and network operator license for an area that includes 1.5 million homes in the eastern suburbs of Paris (three Departments) and in September 1998, Mediareseaux began installing a telephone switch. Mediareseaux began offering telephone services in March 1999 within its cable television franchise area. Mediareseaux also offers chello broadband's Internet access services via its cable systems, and is carrying out a trial offering of broadband fixed wireless local loop service in two towns in the eastern suburbs of Paris under a temporary license for 1999. To expand its operations, Mediareseaux is pursuing potential acquisition opportunities and plans to develop these franchises as one clustered system offering integrated video, voice and Internet/data services.

   In August 1999, we acquired 100% of Time Warner Cable France. The Time Warner Cable France operating subsidiaries' systems are located in suburban Paris and Lyon and in Limoges. As of June 30, 1999, these systems passed approximately 232,325 homes and had approximately 74,125 subscribers.

   In August 1999, we acquired 100% of Videopole, which through its operating subsidiaries operates 83 cable systems serving approximately 123 towns and cities throughout France including suburban Paris. The number of homes passed and subscribers were approximately 358,600 and approximately 141,175, respectively, as of June 30, 1999. At present, these systems offer analog cable television services and, in some of Videopole's systems, digital cable television services. Videopole began offering Internet/data services at the end of 1997. Following our acquisition of Videopole, we plan to upgrade these systems to offer enhanced video services within three years. We would begin this upgrade with the systems in and around Paris, which we plan to upgrade and link into the Mediareseaux systems in order to provide full video, voice and Internet/data services by the second quarter of 2000.

   In June 1999, we acquired 95.7% of RCF. RCF's cable systems serve nine regions throughout France. RCF's systems passed approximately 202,475 homes and had approximately 74,275 subscribers as of June 30, 1999. At present, these systems offer only cable television services. We plan to upgrade the RCF systems to offer enhanced video, telephone and Internet/data services. The RCF system architecture is older than that of Time Warner Cable France or Videopole and will, therefore, be more expensive to upgrade. We plan, however, to complete the upgrade and launch full service in our three lines of business on the RCF systems by the end of 2001.

   Network. Mediareseaux owns the complete cable television infrastructure for each of its cable systems from the headend to the home. The hybrid fiber coaxial network's initial architecture was a 750 MHz UHF-VHF frequency band network with a 5-65 MHz return path. The systems' post-1998 construction incorporates 860 MHz hybrid fiber coaxial capacity with a 5-65 MHz return providing full two-way capability. As of June 30, 1999, Mediareseaux's network passed approximately 45% of the 190,000 homes then in its franchise areas. Since December 1998, we have increased the number of our franchises and we expect the network to pass all 190,000 homes in our current franchise areas by the end of 2000.

   The systems held by Time Warner Cable France's operating subsidiaries are constructed to 860 MHz hybrid fiber coaxial capacity, as are 90% of Videopole's systems. The remaining 10% of Videopole's systems are constructed to 550 MHz capacity. Approximately 60% of RCF's systems are constructed to 450 MHz capacity, and the remaining 40% are constructed to 600 MHz capacity.

   Programming. Mediareseaux currently offers the following programming packages:

  . a basic eight-channel tier containing off-air, local and promotional programs;
  . four extended basic tiers, called News & Current Events, Youth &
    Discovery, International Channels and Sports & Leisure, with five to ten channels each;
  . three premium tiers containing three children's channels, three sports channels and four movie channels; and
  . ten impulse pay-per-view channels.

    Time Warner Cable France's programming offerings currently include a basic tier comprised of between 21 and 22 channels, an extended basic tier comprised of three groups of three to six channels each and a premium tier comprised of three channels. One of Time Warner Cable France's operating systems also offers a digital package of five expanded basic tiers and two premium packages.

    Videopole's basic service programming offerings vary by system and include between 14 and 28 channels. RCF currently offers (i) a mini basic tier of 14 channels, (ii) a basic tier of 25 channels and (iii) a digital package with four premium tiers.

    Results of Operations. As of December 31, 1998, Mediareseaux had total revenues of approximately NLG8.1 million for the year then ended, representing approximately 2% of our consolidated revenues for the same date, and Adjusted EBITDA of approximately negative NLG5.1 million. For the year ended December 31, 1997, Mediareseaux had total revenues of approximately NLG2.5 million, which represented approximately 0.7% of our consolidated revenues for the year, and Adjusted EBITDA of approximately negative NLG4.5 million.

    As of December 31, 1998, Time Warner Cable France had total revenues of approximately NLG15.1 million for the year then ended and Adjusted EBITDA of approximately negative NLG6.0 million. For the year ended December 31, 1997, Time Warner Cable France had total revenues of approximately NLG7.3 million and Adjusted EBITDA of approximately negative NLG7.5 million.

    As of December 31, 1998, Videopole had total revenues of approximately NLG41.4 million for the year then ended and Adjusted EBITDA of approximately negative NLG4.8 million. For the year ended December 31, 1997, Videopole had total revenues of approximately NLG34.9 million and Adjusted EBITDA of approximately negative NLG9.7 million.

    As of December 31, 1998, RCF had total revenues of approximately NLG30.3 million for the year then ended and Adjusted EBITDA of approximately NLG4.5 million. For the year ended December 31, 1997, RCF had total revenues of approximately NLG28.1 million and Adjusted EBITDA of approximately NLG3.2 million.

    Budgeted Capital Expenditures and Capital Resources. Mediareseaux has budgeted approximately NLG64.0 million and NLG102.2 million for capital expenditures in 1999 and 2000, respectively, primarily to complete construction of the network in its franchise areas, purchase customer premise equipment for its new services, install a telephone switch and implement a subscriber management system. Mediareseaux expects to fund these expenditures through drawings under its debt facility and equity contributions from us to match the debt to equity ratio of the facility. See "UPC Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Debt Facilities."

    Time Warner Cable France has budgeted approximately NLG114.4 million and NLG131.3 million for capital expenditures in 1999 and 2000, respectively, primarily to continue construction of the network in suburban Lyon and to launch cable telephone and Internet services. Time Warner Cable France expects to fund these expenditures through debt at the UPC level and operating cash flow. See "UPC Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Debt Facilities."

    Videopole has budgeted approximately NLG34.3 million and NLG63.4 million for capital expenditures in 1999 and 2000, respectively, primarily to introduce new services such as telephone and Internet. Videopole expects to fund these expenditures through debt at the UPC level and operating cash flow.

    RCF has budgeted approximately NLG2.4 million and NLG48.7 million for capital expenditures in 1999 and 2000, respectively, primarily to introduce new services such as telephone and Internet. RCF expects to fund these expenditures through debt at the UPC level and operating cash flow.

   Time Warner Cable France had bank debt of approximately NLG100.8 million as of June 30, 1999. RCF and Videopole, respectively, had bank debt of approximately NLG81.4 million and NLG41.8 million, as of June 30, 1999. We began consolidating the debt of RCF, Videopole and Time Warner Cable France following their respective closings.

   Competition. Our French operating companies compete with other video service providers in their license areas including DTH satellite service providers such as Canal Satellite and TPS. In the provision of their cable telephone services, our French operating companies face competition mainly from France Telecom, the French incumbent telecommunications operator, and Cegetel. Mediareseaux faces competition from France Telecom's Wanadoo service and other high speed data services including AOL France, Club Internet and other providers in the provision of Internet services.

   Regulatory Issues. The regulatory environment in which our French companies operate significantly affect the operations of their businesses, including the profitability and the timing of introduction of our new business lines. See "Regulation--France."

   Corporate Ownership. We own 99.6% of Mediareseaux, our French operating system. The other owner of Mediareseaux is an entity controlled by Patrick Drahi, its founder and current chairman, which holds warrants giving it the right to purchase, for a nominal amount, new shares corresponding to 4.6% of Mediareseaux's share capital. Accordingly, we will have only a 95% economic interest in Mediareseaux should the above entity exercise the warrants. Pursuant to an agreement dated June 16, 1998, we and the entity controlled by Patrick Drahi have granted to each other options to purchase and sell, at a price based on fair market value, the shares of Mediareseaux that the entity may hold in the future.

   In June 1999, we acquired 95.7% of RCF. The remaining 4.3% is held by SLF, a Belgian company.

   In August 1999, we acquired 100% of Videopole and 100% of Time Warner Cable France. Simultaneous with the acquisition of Time Warner Cable France, we acquired an additional 47.62% of one of its operating systems, Rhone Vision Cable, in which Time Warner Cable France had a 49.88% interest. We paid approximately FRF 89.3 million (NLG30.0 million) for this additional interest and increased our ownership interest in Rhone Vision Cable to 97.5%.

 The Netherlands: UPC Nederland

     The following selected financial data have been derived from the financial statements of Kabeltelevisie Eindhoven N.V., which we refer to as "KTE," Stichting Combivisie Regio, which we refer to as "Combivisie," N.V. TeleKabel Beheer and GelreVision, all of which are now wholly owned by UTH, and from the financial statements of A2000 Holding N.V. We combined the assets of KTE and Combivisie in January 1998 to form CNBH. In August 1998, we contributed CNBH and 50% of A2000 and NUON contributed N.V. TeleKabel Beheer to form UTH. In June 1999, we acquired 100% of GelreVision and began consolidating its results beginning on June 1, 1999. In September 1999, we purchased the 50% of A2000 that we did not own from Media One, bringing our ownership of A2000 to 100%. Because UTH began operations in August 1998, the financial information presented below for the year ended December 31, 1998 includes results of CNBH and N.V. TeleKabel Beheer for the first seven months of 1998 and includes results from UTH from formation to December 31, 1998. The financial information below has been prepared in accordance with Dutch GAAP with the Dutch guilder as the functional currency.

                                          KTE               Combivisie        N.V. TeleKabel Beheer
                                  --------------------  --------------------  ----------------------
                                      Year Ended            Year Ended             Year Ended
                                     December 31,          December 31,           December 31,
                                  --------------------  --------------------  ----------------------
                                    1996       1997       1996       1997        1996        1997
                                  ---------  ---------  ---------  ---------  ----------  ----------
  Selected Financial Data:                     (in thousands, except percentages)
   Revenues...............  (NLG)    17,932     20,669     27,143     29,001     113,917     137,167
   Net operating income
    (loss)................  (NLG)     1,650      2,156     11,958     12,864      22,846      27,395
   Adjusted EBITDA........  (NLG)    11,298     12,719     19,816     21,032      45,041      58,813
   Adjusted EBITDA
    margin................             63.0%      61.5%      73.0%      72.5%       39.5%       42.9%
   Total capital
    expenditures..........  (NLG)     5,591      8,192      9,250     19,121      36,000      71,875
   Cash flows from
    operating activities..  (NLG)     6,939      4,207     16,204     14,456      (8,534)     38,374
   Cash flows from
    investing activities..  (NLG)    (5,592)    (8,441)    (9,251)   (19,726)   (230,592)   (266,954)
   Cash flows from
    financing activities..  (NLG)    (2,602)     3,505     (7,715)      (101)    238,148     246,045
                                  As of December 31,    As of December 31,     As of December 31,
                                  ------------------    --------------------  ----------------------
                                    1996       1997       1996       1997        1996        1997
                                  ---------  ---------  ---------  ---------  ----------  ----------
  Other Data:
   Homes passed...........           89,116     95,442    139,062    143,376     511,300     642,000
   Basic video
    subscribers...........           84,660     90,671    133,775    139,249     475,000     595,000
   Basic video
    penetration...........             95.0%      95.0%      96.2%      97.1%       92.9%       92.7%
   Avg. mo. service rev.
    per video subscriber..  (NLG)     17.69      18.03      16.21      17.19       15.69       16.20
   Two-way homes passed...              --      90,000        --      35,000         --       50,000

                                                                    Six Months
                                                   Year Ended         Ended
                                                  December 31,       June 30,
                                                      1998           1999(2)
  UTH                                          ------------------ --------------
                                                          (unaudited)
                                                     (in thousands, except
  Selected Financial Data:                               percentages)
   Revenues............................  (NLG)       219,314          128,896
   Net operating income (loss).........  (NLG)           764          (20,751)
   Adjusted EBITDA.....................  (NLG)        86,249           42,974
   Adjusted EBITDA margin..............                 39.3%            33.3%
   Total capital expenditures..........  (NLG)       214,606           92,944
   Cash flows from operating
    activities.........................  (NLG)        70,750           37,020
   Cash flows from investing
    activities.........................  (NLG)      (255,440)        (398,687)
   Cash flows from financing
    activities.........................  (NLG)       178,714          353,717
                                               As of December 31, As of June 30,
                                                      1998             1999
                                               ------------------ --------------
  Other Data:
   Homes passed........................              914,737        1,064,942
   Basic video subscribers.............              867,800        1,006,459
   Basic video penetration.............                 94.9%            94.5%
   Avg. mo. service rev. per video
    subscriber.........................  (NLG)         17.96            18.14
   Two-way homes passed................              484,133          798,227
   Internet subscribers
   Residential.........................                2,685           10,848
   Business............................                  --               145
   Telephone subscribers: (1)
   Residential.........................               20,500           18,154
   Business............................                  --             5,953

 --------
 (1) UTH's 80% subsidiary Uniport offers a carrier select telephone service to 22,016 subscribers as of June 30, 1999. The subscriber number of the previous year belongs totally to Uniport.
 (2) UTH acquired GelreVision in June 1999. GelreVision's operations are included in the statement of operations and cash flow data of UTH for the month of June 1999 only. UTH includes statistics for GelreVision as of June 1999.

                                                                 Six Months
                                   Year Ended December 31,         Ended
                                  ---------------------------     June 30,
                                   1996      1997      1998         1999
  A2000                           -------  --------  --------  --------------
                                                                (unaudited)
                                     (in thousands, except percentages)
  Selected Financial Data:
   Revenues...............  (NLG)  89,893   100,677   124,167      74,944
   Net operating income
    (loss)................  (NLG)  (1,942)  (17,671)  (42,774)    (17,160)
   Adjusted EBITDA........  (NLG)  40,546    33,250    30,565      15,276
   Adjusted EBITDA
    margin................           45.1%     33.0%     24.6%       20.4%
   Total capital
    expenditures..........  (NLG)  44,740   118,498   110,524      53,457
   Cash flows from
    operating activities..  (NLG)  35,215    33,304     7,408      23,233
   Cash flows from
    investing activities..  (NLG) (83,754) (119,824) (110,640)    (54,226)
   Cash flows from
    financing activities..  (NLG)  72,547    60,000    96,733      30,857
                                     As of December 31,
                                  ---------------------------
                                                               As of June 30,
                                   1996      1997      1998         1999
                                  -------  --------  --------  --------------
  Other Data:
   Homes passed...........        555,459   565,740   572,936     580,198
   Basic video
    subscribers...........        523,940   518,160   529,067     532,297
   Basic video
    penetration...........           94.3%     91.6%     92.3%       91.7%
   Avg. mo. service rev.
    per video subscriber..  (NLG)   12.96     13.29     14.76       15.11
   Two-way homes passed...            --    125,180   386,109     386,109
   Internet subscribers:
   Residential............            --        450     8,128      13,682
   Business...............            --        --        253         740
   Telephone subscribers:
   Residential............            --      3,252    18,111      26,064
   Business...............            --          3         3           3
                                                                 Six Months
                                   Year Ended December 31,         Ended
                                  ---------------------------     June 30,
                                   1996      1997      1998         1999
  GelreVision                     -------  --------  --------  --------------
                                                                (unaudited)
                                     (in thousands, except percentages)
  Selected Financial Data:
   Revenues...............  (NLG)  21,871    23,173    26,574      15,082
   Net operating income
    (loss)................  (NLG)   5,785     6,793      (470)         41
   Adjusted EBITDA........  (NLG)  14,276    14,959    11,911       7,680
   Adjusted EBITDA
    margin................           65.3%     64.6%     44.8%       50.9%
   Total capital
    expenditures..........  (NLG)   6,872    18,828    35,970      11,325
   Cash flows from
    operating activities..  (NLG)  14,731     6,806     8,505       6,510
   Cash flows from
    investing activities..  (NLG)  (6,994)  (19,146)  (45,457)    (11,423)
   Cash flows from
    financing activities..  (NLG)  (7,216)   11,435    36,637       4,972
                                     As of December 31,
                                  ---------------------------
                                   1996      1997      1998
                                  -------  --------  --------
  Other Data: (1)
   Homes passed...........        116,000   131,000   144,000
   Basic video
    subscribers...........        107,000   120,000   131,000
   Basic video
    penetration...........           92.2%     91.6%     91.0%
   Avg. mo. service rev.
    per video subscriber
    ......................  (NLG)   16.65     16.90     17.15
   Two-way homes passed...            --     25,000    88,000
   Internet subscribers...            --        --      1,000

 --------
 (1) Other data as of 1999 is included in UTH.

    Overview/Growth Strategy. Our existing Dutch operations were held through UTH, a wholly-owned subsidiary. UTH held four principal operating companies:
(1) CNBH, which holds the combined KTE and Combivisie systems, (2) TeleKabel Beheer, (3) 50% of A2000 (100% as of September 1999) and, as of June 1999, (4) GelreVision. In September 1999, all of our Dutch subsidiaries were consolidated into newly-formed UPC Nederland N.V. For the sake of clarity, we have continued to discuss the Dutch operating companies individually. Financial and operating information for UTH's consolidated companies, which are CNBH (KTE and Combivisie) and TeleKabel Beheer, are presented separately in this section because of the separate history of each entity. GelreVision's results are also presented separately. UTH began consolidating GelreVision's results on June 1, 1999 and A2000's results as of September 1, 1999.

    A minority ownership interest in KTE was contributed by Philips upon our formation. Shortly after formation, we acquired 50% of A2000, the system with operations in Amsterdam and its surrounding areas, and the remaining 96.2% of the KTE system. Effective January 1, 1998, we acquired the Combivisie cable system, which we subsequently combined with KTE to form CNBH.

    In August 1998, we formed UTH with NUON. We contributed 100% of CNBH and our 50% interest in A2000 and NUON contributed 100% of TeleKabel Beheer. In February 1999, we acquired NUON's interest in UTH. In September 1999, we acquired the remaining 50% of A2000 from MediaOne that we did not already own. UTH is in the process of integrating all of the operations of CNBH and TeleKabel Beheer.

    UTH owns and operates systems in the regions of Brabant, Flevoland, Friesland and Gelderland. Because of the large number of current subscribers located in four large clusters in The Netherlands, UTH has constructed a fiber backbone to interconnect its region-wide networks. Both KTE and Combivisie introduced an expanded basic tier in December 1996. CNBH launched impulse pay-per-view services in June 1998. An expanded basic tier will be launched in UTH's other service areas in the third quarter of 1999.

    UTH launched chello broadband's Internet/data services in the CNBH systems in early 1999. The media launch of chello broadband services in the remainder of UTH's service areas took place on June 4, 1999. TeleKabel Beheer introduced an Internet access service in November 1997 in parts of its networks and launched chello broadband's service on April 1, 1999. All existing Internet customers will be migrated to the chello broadband service. UTH launched Priority Telecom cable telephone service in parts of its network as of May 1, 1999. UTH also delivers a business telephone service, including leased line management, on-site services and telephone equipment, sales and maintenance to its former shareholder, NUON, and several other companies.

    In August 1998, CNBH acquired from Nutsbedrijf Regio Eindhoven a 16,700 subscriber cable television system in the Eindhoven region. This acquisition enabled us to increase our cluster of operations in and around the Eindhoven area.

    In September 1998, UTH acquired 80% of Uniport, a carrier select telephone service with approximately 22,000 subscribers as of June 30, 1999.

    A2000 currently has basic penetration rates of approximately 92% in its two systems serving Amsterdam and its surrounding communities of Landsmeer, Purmerend, Zaanstad, Ouder-Amstel, and Hilversum. As a result of this high penetration and the rate regulation of the basic tier in A2000's franchise areas, A2000 has focused its efforts on increasing its average revenue per subscriber through the introduction of new video, telephone and Internet/data services.

    A2000 launched a nine-channel expanded basic tier in October 1996, impulse pay-per-view services in April 1997, cable telephone service in July 1997 and an Internet/data access service in October 1997. A2000 launched its Nedpoint-branded cable telephone service in August 1998. See "--UPC Telephone Services:
Priority Telecom--The A2000 Experience." As of June 30, 1999, A2000 had approximately 16,025 subscribers to its expanded basic tier, approximately 26,050 cable telephone subscribers and approximately 13,675 residential and 725 business subscribers to its Internet/data access service. Approximately 15% of subscribers who subscribe for its Internet/data services also subscribe to an integrated package including one or both of its telephone and expanded basic tier services. Approximately 30% of the subscribers who subscribe to its telephone services also subscribe to one or both of the other services. See "-- UPC Telephone Services: Priority Telecom."

    In June 1999, UTH purchased 100% of the GelreVision system, which had approximately 132,000 basic cable television subscribers and approximately 3,225 Internet/data subscribers as of June 30, 1999. GelreVision plans to move its existing Internet/data subscribers to the chello broadband service at the end of 1999. GelreVision intends to provide cable telephone services beginning in 2000. GelreVision operates cable television systems contiguous with our TeleKabel Beheer operations.

    Network. Each of UTH's systems owns or has the right to use the complete cable television infrastructure from the headend to the home. In 1997, Combivisie and TeleKabel Beheer began upgrading their networks with high capacity 860 MHz technology. The upgrade is expected to be 100% completed by the end of 2000. As of June 30, 1999, approximately 76% of UTH's homes were passed by the upgraded network.

    A2000 owns or has the right to use its infrastructure from the headend to the home and is in the process of upgrading its cable television infrastructure. As of June 30, 1999, approximately 386,100 homes, or 67% of A2000's systems, were passed by the high capacity 860 MHz upgraded network with total rebuild expected to be completed by early 2000.

    The GelreVision network uses 860 MHz technology and is being upgraded to two-way capability. The upgrade is scheduled to be completed by the end of 2000. As of June 30, 1999, approximately 97,600 homes, or 67% of homes passed, were passed by the upgraded network.

    Programming. UTH currently offers its subscribers an average of 28 channels of basic programming along with a music channel and 33 FM radio channels. UTH also distributes two premium channels provided by Canal+. In addition, UTH offers an impulse pay-per-view service, consisting of four movie channels and one adult channel. UTH's basic service includes Dutch broadcasting channels, as well as a variety of German, French and English channels. Price increases for UTH's basic tier service require approval of the relevant municipality. The eight channels in UTH's expanded basic tier include the following types of programming: sports, travel, news, science fiction, music and general entertainment. UTH is discussing with some of its higher value programming suppliers the migration of their channels from the basic tier to the expanded basic tier.

    Historically, A2000 offered 26 channels of cable programming and 39 FM radio channels to its basic tier subscribers. A2000's expanded basic tier carried 13 channels. Recent developments will significantly increase A2000's ability to offer additional programming as well as alter its tiering structure.

    Increases in the price of the basic tier service were restricted by agreements between A2000 and Amsterdam and the other municipalities in its franchise areas. Because these prices were kept at a low level, A2000's basic tier revenues were limited. A2000, therefore, charged programming suppliers carriage fees for the transmission of their channels in A2000's basic tier. See "Regulation--The Netherlands--Video Services." Some of A2000's programming suppliers were unwilling to pay such carriage fees and Discovery, Eurosport, CNN and MTV withdrew their channels from A2000's basic tier offerings.

    In April 1999, A2000 and the municipality of Amsterdam reached an agreement on a large scale introduction of digital set-top boxes and a reduction of the rate regulated basic cable television package to 15 public channels. The agreement means that A2000 will no longer charge carriage fees to commercial broadcasters for inclusion of their channels in the basic cable television package and allows A2000 to migrate a number of popular commercial channels to its expanded basic tier. During the period preceding the introduction of and migration of channels to its digital platform, A2000 and the municipality of Amsterdam have agreed on an interim solution for the basic tier service, namely increasing A2000's current 26 channel basic package to 32 channels with an increase in the monthly subscription fee. Once the digital set-top boxes are introduced, the price for the rate regulated 15 public channel basic service will be reduced and the price for the expanded basic tier will increase over time until it becomes unregulated in 2001. The agreement will initially affect approximately 390,000 customers in the greater Amsterdam area. Negotiations with the remaining municipalities are in process. The agreement with the municipality of Amsterdam requires A2000 to provide our integrated digital set-top box to customers requesting the expanded basic tier. Our set-top boxes will enable these customers to receive our chello broadband Internet service over a computer or a television. In addition, we will be able to offer subscribers IP telephone services through our set-top boxes in the future.

    Introduction of the digital set-top boxes is expected to occur in the first quarter of 2000. Subsequent to reaching the agreement with the municipality, CNN and MTV were reintroduced into the A2000 basic tier programming package.

    A2000 also distributes two premium channels provided by Canal+. A2000 offers programming in many languages, including Dutch, English, German, Italian, French and Turkish.

    A2000 plans to continue to introduce new channels on its tiered services when such programming is available. A2000's impulse pay-per-view service offers movies from all major studios on four movie channels. This service also includes an adult channel and one "barker" channel that provides previews of upcoming pay-per-view events.

    GelreVision currently offers 29 channels of basic cable programming and 35 FM radio channels. GelreVision is in the process of synchronizing its network with those of UTH, which will enable it to offer an expanded range of programming. GelreVision intends to introduce an expanded basic tier in early 2000. See "Risk Factors--Inability to obtain the necessary programming could reduce demand for our services."

    Results of Operations. For the year ended December 31, 1998, UTH had total revenues of approximately NLG219.3 million, representing approximately 36.9% of our consolidated revenues for the same period if we consolidated the results of UTH, and Adjusted EBITDA of approximately NLG86.2 million. For the year ended December 31, 1997, KTE had total revenues of approximately NLG20.7 million, which represented approximately 6.1% of our consolidated revenues for the year, and Adjusted EBITDA of approximately NLG12.7 million. During the same period, Combivisie had revenues and Adjusted EBITDA of NLG29.0 million and NLG21.0 million, respectively, and TeleKabel Beheer had revenues and Adjusted EBITDA of NLG137.2 million and NLG58.8 million, respectively.

    For the year ended December 31, 1998, A2000 had total revenues of approximately NLG124.2 million. For the same period, A2000 had Adjusted EBITDA of approximately NLG30.6 million. For the year ended December 31, 1997, A2000 had total revenues of approximately NLG100.7 million and Adjusted EBITDA of approximately NLG33.3 million. A2000's Adjusted EBITDA margin declined from 33.0% for the year ended December 31, 1997 to 24.6% for the year ended December 31, 1998. This decline was due primarily to the increased start up and operating costs associated with A2000's Internet/data and cable telephone services. The costs associated with these services were approximately NLG15.4 million for the year ended December 31, 1998. The Adjusted EBITDA margin for A2000's video services business on a stand-alone basis was approximately 42.6% for the year ended December 31, 1998.

    GelreVision had total revenues of approximately NLG26.6 million and Adjusted EBITDA of approximately NLG11.9 million for the year ended December 31, 1998.

    Budgeted Capital Expenditures and Capital Resources. UTH has budgeted approximately NLG235.0 million and NLG216.4 million for capital expenditures in 1999 and 2000, respectively, excluding A2000, primarily to continue its network upgrade to full two-way capacity, purchase customer premise equipment for its new services, install telephone switches and implement a subscriber management system. UTH expects to fund these expenditures through available cash flow, drawings from CNBH's facility and proceeds from TeleKabel Beheer's term facility.

    A2000 has budgeted approximately NLG168.4 million and NLG412.8 million for capital expenditures in 1999 and 2000, respectively, primarily to continue its network upgrade to full two-way capacity, purchase customer premise equipment, including digital set-top boxes as required by an agreement reached with the city of Amsterdam discussed above under "-- Programming," and implement a subscriber management system. A2000 expects to fund these expenditures through available cash flow and support from us.

    Following the acquisition of GelreVision, UTH has budgeted an additional NLG35.0 million and NLG27.0 million for capital expenditures in 1999 and 2000, respectively. We did not assume any material debt in connection with our acquisition of GelreVision.

    Competition. UTH is the only cable system in its franchise areas and has maintained approximately 95% penetration. For UTH, competition from television signals received by antenna, DTH satellite services and local private cable systems have been limited. A2000 currently has a penetration rate of about 92% in its service area, with its primary competition being DTH satellite service providers. To date, however, A2000's programming rights and low basic cable fees, along with restrictive regulations and high installation costs on the installation of dishes, have limited DTH satellite services as a meaningful competitor. KPN, the incumbent telecommunications operator, has been conducting a trial of providing video services over its telephone lines.

    In their Internet access business, our Dutch subsidiaries compete with dial-up Internet service providers, including KPN's World Access/Planet Internet, NLNet, Euronet and World Online, as well as emerging free access providers. In regard to high speed Internet access, our Dutch subsidiaries are currently the only providers in their operating areas. However, KPN is currently testing a high speed Internet access service and other providers of broadband services are likely to provide competition in the near future.

    In the cable telephone business, UTH and A2000 currently compete with KPN, Telfort, Colt, Worldcom, and other new telephony providers. Our Dutch subsidiaries compete with these other telephony providers on the basis of price, quality of service and ability to integrate certain services.

    Regulatory Issues. The regulatory environment in which our Dutch subsidiaries operate significantly affects the operations of their business, including the profitability and the timing of introduction of our new business lines. See "Regulation--European Union" and "--The Netherlands." As discussed above under "--Programming," price increases of our Dutch subsidiaries for basic tier video services are restricted by agreements with local municipalities. See "Regulation--The Netherlands."

    Corporate Ownership. We own 100% of UTH and 100% of GelreVision. In September 1999, we purchased from MediaOne the 50% of A2000 that we did not own, bringing our ownership of A2000 to 100%.

Recent Developments

    In August 1999, we won a bid to purchase Kabel Haarlem B.V., the municipality-owned cable television network in Haarlem, for approximately NLG134.0 million. Kabel Haarlem's system is located near Amsterdam. As of June 30, 1999, this system passed approximately 69,000 homes and had approximately 66,000 basic cable television subscribers. This acquisition is expected to close during the first quarter of 2000 and has not been reflected in any of the statistical or pro forma financial or other information contained in this prospectus.

  Norway: United Pan-Europe Communications Norge AS


     The following selected financial data have been derived from the financial statements of UPC Norge (formerly Janco Multicom). These financial statements have been prepared in accordance with Dutch GAAP with the Norwegian kroner as the functional currency. The following selected financial data for the six months ended June 30, 1999 includes a translation using the average exchange rate of 0.26158 Dutch guilders per Norwegian kroner.

                                     Year Ended                        Translation
                                    December 31,                       to Guilders
                                  ------------------                 ---------------
                                                        Six Months     Six Months
                                                      Ended June 30, Ended June 30,
                                    1997      1998         1999           1999
                                  --------  --------  -------------- ---------------
                                                               (unaudited)
                                     (in thousands, except percentages)
  Selected Financial Data:
  Revenues................  (NKr)  332,192   351,466      190,184     (NLG)   49,748
  Net operating income
   (loss).................  (NKr) (101,216) (122,467)     (93,570)    (NLG)  (24,476)
  Adjusted EBITDA.........  (NKr)  134,660   125,338       45,928     (NLG)   12,014
  Adjusted EBITDA margin..            40.5%     35.7%        24.1%              24.1%
  Total capital
   expenditures...........  (NKr)   74,863   194,156      162,423     (NLG)   42,487
  Cash flows from
   operating activities...  (NKr)   43,859    35,472        4,430     (NLG)    1,159
  Cash flows from
   investing activities...  (NKr)  (75,608) (194,042)    (295,844)    (NLG)  (77,387)
  Cash flows from
   financing activities...  (NKr)  111,445    82,342      315,283     (NLG)   82,472

                                          As of December 31,
                                          --------------------  As of June 30,
                                            1997       1998          1999
                                          ---------  ---------  --------------
  Other Data:
  Homes passed.....................         457,551    463,235     465,951
  Basic video subscribers..........         319,654    323,387     323,265
  Basic video penetration..........            69.9%      69.8%       69.4%
  Average mo. service rev. per
   video subscriber................ (NLG)     20.13      21.07       22.54
  Two way homes passed.............           5,171     15,803      30,022
  Internet subscribers:
   Residential.....................             153        768       1,062
   Business........................             --         --            4
  Telephone subscribers:
   Residential.....................             --         --          364
   Business........................             --         --          --


    Overview/Growth Strategy. In an effort to increase our position in the Norwegian cable television market, we acquired from Helsinki Media in January 1997, 70.2% of Janco, a cable system providing cable television services in the Oslo area. In November 1997, we merged Norkabel, a cable system providing services in southern Norway, into Janco forming Janco Multicom. We acquired the remaining 12.7% interest in Janco Multicom in November 1998. In September 1999, Janco Multicom was renamed United Pan-Europe Communications Norge AS ("UPC Norge").

    As a result of the merger, UPC Norge is Norway's largest cable television operator with approximately 47% of the total Norwegian cable television market as of June 30, 1999. UPC Norge owns and operates 16 cable television systems in Norway. Its main network is located in Oslo and its systems are located primarily in the southeast and along the southwestern coast. The well-established Norwegian cable television market had 69% penetration as of June 30, 1999, primarily due to poor over-the-air reception in much of Norway and a significant demand for television entertainment.

    Our goals for our Norwegian operating systems are to continue to increase their homes passed and penetration rate, to improve its average revenue per subscriber generally by providing additional programming and services and to increase average revenue per subscriber in the former Janco systems in particular at least up to the levels in the former Norkabel systems. During the year ended June 30, 1999, the average revenue per subscriber for the former Norkabel systems was over twice that for the former Janco systems. We believe that this is the result of Norkabel's implementation of expanded basic tiers and its aggressive migration of channels from the basic tier to the expanded basic tier. Although the former Janco systems also launched an expanded basic tier, the basic tier continued to carry the most popular channels. Revenue enhancing techniques, including migration of channels to expanded basic tiers, are currently being implemented in the former Janco systems.

    UPC Norge launched an Internet access service in March 1998 and introduced chello broadband service in June 1999. We plan to migrate all of our existing Internet access subscribers to chello broadband by the end of August 1999. We also introduced Priority Telecom's cable telephone service in April 1999 in the upgraded portions of our Norwegian system's network. See "--UPC Internet/Data
Services: High Speed Access and chello broadband," and "--UPC Telephone
Services: Priority Telecom."

    Network. UPC Norge owns the complete cable television infrastructure for each of its systems from the headend to the home, except for cable and plant located on housing association property, which is legally owned by the housing association. UPC Norge is currently upgrading its network to full high capacity 860 MHz two-way capability, with the exception of 75,000 homes in western rural areas. Its networks vary in capacity from 300 MHz to 550 MHz. This varying architecture requires us to replace more of the network than in our other primary markets, thereby increasing the costs associated with this upgrade. The upgrade, which began in April 1998, is scheduled to be completed over the next three to four years.

    Programming. Our Norwegian system currently offers subscribers 43 channels of programming in four tiers:

  . a basic tier including "must carry" channels, a limited number of broadcast channels required by the government to be carried;
  . expanded basic tiers;
  . a "mini-tier" of certain selected channels; and . premium services.

    Because English is widely understood in Norway, our Norwegian system is able to use English-language programming to supplement the limited, but increasing, supply of available Scandinavian-language programming.

    Results of Operations. For the year ended December 31, 1998, UPC Norge had total revenues of approximately NLG92.7 million, representing approximately 22.7% of our consolidated revenues for the same period, and Adjusted EBITDA of approximately NLG33.0 million. For the year ended December 31, 1997, UPC Norge had total revenues of approximately NLG91.5 million, which represented approximately 27.1% of UPC's consolidated revenues for the year, and Adjusted EBITDA of approximately NLG36.9 million. UPC Norge's Adjusted EBITDA margin declined from 40.5% for the year ended December 31, 1997 to 35.7% for the year ended December 31, 1998. This decline was due primarily to the increased start up costs associated with UPC Norge's Internet/data services launched in early 1998 and telephone service launched in the first quarter of 1999. The Adjusted EBITDA margin for UPC Norge's video services business on a stand-alone basis was approximately 39.7% for the year ended December 31, 1998.

    Budgeted Capital Expenditures and Capital Resources. UPC Norge has budgeted approximately NLG112.2 million and NLG124.3 million for capital expenditures in 1999 and 2000, respectively, primarily to continue its network upgrade to full two-way capacity, purchase customer premise equipment for its new services, install a telephone switch and implement a subscriber management system. UPC Norge expects to fund these expenditures through available cash flow and support from us.

    Competition. UPC Norge experiences limited competition for multi-channel video services from DTH satellite service providers and, in a few areas, other cable television systems. In its Internet access business, UPC Norge expects to compete with Telenor, the Norwegian incumbent telecommunications operator that is expected to launch a broadband Internet access service this fall; Tele2, a subsidiary of NetCom Systems, which operates a dial-up Internet access service and has recently launched a high speed wireless Internet access service; and other new providers. UPC Norge competes in the telephone business primarily with Telenor, as well as with other new providers and indirect access telephone service providers.

    Regulatory Issues. The regulatory environment in which our Norwegian system operates significantly affects the operations of its business, including the profitability and the timing of introduction of our new business lines. See "Regulation--European Union" and "--Norway."

    Corporate Ownership. We own 100% of UPC Norge.

 Sweden: StjarnTVnatetAB


     The following selected financial data have been derived from the unaudited pro forma consolidated financial statements of NBS Nordic Broadband Services AB ("NBS") for the twelve months ended December 31, 1996, 1997 and 1998, and the unaudited consolidated historical financial statements of NBS for the six months ended June 30, 1999. These financial statements have been prepared in accordance with Swedish GAAP and with the Swedish kronor as the functional currency. NBS acquired StjarnTVnatet AB ("Stjarn") in May 1998. Prior to the acquisition of Stjarn, NBS had no operations of its own. The unaudited pro forma selected financial data for the years ended December 31, 1996, 1997 and 1998 set forth the financial information as if the acquisition of Stjarn had taken place prior to the beginning of these periods. The acquisition has been accounted for as a purchase and the unaudited pro forma financial information for NBS reflects the financing required to effect the acquisition and the creation of goodwill as a result of the acquisition. The following selected financial data for the six months ended June 30, 1999 includes a translation using the average exchange rate of NLG0.24627 per Swedish Kronor.

                                                                         Translation
                                                                         to Guilders
                                                                        -------------
                                                             Six Months  Six Months
                               Year Ended December 31,         Ended        Ended
                            -------------------------------   June 30,    June 30,
                                1996        1997     1998       1999        1999
                            -------------  -------  -------  ---------- -------------
                                                 (unaudited)
                                      (in thousands, except percentages)
  Selected Financial Data:
  Revenues................  (SEK) 241,972  247,429  252,359   135,713   (NLG)  33,422
  Net operating income
   (loss).................  (SEK)  31,844   35,601  (10,555)   (5,938)  (NLG)  (1,462)
  Adjusted EBITDA.........  (SEK)  87,721   92,280   50,589    27,381   (NLG)   6,743
  Adjusted EBITDA margin..           36.3%    37.3%    20.0%     20.2%           20.2%
  Total capital
   expenditures...........  (SEK)     --       --    61,492    68,234   (NLG)  16,804
  Cash flows from
   operating activities...  (SEK)     --       --    39,111    25,317   (NLG)   6,235
  Cash flows from
   investing activities...  (SEK)     --       --   (61,492)  (75,162)  (NLG) (18,510)
  Cash flows from
   financing activities...  (SEK)     --       --    13,148    (4,427)  (NLG)  (1,090)

                                        As of December 31,
                                    --------------------------- As of June 30,
                                       1996      1997    1998        1999
                                    ----------- ------- ------- --------------
  Other Data:
  Homes passed.....................         --      --      --     421,600
  Basic video subscribers..........     220,494 226,892 230,305    241,573
  Basic video penetration..........         --      --      --        57.3%
  Avg. mo. service rev. per video
   subscriber...................... (NLG) 20.93   18.80   21.31      21.94
  Two-way homes passed.............         --      300     300     84,000
  Internet subscribers:
    Residential....................         --      --      --         709
    Business.......................         --      --      --           1

    Overview/Growth Strategy. As of June 30, 1999, Stjarn provided analog television services across its broadband network to approximately 241,550 paying subscribers out of a total of approximately 421,600 homes passed in the greater Stockholm area of Sweden. Stjarn has access to areas including a total of approximately 770,000 homes. For the year ended December 31, 1998, Stjarn had cable television-related revenues of approximately SEK252.5 million (NLG63.2 million) and EBITDA of approximately SEK50.6 million (NLG12.7 million).

    Stjarn launched Internet services in one area in the City of Stockholm in April 1999. As of June 30, 1999, high speed Internet services had been offered to approximately 60,000 connected homes, of which 700 homes had at that date subscribed.

    In February 1999, Stjarn gained approximately 7,700 subscribers through the acquisition of Stockholm Kabel TV, a cable network provider in Stockholm.

    Network. Stjarn's main headend is equipped with a total of 11 satellite dishes to receive incoming analog television signals. As of June 30, 1999, Stjarn's network connected approximately 241,550 homes in Greater Stockholm, extending to a radius of approximately 40 kilometers from the headend. Approximately 99% of Stjarn's 241,550 connected homes are served by one connection point or headend.

    Stjarn is currently upgrading its cable access network from 450 MHz to 550 MHz capacity with the potential to upgrade to 860 MHz bandwidth in the future. The upgrade to 550 MHz is expected to be completed by the end of 1999, enabling the launch of Internet and digital television services across its network. Stjarn's upgraded network will have sufficient capacity to support Internet services for up to 120,000 subscribers, 150 digital television channels and 30 analog television channels.

    Stjarn leases the fiber optic cables it uses to link to its main headend under agreements with Stokab, a city-controlled entity with exclusive rights to lay ducts for cables for communications or broadcast services in the City of Stockholm. The main part of the leased ducting and fiber optic cables is covered by an agreement which expires in January 2019. Additional fibers are leased under several short-term agreements, most of which have three year terms but some of which have ten year terms. In total, the Stokab network has access to approximately 770,000 homes and 30,000 businesses. The network owned by Stjarn extends from the fiber node to the house. Stjarn's systems are critically dependent on these arrangements with Stokab.

    Stjarn generally does not own internal wiring. However, under distribution agreements with public housing associations, it has been granted exclusive rights to use the existing cable networks and is responsible for maintenance, service and repair. The three largest of these agreements cover approximately 110,000 connected homes. These agreements are valid through 2018.

    Programming. Stjarn offers four tiers of programming to 92% of homes passed by its network: a basic tier consisting of 11 channels; an extended basic tier consisting of six channels; an international tier consisting of nine channels; and two premium channels, Canal + and TV1000. The remaining 8% of homes passed are offered limited program packages.

    Results of Operations. For the year ended December 31, 1998, Stjarn had total revenues of SEK252.4 million (NLG63.2 million) and EBITDA of approximately SEK50.6 million (NLG12.7 million). For the year ended December 31, 1997, Stjarn had total revenues of SEK247.4 million (NLG63.1 million) and EBITDA of approximately SEK92.3 million (NLG23.6 million). Stjarn's EBITDA decreased SEK41.7 million (NLG9.7 million) for the year ended December 31, 1998 as compared to the year ended December 31, 1997, a 45% decrease. This decrease in EBITDA was primarily related to an increase in operating expenses of SEK42.9 million (NLG10.5 million) from SEK54.4 million (NLG13.9 million) in 1997 to SEK97.3 million (NLG24.4 million) in 1998. Approximately SEK 17.5 million (NLG4.4 million) of this operating expense increase related to management bonuses and other costs related to the acquisition of Stjarn by NBS. The remaining increase included additional marketing expenses of SEK7.1 million (NLG1.74 million) and other costs related to preparing for the broadband services, office moving expenses, consulting fees and Year 2000 compliance. Unlike our other systems where we own the system and do not pay lease fees, the lease fees paid by Stjarn for fiber and ducting are included in Stjarn's operating expense and, accordingly, negatively impact EBITDA.

    Budgeted Capital Expenditures and Capital Resources. Stjarn has budgeted approximately SEK216.8 million (NLG53.1 million) for capital expenditure for 1999. Of this amount, SEK102.8 million (NLG25.2 million) has been budgeted for the network upgrade. SEK43.5 million (NLG10.7 million) has been budgeted for Internet services related investments. Stjarn expects to fund these investments through available cash flow and borrowings.

    Competition. Stjarn faces competition from existing cable operators, from providers of DTH services and from digital terrestrial broadcasters. There are currently four major cable television operators in Sweden: Telia, Kabelvision, Sweden On Line and Stjarn. In contrast to Stjarn, many of its competitors have shorter customer contracts. These contracts only cover the provision of a television signal.

    At present, Stjarn and Telia are the only cable television operators who have the technological capability to offer interactive digital cable television services in Sweden. Stjarn may also face competition from providers of digital terrestrial television. In order to receive digital terrestrial television, customers will need a set-top box to decode the digital signals received. Stjarn has chosen to wait for the introduction of a new set-top box that is currently expected to be available within a year.

    Internet access services have been available to residential customers in Sweden since the middle of 1994. Industry sources indicate that at the end of 1998, there were approximately 1.4 million subscribers to Internet services in Sweden. At present, there are three major Internet service providers, Telia, which has approximately 40% of the total number of subscribers, Tele2, which has approximately 28% of the total number of subscribers, and TeleNordia, which has approximately 14% of the total number of subscribers. The average monthly fee for an Internet user is between SEK300 (NLG73.4) and SEK350 (NLG85.7).

    Regulatory Issues. Any change in the regulatory environment in which Stjarn operates could affect the operations of its business, including the profitability and the timing of introduction of our new business lines. See "Regulation--European Union" and "--Sweden."

    Corporate Ownership. In July 1999, we acquired 100% of Stjarn.

 Israel: Tevel Israel International Communications Ltd.


     The following selected financial data have been derived from the financial statements of Tevel Israel International Communications Ltd. In April 1998, Tevel acquired the approximately 144,000-subscriber Gvanim cable television systems in two areas adjacent to Tevel's existing operations. The financial data as of December 31, 1998 includes nine months of Gvanim's operating results. These financial statements have been prepared in accordance with Israeli GAAP with the New Israeli shekel as the functional currency adjusted for changes in the general purchasing power of the New Israeli shekel using the consumer price index as of June 30, 1999. The following selected financial data for the six months ended June 30, 1999 includes a translation using the average exchange rate for the period of
 0.49574 Dutch guilders per New Israeli shekel.

                                                                            Translation
                                                                            to Guilders
                                                                           -------------
                                                                Six Months  Six Months
                                   Year Ended December 31,        Ended        Ended
                                  ----------------------------   June 30,    June 30,
                                   1996     1997       1998        1999        1999
                                  -------  -------  ----------  ---------- -------------
                                                                      (unaudited)
                                       (in thousands, except percentages)
  Selected Financial Data:
  Revenues................  (NIS) 355,676  387,976     573,258   344,735   (NLG) 170,899
  Net operating income
   (loss).................  (NIS)  86,834  101,501     125,585    63,762   (NLG)  31,609
  Adjusted EBITDA.........  (NIS) 192,716  213,024     317,056   178,059   (NLG)  88,271
  Adjusted EBITDA margin..           54.2%    54.9%       55.3%     51.7%           51.7%
  Total capital
   expenditures...........  (NIS)  52,108   61,330     119,359    64,289   (NLG)  31,871
  Cash flows from
   operating activities...  (NIS) 139,757  141,390     164,891   101,159   (NLG)  50,149
  Cash flows from
   investing activities...  (NIS) (55,693) (63,647) (1,098,691)  (61,480)  (NLG) (30,478)
  Cash flows from
   financing activities...  (NIS) (83,668) (77,749)    973,354   (37,222)  (NLG) (18,452)

                                       As of December 31,
                                     -------------------------  As of June 30,
                                      1996     1997     1998         1999
                                     -------  -------  -------  --------------
  Other Data:
  Homes passed................       334,426  350,392  575,976     592,326
  Basic video subscribers.....       231,712  241,874  402,355     410,380
  Basic video penetration.....          69.3%    69.0%    69.9%       69.3%
  Avg. mo. service rev. per
   video subscriber........... (NLG)   59.57    61.30    62.82       67.26
  Two-way homes passed........       334,426  350,392  363,819     373,312


    Overview/Growth Strategy. Tevel has exclusive cable television broadcasting franchises for the entire Tel Aviv metropolitan area, the region of Ashdod-Ashkelon, which is 30 miles south of Tel Aviv, and the Jezreel Valley, which is 80 miles northeast of Tel Aviv. We currently own 46.6% of Tevel. In April 1998, Tevel acquired 100% of Gvanim Cable Television Ltd. and has since fully integrated Gvanim's operations with its own. The Gvanim acquisition increased Tevel's total subscribers as of June 30, 1999 to approximately 410,375 in franchise areas representing over 610,500 homes, or approximately 40% of the total homes in Israel.

    Tevel's growth strategy is to increase its subscriber base by completing build out within existing franchise areas, particularly in the Gvanim franchise areas, increase penetration rates by offering a wider variety of programming and increase sales of enhanced services, such as impulse pay-per-view in the Gvanim franchise areas. Should liberalization occur, Tevel may consider launching its own telephone and Internet/data services. See "Regulation-- Israel."

    In addition to its cable operations, Tevel owns 50% of Globkol-Globescom Elitec Communications Systems Ltd. ("Globkol"), a telecommunications equipment company that designs, installs and maintains switching systems for businesses. As of June 30, 1999, Globkol served approximately 500 sites with a total of approximately 60,000 outlets. Tevel also owns 33% of Netvision, one of Israel's leading Internet service providers.

    Network. Tevel owns the complete cable television infrastructure for each of its cable systems from the headend to the home. The systems' construction incorporates 550 MHz capability, representing approximately 50 channels, with a 25 MHz return path providing approximately 373,300 homes passed with two-way capability for impulse pay-per-view services only. Tevel plans to upgrade all of its systems to 750 MHz hybrid fiber coaxial technology capable of providing cable telephone and Internet/data services. Currently, Gvanim's network is a one-way system with a substantial overlay of fiber optic backbone, but it is being upgraded to full two-way capability with the installation of 860 MHz hybrid fiber coaxial technology. Tevel expects that the upgrade of all of its systems will be substantially complete by mid-2000.

    Programming. Tevel offers basic subscribers approximately 40 channels of programming, including a wide range of entertainment, news, sports, performing arts and educational channels. Five pay-per-view channels are also available in all of Tevel's areas. Currently, over 30% of Tevel's subscribers purchase at least one pay-per-view offering per month. Tevel has applied to extend its license to provide pay-per-view services in all of its franchise areas. Tevel has also applied for a license to provide pay-per-view services in Gvanim's franchise areas. The Israeli Communications Ministry has indicated that it intends to change a number of terms of Tevel's pay-per-view license, and has offered Gvanim a pay-per-view license on terms incorporating these changes. Tevel is opposed to these term changes and is negotiating with the Communications Ministry over the terms of the extension of its pay-per-view license and Gvanim's pay-per-view license. Tevel's current pay-per-view license has been extended until December 31, 1999.

    Tevel, Gvanim and the other Israeli cable television operators own a programming company, ICP Israel Cable Programming Company Limited. See "Regulation--Israel." ICP purchases programming rights for subsequent sale to cable television operators in Israel and produces two cable-exclusive channels: a general entertainment channel and a movie channel. Programming for a children's channel, a sports channel and a channel showing nature, science and art documentaries are produced by third parties. ICP is considered a "restrictive arrangement" under Israeli Restrictive Trade Practices law and is regulated by an arrangement that was to expire in June 1999. The arrangement has been extended temporarily until October 31, 1999. See "Regulation--Israel."

    Results of Operations. For the year ended December 31, 1998, Tevel had total revenues of approximately NLG284.2 million and Adjusted EBITDA of approximately NLG157.2 million. These amounts include nine months of revenue from the Gvanim systems acquired in April 1998. For the year ended December 31, 1997, Tevel had total revenues of approximately NLG192.3 million and Adjusted EBITDA of approximately NLG105.6 million.

    Budgeted Capital Expenditures and Capital Resources. Tevel has budgeted approximately $45.0 million and $50.0 million for capital expenditures in 1999 and 2000, respectively, primarily to continue to upgrade its network. Tevel expects to fund these expenditures through available cash flow. To finance the Gvanim acquisition, Tevel borrowed NIS928.3 million (NLG447.6 million) under a nine-year term loan. See "UPC Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Debt Facilities."

    Competition. Because Tevel and Gvanim have exclusive cable television licenses, to date they have experienced no competition from other multi-channel television providers. The Israeli government recently passed legislation, however, to grant licenses to DTH satellite service operators. To date, such a license has been granted to a group headed by Bezeq, the Israeli incumbent telecommunications service provider. An additional license application has been filed by another group. These operators are expected to begin providing DTH satellite services by early 2000. ICP or the cable operators may be required to sell to DTH satellite service operators its channels, which are currently offered exclusively to cable television operators. See "Regulation-- Israel."

    Regulatory Issues. The regulatory environment in which Tevel operates significantly affects the operations of its business, including the profitability and the timing of introduction of our new business lines. See "Regulation--Israel."

    Corporate Ownership. We indirectly own 46.6% of Tevel. An Israeli corporation owned by DIC Communication and Technology Ltd. and PEC Israel Economic Corporation, which we call the "Discount Group," owns 48.4% of Tevel and a private Israeli investor holds the remaining 5% of Tevel.

    Tevel is managed by a board of directors. We have the right to designate one of Tevel's five directors for each 17% of Tevel that we own. Currently, two Tevel directors are our appointees. Each of Tevel's shareholders has agreed to grant a right of first refusal to the other shareholders in the event of a transfer of any Tevel shares. If the other shareholders do not exercise this right, they are permitted to participate in the sale and may require the selling shareholder to include in the transferred shares such number of shares equal to each shareholder's pro rata amount.

    In addition, any shareholder of Tevel that holds more than a 30% interest may offer its shares to the other shareholders at a price based upon the appraised fair market value of Tevel. If the other shareholders do not accept the offer, the offering shareholder may require that all of the shares of Tevel be sold to a third party at the appraised value. Any such sales would be conditioned on receipt of appropriate regulatory and other consents. If a third party has not agreed to purchase the Tevel shares at the appraised value within six months of the date the appraisal is delivered to Tevel and the shareholders, the right to exercise the forced buyout option lapses and any shareholder that thereafter desires to exercise the forced buyout option must first offer to sell its shares to the other shareholder at fair market value based on a new appraisal. No shareholder may exercise this forced buyout option more than once in any 12-month period. Neither party has exercised the forced buyout option. We and the Discount Group have agreed not to exercise this forced buyout option while our loan from DIC is outstanding. See "UPC Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Debt Facilities."

    Tevel's shareholders, other than the private Israeli investor, have agreed not to compete with Tevel in respect of certain cable telecommunications services and complementary businesses in Israel unless the Tevel board of directors decides that Tevel will not participate in such systems or businesses.

    Tevel has entered into two consulting agreements, one with affiliates of the Discount Group and one with us. Pursuant to these agreements, Tevel is required to pay to each of us and the Discount Group up to 2.5% of Tevel's annual gross revenues, excluding customer premise equipment deposits. Tevel is entitled to terminate the consulting agreement with either us or the Discount Group if such holder's share ownership in Tevel falls below 20%. The validity of the consulting agreements has been challenged by Tevel's minority shareholder, claiming that the consulting fee is not proportionate to the services rendered. Accordingly, the minority shareholder has claimed that these agreements constitute an oppression of the minority under Israeli law and has demanded cancellation of the consulting agreements. We, Tevel and the Discount Group have rejected these claims. The minority owner filed a claim in the District Court of Tel Aviv on June 1, 1999 and on September 8, 1999, Tevel served its statement of defense.

Central and Eastern Europe

 Czech Republic


     The following selected financial data has been derived from the financial statements of the respective companies. The financial statements for KabelNet have been prepared in accordance with Dutch GAAP with the Czech koruna as the functional currency. The financial statements of Kabel Plus, which we have recently agreed to acquire, have been prepared in accordance with U.S. GAAP with the Czech koruna as the functional currency. The following selected financial data have been converted to Dutch guilders using the average exchange rate for the relevant period which corresponds in each case to the average exchange rate used in the respective companies' financial statements for the periods indicated.

                                           KabelNet                     Kabel Plus
                                  ----------------------------- -----------------------------
                                    Year Ended      Six Months    Year Ended      Six Months
                                   December 31,        Ended     December 31,        Ended
                                  ----------------   June 30,   ----------------   June 30,
                                   1997     1998       1999      1997     1998       1999
                                  -------  -------  ----------- -------  -------  -----------
                                                    (unaudited)                   (unaudited)
                                            (in thousands, except percentages)
  Selected Financial Data:
   Revenues...............  (NLG)   7,492    8,909      4,712    39,915   47,540     25,963
   Net operating income
    (loss)................  (NLG) (13,116) (10,668)    (2,629)  (25,145) (16,788)    (4,790)
   Adjusted EBITDA........  (NLG)  (6,730)  (1,887)      (565)   (8,781)   3,633      4,924
   Adjusted EBITDA
    margin................            N/A      N/A        N/A       N/A      7.6%      19.0%
   Total capital
    expenditures..........  (NLG)   4,217    1,041      2,753    32,752    9,026      4,343
   Cash flows from
    operating activities..  (NLG) (13,608)  (5,469)    (1,591)  (16,396) (14,490)       (27)
   Cash flows from
    investing activities..  (NLG)  (2,293)  (1,384)      (857)  (33,260)  (9,026)    (3,624)
   Cash flows from
    financing activities..  (NLG)  14,563    7,307      2,358    45,018   13,690      1,771
                                       As of                         As of
                                   December 31,        As of     December 31,        As of
                                  ----------------   June 30,   ----------------   June 30,
                                   1997     1998       1999      1997     1998       1999
                                  -------  -------  ----------- -------  -------  -----------
  Other Data:
   Homes passed...........        145,650  151,716    157,586   609,017  613,000    620,000
   Basic video
    subscribers...........         51,571   54,153     55,649   385,272  368,000    359,000
   Basic video
    penetration...........           35.4%    35.7%      35.3%     63.3%    60.0%      57.9%
   Avg. mo. service rev.
    per video subscriber..  (NLG)   12.30    13.34      13.63      4.47     7.03       8.46
   Two way homes passed...            --       --         --        --       800        800
   Telephone Subscribers:
    Residential(1)........            --       --         --        --       800        800
    Business..............            --       --         --        --       --         --

 --------
 (1) Excludes 3,200 experimental antenna-based telephone subscribers.

    Overview/Growth Strategy. We own 100% of KabelNet, our Czech Republic subsidiary that provides cable and "wireless" cable television services in the cities of Prague and Brno, the Czech Republic's second largest city. At
June 30, 1999, the wireless cable system served approximately 44,800 subscribers in both cities and the cable system served approximately 9,875 subscribers in Prague. KabelNet's penetration rate was 35.5% as of June 30, 1999. There are no current plans to launch telephone or Internet/data services in KabelNet's systems.

    In June 1999, we agreed to acquire 94.6% of Kabel Plus, the leading provider of cable television services in the Czech Republic. At June 30, 1999, Kabel Plus's cable system served about 320,000 subscribers in the Czech Republic and about 43,000 subscribers in the Slovak Republic. We intend to increase Kabel Plus' revenue per subscriber by increasing sales of premium cable packages.

    Network. KabelNet's systems currently offer programming over an MMDS network and a hybrid fiber coaxial cable network. KabelNet owns the complete cable system infrastructure for each of its systems from the headend to the home. KabelNet has no plans to introduce two-way services to its network at this time.

    Kabel Plus currently provides programming over traditional cable television coaxial networks to the majority of its customers. It also provides programming over MMDS networks in two communities in the Czech Republic and two in the Slovak Republic. Kabel Plus owns the infrastucture of its networks.

    Programming. KabelNet offers subscribers three tiers of programming comprising approximately 16 channels:

  . five "must carry" channels;
  . a 15-channel basic tier, which includes the "must carry" channels; and . one premium channel, HBO Czech.

Approximately 11 channels, including HBO Czech, are available in both the Czech and Slovak languages. Currently, approximately 12.5% of KabelNet's cable subscribers take the 15-channel basic tier.

    The Kabel Plus systems have various programming line-ups depending on the size and location of the network and availability of off-air channels. Kabel Plus provides three levels of service with the following number of channels:

  . seven to ten "must carry" channels;
  . 15 to 20 channel satellite service; and . one premium service, HBO Czech.

    Result of Operations. For the year ended December 31, 1998, KabelNet had total revenues of approximately NLG8.9 million and Adjusted EBITDA of approximately negative NLG1.9 million. For the year ended December 31, 1997, KabelNet had total revenues of approximately NLG7.5 million and Adjusted EBITDA of approximately negative NLG6.7 million.

    For the year ended December 31, 1998, Kabel Plus had total revenues of NLG47.5 million and Adjusted EBITDA of NLG3.6 million. For the year ended December 31, 1997, Kabel Plus had total revenues of approximately NLG39.9 million and Adjusted EBITDA of approximately negative NLG8.8 million.

    Budgeted Capital Expenditures and Capital Resources. KabelNet has budgeted approximately NLG2.5 million and NLG0.9 million for capital expenditures in 1999 and 2000, respectively, primarily to expand MMDS distribution. KabelNet expects to fund these expenditures through available cash flow and funding from us. KabelNet has no bank debt. An additional NLG3.9 million and NLG29.9 million has been budgeted for Kabel Plus for 1999 and 2000, respectively. We will consolidate NLG46.2 million of debt as of March 31, 1999 following the Kabel Plus acquisition.

    Competition. KabelNet faces competition in its service area. Currently, parts of its service areas have been overbuilt by Kabel Plus and Dattel Kabel in Prague and Kabel Plus in Brno. In June 1999, we agreed to acquire 94.6% of Kabel Plus as described above. Overbuilding is when a cable network is installed where a multi-channel video services provider already exists.

    Regulation. The regulatory environment in which our Czech subsidiaries operate significantly affects the operations of their businesses, including the profitability and the timing of introduction of our new business lines. See "Regulation--Czech Republic."

    Corporate Ownership. We own 100% of KabelNet. In June 1999, we agreed to acquire 94.6% of Kabel Plus.

 Hungary: UPC Magyarorszag


     The following selected financial data have been derived from the financial statements of the respective companies. Because Telekabel Hungary began operations in July 1998, the financial information presented below for the year ended December 31, 1998 includes results of Kabelkom and Kabeltel for the first six months of 1998 and includes results from Telekabel Hungary from formation to December 31, 1998. The financial statements for Kabeltel, Kabelkom and Telekabel Hungary have been prepared in accordance with Hungarian GAAP, U.S. GAAP and Dutch GAAP, respectively, with the Hungarian forint as the functional currency. The following selected financial data have been converted to Dutch guilders using the average exchange rate for the relevant period which corresponds in each case to the average exchange rate used in the respective companies' financial statements for the periods indicated.

                                              Kabelkom           Kabeltel
                                         ------------------ -------------------
                                             Year Ended     Year Ended December
                                         December 31, 1997       31, 1997
                                         -----------------  -------------------
                                           (in thousands, except percentages)
  Selected Financial Data:
    Revenues.....................  (NLG)       32,717               9,555
    Net operating income (loss)..  (NLG)       11,660                (283)
    Adjusted EBITDA..............  (NLG)       14,857                 778
    Adjusted EBITDA margin.......                45.4%                8.1%
    Total capital expenditures...  (NLG)       11,213               6,759
    Cash flows from operating
     activities..................  (NLG)       10,973              (6,298)
    Cash flows from investing
     activities..................  (NLG)      (11,213)             (6,759)
    Cash flows from financing
     activities..................  (NLG)         (854)             14,409
                                         As of December 31, As of  December 31,
                                                1997                1997
                                         ------------------ -------------------
  Other Data:
    Homes passed.................             290,690             113,875
    Basic video subscribers......             266,775             102,405
    Basic video penetration......                91.8%               89.9%
    Avg. mo. service rev. per
     video subscriber............  (NLG)        10.73                7.43
                                                   Telekabel Hungary
                                         --------------------------------------
                                             Year Ended      Six Months Ended
                                         December 31, 1998     June 30, 1999
                                         ------------------ -------------------
                                                      (unaudited)
                                           (in thousands, except percentages)
  Selected Financial Data:
    Revenues.....................  (NLG)       52,697              34,984
    Net operating income (loss)..  (NLG)        8,692               3,620
    Adjusted EBITDA..............  (NLG)       19,569              11,263
    Adjusted EBITDA margin.......                37.1%               32.2%
    Total capital expenditures...  (NLG)       25,070              22,464
    Cash flows from operating
     activities..................  (NLG)        9,088             (16,806)
    Cash flows from investing
     activities..................  (NLG)      (31,182)            (21,207)
    Cash flows from financing
     activities..................  (NLG)       26,579              39,902
                                         As of December 31,
                                                1998        As of June 30, 1999
                                         ------------------ -------------------
  Other Data:
    Homes passed.................             510,622             550,423
    Basic video subscribers......             442,567             449,337
    Basic video penetration......                86.7%               81.6%
    Avg. mo. service rev. per
     video subscriber............  (NLG)        10.80               12.97

    Overview/Growth Strategy. In June 1998, we increased our interest in Kabelkom, Hungary's largest operator of cable television systems, from 50% to 100%. Shortly thereafter, Kabelkom combined operations with Kabeltel, Hungary's second largest operator of cable television systems, creating Telekabel Hungary, in which we retain a 79.25% interest. Telekabel Hungary operates through its subsidiary, UPC Magyarorszag. As of June 30, 1999, Telekabel Hungary had approximately 449,325 subscribers. We are launching Internet/data services in certain areas of Telekabel Hungary's systems in 1999.

    When Kabelkom was formed in 1991, its systems had average monthly revenue per subscriber of less than NLG2.0. Through the addition of local language programming and other enhanced video services, these systems had average monthly revenue per subscriber of more than NLG10.80 for the year ended December 31, 1998.

    Network. Telekabel Hungary owns the complete cable television infrastructure for each of its systems from the headend to the home. We are upgrading these networks. In Budapest, the network will be upgraded to 750 MHz hybrid fiber coaxial technology with 65 MHz return path. As of June 30, 1999, approximately 101,425 customers were already served by the rebuilt network.

    Programming. Our Hungarian system offers subscribers four tiers of programming comprising approximately 35 channels:

  . ""lifeline'' package, the broadcast channels required by the government to be carried;
  . basic tier, which includes a limited number of satellite channels and the broadcast channels required by the government to be carried;
  . an expanded basic tier; and
  . a premium service, HBO-Hungary.

Approximately 25 channels, including HBO-Hungary, are available in Hungarian. In our Hungarian systems, 80.0% of all subscribers passed by our upgraded network subscribe to the expanded basic tier.

    Results of Operations. As of December 31, 1998, combined revenues and Adjusted EBITDA for the year then ended were approximately NLG52.7 million and NLG19.6 million, respectively. For the year ended December 31, 1997, Kabelkom had total revenues of approximately NLG32.7 million and Adjusted EBITDA of approximately NLG14.9 million. For the year ended December 31, 1997, Kabeltel had total revenues of approximately NLG9.6 million and Adjusted EBITDA of approximately NLG0.8 million. The relative increase in combined revenue is the result of acquisitions in January 1998 (20,000 subscribers), May 1998 (18,000 subscribers) and the rebuild of approximately 60,000 homes. This rebuild permits us to offer enhanced services in the former Kabeltel systems, generating an average additional monthly revenue of approximately NLG3.0 per subscriber.

    Budgeted Capital Expenditures and Capital Resources. Telekabel Hungary has budgeted approximately NLG57.1 million and NLG19.1 million for capital expenditures in 1999 and 2000, respectively, primarily to continue the network upgrade, line extensions and acquisitions. Telekabel Hungary expects to fund these expenditures through available cash flow and support from us. See "UPC Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    Competition. Our Hungarian system currently averages over 83% penetration in its service area and faces limited competition in its multi-channel video services from DTH satellite services and, in some areas, other cable television systems and a microwave services provider. In our Internet/data services, we compete against MATAV, the incumbent telecommunications operator, and other new providers of such services.

    Regulatory Issues. The regulatory environment in which Telekabel Hungary operates significantly affects the operation of its business, including the profitability and timing of introduction of our new business there. See "Regulation--Hungary."

    Corporate Ownership. We and The First Hungary Fund Ltd., an investment fund, indirectly own 79.25% and 20.75%, respectively, of the ordinary share capital of Telekabel Hungary. Telekabel Hungary owns 100% interests in 10 Kabelkom systems contributed by us and 100% in four Kabeltel systems contributed by The First Hungary Fund. See "UPC Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Debt Facilities."

    One of our wholly-owned subsidiaries is solely responsible for the day-to-day management of Telekabel Hungary, under the supervision of Telekabel Hungary's supervisory board. The supervisory board has four members, three of which are appointed by us and one by The First Hungary Fund. The parties have agreed that the supervisory director appointed by The First Hungary Fund may block the required supervisory board approval of any element of the business plans and budgets of Telekabel Hungary and its subsidiaries that the supervisory director reasonably determines would decrease the shareholders' value of Telekabel Hungary to the detriment of The First Hungary Fund, while we would obtain an increase in value other than through Telekabel Hungary or its subsidiaries. Certain major decisions concerning Telekabel Hungary and its subsidiaries, such as the merger, demerger, liquidation and sale of all or substantially all of the assets of those entities, the amendment of their articles of association, and the issuance of certain preference shares, require approval of The First Hungary Fund's representative so long as The First Hungary Fund owns at least 10% of Telekabel Hungary's share capital.

    Moreover, we and The First Hungary Fund can dispose of our shares in Telekabel Hungary after December 31, 1999, either to the other at fair market value, to a third party or through a registration of such shares under the Securities Act or on a European exchange. The selling shareholder must first offer its shares to the other and, if the non-selling shareholder declines to purchase such shares, the shares may be sold to a third party on terms no less favorable than the terms offered to the non-selling shareholder for a six-month period after the non-selling shareholder declines to purchase the shares.

 Hungary: Monor

    Monor, one of our Hungarian operating companies, has offered traditional telephone services since December 1994. As of June 30, 1999, we owned a 47.54% economic interest in Monor.

    Monor has the exclusive, local-loop telephone concession for the region of Monor, Hungary. Monor has 85,000 homes in its franchise area, with approximately 84,900 traditional fixed-line telephone homes passed and approximately 70,050 cable television homes passed. It served approximately 71,700 traditional telephone access lines under an exclusive franchise extending until 2002, and approximately 31,675 cable television subscribers as of June 30, 1999. Revenues for the year ended December 31, 1998 were approximately NLG35.6 million. For the six months ended June 30, 1999, Monor had total revenues of approximately NLG20.5 million and EBITDA of approximately NLG13.3 million. Monor had approximately $39.6 million of outstanding bank debt as of June 30, 1999.

    Corporate Ownership. We and our partner, PenneCom B.V., each own about a 47.54% economic interest and about a 37.5% voting interest in Monor. The remaining economic and voting interests are owned by several Hungarians.

Recent Developments in Hungary

    We have agreed to purchase PenneCom's 47.54% economic interest in Monor. The purchase price is approximately $45.0 million. This acquisition is expected to close in December 1999, subject to receipt of necessary government and third-party approvals.

  We recently expanded our footprint in Budapest with the acquisition of Ujpest, a cable system adjacent to our existing systems. This acquisition, for which we paid $10.0 million (NLG20.5 million), adds approximately 28,000 subscribers to our Hungarian systems, passing some 34,000 homes. This transaction closed in August 1999 and has not been reflected in any of the statistical or pro forma financial or other information contained in this prospectus.

 Poland: @Entertainment, Inc.


     In August 1999 we acquired 100% of the outstanding shares of @Entertainment. The following selected financial data have been derived from the financial statements of @Entertainment, Inc. These financial statements have been prepared in accordance with U.S. GAAP with the U.S. dollar as the reporting currency. The following selected financial data for the six months ended June 30, 1999 includes a translation using the average exchange rate during the period of 2.029 Dutch guilders per U.S. dollar.

                                                                               Translation
                                   Year Ended December 31,                     to Guilders
                                  ---------------------------                 --------------
                                                                 Six Months     Six Months
                                                               Ended June 30, Ended June 30,
                                    1996     1997      1998         1999           1999
                                  --------  -------  --------  -------------- --------------
                                                                        (unaudited)
                                            (in thousands, except percentages)
  Selected Financial Data:
  Revenues................  (USD)   24,923   38,138    61,859      39,855     (NLG)   80,866
  Net operating income
   (loss).................  (USD)   (1,347) (42,670) (100,813)    (79,054)    (NLG) (160,401)
  Adjusted EBITDA.........  (USD)    8,441   (8,274)  (74,509)    (56,355)    (NLG) (114,344)
  Adjusted EBITDA margin..            33.9%     N/A       N/A         N/A                N/A
  Total capital
   expenditures...........  (USD)   26,581   39,643   114,992      20,311     (NLG)   41,211
  Cash flows from
   operating activities...  (USD)    6,112  (18,773)  (70,668)    (71,056)    (NLG) (144,173)
  Cash flows from
   investing activities...  (USD)  (74,861) (64,842) (147,210)    (22,209)    (NLG)  (45,062)
  Cash flows from
   financing activities...  (USD)  134,889  120,823   125,242     154,495     (NLG)  313,470

                                      As of December 31,              As of
                                 -------------------------------     June 30,
                                   1996       1997       1998         1999
                                 ---------  ---------  ---------    ---------
  Other Data:
  Homes passed by cable...       1,088,540  1,408,099  1,591,981    1,669,384
  Total video
   subscribers............         539,342    768,901    935,340(1)   966,767(2)
  Total video
   penetration............            49.5%      54.6%      58.8%        57.9%
  Avg. mo. basic service
   rev. per basic video
   subscriber............. (NLG)      7.37       9.73      11.32        12.88

 --------
 (1) Does not include 95,378 DTH subscribers.
 (2) Includes 32,128 and 219,165 subscribers to the intermediate and broadcast packages, respectively. Does not include 146,095 DTH subscribers.


    Overview/Growth Strategy. @Entertainment operates the largest cable television system in Poland with approximately 1,669,375 homes passed and approximately 966,750 cable and 146,095 DTH total subscribers as of June 30, 1999. @Entertainment's cable subscribers are located in regional clusters encompassing eight of the ten largest cities in Poland, including those cities which @Entertainment believes provide the most favorable demographics for cable television in the country.

    @Entertainment expanded its distribution capacity with the launch of its DTH broadcasting service for Poland, targeted at homes outside of its cable network coverage area. DTH subscribers receive Wizja TV (described below under "Programming"). @Entertainment's multi-channel Polish-language DTH service, the first such service available in Poland, is broadcast from its transmission facilities in Maidstone, UK. As of June 30, 1999, @Entertainment had sold to Philips' authorized retailers approximately 160,000 DTH packages. As of June 30, 1999 Philips had sold and installed 146,095 of these packages to consumers.

    Network. @Entertainment's fiber-optic cable television networks serve approximately 67% of its subscribers. All of @Entertainment's cable networks have bandwidths of at least 550 MHz, with one network as high as 1 GHz. New portions of the networks that are currently being constructed are being designed to have minimum bandwidths of 860 MHz and @Entertainment intends to upgrade any portions of its cable networks that have bandwidths below 550 MHz (generally acquired from other entities) to at least 860 MHz by the first quarter of 2000. @Entertainment's cable television networks have been constructed with the flexibility and capacity to be cost-effectively reconfigured to offer an array of interactive and integrated entertainment, telecommunications and information services.

    @Entertainment's equipment used for its cable television business includes 106 headends for cable networks and approximately 5,511 kilometers of cable and fiber plant as of June 30, 1999. @Entertainment has been able to avoid constructing its own underground conduits in certain areas by entering into a series of agreements with TPSA (the Polish national telephone company) which permit @Entertainment to use TPSA's infrastructure for an indefinite period or for fixed periods up to 20 years. As of June 30, 1999, approximately 76.8% of @Entertainment's cable television plant has been constructed using pre-existing conduits from TPSA. A substantial portion of @Entertainment's contracts with TPSA for the use of such conduits permits termination by TPSA without penalty at any time either immediately upon the occurrence of certain conditions or upon provision of three to six months notice without cause. Generally speaking, TPSA may terminate a conduit agreement immediately (and without penalty) if:
(1) @Entertainment does not have a valid permit from the Polish State Agency of Radio Communications authorizing the construction and operation of a cable television network in a specified geographic area covering the subscribers to which the conduit delivers a signal; (2) @Entertainment's cable network serviced by the conduit does not meet the technical specifications required by the Polish Communications Act of 1990; (3) @Entertainment does not have a contract with the Polish cooperative authority allowing for the installation of the cable network; or (4) @Entertainment does not pay the rent required under the conduit agreement. In addition, as of June 30, 1999, TPSA was legally entitled to terminate conduit agreements covering approximately 4% of @Entertainment's subscribers as a result of @Entertainment's failure to comply with certain terms of its conduit agreements with TPSA. Any termination by TPSA of such contracts could result in @Entertainment losing its permits, the termination of agreements with co-op authorities and programmers, and an inability to service customers with respect to the areas where its networks utilize the conduits that were the subject of such TPSA contracts.

    In addition, some conduit agreements with TPSA provide that cables can be installed in the conduits only for the use of cable television. If @Entertainment uses the cables for a purpose other than cable television, such as data transmission, telephone, or Internet access, such use could be considered a violation of the terms of certain conduit agreements, unless this use is expressly authorized by TPSA. There is no guarantee that TPSA would give its approval to permit other uses of the conduits.

    @Entertainment's DTH service is encoded, processed, compressed, encrypted, multiplexed (i.e., combined with other channels), modulated (i.e., applied to the designated carrier frequency for transmission to satellite) and transmitted from its Maidstone, U.K. facility to geosynchronous satellites ("uplinked") that receive, convert and amplify the digital signals and retransmit them to earth in a manner that allows individual subscribers to receive and be billed for the particular programming services to which they subscribe.

    @Entertainment has a 5-year contract with British Telecommunications plc ("BT") for the provision and maintenance of uplink equipment at Maidstone. Other than the BT uplink equipment, @Entertainment owns all the required broadcasting equipment at the facility it leases in Maidstone. @Entertainment's programming is currently transmitted to the transponders leased by @Entertainment on Astra satellites 1E and 1F. @Entertainment's DTH signal is beamed by these satellites back to earth where it may be received in Poland by @Entertainment's DTH subscribers with the appropriate satellite reception equipment and by @Entertainment's cable headends for distribution to cable subscribers.

    Programming. @Entertainment currently offers between 30 and 70 channels to its cable television basic tier subscribers. The basic tier generally includes all Polish terrestrial broadcast channels, most major European satellite programming legally available in Poland, regional and local programming and, on most of its cable networks, Wizja TV, including @Entertainment's proprietary Polish language channel, Atomic TV. @Entertainment's cable television basic tier offerings vary by location.

    @Entertainment also offers cable subscribers an intermediate tier, which includes approximately 17 to 24 channels, and a broadcast package, which includes 6 to 12 broadcast channels. The intermediate tier costs approximately one-half of the amount charged for the basic tier and is designed to compete with small cable operators on the basis of price. The broadcast package costs substantially less than the intermediate tier and includes the all Polish terrestrial broadcast channels which often have poor quality when broadcast over the air.

    @Entertainment's DTH subscribers currently receive @Entertainment's Wizja TV programming, which consists of approximately 24 channels.

    @Entertainment, both directly and through joint ventures, produces television programming for distribution. @Entertainment has developed a multi-channel, primarily Polish-language programming platform under the brand name Wizja TV. Wizja TV's current channel line-up includes five channels, Atomic TV, Wizja 1, Wizja Pogoda, Twoja Wizja and Wizja Sport, which are owned and operated by @Entertainment, and 20 channels that are produced by third parties, 11 of which are broadcast under exclusive agreements for pay television in Poland.

    @Entertainment currently distributes Atomic TV and intends to distribute the Wizja TV programming package to third party cable operators in Poland on a per-subscriber fee basis. @Entertainment exchanged letters with two major cable associations in Poland, representing an aggregate of approximately 2.6 million subscribers (including @Entertainment's cable subscribers), with the objective of making the Wizja TV programming package available for distribution within the cable networks of other providers that are members of the associations.

    Results of Operations. For a complete description of @Entertainment's results of operations for the year ended December 31, 1998 and the six months ended June 30, 1999, see "@Entertainment Management's Discussion and Analysis of Financial Condition and Results of Operations."

    Budgeted Capital Expenditures and Capital Resources. We have budgeted approximately NLG321.1 million and NLG419.5 million for capital expenditures in 1999 and 2000, respectively, primarily to upgrade @Entertainment's network and make its systems ready for telephone and Internet services. We expect to provide advances to @Entertainment to fund these expenditures. Following our acquisition of @Entertainment, we began consolidating @Entertainment's debt. As of June 30, 1999, @Entertainment had $382.5 million of debt outstanding.

    Competition. @Entertainment operations compete with cable, DTH and other providers of multi-channel pay television operators in Poland. These include numerous operators of small cable networks, which are active throughout Poland, and which pose a competitive threat to @Entertainment because they often incur lower capital expenditures and operating costs and therefore have the ability to charge lower fees to subscribers than does @Entertainment. In addition, certain of @Entertainment's competitors or their affiliates have greater experience in the cable television industry and have greater resources (including financial resources and access to international programming sources) than @Entertainment. The largest competitors of @Entertainment in Poland include Bresnan Communications, which was recently acquired by the Polish conglomerate Elektrim S.A., and Multimedia Polska, S.A. In addition, @Entertainment understands that a number of cable operators in Poland have formed, or are in the process of forming, a consortium for the joint creation and production of Polish-language programming.

    Regulation. The regulatory environment in which @Entertainment operates significantly affects the operations of its business, including the profitability and the timing of introduction of our new business lines. See "Regulation--Poland."

    Corporate Ownership. In August 1999, we acquired 100% of @Entertainment. In July 1999, we and @Entertainment were sued by minority shareholders of an @Entertainment subsidiary claiming damages in the amount of a percentage of the amount paid by us for @Entertainment's common stock. See "Risk Factors--Our recent acquisition of @Entertainment exposes us to a number of risks."

 Romania


     The following selected financial data have been derived from the financial statements of the respective companies described below. The financial statements for our operating companies in Romania have been prepared in accordance with Dutch GAAP with the functional currency of the Romanian leu. The following selected financial data has been converted to Dutch guilders using the average exchange rate for the relevant period which corresponds in each case to the average exchange rate used in the respective companies' financial statements for the periods indicated. Because Eurosat was acquired in May 1998, only seven months of its results have been included in the 1998 financial results for the Romanian systems.

                                           Year Ended December
                                                   31,             Six Months
                                           --------------------  Ended June 30,
                                             1997       1998          1999
                                           ---------  ---------  --------------
                                                                  (unaudited)
                                           (in thousands, except percentages)
  Selected Financial Data:
  Revenues(1)......................  (NLG)     2,192      4,161       2,498
  Net operating income (loss)......  (NLG)     1,049      1,454         848
  Adjusted EBITDA..................  (NLG)     1,359      1,905       1,044
  Adjusted EBITDA margin...........             62.0%      45.8%       41.8%
  Total capital expenditures.......  (NLG)       857      1,153         347
  Cash flows from operating
   activities......................  (NLG)     1,232        423         723
  Cash flows investing activities..  (NLG)    (1,012)    (1,289)        194
  Cash flows from financing
   activities......................  (NLG)      (192)     1,076      (1,041)
                                           As of December 31,
                                           --------------------  As of June 30,
                                             1997       1998          1999
                                           ---------  ---------  --------------
  Other Data:
  Homes passed.....................           69,620     98,174      99,274
  Basic video subscribers..........           40,188     61,999      61,944
  Basic video penetration..........             57.7%      63.2%       62.4%
  Average mo. service rev. per
   video subscriber................  (NLG)      4.40       6.60        6.51

    Overview/Growth Strategy. We are currently involved in the development of three cable companies in Romania:

  . our 100%-owned Control Cable Ventures, with operations in Ploiesti and
    Slobozia;
  . our 100%-owned Multicanal Holdings, located in Bucharest, Romania's capital; and
  . our 51%-owned Eurosat in Bacau.

    Since 1993, when we first entered the Romanian market, we have widened our customer base through acquisition and marketing activities in conjunction with build out. As of June 30, 1999, our combined Romanian operations passed approximately 99,250 homes and served approximately 61,925 subscribers, representing a penetration rate of 62.4%. There are no current plans to launch telephone or Internet/data services in the Romanian systems.

    Network. In 1994, we initiated an intensive upgrade of our Romanian systems to rebuild the network from 300 MHz to 550 MHz. In Bacau, it will be 750 MHz. The rebuild in Ploiesti, which has 24,000 subscribers, is complete. The rebuild in Slobozia and Bacau, which together have 30,000 subscribers, is expected to be completed by 2000. We currently have no plans to introduce two-way services in our Romanian systems.

    Programming. Our Romanian systems offer subscribers three different tiers of programming providing a total of approximately 28-34 channels:

  . basic tier;
  . an expanded basic tier; and
  . a premium tier, HBO Romania.

    HBO Romania was launched in Ploiesti and Bucharest in February and April 1998, respectively. HBO Romania was also launched in Slobozia in November 1998 and in Bacau in February 1999. We also launched an expanded basic tier in Ploiesti in April 1998. Approximately 12 channels, including HBO Romania, are available in Romanian. Currently, 29% of the basic tier subscribers subscribe to the expanded basic tier in areas where this service is available.

    Results of Operations. For the year ended December 31, 1998, the combined Romanian systems had total revenues of approximately NLG4.2 million and Adjusted EBITDA of approximately NLG1.9 million. For the year ended December 31, 1997, our combined Romanian operations had total revenues of approximately NLG2.2 million and Adjusted EBITDA of approximately NLG1.4 million.

    Budgeted Capital Expenditures and Capital Resources. The combined Romanian systems have budgeted approximately NLG1.5 million and NLG0.3 million for capital expenditures in 1999 and 2000, respectively, primarily to finish upgrading the networks. Our Romanian networks are self-funding and have no third-party debt.

    Competition. Because there are no exclusive franchises awarded in Romania, we face competition in all four franchise areas in which we operate. While there is little overbuild within the cities, the homes are divided among a variety of competitors in each city. Including our systems, there are three operators in Ploiesti, four operators in Bacau, two operators in Slobozia and eight major operators in Bucharest.

    Regulation. Exclusive franchises are not awarded in Romania. We have received non-exclusive licenses to operate cable television systems in all of our service areas. These renewable licenses are valid for another six years. The cable television industry is regulated by the Romanian audiovisual law, which went into effect in June 1996, and is administered by the National Audiovisual Council.

    Corporate Ownership. We have interests in five Romanian cable companies. We own 100% interests in Multicanal Holdings, SRL, located in Bucharest, and Control Cable Ventures, SRL, with operations in Ploiesti and Slobozia. In July 1999, we also purchased 100% of Diplomatic International with 38,000 subscribers and Selectronic, SRL with 15,700 subscribers. We also own a 51% interest in Eurosat, with operations in Bacau. The other shareholders of Eurosat are local investors.

 Slovak Republic

     The following selected financial data has been derived from the financial statements of the respective companies. The financial statements for UPC Slovensko s r.o. (formerly SKT spol s r.o.) have been prepared in accordance with Slovak GAAP with the functional currency of Slovak koruna. The financial statements for the other Slovak Republic companies have been prepared in accordance with Dutch GAAP with the functional currency of Slovak koruna. The following selected financial data has been converted to Dutch guilders using the average exchange rate for the relevant period which corresponds in each case to the average exchange rate used in the respective companies' financial statements for the periods indicated.

                                      UPC Slovensko s r.o.         Other Slovak Republic
                                   ----------------------------- ----------------------------
                                     Year Ended      Six Months    Year Ended     Six Months
                                    December 31,        Ended     December 31,       Ended
                                   ----------------   June 30,   ---------------   June 30,
                                    1997     1998       1999      1997    1998       1999
                                   -------  -------  ----------- ------  -------  -----------
                                                     (unaudited)                  (unaudited)
                                         (in thousands,                (in thousands,
                                       except percentages)          except percentages)
  Selected Financial Data:
  Revenues................   (NLG)  10,566   10,863      5,489    1,547    1,652     1,221
  Net operating income
   (loss).................   (NLG)  (3,257)  (2,733)      (780)  (1,826)  (3,068)   (1,018)
  Adjusted EBITDA.........   (NLG)   5,633    6,958      3,312   (1,011)  (1,736)     (236)
  Adjusted EBITDA margin..            53.3%    64.1%      60.3%     n/a      n/a       n/a
  Total capital
   expenditures...........   (NLG)  18,454    2,833      1,091    2,799    6,804       561
  Cash flows from
   operating activities...   (NLG)  23,263  (24,457)     3,799   (2,594)    (709)   (2,022)
  Cash flows from
   investing activities...   (NLG) (18,483)  (2,857)    (1,055)  (3,863) (10,689)   (1,657)
  Cash flows from
   financing activities...   (NLG)  (4,872)  27,326        --     6,396   11,567     3,708
                                        As of           As of        As of           As of
                                    December 31,      June 30,    December 31,     June 30,
                                   ----------------  ----------- ---------------  -----------
                                    1997     1998       1999      1997    1998       1999
                                   -------  -------  ----------- ------  -------  -----------
  Other Data:
  Homes passed............         160,716  165,622    168,271   22,193   37,641    43,024
  Basic video
   subscribers............         154,653  156,819    157,696   18,476   21,044    27,937
  Basic video
   penetration............            96.2%    94.7%      93.7%    83.3%    55.9%     64.9%
  Average Mo. service rev.
   per video subscriber...   (NLG)    4.99     5.38       5.51     6.77     7.20      8.14

    Overview/Growth Strategy. We entered the Slovak market in 1995 and currently have over 344,325 homes in our franchise areas. With respect to our existing operations excluding UPC Slovensko, we are developing, together with a local partner, projects in the cities of Trnava, Zvolen, Nove Zamky and Levice. We own 95% of our projects in Trnava and 100% of our projects in Zvolen, Nove Zamky and Levice. Construction of the network in Trnava has been completed. Our networks in the cities of Zvolen, Nove Zamky and Levice are all currently under construction, which is expected to be completed by the end of 1999.

    In June, we completed the acquisition of UPC Slovensko, which operates a cable system in Bratislava, the capital of the Slovak Republic, and several other cities in the Slovak Republic. The purchase price was $43.25 million (NLG90.7 million). This acquisition made us the largest cable operator in the Slovak Republic. Pro forma for the UPC Slovensko acquisition, our operations passed approximately 211,275 homes as of June 30, 1999. We intend to launch Internet/data services in its Slovak service areas by mid-2000 and telephone services in all systems by early 2003.

    Network. The Slovak systems own the hybrid fiber coaxial cable network from the headend to the home. As part of the UPC Slovensko acquisition, we acquired an 860 MHz cable system. We plan to introduce internet services in Bratislava in 2000 and in other Slovak cities by 2003.

    Programming. The Slovak systems offer subscribers three tiers of programming with a total of approximately 34 channels. Approximately 11 channels are available in both the Slovak and Czech languages. Currently, 88.3% of the subscribers subscribe to the expanded basic tier.

   Result of Operations. For the year ended December 31, 1998, our systems other than UPC Slovensko had combined total revenues of approximately NLG1.7 million and Adjusted EBITDA of approximately negative NLG1.7 million. For the year ended December 31, 1997, these systems had total revenues of approximately NLG1.5 million and Adjusted EBITDA of approximately negative NLG1.0 million.

   For the year ended December 31, 1998, UPC Slovensko had total revenues of approximately NLG10.9 million and Adjusted EBITDA of approximately NLG7.0 million. For the year ended December 31, 1997, UPC Slovensko had total revenues of approximately NLG10.6 million and Adjusted EBITDA of approximately NLG5.6 million.

   Budgeted Capital Expenditures and Capital Resources. The Slovak systems have budgeted approximately NLG2.0 million and NLG0.1 million for capital expenditures in 1999 and 2000, respectively, primarily to complete construction of the network. The Slovak systems expect to fund these expenditures through available cash flow and support from us. The Slovak systems have no third-party debt.

   Competition. The Slovak systems have limited competition from a MMDS system in Bratislava. In Banska Bystrica and Zvolen, our systems have one competitor. In all other cities, our systems face no material competition.

   Regulation. The regulatory environment in which our Slovak subsidiaries operate significantly affects the operation of their business, including profitability and the timing of introduction of our new business lines. See "Regulation--Slovak Republic."

   Corporate Ownership. We own 100% of UPC Slovensko and between 95.0% and 100% of our other Slovak operations.

Other Systems

Malta: Melita

   Overview/Growth Strategy. Melita operates an exclusive franchise network in Malta. Currently, we and Melita Cable Holdings each own 50% of Melita. As of June 30, 1999, Melita passed approximately 166,400 homes and had 73,050 basic video subscribers representing a 43.9% penetration rate in its service area. Melita's growth strategy is to continue to market aggressively its service to homes in its franchise areas, as well as to provide more programming to increase its appeal to subscribers.

   Network. Melita owns the complete cable television infrastructure from the headend to the home. The upgrade to high capacity 860 MHz two-way capability, which has been initiated this year and is expected to be completed by 2000, will enable Melita to provide Internet access and other enhanced services. Pending litigation and recent legislation may, however, affect our ability to offer Internet/data services in Malta. See "Regulation--Malta."

   Programming. Melita currently provides 52 channels of programming, grouped in three tiers:

  . reception, which includes local and foreign off-air channels that are received with an antenna and retransmitted over the cable network;

  . basic, which includes reception service plus fourteen additional satellite services that are received with a satellite dish and retransmitted over the cable network; and

  . TV Plus (reception and basic services plus nine additional satellite services).

   Because English is spoken in Malta by over 90% of the population, Melita is able to take advantage of the abundant supply of English language programming available for licensing. In 1996, Melita created a "live" sports channel showing English Premier League Football and in 1997, introduced a second "live" sports channel featuring Italian soccer, as well as four other new channels. In August 1998, Melita combined the features into a full-time sports channel, which includes other sports events and local productions.

    Results of Operations. For the year ended December 31, 1998, Melita had revenues of approximately NLG30.0 million and Adjusted EBITDA of approximately NLG11.1 million. For the same period, Melita had average monthly service revenue per video subscriber of approximately NLG37.0. For the year ended December 31, 1997, Melita had total revenues of approximately NLG23.0 million and Adjusted EBITDA of approximately NLG9.7 million.

    Budgeted Capital Expenditure and Capital Resources. Melita has budgeted approximately NLG24.4 million and NLG5.1 million for capital expenditures in 1999 and 2000, respectively, primarily to upgrade its network to full two-way capacity, purchase customer premises equipment, implement a subscriber management system and purchase its own premises. The network upgrade and the introduction of new services is expected to be funded through available cash flow and bank financing. See "UPC Management's Discussion and Analysis of Financial Conditions and Results of Operations--Liquidity and Capital Resources--Debt Facilities."

    Competition. With the exception of a small number of home satellite receivers and a few private hotel cable installations, competition in Malta is limited primarily to approximately 15 Italian broadcast channels.

    Regulatory Issues. The regulatory environment in which our Maltese subsidiary operates significantly affects the operation of its business, including our ability to introduce additional services such as Internet/data services. See "Regulation--Malta."

    Corporate Ownership. We currently own 50% of Melita. Melita Cable Holdings owns the remaining 50%.

 Strategic Programming Investments

    In July 1999, we acquired an initial 4.8% of SBS, which owns and operates television and radio broadcasting stations in Scandinavia and other European markets. SBS offers television programming services in Sweden, Denmark, Norway, Flemish Belgium, The Netherlands and Hungary. In August 1999, we acquired an additional 8.5% interest, increasing our total interest in SBS to 13.3%.

    SBS owns and operates television and radio broadcasting stations in Scandinavia and other European markets. SBS currently owns and operates television stations which broadcast into Norway, Sweden, Denmark, Flemish Belgium and the Netherlands, and together with two European partners, operates the first national private television network in Hungary. Additionally, SBS owns a minority interest in a national television network in Italy, operates a television station in Slovenia under the terms of a management and funding agreement and owns 50% of a Swiss company which in March 1999 was awarded a national terrestrial broadcasting license to broadcast in Switzerland. SBS also owns and operates radio stations, which broadcast in Denmark, Sweden and Finland.

    SBS called for redemption all $155.0 million of its 7 1/4% convertible subordinated debentures due 2005. Holders of the debentures were required to redeem their debentures for cash or convert them into SBS common shares not later than July 30, 1999. We have acquired the debentures tendered for redemption and immediately converted them into 847,680 SBS shares. We purchased newly-issued common shares from SBS to bring our interest in SBS to 13.3%.

Other Business Information

 Employees

    As of June 30, 1999, we, together with our consolidated subsidiaries, had approximately 2,200 employees. We believe that our relations with our employees are generally good.

    As of December 31, 1995, 1996, 1997 and 1998 we, together with our consolidated subsidiaries, had approximately 407, 704, 815 and 1,500 employees, respectively.

    Certain of our operating subsidiaries, including our Austrian, Dutch and Norwegian systems, are parties to collective bargaining agreements with some of their respective employees.

 Legal Proceedings

    We and our operating companies are not parties to any material legal proceedings. From time to time, we and our operating companies may become involved in litigation relating to claims arising out of its operations in the normal course of business.

 Properties

    We lease our corporate offices in Amsterdam and London. Our operating companies and subsidiaries generally lease their offices as well. We own small parcels of property in various countries that we use for our network equipment. In other countries, we have been able to obtain easements for this equipment.

                                   REGULATION

    The provision of video, telephone, Internet/data and broadcasting services in the countries in which we and our new acquisitions operate is regulated. The scope of regulation varies from country to country, although in some significant respects regulation in our Western European markets is harmonized under the regulatory structure of the European Union ("EU"). Set forth below is a summary of the regulatory environment in the EU and the countries in which we operate, or expect to operate, following completion of the new acquisitions.

European Union

    Austria, The Netherlands, Belgium, France, Sweden, Denmark, Finland, the United Kingdom and Italy are all member states of the EU. As such, these countries are required to enact national legislation which implements directives issued by the EU Commission and other EU bodies. In recent years, the EU has led the liberalization of the telecommunications and video services sectors, which includes the use of cable networks to provide public voice telephone and other telecommunications services, in EU member states. Although not an EU member state, Norway is a member of the European Economic Area and has generally implemented or is implementing the same principles on the same timetable as EU member states. As a result, most of the markets in which we operate or have pending acquisitions have been significantly affected by regulation initiated at the EU level. As it develops, such EU regulation will continue to have a significant effect on these markets, including future developments relating to the convergence of telecommunications, media and information technology.

    The EU Commission has started to review the consequences of this convergence for the regulatory environment. This review will take place during 1999 and may result in changes of the current regulatory framework, but the scope of such changes cannot be predicted at this time.

 Telephone and Internet/Data Services

    Liberalization of Telecommunications Services and Infrastructure. A central aim of the liberalization process has been to reduce the monopoly power of the incumbent telecommunications operators in order to introduce competition in the European telecommunications market. Liberalization measures have been adopted under the EU Treaty's competition rules and harmonization measures have been put in place through the adoption of Open Network Provision directives (the so-called "ONP framework"). ONP includes the principle that public telecommunications networks have to be made accessible on the basis of objective, transparent, public and non-discriminatory conditions. The ONP framework applies to providers of public telecommunications networks or services having significant market power in the relevant market. At the moment the ONP principles do not apply to video networks or services. Any future application of ONP principles to video networks or services could have a material effect on our business throughout the EU. Following the EU Commission's Services Directive (90/388/EC), dated June 28, 1990, as amended, the exclusive rights of incumbent operators to provide telecommunications services were gradually removed so that competing operators and service providers would be entitled to offer all telecommunications services other than public voice telephone. The incumbent telecommunications operators invariably owned the national networks, however, and the lack of an alternative infrastructure to provide such liberalized services operated as a major barrier to entry into the market by competitors. In an effort to overcome this barrier, the EU introduced the "Cable Television Networks Directive" (95/51/EC amending directive 90/388/EC), dated October 18, 1995, which required member states to remove existing restrictions on the use of cable television networks to provide telecommunications services other than public voice telephone services. As a result, cable television operators became able to use their networks to provide telecommunications services except for public voice telephony. In 1996, the EU Commission issued the "Full Competition Directive" (96/19/EC amending directive 90/388/EC), which required the European Community Member States to remove all remaining exclusive rights over public voice telephone and public telecommunications networks of incumbent public voice telephone operators by January 1, 1998. Certain Member States (Luxembourg,

Spain, Greece, Portugal and Ireland) requested and obtained temporary relief from the Full Competition Directive. Spain, Portugal and recently Ireland have decided to accelerate the liberalization process. The establishment and provision of telecommunications networks were also liberalized under this directive. As a result of this directive, our Western European operating companies may establish and provide telecommunications networks and/or services, including public voice telephone and Internet/data services, through their cable networks, subject to obtaining the necessary licenses and authorizations.

    Under the Cable Television Networks Directive, telecommunications operators that have exclusive rights to provide cable television network infrastructure in a given area and achieve an annual turnover in the relevant telecommunications market of more than (Euro)50 million must account separately for their telecommunications services and any cable television services. In The Netherlands and Belgium, this requirement applies to all telecommunications operators providing both cable television and other telecommunications services under national law irrespective of the above-mentioned requirements. Should any of our operating companies in the EU with exclusive rights to cable television infrastructure achieve the requisite turnover, they would become subject to these requirements.

    In June 1999, the EU Commission adopted a directive amending the Services Directive (90/388/EC) requiring member states to enact legislation directing certain telecommunications operators to separate their cable television and telecommunications operations into distinct legal entities. This directive is intended to aid the development of the cable television sector and to encourage competition and innovation in local telecommunications and high speed Internet access. The directive includes competition safeguards to deter anticompetitive cross-subsidies or discrimination by incumbent telecommunications operators as they enter into cable television or broadband services.

    Interconnection. Because new telecommunications operators need to interconnect their networks with the fixed public telephone network, the EC Council of Ministers and the European Parliament adopted the "Directive on Interconnection in Telecommunications" (97/33/EC amended by Directive 98/61/EC), which sets forth the general framework for interconnection, including general obligations for telecommunications operators to interconnect with their networks. The directive requires member states to impose obligations on public telecommunications network operators to negotiate interconnection agreements on a non-discriminatory basis. Public telecommunications network operators with significant market power (which, although it may vary, is presumed when an operator has 25% or more of the relevant market) are subject to additional obligations. They must offer interconnection without discriminating between operators that offer similar services, and their interconnection charges must follow the principles of transparency and be based on the actual cost of providing the interconnection. The directive also contains provisions on collocation of facilities, number portability with certain exceptions, supplementary charges to contribute to the costs of universal service obligations and other interconnection standards. As a result, if the principles in the directive are fully applied, our operating companies in the EU and Norway should be able to interconnect with the public fixed network and other major telecommunications networks on reasonable terms in order to provide their services. There can be no assurance, however, that we will be able to obtain from incumbent telecommunications operators interconnection on terms and conditions or at prices satisfactory to us without protracted negotiations or involvement in time-consuming regulatory proceedings.

    Licensing. EU telecommunications policy has also aimed to harmonize the licensing requirements for the provision of public telecommunications services. As a result of the "Licensing Directive" (97/13/EC), which became effective on December 31, 1997, member states are required to adopt national legislation so that providers of telecommunications services generally require either no authorization or a general authorization which is conditional upon "essential requirements," such as the security and integrity of the network's operation. Licensing conditions and procedures must be objective, transparent and non-discriminatory. Member states may issue individual licenses in certain situations. For example, the provision of public voice telephone services and the establishment or provision of public telecommunication networks may be subject to individual licenses. In addition, telecommunications operators with significant market power may be required by member states to hold individual licenses carrying more burdensome conditions than the authorizations held by other providers. Significant market power is typically 25% of the relevant market. License fees can only include administrative costs except in the case of scarce resources where additional fees are allowed.

    Regulation of the Internet. Although Internet-specific regulations have not been issued, EU policy may develop harmonized principles of "responsibility of content" to apply to Internet access providers analogous to those applicable to publishing companies. We do not expect such regulations to materially adversely affect our Internet business plans.

 Video Services

    Video Services through Telecommunications Networks. Most of our operating companies are the only cable television operators in their franchise areas. As with the telecommunications sector, the cost of building a network to provide video services is a considerable disincentive to potential new entrants in the video services market. Our operating companies may face competition in the long term in their franchise areas from new entrants providing video services through the infrastructure of incumbent telecommunications operators and potential new entrants. In The Netherlands, for example, where there are no restrictions on the use of telecommunications infrastructure for the provision of cable television services, the incumbent telecommunications operator is testing whether it will be able to provide video services through its fixed networks.

    Conditional Access. In order to enable further competition in pay television services and accelerated development of advanced television services, the EU Council and Parliament passed the "Advanced Television Standards Directive" (95/47/EC), dated October 24, 1995, which requires member states to regulate the offering of conditional access systems, such as program decoders used for the expanded basic tier services offered by many of our operating companies. Providers of such conditional access systems are required to make them available on a fair, reasonable and non-discriminatory basis to other video service providers, such as broadcasters.

    Broadcasting. The "Television Without Frontiers Directive" (97/36/EC), dated June 30, 1997, is intended to introduce freedom of broadcasting in the EU. Generally, broadcasts emanating from and intended for reception within a country have to respect the laws of that country. Under the directive, other EC member states are required to allow broadcast signals of broadcasters in other member states to be freely transmitted within their territory so long as the broadcaster complies with the law of the originating member state. The directive also establishes quotas for the transmission of European-produced programming and programs made by European producers who are independent of broadcasters. Television advertising and sponsorship in member states will have to comply with certain minimum rules and standards, although member states may set more detailed and stricter rules for certain matters.

    Apart from the Directive, the other primary source of European regulation affecting television broadcasting is the 1989 European Convention on Transfrontier Television (the "Convention"). The Convention is effective in those countries that have ratified it. Both the United Kingdom and Poland have ratified the Convention. The Convention currently provides that the country in which a broadcaster uplinks its programming to the satellite has jurisdiction over that broadcaster.

    A change to the Convention (the "Amendment") was agreed by parties to the Convention and will be effective no later than October 1, 2000. The Amendment will bring the Convention into conformity with the Directive's establishment test, providing that a broadcaster should be regulated primarily by the authorities in the Convention country in which the broadcaster is established. Additionally, the Amendment would provide that when a broadcaster's channel is wholly- or principally-directed at a country, other than where it is established, for the purpose of evading the laws of that country in the areas covered by the Convention,

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the broadcaster would become subject to the laws of the country of reception.
The Amendment allows parties to the Convention to designate that certain important events (e.g. major sporting events) cannot be broadcast exclusively by a single television station so as to deprive a large proportion of the public of that Convention country from seeing the event live or on a deferred coverage basis on free-to-air television.

    We plan to enter into joint venture agreements with programming providers in order to launch six new channels by the end of 1999 and two channels thereafter, which we intend to broadcast to our operating companies and other cable television operators for distribution through their networks. We understand that the Television Without Frontiers Directive will apply to the broadcasting of these joint-venture channels to such operating companies so that one broadcasting license within an EC member state will permit us to broadcast such channels to cable operators throughout the EU. Where the joint-venture partner is already a licensed broadcaster within the EU, we believe the joint venture activities may fall within the scope of our partner's broadcast license, and that the joint venture could operate under the terms and conditions of that license. We also plan to apply for a broadcasting license in an EU country to accommodate joint ventures with those partners that do not have a broadcast license in a member state of the EU or channels created without a partner. We are currently in discussions with the regulatory authorities in The Netherlands and plan to obtain a broadcasting license in The Netherlands.

    Another major EU Commission Directive for broadcasting, "Directive on Satellite Transmission and Cable Retransmission" (93/83/EC), dated September 27, 1993, requires member states to permit a satellite broadcaster to obtain the necessary copyright license for its programs in just one country (generally, the country in which the broadcaster is established), rather than obtaining copyright licenses in each country in which the broadcast is received.

    In addition to national laws which implement the EU directives on broadcasting described in "Regulation--European Union," various other types of national broadcasting regulations apply to SBS. Over-the-air, terrestrial television and radio broadcasters operate pursuant to licenses granted by national or local regulatory authorities allowing use of certain radio frequencies in a specified geographic area, generally for a limited duration which can be renewed. Broadcasters operate subject to various regulatory conditions such as limitations on advertising, program content and ownership.

Austria

 Relationship with Municipalities

    Each of the five municipalities in which the Telekabel Group offers services holds, directly or indirectly, 5% of the local operating company and each municipality has the right to appoint a director to the board of management. Each member of the Telekabel Group has entered into an agreement with its municipality. Under the agreement between Telekabel Wien and the City of Vienna, decisions regarding the subscriber rates and programming content of Telekabel Wien's basic subscription package require the unanimous approval of Telekabel Wien's board of management, of which the city appoints one member. While the board of management in the past has always unanimously approved these decisions there can be no assurance that the municipality's director will continue to approve these decisions in the future and not hinder the implementation of our strategies for our video, telephone or Internet/data services. If the managing directors cannot reach agreement, the parties have agreed to call a shareholders meeting to decide the matter. Under Austrian law, a majority shareholder such as us may generally take a decision at a shareholders meeting rather than through the board of management. However, we as the majority shareholder have never taken this action and do not anticipate doing so in the future. The agreements between the other Telekabel Group members and their municipalities require each member to consult with its municipality prior to making similar business decisions.

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 Video Services

    Regulatory Framework. The Cable and Satellite Broadcast Radio Law governs the provision of video services in Austria. The Regional Radio and Cable Broadcast Authorities regulate the operation of cable television networks.

    Notifications. The Telekabel Group does not require a license to provide video services. It need only notify the Regional Radio and Cable Broadcast Authority of the services it intends to provide. The right to provide such services is not exclusive, and new entrants could operate without entering into agreements with municipalities.

    Programming. Under the Cable and Satellite Broadcast Radio Law, the Telekabel Group is required to carry two "must carry" public Austrian channels in its basic tier. In July 1997, previous prohibitions on cable network operators transmitting programming produced by them were lifted. Pursuant to the terms of the agreement with the City of Vienna, however, Telekabel Wien is prohibited from producing programming.

    Price Regulation. In addition to the approval of subscriber rates for the basic tier services by the City of Vienna described above, pricing of the basic tier is subject to price control by the Austrian Wage and Price Commission. Approval from the Wage and Price Commission generally must be sought only when the desired price increase is greater than 50% of the increase in the consumer price index, and cost justification must be shown for such approval. Historically, all of the Telekabel Group's price increase applications have been approved. Pricing of services other than the basic tier is not regulated.

 Telephone and Internet/Data Services

    Regulatory Framework. The Telecommunications Act, which came into force August 1, 1997, liberalized the telecommunications sector in Austria as of January 1, 1998, in compliance with EU directives. As a result, cable television networks may be used to provide telecommunications services as described above under "--European Union--Telephone and Internet/Data Services."

    Licenses. A telecommunications operator or service provider must obtain a license issued by the Austrian telecommunications regulatory agency, the Telekom Control Commission, to provide public voice telephone services and for the public offer of leased lines. Telekabel Wien has received a license to provide public voice telephone services in the entire Republic of Austria and a license for the public offer of leased lines through its cable network. The licenses are granted for an unlimited period of time.

    Interconnection. Austria's Telecommunications Act generally implements the terms of the EU Directive on Interconnection in Telecommunications. In November 1998, Telekabel Wien entered into an interconnection agreement with PTA, the incumbent operator. Difficulty and delay in negotiations and agreement led Telekabel Wien to seek the intervention of the Austrian telecommunications regulator, which determined the principal terms of the agreement. PTA brought an action in the Austrian courts against some of the major carriers to revise the terms of the interconnection arrangement. The Supreme Constitutional Court ruled in March 1999 that the PTA's constitutionally guaranteed rights were not infringed. However, the court left open the issue of whether the decree issued by the telecommunications regulator was otherwise lawfully issued. The case is now pending before the Austrian Supreme Administrative Court.

    Price Regulation. Although there are no voice telephone pricing regulations currently applicable to Telekabel Wien, the Telekom Control Commission must be notified of the tariff structure and any subsequent rate increases. In addition, if Telekabel Wien were held to have significant market power (as defined in Austria's Telecommunications Act) with respect to the services offered, certain matters including tariffs would become subject to the approval of the Telekom Control Commission.

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    Internet/Data Services. Internet/data services are regulated as telecommunications services under Austria's Telecommunications Act. Under the Telecommunications Act, the Telekabel Group does not require licenses to provide Internet/data services, and such services are not subject to price regulations. It need only notify the Telekom Control Commission of the services it intends to provide.

Belgium

 Video Services

    Authorizations. In Belgium, a cable operator needs to obtain a governmental authorization from the appropriate Community to operate a cable television system. The Belgium Communities, namely the French Community, the Flemish Community and the German-speaking Community, have exclusive jurisdiction to regulate cable television, including programming content, in their respective language areas. The Flemish and French Communities, as well as the Federal government, have overlapping jurisdiction in the bilingual area of Brussels where UPC Belgium operates. During 1996, 1997 and 1998, all of UPC Belgium's non-exclusive authorizations were renewed for nine years. Special authorizations are also required for the distribution of non-EU programs, both in Flanders and in Brussels, and we have requested a special authorization in Brussels. While this request has been pending, we have been distributing such programming, which could (but we believe is unlikely to) expose us to various penalties, including monetary fines, discontinuance of such programming and impairment of our cable authorizations.

    Programming. In all the regions of Belgium, cable television operators are required to transmit particular local, national and other channels as part of their basic tier. There are usually between 11 and 13 of these "must-carry" channels. We are engaged in litigation with Canal+ over whether we are required to carry its digital multiplexed programming. If we are not successful, we may be required to pay monetary penalties and be ordered to carry such programming. The Court of Appeals in Brussels issued an order (interim decision) for us to distribute Canal+ digital tier on our network with a fine of BEF100,000 for each day of delay. The court decided among other things that Canal+ should be considered a "must carry" channel. As a result, UPC Belgium currently distributes Canal+ programs; however, various actions relating to the court's decision are pending before the Court and competition authorities.

    Price Regulation. Price increases require the approval of the Ministry of Economic Affairs and must be justified by an increase in the cost of providing the service. Cost-justified increases are generally approved as long as the increase is below the level of inflation. Historically, all of UPC Belgium's requested price increases have been approved. We have filed a complaint pending before the Belgian competition authority alleging that the competing cable systems in Leuven is charging prices below its cost in violation of the laws against unfair competition.

    Franchise Fees. In Etterbeek, UPC Belgium will pay the municipality an annual amount for use of the municipality-owned cable system. Since 1995, cable regulations have come into force that grant cable operators a right of way for the use of public and private property to install and exploit cable networks. Prior to the 1995 regulations, UPC Belgium was a party to concession agreements with the municipalities in its franchise areas, which obliged it to pay certain franchise fees. UPC Belgium has not paid franchise fees since 1995 when the cable regulations went into effect. Only one small municipality continues to request payment of the old franchise fees, which amount to 5% of the operating system's annual gross revenues, but no litigation has been filed on this issue. UPC Belgium does not believe that it is obliged to pay these fees because it believes that regulations adopted in 1987 and the 1995 regulations have superseded the concession agreements.

 Telephone and Internet/Data Services

    Regulatory Framework. The provision of cable telephone is governed by the law of March 21, 1991, as amended by the law of 1997, together with regulations. These provisions allow telecommunications services to be provided through cable television networks as described above under "--European Union--

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Telephone and Internet/Data Services." In line with the liberalization process in the EU, the Belgian Parliament adopted in December 1997 a law amending the law of 1991 and abolishing the remaining monopoly rights of Belgacom, the incumbent telecommunications operator. As a result, other telecommunications operators may begin to offer public voice telephone services in Belgium. The other main telecommunication companies which have begun to offer public voice telephone services in Belgium are Telenet BT, Unisource and Mobistar.

    Licenses. In January 1999, UPC Belgium received a permanent license to build and operate a public telecommunications network. UPC Belgium plans to submit an application for a license to offer voice telephone services and expects to receive a license in 2000. Subsequently, UPC Belgium plans to enter into an interconnection agreement with Belgacom. UPC Belgium's telephone services will not be subject to rate regulation, but UPC Belgium may be required to contribute to a universal service fund under regulations which are being developed.

    Internet/Data Services. The provision of Internet/data services in Belgium is also governed by the law of March 21, 1991, as amended, pursuant to which UPC Belgium must make certain notifications to the Institut Belge des Postes et Telecommunications regarding the services it intends to provide. UPC Belgium has made these notifications. UPC Belgium's permanent license to build and operate a telecommunications network authorizes it to offer Internet/data services on its own infrastructure. These services are not subject to rates regulation.

France

 Video Services

    Regulatory Framework. Cable television operators must obtain licenses granted by the Conseil Superieur de l'Audiovisuel and must also enter into agreements with local authorities covering public service delegation and/or public domain occupancy.

    Authorizations. Mediareseaux obtained in September 1997 licenses from the Conseil Superieur de l' Audiovisuel to operate cable networks for audio-visual services in the territory of Syndicat Mixte de Videocommunication de l'Est parisien and the territory of the city of Rosny-sous-Bois, valid until 2026 and 2022, respectively. Mediareseaux's, Videopole's, RCF's and Time Warner Cable France's agreements with the local authorities govern, among other things, its channel line-up and cable subscription rates. The agreements also give the respective territories the option to purchase Mediareseaux's network at the expiration of the agreements for a price equal to its usage value as estimated under the terms and conditions of the agreements.

    Between 1989 and 1992, RCF's subsidiaries obtained licenses from the Conseil Superieur de l'Audiovisuel to operate cable networks distributing radio and television broadcasting services in the cities of Lorient, La-Roche-sur-Yon, Valenciennes, Bruay-sur-Escaut, Antibes-Juan les Pins, Mandelieu, Cholet, Nevers, Chateauroux, Saint Maur, Deols, Poinconnet, in the territory of Perigueux and in the territory of the associated cities of Coteau. These authorizations are valid for a 20 year period.

    Between 1995 and 1996, Time Warner Cable France's subsidiaries obtained licenses from the Conseil Superieur de l'Audiovisuel to operate cable networks for audio-visual services in the suburbs of Paris and Lyon and in the city of Limoges. These authorizations are granted for a 30 year period for operating cable networks in the suburbs of Lyon and in the city of Limoges (i.e. until 2025) and for a 20 year period for operating cable networks in the suburbs of Paris (i.e. until 2016).

    Various licenses from the Conseil Superieur de l'Audiovisuel are also held by subsidiaries of Videopole to allow them to operate cable networks for audio-visual services in various regions within France.

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   Programming. Cable television operators are required to transmit particular channels as part of their basic tier service. Various other national laws also restrict the content of programming distributed by cable television operators.

   Price Regulation. Certain of the agreements of Mediareseaux, subsidiaries of Time Warner Cable France, Videopole and RCF with local authorities require the local authorities' approval for changes in the rates for basic tier service.

   Franchise Fees. Mediareseaux pays local authorities franchise fees of 1% of their basic revenue. Certain of the agreements of Videopole, RCF or Time Warner Cable France through its subsidiaries require the payment of a franchise fee, the amount of which is based on a percentage of their basic revenue.

 Telephone and Internet/Data Services

   Regulatory Framework. The Minister of Telecommunications grants licenses for the establishment and operation of a public telecommunications network and for the provision of voice telephony services. France Telecom is obligated to interconnect with other providers of telecommunications services at cost-oriented rates and on nondiscriminatory terms. Local number portability is available, which benefits new entrants. New telecommunications providers are required to make universal service payments to France Telecom.

   Licenses. Mediareseaux holds licenses granted by the Minister of Telecommunications on June 17, 1998 for a public telecommunications network and voice telephony services in three French departments in the Paris region. The licenses were granted for a period of 15 years, are non-transferable and can only be revoked for a material breach of telecommunications regulations. A license extension to establish and operate a telecommunication network and to offer voice telephony services was requested by Mediareseaux in order to obtain a nationwide license. The application was lodged with the French regulation authority (Autorite de Regulation des Telecommunications) in July 1999. We anticipate the authorization being granted within four months of the Autorite de Regulation des Telecommunications sending confirmation of receipt.

   Mediareseaux was granted temporary licenses in December 1998 and April 1999 to conduct experimental business in the field of wireless local loop in the Champs sur Marne area.

   Time Warner Cable France, Videopole and RCF do not hold any telecommunications license in France at the present date.

   Interconnection. Mediareseaux has entered into interconnection agreements with France Telecom and two other new telecommunications providers.

   Pricing Regulation. Mediareseaux's telecommunications services are not subject to price regulation.

   Internet/Data Services. Internet/data services do not require a license and are not subject to price regulation.

The Netherlands

 Video Services

   Regulatory Framework. The liberalization of the Dutch telecommunications and cable television sector has generally proceeded at a quicker pace than required by the EU directives. The new Telecommunications Act took effect, with the exception of a few provisions, on December 15, 1998 and further liberalized these sectors. The Dutch Telecommunications Act governs, among other things, the installation and operation of public telecommunications networks, which include cable television networks, and the provision of telecommunications services, including the provision of telephone and Internet/data services. The provision of video services through the cable television network, and more specifically content, is regulated primarily by the Dutch Media Act, as amended, and the Media Decree. Agreements with municipalities and the competition laws also impose restrictions on cable television operators.

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    Under the new Dutch Telecommunications Act, the Dutch Independent Post and
Telecommunications Authority ("OPTA") is charged with regulation and dispute settlement in relation to the provision of telecommunications networks and services. Under the media laws, video service providers are subject to certain content requirements, which are overseen by the Commissariaat voor de Media.

    Registration. The new Dutch Telecommunications Act does not require a license for the installation, maintenance or operation of a cable network. Network operators need only register with OPTA. The registration of a network does not give an operator any exclusive right. Any registered person may install, maintain and operate a new network alongside an existing one. The new Dutch Telecommunications Act gives cable network operators and providers of other public telecommunications networks, under certain conditions and restrictions, rights of way to install and maintain cable, which are identical to those previously exclusively enjoyed by KPN, the incumbent telecommunications operator in The Netherlands.

    Programming. Pursuant to the Dutch Telecommunications Act and the Media Act, cable television network providers must transmit to all its subscribers at least 15 programs for television and at least 25 programs for radio, including approximately seven television and nine radio "must carry" channels. OPTA may grant a total or partial exemption from these obligations if the provider does not have significant market power in its area of coverage.

    Our Dutch operating companies often purchased their cable television networks from the local municipalities. Pursuant to the terms of the agreements with the municipalities, the Dutch operating companies were obligated to continue to provide basic tier services of between 20 and 30 television channels, including the 15 required under the media laws.

    In April 1999, A2000 and the municipality of Amsterdam reached an agreement on a large scale introduction of digital decoders and a reduction of the basic cable television package to 15 public channels. The agreement means that A2000 will no longer charge carriage fees to commercial broadcasters for inclusion in the basic cable television package and allows A2000 to migrate a number of popular commercial channels to its expanded basic tier. During the period preceding the migration to its digital platform, A2000 and the municipality of Amsterdam have agreed on an interim solution for the basic tier service increasing its current 26 channels to 32 channels with an increase in the monthly subscription fee. Once the digital decoders are introduced the price for the rate regulated 15 public channel basic fee will be reduced and the price for the expanded basic tier will increase over time until it becomes unregulated in 2001. The agreement will initially affect approximately 390,000 customers in the greater Amsterdam area. Negotiations with the remaining municipalities are in process.

    The carriage fees previously charged by A2000 to commercial broadcasters are the subject of pending litigation. We do not believe this litigation will have a materially adverse effect on us.

    Cable television operators are allowed to transmit their own programs within The Netherlands upon obtaining a broadcast license from the Commissariaat voor de Media. The licensee must comply with the advertising and sponsorship rules set forth in the media laws, which are consistent with the EU Television without Frontiers Directive.

    In July 1999, OPTA issued an interim decision in a dispute between Canal+ and A2000. OPTA has ordered A2000 to offer digital transmission of Canal+'s two premium television channels commencing on September 15, 1999. OPTA has predicted that this might reduce the transmission fee that Canal+ pays to us from approximately NLG4.0 million to approximately NLG2.0 million, as A2000 would only need to use one rather than two 8 MHz channels for the transmission of Canal+'s two programs. OPTA's decision, however, requires Canal+ to bear the costs associated with adapting A2000's network to allow digital transmission. OPTA has ordered A2000 to provide information to OPTA regarding its costs with respect to setting its rate for carriage of Canal+'s channels. In August, the court at Rotterdam ruled in administrative summary proceedings that OPTA was entitled to order A2000 to offer Canal+ digital transmission of Canal+'s two television channels, but that OPTA will first have to give a ruling on the rate for digital carriage of Canal+'s channels and the amount of costs Canal+ will have to bear associated with testing and adapting A2000's network to allow digital transmission. It is expected that OPTA will give such ruling in the near future.

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    On 17 August 1999, OPTA and the Dutch Competition Authority issued joint guidelines for the settlement of network access disputes between cable network operators and providers of cable programming. Pursuant to these guidelines, cable network operators are obliged to charge cost orientated transmission fees to program providers (fees should reflect the underlying transmission costs but may include a limited return on assets) and are obligated to provide non-discriminatory access to the cable network. This implies that third party program providers must be granted access to the cable network under the same conditions that cable network operator or its subsidiaries have access to the network. These guidelines only apply to the provision of cable television services.

    Price Regulation. The Media Act authorizes the competent Minister to set maximum price levels for basic tier services. This authority has not, however, been exercised in the Netherlands.

    The new agreement between A2000 and the municipality of Amsterdam described above, provides for interim expansion of the basic tier, from 26 channels to 32 channels, with an increase in the monthly subscription fee. Once the digital decoders are introduced, the price for the rate regulated 15 public channel basic tier will be reduced and the price for the expanded basic tier will increase over time until it becomes unregulated in 2001. Negotiations with the remaining municipalities have started.

 Telephone and Internet/Data Services

    Regulatory Framework. Until recently, the fixed telecommunications infrastructure was a statutory monopoly of KPN. As described above, the Dutch telecommunications sector has been liberalized in advance of and in accordance with European Union telecommunications policy and cable television networks may now be used for the provision of all telecommunications services. Number portability was introduced in The Netherlands in 1999.

    Interconnection. The Dutch Telecommunications Act generally implements EU telecommunications policy on interconnection. A2000 and UTH have entered into a total of three interconnection agreements with KPN, WorldCom and Enertel networks.

    Price Regulation. While Priority Telecom's telephone service is not currently subject to price regulation, the prices of its competitor, KPN, are. OPTA indicated that KPN should during 1999 reduce its end-user tariffs and also reduce its interconnection prices in accordance with principles of cost orientation as set forth by OPTA. On September 27, 1999, OPTA introduced its new price cap mechanism, deciding that KPN was to reduce a basket of its nominal end user rates (not including international rates) by 5.3% per year for the next three years. KPN may adjust its resulting rates for inflation, which must lead to a net decrease of at least 3.3% in the first year. The fact that KPN's end-user tariffs for all of its basic telephone services (with the exception of international calls but including ISDN) must be cost orientated may have a negative effect on Priority Telecom's ability to compete.

    Internet/Data Services. Under the Dutch Telecommunications Act, Internet/data services are regulated as telecommunications services. As such, our Dutch operating systems need to register with OPTA as providers of public telecommunications services and/or networks and our prices for these services are not regulated.

Norway

    As a member state of the European Economic Area, Norway implements EU directives in the telecommunications sector.

 Video Services

    Regulatory Framework. The provision of video services in Norway is regulated by the Telecommunications Act of June 23, 1995 and The Broadcast Act of December 4, 1992.

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    Registration. Under Norway's Telecommunications Act, the installation and operation of the cable infrastructure and equipment must be authorized by and registered with the Norwegian Post and Telecommunications Authority on the basis of certain necessary technical qualifications. Cable television system registrations are non-exclusive.

    In Norway, the simultaneous and unchanged transmission of television signals over a cable television network is not subject to any licensing or registration requirements.

    Programming. Cable television providers have "must-carry" obligations obliging them to include three national channels and typically one local television channel in their basic tier services. Distribution of any programming that is not a simultaneous and unchanged retransmission requires a programming license issued by the Ministry of Cultural Affairs. Because pay-per-view programming and some other services are not strictly simultaneous retransmission, UPC Norge obtained in 1998 a three-year programming license. The license covers distribution of encrypted pay television channels, mostly transmitted by satellite, and programming and distribution of commercials. At the expiration of this license, we expect to renew the license or to have authorization to engage in such activities without a license.

    Price Regulation. The provision of the basic tier service is subject to price control. A cable operator is only allowed to increase the basic tier package subscription fee in line with the Official Consumer Price Index, with no cost justification required. We have implemented such price increases in January of each year. There are no specific pricing restrictions on expanded basic (non-basic) tier services.

 Telephone and Internet/Data Services

    Regulatory Framework. Since January 1, 1998, alternative networks in Norway have been permitted to offer voice telephone services in accordance with the terms of the applicable EU directives.

    Registration. For telephone operators and service providers without significant market power, as is currently the case with UPC Norge, no license is required to offer voice telephone services. Such providers need only register with the Norwegian Post and Telecommunications Authority.

    Interconnection. Norway's telecommunications legislation generally implements EU policy on interconnection. Cable network companies have the right to interconnect with the public telecommunications network and the national incumbent operator, Telenor, has the duty to provide any telecommunications company with interconnection to its network on a non-discriminatory basis. Interconnection rates charged by Telenor must be on a cost-basis. UPC Norge has entered into an interconnection agreement with Telenor. Mediation proceedings before the Norwegian Post and Telecommunications Authority between UPC Norge and Telenor concluded in July 1999. The mediation related to certain changes UPC Norge wished to make to its current interconnection agreement with Telenor. As a result of the mediation an amendment protocol was added to the interconnection agreement. According to this amendment protocol, UPC Norge and Telenor have agreed that the current interconnection agreement will remain in force until a new interconnection agreement has been negotiated. Negotiation of the new interconnection agreement commenced in September 1999.

    Pricing. Providers of public telephone without significant market power, including UPC Norge, are not subject to any specific pricing regulations. In addition, they are not obligated to make universal service contributions.

    Internet/Data Services. Cable television networks do not require a license or notification to provide Internet/data services. Broadband capacity may be used freely by cable companies for commercial purposes, as long as the network itself and necessary equipment comply with general technical requirements set by the PTA. These services are not subject to telecommunications regulation with respect to pricing and non-discrimination.

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Sweden

 Video Services

    Regulatory Framework. Apart from certain limited rules governing program content, the Swedish cable television industry is fully deregulated.

    Authorizations. No license is required to operate cable television services in Sweden.

    Programming. Cable television operators are presently required to transmit four "must carry" channels, which include all three terrestrial television channels in Sweden: the two public service channels provided by State owned Sveriges Television (SVT1 and SVT2) and the commercial channel (TV4) transmitted by the publicly-held television company TV4. In addition, one local television channel in each municipality should be included among the "must carry" channels, provided that such channel has been authorized for the municipality in question by the Radio and TV Authority. If digital television services are offered, one additional "must carry" channel must be carried. If Stjarn starts digital cable TV distribution, one additional "must carry" channel must be distributed.

    Price Regulation. There is no regulation of tariffs in Sweden.

 Telephone and Internet/Data Services

    Regulatory Framework. The provision of telephone services is governed by the Swedish Telecommunications Act of 1993. The provision of Internet services is not governed by any general Swedish legislation.

    Authorization. Within a public telecommunications network, telephone services to a fixed termination point may only be provided following notification to the National Post and Telecom Agency. In addition, a license by the National Post and Telecom Agency is required in order to be entitled to provide such services within a public telecommunications network if the activity is of an extent which is considerable with regard to the area covered, the number of users or other comparable circumstances. Stjarn has a license, which covers fixed telephone services. To the extent intended services to be launched by Stjarn require additional licenses it is believed that such can be obtained without difficulty. In addition, there are regulations governing the operation of an established telephony network and providing for the provision of such matters as connection to the emergency services and interconnection rights between different operators.

    Internet/Data Services. Under the Swedish Telecommunications Act, the provision of network capacity for services offered by third party Internet operators could require notification to the National Post and Telecom Agency. Further, if such activity is conducted to a considerable extent, a license from the National Post and Telecom Agency is required. The Internet/data services currently provided by Stjarn do not include the provision of network capacity and therefore are not subject to a license requirement.

Israel

 Video Services

    Regulatory Framework. As part of the liberalization policy adopted by the Israeli Communications Ministry, the telecommunications and cable television market in Israel is expected to undergo significant reforms beginning in early 2000. We expect that these reforms will include opening the multi-channel television business to competition by granting licenses to direct to home satellite operators and opening the local telephone and Internet/data transmission markets to competition by granting licenses to independent operators, thereby allowing competition with Bezeq, the Israeli incumbent telecommunications operator. Upon expiration of the existing cable television licenses, franchise exclusivity will be eliminated and other operators will be permitted to apply for cable television licenses to compete in the cable television market.

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    The 1987 Bezeq law, which allowed the introduction of cable television, gave the new cable companies exclusive rights to download and rebroadcast satellite programming until 2003. The cable television operators therefore challenged the legal basis of the Communications Ministry policy of introducing direct to home satellite service before that date. In November 1998, the Israeli High Court of Justice decided that direct to home satellite service could be introduced before 2003. The cable television operators are seeking compensation for the loss of exclusivity prior to 2003. This could come in the form of some additional right or rights with respect to the content or services they provide. This issue is currently pending before the Communications Ministry and may be ruled on by the High Court of Justice.

    Franchise Agreements. Tevel holds exclusive cable television franchise agreements that were granted for a period of 12 years and expire in 2002. These franchises include a four-year renewal option at the discretion of the Communications Ministry. Gvanim, which was recently acquired by Tevel, holds exclusive franchises which expire in 2002 and 2005. As with the Tevel franchises, the Communications Ministry is authorized to extend both of these franchises for an additional four years. Tevel and Gvanim pay the government royalties of 5% of their gross revenues. Upon the opening of the telecommunications market to competition, we expect exclusive cable television franchises to be replaced with long-term renewable, non-exclusive licenses that will permit cable operators to continue providing cable television services and to begin to offer additional telecommunications services such as voice telephone and Internet/data services.

    Programming. Pursuant to its franchise agreements, Tevel must provide within its basic tier five tape-delivered channels subtitled in Hebrew: a movie channel, a general entertainment channel, a children's channel, a nature and science channel, and a sports channel. The movie channel and the general entertainment channel are produced by ICP Israel Cable Programming Company Limited, a programming company owned by Tevel, Gvanim and the other Israeli cable television companies. The other three channels are produced for ICP by independent parties. The ownership by the Israeli cable television operators of ICP is considered a "restrictive arrangement" under Israeli Restrictive Trade Practices law and is regulated by an arrangement approved by the Restrictive Trade Practices Tribunal in June 1996. Under this arrangement, ICP is obligated to spend 15% of its programming expenses on programming from local producers.

    The current ICP arrangement was to expire in June 1999. With the expiration of the ICP arrangement the Restrictive Trade Practices Commissioner and the Ministry of Communications began to consider various alternatives to divest the cable television operation interests in ICP, including the sale of ICP's programming interest to third parties or distribution of such interest in ICP among its shareholders. The Restrictive Trade Practices Commissioner and the Ministry of Communications are considering requiring cable network operators, among other things, to supply the previously cable-exclusive content they produce to the DTH satellite service providers once they are operational. The three cable operators (which are the shareholders of ICP) applied on August 26, 1999 to the Restrictive Trade Practices Tribunal to approve the allocation of channels among the cable operators as part of the liquidation of ICP - the movie channel to be allocated to Tevel, the family channel to be allocated to Golden Channels, and the sports channel to be allocated to Matav. As part of the application of the cable operators, the ICP arrangement has been extended temporarily by the Restrictive Trade Practices Tribunal until October 31, 1999. This extension was granted in order to allow the Ministry of Communications, together with the cable operators, to reach a comprehensive arrangement with respect to the liquidation of ICP and the allocation of interests in the field of content. After October 31, 1999 the Restrictive Trade Practices Tribunal will address the application of the cable operators, also taking into consideration any arrangement reached with the Ministry of Communications.

    In view of the requested allocation of the channels, Tevel has entered into long term agreements with two major studios for the purchase of content for the movie channel. To secure its obligation pursuant to one of these agreements, Tevel has extended a $5 million bank guarantee.


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    DBS, the first DTH satellite service to enter the market, filed a plea in the Israeli Supreme Court on July 19, 1999 against the Restrictive Trade Practices Commissioner (the "Commissioner") and the cable operators. In this plea, DBS claims that the continuation of cooperation among the cable operators with respect to the purchase of content following the original expiration date of the ICP arrangement is a restrictive arrangement forbidden by law and therefore (i) the Commissioner should determine that the arrangement pursuant to which the cable operators are acting jointly to purchase content is a restrictive arrangement; (ii) the Commissioner should order the cable operators to avoid acting according to the restrictive arrangement; and (iii) the Commissioner should order the cable operators to stop their cooperation regarding the purchase of content relating to the period following the expiration of the ICP arrangement including with respect to the three long term agreements mentioned above.

    The Restrictive Trade Practices Tribunal in its decision of September 1, 1999 to extend the ICP arrangement until October 31, 1999 stated that the extension does not apply to the purchase of content, including any negotiations or any other activity relating to the purchase of content, except for the purchase of content which is intended to be broadcasted by December 31, 1999. Moreover, the temporary extension of the arrangement does not permit purchase of content from any of the major studios even if the content is intended to be broadcast prior to December 31, 1999.

    Pursuant to the 1987 Bezeq Law, cable operators must obtain authorization to add or remove channels from their service from the Ministry of Communications. Further restrictions prohibit cable television operators from carrying advertisements on their tape-delivered channels. Tevel currently is required to provide three "must-carry" off-air channels. Its current arrangement currently prohibits "tiering" of video services. Since its establishment, Tevel has offered its subscribers the "super-basic package," which is currently comprised of 45 channels of programming. The DTH satellite service providers will be entitled to provide "tiering" of their video services. The Communications Ministry made a preliminary determination approving "tiering" of cable television services upon the earlier of DTH satellite service providers achieving 250,000 subscribers (approximately 100,000 subscribers from the Tevel franchise areas) or a period of 18-27 months from the first day of commercial broadcast of DTH service. Tevel and other cable providers have appealed to the High Court of Justice the determination setting forth the above-described tiering timetable. On June 26, 1999, the High Court of Justice rejected the appeal. In preparation for the commencement of the direct-to-home satellite services mentioned above, Tevel expects an increase in its marketing expenses and in the programming purchase expenses as well as a possible adverse effect on its earnings whether as a result of customers leaving or as a result of a reduction in the customers monthly fees. At this stage it is premature to predict the above mentioned effects on Tevel's future results.

    A class action lawsuit was filed against Tevel in April 1998 alleging that Tevel unlawfully dropped certain programming. An additional class action lawsuit was filed against Tevel in August 1999 alleging that Tevel unlawfully dropped certain programming and failed to provide an alternative channel in its place. We do not believe that this litigation will have a material adverse effect on us.

    Pricing. Cable television service subscription fees are subject to regulation through the franchise agreements and through the arrangement approved by the Restrictive Trade Practices tribunal. Currently, this arrangement is more restrictive than the franchise agreements and permits basic tier subscription fees to be increased by a maximum of 1.9% per year above the cost of living index. Two class action lawsuits were filed against Tevel in April 1998, the first alleging that Tevel engaged in unlawful pricing practices and the second challenging Tevel's collection of converter deposits. We do not believe that this litigation will have a material adverse effect on us.

 Telephone and Internet/Data Services

    As part of the proposed liberalization of the telecommunications market, Tevel and Gvanim expect to be permitted to provide Internet/data and voice telephone services in their franchise areas, and to interconnect with Bezeq on non-discriminatory terms with cost-based rates. There may be limits on a cable television system's ownership, operation or marketing with a provider of telecommunications services.

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Czech Republic

 Video Services

    Regulatory Framework. The operation of cable television systems in the Czech Republic is regulated by Act No. 110/1964 Coll. on Telecommunications, as amended (the "Telecom Act"), Act No. 468/1991 Coll. on Radio and Television Broadcasting Operation, as amended (the "Broadcasting Act") and Act No. 130/1992 Coll. on the Council of the Czech Republic for Radio and Television Broadcasting, as amended (the "Council Act"). These Acts are administered by the Ministry of Transportation and Communications of the Czech Republic (the "Ministry of Communications"), the Czech Telecommunication Office of the Ministry of Transportation and the Council of the Czech Republic for Radio and Television Broadcasting (the "Council") established under the Council Act.

    The Ministry of Communications is preparing a new telecommunications act which may be adopted by the Parliament in the near future. The new act may contain significant changes which could have a material impact on cable operators.

    Licenses. Cable television operators in the Czech Republic must obtain permits to establish and operate cable television networks. The permits set forth the terms and conditions for construction and operation of cable television systems, including the technical parameters of the cable network, the technical specifications of the telecommunications equipment and the terms of validity of the permits. In addition, cable television operators must either obtain a license to broadcast television programming over the network (a "Licensed Operator") or register to distribute television programming over the network (a "Registered Operator"), depending on the services provided and distribution technologies used. Broadcasting licenses are valid for a maximum of twelve years, non-exclusive and discretionary. An applicant for a license must describe its ownership structure in the application. If any of the applicant's shareholders is a foreign entity, the Council will take into consideration in deciding whether to grant the license (i) the contribution of the applicant to the development of original local production, (ii) the share of ownership participation of Czech persons or entities, and (iii) the representation of Czech persons or entities in the management bodies of the applicant.

    Licenses are not transferrable. In addition, a Licensed Operator must seek Council approval for any changes in its information on file with the Council including any changes in ownership. An internal regulation often applied by the Council typically results in rejection of applications for approval of changes in ownership structure involving more than a 51% interest in the Licensed Operator.

    Unlike licenses, registrations are granted for an indefinite period and are non-discretionary. Further, there is no formal restriction as to the exact participation of foreign shareholders in a Registered Operator.

    Certain of our licenses, permits and governmental approvals in the Czech Republic may be invalid or subject to challenge. In addition, Kabel Plus is involved in certain on-going litigation. We do not believe that such challenges, invalidities or litigation will have a material adverse effect on our operations.

    Price Regulation. There is no rate regulation of cable services in the Czech Republic. However, the Ministry of Finance and the Office for Economical Competition may influence subscription fees through consumer protection and anti-monopoly laws.

 Telephone and Internet/Data Services

    In the Czech Republic, SPT TELECOM currently has exclusive rights for the provision of international and long-distance services, including local telephone services outside of delineated local networks. These exclusive rights are scheduled to terminate on January 1, 2001.

    The Czech Republic has not enacted any Internet-specific regulations to date.


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Hungary

   Cable operators in Hungary are not granted exclusive franchises; however, all cable operators must be properly registered with the appropriate government agency and must meet certain technical licensing requirements. Cable operators are required to carry certain "must carry" channels in their basic tier and may not charge a separate fee for them. Moreover, although there is no rate regulation in Hungary, rates are subject to fair disclosure and anti-competition reviews by the government and could be challenged if considered to be an abuse of a dominant market position. There are several proceedings regarding our rates pending at the Economic Competition Office that could result in monetary fines. Further, a single cable operator may not provide service to homes exceeding in the aggregate one-sixth of the Hungarian population. Hungarian regulatory authorities are currently investigating whether Telekabel Hungary is in compliance with this rule. The investigation is scheduled to conclude in October 1999.

   MATAV and other local telephony providers, including Monor, have a monopoly in local voice telephony services in their respective service areas until 2002, but there are no restrictions on entry into Internet/data services or rate regulation of such new providers other than certain technical licensing requirements. Recent legislation restricts MATAV and other local telephony providers, including Monor, from acquiring additional cable assets.

Poland

General

   The operation of cable and digital satellite DTH television systems in Poland is regulated under the Polish Communications Act of 1990 (the "Communications Act") and the Polish Radio and Television Act of 1992 (the "Television Act"). These are regulated by:

   . The Polish Minister of Communications;
   . The Polish State Agency of Radio Communications ("PAR"); and
   . The Polish National Radio and Television Council (the "Council").

   Cable television operators in Poland are required to obtain permits from PAR to install and operate cable television systems and must register certain programming that they transmit over their networks with the Council.

   Neither the Minister of Communications nor PAR currently has the authority to regulate the rates charged by operators of cable television and DTH services. However, excessive rates could be challenged by the Polish Anti-Monopoly Office should they be deemed to constitute monopolistic or other anti-competitive practices. Cable television and DTH operators in Poland are also subject to the Law on Copyright and Neighboring Rights of 1994 (the "Copyright Act") which provides intellectual property rights protection to authors and producers of programming. Under the terms of the Television Act, broadcasters in Poland are regulated by, and must obtain a broadcasting license from, the Council.

   With one exception, all of the Wizja proprietary channels and all channels on the Wizja platform are currently licensed in the United Kingdom by the Independent Television Commission as satellite television services. As such, they are then retransmitted under the European Convention on Transfrontier Broadcasting to Poland and then distributed via cable and DTH in Poland. As its regulatory regime develops, Poland may seek to regulate the reception of DTH signals. Poland's regulatory environment is undergoing constant change. We do not know how such change will impact our business.

Communications Act

   Permits. The Communications Act and the required permits issued by PAR set forth the terms and conditions for providing cable television services. If a cable operator breaches the terms of its permits or the

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provisions of the Communications Act, or if such operator fails to acquire permits covering areas serviced by its networks, PAR or the Polish penal court can impose penalties on such operator, including:

   . fines or imprisonment;
   . the revocation of all permits covering the cable networks where such breach occurred; and
   . the forfeiture of the cable operator's cable networks.

    In addition, the Communications Act provides that PAR may not grant a new permit to, or renew an expiring permit held by, any applicant that has had, or that is controlled by an entity that has had, a permit revoked within the previous five years.

    @Entertainment will be required to obtain additional permits from the Minister of Communications to offer other telecommunications services such as internet access or broadband transmission services.

    Foreign Ownership Restrictions. The Communications Act provides that permits may only be issued to and held by Polish citizens, or companies in which foreign persons hold no more than 49% of the share capital, ownership interests and voting rights. In addition, a majority of the management and supervisory board of any cable television operator holding permits must be comprised of Polish citizens residing in Poland. These restrictions do not apply to any permits issued prior to July 7, 1995. If the Polish regulatory authorities were to conclude that @Entertainment's ownership or distribution structure is not in compliance with Poland's regulatory restrictions on foreign ownership, @Entertainment could be forced to incur significant costs in order to bring its ownership structure and distribution system into compliance with the applicable regulations and @Entertainment may be forced to dispose of its ownership interests in various entities. These restrictions may also materially adversely affect our ability to acquire programming. See "Risk Factors--Our recent acquisition of @Entertainment exposes us to a number of risks."

Television Act

    The Polish National Radio and Television Council. The Council, an independent agency of the Polish government, has regulatory authority over both the programming that cable television operators transmit over their networks and the broadcasting operations of broadcasters.

    Registration of Programming. Under the Television Act, cable television operators must register each channel and the programming which will be aired on that channel with the Chairman of the Council prior to transmission. @Entertainment's subsidiaries have registered most of the programming that they transmit on their cable networks, except programming transmitted on networks for which they do not have permits. The Chairman of the Council may revoke the registration of any of @Entertainment's programming, or may not register all additional programming that @Entertainment desires to transmit over @Entertainment's networks, for violations of applicable law. In addition, the Council may take action regarding unregistered programming that @Entertainment's subsidiaries transmit over cable networks for which @Entertainment's subsidiaries do not yet have PAR permits. This pertains to areas for which permit applications cannot be made until all permit requirements are satisfied (including obtaining agreements with the cooperative authorities, upgrading of the acquired networks to meet technical standards where necessary and satisfying foreign ownership limitations). Such actions could include the levying of monetary fines against @Entertainment's subsidiaries, and the seizure of equipment involved in transmitting such unregistered programming as well as criminal sanctions against @Entertainment's subsidiaries' management. These actions could have a material adverse effect on @Entertainment's business, financial condition and results of operations.

    Restrictions on Foreign Ownership of Polish Broadcasters. The Television Act provides that programming may be broadcast in Poland only by Polish entities in which foreign persons hold no more than 33% of the share capital, ownership interest and voting rights. In addition, the Television Act provides that the majority of the management and supervisory boards of any company holding a broadcasting license must be comprised of Polish citizens residing in Poland. Companies that engage in broadcasting in Poland are

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required to obtain a broadcasting license from the Chairman of the Council under the Television Act. The Council may revoke a broadcasting license for, among other things:

  . violations of the Television Act;
  . violations of the terms of the broadcasting license; or . violations of restrictions on foreign ownership of broadcasters.

    Requirements Concerning Programs Broadcast From Outside of Poland. The Television Act does not include regulations directly applicable to the broadcasting of programs being broadcast from abroad and received in Poland. Specifically, there are no regulations in force concerning satellite broadcasting of a program directed to a Polish audience if the transmission to the satellite for the broadcasting of such program is made by a foreign broadcaster from outside of Poland. We believe that the Television Act does not apply to such broadcasting and that such activity is not subject to Polish broadcasting requirements. A subsidiary of Canal+ has filed suit against HBO Polska Sp. z o.o. and certain Polish cable operators (including our subsidiaries) alleging violations of the Television Act in connection with HBO's broadcasting activity from outside of Poland.

    @Entertainment has established and intends to establish entities to engage in the development and production of Polish-language thematic television programming outside of Poland. While all of the content and programs which it distributes across its cable networks and its DTH system are distributed via satellite systems which are located outside of Poland, much of the programming is produced or assembled entirely in Poland. @Entertainment believes that the ownership structure of its entities as well as its operating strategy are not subject to Poland's regulatory restrictions on foreign ownership, licensing requirements, restrictions and regulations on the broadcasting of programming.

    If the Polish regulatory authorities determine otherwise, @Entertainment would be required to:

  . secure additional licenses from the Chairman of the Council and permits from PAR;

  . modify the nature and content of its programming;

  . pay fines or other penalties for lack of compliance with these regulations; and

  . comply with Polish regulations governing ownership structure and the production and transmission of programming across cable networks and across a DTH system.

Copyright Protection

    Television operators, including cable and DTH operators, in Poland are subject to the provisions of the Polish Copyright Act, which governs the enforcement of intellectual property rights. In general, the holder of a Polish copyright for a program transmitted over the cable networks of a cable television operator or the system of a DTH operator has a right to receive compensation from such operator or to prevent transmission of the program.

    The rights of Polish copyright holders, or certain foreign authors of programming protected under the Copyright Act, are generally enforced by organizations for collective copyright administration and protection such as Zwiazek Autorow i Kompozytorow Scenicznych ("ZAIKS") and Zwiazek Artystow Scen Polskich ("ZASP"), and can also be enforced by the holders themselves. Most of @Entertainment's cable subsidiaries operate under a contract with ZASP and all of @Entertainment's cable subsidiaries operate under a contract with ZAIKS. A violation of the Copyright Act by a cable television operator also constitutes a violation of the Communications Act and of the operator's permits. See "-- Television Act" for a discussion of the penalties and consequences associated with violations of the Television Act and "--Communications Act" for a discussion of the penalties and consequences associated with violations of a television operator's permits.

    @Entertainment currently makes copyright payments to foreign programmers requiring these types of payments, such as CNN, Eurosport and the Cartoon Network.

    @Entertainment is currently negotiating with several copyright collecting societies in both the United Kingdom and Poland in relation to obtaining appropriate copyright licenses for the Wizja owned channels.

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Anti-Monopoly Act

    Exclusive Programming Agreements. Many of the programming agreements that @Entertainment has entered into for its cable networks and its DTH service contain exclusivity clauses which restrict or prohibit the provider of such programming from providing such programming to other cable or DTH operators in Poland. Although such exclusivity clauses are not specifically prohibited under the Anti-Monopoly Act, such agreements may be found unlawful, and therefore unenforceable, if they restrict or hinder competition or otherwise involve the abuse of a dominant position. A decision by the Anti-Monopoly Office to deem one or more of these programming agreements as void due to the fact that it contains an illegal exclusivity clause could have a material adverse effect on @Entertainment's business and financial results in that such a decision would potentially reduce the commercial value of these contracts and could reduce the consumer appeal of the programming offered on its cable networks and its DTH system.

    Market Dominance. Companies that obtain control of 40% or more of the relevant market and do not encounter significant competition are usually deemed to have market dominance, and therefore face greater scrutiny from the Anti-Monopoly Office. From time to time, @Entertainment receives inquiries from and is subject to review by various divisions of the Anti-Monopoly Office.

    Recent Anti-Monopoly Office Findings with Respect to @Entertainment and its Subsidiaries. The Anti-Monopoly Office has issued four decisions against subsidiaries of @Entertainment in various local markets deciding the relevant subsidiary had achieved a dominant position and abused that dominant position in the respective market in which it operates. These decisions have been based on one or more of the following actions:

  .a lease operating arrangement of one of our Polish operating subsidiaries;

  . moving certain satellite channels to a new frequency without termination of agreements with subscribers whose television sets are not equipped to receive the new frequency;

  .increasing rates without providing subscribers a detailed basis for the price increases;

  .changing the programming line-up without sufficient notice to subscribers;

  .offering extended basic tier services in certain forms; and

  .certain rate increases and penalty charges.

One of these decisions has been overturned by the Anti-Monopoly court and the other three are currently being appealed.

Romania

    Exclusive franchises are not awarded in Romania. We have received non-exclusive licenses to operate cable television systems in all of our service areas. These renewable licenses are valid for another six years. The cable television industry is regulated by the Romanian audiovisual law, which came into force in June 1996, and is administered by the National Audiovisual Council.

Slovak Republic

 Video Services

    Regulatory Framework. The operation of cable television systems in the Slovak Republic is regulated by Act No. 110/1964 Coll. on telecommunications, as amended (the "Telecom Act") and Act No. 468/1991 Coll. on operation of radio and television broadcasting, as amended (the "Broadcasting Act"). These acts are administered by the Ministry of Transportation, Posts and Telecommunications (the "Ministry of Telecommunications"), the Telecommunication Office of the Slovak Republic (the "Slovak Telecom Office"), Regional Telecommunications Offices and the Council of the Slovak Republic for Radio and Television Broadcasting (the "Council").

    The Ministry of Telecommunications is preparing a new telecommunications act which may be adopted by the Slovak Parliament in the near future. The new act may contain significant changes which could have a material impact on cable operators.

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    Licenses. Cable television operators in the Slovak Republic must obtain permits from the Slovak Telecom Office or the relevant Regional Telecom Office to establish, build and operate cable television networks. The permits set forth the terms and conditions for construction and operation of cable television systems, including the technical parameters of the cable network, the areas covered by the permit (one or more permits may be required to cover a network territory) and the term of the permit. In addition to the permits, cable television operators must obtain licenses from the Council to broadcast television programming over their networks. Broadcasting licenses are issued for a maximum of twelve years, are non-exclusive and discretionary. Although the Broadcasting Act only specifies licenses for broadcasting, the Council has developed the practice of issuing licenses for the distribution of television programming over a cable network in addition to issuing licenses to television programme producers who broadcast their programming. Additionally, even though not required, cable operators typically also have their own agreements with each city and/or large cooperative housing associations in which the network is located.

    If a company with foreign ownership applies for a broadcasting license, the Council considers the contribution of the company to the development of original domestic production as well as the degree of participation of Slovak persons in the company and its management. Although no formal restrictions as to exact participation exist, the Council is reluctant to issues licenses to companies that have foreign ownership of more than 50%.

    A license holder has an obligation to notify the Council of any changes in information that has been filed with the Council in order to obtain and preserve the license. No prior approval of these changes is required; however, it is not clear from the Broadcasting Act what authority the Council has to take any action if it does not approve of the change.

    Certain claims have been filed against UPC Slovensko for, among other things, the removal of a part of UPC Slovensko's cable television network. In addition, some irregularities and deficiencies exist with respect to UPC Slovensko's government approvals and licenses. We do not believe that such claims, irregularities and deficiencies will have a material adverse effect on our business.

    Price Regulation. The Ministry of Finance has recently issued a regulation which covers cable television and related services. Under the regulation, prices must reflect economically justified costs and an appropriate profit. Any annual increases in rates must correspond to a verifiable increase in economically justified costs, however, under no circumstances may rates be increased in excess of the annual inflation rate. Cable operators are also subject to consumer protection laws and anti-monopoly laws.

 Telephone and Internet/Data Services

    In the Slovak Republic, Slovak Telecommunications currently has exclusive rights for the provision of fixed-line local, long-distance and international telephone services. These exclusive rights are scheduled to terminate on December 31, 2002.

    The Slovak Republic has not enacted any Internet-specific regulations to date.

Malta

    In 1991, Melita was awarded an exclusive 15-year renewable license to deliver cable television services for Malta. Rates for the basic tiers are subject to regulation and requests for rate increases made to the government must be accompanied by a cost analysis of the increases in cost. Premium services, "pay-per-view" and other additional services are not subject to rate regulation.


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    Melita currently does not offer Internet/data services over its own network but intends to offer such services by the end of 1999. The Maltese incumbent telecommunications provider, Maltacom, recently initiated a legal action challenging Melita's right to offer Internet/data services. Maltacom is claiming that the offering of such services by Melita (i) infringes Maltacom's exclusive license to provide Internet/data services and (ii) exceeds the scope of the license granted to Melita in 1991. Melita has filed a reply contesting these claims.

    Proposed regulations published in October 1999 liberalizing Malta's telecommunications may also affect Melita's ability to act as an Internet service provider by requiring that any Internet service activities be provided through a separate legal entity. The regulation appears to prohibit Melita from directly acting as an Internet services provider and, further, may require Melita and Maltacom to allow other Internet/data service providers to access to their respective networks subject to the payment of certain tariffs.

Broadcasting

    In addition to national laws which implement the EU directives on broadcasting described in "Regulation--European Union," various other types of national broadcasting regulations apply to SBS and @Entertainment's Wizja TV. Over-the-air, terrestrial television and radio broadcasters operate pursuant to licenses granted by national or local regulatory authorities allowing use of certain radio frequencies in a specified geographic area, generally for a limited duration which can be renewed. Broadcasters operate subject to various regulatory conditions, such as limitations on advertising, program content and ownership.

United Kingdom

    The United Kingdom's Broadcasting Act 1990, as amended by the Broadcasting Act 1996 (the "Broadcasting Act"), comprises the legislative framework for the regulation of both analogue and digital television and commercial radio. The Independent Television Commission ("ITC") regulates almost all television services provided from the United Kingdom.

    The ITC currently licenses most of @Entertainment's channels, including all DTH channels, as satellite television services. @Entertainment's licenses place several conditions on @Entertainment's provision of services. These conditions include compliance with the ITC's "codes of practices." The ITC "codes of practices" sets forth rules regarding, among other things, program content, program sponsorship and advertising. The Broadcasting Act contains detailed restrictions on the ownership of licenses and disqualifies certain bodies, such as non-EU nationals, from holding certain types of licenses. There are no such ownership restrictions applicable to satellite television services. The Broadcasting Act also contains restrictions are intended to prevent the accumulation of interests in certain licensed broadcasting services, and limits cross-media ownership. If a licensee breaches a license condition, the ITC may direct the licensee to broadcast a correction and/or apology or not to repeat a particular program, impose a fine on the licensee, revoke the license or impose other sanctions.

                                 Other Matters

    EU directives and national consumer protection and competition laws in our Western European markets impose limitations on the pricing and marketing of integrated packages of services, such as video, telephone and Internet/data services. These limitations are common in developed market economies and are designed to protect consumers and ensure a fair competitive market. While we may offer our services in integrated packages in our Western European markets, we are generally not permitted to make subscription to one service, such as cable television, conditional upon subscription to another service, such as telephone, that a subscriber might not otherwise take. In addition, we must not abuse or enhance a dominant market position through unfair anti-competitive behavior. For example, cross-subsidization between our business lines that would have this effect would be prohibited. We have to be careful, therefore, in accounting for discounts in services provided in integrated packages. We believe we can implement our strategy of offering integrated packages of services without infringing any of these consumer protection and anti-competition laws. We do not, therefore, expect any of these limitations to significantly affect our operating strategy.

                                   MANAGEMENT

    United currently owns approximately 61.2% of our outstanding ordinary shares A and all of our outstanding priority shares. Because we are a strategic holding of United, United is likely to continue to control us for the foreseeable future. All five members of our Supervisory Board are also directors, officers or employees of United.

                               Supervisory Board

    Our general affairs and business, as well as our management board, are supervised by a Supervisory Board, the members of which are proposed by United as the holder of our priority shares and appointed by the general meeting of shareholders. Mr. Gene Schneider, United's Chairman and Chief Executive Officer and the former Chairman of the Supervisory Board, resigned from the Supervisory Board in February 1999. Pursuant to the rules and procedures of the Supervisory Board, he became a non-voting advisor to the Supervisory Board and has the right to attend and participate in the meetings of the Supervisory Board.

    The Supervisory Directors are appointed at the general meeting of shareholders from a list proposed by United as the holder of our priority shares or through direct appointment by Philips, pursuant to its right to appoint one director as set forth in our articles of association. The Discount Group has a contractual right to nominate one director and United has agreed to vote in favor of the Discount Group's nominee subject to certain conditions. The Discount Group, our partner in our Israeli system, has not to date exercised its contractual right to nominate a Supervisory Director. The Discount Group's nomination may be set aside by two-thirds of the votes cast at the general meeting of shareholders representing more than one-half of the issued nominal capital.

    The Supervisory Directors and Advisor are:

Name                                       Age             Position
----                                       ---             --------
Michael T. Fries..........................  36 Chairman of the Supervisory Board
John P. Cole, Jr..........................  69 Supervisory Director
Richard De Lange..........................  54 Supervisory Director
Ellen P. Spangler.........................  50 Supervisory Director
Tina M. Wildes............................  39 Supervisory Director
Gene W. Schneider.........................  73 Advisor

    Michael T. Fries has been a member of the Supervisory Board since September 1998 and the Chairman since February 1999. He is the Executive Chairman of Austar United Communications Limited ("Austar United"), United's subsidiary that recently completed an initial public offering in Australia. Since September 1998, he is also President of United and President of United Latin America, Inc., a wholly-owned subsidiary of United. Mr. Fries also serves as President and Chief Executive Officer of United Asia/Pacific Communications, Inc., a majority-owned subsidiary of United, positions he has held since June 1995 and December 1996, respectively. Prior to becoming President of United Asia/Pacific Communications, Inc., and since March 1990, Mr. Fries served as United's Senior Vice President, Development, in which capacity he was responsible for managing United's acquisitions and new business development activities, including United's expansion into the Asia/Pacific, Latin American and European markets.

    John P. Cole Jr. became a member of the Supervisory Board in February 1999 and has been a director of United since March 1998. Mr. Cole has practiced law in Washington, D.C. since 1956 and has been counsel over the years in many landmark proceedings before the U.S. Federal Communications Commission, reflecting the development of the cable television industry. In 1966, he founded the law firm of Cole, Raywid & Braverman, a 30-lawyer firm specializing in all aspects of communications and media law. Mr. Cole is also a director of Century Communications Corporation.

    Richard De Lange has been a member of the Supervisory Board since April 1996. Since October 1998, Mr. De Lange has been Chairman of the Philips organization in The Netherlands (Philips Nederland B.V. and Nederlandse Philips Bedrijven B.V.). He also serves as President and Chief Executive Officer of Philips Media B.V., which position he assumed in February 1996. From April 1995 until October 1998, Mr. De Lange was Chairman and Managing Director of Philips Electronics UK Ltd. Previously, Mr. De Lange served since 1970 in various capacities with subsidiaries of Philips, including as President of Philips Lighting Europe from December 1990 until April 1995.

    Ellen P. Spangler became a member of the Supervisory Board in February 1999. Ms. Spangler is the Senior Vice President of Business and Legal Affairs and Secretary of United, positions she has held since December 1996. Prior to assuming her current positions, from February 1991 she served as a Vice President of United where her responsibilities included business and legal affairs, programming and assisting on development projects.

    Tina M. Wildes became a member of the Supervisory Board in February 1999. Ms. Wildes is the Senior Vice President of Operations and Development Oversight of United, a position she has held since May 1998. From October 1997 until May 1998, Ms. Wildes served as Senior Vice President of Programming for United. From 1993 to 1997, she was Regional Vice President of United Latin America, Inc. From 1988 to 1994, Ms. Wildes served as either a director or vice president for development, programming and operations for several of United's European operating companies, including operations in Sweden, Norway, Malta, Israel, Spain and Portugal.

    Gene W. Schneider served as a member of the Supervisory Board from July 1995 until February 1999, when he became an advisor to the Supervisory Board. Mr. Schneider is also the Chairman of the Board of Directors of United, a position he has held since its inception in May 1989. In addition to serving as United's Chairman, Mr. Schneider has served as United's Chief Executive Officer since October 1995, and served as United's President from October 1997 until he relinquished the title in September 1998. Mr. Schneider served as Chairman of United Artists, then the third largest multiple system operator in the United States, from May 1989 until its merger with Tele-Communications, Inc. in November 1991. He was a founder of United Cable in the early 1950s and, as its Chairman and Chief Executive Officer, helped build United Cable into the eighth-largest multiple system operator in the United States prior to its merger with United Artists in 1989. As Chairman of United Cable, he was involved in United Cable's investment in numerous programming companies such as Discovery and Turner Broadcasting, and served as a director on the board of Turner Broadcasting and Chairman of C-SPAN. Mr. Schneider is also Chairman of the Board of Advance Display Technologies, Inc. and a director of Austar United. Mr. Schneider has been active in cable television affairs and has served on the board of the National Cable Television Association (the "NCTA") and on numerous committees and special projects thereof since NCTA's inception in the early 1950s. Mr. Schneider is one of the original inductees into NCTA's Cable Television Pioneers.

    The Supervisory Board has an Audit Committee and a Compensation Committee. Both committees are comprised of Mr. Fries, Ms. Spangler and Ms. Wildes.

                              Family Relationships

    Tina M. Wildes, a member of the Supervisory Board, and Mark L. Schneider, the Chairman of our Board of Management and our Chief Executive Officer, are sister and brother. Gene W. Schneider is their father. No other family relationships exist between any other members of our Supervisory Board or Board of Management.

                  Board of Management and Other Key Employees

    The members of the Board of Management are:

Name                                 Age                 Position
Mark L. Schneider...................  44 Chairman of Board of Management and
                                         Chief Executive Officer
John F. Riordan.....................  57 President, Vice Chairman, chello broadband
Charles H. R. Bracken...............  33 Board of Management Member and Managing
                                         Director, Strategy, Acquisitions and
                                         Corporate Development
Anton H. E. v. Voskuijlen...........  42 Senior Vice President, Managing
                                         Director, Legal, HR and Regulatory
                                         Policy
Nimrod J. Kovacs....................  49 Board of Management Member, Managing
                                         Director, Eastern Europe and Executive
                                         Chairman, UPC Central Europe

    Other key employees include:

Name                                 Age                 Position
Scott Bachman.......................  44 Managing Director, Technology and
                                         Purchasing
Jeroen Bergman......................  32 Managing Director, Video and Marketing
Steven D. Butler....................  40 Managing Director, UPC Capital Markets
                                         and Treasurer
Sudhir Ispahani.....................  39 Managing Director, Operations and
                                         Technology, chello broadband
Roger Lynch.........................  36 President and Chief Financial Officer,
                                         chello broadband
Simon Oakes.........................  40 Managing Director, Programming
Iain Osborne........................  42 Managing Director, Marketing, Sales and
                                         Portal, chello broadband
Ray D. Samuelson....................  46 Managing Director, Finance and
                                         Accounting
Anton M. Tuijten....................  37 General Counsel

    Mark L. Schneider has been our Chief Executive Officer and Chairman of our Board of Management since April 1997. Since December 1996, he has served as Executive Vice President of United and President and Chief Executive Officer of United Europe/Middle East Communications, Inc. and from May 1996 to December 1996, Mr. Schneider was Chief of Strategic Planning and Operational Oversight of United. He served as President of United from July 1992 until March 1995 and was Senior Vice President of United from May 1989 until July 1992. Mr. Schneider also worked as a consultant for United from March 1995 to May 1996. Mr. Schneider has been a member of the board of directors of United since 1993.

    John F. Riordan was appointed as our President in June 1999, and has been a member of our Board of Management since September 1998. Also in September 1998, Mr. Riordan was appointed Vice Chairman of chello broadband, our Internet portal and ISP, overseeing implementation of our Internet/data services and digital distribution platform. In June 1999, Mr. Riordan became a director of Austar United. From April 1997 until March 1998, he was a member of our Supervisory Board. Mr. Riordan has also served as a director of United since March 1998. From 1992 until November 1998, Mr. Riordan served as Chief Executive Officer of Princes Holdings Limited, the Irish multi-channel television operating company of which we owned 20% until its sale in November 1998.

    Charles H. R. Bracken was appointed Managing Director of Strategy, Acquisitions and Corporate Development in March 1999. Mr. Bracken became a member of the Board of Management in July 1999. From 1994, he held a number of positions at Goldman Sachs International in London, most recently as Executive Director, Communications, Media and Technology. While at Goldman Sachs, he was responsible for providing merger and corporate finance advice to a number of communications companies, including us.

    Anton H.E. v. Voskuijlen has been on our Board of Management since April 1997 and has been Senior Vice President since May 1999. He also served as our General Counsel from July 1996 until May 1999. Prior to joining us in 1996, he served as Vice President, Business Affairs and Legal Counsel of Philips Media in New York, New York.

    Nimrod J. Kovacs was appointed Executive Chairman, Central Europe in August 1999. He was appointed our Managing Director of Eastern Europe in March 1998 and a member of our Board of Management in September 1998. He has served in various positions with United, including President of United Programming, Inc., since December 1996, President, Eastern Europe Electronic Distribution & Global Programming Group from January to December 1996 and Senior Vice President, Central/Eastern Europe from March 1991 until December 1995.

    Scott Bachman has served as our Managing Director of Technology and Purchasing since February 1998. From March 1996 until February 1998, Mr. Bachman was our Vice President of Engineering and the Chief Technology Officer. From April 1991 to March 1996, Mr. Bachman was Vice President of Operations & Technology Projects for Cable Television Laboratories, Inc.

    Jeroen Bergman was appointed Managing Director of Video and Marketing in July 1999. Prior to his appointment, Mr. Bergman was the Commercial Director at Casema, a subsidiary of France Telecom, and the second largest cable television operator in The Netherlands after us, a position he had held since 1996. From 1993 to 1996, Mr. Bergman worked for Optus Vision, and its shareholder Optus Communications, a long distance and mobile communications operator in Australia, primarily owned by Cable & Wireless.

    Steven D. Butler was appointed Managing Director of UPC Capital Markets and Treasurer in February 1998. Mr. Butler is responsible for all corporate and project debt/equity financing activities, as well as banking and investor relations. From July 1995 until February 1998, Mr. Butler served as our Vice President and Treasurer. Prior to July 1995, Mr. Butler served as Director of Finance at United from May 1991.

    Sudhir Ispahani has been Managing Director of Operations and Technology for chello broadband since March 1999 with primary responsibility for developing and implementing chello's technology architecture. Mr. Ispahani joined chello broadband as Corporate Technology Officer in July 1998 and has been a member of chello broadband's Management Board since November 1998. From 1988 until he joined chello broadband in July 1998, Mr. Ispahani worked as Director of Service Direct for MCI.

    Roger Lynch was appointed President and Chief Financial Officer of chello broadband in June 1999. Prior to his appointment, Mr. Lynch spent five years at Morgan Stanley Dean Witter where he was responsible for the bank's Internet corporate finance activity in Europe. In addition, Mr. Lynch was Morgan Stanley's Internet sector specialist and had advised us and chello broadband during the year preceding his appointment with us.

    Simon Oakes was appointed our Managing Director of Programming in March 1998, responsible for our programming operations and development activities. From 1994 until joining us, Mr. Oakes independently developed and produced feature films including Single Girls' Diary (Granada Films), The Maiden of Buttermere (Tribeca and United Artists) and Cave (Working Title and Polygram). From 1989 until 1994, Mr. Oakes served as Co-chairman of Crossbow Films, a film production company.

    Iain Osborne has been Managing Director of Marketing, Sales and Portal for chello broadband since March 1999 and has been a member of the Board of Management since January 1999. Mr. Osborne joined the company in July 1998 from Yahoo! Inc. where he was Marketing and Communications Director, Europe.

    Ray D. Samuelson was appointed our Managing Director of Finance and Accounting in February 1998, responsible for all our accounting, reporting, budgeting, management information systems and administrative activities. From our formation in July 1995 until February 1998, Mr. Samuelson served as Vice President of Finance & Accounting. From 1992 to 1995, he was Vice President of Finance and Administration of the Cable Operations Division at United. Prior to Mr. Samuelson's appointment with United, he was seconded as a US WEST employee from 1990 to 1992 as the Chief Financial Officer of United's and US WEST's Norwegian, Swedish and Hungarian cable television partnership.

    Anton M. Tuijten joined our company in September 1998 as Vice President of Legal Services and was appointed our General Counsel in May 1999. Mr. Tuijten is also General Counsel for and a member of the Management Board of chello broadband. From 1992 until joining us, Mr. Tuijten was General Counsel and Company Secretary of Unisource, an international telecommunications company.

                             Executive Compensation

    The following table sets forth the 1997 and 1998 compensation for our chief executive officer, the four other highest compensated executive officers at fiscal year end 1998 and one other executive officer who was not an executive officer at fiscal year end 1998.

Summary Compensation Table

                                     Annual Compensation(1)
                                 -------------------------------
Name and Principal                                Other Annual      All Other
Position                    Year Salary   Bonus  Compensation(2) Compensation(3)
------------------          ---- ------- ------- --------------- ---------------
                                                (Dutch guilders)
Mark L. Schneider(4) .....  1997 584,940     --         --           109,510
 Chief Executive Officer    1998 738,010     --         --           222,842
J. Timothy Bryan(5) ......  1998 597,300 210,260      1,657            9,577
 Former President and
 Chief Financial Officer
Gene Musselman(6).........  1997 131,251     --         --             6,318
 Chief Operating Officer,   1998 499,663 149,325      7,403          142,442
 Telekabel Wien
Margaret M. Houlihan(7)...  1997 335,790     --         --            61,636
 Former Managing Director,  1998 449,637     --      46,310          176,205
 Video Services
Nimrod Kovacs(8)..........  1998 547,525     --       1,657            9,557
 Managing Director,
 Eastern Europe
Michael Simmons(9)........  1998 448,509     --         --            76,208
 Former Managing Director,
 Portugal

--------
(1) Compensation amounts (except for automobile allowance payments and school fees, if applicable, which were paid in Dutch guilders) for the persons identified above were converted from U.S. dollars to Dutch guilders using the average exchange rate for the respective years.
(2) Consisted of automobile lease, operating and maintenance payments, and health and life insurance payments for some of the executive officers listed above.
(3) Our executive officers who are United States citizens were employed by United and seconded to us during 1997 and 1998. United compensates all United States citizens working for us outside the United States for certain expenses and adjustments related to non-U.S. assignments and we reimburse United for such expenses. These expenses and adjustments include home leave payments for trips back to the employee's home country, housing allowance and school tuition fees for the employee's children. See "--Agreements with Executive Officers." Certain compensation identified in this column also consisted of matching employer contributions under United's employee 401(k) plan or our pension plan, as applicable.
(4) Mr. Schneider was appointed as our Chief Executive Officer in April 1997 but continued to serve as a consultant for United until September 1998. The salary amount shown consisted of the total salary paid to Mr. Schneider for his duties to us and United. Other compensation consisted of amounts related to Mr. Schneider's non-U.S. assignment.
(5) Mr. Bryan was our President and Chief Financial Officer from September 1998 to June 1999, prior to which time he was the Chief Financial Officer of United. At the annual general shareholders meeting on July 23, 1999, Mr. Bryan was released from his duties as a member of the Board of Management. The salary amount shown consisted of the total salary paid to Mr. Bryan for his duties to us and United. Mr. Bryan received a performance-based bonus for 1998. Other annual compensation consisted of health and life insurance payments and other compensation consisted of matching employer contributions under United's employee 401(k) plan and personal use of an airplane.
(6) Mr. Musselman received a performance-based bonus for 1998. Other annual compensation consisted of health and life insurance payments. Other compensation consisted of amounts related to Mr. Musselman's non-U.S. assignment and matching employer contributions under United's employee 401(k) plan.

(7) Ms. Houlihan is no longer our employee. Other annual compensation consisted of an automobile allowance and health and life insurance payments and other compensation consisted of amounts related to Ms. Houlihan's non-U.S. assignment and matching employer contributions under United's employee 401(k) plan.
(8) Mr. Kovacs was appointed as our Managing Director of Eastern Europe in March 1998. The salary amount shown consisted of the total salary paid to Mr. Kovacs for his duties to us and United. Other annual compensation consisted of health and life insurance payments and other compensation consisted of matching employer contributions under United's employee 401(k) plan.
(9) We sold our interest in our Portuguese system in February 1998. Mr. Simmons is no longer our employee. Other annual compensation consisted of health and life insurance payments and other compensation related to Mr. Simmons' non-U.S. assignment and matching employer contributions under United's employee 401(k) plan.

    The following table sets forth information concerning options that were granted by us to the executive officers listed in the Summary Compensation Table above during the fiscal year ended December 31, 1998.

                       Option Grants in Last Fiscal Year

                            Individual Grants
                         --------------------------
                                                                             Potential Realizable
                                                                               Value at Assumed
                         Number of    Percentage of                          Annual Rates of Stock
                         Securities   Total Options                           Price Appreciation
                         Underlying    Granted to    Exercise                 for Option Term(1)
                          Options     Employees in     Price    Expiration   ---------------------
                          Granted      Fiscal Year  (NLG/Share)    Date       5% (NLG)  10% (NLG)
                         ----------   ------------- ----------- ----------   ---------- ----------
Mark L. Schneider.......  975,000(2)      41.6%(3)   NLG12.00    12/06/03    75,747,750 91,221,000
J. Timothy Bryan........   90,000(4)       4.4%(5)   NLG12.00    09/21/99(6)    679,206  1,721,242
                          397,500(7)      19.3%(5)   NLG13.57    09/21/99(6)  3,392,036  8,596,766

--------
(1) The potential realizable value is based on assumed annual rates of stock price appreciation from our initial public offering, at NLG63.91, to the end of the option term.
(2) Vests in 48 equal monthly installments from April 1, 1997.
(3) Represents percentage of total options granted to employees under the Equity Stock Option Plan in last fiscal year.
(4) Shares are subject to phantom options, which UPC may, at its option, pay in cash or in UPC shares on exercise, which options vest in 48 equal monthly installments from April 1, 1997. Mr. Bryan is no longer our employee.
(5) Represents percentage of total options granted to employees under the Phantom Stock Option Plan in last fiscal year.
(6) The original expiration date of these options was April 1, 2007 for 90,000 of the options and September 24, 2008 for 397,500 of the options. However, the vested options expired on September 21, 1999, the date that is 90 days from the last date of Mr. Bryan's employment with us. The unvested options were cancelled upon termination of Mr. Bryan's employment with us.
(7) Shares are subject to phantom options, which UPC may, at its option, pay in cash or in UPC shares on exercise, which options vest in 48 equal monthly installments from October 1, 1998. Mr. Bryan is no longer our employee.

    The following table sets forth information with respect to the executive officers listed in the Summary Compensation Table above holding unexercised options as of December 31, 1998. The value of unexercised in-the-money options represents the difference between the price of the ordinary shares A in our initial public offering, being NLG63.91, and the exercise price of the options, being NLG12.00 for Mr. Schneider's options and NLG12.00 and NLG13.57 for Mr. Bryan's options. See "--Stock Option Plans" and "Security Ownership of Certain Beneficial Owners and Management."

                    Aggregated Fiscal Year-end Option Values

                                                  Number of Securities
                          Number of              Underlying Unexercised
                          Ordinary               Options at Fiscal Year-      Value of Unexercise
                          Shares A                         End              In-the-Money Options(1)
                         Acquired on   Values   ------------------------- ---------------------------
Name                      Exercise    Realized  Exercisable Unexercisable  Exercisable  Unexercisable
----                     -----------  --------- ----------- ------------- ------------- -------------
Mark L. Schneider.......      --            --    406,250      568,750    NLG21,088,438 NLG29,523,812
J. Timothy Bryan........   12,500(2)  US$59,000    62,344      425,156    NLG 3,095,410 NLG21,109,198

--------
(1) UPC sold shares in its initial public offering at NLG63.91 per share on February 11, 1999. Such share price is the basis for the values determined in the above table for UPC.
(2) Represents the number of shares underlying the phantom options, which were exercised with respect to an affiliate of UPC. The value was determined by the United Board of Directors. Mr. Bryan is no longer our employee.

Agreements with Executive Officers

    We do not have employment agreements with any of the executive officers listed in the Summary Compensation Table above. Mr. Simmons and Ms. Houlihan had employment agreements with United that have been terminated. Mr. Schneider has a consulting agreement with United and Mr. Musselman and Mr. Kovacs have employment agreements with United. We and United are parties to a Secondment Agreement, pursuant to which Mr. Schneider, together with all our other U.S. citizen employees, are seconded to us. See "Certain Transactions and Relationships--Relationship with United and Related Transactions." Pursuant to the Secondment Agreement, we reimburse United for all expenses incurred by United in connection with the seconded employees.

    Mr. Schneider's consulting agreement with United is for a term of five years and expires May 31, 2000. Mr. Schneider receives a fee of NLG759,000 per year. If Mr. Schneider's employment is terminated without cause or if he dies prior to the end of the term of the agreement, he or his personal representative shall receive all payments due under the agreement through its term.

    United, UPC and Mr. Bryan entered into an employment agreement in October 1998. Mr. Bryan ceased to be employed by United in June 1999 and the parties are currently in dispute over the terms of the agreement.

Stock Option Plans

    Equity Stock Option Plan. Under our Equity Stock Option Plan, the Supervisory Board may grant incentive stock options to our employees. There are approximately 4.4 million total options outstanding under our stock option plan. The Board of Management may from time to time increase the number of shares available for granting under our stock option plan. Options under our stock option plan must be granted at fair market value (as determined by the Supervisory Board) at the time of the grant. The ordinary shares A available under our stock option plan are held by Stichting Administratiekantoor UPC, a stock option foundation, which administers our stock option plan. Each option represents the right to acquire from the foundation a depositary receipt representing the economic value of one share. United appoints the board members of the foundation and thus controls the voting of the foundation's ordinary shares A. Proceeds from the exercise of these options remain in the foundation. Upon liquidation of the foundation, any remaining assets revert to United.

    All options are exercisable upon grant and for the next five years. In order to introduce the element of "vesting" of the options, our stock option plan provides that even though the options are exercisable immediately, the shares to be issued or options granted in 1996 are deemed to "vest" 1/36th each month for a three-year period from the date of the option grant. The date of the option grant is generally the employee's employment commencement date. For options granted in 1998 and thereafter, the vesting period has been increased to four years and the options vest 1/48th each month. No options were granted in 1997. If the employee's employment terminates other than in the case of death, disability or the like, all unvested options previously exercised must be resold to the foundation at the original purchase price and all vested options must be exercised within 30 days of the termination date. The Supervisory Board may alter these vesting schedules in its discretion.

    Our stock option plan contains limited anti-dilution protection in the case of stock splits, stock dividends and the like. Our stock option plan also provides that, in the case of a change of control, the acquiring company has the right to require us to acquire all of the options outstanding at the per share value determined in the transaction giving rise to the change of control.

    In 1996, we loaned the following officers the amounts indicated to enable such officers either to exercise stock options to acquire our shares, to pay the tax on such exercise or both: Scott Bachman (exercise and tax, NLG1,635,835); Steve Butler (exercise and tax, NLG1,226,877); Ray Samuelson (exercise and tax, NLG2,453,750); Michael Simmons (exercise and tax, NLG787,000); David D'Ottavio (exercise and tax, NLG6,543,340); and Anton H.E. van Voskuijlen (tax only, NLG106,245). In 1996, the total of all loans made to officers was NLG12,753,047. In 1998, we loaned Mr. van Voskuijlen NLG40,500 (tax only) in relation to an additional grant. These loans bear no interest. The tax payable over the imputed interest is added to the loan. All loans made in 1996 are due 18 months after the date of our initial public offering. Mr. van Voskuijlen's loans are due upon exercise of his options.

    Through December 31, 1998, options to acquire a total of 6,333,000 ordinary shares A have been granted under the Plan. Of these, options representing 375,000 ordinary shares A have been exercised and resold to the foundation and, therefore, are available for future option grants. Options representing 82,500 ordinary shares A have been canceled. The exercise prices for the options range from NLG10.49 to NLG13.57.

    In March 1998, we granted Mark Schneider options for 975,000 ordinary shares A at an exercise price of NLG12.00, the price at which shares were acquired by United and us from Phillips in connection with the purchase in December 1997.

    Phantom Stock Option Plan. Under our phantom stock option plan, the Supervisory Board has granted certain employees the right to receive an amount in cash or stock, at the Supervisory Board's option, equal to the difference between the fair market value of the ordinary shares A and the stated grant price for a specified number of phantom options. Through December 31, 1998, options representing 2,057,500 phantom shares remained outstanding. The grant prices for the phantom options range from NLG12.00 to NLG13.57. The phantom options have a four-year vesting period and vest 1/48th each month. The phantom options may be exercised during the period specified in the option certificate, but in no event later than ten years following the date of the grant. 744,100 of the outstanding phantom options were fully vested on December 31, 1998. Our phantom stock option plan contains limited anti-dilution protection in the case of stock splits, stock dividends and the like. Our phantom stock option plan also provides that, in some cases upon a change of control, all phantom options outstanding become fully exercisable. Upon exercise of the phantom options, we may elect to issue such number of ordinary shares A as is equal to the value of the cash difference in lieu of paying the cash.

    Our phantom stock option plan also provides that upon the offering, an employee holding phantom options may convert these into options for ordinary shares A under our stock option plan. If the employee elects not to do so, upon exercise of the phantom options we may elect to issue such number of ordinary shares A equal to the value of the cash difference in lieu of paying cash to such employee.

    chello broadband Equity Option Plan. Under chello broadband's equity option plan, the Supervisory Board may grant incentive stock options to chello broadband employees. Options under chello broadband's equity option plan must be granted at fair market value (as determined by the Supervisory Board) at the time of grant.

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

    All options are exercisable upon grant and for the next five years. In order to introduce the element of "vesting" of the options, the chello broadband equity option plan provides that even though the options are exercisable immediately, the shares to be issued or options granted are deemed to vest 1/48th each month for a four-year period from the date of grant. If the employee's employment terminates other than in the case of death, disability or the like, all unvested options previously exercised must be resold to chello broadband at the original purchase price, or all vested options must be exercised, within 30 days of termination date. The Supervisory Board may alter these vesting schedules in its discretion.

    The chello broadband equity option plan contains limited anti-dilution protection in the case of stock splits, stock dividends and the like. The chello broadband equity option plan also provides that, in the case of change in control, the acquiring company has the right to require chello broadband to acquire all of the options outstanding at the per share value determined in the transaction giving rise to the change in control.

    In 1999, we granted Mark Schneider options for 250,000 chello broadband shares. Also during 1999, we granted John Riordan options for 300,000 chello broadband shares. Both of these grants were at an exercise price of NLG20.00.

    In 1999, we loaned Mark Schneider NLG5.0 million to enable him to either exercise chello broadband stock options, to pay the tax on such exercise, or both. In 1999, we also loaned Mr. Riordan NLG187, 200 to enable him to pay tax on the exercise of chello broadband stock options. These loans bear no interest. The tax payable over the imputed interest is added to the loans. The loans are due upon sale of the shares or five years from the date of grant, whichever comes first.

    chello broadband Phantom Stock Option Plan. Under chello broadband's phantom stock option plan, the Supervisory Board has granted to certain chello broadband employees the right to receive an amount in cash or our stock, at the Supervisory Board's option, equal to the difference between the fair market value of a share of chello broadband and the stated grant price for a specified number of phantom options. Through December 31, 1998, options representing 570,000 chello broadband shares remained outstanding. The grant prices for these chello broadband phantom options is NLG10.00. The chello broadband phantom options have a four year vesting period and vest 1/48th each month. The chello broadband phantom options may be exercised during the period specified in the option certificate, but in no event later than ten years following the date of grant. 70,625 of the outstanding phantom options were fully vested on December 31, 1998. The chello broadband phantom stock option plan contains limited anti-dilution protection in the case of stock splits, stock dividends, and the like. The chello broadband phantom stock option plan also provides that, in certain cases of change in control, all phantom options outstanding become fully exercisable.

    The chello broadband phantom stock option plan also provides that upon an initial public offering of chello shares, an employee holding chello broadband phantom options may convert these into options for chello broadband shares under chello broadband's equity stock option plan. If the employee elects not to do so, upon exercise of the chello broadband phantom options we may elect to issue such number of chello broadband shares equal to the value of the cash difference in lieu of paying the cash.

Limitation of Liability and Indemnification Matters

    Pursuant to Dutch law, each member of the Supervisory Board and Board of Management is responsible to us for the proper performance of his or her assigned duties. Our articles of association provide that the adoption by the general meeting of shareholders of the annual accounts shall discharge the Supervisory Board and Board of Management from liability in respect of the exercise of their duties during the financial year concerned unless an explicit reservation is made by the general meeting of shareholders. This discharge of liability may also be limited by mandatory provisions of Dutch law, such as in the case of bankruptcy, and furthermore extends only to actions or omissions not disclosed in or apparent from the adopted annual accounts. In the event of such actions or omissions, the members of the Supervisory Board or Board of Management will be jointly and severally liable to third parties for any loss sustained by such third parties as a result of such actions or omissions, unless the Supervisory Board or Board of Management member proves that he or she is not responsible for the actions or omissions. Generally, under Dutch law, directors will not be held personally liable for decisions based on reasonable business judgment.

    Our articles of association provide that we must indemnify any person who:

  . is or was a member of the Supervisory Board or the Board of Management; . suffers any loss as a result of their position as a member of such boards; and
  .  acted in good faith in carrying out their duties.

This indemnification will generally not apply if the person seeking indemnification is found to have acted with gross negligence or wilful misconduct in the performance of their duty to us, unless the court in which the action is brought determines that indemnification is otherwise appropriate. Our articles of association furthermore provide that a majority of the members of the Supervisory Board (not being parties to the action) must approve any indemnification, unless the entire Supervisory Board is named in the lawsuit, in which case the indemnification may be approved by independent legal counsel in a written opinion or by the general meeting of shareholders. The Supervisory Board may extend the indemnification provisions of our articles of association to any of our officers, employees or agents.

Compensation of Supervisory Board Members

    All of the members of the Supervisory Board, other than Mr. De Lange, are directors or employees of United. None of these members receive additional compensation for serving on the Supervisory Board.

Compensation of Board of Management Members

    The aggregate 1998 salary compensation for the entire Board of Management is approximately NLG3.1 million. In addition, we provide our executive officers with automobile allowances and other benefits. Expatriates also receive housing allowances, foreign tax equalization payments and other compensation relating to their foreign assignments.

Compensation Committee Interlocks and Insider Participation

    We and United have concluded a secondment arrangement, pursuant to which certain U.S. citizens employed by United are seconded to us. See "Certain Transactions and Relationships--Relationship with United and Related Transactions." Prior to our initial public offering in February 1999, compensation for all members of our management who are employees of United was set by the compensation committee of United and compensation for all of our other employees was determined by the Supervisory Board. In February 1999, our Supervisory Board established a compensation committee following the completion of the initial public offering. The compensation committee is composed of Mr. Fries, Ms. Spangler and Ms. Wildes, each of whom is a member of the Supervisory Board. The members of our management who are employees of United, however, will continue to have their compensation set by United's compensation committee. None of the members of our compensation committee, the United compensation committee or our Supervisory Board has served as a director or member of a compensation committee of another company that had any executive officer that was also one of our Supervisory Directors or a member of the compensation committee of United.

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

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information concerning the beneficial ownership of all classes of securities as of September 1, 1999, by
(1) each shareholder who is known by us to own beneficially more than 5% of the outstanding ordinary shares at such date; (2) each of our Supervisory Directors and our advisor to the Supervisory Board; (3) each of our executive officers; and (4) all of our Supervisory Directors, advisors and executive officers as a group. Because Messrs. G. Schneider, Cole, M. Schneider and Riordan are directors of United, they may be deemed to beneficially own our shares held by United. They disclaim any beneficial ownership of these shares and this table does not include those shares.

                                                               Percentage of
                                                             Ordinary Shares A
                                                             ------------------
                                                  Number of  Prior to Following
                                                   Ordinary    the       the
Beneficial Owner                                   Shares A  Offering Offering
----------------                                  ---------- -------- ---------
UnitedGlobalCom, Inc.(1)(2)...................... 80,734,292   62.0%    56.2%
Microsoft Corporation(3)......................... 10,157,750    7.8       7.1
Gene W. Schneider(4).............................     31,000    *         *
Michael T. Fries(5)..............................      3,051    *         *
John P. Cole, Jr. ...............................      1,525    *         *
Richard De Lange.................................        --     --        --
Ellen P. Spangler................................        305    *         *
Tina Wildes......................................      3,051    *         *
Mark L. Schneider(6).............................    599,062    *         *
John F. Riordan(7)...............................    318,407    *         *
Charles H.R. Bracken(8)..........................     26,041    *         *
Nimrod J. Kovacs(9)..............................     15,000    *         *
Anton H.E. v. Voskuijlen(10).....................    256,250    *         *
All directors, director nominees and executive
 officers as a
 group (10 persons)..............................  1,212,651    *         *

--------
 * Less than 1%.
(1) The figures for the percent of shares are based on 130,201,499 ordinary shares A outstanding on September 23, 1999 (after elimination of shares held by subsidiaries).
(2) Includes 3,646,823 ordinary shares A held by the stock option foundation, the board members of which are appointed by United. The address of UnitedGlobalCom, Inc. is 4643 South Ulster Street, Suite 1300, Denver, Colorado 80237, U.S.A.
(3) The address of Microsoft Corporation is One Microsoft Way, Redmond, Washington 98052, U.S.A.
(4) Includes 10,000 ordinary shares A held by the Gene W. Schneider Family Trust of which Mr. Schneider is a co-trustee. Also includes 1,000 ordinary shares A owned by his spouse.
(5) Represents 3,051 ordinary shares A owned by Mr. Fries' spouse.
(6) Mr. M. Schneider holds currently exercisable options for 975,000 ordinary shares A of which options for 385,938 ordinary shares A are subject to our repurchase right, which expires April 1, 2001. Includes 10,000 ordinary shares A held by the Gene W. Schneider Family Trust of which Mr. M. Schneider is a co-trustee.
(7) Mr. Riordan holds currently exercisable options for 525,000 ordinary shares A of which options for 207,813 ordinary shares A are subject to our repurchase right, which right expires April 1, 2001. Also includes 1,220 ordinary shares A owned by Mr. Riordan's spouse.
(8) Mr. Bracken holds currently exercisable options for 250,000 ordinary shares A of which options for 223,959 ordinary shares A are subject to our repurchase right, which expires March 15, 2003.
(9) Includes 5,000 ordinary shares A held by Kovacs Communications, Inc.
(10) Represents currently exercisable options for 290,000 ordinary shares A of which options for 43,750 ordinary shares A are subject to our repurchase right, which right expires January 1, 2002.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

Relationship with Philips

    We began operations as a joint venture between United and Philips in July 1995. Both shareholders contributed various assets to us.

    In December 1997, we and United acquired all of Philips' interest in us. As part of this transaction, we purchased from Philips:

  . 3.17 million shares of United Class A Common Stock for NLG66.8 million, the then-current market value of such shares;

  . a portion of the pay-in-kind convertible notes at their fully accreted value for NLG170.4 million; and

  . 24.378 million ordinary shares A for NLG292.6 million.

    We also converted the remaining pay-in-kind convertible notes purchased by United into 15.18 million ordinary shares A.

    One of the Supervisory Board members, Mr. De Lange, continues to be a member of the Supervisory Board pursuant to amendments to our articles of association in connection with the acquisition of UPC. Under our articles of association, Philips may appoint and remove one of our Supervisory Directors, so long as Philips has any liability in respect of the agreements relating to the Telekabel Wien system, which is expected to terminate by 2006. We have agreed to indemnify Philips against such liability. We and United have agreed to use our reasonable best efforts to obtain the release by the City of Vienna of Philips from such liability. Philips' representative on the Supervisory Board must approve (1) the disposition of assets aggregating more than 30% of the consolidated assets or generating more than 30% of the consolidated revenues of the Telekabel Group, or (2) our merger or consolidation into any other entity that is not wholly-owned by United.

Loans to Executive Officers

    In 1998, we loaned Mr. van Voskuijlen NLG40,500 to enable him to pay the tax on the stock options received that year. In 1999, we loaned Mr. M. Schneider NLG5.0 million to enable him to exercise stock options in our chello broadband subsidiary granted to him during this year. In 1999, we also loaned Mr. Riordan NLG187,200 to enable him to pay tax on the exercise of stock options in our chello broadband subsidiary granted to him during the year. These recourse loans bear no interest. The loans are due upon exercise of the respective options. We made similar loans to other employees for the purpose of exercising and/or paying tax on options. See "Management--Stock Option Plans."

    In October 1999, we agreed to guarantee for a period of 60 days the bridge loan Mr. M. Schneider obtained in connection with the purchase of his home. Our guarantee of this (Euro)7.6 million bridge loan will be secured by Mr. M. Schneider's vested stock options and a right to a first mortgage on his home. If Mr. M. Schneider defaults on this loan and the guarantee is enforced, we have a power of attorney which allows us to exercise the relevant number of stock options and sell the shares in satisfaction of Mr. M. Schneider's obligation. Upon an event of default, we can also execute a first mortgage.

Eastern European Transaction

    We have agreed to sell 3% of our interest in our Eastern European operations (other than @Entertainment) to Nimrod Kovacs for a purchase price based on our investment in these interests at historical cost plus 12% interest thereon from the time of investment through the date of closing. This is approximately NLG7,995,000, assuming completion of expected financing in Eastern Europe. Mr. Kovacs is a member of our Board of Management, and our Executive Chairman, UPC Central Europe.

The Discount Group's Option

    In November 1998, a subsidiary of Discount Investment Corporation loaned us $90.0 million (the "DIC Loan") to acquire additional interests in our Israeli operation. In connection with the DIC Loan, we granted an option to the Discount Group, our partner in our Israeli system and an affiliate of Discount Investment Corporation, to acquire ordinary shares A at a price per share equal to the price in the initial public offering, discounted by a factor of 10%. The Discount Group exercised its option and we issued 1,558,654 ordinary shares A to it at the same time as the closing of our initial public offering. The aggregate purchase price for the shares was equal to the sum of $45 million, plus interest thereon at the rate of 8% per annum from November 9, 1998 through the closing of the exercise of the option. The Discount Group currently owns about 1.2% of our outstanding ordinary shares A.

    In connection with the exercise of the option, we agreed to enter into a registration rights agreement with the Discount Group and a shareholders' agreement with the Discount Group and United.

    Under the shareholders' agreement, United agreed to vote in favor of one supervisory board member nominated by the Discount Group for as long as the Discount Group and its affiliates retain at least the number of ordinary shares A originally acquired upon the exercise of the option. In addition, the Discount Group has the right to participate on equal terms in connection with sales of ordinary shares A by United, including the right to sell the Discount Group's entire interest in us in connection with a sale by United of a controlling interest in us. The Discount Group also has the right to negotiate with United prior to certain sales of ordinary shares A by United. United has a right of first refusal with respect to a sale of ordinary shares A by the Discount Group and the right to require that the Discount Group agrees to a merger or sale of all of our shares if proposed by United. In addition, there are certain limited restrictions on the entities or persons to whom the Discount Group may transfer its ordinary shares A.

    Upon the exercise of its option, the Discount Group received an additional option to acquire ordinary shares A from us at a price per share equal to the greater of (1) the price in our initial public offering or (2) the average sale price of our ordinary shares A on the Stock Market of Amsterdam Exchanges for the 30-day period immediately preceding the exercise date. The aggregate purchase price for the ordinary shares A purchased pursuant to the additional option would be equal to the sum of $45.0 million, plus interest thereon at the rate of 8% per annum from November 9, 1998 through the closing of the additional option. The transfer rights and restrictions set forth in the registration rights agreement and the shareholders' agreement discussed above will be applicable with respect to the ordinary shares A acquired by the Discount Group upon the exercise of the additional option. The additional option will terminate if it is not exercised on or before September 30, 2000.

Relationship With United and Related Transactions

    United is a leading provider of video, voice and data services outside the United States. Together with its strategic and financial partners, United has ownership interests in multi-channel television systems in operation or under construction in over 20 countries. United's operations are organized in three geographic regions: (1) Europe, consisting of United's interest in us; (2) Asia/Pacific, including investments in operating systems and development projects in Australia, New Zealand, the Philippines, Tahiti and China; and (3) Latin America, including multi-channel television systems in Brazil, Chile, Mexico and Peru.

    Control by United. Immediately prior to our initial public offering, United held effectively all of the voting control over us and held all of our issued and outstanding ordinary shares A other than approximately 7.7% of such shares that were registered in the name of the stock option foundation to support our stock option plan. The foundation currently has the right to shares totaling 2.0% of our issued and outstanding ordinary shares A. United appoints the board members of the foundation and thus controls the voting of these shares. See "Management--Stock Option Plans." United currently owns approximately

61.2% of our outstanding ordinary shares A and all of our outstanding priority shares. Because we are a strategic holding of United, United will continue to control us for the foreseeable future. Five members of our six-member Supervisory Board are directors, officers or employees of United.

    Transactions with United. As part of the acquisition of UPC, we acquired approximately 3.17 million shares of United's Class A common stock. We subsequently sold 384,531 of these shares in exchange for certain interests in the Irish system and Tara. We currently hold approximately 2.8 million shares of United's Class A common stock, which currently represents approximately 7% of United's outstanding common stock. We plan to contribute these shares to a new joint venture to which Liberty Media and Microsoft will contribute approximately 4.9 million shares of United's Class B common stock. The joint venture will hold approximately 14.5% of United's common stock, on a fully diluted basis. The joint venture and its members will be bound by voting and standstill agreements with United and certain of its controlling shareholders.

    United has sold to us, in exchange for 6,330,340 of our ordinary shares A, United's 37.5% voting and 44.75% economic interest in the telephone system operating in the Monor region of Hungary and its interest in the Tara programming joint venture. United has also sold to us its interest in the IPS programming joint venture in exchange for 4,955,264 ordinary shares A.

    Agreements with United. Subject to certain limitations, beginning one year after the date of our initial public offering, United may require us to file a registration statement under the Securities Act of 1933 with respect to all or a portion of United's ordinary shares A or ADSs, and we are required to use our best efforts to effect such registration, subject to certain conditions and limitations. We are not obligated to effect more than three of these demand registrations using forms other than Form S-3 or F-3, as the case may be. United may demand registration of such securities an unlimited number of times on Form S-3 or F-3, as the case may be, except that we are not required to register United's ordinary shares A on Form S-3 more than once in any six-month period. United also has the right to have its ordinary shares A included in any registration statement we propose to file under the Act except that, among other conditions, the underwriters of any such offering may limit the number of shares included in such registration. We have also granted United rights comparable to those described above with respect to the listing or qualification of the ordinary shares A held by United on the Stock Market of Amsterdam Exchanges or on any other exchange and in any other jurisdiction where we previously have taken action to permit the public sale of our securities.

    United incurs certain overhead and other expenses at the corporate level on behalf of us and its other operating companies. These expenses include costs not readily allocable among the operating companies, such as accounting, financial reporting, investor relations, human resources, information technology, equipment procurement and testing expenses, corporate offices lease payments and costs associated with corporate finance activities. United also incurs direct costs for its operating companies such as travel expenses and salaries for United employees performing services on behalf of its respective operating companies. We and United are parties to a management services agreement, with an initial term through 2009, pursuant to which United will continue to perform these services for us. Under the management services agreement, we will pay United a fixed amount each month as its portion of such unallocated expenses. This fixed amount is initially $300,000 per month. After the first year of the management services agreement, the fixed amount may be adjusted from time to time by United to allocate these corporate level expenses among United's operating companies, including us, taking into account the relative size of the operating companies and their estimated use of United resources. In addition, we will continue to reimburse United for costs incurred by United that are directly attributable to us.

    We and United are also parties to a secondment agreement that specifies the basis upon which United may second certain of its employees to us. United's secondment of employees to us helps us attract and retain U.S. citizens and other employees who want U.S. benefit plans, without creating a separate U.S. employment subsidiary. We generally are responsible for all costs incurred by United with respect to any seconded employee's employment and severance. United may terminate a seconded employee's employment if the employee's conduct constitutes willful misconduct that is materially injurious to United. During the year ended December 31, 1998, we incurred approximately NLG10.7 million for costs associated with the seconded employees, which costs were reimbursable to United.

    We have agreed with United that so long as United holds 50% or more of our outstanding ordinary shares A, (1) United will not pursue any video services, telephone or Internet access or content business opportunities specifically directed to the European or Israeli markets, unless it has first presented such business opportunity to us and we have elected not to pursue such business opportunity, and (2) we will not pursue any video services, telephone or Internet access or content business opportunities in Saudi Arabia or in other markets outside of Europe or the Middle East, unless we have first presented such business opportunity to United and United has elected not to pursue such business opportunity. Either party may pursue any business in the United States and its territories and possessions without regard to activities of the other.

    We and United have agreed that we will provide audited financial statements to United in such form and with respect to such periods as are necessary or appropriate to permit United to comply with its reporting obligations as a publicly-traded company and that we will not change our accounting principles without United's prior consent. We have consented to the public disclosure by United of all matters deemed necessary or appropriate by United, in its sole discretion, to satisfy the disclosure obligations of United or any of its affiliates thereof under the United States federal securities laws or to avoid potential liability under such laws. We have also agreed to indemnify United against all liabilities United may incur in connection with United's indemnification obligations under the underwriting agreement.

    United Indentures. We, as a subsidiary of United, are restricted by the covenants in United's indentures dated February 5, 1998 and April 29, 1999. The United indentures contain covenants that, among other things, limit the ability of United and its subsidiaries, including us, to:

  . incur indebtedness and issue certain preferred stock in amounts exceeding that permitted based upon financial ratios and other tests;

  . repurchase equity interests from third parties other than United;

  . make investments in non-controlled entities;

  . enter into agreements restricting our ability to make distributions, loans or other payments to equity holders;

  . create certain liens;

  . sell assets or issue equity for consideration other than cash or fail to invest the cash proceeds of such sales within 360 days of the sale periods; and

  . enter into transactions with affiliates of United.

    We will continue to be controlled by United and restricted by the terms of its debt securities. We have agreed with United that, for as long as we are subject to the provisions of United's indentures, as amended or supplemented, or any other indenture or agreement to which United is a party governing indebtedness of United that replaces or refinances any indebtedness governed by United's indentures, as amended or supplemented, we will not take any action that will result in a breach of United's indentures.

    United's senior secured discount notes were issued pursuant to an indenture, dated as of February 5, 1998, and its senior discount notes were issued pursuant to an indenture, dated as of April 29, 1999. The foregoing description of certain covenants of these indentures is a summary only, does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the indentures.

Relationship With Microsoft

    We have signed a letter of intent with Microsoft to establish a technical services relationship and, as part of this, we have agreed to set up a series of joint projects to deliver Internet, non-traditional telephone and other interactive video and general services to digital cable set-top devices, personal computers and other devices within and beyond our current service areas. The particular terms of each joint project will be negotiated by us and Microsoft. As part of this relationship, we plan to establish a technology board to review technology issues and develop technology specifications and directions. This board will be chaired by Scott Bachman, our Managing Director of Technology, and would include representatives from Microsoft and us. In addition, we and Microsoft will be preferred suppliers to one another, with Microsoft having the first opportunity to license technologies to us. We will be given the opportunity to present and offer our products to Microsoft offices in Europe. We and Microsoft will also cooperate to advocate mutually-agreed standards and regulations to the bodies in our service territories who set technical standards. We will also have the right to license Microsoft software for the delivery of Internet content services over our networks.

    As part of this technology relationship, we have agreed that, on the earlier of three months from the date of the letter of intent and the signing of the first definitive agreement with Microsoft, we will grant Microsoft warrants to purchase up to 3,800,000 ADSs representing ordinary shares A, which would currently represent approximately 3.0% of our outstanding share capital. Microsoft will have the option under these warrants to purchase ordinary shares A instead of ADSs. These warrants can be exercised at a price of $28.00 per ordinary share A or ADS. These warrants will not be exercisable until at least February 16, 2000 and will expire February 16, 2003. In addition, half of the warrants will not vest until certain performance standards are met. We have agreed to grant Microsoft certain registration rights to be negotiated with respect to the ADSs or shares to be issued upon exercise of these warrants. In addition, we will grant Microsoft a preemptive right to purchase up to an aggregate of 10% of chello broadband N.V. in any public or private equity offering at the initial offering price and the right of first negotiation in any private equity offering, other than to our or other cable operators in exchange for carriage of chello broadband N.V.

    Microsoft has agreed not to dispose of the ordinary shares A purchased in our initial public offering for six months following such offering and it will not acquire more than 15% of our total share capital without the prior written approval of our Supervisory Board. If we enter into a definitive agreement, as expected, Microsoft will extend its six-month lock-up period to one year.

    In September 1999, we agreed to form a joint venture with Microsoft and Liberty Media Corporation. We will contribute the 2.8 million Class A shares of United that we own and the other parties will contribute 4.9 million Class B shares of United. We will have a 50% interest in the new joint venture and Liberty and Microsoft will share the other 50% and a $287.0 million redeemable preferred interest in the joint venture to balance out the parties' ownership interest. The joint venture intends to borrow the amount necessary to redeem the preferred interest. This joint venture will further strengthen our technical services relationship with Microsoft.

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                          DESCRIPTION OF SHARE CAPITAL

    Pursuant to our articles of association, as amended on July 26, 1999, our authorized share capital is (Euro)902,000,000, and includes:

                    Number and                Nominal Value
                   Type of share                Per Share
                   -------------              -------------
       200,000,000  ordinary shares A          (Euro) 2.00
       100,000,000  ordinary shares B          (Euro) 0.02
               100  priority shares            (Euro) 2.00
        49,999,900  class A preference shares  (Euro) 2.00
       200,000,000  class B preference shares  (Euro) 2.00

    Upon completion of the offering, 143,701,499 ordinary shares A and 100 priority shares will be issued and fully paid. No preference shares will be outstanding. The following description of our share capital is qualified in its entirety by reference to the full text of the articles of association, which have been included as an exhibit to the registration statement.

Ordinary Shares

    We have two classes of ordinary shares: ordinary shares A and ordinary shares B. Our ordinary shares B have similar rights to our ordinary shares A, except for the following primary differences:

  . Holders of ordinary shares B are entitled to one vote per share and holders of ordinary shares A are entitled to 100 votes per share; and

  . Our Board of Management must obtain the approval of the meeting of holders of the ordinary shares B before cooperating with a public offer for our shares if the offer is limited to our ordinary shares A or the offer is not made on equal financial terms for both the ordinary shares A and the ordinary shares B.

    Ordinary shares may, at the option of the shareholder, be registered shares or bearer shares. A shareholder may convert ordinary shares in bearer form into registered ordinary shares of the same class at any time, and vice versa. The ordinary shares A in bearer form have already been listed on the Stock Market of Amsterdam Exchanges.

    Ordinary shares A in bearer form will be embodied in a single global share certificate, which we will lodge with Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V., the Dutch clearing house known as NECIGEF, for safe-keeping on behalf of the parties entitled to such ordinary shares A. The ordinary shares A in bearer form can only be transferred through the giro-based securities transfer system of NECIGEF.

    Holders of registered ordinary shares A will be entered in our shareholders register and share certificates will not be issued. At the request of the registered shareholder, we will, without fee, issue a non-negotiable extract from the shareholders register in the name of the holder. A deed of transfer, together with our written acknowledgment, is required to transfer registered shares.

    Issue of Ordinary Shares; Preemptive Rights. Pursuant to a resolution passed at a general meeting of our shareholders, all unissued shares of the authorized capital may be issued by the Board of Management upon approval of both the Supervisory Board and United as holder of all outstanding priority shares. The authority of the Board of Management to issue ordinary shares will end July 23, 2004, unless extended by the articles of association or by resolution of the general meeting of shareholders for a period not exceeding five years in each instance. If no such extension is given, issues of ordinary shares will require a resolution of the general meeting of shareholders in addition to approval of the Supervisory Board and United as holder of all outstanding priority shares. A resolution of the general meeting of shareholders to

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

extend the authority of the Board of Management to issue shares requires the approval of both the Supervisory Board and United as holder of all outstanding priority shares.

    Except for issues of ordinary shares in return for non-cash consideration and shares issued to our employees or employees of any of our subsidiaries, as defined under Dutch law, holders of ordinary shares will have preemptive rights to subscribe for their pro-rata amount of all our new ordinary share issuances. These rights may be restricted or excluded, however, by a resolution of the Board of Management if approved by both the Supervisory Board and United, as the holder of our priority shares.

    Dividends. Each ordinary share A and ordinary share B is entitled to the same amount of dividend if one is declared. We may not pay a dividend to holders of ordinary shares A without paying a dividend to holders of ordinary shares B.

    Voting Rights. All ordinary shares (A and B) vote together on all matters presented at a general meeting of shareholders. Each ordinary share A represents the right to cast 100 votes at a general meeting of shareholders and each ordinary share B represents the right to cast one vote at a general meeting of shareholders.

    Special Approval Rights for Ordinary Shares B. The Board of Management must obtain the approval of the meeting of holders of the ordinary shares B prior to cooperating with a public offer for our shares if the offer is limited to ordinary shares A or the offer is not made on equal financial terms for the shares of both classes (A and B) of our ordinary shares.

Priority Shares

    All of the priority shares are held by United. Except for the transfer of priority shares to us, priority shares can only be transferred with the approval of the Board of Management and the Supervisory Board. In addition to holding a controlling majority of ordinary shares, United, as the holder of the priority shares, has some specific rights and powers over us including:

  . the right to approve the issuance by us of our shares, . the right to approve the exclusion or restriction of the preemptive rights of existing shareholders,
  . the right to nominate members for appointment to the Management and Supervisory Boards, which nominations may only be set aside by a resolution of the general meeting of shareholders adopted by two-thirds of the votes cast representing more than one-half of the issued nominal capital,
  . the right to approve certain decisions of our Board of Management, and . the exclusive right to propose amendments to our articles of association and to propose our merger, split up or dissolution.

    Priority shares are issued in the same way as ordinary shares, but carry no preemptive rights. Priority shares are entitled to an annual dividend of 5% of their nominal value, to the extent there are distributable profits.

    At such time as United, the holder of the priority shares, holds less than 15% of the issued and outstanding ordinary shares A, United is required to transfer all of the priority shares to a foundation, the board of which will be comprised of our Supervisory Directors.

Preference Shares

    Our articles of association provide for the issuance of class A and class B preference shares.

    Class A preference shares may be issued exclusively for financing purposes. Holders of class A preference shares do not share in our reserves, although they may be entitled to a share premium reserve if it were so decided at the time of their first issuance. Class A preference shares are not listed. The class A

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

preference shares will be registered shares and share certificates will not be issued. Class A preference shares can be issued in the same way as ordinary shares, but carry no preemptive rights. Each class A preference share will represent the right to cast 100 votes at a general meeting of shareholders. Class A preference shares will be paid an annual dividend, the amount of which will be determined at the time such shares are first issued by the Board of Management, to the extent there are distributable profits.

    Class B preference shares exist as a preventive measure against unfriendly takeover bids. The minimum amount required to be paid on the class B preference shares upon issuance is 25% of the nominal amount issued. In the event of a hostile takeover bid, class B preference shares may be issued to a legal entity charged with caring for our interests and preventing influences that may threaten our continuity, independence or identity. Holders of class B preference shares do not share in our reserves and such shares are not listed. The class B preference shares will be registered shares and share certificates will not be issued. Class B preference shares can be issued in the same way as ordinary shares, but carry no preemptive rights. Each class B preference share will represent the right to cast 100 votes at a general meeting of shareholders. Class B preference shareholders will be paid a cumulative annual dividend calculated on the basis of the deposit interest rate of the European Central Bank to the paid up part of their nominal value, to the extent there are distributable profits.

    Class B preference shares may be issued by the Board of Management upon approval of both the Supervisory Board and United, as the holder of our priority shares, if such power has been granted to the Board of Management by the general meeting of shareholders or by the articles of association. However, if class B preference shares are proposed to be issued and such shares would exceed 100% of all of our other outstanding shares, such issuance will require the approval of the general meeting of shareholders. In all instances where class B preference shares are issued, we must explain the reason for the issuance within four weeks thereof at a general meeting of shareholders. Within two years after the first issuance of class B preference shares, a general meeting of shareholders must be held to vote on whether the class B preference shares should be repurchased or canceled. If such a resolution is not adopted, another meeting must be held within two years of the previous meeting. This procedure is repeated until no class B preference shares are outstanding.

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

                   SUMMARY OF ADDITIONAL MATERIAL PROVISIONS
                OF THE ARTICLES OF ASSOCIATION AND OTHER MATTERS

General

   We were incorporated under Dutch law on December 21, 1990 as a private limited liability company ("besloten vennootschap met beperkte aansprakelijkheid"), and were converted on December 11, 1997 into a public limited liability company ("naamloze vennootschap"). We have our corporate seat in Amsterdam, The Netherlands and are registered in the Amsterdam Commercial Register under number 33-274-976. We are not subject to the rules for large companies ("structuurvennootschappen").

   Set forth below is a summary of certain material provisions of the articles of association, as amended, and Dutch corporate law. This summary does not purport to be complete and is qualified in its entirety by reference to our articles of association and the law of The Netherlands. Copies of our articles of association and our most recent annual accounts and annual report may be obtained in both Dutch and English upon written request to us at our principal office or to our Sponsor, MeesPierson, at its Amsterdam office.

Corporate Purpose

   Article 3 of our articles of association provides that our business activity shall be, among other things:

  . to own, operate, and develop subscription and multi-channel television systems, to render related consulting, engineering and programming services and to provide other communications services;

  . to incorporate, manage and finance, and to participate in other companies and enterprises; and

  . to take up loans, land and make investments and acquire, transfer and dispose of claims and assets in general.

Acquisition of Our Own Shares

   We may acquire our own shares subject to certain provisions of Dutch law. We may only acquire our own shares for consideration if (1) the shareholders' equity less the payment required to make the acquisition does not fall below the sum of the paid-up and called portion of the share capital and any statutory reserves, and (2) we and our subsidiaries would thereafter not hold or hold in pledge shares with an aggregate nominal value exceeding one-tenth of our issued share capital. Shares held by us in our own capital may not be voted or counted for quorum purposes at shareholders' meetings.

   Acquisitions by us of our own shares may be effected by our Board of Management, subject to the approval of the Supervisory Board and United, as the holder of our priority shares, only if the general meeting of shareholders has authorized the Board of Management to effect such acquisitions. The general meeting adopted such a resolution on July 23, 1999. Such resolutions expire within 18 months and must be renewed. Acquisitions by us of our own shares that are listed on a stock exchange do not require the above-mentioned authorization of the general meeting if made for the purpose of transferring such shares to our employees or employees of a company in our group.

Shareholders Meeting

   We are required to hold a general shareholders' meeting annually. Additionally, a general shareholders' meeting can be convened by the Supervisory Board, the Board of Management or United, as the holder of our priority shares. Unless otherwise required by law or our articles of association, all decisions of the general meeting of shareholders may be adopted by a majority of the votes cast.

Adoption of Annual Accounts and Discharge

   Within five months following the end of each fiscal year, the Board of Management must prepare annual accounts accompanied by an annual report. This period may be extended by the general meeting of

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

shareholders on account of special circumstances for up to six months. The annual accounts and report must then be submitted to the Supervisory Board, which will present a report on it to the general meeting of shareholders. The annual accounts and the annual report will be available to shareholders from the day of notice convening the annual general meeting of shareholders.

    The general meeting of shareholders may discharge the members of the Board of Management and Supervisory Board from liability in respect of the exercise of their duties during the fiscal year concerned. Such discharge is subject to mandatory provisions of Dutch law, including those relating to liability of members of supervisory boards and management boards upon bankruptcy of a company. Moreover, this discharge does not extend to actions or omissions not disclosed in or apparent from the adopted annual accounts.

Dividends

    Subject to certain exceptions, dividends are only paid by us on profits as shown in our annual financial statements. We may not pay dividends if the payment would reduce shareholders' equity below the sum of the paid-up capital and any reserves required by Dutch law. Pursuant to our articles of association, the priority shares and preference shares have preferential dividend rights. See "Description of Share Capital -- Priority Shares" and "--
 Preference Shares." Thereafter, the Board of Management, upon approval of the Supervisory Board, shall determine how much of the remaining profit shall be allocated to our reserves before dividends are paid on the ordinary shares. To date, we have not paid dividends on our ordinary shares and do not intend to do so for the foreseeable future. See "Dividend Policy" and "Risk Factors -- We do not intend to pay dividends for the foreseeable future." The Board of Management may propose, with the approval of the Supervisory Board, to the shareholders at the general meeting that some or all of the dividends on the ordinary shares will be paid in our shares rather than in cash. The Board of Management may, with the prior approval of the Supervisory Board and subject to certain statutory provisions, distribute one or more interim dividends. Any dividends paid but not claimed by the recipient within five years revert to us.

Capital Reduction

    Upon the proposal of our Board of Management and after approval by the Supervisory Board, the general meeting of shareholders may resolve to reduce the issued share capital by cancellation of shares or by reducing the nominal value of our shares, subject to certain statutory provisions and the provisions of our articles of association.

Amendment of the Articles of Association; Dissolution; Legal Merger; Split-up

    Only United, as the holder of our priority shares, may propose either amendments to our articles of association or a legal merger, split-up or dissolution. The general meeting of shareholders cannot effect our merger, split-up or dissolution or amend our articles of association if the proposal is made by any one other than United, as the holder of our priority shares.

Liquidation Rights

    In the event that we are dissolved or liquidated, the assets remaining after payment of all debts will be distributed to holders of our share capital as follows: first, to any issued and outstanding class B preference shares in an amount equal to any previously declared but unpaid dividend and the paid-up amount of such class B preference shares; second, to any issued and outstanding class A preference shares in an amount equal to any previously declared but unpaid dividend and the paid-up amount of such class A preference shares, including any share premium; third, to the holders of priority shares in an amount equal to their nominal value; and, fourth any remaining assets shall be distributed to the holders of ordinary shares in proportion to the number of shares held by them regardless of the class of ordinary shares.

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

                   DESCRIPTION OF AMERICAN DEPOSITARY SHARES

    Citibank, N.A. will act as the depositary bank for the American Depositary Shares. Citibank's depositary offices are located at 111 Wall Street, New York, New York 10043, U.S.A. American Depositary Shares are frequently referred to as "ADSs" and represent ownership interests in securities that are on deposit with the depositary bank. ADSs are normally represented by certificates that are commonly known as "American Depositary Receipts" or "ADRs." The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank N.A., Amsterdam located at Europlaza, Hoogoordreef 54 B, 1101 BE Amsterdam ZO, The Netherlands.

    We have appointed Citibank as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, U.S.A. Please refer to Registration Number 333-9850 when retrieving a copy.

    We are providing you with a summary description of the ADSs and your rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that a holder's rights and obligations as an owner of ADSs will be determined by the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety as well as the form of ADR attached to the deposit agreement.

    Each ADS represents one ordinary share A. The ordinary shares A underlying the ADSs will be deposited into accounts maintained by the custodian with Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V. ("NECIGEF"), the Dutch central securities depositary. An ADS will also represent any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

    If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound by its terms as well as to the terms of the ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement is governed by New York law. However, our obligations to the holders of ordinary shares A will continue to be governed by the laws of The Netherlands, which may be different from the laws of the United States.

    As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name or through a brokerage or safekeeping account. If you decide to hold your ADSs through a brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an ADS owner. Please consult with your broker or bank to determine what those procedures are. This summary description assumes you have opted to own the ADSs directly by means of an ADR registered in your name and, as such, we will refer to you as the "holder."

Dividends and Distributions

    As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

  Distributions of Cash

    Whenever we make a cash distribution for the securities on deposit with the custodian, we will notify the depositary bank. Upon receipt of such notice the depositary bank will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders.

    The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

  Distributions of Shares

    Whenever we make a free distribution of ordinary shares A for the securities on deposit with the custodian, we will notify the depositary bank. Upon receipt of such notice, the depositary bank will either distribute to holders new ADSs representing the ordinary shares A deposited or modify the ADSs to ordinary shares A ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary share A so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

    The distribution of new ADSs or the modification of the ADS-to-share ratio upon a distribution of ordinary shares A will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new ordinary shares A so distributed.

    No such distribution of new ADSs will be made if it would violate the law (i.e., U.S. or Dutch securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it will use its best efforts to sell the ordinary shares A received and will distribute the proceeds of the sale as in the case of a distribution of cash.

  Distributions of Rights

    Whenever we intend to distribute rights to purchase additional ordinary shares A, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

    The depositary bank will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as legal opinions to address the legality of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares A directly rather than new ADSs.

    The depositary bank will not distribute the rights to you if:

  . We do not request that the rights be distributed to you or we ask that the rights not be distributed to you; or

  . We fail to deliver satisfactory documents to the depositary bank; or

  . It is either not lawful or not reasonably practicable to distribute the rights.

    The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

  Elective Distributions

    Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

    The depositary bank will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

    If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in The Netherlands would receive for failing to make an election, as more fully described in the deposit agreement. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of a dividend in ordinary shares A rather than ADSs.

  Other Distributions

    Whenever we intend to distribute property other than cash, ordinary shares A or rights to purchase additional ordinary shares A, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably equitable and practicable.

    If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property proportionately to the holders in a manner it deems practicable.

    The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

    The depositary bank will not distribute the property to you and will sell the property if:

  . We do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

  . We do not deliver satisfactory documents to the depositary bank; or

  . The depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

    The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

  Redemption

    Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank. If it is reasonably practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will mail notice of the redemption to the holders.

    The custodian will be instructed to transfer the shares being redeemed to an institution with an account at NECIGEF, which will be referred to as a NECIGEF Participant, that we designate against payment of the applicable redemption price. The depositary bank will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You

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

may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all securities on deposit are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes Affecting Ordinary Shares A

    The ordinary shares A held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or classification of such ordinary shares A or a recapitalization, reorganization, merger, consolidation or sale of assets.

    If any such change occurs, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares A held on deposit. The depositary bank may in such circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares A

    The ordinary shares A to be represented by the ADSs will be deposited in bearer form with the custodian and credited to an account maintained by the custodian at NECIGEF. The custodian will be the holder of record of all of these ordinary shares A. Once the custodian confirms the deposit of the ordinary shares A to its account at NECIGEF, the depositary bank may create ADSs on your behalf. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares A. The records maintained by NECIGEF or NECIGEF Participants will show the ownership of the deposited ordinary shares A and transfers of ownership interests.

    The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the ordinary shares A have been duly credited to the custodian's NECIGEF account. The depositary bank will only issue ADSs in whole numbers.

    When you, through a NECIGEF Participant, make a deposit of ordinary shares A, you will be responsible for transferring good and valid title to the custodian. As such, you will be deemed to represent and warrant that:

  . the ordinary shares A are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

  . all preemptive (and similar) rights, if any, with respect to such ordinary shares A have been validly waived or exercised;

  . you are duly authorized to deposit the ordinary shares A;

  . the ordinary shares A presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, "restricted securities" (as defined in the deposit agreement); and

  . the ordinary shares A presented for deposit have not been stripped of any rights or entitlements.

    If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.


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Withdrawal of Ordinary Shares A Upon Cancellation of ADSs

    As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation in order to withdraw the underlying deposited securities. In order to withdraw the deposited securities, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the deposited securities being withdrawn and then a NECIGEF Participant you designate will be entitled to the delivery of the deposited securities represented by your ADSs. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, you will not have any rights under the deposit agreement in respect of the ADSs.

    If you hold an ADR registered in your name, the depositary bank may ask you to provide proof of identity, the genuineness of any signature and certain other documents the depositary bank deems appropriate before it will cancel your ADSs. The withdrawal of the deposited securities represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

    You will have the right to withdraw the deposited securities represented by your ADSs at any time, except for:

  . temporary delays that may arise because (i) the transfer books for the A shares or ADSs are closed, or (ii) ordinary shares A are immobilized on account of a shareholders' meeting or a payment of dividends;

  . obligations to pay fees, taxes and similar charges; and

  . restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

    The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

    As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the ordinary shares A represented by your ADSs. The voting rights of holders of ordinary shares A are described in "Description of Share Capital--Ordinary Shares-- Voting Rights."

    At our request, the depositary bank will mail to you any notice of shareholders' meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by your ADSs.

    If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities represented by the holder's ADSs in accordance with such voting instructions.

    Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner. Securities for which no voting instructions have been received will not be voted.

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

Fees and Charges

    As an ADS holder, you will be required to pay the following service fees to the depositary bank:

Service                                                        Fees
-------                                                        ----
Issuance of ADSs                                    Up to 5c, per ADS issued
Cancellation of ADSs                                Up to 5c, per ADS canceled
Exercise of rights to purchase additional ADSs      Up to 5c, per ADS issued
Distribution of cash upon sale of rights and other
 entitlements                                       Up to 2c, per ADS held

    As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

  . fees for the transfer and registration of ordinary shares A (i.e., upon deposit and withdrawal of ordinary shares A);

  . expenses incurred for converting foreign currency into U.S. dollars;

  . expenses for cable, telex and fax transmissions and for delivery of securities; and

  . taxes and duties upon the transfer of securities (i.e., when ordinary shares A are deposited or withdrawn from deposit).

    Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes.

Amendments and Termination

    We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days prior notice of any modifications that would prejudice any of their substantial rights under the deposit agreement (except in very limited circumstances enumerated in the deposit agreement).

    You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares A represented by your ADSs (except as permitted by law).

    We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may, in certain circumstances, on its own initiative, terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination.

    Upon termination, the following will occur under the deposit agreement:

  . For a period of six months after termination, you will be able to request the cancellation of your ADSs, the withdrawal of the ordinary shares A represented by your ADSs and the delivery of all other property held by the depositary bank in respect of those deposited securities on the terms existing prior to the termination. During such six month period, the depositary bank will continue to collect all distributions received on the ordinary shares A on deposit but will not distribute any such property to you until you request the cancellation of your ADSs.

  . After the expiration of such six month period, the depositary bank may sell the securities held on deposit. The depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding.

Books of Depositary

    The depositary bank will maintain ADS holder records at its depositary office. You may inspect the records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

    The depositary bank will maintain facilities in New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

    The deposit agreement limits our obligations and the depositary bank's obligations to you. Please note the following:

  . We and the depositary bank are only obligated to take the actions specifically stated in the deposit agreement, and we must do so without negligence or bad faith.

  . The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast and the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

  . The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares A, for the validity or worth of the ordinary shares A, for any tax consequences that result from the ownership of ADSs, for the creditworthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices and for our failure to give notice.

  . We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

  . We and the depositary bank disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our articles of association, any provision of any securities on deposit or by reason of any act of God, war or other circumstances beyond our control.

  . We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement, in our articles of association or in any provisions of securities on deposit.

  . We and the depositary bank disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares A for deposit, any holder of ADSs or authorized representative thereof, or any other person believed in good faith by either of us to be competent to give such advice or information.

  . We and the depositary bank disclaim liability for the inability of a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of ordinary shares A but is not, under the terms of the deposit agreement, made available to you.

  . We and the depositary bank may rely without any liability upon any written notice, request or other document which we believe to be genuine and to have been signed or presented by the proper parties.

Pre-Release Transactions

    The depositary bank may, in certain circumstances, issue ADSs before receiving a deposit of ordinary shares A or release ordinary shares A before receiving ADSs. These transactions are commonly referred to as

"pre-release transactions." The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary bank may retain the compensation received from the pre-release transactions.

Taxes

    You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution payable to you the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay such taxes and governmental charges. You will be liable for any deficiency if the sale proceeds do not cover the taxes or charges that are due.

    The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

    The depositary bank will arrange for the conversion of all foreign currency received by it into U.S. dollars, if such conversion is practicable, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred by the depositary bank in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

    If the conversion of foreign currency is not practicable or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

  . convert the foreign currency to the extent practicable and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practicable;

  . distribute the foreign currency to holders for whom the distribution is lawful and practicable; and

  . hold the foreign currency (without liability for interest) for the applicable holders.

Obligations to Disclose Holdings

    Pursuant to the Dutch Act on Disclosure of Holdings in Listed Companies 1996, any holder of five percent or more of our issued capital or voting control, even if held in the form of ADRs, at the time the ordinary shares are listed on the Stock Market of Amsterdam Exchanges must notify both us and the Securities Board of The Netherlands. Moreover, anyone obtaining or divesting ordinary shares after listing on the Stock Market of Amsterdam Exchanges and thereby causing that holder's percentage of issued capital or voting control to come under a different range must also notify us and the Securities Board of The Netherlands. The aforementioned ranges are: 0 to 5%, 5 to 10%, 10 to 25%, 25 to 50%, 50 to 66 2/3% and 66 2/3% or more. Failure of such holders to disclose said shareholdings is a violation of the Dutch Economic Offenses Act, and may result in civil penalties, including suspension of voting rights. As a holder of ADSs, you agree to comply with these requirements in the deposit agreement.

                                    TAXATION

    The following discussion is the opinion of Holme Roberts & Owen LLP on the material U.S. federal income tax consequences and of Arthur Andersen Belastingadviseurs on the material Dutch tax consequences, under current law, regarding the acquisition, ownership and disposition of the ordinary shares A or ADSs. This opinion does not, however, address the income taxes imposed by any political subdivision of the United States or The Netherlands or any tax imposed by any other jurisdiction. This opinion does not discuss every aspect of taxation that may be relevant to a particular taxpayer under special circumstances or who is subject to special treatment under applicable law and is not intended to be applicable in all respects to all categories of investors. For example, certain types of investors, such as:

  . insurance companies,

  . tax-exempt persons,

  . financial institutions,

  . regulated investment companies,

  . dealers in securities,

  . persons who hold ordinary shares A or ADSs as part of a hedging, straddle, constructive sale or conversion transaction,

  . persons whose functional currency is not the U.S. dollar, and

  . U.S. persons owning (directly, indirectly, or constructively), 10% or more of the ordinary shares A or ADSs,

may be subject to different tax rules not discussed below. This opinion assumes that the deposit agreement and any related agreement will be performed in accordance with its terms and that we are organized and our business conducted in the manner outlined in this prospectus. Changes in our organizational structure or the manner in which we conduct our business may invalidate this opinion. The laws upon which this opinion is based are subject to change, perhaps with retroactive effect. A change to such laws may invalidate this opinion, which will not be updated to reflect changes in laws. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THEIR PARTICULAR PERSONAL TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF THE ORDINARY SHARES A OR THE ADSs.

    In general, for U.S. federal income tax and Dutch tax purposes, holders of ADSs will be treated as owners of the ordinary shares A represented by such ADSs.

                                  Dutch Taxes

    The following is the opinion of Arthur Andersen Belastingadviseurs regarding the material Dutch tax consequences of investing in the ordinary shares A and ADSs. This opinion represents Arthur Andersen Belastingadviseurs's interpretation of existing law. No assurance can be given that tax authorities or courts in The Netherlands will agree with such interpretation.

Substantial Interest

    A shareholder that owns, either via shares or options, directly or indirectly, five percent or more of any class of shares, or five percent or more of the total issued share capital of a company resident in The Netherlands (a "Substantial Interest") is subject to special rules. Profit participation rights which give the holder rights to five percent or more of the annual profit or five percent or more of the liquidation proceeds of a company resident in The Netherlands will also qualify as a Substantial Interest. A shareholder is deemed to own a Substantial Interest if part of a Substantial Interest has been disposed of on a non-recognition basis and the shareholder continues to own shares in The Netherlands company. With respect to individuals, certain attribution rules exist in determining the presence of a Substantial Interest. Unless indicated otherwise, the term "shareholder", as used herein, includes an individual and entities as defined under Dutch tax law holding ordinary shares A or ADSs, but does not include any such person owning a Substantial Interest in us.

                      Dutch Tax Consequences for Residents
                     or Deemed Residents of the Netherlands

Dutch Dividend Withholding Tax

    Dividends we distribute are subject to withholding tax at a rate of 25%, unless:

  (1) the participation exemption applies and the ordinary shares A or ADSs are attributable to the business carried out in The Netherlands, or

  (2) dividends are distributed to a qualifying EU corporate shareholder satisfying the conditions of the EU directive, or

  (3) the rate is reduced by treaty.

    Dividends may include:

  .   distributions of cash,

  .   distributions of property in kind,

  .   constructive dividends,

  .   hidden dividends,

  .   liquidation proceeds in excess of our recognized paid-in capital,

  . proceeds from the redemption of shares in excess of our recognized paid-in capital,

  . stock dividends equal to their nominal value (unless distributed out of our recognized paid-in share premium), and

  .   and the repayment of paid-in capital not recognized as capital.

    The term "recognized paid-in capital" or "share premium" relates to our paid-in capital or share premium as recognized for Dutch tax purposes.

    Generally, a shareholder that resides, or is deemed to reside, in The Netherlands will be allowed a credit against Dutch income tax or corporation tax for the tax withheld on dividends paid on ordinary shares A or ADSs. A legal entity resident in The Netherlands that is not subject to Dutch corporate income tax, may, under certain conditions, request a refund of the tax withheld.

    Dividends we pay to a corporate shareholder that qualifies for the "participation exemption", as defined in Article 13 of The Netherlands Corporation Tax Act 1969 (the "Corporation Tax Act"), will not be subject to the dividend withholding tax if the ordinary shares A or ADSs are attributable to the shareholder's business carried out in The Netherlands. A resident corporate shareholder will qualify for the participation exemption if, among other things, the resident shareholder owns at least five percent of our nominal paid-up capital.

Dutch Individual Income Tax and Corporation Income Tax

    If the ordinary shares A or ADSs are held by an individual who resides, or is deemed to reside, in The Netherlands, income derived from the ordinary shares A or ADSs is subject to Dutch income tax on a net income basis at graduated rates. An individual generally is entitled to a dividend exemption of NLG1,000 a year (NLG2,000 a year for married couples). Ordinary shares A or ADSs distributed to individual shareholders from our share premium account (as recognized for Dutch tax purposes) are also exempt from Dutch income tax. The dividend exemption is not available to an individual shareholder if the ordinary shares A or ADSs are:

  (1) attributable to a trade or business carried on by the shareholder, or

  (2) form part of a Substantial Interest.

    Dividends accruing to individual shareholders that hold a Substantial Interest are subject to income tax at a rate of 25% on a net basis.

    Dividends received from ordinary shares A or ADSs by an entity that resides, or is deemed to reside, in The Netherlands will be subject to Dutch corporation tax on a net basis unless the company's shareholding qualifies for the participation exemption. Dividends received from ordinary shares A or ADSs by a pension fund as defined in the Corporation Tax Act are not subject to Dutch corporation tax.

Capital Gains Realized from the Sale or Exchange of Ordinary Shares A or ADSs

    Capital gains derived from the sale, conversion or disposition of ordinary shares A or ADSs by an individual shareholder who resides, or is deemed to reside, in The Netherlands are not subject to Dutch income tax provided:

  (1) the ordinary shares A or ADSs were not acquired directly or indirectly by us or our subsidiaries,

  (2) the shareholder did not have a Substantial Interest in our share capital at the time of the sale or exchange, and

  (3) the ordinary shares A or ADSs were not assets of a business.

    Capital gains realized by an individual shareholder that is a resident or a deemed resident of The Netherlands on the disposal of ordinary shares A or ADSs forming part of a Substantial Interest are subject to tax at a rate of 25%. Capital gains realized by an individual resident shareholder from the sale or exchange of ordinary shares A or ADSs forming part of the assets of a shareholder's business are subject to tax on a net income basis at the progressive income tax rates.

    If the ordinary shares A or ADSs are held by an entity that is a resident or a deemed resident of The Netherlands, capital gains realized from the sale or exchange of ordinary shares A or ADSs are subject to corporation tax unless the shareholding qualifies for the participation exemption. If the ordinary shares A or ADSs are held by a qualifying pension fund, gains realized from the sale or exchange of ordinary shares A or ADSs are exempt from Dutch corporation tax.

Dutch Net Wealth Tax

    An individual who resides, or is deemed to reside, in The Netherlands generally will be subject to a net wealth tax at a rate of 0.7% on the fair market value of the ordinary shares A or ADSs, with certain exceptions.

Dutch Gift Tax and Inheritance Tax

    Dutch gift tax or inheritance tax will be due with respect to a gift or inheritance of ordinary shares A or ADSs from a person who resided, or was deemed to have resided, in The Netherlands at the time of the gift or his or her death. A Dutch national is deemed to have been a resident of The Netherlands if he or she was a resident in The Netherlands at any time during the 10 years preceding the date of the gift or the date of his or her death. For gift tax purposes, each person, regardless of nationality, is deemed to be a Dutch resident if he or she was a resident in The Netherlands at any time during the 12 months preceding the date of the gift. The 10-year and 12-month residency rules may be modified by treaty.

    However, in case of a gift by an individual who at the time of the gift was neither a resident nor deemed to be a resident in The Netherlands and such individual dies within 180 days after the date of the gift, while being a resident or deemed to be a resident in The Netherlands, such tax will be due.

    Liability for payment of the gift tax or inheritance tax rests with the donee or heir, respectively. The rate at which these taxes are levied is primarily dependent on the fair market value of the gift or inheritance and the relationship between the donor and donee or the deceased and heir(s). Exemptions may apply under specific circumstances.

                           Dutch Tax Consequences for
                        Non-Residents of The Netherlands

Dutch Dividend Withholding Tax

    Dividends we distribute are subject to withholding tax at a rate of 25%, unless:

  (1) the participation exemption applies and the ordinary shares A or ADSs are attributable to the business carried out in The Netherlands, or

  (2) dividends are distributed to a qualifying EU corporate shareholder satisfying the conditions of the EU directive, or

  (3) the rate is reduced by treaty.

    Dividends may include

  . distributions of cash,

  . distributions of property in kind,

  . constructive dividends,

  . hidden dividends,

  . liquidation proceeds in excess of our recognized paid-in capital,

  . proceeds from the redemption of shares in excess of our recognized paid-in capital,

  . stock dividends equal to their nominal value, unless distributed out of our recognized paid-in share premium, and

  . the repayment of paid-in capital not recognized as capital.

    The term "recognized paid-in capital" or "share premium" relates to our paid-in capital or share premium as recognized for Dutch tax purposes.

    A non-resident shareholder may benefit from a reduced dividend withholding tax rate pursuant to an income tax treaty in effect between the shareholder's country of residence and The Netherlands. Under most Dutch income tax treaties, the withholding tax rate is reduced to 15% or less provided that:

  (1) the recipient shareholder does not have a permanent establishment in The Netherlands to which the ordinary shares A and ADSs are attributable, and

  (2) the recipient shareholder is the beneficial owner of the dividends.

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

    Under the Income Tax Treaty of December 18, 1992, concluded between The Netherlands and the United States (the "Tax Treaty"), dividends we pay to a resident of the United States generally will be subject to a dividend withholding tax rate of 15%. The rate may be reduced to five percent if the beneficial owner is a United States corporation that directly holds 10% or more of our voting power. The Tax
Treaty exempts from withholding tax dividends received by exempt pension trusts and exempt organizations, under conditions defined in the Tax Treaty. Except in the case of exempt organizations, dividends paid may benefit from the reduced dividend withholding tax rate (or exemption from dividend withholding tax) by filing the proper forms in advance of the dividend payment. Exempt organizations remain subject to the statutory withholding rate of 25% and must file a return to claim a refund of the tax withheld.

    A shareholder may not claim the Tax Treaty benefits unless:

  (1) the shareholder is a "resident" of the United States, as that term is defined in the Tax Treaty, and

  (2) Article 26 (the "treaty shopping rules") does not preclude the shareholder's ability to claim Tax Treaty benefits.

    The withholding of tax on ordinary shares A or ADS dividend distributions to a non-resident corporate shareholder carrying on a business through a Dutch permanent establishment is not required as long as:

  (1) the Dutch participation exemption applies, and

  (2) the ordinary shares A or ADSs form a part of the permanent establishment's business assets.

    To qualify for the participation exemption, this entity should hold at least five percent of our nominal paid-up capital and the ordinary shares A or ADSs must form a part of the permanent establishment's business assets.

Dutch Individual Income Tax and Corporation Income Tax

    A non-resident shareholder will not be subject to Dutch income tax on dividends received from us provided such shareholder does not or has not:

  (1) carried on a business in The Netherlands through a permanent establishment or a permanent representative that includes in its assets the ordinary shares A or ADSs,

  (2) held a Substantial Interest in our share capital or, in the event the non-resident shareholder has held a Substantial Interest in us, such interest was a business asset in the hands of the shareholder,

  (3) shared directly (not through the beneficial ownership of shares or ADSs or similar securities) in the profits of an enterprise managed and controlled in The Netherlands that owned or was deemed to have owned the ordinary shares A or ADSs, and

  (4) carried out employment activities in The Netherlands or served as a director or board member of any entity resident in The Netherlands, or served as a civil servant of a Dutch public entity with which the holding of the ordinary shares A or ADSs was connected.

Capital Gains Realized from the Sale or Exchange of Ordinary Shares A or ADSs

    A non-resident shareholder will not be subject to Dutch income tax on capital gains derived from the sale, conversion or disposition of ordinary shares A or ADSs provided the nonresident shareholder does not or has not:

  (1) carried on a business in The Netherlands through a permanent establishment or a permanent representative that included in its assets the ordinary shares A or ADSs,

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

  (2) held a Substantial Interest in our share capital or, in the event the non-resident shareholder has held a Substantial Interest in us, such interest was a business asset in the hands of the shareholder,

  (3) shared directly (not through the beneficial ownership of shares or ADSs or similar securities) in the profits of an enterprise managed and controlled in The Netherlands which owned or was deemed to have owned ordinary shares A or ADSs, and

  (4) carried out employment activities in The Netherlands, or served as a director or board member of any entity resident in The Netherlands, or served as a civil servant of a Dutch public entity, with which the holding of the ordinary shares A or ADSs was connected.

    Capital gains derived from the sale, conversion or disposition of ordinary shares A or ADSs by a non-resident corporate shareholder carrying on a business through a permanent establishment in The Netherlands are not subject to Dutch corporation tax provided:

  (1) the Dutch participation exemption would apply, and

  (2) the ordinary shares A or ADSs are attributable to the business carried out in The Netherlands.

    To qualify for the participation exemption, the shareholder must hold at least five percent of our nominal paid-up capital and meet certain other requirements.

    Under most Dutch tax treaties, the right to tax capital gains realized by a non-resident shareholder from the sale or exchange of ordinary shares A or ADSs is allocated to the shareholder's country of residence.

Dutch Net Wealth Tax

    A non-resident individual shareholder will not be subject to Dutch net wealth tax in respect of the ordinary shares A or ADSs provided the nonresident shareholder does not or has not:

  (1) carried on a business in The Netherlands through a permanent establishment or a permanent representative that included in its assets the ordinary shares A or ADSs, and

  (2) shared directly (not through the beneficial ownership of shares or ADSs or similar securities) in the profits of an enterprise managed and controlled in The Netherlands, which owned or was deemed to have owned ordinary shares A or ADSs.

Dutch Gift Tax and Inheritance Tax

    A gift or inheritance of ordinary shares A or ADSs from a non-resident shareholder will not be subject to Dutch gift tax or inheritance tax in the hands of the donee or heir provided the nonresident shareholder was not:

  (1) a Dutch national who has been a resident in The Netherlands at any time during the 10 years preceding the date of gift or the date of death or, in the event he or she was a resident in The Netherlands during such period, the non-resident shareholder was not a Dutch national at the time of gift or death,

  (2) solely for the purpose of the gift tax, a resident of The Netherlands at any time during the 12 months preceding the time of the gift,

  (3) engaged in a business in The Netherlands through a permanent establishment or a permanent representative which included in its assets the ordinary shares A or ADSs, and

  (4) shared directly (not through the beneficial ownership of shares or ADSs or similar securities) in the profits of an enterprise managed and controlled in The Netherlands which owned or is deemed to have owned ordinary shares A or ADSs.

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

    A Dutch national is deemed to have been a resident of The Netherlands if he or she was a resident in The Netherlands at any time during the 10 years preceding the date of the gift or the date of his or her death. For gift tax purposes, each person (regardless of nationality) is deemed to be a Dutch resident if he or she was a resident in The Netherlands at any time during the 12 months preceding the date of the gift. The 10-year and 12-month residency rules may be modified by treaty.

    However, in case of a gift by an individual who at the time of the gift was neither a resident nor deemed to be a resident in The Netherlands and such individual dies within 180 days after the date of the gift, while being a resident or deemed to be a resident in The Netherlands, such tax will be due.

Pending Tax Reform

    In The Netherlands, a major tax reform is pending which should become effective as of January 1, 2001. It will, in particular, change the taxation in relation to shares held by individual shareholders resident or deemed resident of The Netherlands. According to the proposed legislation, Dutch individual resident shareholders will be taxed annually at a rate of 30% on a deemed income of 4% of the average annual value of the shares, regardless of whether any dividends are received or capital gains are realized, or capital losses are suffered. Since this legislation is still pending it is subject to change.

                        United States Federal Income Tax

    The following is the opinion of Holme Roberts & Owens LLP regarding the material U.S. federal income tax consequences to U.S. Shareholders of an investment in the ordinary shares A or ADSs. To the extent the following summarizes the Dutch taxation rules on the reduction of the amount of dividend withholding tax to be paid over to the Dutch Tax Administration, it is based on the opinion of Arthur Andersen Belastingadviseurs.

    For purposes of this opinion a "U.S. Shareholder" is a holder of ordinary shares A or ADSs that is an individual who is a citizen or resident of the United States, a corporation or partnership organized under the laws of the United States or any state of the United States, an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. person who have the authority to control all substantial decisions of the trust, or (B) that was in existence on August 20, 1996, was treated as U.S. person on the previous day, and properly elected to continue to be so treated.

Exchange of ADSs for Ordinary Shares A

    For purposes of U.S. federal income taxation, an owner of ADSs will be treated as the owner of his proportionate interest of ordinary shares A held by the Depositary. Accordingly, no gain or loss should be recognized upon the exchange of ADSs for the shareholder's proportionate interest in the ordinary shares A, a shareholder's tax basis in the withdrawn ordinary shares A will be the same as his tax basis in the ADSs surrendered therefor, and such shareholder's holding period in the withdrawn ordinary shares A will include the period during which the shareholder held the surrendered ADSs.

Taxes on Income

    The gross amount of any cash distribution paid by us, including Dutch withholding tax thereon, with respect to ordinary shares A or ADSs will be a dividend. The dividend will be included in the gross income of the U.S. Shareholder as ordinary income to the extent paid out of our current and accumulated earnings and profits as determined under U.S. federal income tax principles. Dividends paid on ordinary shares A or ADSs generally will constitute income from sources outside the United States and will not be eligible for the dividends received deduction that may be allowed to United States corporate shareholders on dividends paid out of income from sources within the United States.

    A distribution in excess of our current and accumulated earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Shareholder's adjusted tax basis in its ordinary shares A or ADSs, and any distribution in excess of such basis will constitute gain, which gain will be capital gain if the ordinary shares A or ADSs are held as capital assets.

    The amount of any distribution paid in Dutch guilders will be the dollar value of the Dutch guilders on the date of distribution, regardless of whether the U.S. Shareholder converts the payment into dollars. Gain or loss, if any, recognized by a U.S. Shareholder on the sale, conversion or disposition of Dutch guilders will be ordinary income or loss. Such gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

    Subject to certain conditions and limitations, tax withheld in The Netherlands in accordance with the Tax Treaty will be treated as a foreign tax that U.S. Shareholders may elect to deduct in computing their U.S. federal taxable income or credit against their U.S. federal income tax liability. Amounts paid in respect of dividends on ordinary shares A or ADSs will generally be treated as "passive income" or, in the case of certain holders, "financial services income" for purposes of calculating the amount of the foreign tax credit available to a U.S. Shareholder. Additional withholding tax, if any, in excess of the rate applicable under the Tax Treaty generally will not be eligible for credit against the U.S. Shareholder's U.S. federal income tax liability.

    Dutch withholding tax may not be creditable against the U.S. Shareholder's federal income tax liability, however, to the extent we are allowed to reduce the amount of dividend withholding tax paid over to the Dutch Tax Administration by crediting withholding tax imposed on certain dividends paid to us. We will endeavor to provide to U.S. Shareholders the information they will need to calculate their foreign tax credit.

    A distribution of additional ordinary shares A to U.S. Shareholders with respect to their ordinary shares A or ADSs that is made as a part of a pro rata distribution to all of our shareholders generally will not be subject to U.S. federal income tax. In the case of such a non-taxable stock dividend, such a distribution will not give rise to foreign source income and a U.S. Shareholder will not be able to use the foreign tax credit arising from any Dutch withholding tax imposed in connection with such distribution unless the foreign tax credit can be applied (subject to applicable limitations) against U.S. federal income tax due on other foreign source income of the U.S. Shareholder. A U.S. Shareholder receiving a distribution of additional ordinary shares A must allocate to those additional ordinary shares A a portion of his basis in the ordinary shares A or ADSs on which the distribution was made. The U.S. Shareholder's holding period in the additional ordinary shares A will include the holding period of the ordinary shares A or ADSs on which the distribution was made.

Sale or Other Disposition of the Ordinary Shares A or ADSs

    A U.S. Shareholder will generally recognize gain or loss for U.S. federal income tax purposes upon the sale or exchange of ordinary shares A or ADSs in an amount equal to the difference between the amount realized from such sale or exchange and the U.S. Shareholder's adjusted tax basis for such ordinary shares A or ADSs. Such gain or loss will be a capital gain or loss if the ordinary shares A or ADSs are held as a capital asset and will be long-term if the ADSs or ordinary shares A have been held for more than one year. Any such gain or loss generally would be treated as U.S. source.

Passive Foreign Investment Company

    We could be classified as a passive foreign investment company (a "PFIC") for any taxable year if either

  (1) at least 75% of our gross income is passive income, or

  (2) at least 50% of the value (determined on the basis of a quarterly average) of our assets produce or are held for the production of passive income.

  We do not anticipate that we will be a PFIC for 1999 or for future years. This is a factual determination that must be made annually and thus may change. If we were classified as a PFIC for any taxable year during which a U.S. Shareholder held ADSs or ordinary shares A, and unless a U.S. Shareholder makes a qualified electing fund (a "QEF") election (as described below), the U.S. Shareholder would generally be subject to special tax rules, regardless of whether we remain a PFIC, on (1) any excess distribution by us to the U.S. Shareholder, which generally means any distribution received by a U.S. Shareholder in a taxable year that is greater than 125% of the average annual distributions received by the U.S. Shareholder in the three preceding taxable years, or the U.S. Shareholder's holding period for the ADSs or ordinary shares A, if shorter, and (2) any gain realized on the sale or other disposition, including a pledge of ADSs or ordinary shares A. Under the PFIC rules:

  . the excess distribution or gain would be allocated ratably over the U.S. Shareholder's holding period for the ADSs or ordinary shares A,

  . the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which we are treated as a PFIC would be treated as ordinary income,

  . the amount allocated to each taxable year beginning with the first taxable year in which we are classified as a PFIC, other than the current taxable year, would be subject to tax at the highest tax rate in effect for the applicable class of taxpayer for that year, and

  . the interest charge generally applicable to underpayments of tax would be imposed on the tax attributable to each taxable year beginning with the first taxable year in which we are classified as a PFIC, other than the current taxable year.

    The tax consequences described above would not apply if the U.S. Shareholder made a QEF election for the first tax year in the U.S. Shareholder's holding period in which we were a PFIC. If a QEF election is made, a U.S. Shareholder would include in income its pro rata share of our ordinary income and net capital gain for years in which we are a PFIC (regardless of whether amounts are distributed to an electing U.S. shareholder.) In the event that we become a PFIC, we will provide the information necessary for our U.S. Shareholders to make a QEF election.

    As an alternative to the rules described above, a U.S. Shareholder of "marketable stock" in a PFIC may make a mark-to-market election. If this election is made, the electing U.S. Shareholder would generally (1) include as ordinary income for each taxable year the excess, if any, of the fair market value of the U.S. Shareholder's ADSs or ordinary shares A at the end of the taxable year over the adjusted tax basis of the ADSs or ordinary shares A and
(2) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs or ordinary shares A over the fair market value of the ADSs or ordinary shares A at the end of the taxable year, but only to the extent of the amount previously included in income as a result of the mark-to-market election. The electing U.S. Shareholder's adjusted tax basis in the ADSs or ordinary shares A would be adjusted to reflect any income or loss resulting from the mark-to-market election. The mark-to-market election would generally be available for our ADSs or ordinary shares A provided they trade, other than in minimal amounts, on a national securities exchange which is registered with the United States Securities and Exchange Commission, such as the NASDAQ National Market, on which our ADSs trade, on at least 15 days during each calendar quarter.

    A U.S. Shareholder who owns ordinary shares A or ADSs during any year that we are a PFIC must file Internal Revenue Service Form 8621.

Foreign Personal Holding Company Classification

   We could be classified as a foreign personal holding company (an "FPHC") if in any taxable year:

  (1) five or fewer individuals who are U.S. citizens or residents own (directly or constructively through certain attribution rules) more than 50% of the total voting power of all classes of our stock entitled to vote or the total value of our stock, and

  (2) at least 60% (50% in certain cases) of our gross income consists of "foreign personal holding company income" ("FPHCI"), which generally includes passive income such as dividends, interest, gains, rent and royalties.

   Classification as an FPHC would in general require each U.S. Shareholder who held ordinary shares A or ADSs on the last day of the taxable year to include in gross income as a dividend such shareholder's pro rata portion of our undistributed foreign personal holding company income.

   After giving effect to certain ownership attribution rules, five or fewer U.S. individuals are presently treated as owning more than 50% of the total voting power of all classes of our stock. However, we do not expect to meet the 60% FPHCI test for 1999. Thus, we do not expect to be a FPHC for 1999 or for the foreseeable future. This is a factual determination that must be made annually and thus the status of whether we are a FPHC is subject to change.

Backup Withholding

   A U.S. shareholder of ordinary shares A or ADSs may be subject to backup withholding at a rate of 31% with respect to dividends on, or the proceeds of a sale or other disposition of, such ordinary shares A or ADSs unless such U.S.
Shareholder:

  (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or

  (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable backup withholding rules.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Our ordinary shares A are traded on the Stock Market of Amsterdam Exchanges and ADSs representing ordinary shares A are traded on the Nasdaq National Market. No prediction can be made of the effect, if any, that the sale or availability for sale of ordinary shares A or ADSs will have on the market price of the ordinary shares A or the ADSs. Sales of substantial amounts of such securities in the public market, or the perception that such sales could occur, could adversely affect the market price of the ordinary shares A and the ADSs and could impair our future ability to raise capital through an offering of its equity securities.

   Upon consummation of this offering, we will have outstanding 143,701,499 ordinary shares A and 100 priority shares. The ordinary shares A and ADSs sold in this offering will be freely tradable in the United States by persons other than us or our "affiliates" as that term is defined in SEC Rule 144, which is discussed below. All of the issued and outstanding priority shares and ordinary shares A held by United and the Discount Group, are "restricted securities" within the meaning of Rule 144 and may be sold in the public market only if registered or (as discussed below) sold under an exemption from registration under the Securities Act, including the exemption provided by Rule 144.

   We have agreed with the underwriters that, without the prior written consent of the underwriters, we will not directly or indirectly offer, other than in the offering, sell, contract to sell, or otherwise dispose of any of our securities that are substantially similar to our ordinary shares A, our ordinary shares B or Class A Preference Shares or any security convertible into or exchangeable for such shares, or enter into any derivative transaction having an economic effect similar to the foregoing, for a period of 90 days from the date of this prospectus, subject to certain exceptions. United has also agreed not to take any such action without the prior written consent of the underwriters, subject again to certain exceptions. Certain of our employees have made a similar agreement with the underwriters for a period of 90 days. Some of our former and current employees have shares or options to receive shares, together representing approximately 2.1 million ordinary shares A, that could be sold immediately.

   Under the Stock Market of Amsterdam Exchanges Rules, United and any other holder of 5% or more of our outstanding share capital collectively may not for three years after our initial public offering, subject to certain exceptions, sell more than 25% of the shares then outstanding. This lock-up requirement applies unless we report a profit, in which case these shareholders collectively are entitled to dispose of a maximum of (1) 50% of the shares then outstanding if a profit was made during one year or (2) 75% of the shares then outstanding if a profit was made during two years. The Stock Market of Amsterdam Exchanges has agreed to grant permission to these shareholders to dispose of their remaining interest if such disposition is consummated through a public secondary offering involving a due diligence investigation, the issuance of a prospectus and compliance with the other listing rules of the Stock Market of Amsterdam Exchanges occurring at least one year after our initial public offering. If we issue and sell more shares in the future (other than by way of a stock dividend, bonus shares or conversion or exercise of any securities into our shares) and the interest of any 5% holder in us falls below 5%, such holder will no longer be subject to the lock-up requirements of the Stock Market of Amsterdam Exchanges.

   In general, under Rule 144 of the Securities Act, any of our affiliates, or a person or persons whose shares are aggregated who has beneficially owned restricted securities for at least one year (including the holding period of any prior owner except an affiliate) is entitled to sell in any three-month period a number of shares that does not exceed the greater of (1) 1% of the number of shares then outstanding, or approximately 1,437,015 shares immediately after this offering; or (2) the average weekly trading volume of the ADSs on the Nasdaq National Market during the four calendar weeks immediately preceding. Sales under Rule 144 are also subject to requirements relating to manner of sale, notice and availability of current public information about us. Under Rule 144(k), a person or persons whose shares are aggregated who has not been one of our affiliates at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. In general, under Rule 701 of the Securities Act, any of our employees, consultants or advisors who purchases shares from us pursuant to Rule 701 in connection with a compensatory stock or option plan or other written agreement is eligible to resell, unless contractually restricted, such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

                                 LEGAL MATTERS

   Holme Roberts & Owen LLP, London, England, has advised us on certain U.S. securities law matters in connection with this offering. Certain legal matters relating to Dutch law will be passed upon for us by Loeff Claeys Verbeke, Amsterdam, The Netherlands. Skadden, Arps, Slate, Meagher & Flom LLP, London, England, has passed upon certain matters regarding this offering for the underwriters. Certain legal matters relating to Dutch law will be passed upon for underwriters by Nauta Dutilh, Rotterdam, The Netherlands.

                                    EXPERTS

    Our consolidated financial statements for the six months ended December 31, 1995 and as of and for the years ended December 31, 1996, 1997 and 1998 included in this prospectus have been audited by Arthur Andersen, independent auditors, as indicated in their report with respect thereto, and are included herein upon the authority of said firm as experts in giving said report.

    The consolidated financial statements of United TeleKabel Holding N.V. for the period from commencement of operations (August 6, 1998) until December 31, 1998 included in this prospectus have been audited by Arthur Andersen, independent auditors, as indicated in their report with respect thereto, and are included herein upon the authority of said firm as experts in giving said report.

    The consolidated financial statements of N.V. TeleKabel Beheer for the years ended December 31, 1996 and 1997 included in this prospectus have been audited by PricewaterhouseCoopers N.V., independent accountants as stated in their report appearing herein, and are included herein upon the authority of said firm as experts in giving said report.

    The consolidated financial statements of N.V. TeleKabel Beheer for the year ended December 31, 1998 included in this prospectus have been audited by Arthur Andersen, independent auditors, and are included herein upon authority of said firm as experts in giving said report.

    The consolidated financial statements of @Entertainment, Inc. for the years ended December 31, 1996, 1997 and 1998 included in this prospectus have been audited by KPMG Polska Sp.zo.o, independent auditors, as indicated in their report with respect thereto, and are included herein upon the authority of said firm as experts in giving said report.

    The consolidated financial statements of A2000 Holding N.V. for the years ended December 31, 1997 and 1998 included in this prospectus have been audited by Arthur Andersen, independent auditors, as indicated in their report with respect thereto, and are included herein upon the authority of said firm as experts in giving said report.

    The consolidated financial statements of Kabel Plus, a.s. for the years ended December 31, 1997 and 1998 included in this prospectus have been audited by Arthur Andersen s.r.o, independent auditors, as indicated in their report with respect thereto, and are included herein upon the authority of said firm as experts in giving said report.

    The consolidated financial statements of NBS Nordic Broadband Services AB for the year ended December 31, 1998 included in this prospectus have been audited by Ernst & Young AB, independent auditors, as indicated in their report with respect thereto, and are included herein upon the authority of said firm as experts in giving said report.

    The consolidated financial statements of Singapore Telecom International Svenska AB, as of and for the year ended March 31, 1998 and the Reconciliation of Significant Differences between U.S. and Swedish Generally Accepted Accounting Principles included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements of SBS Broadcasting SA for the years ended December 31, 1996, 1997 and 1998 included in this prospectus have been audited by Ernst & Young, independent auditors, as indicated in their report with respect thereto, and are included herein upon the authority of said firm as experts in giving said report.

                        ENFORCEMENT OF CIVIL LIABILITIES

    We are incorporated under the laws of The Netherlands and certain members of our Supervisory Board, our Board of Management and certain of the experts named herein are residents of The Netherlands or other countries outside the United States. Substantially all of our assets and the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or such persons, or to enforce against us or such persons in courts in the United States judgments of such courts predicated upon the civil liability provisions of United States securities laws. We have been advised by legal counsel in The Netherlands, Loeff Claeys Verbeke, that because there is no convention on reciprocal recognition and enforcement of judgments in civil and commercial matters between the United States and The Netherlands, a final judgment rendered by a United States court will not automatically be enforced by the courts in The Netherlands. In order to obtain a judgment that is enforceable in The Netherlands, the relevant claim will have to be relitigated before a competent Dutch court. Under current practice, however, a final and conclusive judgment rendered by a United States court will be recognized by a Dutch court if it finds that (1) the final judgment results from proceedings compatible with Dutch concepts of due process and (2) the final judgment does not contravene public policy of The Netherlands. If the final judgment is recognized by a Dutch court, that court generally will grant the same judgment without relitigation on the merits. In addition, Dutch law does not recognize a shareholder's right to bring a derivative action on behalf of a corporation.

                             AVAILABLE INFORMATION

    We are subject to the informational reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, and in accordance therewith, file reports, proxy statements and other information with the U.S. Securities and Exchange Commission. Copies of reports, proxy statements and other information may be inspected at the offices of the National Association of Securities Dealers, Inc. 1735 K Street, N.W., Washington, D.C. 20006, U.S.A.

    We also comply with our obligations under Dutch law to prepare annual financial statements complying with the corporate law of The Netherlands and to deposit the same at the Commercial Register of the Chamber of Commerce and Industry in Amsterdam, The Netherlands.

                  STOCK MARKET OF AMSTERDAM EXCHANGES LISTING

    On October 19, 1999, the Board of Management authorized thereto by the general meeting of shareholders by a written resolution dated July 23, 1999 and having obtained the approval of the Supervisory Board, resolved to issue ordinary shares A to a nominal amount of (Euro)2.00 per share and to exclude the pre-emptive rights in this respect.

    Amsterdam Exchanges NV has designated our ordinary shares A as the subject of a new series of options to be listed on the AEX-Options Exchange. The first series will probably be introduced on October 19, 1999.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                         Number
                                                                         ------
UNITED PAN-EUROPE COMMUNICATIONS N.V.
  Independent Auditors' Report..........................................   F-4
  Consolidated Balance Sheets as of December 31, 1997 and 1998 and
   June 30, 1999 (unaudited) (Post-Acquisition).........................   F-5
  Consolidated Statements of Operations for the years ended December 31,
   1996 and 1997 (Pre-Acquisition), for the year ended December 31, 1998 and for the six months ended June 30, 1998 (unaudited) and 1999
   (unaudited) (Post-Acquisition).......................................   F-6
  Consolidated Statements of Shareholders' Equity (Deficit) for the
   years ended December 31, 1996 and 1997 (Pre-Acquisition), for the year ended December 31, 1998 and for the six months ended June 30,
   1999 (unaudited) (Post-Acquisition)..................................   F-7
  Consolidated Statements of Cash Flows for the years ended December 31,
   1996 and 1997 (Pre-Acquisition), for the year ended December 31, 1998 and for the six months ended June 30, 1998 (unaudited) and 1999
   (unaudited) (Post-Acquisition).......................................   F-9
  Notes to the Consolidated Financial Statements........................  F-12
UNITED TELEKABEL HOLDING N.V.
  Independent Auditors' Report..........................................  F-54
  Consolidated Balance Sheet as of December 31, 1998....................  F-55
  Consolidated Statement of Operations from August 6, 1998 (commencement of operations) until December 31, 1998...............................  F-56
  Consolidated Statement of Cash Flows from August 6, 1998 (commencement of operations) until December 31, 1998...............................  F-57
  Notes to Consolidated Financial Statements............................  F-58
N.V. TELEKABEL BEHEER
  Report of Independent Accountants.....................................  F-70
  Independent Auditors' Report..........................................  F-71
  Consolidated Balance Sheets as of December 31, 1997 and 1998..........  F-72
  Consolidated Statements of Operations for the years ended December 31,
   1996, 1997 and 1998..................................................  F-73
  Consolidated Statements of Cash Flows for the years ended December 31,
   1996, 1997 and 1998..................................................  F-74
  Consolidated Statement of Changes in Shareholder's Equity for the
   years ended December 31, 1996, 1997 and 1998.........................  F-75
  Notes to Consolidated Financial Statements............................  F-76
@ENTERTAINMENT, INC.
  Independent Auditors' Report..........................................  F-86
  Consolidated Balance Sheets as of December 31, 1997 and 1998 and June
   30, 1999 (unaudited).................................................  F-87
  Consolidated Statements of Operations for the years ended December 31,
   1996, 1997 and 1998 and for the six months ended June 30, 1998 and
   1999 (unaudited).....................................................  F-88
  Consolidated Statements of Comprehensive Loss for the years ended
   December 31, 1996, 1997 and 1998 and for the six months ended June
   30, 1998 and 1999 (unaudited)........................................  F-89
  Consolidated Statements of Changes in Stockholders' Equity for the
   years ended December 31, 1996, 1997 and 1998 ........................  F-90
  Consolidated Statements of Cash Flows for the years ended December 31,
   1996, 1997 and 1998 and the six months ended June 30, 1998 and 1999
   (unaudited)..........................................................  F-91
  Notes to Consolidated Financial Statements............................  F-92

                                                                          Page
                                                                         Number
                                                                         ------
A2000 HOLDING N.V.
  Independent Auditors' Report.......................................... F-128
  Consolidated Balance Sheets at December 31, 1997 and 1998 and June 30,
   1999 (unaudited)..................................................... F-129
  Consolidated Statement of Income for the years ended December 31, 1997 and 1998 and the six months ended June 30, 1998 (unaudited) and 1999
   (unaudited).......................................................... F-130
  Consolidated Statements of Cash Flows for the years ended December 31,
   1997 and 1998 and the six months ended June 30, 1998 (unaudited) and
   1999 (unaudited)..................................................... F-131
  Notes to Consolidated Financial Statements............................ F-132
KABEL PLUS a.s.
  Report of Independent Public Accountants.............................. F-146
  Consolidated Balance Sheets at December 31, 1997 and 1998 and June 30,
   1998 and 1999 (unaudited)............................................ F-147
  Consolidated Statements of Operations for the years ended December 31,
   1997 and 1998 and the six months ended June 30, 1998 and 1999
   (unaudited).......................................................... F-148
  Consolidated Statements of Cash Flows for the years ended December 31,
   1997 and 1998 and the six months ended June 30, 1998 and 1999
   (unaudited).......................................................... F-149
  Consolidated Statements of Shareholders' Equity for the years ended
   December 31, 1997 and 1998 and the six months ended June 30, 1998 and
   1999 (unaudited)..................................................... F-150
  Notes to Consolidated Financial Statements............................ F-151
NBS NORDIC BROADBAND SERVICES AB
  Administration Report................................................. F-162
  Consolidated Income Statement for 1998................................ F-163
  Consolidated Balance Sheet as of December 31, 1998.................... F-164
  Consolidated Cash Flow Statement for 1998............................. F-165
  Notes to Financial Statements......................................... F-166
  Report by the Independent Auditor..................................... F-173
  Consolidated Income Statement for the six months ended June 30, 1999
   (unaudited).......................................................... F-174
  Consolidated Balance Sheet as of June 30, 1999 (unaudited)............ F-175
  Consolidated Cash Flow Statement for the six months ended June 30,
   1999 (unaudited)..................................................... F-177
  Notes for the Financial Statements.................................... F-178
SINGAPORE TELECOM INTERNATIONAL SVENSKA AB
  Annual Report and Administration Report............................... F-179
  Consolidated Income Statements for the 12 months ended March 31, 1998 and 1997............................................................. F-180
  Consolidated Balance Sheets as of March 31, 1998 and 1997............. F-181
  Consolidated Funds Statements for the 12 months ended March 31, 1998 and 1997............................................................. F-183
  Income Statements--Parent Company for the 12 months ended March 31,
   1998 and 1997........................................................ F-184
  Balance Sheets--Parent Company as of March 31, 1998 and 1997.......... F-185
  Funds Statements--Parent Company for the 12 months ended March 31,
   1998 and 1997........................................................ F-187
  Accounting Principles................................................. F-188
  Notes to the Annual Accounts.......................................... F-190
  Auditors' Report of the Annual General Meeting of the Shareholders.... F-196
  Reconciliation of Significant Differences between US and Swedish
   Generally Accepted Accounting Principles............................. F-197
  Report of Independent Accountants on Reconciliation of Significant
   Differences between US and Swedish Generally Accepted Accounting
   Principles........................................................... F-200

                                                                          Page
                                                                         Number
                                                                         ------
SBS BROADCASTING SA
  Report of Independent Auditors ....................................... F-201
  Consolidated Balance Sheets at December 31, 1997 and 1998 and June 30,
   1999 (unaudited)..................................................... F-202
  Consolidated Statements of Operations for the years ended December 31,
   1996, 1997 and 1998 and the six months ended June 30, 1998 and 1999
   (unaudited).......................................................... F-203
  Consolidated Statements of Comprehensive Income for the years ended
   December 31, 1996, 1997 and 1998 and the six months ended June 30,
   1997 and 1998 (unaudited)............................................ F-203
  Consolidated Statements of Shareholders' Equity (Deficit) for the
   years ended December 31, 1997 and 1998 and the six months ended
   June 30, 1999 (unaudited)............................................ F-204
  Consolidated Statements of Cash Flows for the years ended December 31,
   1996, 1997 and 1998 and the six months ended June 30, 1998 and 1999
   (unaudited).......................................................... F-205
  Notes to Consolidated Financial Statements............................ F-207

                          INDEPENDENT AUDITORS' REPORT

To United Pan-Europe Communications N.V.

    We have audited the accompanying consolidated balance sheets of United Pan-Europe Communications N.V. (a N.V. registered in The Netherlands) and subsidiaries as of December 31, 1998 and December 31, 1997 (post-acquisition-- see Note 1), and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the years ended December 31, 1998 (post-acquisition--see Note 1), December 31, 1997 and December 31, 1996 (pre-acquisition--see Note 1). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in The Netherlands, which are substantially the same as those generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As discussed in Note 1 to the consolidated financial statements, the Company's parent company (United International Holdings, Inc.) acquired the remaining 50% interest in the Company effective December 11, 1997. Accordingly, the assets, liabilities and shareholders' equity acquired have been adjusted to reflect its parent's basis in the underlying net assets of the Company as of December 11, 1997. The proportional assets and liabilities acquired were recorded based upon their relative fair market values at the date of acquisition. Accordingly, the pre-acquisition and post-acquisition consolidated financial statements are not comparable in certain significant respects since these consolidated financial statements report the financial position, results of operations and cash flows on two separate accounting bases.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Pan-Europe Communications N.V. as of December 31, 1998 and December 31, 1997 (post-acquisition--see Note 1), and the results of its operations and its cash flows for the years ended December 31, 1998 (post-acquisition--see Note 1), December 31, 1997 and December 31, 1996 (pre-acquisition--see Note 1) in conformity with accounting principles generally accepted in the United States of America.

                                        Arthur Andersen

Amstelveen, The Netherlands,
March 29, 1999

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.
                          CONSOLIDATED BALANCE SHEETS
  (Stated in thousands of Dutch guilders, except share and per share amounts)

    As a result of the UPC Acquisition in December 1997 (see Note 1), the purchase method of accounting was used to record assets acquired and liabilities assumed by the parent company. Such accounting generally results in increased amortization and depreciation reported in future periods. Accordingly, the accompanying financial statements of the Company are not comparable in certain significant respects since these financial statements report financial position, results of operations, and cash flows on two separate accounting bases.

                                             As of December 31
                                            --------------------      As of
                                              1997       1998     June 30, 1999
                                            ---------  ---------  -------------
                                                   (Post-Acquisition)
                                                                   (unaudited)
ASSETS:
Current assets
 Cash and cash equivalents................    100,144     29,571      446,084
 Restricted cash..........................     22,220     30,263       10,650
 Subscriber receivables, net of allowance
  for doubtful accounts of 6,445, 9,260
  and 6,938, respectively.................      9,419     12,886       45,315
 Costs to be reimbursed by affiliated
  companies, net of allowance for doubtful
  accounts of 2,209, 0 and 139,
  respectively............................     14,970     27,277       20,638
 Other receivables........................     19,103     25,845       54,179
 Inventory................................     13,040     24,121       71,078
 Prepaid expenses and other current
  assets..................................      6,669     15,654       72,477
                                            ---------  ---------   ----------
   Total current assets...................    185,565    165,617      720,421
Marketable equity securities of parent, at
 fair value...............................     66,809    101,097      401,100
Investments in and advances to affiliated
 companies, accounted for under the equity
 method, net..............................    413,649    493,051      436,225
Property, plant and equipment, net of
 accumulated depreciation of 7,312, 87,708
 and 266,097, respectively................    484,982    602,997    1,930,525
Goodwill and other intangible assets, net
 of accumulated amortization of 1,716,
 39,109 and 88,354, respectively..........    690,046    680,032    1,603,904
Deferred financing costs, net of
 accumulated amortization of 217, 9,288
 and 5,072, respectively..................     23,943     21,663       38,854
Non-current restricted cash and other
 assets...................................     50,710      3,322       83,934
                                            ---------  ---------   ----------
   Total assets...........................  1,915,704  2,067,779    5,214,963
                                            =========  =========   ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
 (DEFICIT):
Current liabilities
 Accounts payable, including related party
  payables of 12,223, 15,671 and 9,477,
  respectively............................    126,178    141,917      168,778
 Accrued liabilities......................     34,731     56,840      126,884
 Subscriber prepayments and deposits......     24,533     45,757      126,375
 Short-term debt..........................      1,696     63,322        8,112
 Note payable to shareholder..............        --     175,012       13,872
 Current portion of long-term debt........    255,819    113,519       12,971
                                            ---------  ---------   ----------
   Total current liabilities..............    442,957    596,367      456,992
Long-term debt............................    966,100  1,174,749    1,479,739
Deferred taxes............................     44,508      8,657       39,618
Deferred compensation.....................      4,818    327,445        3,673
Other long-term liabilities...............      8,801      8,801        8,075
                                            ---------  ---------   ----------
   Total liabilities......................  1,467,184  2,116,019    1,988,097
                                            ---------  ---------   ----------
Commitments and contingencies (Notes 11
 and 12)
Minority interests in subsidiaries........      8,715     25,934       26,729
Shareholders' equity (deficit) (As
 adjusted for the 3:2 stock split. Note
 10)
 Priority stock, 0.661113 par value, 100
  shares authorized and 0, 0 and 100
  shares issued, respectively.............        --         --           --
 Common stock, 0.661113 par value,
  200,000,000 shares authorized and
  92,062,589, 92,285,604 and 129,246,123
  shares issued, respectively.............     61,348     61,497       85,446
 Additional paid-in capital...............    650,864    672,016    3,875,548
 Deferred compensation....................        --         --       (70,791)
 Treasury stock, at cost, 9,198,135,
  9,198,135 and 0 shares of common stock,
  respectively............................   (110,385)  (110,385)         --
 Accumulated deficit......................   (163,829)  (727,050)  (1,028,220)
 Other cumulative comprehensive income ...      1,807     29,748      338,154
                                            ---------  ---------   ----------
   Total shareholders' equity (deficit)...    439,805    (74,174)   3,200,137
                                            ---------  ---------   ----------
   Total liabilities and shareholders'
    equity (deficit)......................  1,915,704  2,067,779    5,214,963
                                            =========  =========   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
  (Stated in thousands of Dutch guilders, except share and per share amounts)

    As a result of the UPC Acquisition in December 1997 (see Note 1), the purchase method of accounting was used to record assets acquired and liabilities assumed by the parent company. Such accounting generally results in increased amortization and depreciation reported in future periods. Accordingly, the accompanying financial statements of the Company are not comparable in certain significant respects since these financial statements report financial position, results of operations, and cash flows on two separate accounting bases.

                                                               For the Years Ended December 31,
                                                    ------------------------------------------------------
                                                          1996              1997               1998
                                                    ----------------- ----------------- ------------------
                                                      For the Six Months
                                                        Ended June 30,
                                                    -------------------------
                                                       1998         1999
                                                    ------------ ------------
                                                    (Pre-Acquisition) (Pre-Acquisition) (Post-Acquisition)
Service and other revenue....................             245,179           337,255            408,970
Operating expense............................             (82,439)         (118,508)          (138,459)
Selling, general and administrative expense..             (81,176)         (119,067)          (481,703)
Depreciation and amortization................             (79,832)         (132,888)          (187,646)
                                                       ----------        ----------         ----------
 Net operating (loss) income.................               1,732           (33,208)          (398,838)
Interest income..............................               2,757             6,512              7,397
Interest expense.............................             (14,263)          (41,995)           (92,308)
Interest expense, related party..............             (24,212)          (28,743)           (12,047)
Provision for loss on investment related
 costs.......................................                 --            (18,888)            (6,230)
Gain on sale of assets.......................                 --                --                 --
Foreign exchange (loss) gain and other
 expense.....................................             (21,200)          (41,063)             2,690
                                                       ----------        ----------         ----------
 Net loss before income taxes and other
  items......................................             (55,186)         (157,385)          (499,336)
Share in results of affiliated companies,
 net.........................................             (30,712)          (25,458)           (63,823)
Minority interests in subsidiaries...........              (2,208)              152              1,153
Income tax benefit (expense).................                (509)            1,649             (1,215)
                                                       ----------        ----------         ----------
 Net loss....................................             (88,615)         (181,042)          (563,221)
                                                       ==========        ==========         ==========
Basic and diluted net loss per ordinary
 share(1)....................................               (0.96)            (1.98)             (6.80)
                                                       ==========        ==========         ==========
Weighted-average number of ordinary shares
 outstanding(1)..............................          92,062,589        91,533,381         82,869,342
--------------------------------------------------
                                                       ==========        ==========         ==========
                                                      (Post-Acquisition)
                                                    (Unaudited)  (Unaudited)
Service and other revenue....................          195,270       331,954
Operating expense............................          (66,111)     (151,090)
Selling, general and administrative expense..          (62,374)     (265,138)
Depreciation and amortization................          (94,953)     (148,404)
                                                    ------------ ------------
 Net operating (loss) income.................          (28,168)     (232,678)
Interest income..............................            2,017        13,520
Interest expense.............................          (44,343)      (60,156)
Interest expense, related party..............           (3,812)       (1,951)
Provision for loss on investment related
 costs.......................................              --            --
Gain on sale of assets.......................              --         14,625
Foreign exchange (loss) gain and other
 expense.....................................           (8,234)       (2,595)
                                                    ------------ ------------
 Net loss before income taxes and other
  items......................................          (82,540)     (269,235)
Share in results of affiliated companies,
 net.........................................          (31,619)      (33,168)
Minority interests in subsidiaries...........            1,722           115
Income tax benefit (expense).................            1,114         1,118
                                                    ------------ ------------
 Net loss....................................         (111,323)     (301,170)
                                                    ============ ============
Basic and diluted net loss per ordinary
 share(1)....................................            (1.34)        (2.60)
                                                    ============ ============
Weighted-average number of ordinary shares
 outstanding(1)..............................       82,864,454   115,954,697
--------------------------------------------------
                                                    ============ ============

--------
(1)As adjusted for the 3:2 stock split (Note 10).


    The accompanying notes are an integral part of these consolidated financial statements.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

         CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT) (2) (Stated in thousands of Dutch guilders, except share amounts)

   As a result of the UPC Acquisition in December 1997 (see Note 1), the purchase method of accounting was used to record assets acquired and liabilities assumed by the parent company. Such accounting generally results in increased amortization and depreciation reported in future periods. Accordingly, the accompanying financial statements of the Company are not comparable in certain significant respects since these financial statements report financial position, results of operations, and cash flows on two separate accounting bases.

                                                                                                                       Other
                                                                                                                    Cumulative
                  Priority Stock       Ordinary Stock   Additional                 Treasury Stock                  Comprehensive
                  -----------------   -----------------  Paid-In     Deferred   ---------------------  Accumulated    Income
                  Shares    Amount    Shares(2)  Amount  Capital   Compensation  Shares(2)    Amount     Deficit     (Loss)(1)
                  -------   -------   ---------- ------ ---------- ------------ -----------  --------  ----------- -------------
Balances,
 December 31,
 1995...........                      92,062,589 61,348   266,447      --               --        --     (48,856)      (2,751)
Contribution by
 United of
 additional
 Investment in
 affiliate......       --        --          --     --     21,344      --               --        --         --           --
Change in
 cumulative
 translation
 Adjustments....       --        --          --     --        --       --               --        --         --         5,021
Net loss........                             --     --        --                        --        --     (88,615)         --
Total
 comprehensive
 income (loss)..       --        --          --     --        --       --               --        --         --           --
                   -------   -------  ---------- ------  --------      ---      -----------  --------   --------      -------
Balances,
 December 31,
 1996
 (Pre
 Acquisition)...       --        --   92,062,589 61,348   287,791      --               --        --    (137,471)       2,270
Contribution by
 United of
 additional
 investment in
 affiliate......       --        --          --     --     12,002      --               --        --         --           --
Gain on sale of
 stock by
 subsidiary.....       --        --          --     --      3,274      --               --        --         --           --
Change in
 cumulative
 translation
 Adjustments....       --        --          --     --        --       --               --        --         --          (463)
Net loss for the
 period from
 January 1, 1997
 to December 10,
 1997...........       --        --          --     --        --       --               --        --    (171,898)         --
Total
 comprehensive
 income (loss)..       --        --          --     --        --       --               --        --         --           --
                   -------   -------  ---------- ------  --------      ---      -----------  --------   --------      -------
Balances,
 December 10,
 1997
 (Pre
 Acquisition)...       --        --   92,062,589 61,348   303,067      --               --        --    (309,369)       1,807
Buyout of
 shareholder's
 interest.......       --        --          --     --        --       --       (24,378,396) (292,561)       --           --
Reissuance of
 shares upon
 Conversion of
 PIK Notes......       --        --          --     --    (12,277)     --        15,180,261   182,176        --           --
Application of
 push-down
 accounting and
 step up in
 basis..........       --        --          --     --    514,758      --               --        --         --           --
Elimination of
 historical
 accumulated
 Deficit of UPC
 attributable to
 Philips........       --        --          --     --   (154,684)     --               --        --     154,684          --
Net loss for the
 period from
 December 11,
 1997 to
 December 31,
 1997...........       --        --          --     --        --       --               --        --      (9,144)         --
Total
 comprehensive
 income (loss)..       --        --          --     --        --       --               --        --         --           --
                   -------   -------  ---------- ------  --------      ---      -----------  --------   --------      -------
Balances,
 December 31,
 1997
 (Post
 Acquisition)...       --        --   92,062,589 61,348   650,864      --        (9,198,135) (110,385)  (163,829)       1,807
Issuance of
 shares for
 Acquisition of
 receivable.....       --        --      223,015    149     2,439      --               --        --         --           --
Contribution by
 United of
 additional
 Investment in
 affiliate......       --        --          --     --      7,778      --               --        --         --           --
Issuance of
 convertible
 debt...........       --        --          --     --     10,935      --               --        --         --           --
Unrealized gain
 on investment..       --        --          --     --        --       --               --        --         --        44,223
Gain on sale of
 investment.....       --        --          --     --        --       --               --        --         --        (1,826)
Change in
 cumulative
 translation
 Adjustments....       --        --          --     --        --       --               --        --         --       (14,456)
Net loss........       --        --          --     --        --       --               --        --    (563,221)         --
Total
 comprehensive
 income (loss)..       --        --          --     --        --       --               --        --         --           --
                   -------   -------  ---------- ------  --------      ---      -----------  --------   --------      -------
Balances,
 December 31,
 1998
 (Post
 Acquisition)...       --        --   92,285,604 61,497   672,016      --        (9,198,135) (110,385)  (727,050)      29,748
                   =======   =======  ========== ======  ========      ===      ===========  ========   ========      =======
                   Total
                  ---------
Balances,
 December 31,
 1995...........   276,188
Contribution by
 United of
 additional
 Investment in
 affiliate......    21,344
Change in
 cumulative
 translation
 Adjustments....     5,021
Net loss........   (88,615)
                  ---------
Total
 comprehensive
 income (loss)..   (83,594)
                  =========
Balances,
 December 31,
 1996
 (Pre
 Acquisition)...   213,938
Contribution by
 United of
 additional
 investment in
 affiliate......    12,002
Gain on sale of
 stock by
 subsidiary.....     3,274
Change in
 cumulative
 translation
 Adjustments....      (463)
Net loss for the
 period from
 January 1, 1997
 to December 10,
 1997...........  (171,898)
                  ---------
Total
 comprehensive
 income (loss)..  (172,361)
                  =========
Balances,
 December 10,
 1997
 (Pre
 Acquisition)...    56,853
Buyout of
 shareholder's
 interest.......  (292,561)
Reissuance of
 shares upon
 Conversion of
 PIK Notes......   169,899
Application of
 push-down
 accounting and
 step up in
 basis..........   514,758
Elimination of
 historical
 accumulated
 Deficit of UPC
 attributable to
 Philips........       --
Net loss for the
 period from
 December 11,
 1997 to
 December 31,
 1997...........    (9,144)
                  ---------
Total
 comprehensive
 income (loss)..    (9,144)
                  =========
Balances,
 December 31,
 1997
 (Post
 Acquisition)...   439,805
Issuance of
 shares for
 Acquisition of
 receivable.....     2,588
Contribution by
 United of
 additional
 Investment in
 affiliate......     7,778
Issuance of
 convertible
 debt...........    10,935
Unrealized gain
 on investment..    44,223
Gain on sale of
 investment.....    (1,826)
Change in
 cumulative
 translation
 Adjustments....   (14,456)
Net loss........  (563,221)
                  ---------
Total
 comprehensive
 income (loss)..  (535,280)
                  =========
Balances,
 December 31,
 1998
 (Post
 Acquisition)...   (74,174)
                  =========

-------
(footnotes on following page)

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

         (Stated in thousands of Dutch guilders, except share amounts)

                      Priority Stock        Ordinary Stock    Additional                Treasury Stock
                      -----------------   ------------------   Paid-In     Deferred   --------------------  Accumulated
                      Shares    Amount     Shares(2)  Amount   Capital   Compensation Shares(2)    Amount     Deficit
                      -------   -------   ----------- ------  ---------- ------------ ----------  --------  -----------
Balances,
 December 31,
 1998
 (Post-Acquisition)..      --        --    92,285,604 61,497    672,016         --    (9,198,135) (110,385)   (727,050)
Change in par
 value of
 ordinary shares
 (unaudited)....           --        --           --    (486)       486         --           --        --          --
Issuance of
 priority shares
 (unaudited)....           100       --           --     --         --          --           --        --          --
Issuance of
 ordinary shares
 in public
 offering, net
 of offering
 costs
 (unaudited)....           --        --    35,401,865 23,405  2,526,270         --     9,198,135   110,385         --
Issuance of
 convertible
 debt
 (unaudited)....           --        --           --     --      29,006         --           --        --          --
Issuance of
 ordinary shares
 upon exercise
 of DIC option
 (unaudited)....           --        --     1,558,654  1,030     88,619         --           --        --          --
Issuance of
 warrants
 (unaudited)....           --        --           --     --      64,400         --           --        --          --
Change in stock
 option plan due
 to public
 offering
 (unaudited)....           --        --           --     --     310,099     (31,772)         --        --          --
Deferred
 compensation
 expense related
 to stock
 options, net
 (unaudited)....           --        --           --     --     184,652    (132,276)         --        --          --
Amortization of
 deferred
 compensation
 (unaudited)....           --        --           --     --         --       93,257          --        --          --
Unrealized gain
 on investment
 (unaudited)....           --        --           --     --         --          --           --        --          --
Change in
 cumulative
 translation
 adjustments
 (unaudited)....           --        --           --     --         --          --           --        --          --
Net loss
 (unaudited)....           --        --           --     --         --          --           --        --     (301,170)
                       -------   -------  ----------- ------  ---------    --------   ----------  --------  ----------
Balances, June
 30, 1999
 (unaudited)....           100       --   129,246,123 85,446  3,875,548     (70,791)         --        --   (1,028,220)
                       =======   =======  =========== ======  =========    ========   ==========  ========  ==========
                          Other
                       Cumulatime
                      Comprehensive
                         Income
                        (Loss)(1)     Total
                      ------------- ----------
Balances,
 December 31,
 1998
 (Post-Acquisition)..     29,748      (74,174)
Change in par
 value of
 ordinary shares
 (unaudited)....             --           --
Issuance of
 priority shares
 (unaudited)....             --           --
Issuance of
 ordinary shares
 in public
 offering, net
 of offering
 costs
 (unaudited)....             --     2,660,060
Issuance of
 convertible
 debt
 (unaudited)....             --        29,006
Issuance of
 ordinary shares
 upon exercise
 of DIC option
 (unaudited)....             --        89,649
Issuance of
 warrants
 (unaudited)....             --        64,400
Change in stock
 option plan due
 to public
 offering
 (unaudited)....             --       278,327
Deferred
 compensation
 expense related
 to stock
 options, net
 (unaudited)....             --        52,376
Amortization of
 deferred
 compensation
 (unaudited)....             --        93,257
Unrealized gain
 on investment
 (unaudited)....         300,003      300,003
Change in
 cumulative
 translation
 adjustments
 (unaudited)....           8,403        8,403
Net loss
 (unaudited)....             --      (301,170)
                      ------------- ----------
Balances, June
 30, 1999
 (unaudited)....         338,154    3,200,137
                      ============= ==========

-------
(1) As of December 31, 1995, 1996 and 1997 Other Cumulative Comprehensive Income (Loss) represents foreign currency translation adjustments. As of December 31, 1998, Other Cumulative Comprehensive Income (Loss) represents foreign currency translation adjustments of (12,649) and unrealized gain on investment of 42,397. As of June 30, 1999, Other Cumulative Comprehensive Income (Loss) represents foreign currency translation adjustments of (4,246) (unaudited) and unrealized gain on investment of 342,400 (unaudited).
(2) As adjusted for the 3:2 stock split (Note 10).

  The accompanying notes are an integral part of these consolidated financial statements.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    (Stated in thousands of Dutch guilders)

    As a result of the UPC Acquisition in December 1997 (see Note 1), the purchase method of accounting was used to record assets acquired and liabilities assumed by the parent company. Such accounting generally results in increased amortization and depreciation reported in future periods. Accordingly, the accompanying financial statements of the Company are not comparable in certain significant respects since these financial statements report financial position, results of operations, and cash flows on two separate accounting bases.

                                                                     For the Six Months
                             For the Years Ended December 31,          Ended June 30,
                          -------------------------------------- ----------------------------
                              1996         1997         1998        1998        1999
                          ------------ ------------ ------------ ----------- -----------
                             (Pre-        (Pre-        (Post-      (Post-Acquisition)
                          Acquisition) Acquisition) Acquisition) (Unaudited) (Unaudited)
Cash flows from
 operating activities:
Net loss................     (88,615)    (181,042)    (563,221)   (111,323)    (301,170)
Adjustments to reconcile
 net loss to net cash
 flows from operating
 activities:
 Depreciation and
  amortization..........      79,832      132,888      187,646      94,953      148,404
 Amortization of
  deferred financing
  costs.................         --           642        9,234       4,299        2,043
 Accretion of DIC Loan..         --           --           --          --        10,111
 Share in results of
  affiliated companies,
  net...................      30,712       25,458       63,823      31,619       33,168
 Compensation expense
  related to stock
  options...............         --         4,818      322,627         406      100,186
 Minority interests in
  subsidiaries..........       2,208         (152)      (1,153)     (1,722)        (115)
 Exchange rate
  differences in loans..      20,544       43,441      (12,653)     (1,405)         442
 Gain on sale of
  investment............         --           --        (1,826)        --       (14,625)
 Loss on repayment of
  loan..................         --           --           --          --         5,012
 Provision for loss on
  investment related
  costs.................         --        18,888        6,230         --           --
 Other..................       1,173          978        1,739       1,667         (884)
 Changes in assets and
  liabilities:
 (Increase) decrease in
  receivables...........     (31,932)      24,102      (19,739)    (11,150)     (42,017)
 Increase in
  inventories...........      (1,611)      (2,229)      (8,670)     (4,392)     (37,277)
 Increase in other non-
  current Assets........        (309)      (2,544)      (2,004)       (845)     (27,288)
 Increase in other
  current liabilities...      25,553       69,551       77,191      52,701       56,125
 (Decrease) increase in
  deferred taxes and
  other long-term
  liabilities...........       4,975       (2,366)      13,776      (4,095)       6,098
                            --------    ---------     --------    --------   ----------
Net cash flows from
 operating activities...      42,530      132,433       73,000      50,713      (61,787)
                            --------    ---------     --------    --------   ----------
Cash flows from
 investing activities:
Restricted cash
 (deposited) released,
 net....................         --       (22,220)      (8,043)      9,010       19,613
Purchase of parent
 company's stock........         --       (66,809)         --          --           --
Investment in bonds.....         --           --           --          --       (34,493)
(Investments in and
 advances to) repayment
 from affiliated
 companies, net.........     146,726       (3,869)    (200,324)       (486)     (50,985)
Capital expenditures....    (106,647)    (145,630)    (281,678)    (97,545)    (315,377)
New acquisitions, net of
 cash acquired..........     (46,473)    (127,882)    (210,039)   (190,505)    (871,161)
Release (deposit) to
 acquire minority
 interest in
 subsidiary.............         --       (47,000)      47,000         --           --
Sale of affiliated
 companies..............         --        11,070       39,737         --        36,687
                            --------    ---------     --------    --------   ----------
Net cash flows from
 investing activities...      (6,394)    (402,340)    (613,347)   (279,526)  (1,215,716)
                            --------    ---------     --------    --------   ----------
Cash flows from
 financing activities:
Proceeds from initial
 public offering, net...         --           --           --          --     2,660,060
Proceeds from exercise
 of option..............         --           --           --          --        89,649
Proceeds from short-term
 borrowings.............     302,959      260,560       29,390         --        15,394
Proceeds from long-term
 borrowings.............      23,113    1,141,539      529,630     270,889      682,260
Deferred financing
 costs..................         --       (24,585)     (10,023)     (3,074)     (10,598)
Repayments of long and
 short-term borrowings..    (440,440)    (587,929)    (252,641)   (205,993)  (1,549,273)
(Repayments) borrowings
 on note payable to
 shareholder............         --           --       176,078     129,925     (157,437)
Dividends paid to
 minority shareholders..      (2,388)        (171)        (521)        --           --
Redemption of
 convertible loans......         --      (170,371)         --          --           --
Purchase shares from
 shareholder............         --      (292,561)         --          --           --
Repayments on short-term
 note...................         --           --           --          --      (36,358)
                            --------    ---------     --------    --------   ----------
Net cash flows from
 financing activities...    (116,756)     326,482      471,913     191,747    1,693,697
                            --------    ---------     --------    --------   ----------
Effect of exchange rates
 on cash................         366          (72)      (2,139)       (910)         319
                            --------    ---------     --------    --------   ----------
Net increase (decrease)
 in cash and cash
 equivalents............     (80,254)      56,503      (70,573)    (37,976)     416,513
Cash and cash
 equivalents at
 beginning of period....     123,895       43,641      100,144     100,144       29,571
                            --------    ---------     --------    --------   ----------
Cash and cash
 equivalents at end of
 period.................      43,641      100,144       29,571      62,168      446,084
                            ========    =========     ========    ========   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

                    (Stated in thousands of Dutch guilders)

    As a result of the UPC Acquisition in December 1997 (see Note 1), the purchase method of accounting was used to record assets acquired and liabilities assumed by the parent company. Such accounting generally results in increased amortization and depreciation reported in future periods. Accordingly, the accompanying financial statements of the Company are not comparable in certain significant respects since these financial statements report financial position, results of operations, and cash flows on two separate accounting bases.

                                                                                                       For the Six Months
                                                                   For the Year Ended December           Ended June 30,
                                                              -------------------------------------- -----------------------
                                                                  1996         1997         1998        1998        1999
                                                              ------------ ------------ ------------ ----------- -----------
                                                                 (Pre-        (Pre-        (Post-      (Post-Acquisition)
                                                              Acquisition) Acquisition) Acquisition) (Unaudited) (Unaudited)
Non-cash investing and financing activities:
 Issuance of shares upon conversion of PIK notes.............       --       169,899           --          --          --
                                                                =======      =======      ========    ========    ========
 Contribution of net assets of Dutch cable systems to new
  joint venture..............................................       --           --        259,153         --          --
                                                                =======      =======      ========    ========    ========
 Purchase money notes payable to sellers.....................       --           --         36,720         --          --
                                                                =======      =======      ========    ========    ========
 Acquisition of interest in affilate for United stock........       --           --          9,935         --          --
                                                                =======      =======      ========    ========    ========
 Unrealized gain on investment...............................       --           --         42,397      36,632     300,003
                                                                =======      =======      ========    ========    ========
 Issuance of warrants........................................       --           --            --          --       64,400
                                                                =======      =======      ========    ========    ========
 Purchase money note payable to sellers......................       --           --            --       36,720         --
                                                                =======      =======      ========    ========    ========
Supplemental cash flow disclosures:
 Cash paid for interest......................................   (32,674)     (80,810)      (69,066)    (34,816)    (75,050)
                                                                =======      =======      ========    ========    ========
 Cash received for interest..................................     2,757        5,077         6,990       1,030      12,638
                                                                =======      =======      ========    ========    ========
Acquisition of Dutch cable assets:
 Property, plant and equipment and other assets..............       --           --       (106,000)   (106,000)        --
 Goodwill....................................................       --           --        (74,762)    (74,762)        --
                                                                -------      -------      --------    --------    --------
 Total cash paid.............................................       --           --       (180,762)   (180,762)        --
                                                                =======      =======      ========    ========    ========
Acquisition of Norway cable systems:
 Working capital.............................................     2,221        3,790           --          --          --
 Property, plant and equipment...............................   (90,413)     (23,541)          --          --          --
 Goodwill and other intangible assets........................   (71,509)     (69,673)          --          --          --
 Other assets................................................       --           (57)          --          --          --
 Short-term debt.............................................   140,619        2,854           --          --          --
 Other liabilities...........................................    10,271        1,557           --          --          --
                                                                -------      -------      --------    --------    --------
 Total cash paid.............................................    (8,811)     (85,070)          --          --          --
                                                                =======      =======      ========    ========    ========
Acquisition of remaining interest in UPC:
 Property, plant and equipment...............................       --        18,271           --          --          --
 Investments in and advances to affiliates...................       --       129,742           --          --          --
 Goodwill....................................................       --       366,745           --          --          --
                                                                -------      -------      --------    --------    --------
 Total allocation of purchase accounting Adjustments.........       --       514,758           --          --          --
                                                                =======      =======      ========    ========    ========
Acquisition of 49% of UTH:
 Property, plant and equipment...............................       --           --            --          --     (349,306)
 Investments in affiliated companies.........................       --           --            --          --      (91,319)
 Goodwill....................................................       --           --            --          --     (560,880)
 Long-term liabilities.......................................       --           --            --          --      472,945
 Net current liabilities.....................................       --           --            --          --       10,499
                                                                -------      -------      --------    --------    --------
 Total cash paid.............................................       --           --            --          --     (518,061)
                                                                -------      -------      --------    --------    --------
 Cash acquired...............................................       --           --            --          --       26,576
                                                                -------      -------      --------    --------    --------
                                                                    --           --            --          --     (491,485)
--------------------------------------------------
                                                                =======      =======      ========    ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

                    (Stated in thousands of Dutch guilders)

                                                                                                       For the Six Months
                                                                   For the Year Ended December           Ended June 30,
                                                              -------------------------------------- -----------------------
                                                                  1996         1997         1998        1998        1999
                                                              ------------ ------------ ------------ ----------- -----------
                                                                 (Pre-        (Pre-        (Post-      (Post-Acquisition)
                                                              Acquisition) Acquisition) Acquisition) (Unaudited) (Unaudited)
Acquisition of 100% of GelreVision:
 Property, plant and equipment...............................       --           --           --           --     (105,237)
 Goodwill....................................................       --           --           --           --     (143,423)
 Long term liabilities.......................................       --           --           --           --        9,023
 Net current liabilities.....................................       --           --           --           --        5,712
                                                                -------      -------      -------      -------    --------
 Total cash paid.............................................       --           --           --           --     (233,925)
 Cash acquired...............................................       --           --           --           --          290
                                                                -------      -------      -------      -------    --------
                                                                    --           --           --           --     (233,635)
                                                                =======      =======      =======      =======    ========
Acquisition of 100% of SKT:
 Property, plant and equipment...............................       --           --           --           --      (42,003)
 Goodwill....................................................       --           --           --           --      (42,127)
 Net current assets..........................................       --           --           --           --       (6,520)
                                                                -------      -------      -------      -------    --------
 Total cash paid.............................................       --           --           --           --      (90,650)
 Cash acquired...............................................       --           --           --           --        2,449
                                                                -------      -------      -------      -------    --------
                                                                    --           --           --           --      (88,201)
                                                                =======      =======      =======      =======    ========
Acquisition of 95.7% of RCF:
 Property, plant and equipment...............................       --           --           --           --     (113,417)
 Goodwill....................................................       --           --           --           --      (13,633)
 Net current assets..........................................       --           --           --           --      (12,241)
 Long-term liabilities.......................................       --           --           --           --       81,382
                                                                -------      -------      -------      -------    --------
 Total cash paid.............................................       --           --           --           --      (57,909)
 Cash acquired...............................................       --           --           --           --           69
                                                                -------      -------      -------      -------    --------
                                                                    --           --           --           --      (57,840)
--------------------------------------------------
                                                                =======      =======      =======      =======    ========


  The accompanying notes are an integral part of these consolidated financial statements.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997 (Pre-Acquisition),
              AS OF DECEMBER 31, 1997 AND 1998 (Post-Acquisition),
            FOR THE YEAR ENDED DECEMBER 31, 1998 (Post-Acquisition),
     FOR THE SIX MONTHS ENDED JUNE 30, 1998 (Unaudited) (Post-Acquisition),
AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1999 (Unaudited) (Post-Acquisition)

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)

1. Organization and Nature of Operations

    United Pan-Europe Communications N.V., formerly known as United and Philips Communications B.V. ("UPC" or the "Company"), was formed for the purpose of acquiring and developing multi-channel television and telecommunications systems in Europe. On July 13, 1995, UnitedGlobalCom, Inc. ("United"), (formerly known as United International Holdings, Inc.), a United States of America corporation, and Philips Electronics N.V. ("Philips"), contributed their respective ownership interests in European and Israeli multi-channel television systems to UPC. Philips contributed to UPC its 95% interest in cable television systems in Austria, its 100% interest in cable television systems in Belgium, and its minority interests in multi-channel television systems in Germany, The Netherlands (KTE) and France (Citecable). United contributed its interests in multi-channel television systems in Israel, Ireland, the Czech Republic, Malta, Norway, Hungary, Sweden and Spain. United also contributed United States dollars ("$")78.2 million in cash (including accrued interest of $3.2 million) to UPC and issued to Philips 3,169,151 shares of its Class A Common Stock having a value of $50.0 million (at date of closing). In addition, UPC issued to Philips $133.6 million of convertible subordinated pay-in-kind notes (the "PIK Notes"). As a result of this transaction, United and Philips each owned a 50% economic and voting interest in UPC.

    On December 11, 1997, United acquired Philips' 50% interest in UPC (the "UPC Acquisition"), thereby making it an effectively wholly-owned subsidiary of United (subject to certain employee equity incentive compensation arrangements) through its wholly-owned subsidiary UIH Europe, Inc. ("UIHE"). The entity's name was changed to United Pan-Europe Communications N.V., and its legal seat was transferred from Eindhoven to Amsterdam. Through its cable-based communications networks in 10 countries in Europe and in Israel, UPC currently offers cable television services and is further developing and upgrading its network to provide digital video, voice and Internet/data services in its Western European markets.

    As part of the UPC Acquisition, (i) UPC purchased the 3,169,151 shares of Class A Common Stock of United held by Philips (66,800), (ii) United purchased 169,899 of the accreted amount of UPC's PIK Notes and redeemed them for 15,180,261 shares of UPC, (iii) UPC repaid to Philips the remaining 170,371 accreted amount of the PIK Notes (339,800), (iv) United purchased 13,121,604 shares of UPC directly from Philips, and (v) UPC repurchased Philips' remaining equity interest in UPC (24,378,396 shares). The UPC Acquisition was financed with proceeds from a long-term revolving credit facility through UPC with a syndicate of banks (305,200) (the "Senior Revolving Credit Facility"), a bridge bank facility through a subsidiary of UPC $111,200 (224,000) (the "Bridge Bank Facility") and a cash investment by United of 327,400. Approximately 479,000 drawn on the Senior Revolving Credit Facility was used to repay existing debt of UPC in conjunction with the UPC Acquisition.

    United acquisition of Philips' interest in UPC was accounted for as a step acquisition under purchase accounting. As a result of UPC becoming effectively wholly owned by United, such purchase accounting adjustments, along with existing basis differences, were pushed down to the financial statements of UPC and a new basis of accounting was established for the UPC net assets acquired by United. As of December 11, 1997, the proportional net assets of UPC acquired by United were recorded at fair market value based on

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)

the purchase price paid by United, along with additional basis differences at the United level existing as of that date. The total consideration paid to Philips for their 50% interest in UPC, the resulting amount paid in excess of Philips' proportionate share of UPC's net assets at that date plus United's existing basis in excess of their proportionate share of UPC's net assets is summarized below. In addition, the table below presents how such total excess was allocated to UPC's underlying assets as of December 11, 1998.

   UPC's net asset value at December 10, 1997........................    56,853
   Cash paid to Philips by UPC for 24,378,396 shares in UPC..........  (292,561)
   Conversion by United of PIK notes acquired from Philips at cost to
    15,180,261 of UPC's shares.......................................   169,899
                                                                       --------
   UPC's net asset value prior to application of push down
    accounting.......................................................   (65,809)
                                                                       --------
   United's proportionate share of UPC's net assets at December 10,
    1997.............................................................    28,427
   United's existing basis difference related to their original interest in UPC dating back to July 1995 formation of UPC (as
    adjusted through December 10, 1997)..............................    93,184
   Cash paid to Philips by United for 13,121,604 shares in UPC.......   157,439
   Conversion by United of PIK notes acquired from Philips at cost to
    15,180,261 of UPC's shares.......................................   169,899
                                                                       --------
                                                                        448,494
                                                                       --------
     Total purchase accounting adjustment............................   514,758
                                                                       ========

    The total purchase accounting adjustments were allocated to UPC's underlying assets as follows:

   Property, plant and equipment.......................................   18,271
   Investment in and advances to affiliates............................  129,742
   Goodwill............................................................  366,745
                                                                        --------
     Total.............................................................  514,758
                                                                        ========

    As a result of the UPC Acquisition and the associated push-down of United basis on December 11, 1997, the consolidated balance sheets as of December 31, 1998 and 1997 as well as the consolidated statements of operations and cash flows subsequent to December 31, 1998 are presented on a "post-acquisition" basis. The primary difference in the consolidated statement of operations presented on a "post-acquisition" basis compared to a "pre-acquisition" basis consists of additional depreciation and amortization on the above purchase accounting adjustments. The consolidated statements of operations and cash flows for the year ended December 31, 1997 include the post-acquisition results of the Company for the period from December 11, 1997 through December 31, 1997, which reflects 1,980 of new basis depreciation and amortization resulting from push-down accounting as well as approximately 4,034 of interest expense from purchase related indebtedness. Due to immateriality, the entire fiscal year ended December 31, 1997 is presented as "pre-acquisition" in the accompanying consolidated statements of operations and cash flows.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)


    The following pro forma consolidated operating results for the years ended December 31, 1997 and 1996 give effect to the UPC Acquisition as if it had occurred at the beginning of the periods presented. This pro forma consolidated financial information does not purport to represent what the Company's results of operations would actually have been if such transaction had in fact occurred on such dates. he pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable.

                                For the Year Ended       For the Year Ended
                                 December 31, 1997        December 31, 1996
                              ------------------------ ------------------------
                              Historical  Pro Forma(1) Historical  Pro Forma(1)
                              ----------  ------------ ----------  ------------
Service and other revenue...     337,255      337,255     245,179      245,179
Operating expense...........    (118,508)    (118,508)    (82,439)     (82,439)
Selling, general and
 administrative expense.....    (119,067)    (119,067)    (81,176)     (81,176)
Depreciation and
 amortization...............    (132,888)    (158,920)    (79,832)    (105,195)
                              ----------   ----------  ----------   ----------
  Net operating income
   (loss)...................     (33,208)     (59,240)      1,732      (23,631)
Interest income.............       6,512        6,512       2,757        2,757
Interest expense............     (41,995)     (83,221)    (14,263)     (55,465)
Interest expense, related
 party......................     (28,743)         --      (24,212)         --
Provision for loss on
 investment related costs...     (18,888)     (18,888)        --           --
Foreign exchange loss and
 other expense..............     (41,063)     (32,622)    (21,200)     (16,906)
                              ----------   ----------  ----------   ----------
  Net loss before income
   taxes and other items....    (157,385)    (187,459)    (55,186)     (93,245)
Share in results of
 affiliated companies, net..     (25,458)     (33,627)    (30,712)     (39,361)
Minority interests in
 subsidiaries...............         152          152      (2,208)      (2,208)
Income tax benefit
 (expense)..................       1,649        1,649        (509)        (509)
                              ----------   ----------  ----------   ----------
  Net loss..................    (181,042)    (219,285)    (88,615)    (135,323)
                              ==========   ==========  ==========   ==========
Basic and diluted net loss
 per ordinary share.........       (1.98)       (2.64)      (0.96)       (1.63)
                              ----------   ----------  ----------   ----------
Weighted-average number of
 ordinary shares
 outstanding................  91,533,381   82,864,454  92,062,589   82,864,454
                              ==========   ==========  ==========   ==========

--------
(1) Includes additional depreciation and amortization related to the step-up in basis in tangible assets, investments in and advances to affiliated companies and new goodwill, interest expense from the Senior Revolving Credit Facility and the Bridge Bank Facility, net of elimination of historical interest expense on the PIK Notes and refinanced credit facilities, and foreign exchange loss on the U.S. dollar-denominated Bridge Bank Facility, net of elimination of historical foreign exchange loss on the PIK Notes.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)


    The following chart presents a summary of the Company's significant investments in multi-channel television, programming and telephony operations as of December 31, 1998:

                                      UPC

Austria:
  Telekabel Group ("Telekabel Group")....................................  95.0%
Belgium:
  Radio Public N.V./S.A. ("TVD")......................................... 100.0%
Czech Republic:
  KabelNet............................................................... 100.0%
  Ceska Programova Spolecnost SRO ("TV Max")............................. 100.0%
France:
  Mediareseaux Marne S.A. ("Mediareseaux")(1)............................  99.6%
Hungary:
  Telekabel Hungary ("Telekabel Hungary")................................  79.3%
  Telekabel Hungary Programming..........................................  50.0%
  Monor Communications Group, Inc. ("Monor")............................. 44.75%
Ireland:
  Tara Television Limited ("Tara").......................................  80.0%
Israel: (through UII)
  Tevel Israel International Communications Ltd. ("Tevel")...............  46.6%
Malta: (through UII)
  Melita Cable TV P.L.C. ("Melita")......................................  50.0%
The Netherlands:
  United Telekabel Holding N.V. ("UTH")(2)...............................  51.0%
Norway:
  Janco Multicom ("Janco Multicom")...................................... 100.0%
Romania:
  Multicanal Holdings.................................................... 100.0%
  Control Cable Ventures................................................. 100.0%
  Eurosat................................................................  51.0%
Slovak Republic:
  Trnavatel..............................................................  75.0%
  Kabeltel............................................................... 100.0%

--------
(1) The minority shareholder holds warrants giving it the right to purchase for a nominal amount new shares corresponding to 4.6% of Mediareseaux's share capital. Accordingly, we have a 95% economic interest in Mediareseaux.
(2) On August 6, 1998, UPC merged its Dutch cable television systems consisting of its 50% interest in A2000 Holding N.V. ("A2000") and its wholly owned subsidiary Cable Network Brabant Holding B.V. ("CNBH") with those of a Dutch energy company ("NUON"), forming a new company, UTH. Following the merger, UPC held 51% of UTH. In February 1999, UPC exercised its ability to increase its interest to 100% (see Note 3).

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)


2. Summary of Significant Accounting Policies

 Basis of Presentation

    The accompanying consolidated financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles. The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    In December 1998 and February 1999, UPC acquired telephony and programming assets from United through the issuance of new shares (see Notes 3 and 16). As the acquisition was between entities under common control, the transaction was accounted for at historical cost, similar to pooling of interests accounting. It is generally accepted that, consistent with a pooling-of-interests accounting, prior period financial statements of the transferee are restated for all periods in which the transferred operations were part of parent's consolidated financial statements. Accordingly, we have restated all periods presented as if UPC had acquired the telephony and programming assets from United as of the date of United's initial investment.

 Principles of Consolidation

    The accompanying consolidated financial statements include the accounts of UPC and all subsidiaries where it exercises a controlling financial interest through the ownership of a majority voting interest, except for UTH, from inception through February 1, 1999 where because of certain minority shareholder's rights the Company accounts for its investment in UTH using the equity method of accounting. On February 17, 1999, UPC acquired the minority shareholder's interest in UTH and began consolidating UTH effectively February 1, 1999. All significant intercompany accounts and transactions have been eliminated in consolidation.

 Cash and Cash Equivalents

    Cash and cash equivalents include cash and investments with original maturities of less than three months.

 Allowance for Doubtful Accounts

    The allowance for doubtful accounts is based upon the Company's assessment of probable loss related to overdue accounts receivable. Upon disconnection of the subscriber, the account is fully reserved. The allowance is maintained on the books until receipt of payment, the account is deemed uncollectable or a maximum of three years.

 Restricted Cash

    Cash held as collateral for letters of credit and other loans is classified based on the expected expiration of such facilities.

 Costs to be Reimbursed by Affiliated Companies

    The Company incurs costs on behalf of affiliated companies, such as salaries and benefits, travel and professional services. These costs are reimbursed by the affiliated companies.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)


 Marketable Equity Securities of Parent

    The Company classifies its investments in marketable equity securities of United as available-for-sale and reports such investments at fair market value. Unrealized gains and losses are charged or credited to equity, realized gains and losses and other than temporary declines in market value are included in operations.

 Investments in and Advances to Affiliated Companies, Accounted for under the Equity Method

    For those investments in companies in which the Company's ownership interest is 20% to 50%, its investments are held through a combination of voting common stock, preferred stock, debentures or convertible debt and/or the Company exerts significant influence through board representation and management authority, or in which majority control is deemed to be temporary, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's proportionate share of net earnings or losses of the affiliates, limited to the extent of the Company's investment in and advances to the affiliates, including any debt guarantees or other contractual funding commitments. The Company's proportionate share of net earnings or losses of affiliates includes the amortization of the excess of its cost over its proportionate interest in each affiliate's net tangible assets or the excess of its proportionate interest in each affiliate's net tangible assets in excess of its cost.

 Property, Plant and Equipment

    Property, plant and equipment is stated at cost. Additions, replacements, installation costs and major improvements are capitalized, and costs for normal repair and maintenance of property, plant and equipment are charged to expense as incurred. Assets constructed by subsidiaries of UPC incorporate overhead expense and interest charges incurred during the period of construction; investment subsidies are deducted. Depreciation is calculated using the straight-line method over the economic life of the asset, taking into account the residual value. The economic lives of property, plant and equipment at acquisition are as follows:

      Cable distribution networks...................................  7-20 years
      Subscriber installation costs and converters..................     5 years
      MMDS distribution facilities..................................  7-20 years
      Office equipment, furniture and fixtures......................   3-8 years
      Buildings and leasehold improvements.......................... 20-33 years
      Other.........................................................  3-10 years

 Goodwill and Other Intangible Assets

    The excess of investments in consolidated subsidiaries over the net tangible asset value at acquisition is amortized on a straight line basis over 15 years. Licenses in newly-acquired companies are recognized at the fair market value of those licenses at the date of acquisition. Licenses in new franchise areas include the capitalization of direct costs incurred in obtaining the license. The license value is amortized on a straight-line basis over the initial license period, up to a maximum of 20 years.

 Recoverability of Tangible and Intangible Assets

    The Company evaluates the carrying value of all tangible and intangible assets whenever events or circumstances indicate the carrying value of assets may exceed their recoverable amounts. An impairment

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)

loss is recognized when the estimated future cash flows (undiscounted and without interest) expected to result from the use of an asset are less than the carrying amount of the asset. Measurement of an impairment loss is based on fair value of the asset computed using discounted cash flows if the asset is expected to be held and used. Measurement of an impairment loss for an asset held for sale would be based on fair market value less estimated costs to sell.

 Deferred Financing Costs

    Costs to obtain debt financing are capitalized and amortized over the life of the debt facility using the effective interest method.

 Other Comprehensive Income

    The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which requires that an enterprise (i) classify items of other comprehensive income by their nature in a financial statement and (ii) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

 Revenue Recognition

    Revenue is primarily derived from the sale of cable television services to subscribers and is recognized in the period the related services are provided. Initial installation fees are recognized as revenue in the period in which the installation occurs, to the extent installation fees are equal to or less than direct selling costs, which are expensed. To the extent installation fees exceed direct selling costs, the excess fees are deferred and amortized over the average contract period. All installation fees and related costs with respect to reconnections and disconnections are recognized in the period in which the reconnection or disconnection occurs because reconnection fees are charged at a level equal to or less than related reconnection costs.

 Concentration of Credit Risk

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables. Concentrations of credit risk with respect to trade receivables are limited due to the Company's large number of customers and their dispersion across many different countries in Europe.

 Stock-Based Compensation

    Stock-based compensation is recognized using the intrinsic value method for the Company's stock option plans, which results in compensation expense for the difference between the grant price and the fair market value at each new measurement date.

 Income Taxes

    The Company accounts for income taxes under the asset and liability method which requires recognition of deferred tax assets and liabilities for the expected future income tax consequences of transactions which have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)

and income tax basis of assets, liabilities and loss carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Net deferred tax assets are then reduced by a valuation allowance if management believes it is more likely than not they will not be realized. Withholding taxes are taken into consideration in situations where the income of subsidiaries is to be paid out as dividends in the near future. Such withholding taxes are generally charged to income in the year in which the dividend income is generated.

 Basic and Diluted Loss Per Share

    The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). "Basic loss per share" is determined by dividing net loss available to ordinary shareholders by the weighted-average number of ordinary shares outstanding during each period. "Diluted loss per share" includes the effects of potentially issuable common stock, but only if dilutive. Therefore, the Company's stock option plans and convertible securities are excluded from the Company's diluted loss per share for all periods presented because their effect would be anti-dilutive.

 Foreign Operations and Foreign Exchange Rate Risk

    The functional currency for the Company's foreign operations is the applicable local currency for each affiliate company. Assets and liabilities of foreign subsidiaries for which the functional currency is the local currency are translated at exchange rates in effect at period-end, and the statements of operations are translated at the average exchange rates during the period. Exchange rate fluctuations on translating foreign currency financial statements into Dutch guilders that result in unrealized gains or losses are referred to as translation adjustments. Cumulative translation adjustments are recorded as a separate component of shareholders' equity included in Other Comprehensive Income (Loss).

    Transactions denominated in currencies other than the local currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in income as unrealized (based on period-end translations) or realized upon settlement of the transactions.

    Cash flows from the Company's operations in foreign countries are translated based on their functional currencies. As a result, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not agree to changes in the corresponding balances on the consolidated balance sheets. The effects of exchange rate changes on cash balances held in foreign currencies are reported as a separate line below cash flows from financing activities.

    The Company and certain of its operating companies have notes payable and notes receivable that are denominated in a currency other than their own functional currency. In general, the Company and the operating companies do not execute hedge transactions to reduce the Company's exposure to foreign currency exchange rate risks. Accordingly, the Company may experience economic loss and a negative impact on earnings and equity with respect to its holdings solely as a result of foreign currency exchange rate fluctuations.

    On January 1, 1999, eleven of the fifteen member countries of the European Union fixed their conversion rates between their existing sovereign currencies and the Euro, eliminating the foreign exchange rate fluctuation exposure of UPC related to its operating subsidiaries in the eleven countries (includes UPC's subsidiaries in The Netherlands, Austria, Belgium, France, Ireland and Spain). UPC's investments in countries outside the eleven countries which have adopted the Euro include Norway, Hungary, Israel and Malta.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)


 New Accounting Principles

    The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which requires that a public business enterprise report certain financial and descriptive information about its reportable segments. The Company adopted SFAS 131 for the year ended December 31, 1998.

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 "Accounting For the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), which provides guidance on accounting for the costs of computer software developed or obtained for internal use. SOP 98-1 identifies the characteristics of internal-use software and provides examples to assist in determining when computer software is for internal use. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998, for projects in progress and prospectively, with earlier application encouraged. Management believes that the adoption of SOP 98-1 will not have a material effect on the financial statements.

    The American Institute of Certified Public Accountants recently issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"), which is required to be adopted by affected companies for fiscal years beginning after December 15, 1998. SOP 98-5 defines start-up and organization costs, which must be expensed as incurred. In addition, all deferred start-up and organization costs existing as of January 1, 1999 must be written-off and accounted for as a cumulative effect of an accounting change. The Company does not expect the adoption of SOP 98-5 to have a material effect on its financial position or results of operations.

    The Financial Accounting Standards Board ("FASB") recently issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which requires that companies recognize all derivatives as either assets or liabilities in the balance sheet at fair value. Under SFAS 133, accounting for changes in fair value of a derivative depends on its intended use and designation. SFAS 133 is effective for fiscal years beginning after June 15, 1999. The Company is currently assessing the effect of this new standard.

    In June 1999, the FASB approved Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities-- Deferral of the Effective Date of FASB Statement No. 133" ("SFAS 137"). SFAS 137 amends the effective date of SFAS 133. SFAS 133 will now be effective for fiscal quarters of all fiscal years beginning after June 15, 2000. The Company currently is assessing the effect of this new standard.

3. Acquisitions and Dispositions

 Norkabel

    In October 1996, the Company increased its ownership in Norkabelgruppen A/S ("Norkabel") from 8.3% to 100% for a purchase price of Norwegian kroner ("NKr")32.5 million (8,811). Details of the net assets acquired were as follows (using the exchange rate as of December 31, 1996):

      Working capital.................................................   (2,221)
      Property, plant and equipment...................................   90,413
      Goodwill and other intangible assets............................   71,509
      Short-term debt................................................. (140,619)
      Other liabilities...............................................  (10,271)
                                                                       --------
        Total cash paid...............................................    8,811
                                                                       ========

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)


    The following pro forma condensed consolidated operating results for the period ended December 31, 1996 gives effect to the acquisition of Norkabel as if it had occurred at the beginning of the period presented. This pro forma condensed consolidated financial information does not purport to represent what the Company's results of operations would actually have been if such transaction had in fact occurred on such date. The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable.

                                                        For the Year Ended
                                                         December 31, 1996
                                                       ----------------------
                                                       Historical  Pro Forma
                                                       ----------  ----------
   Service and other revenue..........................    245,179     288,749
                                                       ==========  ==========
   Net loss...........................................    (88,615)   (121,097)
                                                       ==========  ==========
   Basic and diluted net loss per ordinary share......      (0.96)      (1.32)
                                                       ==========  ==========
   Weighted-average number of ordinary shares
    outstanding....................................... 92,062,589  92,062,589
                                                       ==========  ==========

 Janco Kabel-TV

    In January 1997, UPC purchased a 70.2% interest in Janco Kabel-TV A/S ("Janco") for NKr313.8 million (85,070). Concurrent with the transaction, UPC deposited 47,000 with a bank as collateral for an obligation to seller to purchase the remaining 29.8% interest. Details of the net assets acquired at 70.2% were as follows (using the exchange rate as of December 31, 1996):

      Working capital................................................... (3,790)
      Property, plant and equipment..................................... 23,541
      Goodwill and other intangible assets.............................. 69,673
      Other assets......................................................     57
      Short-term debt................................................... (2,854)
      Other liabilities................................................. (1,557)
                                                                         ------
        Total cash paid................................................. 85,070
                                                                         ======

    In November 1997, UPC's wholly-owned subsidiary Norkabel merged with and into UPC's 70.2%-owned subsidiary, Janco, to give UPC an 87.3% interest in the new entity Janco Multicom. UPC received a call option and the minority shareholder received a put option to acquire or respectively sell all the remaining minority shareholders interest of Janco Multicom AS. In November 1998, UPC exercised its call option and acquired the remaining minority shareholder interest in Janco Multicom AS for 37,200. The residual restricted funds held with a bank as collateral were released.

    The following pro forma condensed consolidated operating results for the year ended December 31, 1996 gives effect to the acquisition of Janco as if it had occurred at the beginning of 1996. This pro forma condensed consolidated financial information does not purport to represent what the Company's results of operations would actually have been if such transaction had in fact occurred on such date. The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)


                                                        For the Year Ended
                                                         December 31, 1996
                                                       ----------------------
                                                       Historical  Pro Forma
                                                       ----------  ----------
   Service and other revenue..........................    245,179     270,467
                                                       ==========  ==========
   Net loss...........................................    (88,615)   (102,378)
                                                       ==========  ==========
   Basic and diluted net loss per ordinary share......      (0.96)      (1.11)
                                                       ==========  ==========
   Weighted-average number of ordinary shares
    outstanding....................................... 92,062,589  92,062,589
                                                       ==========  ==========

 Combivisie
    Effective January 1, 1998, UPC acquired certain assets, including The Netherlands cable systems of Stichting Combivisie Regio ("Combivisie"), for 180,762. The purchase was funded with a 60,000 draw on the Senior Revolving Credit Facility and 120,762 of bank financing. Details of the net assets acquired were as follows:

      Property, plant and equipment and other assets.................... 106,000
      Goodwill..........................................................  74,762
                                                                         -------
        Total cash paid................................................. 180,762
                                                                         =======

    The following pro forma condensed consolidated operating results for the years ended December 31, 1997 and 1996 give effect to the acquisition of Combivisie as if it had occurred at the beginning of the periods presented. This pro forma condensed consolidated financial information does not purport to represent what the Company's results of operations would actually have been if such transaction had in fact occurred on such date. The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable.

                                 For the Year Ended      For the Year Ended
                                  December 31, 1996       December 31, 1997
                                ----------------------  ----------------------
                                Historical  Pro Forma   Historical  Pro Forma
                                ----------  ----------  ----------  ----------
   Service and other revenue..     245,179     272,322     337,255     366,227
                                ==========  ==========  ==========  ==========
   Net loss...................     (88,615)    (90,919)   (181,042)   (182,330)
                                ==========  ==========  ==========  ==========
   Basic and diluted net loss
    per ordinary share........       (0.96)      (0.99)      (1.98)      (1.99)
                                ==========  ==========  ==========  ==========
   Weighted-average number of
    ordinary shares
    outstanding...............  92,062,589  92,062,589  91,533,381  91,533,381
                                ==========  ==========  ==========  ==========

 Telekabel Hungary

    On June 29, 1998, UPC acquired Time Warner Entertainment Company's ("TWE") interest in its Hungarian multi-channel television system assets for $9,500 (19,380) in cash and a non-interest bearing promissory note in the amount of $18,000 (36,720) (the "Time Warner Note"). UPC and TWE retained their respective percentage interests in the programming assets in Hungary. UPC has granted TWE an option to acquire UPC's interest in such programming assets as well as TV Max in consideration for the cancellation of the Time Warner Note. On June 30, 1998, UPC merged its 100%-owned Hungarian multi-

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)

channel television systems ("Kabelkom") with Hungary's second largest multiple system operator to form the new joint venture Telekabel Hungary. UPC retains a 79.25% ownership interest in the new entity. In March 1999, Time Warner exercised their option to acquire UPC's interest in the programming assets and TV Max (See Note 16.)

 A2000

    In July 1995, prior to the formation of UPC, Philips Media and US WEST formed a 50/50 joint venture ("A2000") for the purpose of acquiring certain cable television distribution networks in the Amsterdam, Netherlands area. In connection with this transaction Philips and US WEST borrowed NLG680 million on a bridge loan basis from a bank. Such funds were used to (i) purchase from certain municipalities licenses totaling NLG360 million (ii) make initial capital contributions to A2000 totaling NLG90 million and (iii) fund intercompany loans to A2000 totaling NLG230 million. Upon UPC's formation, Philips Media assigned its ownership interest in licenses and its investment and advances in A2000 to UPC. The following table reflects the amounts recorded on UPC's books as a result of this transaction:

      Licenses........................................................  180,000
      Investment and advances.........................................  160,000
      Debt............................................................ (340,000)

    Subsequently, UPC and US WEST contributed approximately NLG45 million each to a subsidiary of A2000 in order to increase its statutory equity for financing purposes. During January 1996, A2000 obtained long-term financing of NLG320 million and on behalf of UPC and US WEST reduced the bridge loan. UPC and US WEST repaid the remaining portion of the bridge loan (totaling NLG360 million) through equal contributions of NLG180 million. UPC accounted for its 50% ownership interest in A2000 (until it was contributed into UTH) as an equity method investment.

 UTH

    On August 6, 1998, UPC merged its Dutch cable television systems with those of NUON, forming a new company, UTH (the "UTH Transaction"), which was accounted for as the formation of a joint venture with NUON's and UPC's net assets recorded at their historical carrying values. Following the merger, UPC holds 51% of UTH. The agreement provides UPC with a call option exercisable after August 6, 1999 to acquire 50% of NUON's 49% ownership interest in UTH. If UPC exercises the call option, NUON can exercise the secondary put option, requiring UPC to purchase its remaining interest in UTH. The agreement provides NUON with a put option exercisable after August 6, 1999 to require UPC to purchase 50% of NUON's 49% interest in UTH. If NUON exercises the put option, UPC can exercise the secondary call option, requiring NUON to sell its remaining interest in UTH to UPC. The UTH shareholder agreement provides for essentially joint governance by NUON and UPC on almost all significant participating and protective type rights until either the call or put option is exercised. Although UPC retains a majority economic and voting interest in UTH, because of joint governance on most significant operating decisions, UPC accounts for its investment in UTH using the equity method of accounting.

    On February 17, 1999, the Company acquired the remaining 49% of UTH from NUON (the "NUON Transaction") for NLG518.1 million. In addition, UPC repaid NUON and assumed from NUON a NLG33.3 million subordinated loan, including accrued interest, dated December 31, 1998, owed by UTH to NUON. The purchase of NUON's interest and payment of the loan were funded with proceeds from UPC's initial public offering (see note 17).

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)

    Effectively February 1, 1999, UPC began consolidating its investment in UTH. Details of the net assets acquired, based on preliminary purchase price allocations using information currently available were as follows:

      Property, plant and equipment...................................  349,306
      Investments in affiliated companies.............................   91,319
      Goodwill........................................................  560,880
      Long-term liabilities........................................... (472,945)
      Net current liabilities.........................................  (10,499)
                                                                       --------
        Total cash paid...............................................  518,061
                                                                       ========

    The following pro forma condensed consolidated operating results for the years ended December 31, 1997 and 1998 and the six months ended June 30, 1998 and 1999 give effect to the UTH Transaction and the NUON Transaction as if they both had occurred at the beginning of the periods presented. This pro forma condensed consolidated financial information does not purport to represent what the Company's results of operations would actually have been if such transactions had in fact occurred on such date. The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable.

                                                                              For the Six               For the Six
                          For the Year Ended      For the Year Ended          Months Ended             Months Ended
                           December 31, 1997       December 31, 1998         June 30, 1998             June 30, 1999
                         ----------------------  ----------------------  -----------------------  ------------------------
                         Historical  Pro Forma   Historical  Pro Forma   Historical   Pro Forma   Historical    Pro Forma
                         ----------  ----------  ----------  ----------  -----------  ----------  -----------  -----------
                                                                         (unaudited)              (unaudited)
Service and other
 revenue................    337,255     474,488     408,970     595,011     195,270      269,598      331,954      351,798
                         ==========  ==========  ==========  ==========  ==========   ==========  ===========  ===========
Net loss................   (181,042)   (210,417)   (563,221)   (616,491)   (111,323)    (129,928)    (301,170)    (308,009)
                         ==========  ==========  ==========  ==========  ==========   ==========  ===========  ===========
Weighted-average number
 of ordinary shares
 outstanding............ 91,533,381  91,533,381  82,869,342  82,869,342  82,864,454   82,864,454  115,954,697  115,954,697
                         ==========  ==========  ==========  ==========  ==========   ==========  ===========  ===========
Basic and diluted net
 loss per ordinary
 share..................      (1.98)      (2.30)      (6.80)      (7.44)      (1.34)       (1.57)       (2.60)       (2.66)
                         ==========  ==========  ==========  ==========  ==========   ==========  ===========  ===========

 UII

    In November 1998, the Company (i) acquired from TINTA its indirect 23.3% and 25% interests in the Tevel and Melita systems for $91.5 million, doubling the Company's respective ownership in these systems to 46.6% and 50%, respectively, (ii) purchased an additional 5% interest in Princes Holdings and 5% of Tara in consideration for 384,531 shares of United held by UPC, and (iii) sold the 5% interest in Princes Holdings, together with its existing 20% interest, to TINTA for $20.5 million. The net payment of $71.0 million to TINTA ($68.0 million after closing adjustments) was funded with the proceeds of a $90.0 million promissory note made by a subsidiary of the Company to its primary partners in the Tevel system. (see Note 9 -- DIC Loan).

Purchase of Certain Telephony and Programming Assets from United

    In December 1998, in exchange for 6,330,340 newly-issued ordinary shares of UPC, United sold to us their:

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)


  . 44.75% economic interest in Monor, a traditional telephony and cable television system in the Monor region of Hungary;

  . 75% interest in Tara, a company providing Irish programming to the U.K.
    markets.

    Accordingly, because this was an exchange between entities under common control, we have restated our financial statements for all periods in which the operations of these companies were part of United's consolidated financial statements (see Note 2 and Note 16).

Other

    The assets of Intercabo, Portugal were sold in January 1998 for 4,000. During 1997, the Company made a strategic decision to sell its interest in Intercabo due to competitive factors which had recently emerged in Portugal. After several offers to purchase Intercabo were received by the Company during 1997, it became apparent that the Company's investment in Intercabo had become permanently impaired based on its decision to sell its investment. Accordingly, an impairment loss of 18,888 was recognized during 1997, which included the writedown of our investment, net of expected proceeds, of 13,436 and the writeoff of intercompany receivables of 5,452.

    The operating results of Intercabo included in the Company's 1997 consolidated results included revenue of 549, a net operating loss of 4,945 and a net loss of 5,227.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)


4. Investments in and Advances to Affiliated Companies, Accounted for Under the Equity Method

                                             As of June 30, 1999 (Unaudited)
                         ------------------------------------------------------------------------
                            Investments in    Cumulative      Cumulative      Cumulative
                           and Advances to    Dividends  Share in Results of  Translation
                         Affiliated Companies  Received  Affiliated Companies Adjustments  Total
                         -------------------- ---------- -------------------- ----------- -------
A2000...................       192,822             --          (26,078)             --    166,744
Tevel(2) ...............       197,644         (12,121)         (4,334)          13,047   194,236
Melita(2) ..............        27,984             --            1,638              859    30,481
Monor...................         9,890             --           (3,123)         (14,909)   (8,142)
Xtra Music..............        20,097             --           (3,402)             606    17,301
IPS.....................        26,709             --              386            3,704    30,799
Other, net..............         4,938             --             (137)               5     4,806
                               -------         -------         -------          -------   -------
  Total.................       480,084         (12,121)        (35,050)           3,312   436,225
                               =======         =======         =======          =======   =======

                                                 As of December 31, 1998
                         ------------------------------------------------------------------------
                            Investments in    Cumulative      Cumulative      Cumulative
                           and Advances to    Dividends  Share in Results of  Translation
                         Affiliated Companies  Received  Affiliated Companies Adjustments  Total
                         -------------------- ---------- -------------------- ----------- -------
UTH(4)..................       272,508             --          (22,780)             --    249,728
Tevel(2)................       191,716         (12,121)           (777)          (9,562)  169,256
Melita(2)...............        28,018             --            1,985             (141)   29,862
Telekabel Hungary
 Programming(3).........        24,404             --           (7,723)            (787)   15,894
Monor...................        21,358             --           (4,916)         (14,835)    1,607
Xtra Music..............        10,598             --           (1,067)             --      9,531
IPS.....................        10,419             --             (337)           2,514    12,596
Other, net..............         4,568             --                9              --      4,577
                               -------         -------         -------          -------   -------
  Total.................       563,589         (12,121)        (35,606)         (22,811)  493,051
                               =======         =======         =======          =======   =======

                                   As of December 31, 1997
               ----------------------------------------------------------------
                  Investments in          Cumulative        Cumulative
                 and Advances to      Share in Results of   Translation
               Affiliated Companies Affiliated Companies(1) Adjustment   Total
               -------------------- ----------------------- ----------- -------
A2000.........       220,933                 (571)               --     220,362
UII(2)........       103,029                  (64)               --     102,965
Kabelkom......        57,783                  247                --      58,030
Monor.........        21,358                 (535)            (5,426)    15,397
IPS...........        10,100                  --               3,212     13,312
Other, net....         3,583                  --                 --       3,583
                     -------                 ----             ------    -------
  Total.......       416,786                 (923)            (2,214)   413,649
                     =======                 ====             ======    =======

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)

    The Company had the following differences related to the excess of cost over the net tangible assets acquired for its equity investments. Such differences are being amortized over 15 years:

                             As of December 31, 1997   As of December 31, 1998
                            -------------------------- -----------------------
                              Basis      Accumulated     Basis    Accumulated
                            Difference Amortization(1) Difference Amortization
                            ---------- --------------- ---------- ------------
A2000......................  231,041         --             --          --
UTH........................      --          --           2,781         (62)
Tevel(2)...................      --          --         152,417      (6,334)
Melita(2)..................      --          --          24,377        (852)
UII(2).....................   64,618         --             --          --
Kabelkom...................   38,161         --             --          --
Telekabel Hungary
 Programming(3)............      --          --          14,419        (570)
Monor......................    5,480         --           1,672        (131)
Xtra Music.................      --          --           6,776        (138)
                             -------         ---        -------      ------
  Total....................  339,300         --         202,442      (8,087)
                             =======         ===        =======      ======

--------
(1) In connection with the UPC Acquisition, certain purchase accounting adjustments were pushed down to the financial statements of UPC, a new basis of accounting was established on December 11, 1997, and cumulative share in results of affiliated companies and accumulated amortization was reset to zero as of that date (see Note 1).
(2) In November 1998 the Company acquired from TINTA its interests in Tevel and Melita, and sold its interest in Princes Holdings (see Note 3).
(3) Represents the Company's remaining investment in Telekabel Hungary Programming after the transaction with TWE (see Note 3).
(4) In February 1999, the Company acquired the remaining 49% of UTH and began consolidating UTH as of February 1, 1999 (see Note 3 and 17).

    Summary financial information for Tevel is as follows:

                                                          As of        As of
                                                       December 31, December 31,
                                                           1997         1998
                                                       ------------ ------------
   Cash...............................................       117           60
   Tangible fixed assets..............................   133,009      118,451
   Other assets.......................................    35,895      447,057
                                                         -------      -------
     Total assets.....................................   169,021      565,568
                                                         =======      =======
   Current liabilities................................    45,569       42,174
   Notes payable......................................    11,829       20,404
   Long-term debt.....................................     9,794      426,604
   Other long-term liabilities........................    27,884       26,659
   Shareholders' value................................    73,945       49,727
                                                         -------      -------
     Total liabilities and shareholders' value........   169,021      565,568
                                                         =======      =======

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)


                                                          For the Years
                                                       Ended December 31,
                                                     -------------------------
                                                      1996     1997     1998
                                                     -------  -------  -------
   Revenue.........................................  154,647  187,099  203,662
   Costs...........................................  (79,221) (91,499) (80,418)
   Depreciation and amortization...................  (26,839) (30,867) (47,977)
                                                     -------  -------  -------
     Net operating income..........................   48,587   64,733   75,267
   Financial charges, including interest expense
    from related
     Parties, and foreign exchange results.........  (11,437)  (7,948) (64,589)
     Net loss before income taxes and other items..    4,671   (5,745)  16,345
   Share in results of affiliated companies........    2,342       51  (12,414)
                                                     -------  -------  -------
     Net income....................................   44,163   51,091   14,609
                                                     =======  =======  =======

    Summary financial information for A2000 is as follows:

                                                             As of      As of
                                                          December 31, July 31,
                                                              1997     1998(1)
                                                          ------------ --------
   Liquid assets.........................................     6,868      2,336
   Other current assets..................................    35,557     53,177
   Financial fixed assets................................       543        634
   Tangible fixed assets.................................   309,291    341,186
   Intangible fixed assets...............................   122,189    117,797
                                                            -------    -------
     Total assets........................................   474,448    515,130
                                                            =======    =======
   Current liabilities...................................    67,652     88,372
   Provisions............................................     2,154      1,508
   Long-term debt........................................   426,000    479,000
   Shareholders' value...................................   (21,358)   (53,750)
                                                            -------    -------
     Total liabilities and shareholders' value...........   474,448    515,130
                                                            =======    =======

                                                      For the         For the
                                                    Years Ended     Seven Months
                                                   December 31,        Ended
                                                  ----------------    July 31,
                                                   1996     1997      1998(1)
                                                  -------  -------  ------------
   Revenue.......................................  89,893  101,450     69,668
   Costs......................................... (49,064) (67,687)   (52,329)
   Depreciation and amortization................. (43,789) (50,846)   (36,114)
                                                  -------  -------    -------
     Net operating loss..........................  (2,960) (17,083)   (18,775)
   Financial charges and other................... (12,745) (16,751)   (13,617)
   Income tax (provision) benefit................    (224)   9,826        --
                                                  -------  -------    -------
     Net loss.................................... (15,929) (24,008)   (32,392)
                                                  =======  =======    =======

--------
(1) Effective August 6, 1998, A2000 was contributed to UTH as part of the UTH Transaction.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)


    Summary financial information for UTH is as follows:

                                                                       For the
                                                                      One Month
                                                                        Ended
                                                                     January 31,
                                                                        1999
                                                                     -----------
                                                                     (unaudited)
      Revenue.......................................................    19,844
      Costs.........................................................   (12,629)
      Depreciation and amortization.................................    (8,246)
                                                                       -------
        Net operating loss..........................................    (1,031)
      Share in result of affiliated companies.......................    (5,022)
      Financial charges and other...................................    (4,768)
      Income tax (provision) benefit................................       242
                                                                       -------
        Net loss....................................................   (10,579)
                                                                       =======

5. Marketable Equity Securities of Parent

    As a result of the UPC Acquisition, a subsidiary of UPC acquired 3,169,151 shares of United's Class A Common shares, valued at fair market value of 66,809 as of December 11, 1997. In November 1998, UPC used 384,531 shares to acquire an additional 5% interest in each of Tara and PHL. Accordingly, unrealized gains recorded in equity totaling approximately 1,826, were reversed out of equity and recorded as a realized gain in the consolidated statement of operations. As of December 31, 1998, the fair value of the remaining 2,784,620 shares was 101,097, resulting in an unrealized gain of 42,397 for the year ended December 31, 1998. These shares are pledged under the Bridge Bank Facility (see Note 9). As of June 30, 1999, the fair market value of the shares was 401,100 (unaudited), resulting in an unrealized gain of 300,003 (unaudited) for the six months ended June 30, 1999.

6. Property, Plant and Equipment

                                             As of December 31,       As of
                                             --------------------   June 30,
                                              1997(1)     1998        1999
                                             ---------- ---------  -----------
                                                                   (unaudited)
   Cable distribution networks..............   364,655    466,087   1,897,643
   Subscriber premises equipment and
    converters..............................    81,301    134,527     131,783
   MMDS distribution facilities.............    12,958     13,873      15,284
   Office equipment, furniture and
    fixtures................................    13,074     35,294      28,354
   Buildings and leasehold improvements.....     3,713     12,754      32,834
   Other....................................    16,593     28,170      90,724
                                             ---------  ---------   ---------
                                               492,294    690,705   2,196,622
     Accumulated depreciation...............    (7,312)   (87,708)   (266,097)
                                             ---------  ---------   ---------
     Net property, plant and equipment......   484,982    602,997   1,930,525
                                             =========  =========   =========

--------
(1) In connection with the UPC Acquisition, certain purchase accounting adjustments were pushed down to the financial statements of UPC, a new basis of accounting was established on December 11, 1997, and accumulated depreciation was reset to zero as of that date (see Note 1).

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)


7. Goodwill and Other Intangible Assets

                                             As of December 31,       As of
                                             --------------------   June 30,
                                              1997(1)     1998        1999
                                             ---------- ---------  -----------
                                                                   (unaudited)
   UTH......................................       --         --      847,369
   Telekabel Group..........................   389,513    389,513     389,382
   Janco Multicom...........................   152,226    165,494     185,221
   CNBH(2)..................................    80,491        --          --
   Telekabel Hungary........................       --      97,429      95,139
   TVD......................................    42,223     42,189      44,928
   UPC......................................       --         --       64,400
   SKT Bratislava...........................       --         --       42,301
   RCF......................................       --         --       13,633
   Other....................................    27,309     24,516       9,885
                                             ---------  ---------   ---------
                                               691,762    719,141   1,692,258
     Accumulated amortization...............    (1,716)   (39,109)    (88,354)
                                             ---------  ---------   ---------
     Net goodwill and other intangible
      assets................................   690,046    680,032   1,603,904
                                             =========  =========   =========

--------
(1) In connection with the UPC Acquisition, certain purchase accounting adjustments were pushed down to the financial statements of UPC, a new basis of accounting was established on December 11, 1997, and accumulated amortization was reset to zero as of that date (see Note 1).
(2) Effective August 6, 1998, CNBH was contributed to UTH as part of the UTH Transaction.

8. Short-Term Debt

 Time Warner Note

    Short-term debt as of December 31, 1998 includes the $18.0 million (34,020) non-interest bearing Time Warner Note. In December 1998, Time Warner extended the maturity date of its note for a period of 90 days to the earlier of June 30, 1999 or 90 days after written notice from Time Warner. Subsequent to December 31, 1998, the Time Warner Note was cancelled as Time Warner exercised its option to acquire our 50% interest in HBO Hungary and 100% interest in TV Max (see Note 16).

 Telekabel Hungary Facility

    In October 1998, Telekabel Hungary entered into a DM65.6 million (NLG74.0 million) six-month secured bridge facility. Availability under this facility depends on certain financial covenants. The DM49.2 million (NLG55.5 million) international tranche of the facility and half of the DM16.4 million (NLG18.5 million) local tranche bear interest at LIBOR plus 2.5% per annum plus an additional cost of funding calculation. The remaining half of the local tranche must be drawn in Hungarian forints and bears interest at Budapest interbank offered rates for Hungarian forints, plus 2.5% per annum plus an additional cost of funding calculation. Telekabel Hungary is using the facility, among other things, to finance capital expenditures and to acquire minority shares in our Kabelkom systems. We have pledged our indirect 79.25% interest in Telekabel Hungary to secure the facility. The facility also is secured by a pledge over certain assets of the Telekabel Hungary group and a negative pledge. Telekabel Hungary is currently negotiating a long-term facility with the lenders to replace this bridge facility. As of December 31, 1998, the amount outstanding under this facility totaled DM26.0 million (NLG29.3 million). Subsequent to December 31, 1998, a subsidiary of UPC repaid the balance at the Telekabel Hungary Facility (unaudited).

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)


9. Long-Term Debt

                                               As of December 31,       As of
                                               --------------------   June 30,
                                                 1997       1998        1999
                                               ---------  ---------  -----------
                                                                     (unaudited)
   Senior Revolving Credit Facility...........   883,948    968,018     458,024
   New Telekabel Facility.....................       --         --      539,909
   CNBH Facility..............................       --         --      239,495
   Bridge Bank Facility.......................   252,500    113,519         --
   Mediareseaux Facility......................       --      40,344      69,495
   RCF Facility (see note 17).................       --         --       81,382
   Bank and other loans.......................    85,471    166,387     104,405
                                               ---------  ---------   ---------
                                               1,221,919  1,288,268   1,492,710
     Less current portion.....................  (255,819)  (113,519)    (12,971)
                                               ---------  ---------   ---------
     Total....................................   966,100  1,174,749   1,479,739
                                               =========  =========   =========

 Senior Revolving Credit Facility

    In October 1997, UPC and Norkabel as borrowers entered into a 1,100,000 multi-currency revolving credit facility with a syndicate of banks. Norkabel was succeeded as a borrower by Janco Multicom after the merger of Janco and Norkabel. In December 1997, Telekabel Wien and the other members of the Telekabel Group also became borrowers under the Senior Revolving Credit Facility. Although not a borrower, TVD is a guarantor under the Senior Revolving Credit Facility. As of December 31, 1998, the amount outstanding under the Senior Revolving Credit Facility for UPC, Telekabel Wien and Janco Multicom was NLG620.0 million, NLG213.5 million and NLG134.5 million, respectively. Amounts advanced under the Senior Revolving Credit Facility bear interest at the London interbank offered rate ("LIBOR") plus a margin ranging from 0.5% to 2.0% per annum. The aggregate amount available for borrowing under the facility is reduced automatically by 5.0% per quarter beginning December 31, 2001. The borrowings of the Company and its subsidiaries in Austria, Belgium and Norway are limited by financial covenants under the Senior Revolving Credit Facility. The principal amount of all borrowings by the Company and such subsidiaries may not exceed certain multiples of total annualized net operating cash flow for the Company and such subsidiaries. In addition, the principal amount of all borrowings of the Company and such subsidiaries may not exceed certain multiples of their cable television net operating cash flow. The Senior Revolving Credit Facility generally prohibits dividends and other distributions to shareholders of the Company unless, among other things, the Company achieves for at least two consecutive quarters certain financial ratios. The Senior Revolving Credit Facility also includes financial covenants relating to interest and debt service coverage and application of proceeds from asset sales and securities offerings. Borrowings by UPC and certain of its subsidiaries in Austria, Belgium and Norway, under the Senior Revolving Credit Facility together with borrowings under the Bridge Bank Facility may not exceed 1,300,000 before September 30, 2001. The Senior Revolving Credit Facility also generally limits to 80,000 UPC's investments in, loans to and guarantees for, certain of the Company's subsidiaries and downstream affiliates that are not borrowers or guarantors under the Senior Revolving Credit Facility. Subsequent to December 31, 1998, we agreed with our lenders under this facility to reduce this facility amount from NLG1.1 billion to NLG1.0 billion in February 1999. This amount will be further reduced by 5% each quarter beginning December 31, 2001 until final maturity. Subsequent to December 31, 1998 we repaid NLG620.0 million, excluding interest, of the amount outstanding by us under this facility with the proceeds of the offering, which we plan subsequently to reborrow under this facility (see Note 16).

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)


 Bridge Bank Facility

    In connection with the UPC Acquisition, the Company entered into the consolidated $125.0 million term Bridge Bank Facility with a syndicate of banks. The Bridge Bank Facility is a one year bridge originally due December 5, 1998 and bears interest at LIBOR plus a margin ranging from 4.5% to 6.0% per annum. In November 1998, the lenders granted an extension of the maturity date to June 5, 1999. The Bridge Bank Facility generally prohibits dividends and distributions and is secured by various upstream guarantees from, negative pledges over and, in some cases, share pledges of, certain share holdings or partnership interests of UPC in operating systems in The Netherlands, France, Israel and Malta, as well as a first lien over approximately 2,784,620 shares of UIH's Class A Common Stock which UPC acquired from Philips as part of the UPC Acquisition. The Bridge Bank Facility prohibits all of the companies whose interests are pledged from incurring additional indebtedness, subject to certain exceptions. The Company must apply proceeds from disposals, if any, of certain share holdings and partnership interests to prepayment of the facility, which restricts the manner and terms on which the Company may dispose of these assets. The Company must maintain on deposit with the bank a compensating balance, restricted for payment of interest, until the facility matures. The balance in this interest reserve account, including proceeds from the sale of PHL, was 30,263 as of December 31, 1998. UPC repaid $64.9 million of the Bridge Bank Facility during the year ended December 31, 1998 resulting in an outstanding amount of $60.1 million (113,519) as of December 31, 1998. Subsequent to December 31, 1998, we repaid the Bridge Bank Facility with proceeds from the offering (see Note 16).

 Mediareseaux Facility

    In July 1998, Mediareseaux entered into an 9.5 year term facility with a bank for an amount of French francs ("FRF")680 million ("Mediareseaux Facility"). The purpose of the facility is to finance on-going capital expenditures, working capital and acquisitions with a limit of FRF120 million. The Mediareseaux Facility bears interest at LIBOR plus a margin ranging from 0.75% to 2.0%. The availability of the facility depends on revenue generated and debt to equity ratios. The availability period ends at December 31, 2002. The repayment period starts from January 1, 2003 to final maturity in 2007. During the repayment period, Mediareseaux must apply 50% of its excess cash flow in prepaying the facility. The Mediareseaux Facility generally restricts the payment of dividends and distributions. This facility also restricts Mediareseaux from incurring additional indebtedness, subject to certain exceptions. In July 1998, Mediareseaux secured a 9.5 year FRF20.0 million overdraft facility, subject to the same terms and conditions as the Mediareseaux Facility except that the availability tests are not applicable. As of December 31, 1998 an amount of FRF120 million (40,344) was outstanding under the Mediareseaux Facility.

 DIC Loan

    In November 1998, a subsidiary of Discount Investment Corporation ("DIC") loaned the Company a total of $90.0 million (the "DIC Loan") to acquire the additional interests in Tevel and Melita. The DIC Loan matures in November 2000 and is secured by the Company's pledge of its ownership interest in Tevel. The DIC Loan bears interest at 8% and is payable, together with 106% of the principal amount, on maturity. The DIC Loan may be repaid on quarterly prepayment dates with three months' prior notice by the Company. In connection with the DIC Loan, UPC granted to an affiliate of DIC an option to acquire a total of $90.0 million, plus accrued interest, of ordinary shares of UPC at a price equal to 90% of the initial public offering price. The exercise price of this option, which expires upon the initial public offering, is payable in cash or delivery of the DIC Loan promissory notes. UPC allocated the $90 million in loan proceeds between the debt instrument and the equity option element on the basis of relative fair values.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)

Accordingly, the effective interest rate on the debt instrument exceeds the stated rate as set forth above. Subsequent to December 31, 1998, the option agreement was amended, resulting in a grant of two options of $45 million each. DIC exercised its option for $45.0 million (see Note 16).

 Debt Maturities

    The maturities of the Company's long-term debt are as follows:

   12 months ended December 31, 1999..................................   113,519
   12 months ended December 31, 2000..................................   160,152
   12 months ended December 31, 2001..................................       --
   12 months ended December 31, 2002..................................    88,018
   12 months ended December 31, 2003..................................   224,034
   Thereafter.........................................................   702,545
                                                                       ---------
     Total............................................................ 1,288,268
                                                                       =========

 Fair Value of Financial Instruments

    Fair value is based on market prices for the same or similar issues. Carrying value is used when a market price is unavailable.

                                                                        Fair
                                                         Book Value Market Value
                                                         ---------- ------------
   As of December 31, 1998:
     Senior Revolving Credit Facility...................   968,018     968,018
     Bridge Bank Facility...............................   113,519     113,519
     Mediareseaux Facility..............................    40,344      40,344
     Bank and other loans...............................   166,387     166,387
     Note payable to United(1)..........................   163,425     163,425
     Time Warner Note...................................    34,020      34,020
     Telekabel Hungary Facility.........................    29,297      29,297
                                                         ---------   ---------
       Total............................................ 1,515,010   1,515,010
                                                         =========   =========

--------
(1) See Note 15 for terms of the note payable to United.

10. Shareholders' Equity

    In February 1999, the Company's shareholders approved an amendment and restatement of the Company's Articles of Association to effect a 3 for 2 stock split and an increase in the number of authorized ordinary shares to 200,000,000, which was legally effected before the Company's planned initial public offering. Therefore, all share and per share amounts in the accompanying consolidated financial statements and notes thereto have been retroactively restated to reflect this event.

    The Company's shareholders also approved the issuance of 100 priority shares, which have special approval and other rights, to United.

    In addition, the Company's Articles of Association were amended and restated to provide for the issuance of 49,999,900 Class A preference shares and 200,000,000 Class B preference shares.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)


 General

    The equity classifications and amounts as stated in these consolidated financial statements do not necessarily reflect the statutory equity of the Company, as the statutory equity is subject to Dutch generally accepted accounting principles. The statutory equity is the basis for any distributions to shareholders. As of December 31, 1998, the Company is unable to make dividend distributions to shareholders because of its accumulated deficit.

 United Indenture

    As a subsidiary of United, the Company's activities are restricted by the covenants in United's indenture dated February 5, 1998 (the "United Indenture"). The United Indenture generally limits the additional amount of debt that UPC or its subsidiaries or controlled affiliates may borrow, or preferred shares that they may issue. Generally, additional borrowings, when added to existing indebtedness, must satisfy, among other conditions, at least one of the following tests: (i) 7.0 times the borrower's consolidated operating cash flow; (ii) 1.75 times its consolidated interest expense; or (iii) 225% of the borrower's consolidated invested equity capital. In addition, there must be no existing default under the United Indenture at the time of the borrowing. The United Indenture also restricts UPC's ability to make certain asset sales and certain payments. In connection with the initial public offering, UPC has agreed with United that it will not take any action during the term of the United Indenture that would result in a breach of the United Indenture covenants. The maturity date of the United Indenture is February 2008 and interest becomes payable in cash in February 2003.

 Stock Option Plan

    In June 1996, UPC adopted a stock option plan (the "Plan") for certain of its employees and those of its subsidiaries. There are 6,000,000 total shares available for the granting of options under the Plan, which are held by the Stichting Administratiekantoor UPC (the "Foundation"), which administers the Plan. Each option represents the right to acquire from the Foundation a certificate representing the economic value of one share. Following consummation of the initial public offering, any certificates issued to employees who have exercised their options will be convertible into UPC common stock. UIH appoints the board members of the Foundation and thus controls the voting of the Foundation's common stock. The options are granted at fair market value determined by the Company's Supervisory Board at the time of the grant. The maximum term that the options can be exercised is five years from the date of the grant. In order to introduce the element of "vesting" of the options, the Plan provides that even though the options are exercisable immediately, the shares to be issued or options granted in 1996 vest in equal monthly increments over a three-year period from the effective date set forth in the option grant. In March 1998, the Plan was revised to increase the vesting period for any new grants of options to four years, vesting in equal monthly increments. Upon termination of an employee (except in the case of death, disability or the like), all unvested options previously exercised must be resold to the Foundation at the original purchase price, or all vested options must be exercised, within 30 days of the termination date. The Supervisory Board may alter these vesting schedules in its discretion. An employee has the right at any time to put his certificates or shares from exercised vested options to the Foundation at a price equal to the fair market value. The Company can also call such certificates or shares for a cash payment upon termination in order to avoid dilution, except for certain awards, which can not be called by the Company until expiration of the underlying options. The Plan also contains anti-dilution protection and provides that, in the case of change of control, the acquiring company has the right to require UPC to acquire all of the options outstanding at the per share value determined in the transaction giving rise to the change of control.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)


    A summary of stock option activity for the Plan is as follows:

                                               For the Years Ended December 31,
                          ------------------------------------------------------------------------------
                                    1998                      1997                      1996
                          ------------------------- ------------------------- --------------------------
                           Number      Weighted-     Number      Weighted-      Number      Weighted-
                             of         Average        of         Average         of         Average
                           shares    Exercise Price  shares    Exercise Price   shares    Exercise Price
                          ---------  -------------- ---------  -------------- ----------  --------------
Outstanding at beginning
 of period..............  2,241,552      10.49      2,300,417      10.49             --         --
Granted during period...  2,343,000      12.10            --         --        3,990,000      10.49
Cancelled during
 period.................    (14,052)     10.49        (58,865)     10.49          (9,583)     10.49
Exercised during
 period.................   (375,000)     10.49            --         --       (1,680,000)       --
                          ---------      -----      ---------      -----      ----------      -----
Outstanding at end of
 period.................  4,195,500      11.39      2,241,552      10.49       2,300,417      10.49
                          =========      =====      =========      =====      ==========      =====
Vested at end of
 period(1)..............  4,340,008      10.79      3,197,331      10.49       1,786,898      10.49
                          =========      =====      =========      =====      ==========      =====
Exercisable at end of
 period(1)..............  4,195,500      11.39      2,241,552      10.49       2,300,417      10.49
                          =========      =====      =========      =====      ==========      =====

--------
(1) Includes certificate rights as well as options.

    The Company granted no stock options during the year ended December 31, 1997. The combined weighted-average fair values and weighted-average exercise prices of options granted during the year ended December 31, 1998 and the year ended December 31, 1996 are as follows:

                               For the Year Ended       For the Year Ended
                               December 31, 1998        December 31, 1996
                            ------------------------ ------------------------
                             Number   Fair  Exercise  Number   Fair  Exercise
                             Options  Value  Price    Options  Value  Price
                            --------- ----- -------- --------- ----- --------
   Exercise price equal to
    market price........... 2,343,000 12.10  12.10   3,990,000 10.49  10.49

    The following table summarizes information about stock options outstanding, vested and exercisable as of December 31, 1998:

                                     Weighted-Average
                           Number       Remaining       Number       Number
                         of Options  Contractual Life of Options   of Options
   Exercise Price        Outstanding     (Years)      Vested(1)  Exercisable(1)
   --------------        ----------- ---------------- ---------- --------------
   10.49................  1,852,500        2.47       3,487,118    1,852,500
   12.00................  2,195,250        4.63         838,859    2,195,250
   13.57................    147,750        4.71          14,031      147,750
                          ---------        ----       ---------    ---------
                          4,195,500        3.68       4,340,008    4,195,500
                          =========        ====       =========    =========

--------
(1) Includes certificate rights as well as options.

    The Plan is accounted for as a variable plan because, based on the Plan's provisions, the rights conveyed to employees are the substantive equivalents to stock appreciation type rights. Accordingly, compensation expense is recognized at each financial statement date based on the difference between the grant price and the estimated fair value of the Company's common stock. Compensation expense of

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)

268,109, 4,818 and 0 was recognized for the years ended December 31, 1998, December 31, 1997 and December 31, 1996, respectively. The Company's estimate of the fair value of its common stock as of December 31, 1998 utilized in recording compensation expense under the Plan was NLG63.91, which is the initial public offering price. Because the Company will account for the Plan as a variable plan up until the consummation date of its initial public offering, and thereafter as a fixed plan due to modifications to the Plan which will occur on that date, the total compensation expense and deferred compensation expense recognized related to options granted as of December 31, 1998 will not increase.

 Phantom Stock Option Plan

    As of March 1998, the Company adopted a phantom stock option plan (the "Phantom Plan") which permits the grant of phantom stock rights in up to 2,400,000 shares of the Company's common stock. The rights are granted at fair market value determined by the Company's Supervisory Board at the time of grant, and generally vest in equal monthly increments over the four-year period following the effective date of grant and may be exercised for ten years following the effective date of grant. The Phantom Plan gives the employee the right to receive payment equal to the difference between the fair market value of a share of UPC common stock and the option base price for the portion of the rights vested. UPC, at its sole discretion, may make payment in (i) cash, (ii) freely tradable shares of UIH Class A Common Stock or (iii) if the Company's stock is publicly traded, freely tradable shares of its stock. If the Company chooses to make a cash payment, even though its stock is publicly traded, employees have the option to receive an equivalent number of freely tradeable shares of stock instead. Concurrent with the approval of the Phantom Plan, the Supervisory Board ratified the grant of 1,232,250 and 825,000 phantom stock rights at base prices of 12.00 and 13.57, respectively, and specified retroactive vesting for several of the grants. The Phantom Plan contains anti-dilution protection and provides that, in certain cases of a change of control, all phantom options outstanding become fully exercisable.

    A summary of stock option activity for the Phantom Plan is as follows:

                                                           For the Year Ended
                                                           December 31, 1998
                                                        ------------------------
                                                         Number     Weighted-
                                                           of        Average
                                                          Share   Exercise Price
                                                        --------- --------------
   Outstanding at beginning of period..................       --        --
   Granted during period............................... 2,057,250     12.63
   Cancelled during period.............................       --        --
   Exercised during period.............................       --        --
                                                        ---------     -----
   Outstanding at end of period........................ 2,057,250     12.63
                                                        =========     =====
   Vested and exercisable at end of period.............   470,469     12.15
                                                        =========     =====

    The combined weighted-average fair values and weighted-average exercise prices of options granted during the year ended December 31, 1998 are as follows:

                                                         Number   Fair  Exercise
                                                         Options  Value  Price
                                                        --------- ----- --------
   Exercise price equal to market price................ 2,057,250 12.63  12.63

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)


   The following table summarizes information about stock options outstanding, vested and exercisable as of December 31, 1998:

                                                       Weighted-
                                                        Average       Number of
                                         Number of     Remaining       Options
                                          Options   Contractual Life Vested and
   Exercise Price                       Outstanding     (years)      Exercisable
   --------------                       ----------- ---------------- -----------
   12.00...............................  1,232,250        8.54         425,469
   13.57...............................    825,000        9.70          45,000
                                         ---------        ----         -------
                                         2,057,250        9.00         470,469
                                         =========        ====         =======

   The Phantom Plan is accounted for as a variable plan in accordance with its terms, resulting in compensation expense for the difference between the grant price and the fair market value at each financial statement date. Compensation expense of 52,374 was recognized for the year ended December 31, 1998. The Company's estimate of the fair value of its common stock as of December 31, 1998 utilized in recording compensation expense under the Phantom Plan was NLG63.91, which is the initial public offering price.

 Subsidiary Stock Option Plan

   As of June 1998, the Company adopted a phantom stock option plan (the "chello Plan"), which permits the grant of phantom stock rights in up to 1,500,000 shares of chello, a wholly owned subsidiary of the Company. The rights are granted at fair market value determined by chello's Supervisory Board at the time of grant, and generally vest in equal monthly increments over the four-year period following the effective date of grant and may be exercised for ten years following the effective date of grant. The chello Plan gives the employee the right to receive payment equal to the difference between the fair market value of a share of chello and the option base price for the portion of the rights vested. UPC, at its sole discretion, may make payment in (i) cash,
(ii) freely tradable shares of UIH Class A Common Stock or (iii) if the Company's stock is publicly traded, freely tradable shares of its stock. If the Company chooses to make a cash payment, even though its stock is publicly traded, employees have the option to receive an equivalent number of freely tradable shares of stock instead. Concurrent with the approval of the chello Plan, the Supervisory Board ratified the grant of 570,000 options at a base price of 10.00, and specified retroactive vesting for several of the grants. As of December 31, 1998, the Company had recorded compensation expense of 2,144 for options granted under the chello Plan.

   A summary of stock option activity for the chello broadband Plan is as follows:

                                                            For the Year Ended
                                                            December 31, 1998
                                                          ----------------------
                                                          Number    Weighted-
                                                            of       Average
                                                          Shares  Exercise Price
                                                          ------- --------------
   Outstanding at beginning of period....................     --        --
   Granted during period................................. 570,000     10.00
   Cancelled during period...............................     --        --
   Exercised during period...............................     --        --
                                                          -------     -----
   Outstanding at end of period.......................... 570,000     10.00
                                                          =======     =====
   Vested and exercisable at end of period...............  70,625     10.00
                                                          =======     =====

   The weighted-average remaining contractual life for these options is 9.47 as of December 31, 1998.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)


11. Commitments

    The Company has entered into various operating lease agreements for office space, office furniture and equipment, and vehicles. Rental expense under these lease agreements totaled 8,057, 6,863 and 4,989 for the years ended December 31, 1998, December 31, 1997 and December 31, 1996 respectively.

    The Company has operating lease obligations as follows:

   12 months ended December 31, 1999..................................... 11,054
   12 months ended December 31, 2000.....................................  8,770
   12 months ended December 31, 2001.....................................  6,848
   12 months ended December 31, 2002.....................................  4,854
   12 months ended December 31, 2003 and thereafter......................  4,346
                                                                          ------
     Total............................................................... 35,872
                                                                          ======

 A2000 Funding

    In September 1998, UTH entered into a subordinated loan agreement to provide funding up to $30,000 for A2000. UTH's share of the funding is $15,000. UPC is obligated to fund drawdowns on the loan in proportion to its 51% ownership in UTH (representing a total funding obligation of $7,650). As of December 31,1998, UPC had funded $3,750 of its commitment. Subsequent to year end, the Company provided a letter of support to A2000 stating that it would continue to provide to A2000 the funding necessary to continue operations through at least 1999.

12. Contingencies

 Legal

    The Company is not a party to any material legal proceedings, nor is it currently aware of any threatened material legal proceedings. From time to time, the Company may become involved in litigation relating to claims arising out of its operations in the normal course of its business.

 Foreign Currency Exposure

    The Bridge Bank Facility, the loan payable to United and the DIC loan are denominated in U.S. dollars, totaling US$236.5 million as of December 31, 1998. The Company has not executed any foreign forward exchange contract, or used any other financial instrument, to hedge against this foreign currency exposure. The Bridge Bank Facility and the United loan have been repaid subsequent to the public offering. Of the $90.0 million DIC loan, $45.0 million has been repaid concurrent with the public offering.

13. Income Taxes

    In general, a Dutch holding company may benefit from the so-called participation exemption. The participation exemption is a facility in Dutch corporate tax law which allows a Dutch company to exempt any dividend income and capital gains in relation with its participation in subsidiaries which are legal entities of a foreign country. Capital losses are also exempted, apart from liquidation losses (under stringent conditions). All costs incurred at the UPC level which relate to an investment in a foreign subsidiary are not tax deductible, e.g. interest expense on loans used for the financing of the investment in the foreign subsidiary. In addition, currency exchange results on these loans are covered by the participation

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)

exemption, e.g. gains are exempted and losses are not tax deductible. For companies which only act as pure holding companies, only the capital tax paid is tax deductible. For UPC, the primary difference between taxable loss and net loss for financial reporting purposes relates to the non-consolidation of its consolidated foreign subsidiaries for Dutch tax purposes. The consolidated financial statements have been prepared assuming partial tax basis for license fees capitalized relating to certain acquisitions. Deferred taxes have been provided for that portion of the licenses which management believes no tax basis will be allowed.

    The significant components of the net deferred tax liability are as follows:

                                                              As of December
                                                                    31,
                                                             ------------------
                                                               1998      1997
                                                             --------  --------
   Deferred Tax Assets:
   Tax net operating loss carryforward......................  137,033   149,802
   Stock-based compensation.................................   13,636       --
   Other....................................................      805       540
                                                             --------  --------
     Total deferred tax assets..............................  151,474   150,342
   Valuation allowance...................................... (135,545) (136,580)
                                                             --------  --------
     Deferred tax assets, net of valuation allowance........   15,929    13,762
                                                             --------  --------
   Deferred Tax Liabilities:
   Intangible assets........................................  (11,061)  (48,077)
   Property, plant and equipment, net.......................  (13,525)  (10,193)
                                                             --------  --------
     Total deferred tax liabilities.........................  (24,586)  (58,270)
                                                             --------  --------
     Deferred tax liabilities, net..........................   (8,657)  (44,508)
                                                             ========  ========

    The difference between income tax expense provided in the financial statements and the expected income tax benefit at statutory rates is reconciled as follows:

                                         For the Years Ended December 31,
                                         -----------------------------------
                                            1998         1997        1996
                                         -----------  ----------  ----------
   Expected income tax benefit at the
    Dutch statutory rate of 35%.........    (174,768)    (55,085)    (19,315)
   Tax effect of permanent and other
    differences:
     Change in valuation allowance......      51,471      27,471      14,555
     Non-deductible expenses............     117,925      19,583       3,829
     International rate differences.....       3,520       3,232       1,105
     Provision on investment............       2,180       6,611         --
     Other..............................      (1,543)       (163)       (683)
                                         -----------  ----------  ----------
       Total income tax benefit.........      (1,215)      1,649        (509)
                                         ===========  ==========  ==========

    Tax loss carry forwards arise primarily in Norway, The Netherlands, Czech Republic and Austria. The tax loss carry forwards of Norway, aggregating to 277,929 as of December 31, 1998 will expire during the years 1999-2008. The tax loss carry forwards of The Netherlands, Belgium and Austria of 117,115 as of December 31, 1998 have no expiration date. The tax loss carry forwards of the Czech Republic of 29,677 as of December 31, 1998 will expire in the years 2001-2005.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)


    During 1996, the Austrian tax authorities passed legislation which had the effect of eliminating approximately 256,000 of tax basis associated with certain amounts of goodwill recorded at Telekabel Group effective January 1, 1997. This change in tax law is expected to be challenged on constitutional grounds. However, there can be no assurance of a successful repeal of such legislation. Accordingly, this change caused Telekabel Group's effective tax rate to increase from the historical effective tax rate through December 31, 1996, due to the non-deductibility of such goodwill amortization subsequent to January 1, 1997.

14. Segment and Geographic Information

    On December 31, 1998, the Company adopted Statement of Financial Accounting Standards No. 131 "Disclosure About Segments of an Enterprise and Related Information" ("SFAS 131"). The new rules establish revised standards for public companies relating to the reporting of financial information about operating segments. The adoption of SFAS 131 did not have a material effect on the Company's consolidated financial statements but did affect the Company's segment information disclosure.

    The Company's business has historically been derived from our video entertainment segment. This service has been provided in various European countries where the Company owns and operates it systems. During 1997, the Company introduced Internet/data and during 1999 the Company introduced telephony in several of its systems.

    The Company evaluates performance and allocates resources at the geographic country level. The key operating performance criteria used in this evaluation includes revenue growth, operating income before depreciation, amortization and stock-based compensation expense ("Adjusted EBITDA"), and capital expenditures. Management generally considers Adjusted EBITDA to be a helpful way to measure the performance of cable television operations and communications companies. We believe Adjusted EBITDA helps investors to assess the cash flow from our operations from period to period and thus to value our business. Adjusted EBITDA should not, however, be considered a replacement for net income, cash flows or for any other measure of performance or liquidity under generally accepted accounting principles, or as an indicator of a company's operating performance. We are not entirely free to use the cash represented by our Adjusted EBITDA as we please. Several of our consolidated operating companies are restricted by the terms of their debt arrangements. Each company has its own operating expenses and capital expenditure requirements, which can limit our use of cash. Our presentation of Adjusted EBITDA may not be comparable to statistics with a similar name reported by other companies. Not all companies and analysts calculate EBITDA in the same manner. The Company does not view segment results below Adjusted EBITDA, therefore, net interest expense, foreign exchange gain (loss), share in results of affiliated companies, minority interests in subsidiaries and income tax expense are not broken out by segment below. Historically we did not fully allocate overhead and general and administrative expenses to the new businesses. Full allocation began in 1999.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)


    A summary of the segment information by geographic area is as follows:

                              Revenue for the Year Ended December 31, 1996
                         ------------------------------------------------------
                           Cable                            Programming
                         Television Telephony Internet/Data   & Other    Total
                         ---------- --------- ------------- ----------- -------
The Netherlands:
  Corporate.............      --       --           --         4,433      4,433
  UPCtv.................      --       --           --           --         --
  chello................      --       --           --           --         --
  Priority Telecom......      --       --           --           --         --
  Operating companies...   21,633      --           --           --      21,633
Austria.................  156,964      --           --           --     156,964
Belgium.................   37,704      --           --           --      37,704
Czech Republic..........    7,746      --           --           --       7,746
Norway..................   14,541      --           --           --      14,541
Hungary.................      --       --           --           --         --
France..................      179      --           --           --         179
Other...................    1,979      --           --           --       1,979
                          -------      ---        -----       ------    -------
    Total...............  240,746      --           --         4,433    245,179
                          =======      ===        =====       ======    =======
                              Revenue for the Year Ended December 31, 1997
                         ------------------------------------------------------
                           Cable                            Programming
                         Television Telephony Internet/Data   & Other    Total
                         ---------- --------- ------------- ----------- -------
The Netherlands:
  Corporate.............      --       --           --         9,228      9,228
  UPCtv.................      --       --           --           --         --
  chello................      --       --           --           --         --
  Priority Telecom......      --       --           --           --         --
  Operating companies...   20,441      --           228          --      20,669
Austria.................  162,372      --           411          --     162,783
Belgium.................   31,805      --           125        6,808     38,738
Czech Republic..........    7,492      --           --           --       7,492
Norway..................   91,529      --           --           --      91,529
Hungary.................      --       --           --           --         --
France..................    2,526      --           --           --       2,526
Other...................    4,275      --           --            15      4,290
                          -------      ---        -----       ------    -------
    Total...............  320,440      --           764       16,051    337,255
                          =======      ===        =====       ======    =======
                              Revenue for the Year Ended December 31, 1998
                         ------------------------------------------------------
                           Cable                            Programming
                         Television Telephony Internet/Data   & Other    Total
                         ---------- --------- ------------- ----------- -------
The Netherlands:
  Corporate.............      --       --           --        17,267     17,267
  UPCtv.................      --       --           --           --         --
  chello................      --       --           --           --         --
  Priority Telecom......      --       --           --           --         --
  Operating companies...   32,887      386          --           --      33,273
Austria.................  169,478      145        7,528          --     177,151
Belgium.................   32,683      --         1,556        2,543     36,782
Czech Republic..........    8,909      --           --           --       8,909
Norway..................   92,290      --           381          --      92,671
Hungary.................   27,706      --           --           --      27,706
France..................    8,058      --           --           --       8,058
Other...................    5,806      --           --         1,347      7,153
                          -------      ---        -----       ------    -------
    Total...............  377,817      531        9,465       21,157    408,970
                          =======      ===        =====       ======    =======

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)


                         Revenue for the Six Months Ended June 30, 1998 (unaudited)
                         -------------------------------------------------------------------------
                            Cable                                     Programming
                         Television      Telephony    Internet/Data     & Other       Total
                         -------------   -----------  --------------- -------------  -------------
The Netherlands:
  Corporate.............            --            --              --           6,008         6,008
  UPCtv.................            --            --              --             --            --
  chello................            --            --              --             --            --
  Priority Telecom......            --            --              --             --            --
  Operating companies...         26,523           361             --             --         26,884
Austria.................         84,846            14           2,442            --         87,302
Belgium.................         16,543           --              503            648        17,694
Czech Republic..........          4,238           --              --             --          4,238
Norway..................         46,451           --              124            --         46,575
Hungary.................            --            --              --             --            --
France..................          3,114           --              --             --          3,114
Other...................          2,863           --              --             592         3,455
                          -------------     ---------     -----------    ----------- -------------
    Total...............        184,578           375           3,069          7,248       195,270
                          =============     =========     ===========    =========== =============

                             Revenue for the Six Months Ended June 30, 1999 (unaudited)
                         -------------------------------------------------------------------
                           Cable                            Programming
                         Television Telephony Internet/Data   & Other   Intercompany  Total
                         ---------- --------- ------------- ----------- ------------ -------
The Netherlands:
  Corporate.............      --        --          --         3,257          --       3,257
  UPCtv.................      --        --          --            26          --          26
  chello................      --        --        3,743          --        (3,743)       --
  Priority Telecom......      --        --          --           --           --         --
  Operating companies...   86,768    19,769       2,514          --           --     109,051
Austria.................   86,489     2,304      10,421          --           --      99,214
Belgium.................   16,158       --        2,052          --           --      18,210
Czech Republic..........    4,712       --          --           --           --       4,712
Norway..................   49,283        69         396          --           --      49,748
Hungary.................   34,885       --           99          --           --      34,984
France..................    6,197       724         282          --           --       7,203
Other...................    4,686       --          --           863          --       5,549
                          -------    ------      ------        -----       ------    -------
    Total...............  289,178    22,866      19,507        4,146       (3,743)   331,954
                          =======    ======      ======        =====       ======    =======

                         Adjusted EBITDA for the Year Ended December 31, 1996
                        ------------------------------------------------------
                          Cable                            Programming
                        Television Telephony Internet/Data   & Other    Total
                        ---------- --------- ------------- ----------- -------
The Netherlands:
  Corporate............      --       --          --         (13,528)  (13,528)
  UPCtv................      --       --          --             --        --
  chello...............      --       --          --             --        --
  Priority Telecom.....      --       --          --             --        --
  Operating companies..   11,298      --          --             --     11,298
Austria................   81,618      --          --             --     81,618
Belgium................   14,592      --          --             --     14,592
Czech Republic.........   (7,477)     --          --             --     (7,477)
Norway.................    6,347      --          --             --      6,347
Hungary................      --       --          --             --        --
France.................   (4,421)     --          --             --     (4,421)
Other..................   (2,552)     --          --          (4,313)   (6,865)
                          ------      ---         ---        -------   -------
    Total..............   99,405      --          --         (17,841)   81,564
                          ======      ===         ===        =======   =======

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)


                         Adjusted EBITDA for the Year Ended December 31, 1997
                        ------------------------------------------------------
                          Cable                            Programming
                        Television Telephony Internet/Data   & Other    Total
                        ---------- --------- ------------- ----------- -------
The Netherlands:
  Corporate............      --         --          --       (12,205)  (12,205)
  UPCtv................      --         --          --           --        --
  chello...............      --         --          --           --        --
  Priority Telecom.....      --         --          --           --        --
  Operating companies..   12,491        --          228          --     12,719
Austria................   80,475        --           33          --     80,508
Belgium................   13,033        --          124        1,892    15,049
Czech Republic.........   (6,730)       --          --           --     (6,730)
Norway.................   36,927        --          --           --     36,927
Hungary................      --         --          --           --        --
France.................   (4,634)       --          --           --     (4,634)
Other..................    1,003        --          --       (18,139)  (17,136)
                         -------    -------     -------      -------   -------
    Total..............  132,565        --          385      (28,452)  104,498
                         =======    =======     =======      =======   =======
                         Adjusted EBITDA for the Year Ended December 31, 1998
                        ------------------------------------------------------
                          Cable                            Programming
                        Television Telephony Internet/Data   & Other    Total
                        ---------- --------- ------------- ----------- -------
The Netherlands:
  Corporate............      --         --          --       (11,514)  (11,514)
  UPCtv................      --         --          --          (772)     (772)
  chello...............      --         --      (15,854)         --    (15,854)
  Priority Telecom.....      --      (3,516)        --           --     (3,516)
  Operating companies..   22,089        108        (109)         --     22,088
Austria................   89,839     (4,278)     (4,549)         --     81,012
Belgium................   15,051        --       (2,087)         299    13,263
Czech Republic.........   (1,887)       --          --           --     (1,887)
Norway.................   36,655     (1,499)     (2,108)         --     33,048
Hungary................    9,989        --          --           --      9,989
France.................   (2,494)    (2,383)       (200)         --     (5,077)
Other..................     (437)       --           48       (8,956)   (9,345)
                         -------    -------     -------      -------   -------
    Total..............  168,805    (11,568)    (24,859)     (20,943)  111,435
                         =======    =======     =======      =======   =======

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)


                          Adjusted EBITDA for the Six Months Ended June 30, 1998 (unaudited)
                         ---------------------------------------------------------------------------------
                             Cable                                           Programming
                          Television       Telephony       Internet/Data       & Other         Total
                         -------------    -------------   ----------------  --------------   -------------
The Netherlands:
  Corporate.............            --               --                --            (8,091)        (8,091)
  UPCtv.................            --               --                --              (300)          (300)
  chello................            --               --               (868)             --            (868)
  Priority Telecom......            --               --                --               --             --
  Operating companies...         17,403              130               (51)             --          17,482
Austria.................         46,231             (755)           (2,524)             --          42,952
Belgium.................          8,080              --             (1,426)            (189)         6,465
Czech Republic..........         (1,427)             --                --               --          (1,427)
Norway..................         17,963             (130)             (617)             --          17,216
Hungary.................            --               --                --               --             --
France..................         (1,447)            (372)              (20)             --          (1,839)
Other...................            502              --                --            (4,901)        (4,399)
                          -------------    -------------     -------------    -------------  -------------
    Total...............         87,305           (1,127)           (5,506)         (13,481)        67,191
                          =============    =============     =============    =============  =============
                          Adjusted EBITDA for the Six Months Ended June 30, 1999 (unaudited)
                         ---------------------------------------------------------------------------------
                             Cable                                           Programming
                          Television       Telephony       Internet/Data       & Other         Total
                         -------------    -------------   ----------------  --------------   -------------
The Netherlands:
  Corporate.............            --               --                --           (22,615)       (22,615)
  UPCtv.................            --               --                --            (6,237)        (6,237)
  chello................            --               --            (38,911)             --         (38,911)
  Priority Telecom......            --            (1,525)              --               --          (1,525)
  Operating companies...         42,990           (5,753)           (3,409)            (685)        33,143
Austria.................         48,080          (10,532)             (317)             --          37,231
Belgium.................          5,118              --             (2,344)             --           2,774
Czech Republic..........           (565)             --                --               --            (565)
Norway..................         21,932           (5,529)           (4,389)             --          12,014
Hungary.................         11,289              --                (26)             --          11,263
France..................           (344)          (4,704)           (1,844)             --          (6,892)
Other...................          1,365              --               (176)          (4,957)        (3,768)
                          -------------    -------------     -------------    -------------  -------------
    Total...............        129,865          (28,043)          (51,416)         (34,494)        15,912
                          =============    =============     =============    =============  =============

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)


The following table reconciles Adjusted EBITDA to UPC's consolidated net loss before income taxes:

                              For the Year Ended          For the Six Months
                                 December 31,               Ended June 30,
                           ---------------------------  -----------------------
                            1996      1997      1998       1998        1999
                           -------  --------  --------  ----------- -----------
                                                        (Unaudited) (Unaudited)
Adjusted EBITDA..........   81,564   104,498   111,435     67,191      15,912
Depreciation and amorti-
 zation..................  (79,832) (132,888) (187,646)   (94,953)   (148,404)
Stock-based compensa-
 tion....................      --     (4,818) (322,627)      (406)   (100,186)
                           -------  --------  --------   --------    --------
  Net operating (loss)
   income................    1,732   (33,208) (398,838)   (28,168)   (232,678)
Interest income..........    2,757     6,512     7,397      2,017      13,520
Interest expense.........  (38,475)  (70,738) (104,355)   (48,155)    (62,107)
Provision for loss on in-
 vestment related costs..      --    (18,888)   (6,230)       --          --
Gain on sale of assets...      --        --        --         --       14,625
Foreign exchange (loss)
 gain and other expense..  (21,200)  (41,063)    2,690     (8,234)     (2,595)
                           -------  --------  --------   --------    --------
  Net loss before income
   taxes and other
   items.................  (55,186) (157,385) (499,336)   (82,540)   (269,235)
Share in results of af-
 filiated companies,
 net.....................  (30,712)  (25,458)  (63,823)   (31,619)    (33,168)
Minority interests in
 subsidiaries............   (2,208)      152     1,153      1,722         115
                           -------  --------  --------   --------    --------
  Net loss before income
   tax benefit (ex-
   pense)................  (88,106) (182,691) (562,006)  (112,437)   (302,288)
                           =======  ========  ========   ========    ========

                                                        Depreciation and
                                                          Amortization
                                                    ---------------------------
                                                       For the Years Ended
                                                          December 31,
                                                    ---------------------------
                                                     1996      1997      1998
                                                    -------  --------  --------
The Netherlands:
 Corporate.........................................  (2,873)   (3,271)   (9,478)
 UPCtv.............................................     --        --        --
 chello............................................     --        --        --
 Priority Telecom..................................     --        --        (22)
 Operating companies...............................  (7,267)   (8,372)  (13,794)
Austria............................................ (42,762)  (50,187)  (77,281)
Belgium............................................ (13,206)  (14,252)  (20,486)
Czech Republic.....................................  (5,574)   (5,471)   (7,702)
Norway.............................................  (6,969)  (47,703)  (45,316)
Hungary............................................     --        --     (6,725)
France.............................................    (281)   (1,416)   (4,129)
Other..............................................    (900)   (2,216)   (2,713)
                                                    -------  --------  --------
  Total............................................ (79,832) (132,888) (187,646)
                                                    =======  ========  ========

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)


                                 Investments in    Long-Lived
                                   Affiliates        Assets           Capex
                                 --------------- --------------- ---------------
                                  December 31,    December 31,    December 31,
                                 --------------- --------------- ---------------
                                  1997    1998    1997    1998    1997    1998
                                 ------- ------- ------- ------- ------- -------
The Netherlands:
 Corporate...................... 413,649 493,051   1,787   5,171   6,534   2,423
 UPCtv..........................     --      --      --      --      --      --
 chello.........................     --      --      --    4,581     --    4,588
 Priority Telecom...............     --      --      --       31     --       31
 Operating companies............     --      --   40,174     --    7,953  18,578
Austria.........................     --      --  233,887 265,640  59,913  82,501
Belgium.........................     --      --   49,542  52,085  11,584  19,760
Czech Republic..................     --      --   17,956  16,512   4,214   1,041
Norway..........................     --      --  103,765 119,704  20,647  51,193
Hungary.........................     --      --      --   50,629     --   13,386
France..........................     --      --   28,159  76,220  22,809  52,394
Other...........................     --      --    9,712  12,424   3,656   6,816
                                 ------- ------- ------- ------- ------- -------
  Total......................... 413,649 493,051 484,982 602,997 137,310 252,711
                                 ======= ======= ======= ======= ======= =======

                                                       Total Assets
                                           -------------------------------------
                                              As of        As of        As of
                                           December 31, December 31,  June 30,
                                               1997         1998        1999
                                           ------------ ------------ -----------
                                                                     (Unaudited)
The Netherlands:
 Corporate................................    508,695      567,264    1,347,911
 UPCtv....................................        --           106        3,941
 chello...................................        --         6,617       17,532
 Priority Telecom.........................        --           174          594
 Operating companies......................    128,609          --     1,952,274
Austria...................................    653,062      644,791      692,183
Belgium...................................     99,392      109,331       97,381
Czech Republic............................     30,089       21,730       23,882
Norway....................................    435,345      414,038      488,197
Hungary...................................        --       164,280      210,169
France....................................     36,769       96,563      305,260
Other.....................................     23,743       42,885       75,639
                                            ---------    ---------    ---------
  Total...................................  1,915,704    2,067,779    5,214,963
                                            =========    =========    =========

15. Related Party

 Agreement with United

    In February 1999, United and the Company became parties to a Management Service Agreement (the "United Service Agreement"), with an initial term through 2009, pursuant to which United will provide services such as accounting, financial reporting, investor relations, human resources, information technology, equipment procurement and testing expenses, corporate offices lease payments and costs associated with corporate finance activities. Under the United Service Agreement, the Company will pay

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)

United a fixed amount each month (initially $0.3 million). After the first year of the United Service Agreement, the fixed amount may be adjusted from time to time by United to allocate corporate level expenses among United's operating companies, including UPC, taking into account the relative size of the operating companies and their estimated use of United resources. In addition, UPC will continue to reimburse United for costs incurred by United which are directly attributable to UPC. The United Service Agreement also specifies the basis upon which United may second certain of its employees to UPC. The Company generally is responsible for all costs incurred by United with respect to any seconded employee's employment and severance.

    Historically, UPC has been self sufficient from a corporate operations perspective and required nominal assistance from its shareholders, Philips and United, and solely from United subsequent to December 11, 1997. United and Philips did not allocate any indirect overhead type costs to the Company from inception through December 11, 1997 and United did not allocate any such costs subsequent to December 11, 1997 through December 31, 1998. The only costs historically charged to UPC were direct costs incurred by Philips and United on UPC's behalf. Such costs were charged at cost. In connection with the Company's initial public offering, United and the Company executed the United Service Agreement which will provide for a fixed allocation in addition to direct out-of-pocket reimbursements.

 Related Party Payables

    The Company classifies any unpaid invoices related to seconded employee expenses or other expenses incurred by United on the Company's behalf as related party payables on the balance sheet.

 Loans to Employees

    In 1996, UPC loaned certain employees of the Company amounts for the exercise of the employees' stock options, taxes on options exercised, or both. These recourse loans bear interest at 5.0% per annum. The employees' liability to the Company is presented in the consolidated financial statements net of the Company's obligation to the employees under the plan. As of December 31, 1998 and 1997, the receivable from employees, including accrued interest totaled 19,177 and 18,561, respectively.

 Note Payable to Shareholder

    UPC has entered into two promissory notes with United of $100.0 million (March 1998) and $20.0 million (July 1998). UPC has borrowed $70.0 million and $16.0 million, respectively, under these two notes (together, this "United Loan" totals 163,425 as of December 31, 1998). The United Loan bears interest at 10.75% per annum, is due in 2001, and is convertible at UIH's option into ordinary shares of UPC at 12.00 per share (March 1998) and 13.57 per share (July 1998). Total accrued interest as of December 31, 1998 was $6.1 million (11,587). Subsequent to December 31, 1998, UPC repaid $60.0 million (NLG120 million) of the indebtedness outstanding under the $100.0 million note and all of the indebtedness outstanding under the $20.0 million note with proceeds form the initial public offering (see Note 16).

 Acquisitions of Interest in PHL and TARA

    In November 1998, we purchased from RCL, an entity owned by a discretionary trust for the benefit of the members of the family of John Riordan, a member of the Board of Management, (1) a 5% interest in Tara and (2) a 5% interest in our Irish operating system. The price for these interests was 384,531 shares of United Class A Common Stock that we acquired as part of the UPC Acquisition.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)


 PIK Notes

    In conjunction with the formation of UPC in July 1995, UPC issued to Philips $133.6 million of convertible subordinated pay-in-kind notes due January 1, 2005. The PIK Notes had an interest rate of 10.0% and were convertible ordinary shares of UPC at $5.55 per share prior to the repayment date. In conjunction with the UPC Acquisition on December 11, 1997, 170,371 of the outstanding PIK Notes balance was paid by UPC, and United acquired the remaining outstanding balance of 169,899. United then converted such PIK Notes into 15,180,261 ordinary shares of UPC at a conversion rate of 11.19 per share (see Note 1).

16. Subsequent Events

 Initial Public Offering

    During February 1999, the Company successfully completed an initial public offering selling 44.6 million shares on the Amsterdam Stock Exchange and Nasdaq National Market System and raising gross and net proceeds from the offering of approximately NLG2,852.9 million and NLG2,669.6 million, respectively. Concurrent with the offering, DIC exercised one of its two option agreements acquiring approximately 1.6 million shares for NLG89.6 million. Proceeds from the sale of the shares to DIC were used to replay $45.0 million of the DIC Loan and related interest. Also concurrent with the offering, proceeds were used to reduce the Senior Revolving Credit Facility (NLG635.8 million, including accrued interest of NLG15.8 million), repay in its entirety the Bridge Bank Facility (NLG110.0 million, net of the interest reserve account), acquire NUON's 49% interest in UTH (NLG518.1 million), and the purchase from NUON of a NLG33.0 million subordinated loan from UTH, including accrued interest (NLG33.3 million). Subsequent to the offering, we also repaid $80.0 million (NLG157.4 million) of the note payable to United.

 Refinancing UTH

    Subsequent to December 31, 1998, UTH replaced their existing NLG690.0 million facility with a senior facility ("New Telekabel Facility") and additional shareholder loans. The senior facility consists of a Euro 340 million (NLG750 million) revolving facility to N.V. Telekabel that will convert to a term facility on December 31, 2001. Euro 5 million of this facility will be in the form of an overdraft facility that will be available until December 31, 2007. This facility was used to repay a portion of the UTH facility and for capital expenditures. The new facility will bear interest at the Euro Interbank Offered Rate plus a margin between 0.75% and 2.00% based on leverage multiples tied to N.V. Telekabel's net operating income. The new facility is secured, among other things, by a pledge over shares held by the borrower and will restrict N.V. Telekabel's ability to incur additional debt.

 Relationship with Microsoft

    On January 25, 1999, UPC and Microsoft Corporation signed a letter of intent providing for the establishment of a technical services relationship. In connection with this letter of intent, we have agreed to grant Microsoft warrants to purchase up to 3,800,000 shares or ADSs at Microsoft's option, at an exercise price of $28.00. Half of these warrants will be issued at the earlier of April 25, 1999 and the signing of the first definitive agreement. These warrants will be exercisable after one year from issuance for a period of three years. The other half of the warrants will be issued upon the signing of the first definitive agreement. This half of the warrants will vest and become exercisable based on performance criteria to be established in the definitive agreements, although they also will not be exercisable until at least one year after the date of the closing of UPC's initial public offering. The first half of the warrants are for the right to negotiate to

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)

license technology from Microsoft under definitive agreements to be negotiated in the future. UPC expects to record as contract acquisition rights approximately NLG64.4 million associated with the first half of the warrants. Such costs are expected to be amortized on a straight-line basis over the expected contract life, which is yet to be determined. The accounting for the cost associated with the second half of the warrants will depend on the ultimate nature of the performance criteria giving rise to the earn-out of these warrants. These warrants will be recorded as such at fair value when it is probable the performance criteria will be met in accordance with EITF Issue No. 96-18.

 DIC Loan

    In connection with the loan from DIC, we granted the Discount Group, our partner in the Israeli system, an option to $90.0 million, plus accrued interest, ordinary shares at a price equal to 90% of the initial public offering price. Subsequent to December 31, 1998, we negotiated an amendment to this option, resulting in an option to acquire $45.0 million, plus accrued interest, of ordinary shares at a price equal to 90.0% of the initial public offering price, and, if this option is exercised, another option to acquire $45.0 million, plus accrued interest, of ordinary shares at a price equal to the 30 day average closing price of our shares on the Amsterdam Stock Exchange, or the initial public offering price, whichever is higher. At the IPO, DIC exercised the first option and thus acquired 1,558,654 ordinary shares of UPC. The other option is exercisable until September 30, 2000.

 Acquisition of Bratislavia Cable TV System

    In March 1999, UPC reached final agreement with Siemens Austria ("Siemens") to purchase Siemens' 95.63% interest in SKT s.r.o., the company that owns and operates the cable TV system in Bratislava, Slovak Republic. The completion of the purchase is subject to obtaining the approval of regulatory authorities. The purchase price for the 95.63% interest is approximately NLG77.5 million ($41 million).

 Purchase of IPS from United

    In February 1999, United sold to us, in exchange for 4,955,264 of our ordinary shares, United's approximately 33.5% interest in IPS, a group of programming entities focusing on the Spanish- and Portuguese-speaking markets. IPS had revenues of approximately NLG34.0 million for the year ended December 1998.

 Exercise of Time Warner Option

    Subsequent to December 31, 1998, the Time Warner Note was cancelled as Time Warner exercised its option to acquire our 50% interest in HBO Hungary and 100% interest in TV Max.

 Agreement for the Purchase of Time Warner Cable France

    In March 1999, UPC and Time Warner Entertainment reached a definitive agreement for the purchase by UPC of 100% of Time Warner Cable France, a company which controls and operates three cable TV systems in the suburbs of Paris and Lyon and the city of Limoges. Completion of the purchase, which is subject to regulatory approval, is expected to take place in the third quarter of 1999.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)


17. Unaudited Events Subsequent to Date of Auditors' Report

 Acquisition of Additional Interest in IPS

    In May 1999, the Company acquired a further 16.5% interest in IPS from an unaffiliated party for approximately USD7.6 million, increasing its ownership to 50%.

Acquisition of SKT

    In June 1999, UPC completed the acquisition of S.K.T. spol s.r.o., which operates a cable television system in Bratislava, the capital of the Slovak Republic. The purchase price was USD43.25 million (90.7 million) and was accounted for under purchase accounting. This system passed approximately 168,000 homes and had approximately 158,000 subscribers as June 30, 1999.

Acquisition of GelreVision

    In June 1999, UPC acquired through UTH 100% of the GelreVision multi-channel television systems in The Netherlands. The acquisition increased UPC's homes passed by 145,000 and its subscriber base by 132,000, based on June 30, 1999 data. The Company paid 233.9 million for GelreVision. These systems are contiguous to UPC's A2000 and TeleKabel Beheer operations. The acquisition was accounted for under purchase accounting.

    Effective June 1, 1999, UPC began consolidating its investment in GelreVision. Details of the net assets acquired, based on preliminary purchase price allocations using information currently available, were as follows:

       Property, plant and equipment............................ 105,237
       Goodwill................................................. 143,423
       Long-term liabilities....................................  (9,023)
       Net current liabilities..................................  (5,712)
                                                                 -------
         Total cash paid........................................ 233,925
                                                                 =======

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)


    The following pro forma condensed consolidated results for the six months ended June 30, 1999 and 1998 give effect to the acquisition of GelreVision as if it had occurred at the beginning of the periods presented. This pro forma condensed consolidated financial information does not purport to represent what the Company's results of operations would actually have been if such transaction had in fact occurred on such date. The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable.

                            For the Six Months Ended    For the Six Months Ended
                                  June 30, 1999               June 30, 1998
                            --------------------------  --------------------------
                             Historical    Pro Forma     Historical    Pro Forma
                            ------------  ------------  ------------  ------------
   Service and other
    revenue................      331,954       344,355       195,270       208,364
                            ============  ============  ============  ============
   Net loss................     (301,170)     (309,918)     (111,323)     (119,088)
                            ============  ============  ============  ============
   Weighted-average number
    of ordinary shares
    outstanding............  115,954,697   115,954,697    82,864,454    82,864,454
                            ============  ============  ============  ============
   Basic and diluted net
    loss per ordinary
    share..................        (2.60)        (2.67)        (1.34)        (1.44)
                            ============  ============  ============  ============

Acquisition of Reseaux Cables de France

    In June 1999, UPC acquired 95.7% of Reseaux Cables de France, the fifth largest cable television operation in France, which operates cable television systems throughout France. These systems passed approximately 202,000 homes and had an aggregate of approximately 74,000 subscribers as of June 30, 1999. The purchase price was approximately FFR172.0 million (57.8 million) and was accounted for under purchase accounting. The acquisition is currently subject to pending arbitration proceedings between the seller and a third party and UPC's purchase of RCF may be challenged following the conclusion of this arbitration.

Agreement for the Acquisition of Kabel Plus

    In June 1999, UPC agreed to acquire MediaOne's interest in Kabel Plus, which currently is approximately 94.6%. Kabel Plus owns and operates cable television and telephony systems in the Czech and Slovak Republics. The systems of Kabel Plus passed approximately 620,000 homes and had an aggregate of approximately 359,000 subscribers as of June 30, 1999. The purchase price is USD150.0 million (319.5 million).

144A Offering of Senior Notes

    On July 27, 1999, UPC completed a USD1.5 billion bond offering. The offering consists of three tranches: USD800.0 million of ten-year senior notes due 2009 with a 10 7/8% coupon; Euro 300.0 million of ten-year senior notes due 2009 with a coupon of 10 7/8%; and USD735.0 million aggregate principal amount of ten-year 12 1/2% senior discount notes due 2009. The senior discount notes were sold at 54.521% of face value amount yielding gross proceeds of approximately USD400.0 million and will accrue interest, but no interest is payable until 2004. The USD800.0 million of senior notes was swapped into Euros to minimize UPC's currency and interest rate exposure. The swap will yield an initial average interest rate on the swap portion of 7.8% and an initial weighted average interest rate on the total USD1.5 billion offering of 9.7%.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)


Senior Credit Facility

    On July 27, 1999, UPC and a syndicate of banks entered into a Euro 1.0 billion multi-currency senior secured credit facility (the "Senior Credit Facility"). Until the earlier of October 31, 1999 and the completion of the syndication of the Senior Credit Facility, availability under the Senior Credit Facility is limited to Euro 500.0 million and such amount may not be used to fund any acquisitions. The Senior Credit Facility matures on July 26, 2006 and is comprised of two tranches. The Euro 750.0 million Tranche A is a senior secured reducing revolving credit facility. The Tranche B is a Euro 250.0 million term loan credit facility. The Senior Credit Facility bears interest at the EURIBOR (for borrowings in Euros) and at the LIBOR (for all other borrowings) plus a margin between 0.75% and 2.0%, plus an additional cost of funding. The Senior Revolving Credit Facility was refinanced with funds from the Senior Credit Facility.

Acquisition of Stjarn

    On July 30, 1999, UPC acquired the stock of NBS Nordic Broadband Services AB, whose primary asset is the operating company StjarnTVnatel AB ("Stjarn") for a purchase price of USD397.0 million (817.8 million). USD100.0 million (206.0 million) of the purchase price will be paid in the form of a one year note with interest at 8% per year and the balance of the purchase price will be paid in cash. The note will automatically convert into UPC's equity in the event of a public equity offering of its new ordinary shares B. If no public equity offering occurs, UPC will have the option, at maturity of the note, to pay the note in either cash or its stock. Stjarn operates cable television systems serving the greater Stockholm area and leases its fiber optic network which has access to 770,000 homes and 30,000 businesses. Stjarn systems passed approximately 422,000 homes and had approximately 240,000 subscribers as of June 30, 1999.

Amendment to the Articles of Association

    In July 1999, at the annual shareholders' meeting, the shareholders approved the amendment of UPC's Articles of Association to authorize 100 million ordinary shares B with the right to cast 1 vote per share and to increase the voting rights of the newly re-named ordinary shares A (formerly the ordinary shares), the priority shares, the preference shares A and the preference shares B to 100 votes per share. The shareholders also approved an increase in the nominal value of each issued and outstanding ordinary share A and each priority share from Euro 0.30 to Euro 2.0.

Acquisition of an Interest in SBS Broadcasting S.A.

    In July 1999, UPC closed the purchase of approximately 4.8% of SBS Broadcasting S.A. for cash of approximately USD24.3 million (50.1 million). In August 1999, UPC acquired an additional 8.5% for USD75.9 million (154.8 million), increasing its ownership to 13.3% in SBS. SBS owns and operates television and radio stations across nine countries in Europe.

Acquisition of @Entertainment

    On August 6, 1999, UPC completed its tender offer for all outstanding shares of @Entertainment at a price of USD19.00 per share in cash. Subsequently all remaining outstanding common stock, preferred stock, stock options and stock warrants were purchased by UPC. The purchase price for @Entertainment was USD807.0 million (1,654.4 million). @Entertainment provides cable television, DTH satellite television services and related programming in Poland. These systems had approximately 1,669,000 homes passed, 967,000 cable subscribers and 130,000 DTH subscribers as of June 30, 1999.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)


    The consummation of the Company's tender offer of @Entertainment, resulted in a change of control, and as a result, @Entertainment will be obligated to offer to repurchase any notes that the note holders put to it at 101% of their principal amount, plus accrued and unpaid interest. The Company expects that the holders of the @Entertainment PCI notes and the Series C Senior Discount Notes may exercise their rights to require the purchase of their notes following the change of control triggered by the Company's acquisition of @Entertainment. If the holders of those notes exercised their rights to put all of their notes, this would require @Entertainment to repay approximately USD140.3 million (298.9 million) of debt. The @Entertainment 1999 Series B 14 1/2% Senior Discount Notes and the @Entertainment 14 1/2% 1998 Senior Discount Notes of which USD233.9 million (498.3 million) was outstanding at June 30, 1999, contain a similar provision enabling holders to require @Entertainment to purchase the notes following a change of control. Given the coupon on those notes, however, the Company does not expect any significant number of holders of those notes to exercise their put rights. The actual amount exercised may differ significantly from the Company's expectations.

Acquisition of Videopole

    In August 1999, UPC completed the acquisition of Videopole for a total purchase price of USD135.1 million (279.4 million). The purchase price was paid with cash of USD65.2 million (134.8 million) and 955,376 ordinary shares A, which are registered on the Amsterdam Stock Exchange only. The share price was based on a 20-day average stock price through August 2, 1999.

Acquisition of Time Warner Cable France

    In August 1999, UPC purchased 100% of Time Warner Cable France, a company which controls and operates three cable TV systems in the suburbs of Paris and Lyon and the city of Limoges. The purchase price for Time Warner Cable France is USD71.1 million (149.3 million). Simultaneously with the acquisition of Time Warner Cable France, UPC acquired an additional 47.62% in one of the operating systems in which Time Warner Cable France had a 49.88% interest for FFR 89.3 million (30.0 million), increasing UPC's ownership to 97.5%. The systems passed approximately 232,000 homes and had approximately 69,000 subscribers as of June 30, 1999.

Acquisition of A2000

    In September 1999, UPC acquired the 50% interest in A2000 that it did not already own for USD229.0 million (471.7 million). A2000 operates systems serving Amsterdam and its surrounding communities of Landsmeer, Purmerend, Zaanstad, Ouder-Amstel and Hilversum. A2000 systems passed approximately 580,000 homes and had approximately 532,000 cable subscribers, 26,000 cable telephone subscribers and 14,400 high-speed Internet subscribers as of June 30, 1999.

                          INDEPENDENT AUDITORS' REPORT

Introduction

    We have audited the consolidated financial statements of UNITED TELEKABEL HOLDING N.V., Amsterdam, The Netherlands, for the year 1998 for purpose of inclusion in the Form 10-K of one of its shareholders. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

Scope

    We conducted our audit in accordance with auditing standards generally accepted in The Netherlands, which are substantially the same as those generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

Opinion

    In our opinion, the consolidated financial statements give a true and fair view of the financial position of the company as at December 31, 1998 and of the result for the period from commencement of operations at August 6, 1998 then ended in accordance with accounting principles generally accepted in The Netherlands.

    Generally accepted accounting principles in The Netherlands vary in certain significant respects from generally accepted accounting principles in the United States of America. Application of generally accepted accounting principles in the United States of America would have affected total assets, statement of operations and shareholders' equity as at and for the period from commencement of operations at August 6, 1998 ended December 31, 1998, to the extent summarized in Note 18. to the consolidated financial statements.

                                        Arthur Andersen

Amstelveen, The Netherlands,
March 19, 1999

                         UNITED TELEKABEL HOLDING N.V.

                           CONSOLIDATED BALANCE SHEET

                            As of December 31, 1998
                    (stated in thousands of Dutch Guilders)

ASSETS
Fixed assets:
  Intangible fixed assets.............................................   564,438
  Tangible fixed assets...............................................   847,056
  Affiliated companies................................................   206,332
                                                                       ---------
    Total fixed assets................................................ 1,617,826
                                                                       ---------
Current assets:
  Inventories.........................................................     3,091
  Receivables.........................................................    40,638
  Cash and cash equivalents...........................................    10,475
                                                                       ---------
    Total current assets..............................................    54,204
                                                                       ---------
Total assets.......................................................... 1,672,030
                                                                       =========
SHAREHOLDERS' EQUITY AND LIABILITIES
Shareholders' Equity..................................................   635,521
Minority interest.....................................................     1,104
                                                                       ---------
                                                                         636,625
Provisions............................................................    42,054
Long-term liabilities.................................................   232,727
Current liabilities...................................................   760,624
                                                                       ---------
    Total shareholders' equity and liabilities........................ 1,672,030
                                                                       =========

                         UNITED TELEKABEL HOLDING N.V.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                 For the Period From Commencement of Operations
                     (August 6, 1998) to December 31, 1998
                    (stated in thousands of Dutch Guilders)

Total revenues........................................................   99,122
  Direct operating expenses...........................................  (33,172)
  Selling, general and administrative expenses........................  (36,096)
  Depreciation and amortization.......................................  (39,490)
                                                                       --------
Total operating expenses.............................................. (108,758)
                                                                       --------
  Operating loss......................................................   (9,636)
  Financial income and expense........................................  (16,699)
                                                                       --------
Loss before income taxes..............................................  (26,335)
  Income taxes........................................................    1,212
                                                                       --------
Loss after taxes......................................................  (25,123)
  Share in results of affiliated companies............................  (24,486)
                                                                       --------
Group loss............................................................  (49,609)
  Minority interest...................................................      235
                                                                       --------
Net loss..............................................................  (49,374)
                                                                       ========

                         UNITED TELEKABEL HOLDING N.V.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                 For the Period From Commencement of Operations
                     (August 6, 1998) to December 31, 1998
                    (stated in thousands of Dutch Guilders)

Cash flows from operating activities:
Net loss............................................................  (49,374)
Adjustments to reconcile net loss to net cash flows from operating activities:
  Depreciation and amortization.....................................   39,490
  Share in results of affiliated companies, net.....................   24,486
  Minority interest in subsidiaries.................................     (235)
Changes in assets and liabilities:
  Decrease in current assets........................................   40,098
  (Decrease) in current liabilities.................................  (55,186)
  (Decrease) in deferred taxes and other provisions.................   (1,132)
                                                                     --------
Net cash flows from operating activities............................   (1,853)
                                                                     --------
Cash flows from investing activities:
Capital expenditures................................................ (121,384)
Loan to affiliated companies........................................   (7,120)
Acquisitions, net of cash acquired..................................  (12,588)
                                                                     --------
Net cash flows from investing activities............................ (141,092)
                                                                     --------
Cash flows from financing activities:
Proceeds from short-term borrowings.................................  120,705
Proceeds from long-term borrowings..................................    9,621
                                                                     --------
Net cash flows from financing activities............................  130,326
                                                                     --------
Net decrease in cash and cash equivalents...........................  (12,619)
Cash and cash equivalents at beginning of period....................      100
Cash and cash equivalents contributed...............................   22,994
                                                                     --------
Cash and cash equivalents at end of period..........................   10,475
                                                                     ========
Supplemental cash-flow disclosures:
Cash paid for interest..............................................  (19,470)
                                                                     ========
Non-cash investing activities:
Contribution of Dutch cable systems
  Working capital...................................................  (73,850)
  Affiliated companies..............................................  223,698
  Tangible fixed assets.............................................  764,762
  Intangible fixed assets...........................................  550,911
  Short-term debt................................................... (544,918)
  Long-term liabilities............................................. (223,106)
  Provisions........................................................  (35,696)
  Cash and cash equivalents.........................................   22,994
                                                                     --------
Equity contributed..................................................  684,795
                                                                     ========

                         UNITED TELEKABEL HOLDING N.V.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                 For the Period From Commencement of Operations
                     (August 6, 1998) to December 31, 1998
            (Monetary amounts stated in thousands of Dutch Guilders)

1. Organization and Nature of Operations

    United Telekabel Holding N.V. ("UTH" or the "Company"), legally seated in Almere, The Netherlands, was legally formed in May 1998 and commenced operations on August 6, 1998. UTH was formed as a joint venture between United Pan-Europe Communications N.V. ("UPC") and N.V. NUON Energie-Onderneming voor Gelderland, Friesland en Flevoland ("NUON"). UPC became a 51% shareholder and NUON a 49% shareholder. UTH was formed for the purpose of offering cable-based communications through its networks in The Netherlands. UTH currently offers cable television services and is further developing and upgrading its network to provide digital video, voice and Internet/data services in its Dutch markets.

    UTH commenced operations on August 6, 1998 when both shareholders contributed their interests in Dutch cable television operating companies to UTH. NUON contributed its interest in N.V. Telekabel Beheer ("Telekabel") and UPC contributed its interest in Cable Network Brabant Holding B.V. ("CNBH") and 50% of the shares in A2000 Holding N.V. ("A2000"). UTH recorded the assets contributed at their fair market value. The table below summarizes the opening balance sheet of UTH, based on the net assets contributed at their fair market values by NUON and UPC as of August 6, 1998.

   Cash and cash equivalents contributed..............................    23,094
   Other current assets...............................................    83,827
   Affiliated companies...............................................   223,698
   Tangible fixed assets..............................................   764,762
   Intangible fixed assets............................................   550,911
                                                                       ---------
     Total assets..................................................... 1,646,292
                                                                       =========
   Short-term debt....................................................   544,918
   Other current liabilities..........................................   157,677
   Provisions.........................................................    35,696
   Long-term liabilities..............................................   223,106
   Shareholders' equity and liabilities...............................   684,895
                                                                       ---------
     Total shareholders' equity and liabilities....................... 1,646,292
                                                                       =========

    Due to the fact that operations commenced at August 6, 1998, no comparative financial statements have been presented. Proforma information (unaudited) is presented in note 19.

2. Summary of Significant Accounting Policies

 Basis of Presentation

    The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in The Netherlands for financial statements. The accounting policies followed in the preparation for the consolidated financial statements, differ in some respects to those generally accepted in the United States of America (US GAAP). See note 18.

    The preparation of financial statements in conformity with Dutch generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial

                         UNITED TELEKABEL HOLDING N.V.

                        (in thousands of Dutch Guilders)

statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. In the opinion of management, all adjustments (consisting of normal recurring accruals) have been made which are necessary to present fairly the financial position of the Company as of December 31, 1998 and the results of its operations for the period from commencement of operations (August 6, 1998) to December 31, 1998.

 Principles of Consolidation

    The accompanying consolidated financial statements include the accounts of UTH and its group companies (the "UTH Group"). Group companies are companies or other legal entities in which UTH has an ownership interest of more than 50% of the issued share capital or that UTH otherwise controls. All significant intercompany accounts and transactions have been eliminated in consolidation.

    The following chart presents a summary of UTH's significant investments in multi-channel television, programming and telephony operations as of December 31, 1998:

        Name                                        City    Percentage Ownership
        ----                                      --------- --------------------
   Cable Network Brabant Holding BV.............. Eindhoven         100
   N.V. Telekabel Beheer......................... Arnhem            100
   A2000 Holding N.V............................. Amsterdam          50(1)
   Uniport Communications B.V....................                    80

--------
(1) Not consolidated

 Foreign Currencies

    Assets and liabilities denominated in foreign currencies are translated into Dutch guilders at the yearend exchange rate. Transactions in foreign currencies are translated at the exchange rate in effect at the time of the transaction. The exchange results are recorded under financial income and expense in the statement of income.

 Balance Sheet

  (a) General

    Assets and liabilities are stated at face value unless indicated otherwise.

  (b) Fixed assets

  Intangible fixed assets

    The excess of investments in consolidated subsidiaries over the net tangible asset value at acquisition is amortized on a straight-line basis over 15 years. Licenses in newly acquired companies are recognized at the fair market value of those licenses at the date of acquisition and include the development costs incurred prior to the date a new license was acquired. The license value is amortized on a straight-line basis over the initial license period, up to a maximum of 20 years. Deferred financing costs are amounts spent in connection with financing the UTH Group. The amortization period is the period relating to the term of the financing. When assets are fully amortized, the costs and accumulated amortization are removed from the accounts.

  Tangible fixed assets

    Tangible fixed assets are stated at cost. Additions, replacements, installation costs and major improvements are capitalized, and costs for normal repair and maintenance of tangible fixed assets are

                         UNITED TELEKABEL HOLDING N.V.

                        (in thousands of Dutch Guilders)

charged to expense as incurred. Assets constructed by subsidiaries of UTH incorporate overhead expense and interest charges incurred during the period of construction; investment subsidies are deducted. Depreciation is calculated using the straight-line method over the economic life of the asset, taking into account the residual value. The economic lives of tangible fixed assets at acquisition are as follows:

   Networks.........................................................  7-20 years
   Buildings and leasehold improvements............................. 20-33 years
   Machinery & Other................................................  3-10 years

  Affiliated Companies

    For those investments in companies in which UTH's ownership interest is 20% to 50%, its investments are held through a combination of voting common stock, preferred stock, debentures or convertible debt and/or UTH exerts significant influence through board representation and management authority, or in which majority control is deemed to be temporary, the equity method of accounting is used. Under this method, the investment, originally recorded at fair market value, is adjusted to recognize UTH's proportionate share of net earnings or losses of the affiliates, limited to the extent of UTH's investment in and advances to the affiliates, including any debt guarantees or other contractual funding commitments. UTH's proportionate share of net earnings or losses of affiliates includes the amortization of the excess of its cost over its proportionate interest in each affiliate's net tangible assets or the excess of its proportionate interest in each affiliate's net tangible assets in excess of its cost.

  (c) Receivables

    Receivables are stated at face value, less an allowance for doubtfull accounts. The allowance for doubtful accounts is based upon specific identification of overdue accounts receivable. An allowance for a percentage of the account is established once the receivable is overdue. Upon disconnection of the subscriber, the account is fully reserved. The allowance is maintained on the books until receipt of payment or for a maximum of three years.

  (d) Cash and Cash Equivalents

    Cash and cash equivalents include cash and investments with original maturities of less than three months.

  (e) Provisions

    Deferred tax liabilities arising from temporary differences between the financial and tax bases of assets and liabilities are included in the provisions. The principal differences arise in connection with valuation differences of intangible fixed assets. In calculating the provision, current tax rates are applied.

    UTH accounts for income taxes under the asset and liability method, which requires recognition of, deferred tax assets and liabilities for the expected future income tax consequences of transactions, which have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and income tax basis of assets, liabilities and loss carry forwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Net deferred tax assets are then reduced by a valuation allowance if management believes it is more likely than not they will not be realized.

  (f) Fair value of financial instruments

    SFAS Statement No. 107, "Disclosures about Fair Values of Financial Instruments" requires the disclosure of estimated fair values for all financial instruments, both on- and off-balance sheet, for which it

                         UNITED TELEKABEL HOLDING N.V.

                        (in thousands of Dutch Guilders)

is practicable to estimate fair value. For certain instruments, including cash and cash equivalents, receivables, current liabilities and certain provisions, it was assumed that the carrying amount approximated fair value due to the short maturity of those instruments. For short and long term debt, the carrying value approximates the fair value since all debt instruments carry a variable interest rate component except for the convertible loans which carried a fixed interest rate. For investments in affiliated companies carried at cost, quoted market prices for the same or similar financial instruments were used to estimate the fair values. UTH has adopted the principles of this statement in its financial statements. UTH did not have any material off-balance-sheet financial instruments as of December 31, 1998.

  (g) Recoverability of Tangible and Intangible fixed assets

    UTH evaluates the carrying value of all tangible and intangible assets whenever events or circumstances indicate the carrying value of assets may exceed their recoverable amounts. An impairment loss is recognized when the estimated future cash flows (undiscounted and without interest) expected to result from the use of an asset are less than the carrying amount of the asset. Measurement of an impairment loss is based on the fair value of the asset computed using discounted cash flows if the asset is expected to be held and used. Measurement of an impairment loss for an asset held for sale would be based on fair market value less estimated costs to sell.

  (h) Concentration of Credit Risk

    Financial instruments which potentially subject UTH to concentrations of credit risk consist principally of trade receivables. Concentrations of credit risk with respect to trade receivables are limited due to UTH's large number of customers.

  (i) Other Comprehensive Income

    UTH has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which requires that an enterprise (i) classify items of other comprehensive income by their nature in a financial statement and (ii) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. As of December 31, 1998, UTH had no other comprehensive income items.

  Income Statement

    Revenue is primarily derived from the sale of cable television services to subscribers and is recognized in the period the related services are provided. Initial installation fees are recognized as revenue in the period in which the installation occurs, to the extent installation fees are equal to or less than direct selling costs, which are expensed. To the extent installation fees exceed direct selling costs, the excess fees are deferred and amortized over the average contract period. All installation fees and related costs with respect to reconnections and disconnections are recognized in the period in which the reconnection or disconnection occurs.

  New Accounting Principles

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting For the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), which provides guidance on accounting for the costs of computer software developed or obtained for internal use. SOP 98-1 identifies the characteristics of internal-use software and provides examples to assist in determining when computer software is for internal use. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998, for projects in progress and prospectively, with earlier

                         UNITED TELEKABEL HOLDING N.V.

                        (in thousands of Dutch Guilders)

application encouraged. Management believes that the adoption of SOP 98-1 will not have a material effect on the financial statements.

    The American Institute of Certified Public Accountants recently issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"), which is required to be adopted by affected companies for fiscal years beginning after December 15, 1998. SOP 98-5 defines start-up and organization costs, which must be expensed as incurred. In addition, all deferred start-up and organization costs existing as of January 1, 1999 must be written-off and accounted for as a cumulative effect of an accounting change. Management believes that the adoption of SOP 98-1 will not have a material effect on the financial statements.

    The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which requires that companies recognize all derivatives as either assets or liabilities in the balance sheet at fair value. Under SFAS 133, accounting for changes in fair value of a derivative depends on its intended use and designation. SFAS 133 is effective for fiscal years beginning after June 15, 1999. Management is currently assessing the effect of this new standard.

3. Intangible fixed assets

                                                   Licenses and    Deferred
                                           Total     Goodwill   Financing Costs
                                          -------  ------------ ---------------
   Value upon contribution............... 550,911    547,869         3,042
   Investments...........................  30,996     29,745         1,251
   Amortization.......................... (17,469)   (17,149)         (320)
                                          -------    -------         -----
   Book value as of December 31, 1998.... 564,438    560,465         3,973
                                          =======    =======         =====

                                            Balance as of December 31, 1998
                                          -------------------------------------
                                                   Licenses and    Deferred
                                           Total     Goodwill   Financing Costs
                                          -------  ------------ ---------------
   Gross Value........................... 581,907    577,614         4,293
   Amortization.......................... (17,469)   (17,149)         (320)
                                          -------    -------         -----
   Book value as of December 31, 1998.... 564,438    560,465         3,973
                                          =======    =======         =====

4. Tangible fixed assets

                                                   Land and           Machinery
                                           Total   Buildings Network   & Other
                                          -------  --------- -------  ---------
   Value upon contribution............... 764,762    6,025   745,503   13,234
   Additions............................. 104,315      130   102,023    2,162
   Depreciation.......................... (22,021)    (182)  (20,005)  (1,834)
                                          -------    -----   -------   ------
   Book value as of December 31, 1998.... 847,056    5,973   827,521   13,562
                                          =======    =====   =======   ======

                                            Balance as of December 31, 1998
                                          -------------------------------------
                                                   Land and           Machinery
                                           Total   Buildings Network   & Other
                                          -------  --------- -------  ---------
   Cost.................................. 869,077    6,155   847,526   15,396
   Depreciation.......................... (22,021)    (182)  (20,005)  (1,834)
                                          -------    -----   -------   ------
   Book value as of December 31, 1998.... 847,056    5,973   827,521   13,562
                                          =======    =====   =======   ======

                         UNITED TELEKABEL HOLDING N.V.

                        (in thousands of Dutch Guilders)

5. Affiliated companies

                                                    Total   Investments Advances
                                                   -------  ----------- --------
   Balance upon contribution...................... 223,698    223,698      --
   Additions......................................   7,120        --     7,120
   Share in result................................ (24,486)   (24,486)     --
                                                   -------    -------    -----
   Balance as of December 31, 1998................ 206,332    199,212    7,120
                                                   =======    =======    =====

    The investments in affiliated companies as of December 31, 1998 are:

                               Investments in and    Cumulative Share
                        %         Advances to         In Results of
                    Ownership Affiliated Companies Affiliated Companies  Total
                    --------- -------------------- -------------------- -------
   A2000...........     50          229,481              (24,449)       205,032
   Interway........     33            1,337                  (37)         1,300
                                    -------              -------        -------
   Total...........                 230,818              (24,486)       206,332
                                    =======              =======        =======

    UTH had the following differences related to the excess of cost over the net tangible assets acquired for its equity investments. Such differences are being amortized over 12 to 15 years:

                                                           Basis    Accumulated
                                                         Difference Amortization
                                                         ---------- ------------
   A2000................................................  249,236      (8,200)
                                                          =======      ======

    These differences have been presented as affiliated companies and share in result of affiliated companies respectively.

    Subsequent to year end, UPC provided a letter of support to A2000 stating that it would continue to provide to A2000 the funding necessary to continue operations through at least 1999.

    Summary financial information for A2000 based on Dutch generally accepted accounting principles is as follows:

                                                              As of December 31,
                                                                     1998
                                                              ------------------
   Balance sheet
   Intangible fixed assets...................................      113,361
   Tangible fixed assets.....................................      356,623
   Financial fixed assets....................................          770
   Liquid assets.............................................          369
   Other current assets......................................       37,482
                                                                   -------
     Total assets............................................      508,605
                                                                   =======
   Provisions................................................        1,610
   Long-term debt............................................      467,430
   Current liabilities.......................................      125,813
                                                                   -------
     Total liabilities.......................................      594,853
                                                                   -------
   Total shareholders' value.................................      (86,248)
                                                                   =======

                         UNITED TELEKABEL HOLDING N.V.

                        (in thousands of Dutch Guilders)


                                                             For the Five Months
                                                             Ended December 31,
                                                                    1998
                                                             -------------------
   Statement of income
   Revenue..................................................        53,954
   Costs....................................................       (39,271)
   Depreciation and amortization............................       (35,888)
   Financial income/charges.................................       (11,293)
                                                                   -------
     Net loss...............................................       (32,498)
                                                                   =======

6. Receivables

    Receivables as presented under current assets mature within one year and are specified as follows:

   Trade accounts receivable............................................. 22,519
   Receivables from affiliated companies.................................  1,654
   Prepaid expenses and accrued income...................................  1,447
   Other receivables..................................................... 15,018
                                                                          ------
     Total............................................................... 40,638
                                                                          ======

    A major item under "other receivables" is current reclaimable VAT 3,676. As of December 31, 1998 the valuation allowance on trade receivables amounted to 538.

7. Cash and cash equivalents

    Cash and cash equivalents include demand accounts held in a bank with a maturity of less than three months.

8. Shareholders' Equity

    UTH's issued share capital consists of 100,000 shares with a par value of NLG 1 each. All issued shares are fully paid-in.

                                  Ordinary   Additional    Accumulated
                                  Capital  Paid-in Capital   Deficit    Total
                                  -------- --------------- ----------- -------
   Balance at inception.........    100            --            --        100
   Balances upon contribution of
    properties to joint venture,
    August 6, 1998..............    --         684,795           --    684,795
   Net loss.....................    --             --        (49,374)  (49,374)
                                    ---        -------       -------   -------
                                    100        684,795       (49,374)  635,521
                                    ===        =======       =======   =======

9. Provisions

    Provisions relate mainly to deferred taxation.

10. Long-term liabilities

                                                      Average       Amount
                                             Range of Rate of     Outstanding
                                             Interest Interest December 31, 1998
                                             -------- -------- -----------------
   Bank loans............................... 5-7.625%   5.2         235,947

                         UNITED TELEKABEL HOLDING N.V.

                        (in thousands of Dutch Guilders)

    Long-term liabilities at December 31, 1998 will be payable as follows:

                                                              Bank Loans
                                                              ----------
       1999..................................................    3,220
       2000..................................................    2,353
       2001..................................................    8,404
       2002..................................................   16,948
       2003..................................................   30,104
       Thereafter............................................  174,918
                                                               -------
         Total...............................................  235,947
                                                               =======

    On February 20, 1998 CNBH secured a 250,000 nine-year term facility, which was amended in August 1998 to 266,000. The CNBH facility bears interest at the applicable Amsterdam Interbank Offered Rate ("AIBOR") plus a margin ranging from 0.60% to 1.60% per annum, and is secured by, among other things, an encumbrance over CNBH's assets and a pledge of the shares of CNBH. The facility is used to refinance several acquisitions and will furthermore be used for the development and exploitation of enhanced cable TV services, data services and telephony services. As of December 31, 1998, 219,000 was outstanding on the facility.

    The shares of UTH held by UPC are pledged for a certain loan of UPC.

11. Current Liabilities

    The current liabilities relate to short-term debt and other liabilities which are specified below:

   (a)Short-term debt
     Long-term debt repayable within one year...........................   3,220
     Short-term debt to shareholders.................................... 662,403
                                                                         -------
       Total............................................................ 665,623
                                                                         =======

 Short term debt to shareholders as of December 31, 1998

    NUON's contribution to UTH included an existing 690,000-debt facility with an outstanding balance of approximately 543,000 (as of August 6, 1998). This facility bears an interest rate of 6.65% over the reporting period up to November 30, 1998. As of November 30, 1998 this rate was increased with 1.5%. As of December 31, 1998, approximately 614,000 was outstanding on the facility. The debt facility is due March 15, 1999, with an extension period of 15 days. As security for repayment of the debt facility, NUON received a pledge over the shares of N.V. Telekabel Beheer (the assets contributed by NUON). UTH has negotiated with the lenders to refinance the debt facility (see Note 20.).

 Subordinated loans

    UTH entered into a subordinated loan agreement with NUON in December 1998 for an amount of NLG 33.0 million. The interest payable is 5.5% on an annually basis.This subordinated loan was entered into for purposes of continuing funding of incurred losses and capital expenditures.UTH entered into a subordinated loan agreement with UPC in December 1998 for an amount of NLG 15.2 million. The interest payable is 5.5% on an annually basis. This subordinated loan was entered into for purposes of continuing funding of incurred losses and capital expenditures.

                         UNITED TELEKABEL HOLDING N.V.

                        (in thousands of Dutch Guilders)


   (b)Other Liabilities
     Accounts payable to trade creditors................................  47,459
     Deposits by customers..............................................     197
     Other short-term liabilities.......................................  39,855
     Deferred income and accrued expenses...............................   7,490
                                                                         -------
       Total............................................................  95,001
                                                                         -------
       Total current liabilities........................................ 760,624
                                                                         =======

12. Information per geographical area

    All operations of UTH are in The Netherlands. In addition, substantially all operations relate to cable television services.

13. Personnel

    Labour cost is specified as follows:

   Salaries and wages....................................................  9,173
   Pension costs.........................................................    538
   Social securities.....................................................  1,911
                                                                          ------
     Total............................................................... 11,622
                                                                          ======

    The information about employees by category is as follows:

   Operating................................................................ 160
   Other.................................................................... 184
                                                                             ---
     Total.................................................................. 344
                                                                             ===

14. Financial income and expenses

   Interest income.....................................................      14
   Interest expense.................................................... (16,713)
                                                                        -------
     Total............................................................. (16,699)
                                                                        =======

    Under interest expense an amount of 11,348 was accounted for as interest related parties.

15. Income taxes

    In general, a Dutch holding company may benefit from the so-called participation exemption. The participation exemption is a facility in Dutch corporate tax law which under certain conditions allows a Dutch company to exempt any dividend income and capital gains in relation with its participation in subsidiaries. Capital losses are also exempted, apart from liquidation losses (under stringent conditions).

    For UTH the primary difference between taxable loss and net loss for financial reporting purposes relates to the amortization of goodwill. The consolidated financial statements have been prepared assuming partial tax basis for license fees capitalized relating to certain acquisitions. Deferred taxes have been provided for that portion of the licenses which management believes no tax basis will be allowed.

                         UNITED TELEKABEL HOLDING N.V.

                        (in thousands of Dutch Guilders)


    The difference between income tax expense provided in the financial statements and the expected income tax benefit at statutory rates is reconciled as follows:

   Expected income tax benefit at the Dutch statutory rate of 35%....... (9,217)
   Tax effect of permanent and other differences:
     Change in valuation allowance......................................  6,541
     Non-deductible expenses............................................  1,464
                                                                         ------
       Total income tax benefit......................................... (1,212)
                                                                         ======

    The significant components of the net deferred tax liability are as follows:

   Deferred Tax Assets:
     Tax net operating loss carries forward............................  20,112
     Valuation allowance............................................... (20,112)
                                                                        -------
       Deferred tax assets, net of valuation allowance.................       0
                                                                        -------
   Deferred Tax Liabilities:
     Intangible assets.................................................  33,438
     Tangible fixed assets, net........................................     962
                                                                        -------
     Total deferred tax liabilities....................................  34,400
                                                                        -------
       Deferred tax liabilities, net...................................  34,000
                                                                        =======

    The tax loss carry forwards have no expiration date.

16. Related parties transactions

    UTH signed management services agreements with both of its shareholders. In the reporting period an amount of NLG 4,255 has been taken into account as expenses. In addition UTH delivers service to NUON. These services are rendered at arms' length prices and made up 8% of the revenues over the reporting period. As mentioned under Note 11 UTH has a short-term debt payable to NUON as well as subordinated loans to both NUON and UPC. UPC charged an amount of 988 for salaries and related costs for employees seconded to UTH Group.

17. Commitments and Guarantees

    The UTH Group has entered into various rent and lease agreements for office space, cars etc. The terms of the agreements call for future minimum payments as follows:

   1999................................................................... 4,000
   2000................................................................... 3,200
   2001................................................................... 2,100
   2002................................................................... 1,600
   2003................................................................... 1,400

    Subsequent to December 31, 1998, UTH provided additional funding to A2000. In total UTH's share of the funding commitment is $15,000. As of December 31, 1998, UTH had funded $3,750 of its commitment.

                         UNITED TELEKABEL HOLDING N.V.

                        (in thousands of Dutch Guilders)


18. US GAAP Reconciliation

 General

    The accounting policies followed in the preparation for the consolidated financial statements differ in some respects to those generally accepted in the United States of America (US GAAP).

    The differences which have a material effect on net loss and/or shareholders' equity and/or total assets are as follows:

  -- The fair market value of licences, goodwill, land and buildings and networks for US GAAP purposes should be set at historical cost of the contributor. Consequently, no step-up in asset value is allowed for the difference between historical cost and the fair market value of the assets contributed by both UPC and NUON.

  -- Deferred taxes have been established for the difference between book and tax basis of contributed assets, if applicable.

 Income Taxes

    The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" which requires recognition of deferred tax assets and liabilities for the expected future income tax consequences of transactions which have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based upon the difference between the financial and tax bases of assets and liabilities and carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. UTH has adopted the principles of this statement in its financial statements.

 US GAAP information

    The calculation of net loss, shareholders' equity and total assets, substantially in accordance with US GAAP, is as follows:

   Net loss as per
    Consolidated
    Statements of
    income..........     (49,374)
   Adjustments to
    reported income
    (loss):
     Amortisation of
      goodwill......       4,082
     Share in
      results of
      affiliated
      companies.....         747
                       ---------
       Approximate
        net loss in
        accordance
        with US
        GAAP........     (44,545)
                       =========
   Shareholders'
    equity as per
    Consolidated
    balance sheets..     635,521
   Adjustments to
    reported equity:
     Goodwill.......    (152,105)
     Affiliated
      Companies.....     (27,893)
                       ---------
       Approximate
        shareholders'
        equity in
        accordance
        with US
        GAAP........     455,523
                       =========
   Total assets as
    per Consolidated
    Balance sheets..   1,672,030
   Adjustments to
    reported assets:
     Goodwill.......    (152,105)
     Affiliated
      Companies.....     (27,893)
                       ---------
       Approximate
        total assets
        in
        accordance
        with US
        GAAP........   1,492,032
                       =========

                         UNITED TELEKABEL HOLDING N.V.

                        (in thousands of Dutch Guilders)


19. Proforma information (unaudited)

    On August 6, 1998 both shareholders contributed their interests in the Dutch cable market into UTH. The following pro forma condensed consolidated information for the year ended December 31, 1997 and 1998 give effect to the UTH Transaction as if it had occurred at the beginning of the periods presented. This pro forma condensed consolidated information does not purport to represent what UTH's result of operations would actually have been if such transaction had in fact occurred on such date. The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable.

                                           For the Year Ended For the Year Ended
                                           December 31, 1997  December 31, 1998
                                           ------------------ ------------------
   Total revenues.........................      157,836            219,314
   Net loss...............................      (47,194)           (90,600)

20. Subsequent events

 Subordinated loan

    UTH entered into a subordinated loan agreement with UPC in March, 1999 for an amount of 119,000 million. The interest is payable on an annually basis. This subordinated loan was entered into for purposes of continuing funding of incurred losses and capital expenditures.

 NUON Share Purchase Agreement

    On February 17, 1999, UPC acquired the remaining 49% of UTH. This transaction completed the purchase by UPC of 100% of UTH. UPC purchased the interest from NUON for 518,100. In addition, UPC repaid NUON and assumed from NUON a 33,300 subordinated loan, including accrued interest dated December 31, 1998, owed by UTH to NUON.

 Refinancing

    Subsequent to December 31, 1998, UTH replaced their existing 690,000 facility with a senior facility and additional shareholder loans. The senior facility consists of a Euro 340 million (750,000) revolving facility to N.V. Telekabel Beheer that will convert to a term facility on December 31, 2001. Euro 5 million of this facility will be in the form of an overdraft facility that will be available until December 31, 2007. This existing facility will be used to repay a portion of the UTH facility and for capital expenditures. The new facility will bear interest at the Euro Interbank Offered Rate plus a margin between 0.75% and 2.00% based on the leverage multiples tied to N.V. Telekabel Beheer's net operating income. The new facility will be secured by, among other things, a pledge over shares held by the borrower and will restrict N.V. Telekabel Beheer's ability to incur additional debt.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder of N.V. TeleKabel Beheer

    We have audited the accompanying consolidated balance sheet of N.V. TeleKabel Beheer, ("TeleKabel" or the "Company"), as of December 31, 1997 and the related consolidated statements of operations, shareholder's equity and cash flows for the years ended December 31, 1996 and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in The Netherlands, which are substantially the same as those generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of N.V. TeleKabel Beheer as of December 31, 1997 and the results of its operations and its cash flows for the years ended December 31, 1996 and 1997 in conformity with accounting principles generally accepted in The Netherlands. We have not audited the consolidated financial statements of N.V. Telekabel Beheer for any period subsequent to December 31, 1997.

    Accounting principles generally accepted in The Netherlands vary in certain significant respects from generally accepted accounting principles in the United States of America. The application of the latter would have affected the determination of consolidated results for each of the two years in the period ended December 31, 1997 and shareholders' equity as of December 31, 1996 and 1997 to the extent summarized in note 15 to the consolidated financial statements.

                                        PricewaterhouseCoopers N.V.

Arnhem, The Netherlands,
September 11, 1998

                          INDEPENDENT AUDITORS' REPORT

To the Shareholder of N.V. TeleKabel Beheer

    We have audited the accompanying consolidated balance sheet of N.V. TeleKabel Beheer ("TeleKabel" or the "Company"), as of December 31, 1998 and the related consolidated statement of operations, shareholders' equity and cash flows for the year ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audit in accordance with auditing standards generally accepted in The Netherlands, which are substantially the same as those generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of N.V. TeleKabel Beheer as of December 31, 1998 and the results of its operations and its cash flows for the year ended December 31, 1998 in conformity with accounting principles generally accepted in The Netherlands.

    Accounting principles generally accepted in The Netherlands vary in certain significant respects from generally accepted accounting principles in the United States of America. The application of the latter would have affected the determination of consolidated results for the year in the period ended December 31, 1998 and shareholders' equity as of December 31, 1998 to the extent summarized in note 15 to the consolidated financial statements.

                                        Arthur Andersen

Amstelveen, The Netherlands,
February 26, 1999

                             N.V. TELEKABEL BEHEER

                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1997 and 1998
            (in thousands of Dutch Guilders, except per share data)

                                                               December 31,
                                                              ----------------
                                                         Note  1997     1998
                                                         ---- -------  -------
Assets
Current assets:
  Cash and cash equivalents.............................       17,465   23,533
  Subscriber receivables, net...........................   4    9,608   14,463
  Related party receivables.............................        6,949    4,604
  Other receivables.....................................   5   13,521    4,219
  Inventory.............................................        3,830    3,274
  Investments...........................................   6   16,413      --
                                                              -------  -------
    Total current assets................................       67,786   50,093
Tangible fixed assets, net..............................   7  553,499  650,401
Intangible assets, net..................................   8  194,562  261,671
Long term investments...................................   6    1,222    1,304
                                                              -------  -------
    Total assets........................................      817,069  963,469
                                                              =======  =======
Liabilities and Shareholder's Equity
Current liabilities:
  Accounts payable......................................       28,989   34,157
  Payable to banks......................................       18,884   11,896
  Deferred income.......................................   9    6,341    7,488
  Short-term debt payable to group companies............  10  500,691  667,879
  Other payables and accrued expenses...................       11,901   20,880
                                                              -------  -------
    Total current liabilities...........................      566,806  742,300
                                                              =======  =======
Minority interest in subsidiaries.......................  11    2,321      --
Commitments and contingencies...........................  12      --       --
Shareholder's equity:
  Common stock, NLG 10 par value, 100,000 shares
   authorized and issued................................        1,000    1,000
  Additional paid-in capital............................      251,354  251,354
  Accumulated deficit...................................       (4,412) (31,185)
                                                              -------  -------
    Total shareholder's equity..........................      247,942  221,169
                                                              -------  -------
    Total liabilities and shareholder's equity..........      817,069  963,469
                                                              =======  =======

  The accompanying notes are an integral part of these consolidated financial statements

                             N.V. TELEKABEL BEHEER

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              for the years ended December 31, 1996, 1997 and 1998
                        (in thousands of Dutch Guilders)

                                                       Years ended December
                                                                31,
                                                      -------------------------
                                                       1996     1997     1998
                                                      -------  -------  -------
Service and other revenue............................ 113,917  137,167  153,662
Operating expenses:
Purchases relating to sales.......................... (14,515) (18,615) (23,449)
Personnel expenses................................... (14,366) (18,034) (22,373)
Depreciation and amortization........................ (22,195) (31,418) (56,109)
Other operating expenses............................. (39,995) (41,705) (45,816)
                                                      -------  -------  -------
Net operating (loss) income..........................  22,846   27,395    5,915
Equity results in associates.........................  (1,033)   1,022      (90)
Interest expense, related party...................... (14,134) (26,210) (32,598)
Other income/(expense), net.......................... (12,875)     --       --
                                                      -------  -------  -------
Income/(loss) before and after income taxes..........  (5,196)   2,207  (26,773)
Minority interests in subsidiaries...................     279      683      --
                                                      -------  -------  -------
Net income/(loss)....................................  (4,917)   2,890  (26,773)
                                                      =======  =======  =======



  The accompanying notes are an integral part of these consolidated financial statements

                             N.V. TELEKABEL BEHEER

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              for the years ended December 31, 1996, 1997 and 1998
                        (in thousands of Dutch Guilders)

                                                   Years ended December 31,
                                                  ----------------------------
                                                    1996      1997      1998
                                                  --------  --------  --------
Cash flows from operating activities:
Net income/(loss)...............................    (4,917)    2,890   (26,773)
Adjustments to reconcile net loss to net cash
 flows from operating activities:
Depreciation and amortization...................    22,195    31,418    56,109
Share in results of affiliated companies........     1,033    (1,022)       90
Provision for doubtfull accounts receivable.....       458       559       263
Write off of investment in unlisted securities..     8,915       --        --
Minority interests in subsidiaries..............      (279)     (683)      --
Changes in operating assets and liabilities:
(Increase)/decrease in receivables..............   (43,840)   15,990     6,529
(Increase)/decrease in inventories..............    (2,635)   (1,195)      556
Increase/(decrease) in other current
 liabilities....................................    10,536    (9,583)    8,306
                                                  --------  --------  --------
Net cash flows from operating activities........    (8,534)   38,374    45,080
                                                  --------  --------  --------
Cash flows from investing activities:
(Purchase)/sale of unlisted securities..........    (9,592)      (49)   16,250
Investment in affiliated companies..............    (5,233)     (787)      --
Capital expenditures............................  (215,767) (266,118) (222,450)
New acquisitions, net of cash acquired..........       --        --        --
                                                  --------  --------  --------
Net cash flows from investing activities........  (230,592) (266,954) (206,200)
                                                  --------  --------  --------
Cash flows from financing activities:
Proceeds from short-term debt to group company..   238,148   246,045   167,188
Capital contribution............................       --        --        --
                                                  --------  --------  --------
Net cash flows from financing activities........   238,148   246,045   167,188
Net increase (decrease) in cash and cash
 equivalents....................................      (978)   17,465     6,068
Cash and cash equivalents at beginning of
 period.........................................       978       --     17,465
                                                  --------  --------  --------
Cash and cash equivalents at end of period......       --     17,465    23,533
                                                  ========  ========  ========
Significant non-cash investment and financing
 activities:
Contribution in kind of cable networks by parent
 company........................................   252,154       --        --
Deferral of payment for acquisition of CAI
 Zoetermeer.....................................    62,800       --        --

  The accompanying notes are an integral part of these consolidated financial statements

                             N.V. TELEKABEL BEHEER

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
              for the years ended December 31, 1996, 1997 and 1998
                        (in thousands of Dutch Guilders)

                                           Issued and
                                           fully paid  Share   Other
                                            capital   premium Reserves   Total
                                           ---------- ------- --------  -------
Balance as of December 31, 1995...........     200        --   (2,385)   (2,185)
Capital contribution......................     800    251,354     --    252,154
Net loss..................................     --         --   (4,917)   (4,917)
                                             -----    ------- -------   -------
Balance as of December 31, 1996...........   1,000    251,354  (7,302)  245,052
Net income................................     --         --    2,890     2,890
                                             -----    ------- -------   -------
Balance as of December 31, 1997...........   1,000    251,354  (4,412)  247,942
Net loss..................................     --         --  (26,773)  (26,773)
                                             -----    ------- -------   -------
Balance as of December 31, 1998...........   1,000    251,354 (31,185)  221,169
                                             =====    ======= =======   =======


  The accompanying notes are an integral part of these consolidated financial statements

                             N.V. TELEKABEL BEHEER

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        (in thousands of Dutch Guilders)

1. Organization and Nature of Operations

    In 1998 N.V. Telekabel Beheer was contributed to United Telekabel Holding N.V. ("UTH'), a legally formed company in May 1998. UTH commenced operations on August 6, 1998. UTH was formed as a joint-venture between United Pan-Europe Communications NV ("UPC") and N.V. NUON Energie-Onderneming voor Gelderland, Friesland en Flevoland ("NUON"). UPC became a 51% shareholder and NUON a 49% shareholder. UTH was formed for the purpose of offering cable-based communications through its networks in The Netherlands. UTH currently offers cable television services and is further developing and upgrading its network to provide digital video, voice and Internet/data services in its Dutch markets.

    UTH commenced operations on August 6, 1998 when both shareholders contributed their interests in Dutch cable television operating companies to UTH. NUON contributed its interest in Telekabel and UPC contributed its interest in Cable Network Brabant Holding B.V. ("CNBH") and 50% of A2000 Holding N.V. ("A2000"). N.V. Telekabel Beheer and its subsidiaries (Telekabel or the Company) of Arnhem was a wholly owned subsidiary of the NUON, a local government owned company, before the contribution to UTH. NUON's main activity is the provision of energy to the provinces of Gelderland, Friesland en Flevoland.

    Telekabel was incorporated in The Netherlands by NUON on August 22, 1995. Effective January 1, 1996, NUON contributed all of its cable television networks to the Company in exchange for its equity interest in the Company. TeleKabel and its subsidiaries main activities comprise investments in and management of cable television network and related infrastructures, as well as developing and rendering information, communication and transaction services.

2. Summary of Significant Accounting Policies

 Basis of Presentation

    The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in The Netherlands ("Dutch GAAP"). The consolidated financial statements are prepared under the historical cost convention. The preparation of financial statements in conformity with Dutch GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Principles of Consolidation

    Subsidiary undertakings, which are those companies in which the Company, directly or indirectly, has an interest of more than one half of the voting rights or otherwise has power to exercise control over the operations, have been consolidated. Subsidiaries are consolidated from the date on which effective interest is transferred to the Company and are no longer consolidated from the date of disposal. All intercompany transactions, balances and unrealised surpluses and deficits on transactions between group companies have been eliminated. Where necessary, accounting policies for subsidiaries have been changed to ensure consistency with the policies adopted by the Company. Separate disclosure is made of minority interests.

                             N.V. TELEKABEL BEHEER

                        (in thousands of Dutch Guilders)


    The following subsidiaries are included in the consolidation as of December 31, 1998. The subsidiaries are wholly-owned, unless indicated otherwise.

N.V. TeleKabel(1).................................................... Arnhem
TeleKabel Omroep Facilitair Bedrijf B.V.............................. Arnhem
Maxinetwerken B.V. .................................................. Ede
CAI Buren B.V.(2).................................................... Veenendaal
CAI Druten B.V.(2)................................................... Druten
CAI Geldermalsen B.V.(2)............................................. Veenendaal
CAI Lingewaal B.V.(2)................................................ Lingewaal
CAI Neerijnen-West B.V.(2)........................................... Neerijnen
CAI Tiel B.V.(2)..................................................... Tiel
CAI Wychen B.V.(2)................................................... Wychen
CAI Dodewaard B.V.(2)................................................ Dodewaard
CAI Almere B.V.(2)................................................... Almere
CAI Dronten B.V.(2).................................................. Dronten
CAI Lelystad B.V.(2)................................................. Lelystad
CAI Over-Betuwe B.V.(1)(2)........................................... Utrecht
CAI Heteren B.V.(1)(2)............................................... Heteren
CAI Gendt B.V.(1)(2)................................................. Gendt
CAI Elst B.V.(1)(2).................................................. Elst
CAI Bemmel B.V.(1)(2)................................................ Bemmel
CAI Valburg B.V.(1)(2)............................................... Andelst
CAI Wageningen B.V.(1)(2)............................................ Wageningen
Kabelexploitatiemaatschappij CAI Renkum B.V.(1)(2)................... Utrecht
CAI-NKM Nijmegen B.V.(1)(2).......................................... Nijmegen
CAI Midden-Betuwe B.V.(1)(2)......................................... Veenendaal

--------
(1) Statements of joint and several liability pursuant to Article 403, Book 2 of the Dutch Civil Code were issued for these companies.
(2) Cable Networks were acquired through an exchange transaction with Casema as described in note 3.

 Cash and Cash Equivalents

    For the purposes of the cash flow statement, cash and cash equivalents comprise cash in hand, deposits held at call with banks, and investments in money market instruments.

 Investments in Affiliated Companies

    Investments in affiliated companies are accounted for by the equity method of accounting. These are investments in which the Company has between 20% and 50% of the voting rights, and over which the Company exercises significant influence, unless such influence is temporary, in which case the investment is recorded at cost. Provisions are recorded for long-term impairment in value.

    Equity accounting involves recognizing in the income statement the Company's share of the affiliate's profit or loss for the year. The Company's interest in the affiliate is carried in the balance sheet at an amount that reflects its share of the fair value of the net assets of the affiliate. The excess of the consideration over the Company's share of fair value of the affiliate's net assets is recorded as goodwill and amortized over its expected useful life.

                             N.V. TELEKABEL BEHEER

                        (in thousands of Dutch Guilders)


 Property, Plant and Equipment

    Property, plant and equipment are recorded at cost. Additions, replacements and major improvements are capitalized, and costs for normal repair and maintenance of property, plant and equipment are charged to expense as incurred. Assets constructed by the Company incorporate interest charges incurred during the period of construction, and investment subsidies are deducted. Starting in 1998, Telekabel's depreciation is calculated using the straight-line method over the economic life of the asset, taking into account the residual value, to come in line with the depreciation method used in the Group. Before 1998, Telekabel used the annuity method which is a compounded interest method whereby the depreciation is calculated based on the assumption that depreciation plus the normal cost of capital to finance the assets are constant over the life of the assets. This resulted in lower depreciation charges in the earlier years of the assets life and higher charges in the later years. Would Telekabel have kept the annuity method in place the depreciation costs in 1998 would have been some NLG 12 million less. Upon disconnection of a subscriber, the remaining book value of the subscriber equipment, excluding converters which are recovered upon disconnection, and the capitalized labor are written off and accounted for as an operating cost.

 Goodwill and Other Intangible Assets

    Goodwill is the excess of investments in consolidated subsidiaries and affiliated companies over the fair value of the net tangible fixed asset value at acquisition and is amortized on a straight line basis over its expected usefull life.

 Recoverability of Tangible and Intangible Assets

    The Company evaluates the carrying value of all tangible and intangible fixed assets whenever events or circumstances indicate the carrying value of assets may exceed their recoverable amounts. An impairment loss is recognized when the estimated future cash flows (undiscounted and without interest) expected to result from the use of an asset are less than the carrying amount of the asset. Measurement of an impairment loss is based on fair value of the asset computed using discounted cash flows if the asset is expected to be held and used. Measurement of an impairment loss for an asset held for sale would be based on fair market value less estimated costs to sell.

 Revenue Recognition

    Revenue is primarily derived from the sale of cable television services to subscribers and is recognized in the period the related services are provided. Initial installation fees are recognized as revenue in the period in which the installation occurs, to the extent installation fees are equal to or less than direct selling costs, with any excess costs deferred and amortized over the average subscriber period. To the extent installation fees exceed direct selling costs, the excess fees would be deferred and amortized over the average contract period. All installation fees and related costs with respect to reconnections are recognized in the period in which the reconnection occurs.

 Income Taxes

    The Company accounts for income taxes under the asset and liability method which requires recognition of deferred tax assets and liabilities for the expected future income tax consequences of transactions which have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement

                             N.V. TELEKABEL BEHEER

                        (in thousands of Dutch Guilders)

and income tax basis of assets, liabilities and loss carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Net deferred tax assets are only recorded if management believes it is more likely than not they will be realized.

3. Significant Acquisitions and Divestitures

    In April of 1997 the Company entered into an agreement with Casema to exchange its cable network interest in TeleKabel Oosterhout B.V., TeleKabel De Bilt-Bilthoven B.V., TeleKabel Zoetermeer B.V. and Kabelexploitatie Maatschappij Rijnland B.V. for 100% of the shares of CAI-OverBetuwe B.V., CAI-Bemmel B.V., CAI-Elst B.V., CAI-Gendt B.V., CAI-Heteren B.V., CAI-Valburg B.V., CAI-Midden-Betuwe B.V., Kabelexploitatie Maatschappij CAI-Renkum B.V., CAI-Buren B.V., CAI-Druten B.V., CAI-Geldermalsen B.V., CAI-Lingewaal B.V., CAI-NKM-Nijmegen B.V., CAI-Neerijnen-West B.V., CAI-Tiel B.V., CAI-Wageningen B.V., CAI-Wychen B.V., CAI-Dodewaard B.V and cable network assets in the cities of Dronten and Lelystad.

    The exchange of cable networks was based on the number of subscriber connections exchanged, measured as of January 1, 1997. Casema and TeleKabel agreed that a compensation of 1,200 Guilders per subscriber would be paid for any differences in the number of subscribers exchanged.

    Additionally the agreement specified that TeleKabel was to acquire CAI-Almere B.V. for a consideration of 1,500 Guilders per subscriber, based on the number of subscribers at the date of the share transfer.

    The transaction with Casema was originally scheduled to be completed as of December 31, 1997. As of December 31, 1997, TeleKabel transferred its interest in TeleKabel Oosterhout B.V., TeleKabel De Bilt-Bilthoven B.V. and 47.5% of its interest in Kabelexploitatie Maatschappij Rijnland B.V. to Casema and received the interest in the cable networks specified in note 2.

    During 1998 the Company surrendered its interests in TeleKabel Zoetermeer B.V. and the remaining 52.5% share in Kabelexploitatie Maatschappij Rijnland B.V. in exchange for shares in CAI-Buren B.V., CAI-Druten B.V., CAI-Geldermalsen B.V., CAI-Lingewaal B.V., CAI-Neerijnen-West B.V., CAI-Tiel B.V., CAI-Wychen B.V., CAI-Dodewaard B.V., CAI-Dronten B.V., and CAI-Lelystad B.V. as part of the Casema transaction, and bought shares in CAI-Almere B.V.

    The acquired cable networks were recorded in the books of the Company at fair value of the cable networks at the date of the exchange.

    Effective September 1997 the Company acquired the cable network from the city of Arnhem and Casema for a total consideration of approximately NLG84,000, the difference between the consideration and the fair value of the assets, which approximated NLG46,000, was recorded as goodwill.

4. Subscriber Receivables

    Subscriber receivables are stated net of an allowance for doubtful accounts of NLG1,280, NLG1,017 and NLG458 as of December 31, 1998, 1997 and 1996,
respectively.

                             N.V. TELEKABEL BEHEER

                        (in thousands of Dutch Guilders)


5. Other Receivables

    Other receivables can be specified as follows:

                                                                       As of
                                                                    December 31,
                                                                    ------------
                                                                     1997  1998
                                                                    ------ -----
   Prepayments and accrued income..................................    877   333
   Taxes and social security premiums..............................    --    580
   Other receivables............................................... 12,644 3,306
                                                                    ------ -----
                                                                    13,521 4,219
                                                                    ====== =====

    Other receivables as of December 31, 1997 include an amount of NLG 10,560, relating to the Casema transaction.

6. Investments in Affiliated Companies and Unlisted Securities

    Movements in investments in and advances to affiliated companies can be summarized as follows:

                                                 Affiliated  Unlisted
                                                 companies  securities  Total
                                                 ---------- ---------- -------
   Book value as of January 1, 1997.............    4,200      1,577     5,777
     Additions..................................      --          49        49
     Share in income affiliated companies.......    1,022        --      1,022
     Other......................................      --         787       787
     Reclassification...........................   (4,000)    14,000    10,000
                                                   ------    -------   -------
   Book value as of December 31, 1997...........    1,222     16,413    17,635
                                                   ------    -------   -------
     Additions..................................        9        --          9
     Sale.......................................      --     (16,250)  (16,250)
     Share in income of affiliated companies....      (90)       --        (90)
                                                   ------    -------   -------
   Book value as of December 31, 1998...........    1,141        163     1,304
                                                   ======    =======   =======

    As of January 1, 1997 investment in affiliated companies relate to a 33.3% interest in Interway Holding B.V. and a 30% interest in Euronet Internet B.V. During 1997 the investment in Euronet Internet B.V. was reclassified to unlisted securities, because this investment was considered as temporary. The reclassification in 1997 includes the net book value of Euronet Internet B.V. of NLG 4,000 and the unamortized goodwill of NLG 10,000. (see note 8). As of December 31, 1998 investment in affiliated companies relates to a 33.3% interest in Interway Holding B.V.

                             N.V. TELEKABEL BEHEER

                        (in thousands of Dutch Guilders)


7. Property, Plant and Equipment

    Tangible fixed assets can be summarized as follows:

                                                Other      Assets
                             Land &    Cable    fixed      under
                            buildings Networks  assets  construction  Total
                            --------- --------  ------  ------------ --------
   Year ended December 31,
    1997
   Net book value as of
    January 1, 1997........   2,188   378,703    2,976     13,130     396,997
   Additions...............   4,438   159,601   12,768     36,748     213,555
   Disposals...............     --    (26,157)     --     (13,130)    (39,287)
   Depreciation............    (389)  (15,359)  (2,018)       --      (17,766)
                              -----   -------   ------    -------    --------
   Net book value as of
    December 31, 1997......   6,237   496,788   13,726     36,748     553,499
                              =====   =======   ======    =======    ========
   Balance as of December
    31, 1997
   Historical cost.........   6,905   525,454   16,437     36,748     585,544
   Accumulated
    depreciation...........    (668)  (28,666)  (2,711)       --      (32,045)
                              -----   -------   ------    -------    --------
   Net book value..........   6,237   496,788   13,726     36,748     553,499
                              =====   =======   ======    =======    ========
   Year ended December 31,
    1998
   Net book value as of
    January 1, 1998........   6,237   496,788   13,726     36,748     553,499
   Additions...............     184   185,285      716     83,038     269,223
   Disposals...............     (44)  (96,872)  (3,081)   (36,748)   (136,745)
   Depreciation............    (341)  (32,908)  (2,327)       --      (35,576)
                              -----   -------   ------    -------    --------
   Net book value as of
    December 31,1998.......   6,036   552,293    9,034     83,038     650,401
                              =====   =======   ======    =======    ========
   Balance as of December
    31, 1998
   Historical cost.........   7,017   608,889   13,632     83,038     712,576
   Accumulated
    depreciation...........    (981)  (56,596)  (4,598)       --      (62,175)
                              -----   -------   ------    -------    --------
   Net book value..........   6,036   552,293    9,034     83,038     650,401
                              =====   =======   ======    =======    ========

    Estimated useful lives and the depreciation method used for tangible fixed assets as of January 1, 1998 are as follows:

                                                           Useful
                                                            life   Depreciation
                                                           (years)  Methodology
                                                           ------- -------------
   Land and buildings.....................................    40   Straight line
   Cable networks:
     Active parts (25%)...................................     7   Straight line
     Passive parts (75%)..................................    20   Straight line
   Other fixed assets.....................................   3-5   Straight line

    During 1995, 1996 and 1997, TeleKabel acquired, exchanged and received cable networks as a capital contribution from NUON (see notes 1 and 3). The Company analyzed the value of its complete network in order to record its cable networks on a consistent basis under fixed assets. All cable network connections were analysed on a cost per connection basis and compared to the current cost of a technologically up to date connection. All connections were valued at the cost of establishing a new and technologically up to date connection, minus the cost to upgrade the existing connection to the most current technology, referred to the "current replacement value". The net difference between the book value and the current replacement value was reclassified to intangible fixed assets, with similar useful lives.

                             N.V. TELEKABEL BEHEER

                        (in thousands of Dutch Guilders)


8. Intangible Fixed Assets

    Intangible fixed assets movements and balances can be summarized as follows:

   Year ended December 31, 1997
   Net book value as of January 1, 1997................................ 187,980
   Additions...........................................................  49,057
   Reclassification.................................................... (10,000)
   Disposals........................................................... (18,823)
   Amortization........................................................ (13,652)
                                                                        -------
   Net book value as of December 31, 1997.............................. 194,562
                                                                        =======
   Balance as of December 31, 1997
   Historical cost..................................................... 216,444
   Accumulated amortization............................................ (21,882)
                                                                        -------
   Net book value...................................................... 194,562
                                                                        =======
   Year ended December 31, 1998
   Net book value as of January 1, 1998................................ 194,562
   Additions........................................................... 130,327
   Disposals........................................................... (42,685)
   Amortization........................................................ (20,533)
                                                                        -------
   Net book value as of December 31, 1998.............................. 261,671
                                                                        =======
   Balances as of December 31, 1998
   Historical cost..................................................... 300,001
   Accumulated amortization............................................ (38,330)
                                                                        -------
   Net book value...................................................... 261,671
                                                                        =======

    As described in Note 2 TeleKabel has recorded any differences between the "current replacement value" of the tangible fixed assets and the book value of the cable networks on the date of acquisition, contribution or exchange as goodwill. Such goodwill is amortized on a straight line basis over the estimated useful life of the cable network (15 years). Goodwill paid on the acquisition of other types of businesses is amortized over 5-10 years depending on the nature of the business. The reclassification of goodwill in 1997 relates to the reclassification of Euronet Internet B.V. from an equity investment to investment recorded at cost (see note 6).

9. Deferred Income

    Deferred income relates to connection fees charged to customers in excess of the normal cost of creating a connection. Deferred income is released to income over the expected life of the cable connection.

                                                                 December 31,
                                                                 --------------
                                                                  1997    1998
                                                                 ------  ------
   Balance as of January 1......................................  4,220   6,341
   Addition: connection charges received from clients...........  2,445   1,559
   Less: release to income statement............................   (324)   (412)
                                                                 ------  ------
   Balance end of period........................................  6,341   7,488
                                                                 ======  ======

                             N.V. TELEKABEL BEHEER

                        (in thousands of Dutch Guilders)

10. Short Term Debt Payable to Group Companies

    As of December 31, 1998, short term debt payable to Group Companies relates to loans provided by both NUON and UPC for financing fixed assets. As of December 31, 1997, short term debt payable to Group Companies relates to loans provided by NUON. The interest rate charged by NUON in 1998 was 6.65% through November 1998 and 8.15% in December 1998. The interest rate charged by UPC was 6.65%. The interest rate charged by NUON in 1997 was 6.5%. In December 1998 TeleKabel entered into a subordinated loan agreement with UTH for an amount of NLG33.0 million. The interest is 5.5% on an annual basis. This subordinated loan was entered into for purposes of continuing funding of incurred losses and capital expenditures.

11. Minority Interest

    The movements in the minority interest can be summarized as follows:

                                                                  December 31,
                                                                  -------------
                                                                  1997    1998
                                                                  -----  ------
      Balance as of January 1.................................... 1,820   2,321
      Changes of minority interest held by third party........... 1,184  (2,321)
      Less: share third parties in income........................  (683)    --
                                                                  -----  ------
      Balance end of period...................................... 2,321     --
                                                                  =====  ======

    Due to the sale/swap of the related shares in the Casema transaction there is no longer a minority interest.

12. Commitments and Contingent Liabilities

 Leases

    TeleKabel has commitments for leasing of company cars amounting to NLG 938 yearly as per December 31, 1998. Maximum maturity period of the lease agreements is four years.

 Rental Agreements

    TeleKabel entered into rental agreements for an amount of NLG950 in 1999.

 Other Commitments

    In 1997 TeleKabel had other commitments on account of acquisitions. These commitments were not material.

 Statement of Liability

    TeleKabel and some subsidiaries can be held liable to a number of group companies included in the consolidation, as meant by Article 403, Part 9, Book 2 of the Dutch Civil Code. As partner in a partnership firm, one of the group companies can be held liable for the commitments of this firm. The maximum risk amounts to NLG 100.

                             N.V. TELEKABEL BEHEER

                        (in thousands of Dutch Guilders)


 Fiscal Unity

    Until December 31, 1997, TeleKabel and NUON were included in the same entity for value added tax and income tax purposes. TeleKabel is severally liable for the material tax debts of the fiscal entity.

 Legal

    The Company is not a party to any material legal proceedings, nor is it currently aware of any material legal proceedings. From time to time, the Company may become involved in litigation relating to claims arising out of its operations in the normal course of its business.

13. Income Taxes

    Until October of 1996 the Company did not have an obligation to pay income taxes, as it was a wholly owned subsidiary of a Dutch local government institution. As a result of changed shareholders of TeleKabel's parent company, in Dutch tax laws the Company is subject to Dutch income taxes since October 10, of 1996. The Company is in discussion with the Dutch tax authorities regarding the tax basis of its assets and liabilities. Based on current best estimates of the outcome of these discussions the Company believes that the tax basis of the Company's assets and liabilities will not differ significantly from their bookvalues.

14. Subsequent Events

 Subordinated Loan

    Telekabel entered into a subordinated loan with UTH in March 1999 for an amount of NLG 119 million. The interest is payable on an annual basis. This subordinated loan was entered into for purposes of continuing funding of incurred losses and capital expenditures.

 NUON Share Purchase Agreement

    On February 17, 1999, UPC acquired the remaining 49% of UTH, increasing its ownership in UTH to 100%.

 Refinancing

    Subsequent to December 31, 1998, Telekabel replaced their existing NLG 690 million facility (through NUON) with a senior facility and additional shareholder loans. The senior facility consists of a Euro 340 million [NLG 750 million] revolving facility that will convert to a term facility on December 31, 2001. Euro 5 million of this facility will be in the form of an overdraft facility that will be available until December 31, 2007. This existing facility will be used to repay a portion of the UTH facility and for capital expenditures. The new facility will bear interest at the Euro Interbank Offered Race plus a margin between 0.75% and 2.00% based on the leverage multiples tied to Telekabel's net operating income. The new facility will be secured by, among other things, a pledge over shares held by the borrower and will restrict Telekabel's ability to incur additional debt.

15. Differences between Generally Accepted Accounting Principles in The Netherlands and the United States

    The Company's consolidated financial statements are prepared in accordance with Dutch GAAP, which differs in certain respects from accounting principles generally accepted in the United States ("US GAAP"). The material differences as they apply to the Company are summarized below:

                             N.V. TELEKABEL BEHEER

                        (in thousands of Dutch Guilders)


 (a) Depreciation of fixed assets

    Until 1998, under Dutch GAAP the Company depreciated its cable network assets using the annuity method of depreciation. Starting in 1998, the Company changed the depreciation method into straight-line depreciation. Under US GAAP cable network assets are depreciated on a straight-line basis.

 (b) Accounting for investments in affiliates

    Under Dutch GAAP the Company records certain of its investments in affiliates in which it holds an interest of 20% to 50% at the historical cost of the investment (see Note 2). Under US GAAP these investments are accounted for using the equity method of accounting.

 (c) Accrued subscriber fees

    Under Dutch GAAP the Company created an accrual for subscriber fees on the acquisition balance sheet of the cable network in Leiderdorp. Monthly subscription fees for subscribers in this area were lower than fees charged to customers in other areas. The Company created an accrual, to be released over the useful life of the cable network, which results in the equalization of cable revenues. Under US GAAP this accrual was not recorded resulting in a decrease of the amount of goodwill paid for the cable network.

    Reconciliation of net (loss)/profit (in thousands of Dutch guilders):

                                                     Years Ended December 31,
                                                     --------------------------
                                                      1996     1997      1998
                                                     -------- -------- --------
   Net income/(loss) under Dutch GAAP...............  (4,917)   2,890   (26,773)
   US GAAP adjustment:
     Depreciation on a straight line basis..........  (6,477)  (8,631)    1,385
     Equity accounting for affiliates...............     250   (6,540)    6,290
   Accrued subscriber fees:
     Goodwill amortization..........................      86       86      (172)
     Release of subscriber accrual..................    (258)    (258)      516
     Income tax effect of US GAAP adjustments.......   2,327    3,081      (605)
                                                     -------  -------  --------
       Net income/(loss) under US GAAP..............  (8,989)  (9,372)  (19,359)
                                                     =======  =======  ========

                                                                December 31,
                                                               ----------------
                                                                1997     1998
                                                               -------  -------
   Reconciliation of shareholder's equity:
     Total shareholders' equity under Dutch GAAP.............. 247,942  221,169
   US GAAP adjustment:
     Depreciation on a straight line basis.................... (15,108) (13,723)
     Equity accounting for affiliates.........................  (6,290)     --
   Accrued subscriber fees:
     Goodwill.................................................     172      --
     Accrued subscriber fees..................................    (516)     --
     Income tax effect of US GAAP adjustments.................   5,408    4,803
                                                               -------  -------
       Total shareholder's equity under US GAAP............... 231,608  212,249
                                                               =======  =======

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
@Entertainment, Inc.:

    We have audited the accompanying consolidated balance sheets of @Entertainment, Inc. and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, comprehensive loss, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of @Entertainment, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles in the United States of America.

                                        KPMG

Warsaw, Poland
March 29, 1999

                              @ENTERTAINMENT, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                   December 31,
                                                -------------------   June 30,
                                                  1997      1998        1999
                                                --------  ---------  -----------
                                                                     (unaudited)
                                                        (in thousands)
Assets
Current assets:
 Cash and cash equivalents....................  $105,691  $  13,055   $  74,284
 Accounts receivable, net of allowance for
  doubtful accounts of $766,000 in 1997,
  $1,095,000 in 1998 and $1,594,000 in 1999
  (unaudited) (note 4)........................     4,544      7,408       7,609
 Programming and broadcast rights (note 6)....       894      9,030      12,694
 Other current assets (note 7)................    13,104     21,063      20,086
                                                --------  ---------   ---------
 Total current assets.........................   124,233     50,556     114,673
                                                --------  ---------   ---------
Property, plant and equipment:
 Cable television systems assets..............   134,469    175,053     159,378
 DTH equipment................................       --      68,419      66,111
 Construction in progress.....................     6,276      2,739       4,312
 Vehicles.....................................     2,047      2,792       3,094
 Other........................................     7,940     16,119      19,740
                                                --------  ---------   ---------
                                                 150,732    265,122     252,635
 Less accumulated depreciation................   (33,153)   (52,068)    (62,940)
                                                --------  ---------   ---------
 Net property, plant and equipment............   117,579    213,054     189,695
Inventories for construction..................     8,153      8,869       7,631
Intangible assets, net (note 8)...............    26,318     43,652      35,530
Notes receivable from affiliates..............       691        --          --
Investment in affiliated companies (note 9)...    21,628     19,956      22,027
Other assets, net (note 7)....................     8,494     12,287      16,620
                                                --------  ---------   ---------
Total assets..................................  $307,096  $ 348,374   $ 386,176
                                                ========  =========   =========
Liabilities and Stockholders' Equity
Current liabilities:
 Accounts payable and accrued expenses........  $ 14,721  $  40,464   $  30,296
 Accrued interest (note 11)...................     2,175      2,140       2,140
 Deferred revenue.............................     1,257      4,366       5,729
 Income taxes payable.........................     1,765      3,794       3,794
 Current portion of notes payable (note 11)...       --       6,500       6,500
                                                --------  ---------   ---------
 Total current liabilities....................    19,918     57,264      48,459
                                                --------  ---------   ---------
Notes payable, less current portion (note
 11)..........................................   130,110    257,454     376,038
                                                --------  ---------   ---------
 Total liabilities............................   150,028    314,718     424,497
                                                --------  ---------   ---------
12% cumulative redeemable preferred stock
 (liquidation value $50,000,000 plus accrued
 and unpaid dividends; 20,002,500 preferred
 shares authorized; 45,000 Series A and 5,000
 Series B outstanding) (unaudited)............       --         --       30,830
Minority interest.............................     4,713        --          --
Commitments and contingencies (notes 18 and
 19)
Stockholders' equity (note 1):
 Preferred stock, $.01 par value; Authorized
  20,000,000 shares; none issued and
  outstanding.................................       --         --          --
 Common stock, $.01 par value; Authorized
  70,000,000 shares in 1998 and 1997; issued
  and outstanding 33,310,000 shares in 1997
  and 1998 and 33,406,000 in 1999
  (unaudited).................................       333        333         336
 Paid-in capital..............................   230,339    237,954     264,664
 Accumulated other comprehensive income.......      (218)      (467)    (26,422)
 Accumulated deficit..........................   (78,099)  (204,164)   (307,729)
                                                --------  ---------   ---------
 Total stockholders' equity...................   152,355     33,656     (69,151)
                                                --------  ---------   ---------
 Total liabilities and stockholders' equity...  $307,096  $ 348,374   $ 386,176
                                                ========  =========   =========

          See accompanying notes to consolidated financial statements.

                              @ENTERTAINMENT, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                           Six months ended
                           Year ended December 31,             June 30,
                          ----------------------------  -----------------------
                           1996      1997      1998        1998        1999
                          -------  --------  ---------  ----------- -----------
                                                        (unaudited) (unaudited)
                                (in thousands, except per share data)
Revenues................  $24,923  $ 38,138  $  61,859   $ 25,477    $  39,855
Operating expenses:
  Direct operating
   expenses (note 13)...    7,193    14,621     61,874     28,257       59,001
  Selling, general and
   administrative
   expenses (note 15)...    9,289    49,893     74,494     29,027       37,209
  Depreciation and
   amortization.........    9,788    16,294     26,304     10,929       22,699
                          -------  --------  ---------   --------    ---------
Total operating
 expenses...............   26,270    80,808    162,672     68,213      118,909
                          -------  --------  ---------   --------    ---------
  Operating loss........   (1,347)  (42,670)  (100,813)   (42,736)     (79,054)
Interest and investment
 income.................    1,274     5,754      3,355      1,545        2,413
Interest expense (note
 11)....................   (4,687)  (13,902)   (21,957)    (7,002)     (24,377)
Equity in
 (losses)/profits of
 affiliated companies...      --       (368)    (6,310)       721         (530)
Foreign exchange loss,
 net....................     (761)   (1,027)      (130)       (48)      (1,989)
                          -------  --------  ---------   --------    ---------
Loss before income
 taxes, minority
 interest and
 extraordinary item.....   (5,521)  (52,213)  (125,855)   (47,520)    (103,537)
Income tax
 (expense)/benefit (note
 10)....................   (1,273)      975       (210)      (562)         (27)
Minority interest.......    1,890    (3,586)       --        (207)         --
                          -------  --------  ---------   --------    ---------
Loss before
 extraordinary item.....   (4,904)  (54,824)  (126,065)   (48,289)    (103,564)
Extraordinary item-loss
 on early extinguishment
 of debt (note 11)......   (1,713)      --         --         --           --
                          -------  --------  ---------   --------    ---------
  Net loss..............   (6,617)  (54,824)  (126,065)   (48,289)    (103,564)
Accretion of redeemable
 preferred stock........   (2,870)   (2,436)       --         --        (2,018)
Preferred stock
 dividends (note 1).....   (1,738)      --         --         --           --
Deficit/(excess) of
 consideration paid for
 preferred stock
 under/(over) carrying
 amount (note 1)........    3,549   (33,806)       --         --           --
                          -------  --------  ---------   --------    ---------
Net loss applicable to
 holders of common
 stock..................  $(7,676) $(91,066) $(126,065)  $(48,289)   $(105,582)
Basic and diluted loss
 per common share:
  Loss before
   extraordinary item...  $ (0.34) $  (3.68) $   (3.78)  $  (1.45)   $   (3.16)
  Extraordinary item....    (0.10)      --         --         --           --
                          -------  --------  ---------   --------    ---------
  Net loss (note 14)....  $ (0.44) $  (3.68) $   (3.78)  $  (1.45)   $   (3.16)
                          =======  ========  =========   ========    =========

          See accompanying notes to consolidated financial statements.

                              @ENTERTAINMENT, INC.

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

                                                          Six months ended
                          Year ended December 31,             June 30,
                         ----------------------------  -----------------------
                          1996      1997      1998        1998        1999
                         -------  --------  ---------  ----------- -----------
                                                       (unaudited) (unaudited)
                                           (in thousands)
Net loss................ $(6,617) $(54,824) $(126,065)  $(48,289)   $(103,564)
Other comprehensive
 income:
  Translation
   adjustment...........     --       (218)      (249)     1,335      (25,955)
                         -------  --------  ---------   --------    ---------
Comprehensive loss...... $(6,617) $(55,042) $(126,314)  $(46,954)   $(129,519)
                         =======  ========  =========   ========    =========




          See accompanying notes to consolidated financial statements.

                              @ENTERTAINMENT, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                          Accumulated
                         Preferred Stock      Common Stock                   Other
                         ----------------  ------------------  Paid-In   Comprehensive Accumulated
                         Shares   Amount     Shares   Amount   Capital      Income       Deficit     Total
                         ------  --------  ---------- -------  --------  ------------- ----------- ---------
                                              (in thousands, except share amounts)
Balance January 1,
 1996...................    985  $ 10,311      11,037 $ 4,993  $  1,544      $ --       $ (16,658) $     190
 Net loss...............    --        --          --      --        --                     (6,617)    (6,617)
 Stock dividend.........    166     1,738         --      --     (1,738)       --             --         --
 Proceeds from issuance
  of common and
  preferred stock (note
  1)....................    --        --        7,911  (4,992)   87,021        --             --      82,029
 Cost of issuance (note
  1)....................    --        --          --      --     (1,028)       --             --      (1,028)
 Allocation of proceeds
  to preferred (note
  1)....................    --        --          --      --    (32,156)       --             --     (32,156)
 Preferred stock
  redemption (note 1)... (1,151)  (12,049)        --      --      3,549        --             --      (8,500)
 Accretion of redeemable
  preferred stock
  (note 1)..............    --        --          --      --     (2,870)       --             --      (2,870)
 Reorganization (note
  1)....................    --        --   18,929,052     188      (188)                      --         --
                         ------  --------  ---------- -------  --------      -----      ---------  ---------
Balance December 31,
 1996...................    --        --   18,948,000     189    54,134        --         (23,275)    31,048
 Translation
  adjustment............    --        --          --      --        --        (218)           --        (218)
 Net loss...............    --        --          --      --        --         --         (54,824)   (54,824)
 Net proceeds from
  initial public
  offering (note 1).....    --        --    9,500,000      95   183,197        --             --     183,292
 Purchase of PCI series
  A and C redeemable
  preferred stock
  (note 1)..............    --        --          --      --    (33,806)       --             --     (33,806)
 Accretion of redeemable
  preferred stock
  (note 1)..............    --        --          --      --     (2,436)       --             --      (2,436)
 Conversion of series B
  redeemable preferred
  stock (note 1)........    --        --    4,862,000      49    11,148        --             --      11,197
 Stock option
  compensation expense
  (note 15).............    --        --          --      --     18,102        --             --      18,102
                         ------  --------  ---------- -------  --------      -----      ---------  ---------
Balance December 31,
 1997...................    --        --   33,310,000     333   230,339       (218)       (78,099)   152,355
 Translation
  adjustment............    --        --          --      --        --        (249)           --        (249)
 Net loss...............    --        --          --      --        --         --        (126,065)  (126,065)
 Warrants attached to
  Senior Discount Notes
  (note 11).............    --        --          --      --      7,615        --             --       7,615
                         ------  --------  ---------- -------  --------      -----      ---------  ---------
Balance December 31,
 1998...................    --   $    --   33,310,000 $   333  $237,954      $(467)     $(204,164) $  33,656
                         ======  ========  ========== =======  ========      =====      =========  =========

          See accompanying notes to consolidated financial statements.

                              @ENTERTAINMENT, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           Six months ended
                           Year ended December 31,             June 30,
                          ----------------------------  -----------------------
                           1996      1997      1998        1998        1999
                          -------  --------  ---------  ----------- -----------
                                                        (unaudited) (unaudited)
                                            (in thousands)
Cash flows from
 operating activities:
 Net loss...............  $(6,617) $(54,824) $(126,065)  $(48,289)   $(103,564)
 Adjustments to
  reconcile net loss to
  net cash provided
  by/(used in) operating
  activities:
 Minority interest......   (1,890)    3,586        --         207          --
 Depreciation and
  amortization..........    9,788    16,294     26,304     10,929       22,699
 Amortization of notes
  payable discount and
  issue costs...........      166     1,040      9,182        --        16,707
 Non-cash portion of
  extraordinary item....    1,566       --         --         --           --
 Gain on sale of
  investment
  securities............      --       (358)       --         --           --
 Non-cash stock option
  compensation expense..      --     18,102        --         --           --
 Equity in
  losses/(profits) of
  affiliated companies..      --        368      6,310       (721)        (530)
 Other..................      --        --       2,196      1,338          473
 Changes in operating
  assets and
  liabilities:
  Accounts receivable...     (796)   (3,191)    (2,780)        (5)        (201)
  Other current assets..   (1,862)   (2,101)    (7,959)    (3,344)         977
  Programming and
   broadcast rights.....      --       (894)    (8,136)    (5,699)      (3,664)
  Accounts payable and
   accrued expenses.....    3,379     5,757     25,185     15,767       (5,789)
  Income taxes payable..      334    (2,707)     2,026        676          --
  Accrued interest......    2,175       --         (35)       --           --
  Deferred revenue......     (131)      155      3,104       (346)       1,836
  Other current
   liabilities..........      --        --         --        (221)         --
                          -------  --------  ---------   --------    ---------
   Net cash provided
    by/(used in)
    operating
    activities..........    6,112   (18,773)   (70,668)   (29,708)     (71,056)
                          -------  --------  ---------   --------    ---------
Cash flows from
 investing activities:
 Construction and
  purchase of property,
  plant and equipment...  (26,581)  (39,643)  (114,992)   (45,539)     (20,311)
 Repayment of notes
  receivable from
  affiliates............      --      2,521        --         --           --
 Issuance of notes
  receivable from
  affiliates............   (2,491)     (721)       --         --           --
 Purchase of investment
  securities............  (25,940)      --         --         --           --
 Proceeds from maturity
  of investment
  securities............      --     25,473        --         --           --
 Purchase of other
  assets................   (6,000)  (10,200)       --         --           --
 Purchase of
  intangibles...........      --        --         --        (345)        (145)
 Investments in
  affiliated companies..     (580)  (21,420)    (5,228)       --           --
 Purchase of
  subsidiaries, net of
  cash received
  (note 5)..............  (13,269)  (20,852)   (26,990)   (10,559)         --
 Purchase of other
  investments...........      --        --         --         --        (1,753)
                          -------  --------  ---------   --------    ---------
   Net cash used in
    investing
    activities..........  (74,861)  (64,842)  (147,210)   (56,443)     (22,209)
                          -------  --------  ---------   --------    ---------
Cash flows from
 financing activities:
 Net proceeds from
  issuance of stock.....   81,001   183,292        --         --         1,601
 Redemption of preferred
  stock.................   (8,500)  (60,000)       --         --           --
 Costs to obtain loans..   (6,513)   (1,749)    (5,960)    (2,002)      (5,156)
 Proceeds from issuance
  of notes payable......  136,074       --     123,985        --       109,755
 Repayment of notes
  payable...............  (27,893)     (720)      (398)     6,468          --
 Proceeds from issuance
  of warrants...........      --        --       7,615        --        48,295
 Repayments to
  affiliates............  (39,280)      --         --         --           --
                          -------  --------  ---------   --------    ---------
   Net cash provided by
    financing
    activities..........  134,889   120,823    125,242      4,466      154,495
                          -------  --------  ---------   --------    ---------
   Net
    increase/(decrease)
    in cash and cash
    equivalents.........   66,140    37,208    (92,636)   (81,685)      61,230
Cash and cash
 equivalents at
 beginning of period....    2,343    68,483    105,691    105,691       13,055
                          -------  --------  ---------   --------    ---------
Cash and cash
 equivalents at end of
 period.................  $68,483  $105,691  $  13,055   $ 24,006    $  74,285
                          =======  ========  =========   ========    =========
Supplemental cash flow
 information:
 Cash paid for
  interest..............  $ 2,338  $ 12,873  $  13,014   $  6,476    $   7,159
                          =======  ========  =========   ========    =========
 Cash paid for income
  taxes.................  $ 1,184  $  1,732  $     589   $    395    $      53
                          =======  ========  =========   ========    =========

          See accompanying notes to consolidated financial statements.

                              @ENTERTAINMENT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1996, 1997 and 1998

1. Organization and Formation of Holding Company

    @Entertainment, Inc. ("@Entertainment") was established as a Delaware corporation in May 1997. @Entertainment succeeded Poland Communications, Inc. ("PCI") as the group holding company to facilitate an initial public offering of stock in the United States and internationally. PCI was founded in 1990 by David T. Chase, a Polish-born investor.

    @Entertainment, Inc. and its subsidiaries (the "Company") offer pay television services to business and residential customers in Poland. Its revenues are derived primarily from monthly basic and premium service fees for cable and digital satellite direct-to-home ("DTH") television services provided primarily to residential, rather than business, customers. In September 1998, the Company launched its DTH broadcasting service throughout Poland. In addition to developing and acquiring programming for distribution on its cable and DTH television networks, the Company commenced distribution of a branded digital encrypted package of Polish-language programming under the brand name, Wizja TV in June and September 1998 on its cable and DTH television networks, respectively.

    At December 31, 1998, @Entertainment wholly owned PCI, @Entertainment Programming, Inc. ("@EPI")--United States corporations, @Entertainment Limited ("@EL"), @Entertainment Services Limited ("@ES") --United Kingdom corporations, Sereke Holding B.V. ("Sereke")--a Netherlands corporation and Wizja TV Sp. z o.o., Gound Zero Media Sp. z o.o. ("GZM") and Wizja TV Sp. z o.o Produkcyjna Sp. z o.o., which are Polish corporations. PCI owns 92.3% of the capital stock of Poland Cablevision (Netherlands) B.V. ("PCBV"), a Netherlands corporation and first-tier subsidiary of PCI. @Entertainment, PCI and PCBV are holding companies that directly or indirectly hold controlling interests in a number of Polish cable television companies, collectively referred to as the "PTK Companies". As of December 31, 1998, substantially all of the assets and operating activities of the Company were located in Poland and the United Kingdom.

    The following is a description of the events leading up to the formation of @Entertainment.

    PCI had outstanding at December 31, 1995, 985 shares of preferred stock, which were convertible into 812 shares of Class A common stock. PCI had the option of redeeming the preferred stock in whole or in part from January 1, 1996 through December 31, 2002. However, as discussed below, the preferred stock was exchanged for new series D preferred stock during March 1996.

    During February 1996, PCI issued to certain stockholders an additional 2,437 shares of Class A common stock in accordance with the provisions of the Shareholder Agreement dated June 27, 1991. The shares were issued at a nominal value of $.01 each. Also during February 1996, PCI issued a stock dividend of 166 shares of series A preferred stock to the preferred stock stockholder.

    During March 1996, PCI completed several transactions including restating its certificate of incorporation, issuing new shares of stock, redeeming preferred stock, and the repayment of affiliate debt. The restated certificate of incorporation of PCI authorized a new class of $.01 par common stock, $1 par series A preferred stock, $.01 par series B preferred stock, $.01 par series C preferred stock, and $.01 par series D preferred stock. All shares of Class A and Class B common stock previously issued and outstanding were exchanged for new common stock. All issued and outstanding shares of preferred stock were exchanged for new series D preferred stock, which were subsequently redeemed for $8,500,000. Only common stock and series B preferred stock retained voting rights and only holders of common stock were entitled to receive dividends. Each series of preferred stock had redemption provisions; the series B preferred stock were also convertible into common stock.

                              @ENTERTAINMENT, INC.

                        December 31, 1996, 1997 and 1998


1. Organization and Formation of Holding Company (continued)

    During March 1996, PCI issued 4,662 shares of common stock, 4,000 shares of series A preferred stock, and 2,500 shares of series B preferred stock to ECO Holdings III Limited Partnership ("ECO") in exchange for $65,000,000; and 2,000 shares of series C preferred stock and 812 shares of common stock were issued to Polish Investments Holding Limited Partnership ("PIHLP") in exchange for $17,029,000.

    The PCI series A, series B and series C preferred stock have a mandatory redemption date of October 31, 2004. At the option of the Company, the PCI series A, series B and series C preferred stock may be redeemed at any time in whole or in part at a redemption price per share of $10,000. Prior to the mandatory redemption of the PCI series B preferred stock, the holders of any shares of PCI series B preferred stock had the option to convert their shares to 4,862 shares of PCI common stock. The preferred stock was recorded at its mandatory redemption value on October 31, 2004, discounted at 12%, of $32,156,000.

    On June 22, 1997, all the holders of shares of PCI's common stock and @Entertainment entered into a Contribution Agreement. Pursuant to the Contribution Agreement, each holder of shares of PCI's common stock transferred all shares of PCI common stock owned by it to @Entertainment. In addition, ECO transferred all of the outstanding shares of PCI's series B preferred stock to @Entertainment. All of these transfers (the "Share Exchange") were designed to qualify as a tax-free exchange under section 351 of the Internal Revenue Code of 1986, as amended. Each holder of PCI's common stock received 1,000 shares of common stock of @Entertainment in exchange for each share of PCI's common stock transferred by it (the "Capital Adjustment"). ECO also received an equivalent number of shares of @Entertainment's series B preferred stock in exchange for its shares of PCI's series B preferred stock. @Entertainment's series B preferred stock has identical rights and preferences to those of PCI's series B preferred stock, except that the ratio for conversion of such shares into common stock increased from 1:1.9448 to 1:1,944.80 in order to reflect the Capital Adjustment. The 2,500 outstanding shares of @Entertainment's series B preferred stock automatically converted into 4,862,000 shares of common stock of @Entertainment upon the closing of the initial public offering. The formation of @Entertainment has been accounted for at historical cost in a manner similar to pooling of interest accounting.

    On June 20, 1997, PIHLP transferred all of the outstanding shares of PCI's series C preferred stock to an entity owned by certain of the beneficial owners of PIHLP and members of their families (the "Chase Entity"). The Chase Entity, ECO and @Entertainment entered into a Purchase Agreement dated June 22, 1997 (the "Purchase Agreement"). Among other matters, the Purchase Agreement obligated @Entertainment to purchase all of the outstanding shares of PCI's series A preferred stock and series C preferred stock for cash from ECO and the Chase Entity, respectively, at the closing of the IPO. The aggregate purchase price of $60,000,000 for PCI's series A preferred stock and series C preferred stock equaled the aggregate redemption price of such shares as set forth in PCI's certificate of incorporation. The purchase resulted in a loss applicable to common stockholders of $33,806,000 representing the excess of the consideration paid for the preferred stock over the carrying amount of those shares as of the date of the Reorganization (as defined hereinafter). The aforementioned purchase was funded with a portion of the net proceeds of the IPO.

    The Company periodically accreted, until the date of the purchases described above, from paid-in capital an amount that would provide for the redemption value of the PCI series A, B and C preferred shares at October 31, 2004. The total amounts recorded for accretion for the years ended December 31, 1996 and 1997 were $2,870,000 and $2,436,000, respectively.

                              @ENTERTAINMENT, INC.

                        December 31, 1996, 1997 and 1998


1. Organization and Formation of Holding Company (continued)

    In June 1997, @Entertainment acquired all of the outstanding stock of @EL, a new corporation organized under the laws of England and Wales (the "@EL Incorporation").

    In June 1997, certain employment agreements for the executive officers of @Entertainment who were employed by PCI and their employee stock option agreements were assigned to @Entertainment by PCI (the "Assignment"). As part of the Assignment and the Capital Adjustment, the employment agreements were amended to provide that each option to purchase a share of PCI's common stock was exchanged for an option to purchase 1,000 shares of @Entertainment's common stock with a proportionate reduction in the per share exercise price.

    The Share Exchange, Capital Adjustment, @EL Incorporation and the Assignment are collectively referred to as the "Reorganization". As a result of the Reorganization, @Entertainment owns 100% of the outstanding shares of common stock and preferred stock of PCI and 100% of @EL.

    On August 5, 1997, the Company consummated an initial public offering of 9,500,000 shares of common stock at a price of $21 per share. Net proceeds to the Company were approximately $183,292,000 after deduction of the underwriting discount and other expenses of the offering.

2. Financial Position and Basis of Accounting

    The Company generated an operating loss of $100,813,000 and negative cash flows from operations of $70,668,000 for the year ended December 31, 1998, primarily due to the significant costs associated with the development and launch of the Company's DTH and programming businesses, promotion of those businesses, and the development, production and acquisition of programming for Wizja TV. Furthermore, the Company expects to experience substantial operating losses and negative cash flows for at least the next two years in association with the expansion of the DTH and programming businesses, and the continued development of the cable business. As at December 31, 1998, the Company was committed to pay at least $550,100,000 in guaranteed payments over the next nine years of which at least approximately $254,200,000 million was committed through the end of 2000. As at December 31, 1998 the Company had cash of $13,055,000.

    Given the above noted factors at December 31, 1998, management planned and successfully completed debt and equity offerings in January, 1999 which generated net proceeds to the Company of approximately $154,000,000 (see note
20). The Company believes that the net proceeds of these three recent offerings and cash on hand will provide the Company with sufficient capital to fulfill its current business plan and to fund guaranteed payments until it achieves positive cash flow from operations. The Company's current business plan include the following key assumptions:

  (a) achieve rapid penetration of the Polish market by distributing DTH Reception Units to 380,000 initial subscribers at prices significantly decreased by promotional incentives. The Company continues to review its business plan with respect to the level of promotional incentives it will provide. During 1998 the Company reduced its plans with respect to the initial subscribers receiving significant promotional incentives from 500,000 to 380,000.

  (b) the requirement to purchase 500,000 DTH Reception Units from Philips prior to June 30, 2000. The Company continues to re-negotiate the terms of their agreement with Philips, and during 1998 negotiated an extension of the date by which the 500,000 Reception Units must be purchased, from December 31, 1999 to June 30, 2000.

                              @ENTERTAINMENT, INC.

                        December 31, 1996, 1997 and 1998


2. Financial Position and Basis of Accounting (continued)


  (c) a change in the cable strategy focus from acquisition and build-out of cable networks to increased subscriber penetration in existing networks. While the Company still plans build-out of the cable network in strategic areas, the Company believes the most profitable means of expanding its cable television business is to leverage its investment in its cable networks by increasing the percentage of homes passed which subscribe in its regional clusters.

    Should management decide to change their business plan, including changes in the above noted assumptions, they are confident that they can raise additional financing. Future sources of financing for the Company could include public or private debt or equity offerings or bank financing or any combination thereof, subject to the restrictions contained in the indentures governing the Company's senior outstanding indebtedness. However, there can be no assurance that the Company will be able to do so on satisfactory terms, if at all.

    Based on the above noted financial position and business plans, management is confident that they will be able to continue as a going concern through June 30, 2000. Accordingly, these consolidated financial statements have been prepared on a going concern basis which contemplates the continuation and expansion of trading activities as well as the realization of assets and liquidation of liabilities in the ordinary course of business.

3. Summary of Significant Accounting Policies

 Basis of Presentation

    The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP").

    The consolidated financial statements include the financial statements of @Entertainment, Inc. and its wholly owned and majority owned subsidiaries. Also consolidated is a 49% owned subsidiary for which the Company maintains control of operating activities and has the ability to influence the appointment of members to the Managing Board. All significant intercompany balances and transactions have been eliminated in consolidation.

 Cash and Cash Equivalents

    Cash and cash equivalents consist of cash and other short-term investments with original maturates of less than three months.

 Use of Estimates

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with U.S. GAAP. Actual results could differ from those estimates.

 Revenue Recognition

  Cable Television Revenues:

    Revenue from subscription fees is recognized on a monthly basis as the service is provided. Installation fee revenue for connection to the Company's cable television system, is recognized to the extent of direct

                              @ENTERTAINMENT, INC.

                        December 31, 1996, 1997 and 1998


3. Summary of Significant Accounting Policies (continued)

selling costs and the balance is deferred and amortized to income over the estimated average period that new subscribers are expected to remain connected to the systems.

  DTH Subscription Revenues:

    During 1998, the Company commenced sale of its Wizja TV Package (consisting of a one-year rental of a DTH reception system, installation and a one-year subscription to the Company's DTH service) to retail customers for one up-front payment at the time of installation. The Company recognizes subscription revenues at the time of installation to the extent of direct selling costs incurred, and the balance is deferred and amortized to income over the remaining term of the subscription.

  Other Revenues:

    Advertising revenues are recognized when advertisements are aired under broadcast contracts.

 Taxation

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

  U.S. Taxation:

    The Company and PCI are subject to U.S. federal income taxation on their worldwide income. The Polish, United Kingdom and Netherlands corporations are foreign corporations which are not expected to be engaged in a trade or business within the U.S. or to derive income from U.S. sources and accordingly, are not subject to U.S. income tax.

  Foreign Taxation:

    The Polish companies are subject to corporate income taxes, value added tax
(VAT) and various local taxes within Poland, as well as import duties on materials imported by them into Poland. Under Polish law, the Polish companies are exempt from import duties on certain in-kind capital contributions.

    The Polish companies' income tax is calculated in accordance with Polish tax regulations. Due to differences between accounting practices under Polish tax regulations and those required by U.S. GAAP, certain income and expense items are recognized in different periods for financial reporting purposes and income tax reporting purposes which may result in deferred income tax assets and liabilities.

 Property, Plant and Equipment

    Property, plant and equipment includes assets used in the development and operation of the Company's DTH and cable television systems and set-top boxes. During the period of construction, plant costs and a portion of design, development and related overhead costs are capitalized as a component of the Company's investment in DTH and cable television systems. When material, the Company capitalizes

                              @ENTERTAINMENT, INC.

                        December 31, 1996, 1997 and 1998


3. Summary of Significant Accounting Policies (continued)

interest costs incurred during the period of construction in accordance with SFAS No. 34, "Capitalization of Interest Cost". During 1998, the Company capitalized approximately $664,000 in interest. During 1996 and 1997, no interest costs were capitalized.

    Cable and DTH subscriber related costs and general and administrative expenses are charged to operations when incurred.

    Depreciation is computed for financial reporting purposes using the straight-line method over the following estimated useful lives:

     Cable television system assets..................................   10 years
     DTH system assets...............................................    5 years
     Settop boxes....................................................    5 years
     Vehicles........................................................    5 years
     Other property, plant and equipment............................. 5-10 years

 Inventories for Construction

    Inventories for construction are stated at the lower of cost, determined by the average cost method, or net realizable value. Inventories are principally related to construction in the various cable television systems.

 Goodwill and Other Intangibles

    Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, generally ten years, with the exception of amounts paid relating to non-compete agreements. The portion of the purchase price relating to the non-compete agreements is amortized over the term of the underlying agreements, generally five years.

    Through its subsidiaries, the Company has entered into lease agreements with the Polish national telephone company ("TPSA"), for the use of underground telephone conduits for cable wiring. Costs related to obtaining conduit and franchise agreements with housing cooperatives and governmental authorities are capitalized and amortized generally over a period of ten years. In the event the Company does not proceed to develop cable systems within designated cities, costs previously capitalized will be charged to expense.

 Programming and Broadcast Rights

    During 1997 and 1998, the Company entered into contracts for the purchase of certain exhibition or broadcast rights. Broadcast or exhibition rights consist principally of rights to broadcast syndicated programs, sports and feature films and are accounted for as a purchase of rights by the licensee. The asset and liability for the rights acquired and obligations incurred under a license agreement are reported by the Company, at the gross amount of the liability, when the license period begins and certain specified conditions have been met, in accordance with the guidelines established within SFAS No. 63, "Financial Reporting by Broadcasters".

                              @ENTERTAINMENT, INC.

                        December 31, 1996, 1997 and 1998


3. Summary of Significant Accounting Policies (continued)

 Deferred Financing Costs

    Costs incurred to obtain financing have been deferred and amortized over the life of the loan using the effective interest method. The amortization of deferred financing costs is included in interest expense.

 Investments in Affiliated Companies

    Investments in affiliated companies are accounted for using the equity method. Where the purchase price exceeds the fair value of the Company's percentage of net assets acquired, the difference is amortized over the expected period to be benefited as a charge to equity in profits of affiliated companies. Where the expected period to be benefited is limited by licensing agreements, the difference is amortized over the term of the licensing agreement.

 Minority Interest

    Recognition of the minority interests' share of losses of consolidated subsidiaries is limited to the amount of such minority interests' allocable portion of the equity of those consolidated subsidiaries.

 Stock-Based Compensation

    The Company has adopted SFAS No. 123, "Accounting For Stock-Based Compensation", which gives companies the option to adopt the fair value based method for expense recognition of employee stock options and other stock-based awards or to account for such items using the intrinsic value method as outlined under APB Opinion No. 25, "Accounting For Stock Issued To Employees", with pro forma disclosure of net loss and loss per share as if the fair value method had been applied. The Company has elected to apply APB Opinion No. 25 and related interpretations for stock options and other stock-based awards.

 Foreign Currencies

    Foreign currency transactions are recorded at the exchange rate prevailing at the date of the transactions. Assets and liabilities denominated in foreign currencies are remeasured at the rates of exchange at balance sheet date. Gains and losses on foreign currency transactions are included in the consolidated statement of operations.

    The financial statements of foreign subsidiaries are translated to U.S. dollars using (i) exchange rates in effect at period end for assets and liabilities, and (ii) average exchange rates during the period for results of operations. Adjustments resulting from translation of financial statements are reflected in accumulated other comprehensive income as a separate component of stockholders' equity.

    Effective January 1, 1998, Poland is no longer deemed to be a highly inflationary economy. In accordance with this change, the Company established a new functional currency basis for non-monetary items of its Polish subsidiaries in accordance with guidelines established within EITF Issue 92-4, "Accounting For A Change In Functional Currency When An Economy Ceases To Be Considered Highly Inflationary". That basis is computed by translating the historical reporting currency amounts of non-monetary items into the local currency at current exchange rates. As a result of this change, the Company's functional currency bases exceeded the local currency tax bases of nonmonetary items. The difference between the new functional currency and the tax bases have been recognized as temporary differences.

                              @ENTERTAINMENT, INC.

                        December 31, 1996, 1997 and 1998


3. Summary of Significant Accounting Policies (continued)

    Prior to January 1, 1998 the financial statements of foreign subsidiaries were translated into U.S. dollars using (i) exchange rates in effect at period end for monetary assets and liabilities, (ii) exchange rates in effect at transaction dates (historical rates) for non monetary assets and liabilities, and (iii) average exchange rates during the period for revenues and expenses, other than those revenues and expenses that relate to non monetary assets and liabilities (primarily amortization of fixed assets and intangibles) which are translated using the historical exchange rates applicable to those non monetary assets and liabilities. Adjustments resulting from translation of financial statements were reflected as foreign exchange gains or losses in the consolidated statements of operations.

 Fair Value of Financial Instruments

    SFAS No. 107, "Disclosures about Fair Value Of Financial Instruments" requires the Company to make disclosures of fair value information of all financial instruments, whether or not recognized on the consolidated balance sheets, for which it is practicable to estimate fair value.

    The Company's financial instruments include cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and Notes payable.

    At December 31, 1997 and 1998, the carrying value of cash and cash equivalents, accounts receivable, and accounts payable and accrued expenses on the accompanying consolidated balance sheets approximates fair value due to the short maturity of these instruments.

    At December 31, 1997, the fair value of the Company's notes payable approximated $128,420,000 based on the last trading price of the Notes payable in 1997.

    At December 31, 1998, the fair value of the Company's notes payable balance approximates $230,194,000 based on the last trading price of the Notes payable in 1998.

 Impairment of Long-Lived Assets

    The Company assesses the recoverability of long-lived assets (mainly property, plant and equipment, intangibles and certain other assets) on a regular basis by determining whether the carrying value of the assets can be recovered over the remaining lives through projected undiscounted future operating cash flows, expected to be generated by such assets. If an impairment in value is estimated to have occurred, the assets carrying value is reduced to its estimated fair value. The assessment of the recoverability of long-lived assets will be impacted if estimated future operating cash flows are not achieved.

 Commitments and Contingencies

    Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

 Advertising Costs

    All advertising costs of the Company are expensed as incurred.

 Reclassifications

    Certain amounts have been reclassified in the prior year consolidated financial statements to conform to the 1998 consolidated financial statement presentation.

                              @ENTERTAINMENT, INC.

                        December 31, 1996, 1997 and 1998

4. Valuation and Qualifying Accounts

                                            Additions
                                 Balance at Charged to   Amounts   Balance at
                                 January 1   Expense   Written Off December 31
                                 ---------- ---------- ----------- -----------
                                                (in thousands)
   1996
   Allowance for Doubtful
    Accounts....................    $510      $  358     $  323      $  545
   1997
   Allowance for Doubtful
    Accounts....................    $545      $  494     $  273      $  766
   1998
   Allowance for Doubtful
    Accounts....................    $766      $1,383     $1,054      $1,095

5. Acquisitions

    During 1998, the Company made several acquisitions of which details follow. In each case, the acquisition was accounted for using the purchase method, whereby the purchase price was allocated to the underlying assets and liabilities based on their proportionate share of fair values on the date of acquisition and any excess to goodwill. The results of operations of each of the businesses acquired are included in the Company's consolidated financial statements since the date of acquisition.

    In February 1998, PCI acquired a cable television business for an aggregate consideration of approximately $1,574,000. The purchase price exceeded the fair value of the net liabilities acquired by approximately $2,041,000. In association with this acquisition, the Company assumed a $2,150,000 loan from Bank Rozwoju Exportu S.A. (refer to note 11).

    In February and March 1998, the Company acquired the remaining 55% equity interest in an affiliated company for approximately $9,389,000. The purchase price exceeded the fair value of the net liabilities acquired by approximately $9,945,000.

    On July 16, 1998, the Company purchased the remaining 45.25% interest in a subsidiary of the Company which was held by unaffiliated third parties for an aggregate purchase price of approximately $10,655,000, of which approximately $9,490,000 relates to non-compete agreements. The purchase price, excluding the amount paid relating to the non-compete agreements, exceeded the fair value of the assets acquired by $604,000. The portion of the purchase price relating to the non-compete agreements will be amortized over the five-year term of the agreements.

    On August 15, 1998, PCI purchased the remaining approximately 50% minority interest in a subsidiary of the Company which was held by unaffiliated third parties for aggregate consideration of approximately $5,372,000. The purchase price exceeded the fair value of the assets acquired by $1,104,000.

    Additionally, during 1998 the Company acquired certain cable television system assets and subscriber lists for aggregate consideration of approximately $2,000,000. The purchase price did not materially exceed the fair value of the assets acquired.

    Had these acquisitions occurred on January 1, 1997, the Company's pro-forma consolidated results for the years ended December 31, 1997 and 1998, would not be materially different from those presented in the consolidated statements of operations.

                              @ENTERTAINMENT, INC.

                        December 31, 1996, 1997 and 1998


5. Acquisitions (continued)

    Effective January 1, 1997, PCI acquired the remaining 51% of a subsidiary company for aggregate consideration of approximately $9,927,000. The acquisition has been accounted for as a purchase with the purchase price allocated among the assets acquired and liabilities assumed based upon the fair values at the date of acquisition and any excess to goodwill. The purchase price exceeded the fair value of the net assets acquired by approximately $5,556,000.

    In May 1997, PCI acquired a 54.75% ownership interest in a cable television company for aggregate consideration of approximately $10,925,000. The acquisition has been accounted for as a purchase with the purchase price allocated among the assets acquired and liabilities assumed based upon the fair values at the date of acquisition and any excess as goodwill. The results of the acquired company have been included with the Company's results since the date of acquisition. The purchase price exceeded the fair value of the net assets acquired by approximately $9,910,000. Included in minority interest at December 31, 1997 is approximately $450,000 relating to the acquisition of this subsidiary.

    During 1997, the Company acquired certain cable television system assets and subscriber lists for aggregate consideration of approximately $3,200,000. The acquisitions have been accounted for as fixed asset purchases with the purchase price allocated among the fixed assets acquired based upon their fair values at the dates of acquisition and any excess to goodwill. The purchase prices exceeded the fair value of the assets acquired by approximately $548,000.

    During 1996, the Company acquired substantially all of the cable television system assets of twenty-six cable television companies for aggregate consideration of approximately $15,600,000. The acquisitions have been accounted for as purchases with the purchase price allocated among the assets acquired and liabilities assumed based upon their fair values at the date of acquisition and any excess as goodwill. The results of the acquired companies have been included with the Company's results since their dates of acquisition. The purchase prices exceeded the fair value of the net assets acquired by approximately $5,800,000.

6. Programming and Broadcast Rights

    Programming and broadcast rights include approximately $894,000 and $9,030,000 related to certain broadcast rights purchased as of December 31, 1997 and 1998, respectively, but not yet available for viewing.

7. Other Current and Non-Current Assets

    Included in other current assets are $1,322,000 and $8,785,000 of VAT receivables as of December 31, 1997 and 1998, respectively.

    Also included in other current assets at December 31, 1997 and 1998 are prepayments of $9,000,000 and $8,300,000, respectively, to Philips Business Electronics B.V. ("Philips") toward the supply of decoders, satellite dishes and services used in the Company's DTH satellite transmission system ("Reception Systems").

    Included in other non-current assets at December 31, 1997 and 1998 are deferred financing costs of $7,122,000 and $12,146,000, respectively relating to the Company's notes payable (refer to note 11).

    Included in other non-current assets at December 31, 1997 is a prepayment of approximately $1,200,000 toward the formation of a programming related joint venture with World Shopping Network Plc. As a final agreement was never consummated, the amount was expensed in 1998.

                              @ENTERTAINMENT, INC.

                        December 31, 1996, 1997 and 1998


8. Intangible assets

    Intangible assets consist of the following:

                                                                December 31,
                                                               ----------------
                                                                1997     1998
                                                               -------  -------
                                                               (in thousands)
      Conduit and franchise agreements........................ $ 5,391  $ 5,409
      Goodwill................................................  13,338   27,510
      Non-compete agreements..................................   9,406   19,006
      Other...................................................   1,543    1,336
                                                               -------  -------
                                                                29,678   53,261
      Less accumulated amortization...........................  (3,360)  (9,609)
                                                               -------  -------
      Net intangible assets................................... $26,318  $43,652
                                                               =======  =======

9. Investments in Affiliated Companies

    Investment in affiliated companies at December 31, 1998 consist of 20% of the common stock of Fox Kids Poland Ltd. ("FKP") and 50% of the common stock of Twoj Styl Sp. z o.o. ("Twoj Styl"). At December 31, 1997 investments in affiliated companies also included 45% of the common stock of GZM. During 1998, the Company acquired the remaining interest in GZM (refer to note 5).

    In December 1997, the Company acquired a 20% interest in FKP, a joint venture formed to provide programming to the Company for an aggregate purchase price of approximately $10,000,000. The purchase price exceeded the fair value of the Company's ownership percentage of net assets by approximately $10,000,000. This difference is being amortized over five years as a charge to equity in profits of affiliated companies. During 1998, the Company contributed an additional $4,926,000 to the joint venture which was accounted for as an additional investment in affiliated companies. For the years ended December 31, 1997 and 1998, the Company recorded losses related to this investment of $0 and $6,343,000, respectively.

    In December 1997, the Company acquired a 50% interest in Twoj Styl, a magazine publishing company for an aggregate purchase price of approximately $11,100,000. In 1998, the Company paid approximately $302,000 for stamp duty and professional fees, which was added to the cost of the investment. The purchase price exceeded the fair value of the Company's ownership percentage of net assets by approximately $9,600,000. This difference is being amortized over ten years as a charge to equity in profits of affiliated companies. For the years ended December 31, 1997 and 1998, the Company recorded a profit/(loss) related to this investment of $152,000 and $(181,000), respectively. In addition, the Company agreed to provide additional future financing to Twoj Styl, either debt or equity, of up to $7,700,000 to develop Polish-language programming and ancillary services. As of December 31, 1998, no additional financing had been provided.

    It was not practicable to estimate the market value of the investments in affiliated companies due to the nature of these investments, the relatively short existence of the affiliated companies and the absence of quoted market price for the affiliated companies.

                              @ENTERTAINMENT, INC.

                        December 31, 1996, 1997 and 1998


10. Income Taxes

    Income tax (expense)/benefit consists of:

                                                  Current  Deferred    Total
                                                  -------  --------  ---------
                                                        (in thousands)
   Year ended December 31, 1996:
     U.S. Federal................................ $  (714) $    --   $    (714)
     State and local.............................    (531)      --        (531)
     Foreign.....................................     (28)      --         (28)
                                                  -------  --------  ---------
                                                  $(1,273) $    --   $  (1,273)
                                                  =======  ========  =========
   Year ended December 31, 1997:
     U.S. Federal................................ $ 1,438  $    --   $   1,438
     State and local.............................     --        --         --
     Foreign.....................................    (463)      --        (463)
                                                  -------  --------  ---------
                                                  $   975  $    --   $     975
   Year ended December 31, 1998:
     U.S. Federal................................ $   --   $    --   $     --
     State and local.............................     --        --         --
     Foreign.....................................    (210)      --        (210)
                                                  -------  --------  ---------
                                                  $  (210) $    --   $    (210)
                                                  =======  ========  =========

    Sources of loss before income taxes and minority interest are presented as follows:

                                                   Year ended December 31,
                                                  ----------------------------
                                                   1996      1997      1998
                                                  -------  --------  ---------
                                                        (in thousands)
   Domestic loss................................. $(2,602) $(20,628) $ (52,341)
   Foreign loss..................................  (4,632)  (31,585)   (73,514)
                                                  -------  --------  ---------
                                                  $(7,234) $(52,213) $(125,855)
                                                  =======  ========  =========

    Income tax (expense)/benefit for the years ended December 31, 1996, 1997, and 1998 differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to pretax loss as a result of the following:

                                                   Year ended December 31,
                                                  ---------------------------
                                                   1996      1997      1998
                                                  -------  --------  --------
                                                       (in thousands)
   Computed "expected" tax benefit............... $ 2,460  $ 17,752  $ 43,061
   Non-deductible expenses.......................     (17)     (101)   (1,635)
   Change in valuation allowance.................  (3,504)  (15,424)  (30,299)
   Adjustment for change in functional currency
    bases........................................     --        --    (11,311)
   Adjustment to deferred tax asset for enacted
    changes in tax rates.........................     --       (789)     (695)
   Foreign tax rate differences..................    (184)     (463)      606
   Other.........................................     (28)      --         63
                                                  -------  --------  --------
                                                  $(1,273) $    975  $   (210)
                                                  =======  ========  ========

                              @ENTERTAINMENT, INC.

                        December 31, 1996, 1997 and 1998

10. Income Taxes (continued)

    The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities are presented below:

                                                              December 31,
                                                            ------------------
                                                              1997      1998
                                                            --------  --------
                                                             (in thousands)
   Deferred tax assets:
     Foreign net operating loss carryforward............... $  6,471  $ 27,930
     Domestic net operating loss carryforward..............      --      7,459
     Interest income.......................................    1,946     2,650
     Service revenue.......................................    1,948     2,101
     Accrued liabilities...................................    2,964     4,061
     Deferred costs........................................    2,001     6,447
     Stock options.........................................    2,950     2,950
     Deferred interest.....................................      --      2,183
     Unrealized foreign exchange losses....................    5,614     9,066
     Other.................................................      139     1,393
                                                            --------  --------
   Total gross deferred tax assets.........................   24,033    66,240
   Less valuation allowance................................  (24,033)  (54,332)
                                                            --------  --------
   Net deferred tax assets................................. $    --   $ 11,908
                                                            ========  ========
   Deferred tax liabilities:
     Fixed assets depreciation............................. $    --   $(11,786)
     Other.................................................      --       (122)
     Total gross deferred tax liabilities.................. $    --   $(11,908)
                                                            --------  --------
     Net deferred tax liability............................ $    --   $    --
                                                            ========  ========

    The net increase in the valuation allowance for the years ended December 31, 1996, 1997 and 1998 was $667,000, $3,504,000 and $30,299,000 respectively.
In assessing the realiability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 1998.

    Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets as of December 31, 1998 will be reported in the consolidated statement of operations.

    Foreign loss carryforwards can be offset against the PTK Companies' taxable income and utilized at a rate of one-third per year in each of the three years subsequent to the year of the loss. If there is no taxable income in a given year during the carryforward period, the portion of the loss carryforward to be utilized is permanently forfeited. For losses incurred in U.S. taxable years prior to 1998, loss carryforwards can be

                              @ENTERTAINMENT, INC.

                        December 31, 1996, 1997 and 1998

10. Income Taxes (continued)

applied against taxable income three years retroactively and fifteen years into the future. For losses incurred in U.S. taxable years from 1998, loss carryforwards can be applied against taxable income two years retroactively and twenty years into the future.

    At December 31, 1998, the Company has foreign net operating loss carryforwards of approximately $104,087,000, which will expire as follows:

      Year ending December 31,                                   (in thousands)
      ------------------------                                   --------------
       1999.....................................................    $ 28,066
       2000.....................................................      26,814
       2001 and thereafter......................................      49,207
                                                                    --------
                                                                    $104,087
                                                                    ========

11. Notes Payable

    Notes payable consist of the following:

                                                               December 31,
                                                             -----------------
                                                               1997     1998
                                                             -------- --------
                                                              (in thousands)
   @Entertainment Notes, net of discount.................... $    --  $125,513
   PCI Notes, net of discount...............................  129,578  129,627
   American Bank in Poland S.A. ("AmerBank") revolving
    credit loan.............................................      --     6,500
   Bank Rozwoju Exportu S.A. Deutsche Mark facility.........      --     1,912
   Other....................................................      532      402
                                                             -------- --------
                                                              130,110  263,954
   less: current portion....................................      --     6,500
                                                             -------- --------
   Notes payable, net of current portion.................... $130,110 $257,454
                                                             ======== ========

 @Entertainment Notes

    On July 14, 1998, the Company sold 252,000 units (collectively, the "Units") to two initial purchasers pursuant to a purchase agreement, each Unit consisting of $1,000 principal amount at maturity of 14 1/2% Senior Discount Notes (the "Notes") due 2008 and four warrants (each a "Warrant"), each initially entitling the holder thereof to purchase 1.81 shares of common stock, par value $0.01 per share (the "Common Stock") at an exercise price of $13.20 per share, subject to adjustment.

    The Notes were issued at a discount to their aggregate principal amount at maturity and, together with the Warrants generated gross proceeds to the Company of approximately $125,100,000 of which $117,485,000 has been allocated to the initial accreted value of the Notes and approximately $7,615,000 has been allocated to the Warrants. The portion of the proceeds that is allocable to the Warrants was accounted for as part of paid-in capital. The allocation was made based on the relative fair values of the two securities at the time of issuance. Net proceeds to the Company after deducting initial purchasers' discount and offering expenses were approximately $118,972,000.

                              @ENTERTAINMENT, INC.

                        December 31, 1996, 1997 and 1998


11. Notes Payable (continued)

    The Notes are unsubordinated and unsecured obligations. Cash interest on the Notes will not accrue prior to July 15, 2003. Thereafter cash interest will accrue at a rate of 14.5% per annum and will be payable semiannually in arrears on January 15 and July 15 of each year, commencing January 15, 2004. The Notes will mature on July 15, 2008. At any time prior to July 15, 2001, the Company may redeem up to a maximum of 25% of the originally issued aggregate principal amount at maturity of the notes at a redemption price equal to 114.5% of the accreted value thereof at the redemption date, plus accrued and unpaid interest, if any, to the date of redemption with some or all of the net cash proceeds of one or more public equity offerings; provided, however, that not less than 75% of the originally issued aggregate principal amount at maturity of the notes remains outstanding immediately after giving effect to such redemption. The effective interest rate of the notes is approximately 16.5%.

    The Warrants initially entitle the holders thereof to purchase an aggregate of 1,824,514 shares of Common Stock, representing, in the aggregate, approximately 5% of the outstanding Common Stock on a fully-diluted basis immediately after giving effect to the sale of the Units. The Warrants are exercisable at any time and will expire on July 15, 2008.

    Pursuant to the Indenture governing the Notes (the "Indenture"), the Company is subject to certain restrictions and covenants, including, without limitation, covenants with respect to the following matters: (i) limitation on additional indebtedness; (ii) limitation on restricted payments; (iii) limitation on issuance and sales of capital stock of restricted subsidiaries;
(iv) limitation on transactions with affiliates; (v) limitation on liens; (vi) limitation on guarantees of indebtedness by restricted subsidiaries; (vii) purchase of notes upon a change of control; (viii) limitation on sale of assets; (ix) limitation on dividends and other payment restrictions affecting restricted subsidiaries; (x) limitation on investments in unrestricted subsidiaries; (xi) limitation on lines of business; and (xii) consolidations, mergers and sales of assets. The Company is in compliance with these covenants.

 PCI Notes

    On October 31, 1996, PCI sold $130,000,000 aggregate principal amount of Senior Notes ("PCI Notes") to an initial purchaser pursuant to a purchase agreement. The initial purchaser subsequently completed a private placement of the PCI Notes. In June 1997, substantially all of the outstanding PCI Notes were exchanged for an equal aggregate principal amount of publicly-registered PCI Notes.

    The PCI Notes have an interest rate of 9 7/8% and a maturity date of November 1, 2003. Interest is paid on the PCI Notes on May 1 and November 1 of each year. As of December 31, 1997 and 1998 the Company accrued interest expense of $2,175,000 and $2,140,000, respectively.

    Prior to November 1, 1999, PCI may redeem up to a maximum of 33% of the initially outstanding aggregate principal amount of the PCI Notes with some or all of the net proceeds of one or more public equity offerings at a redemption price equal to 109.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption; provided that immediately after giving effect to such redemption, at least $87 million aggregate principal amount of the PCI Notes remains outstanding.

    The PCI Notes are net of unamortized discount of $422,000 and $373,000 at December 31, 1997 and 1998, respectively. The effective interest rate of the PCI Notes is approximately 11.3%.

    PCI has pledged to State Street Bank and Trust Company, the trustee for the PCI Notes (for the benefit of the holders of the PCI Notes) intercompany notes issued by PCBV, of a minimum aggregate

                              @ENTERTAINMENT, INC.

                        December 31, 1996, 1997 and 1998


11. Notes Payable (continued)

principal amount (together with cash and cash equivalents of PCI), equal to at least 110% of the outstanding principal amount of the PCI Notes, and that, in the aggregate, provide cash collateral or bear interest and provide for principal repayments, as the case may be, in amounts sufficient to pay interest on the PCI Notes. Notes payable from PCBV to PCI were $134,509,000 and $160,450,000 at December 31, 1997 and 1998, respectively.

    Pursuant to the PCI Indenture, PCI is subject to certain restrictions and covenants, including, without limitation, covenants with respect to the following matters: (i) limitation on additional indebtedness; (ii) limitation on restricted payments; (iii) limitation on issuances and sales of capital stock of subsidiaries; (iv) limitation on transactions with affiliates; (v) limitation on liens; (vi) limitation on guarantees of indebtedness by subsidiaries; (vii) purchase of PCI Notes upon a change of control; (viii) limitation on sale of assets; (ix) limitation on dividends and other payment restrictions affecting restricted subsidiaries; (x) limitation on investments in unrestricted subsidiaries; (xi) limitation on lines of business; and (xii) consolidations, mergers and sales of assets. The Company is in compliance with these covenants.

    Condensed parent only financial statements of @ Entertainment, Inc. are provided in Note 12 in compliance with the requirements of Rules 5-04 and 12-04 of the Securities and Exchange Commission's Regulation S-X.

 AmeriBank in Poland S.A. Revolving Credit Loan

    The revolving credit loan allowing the Company to borrow up to a maximum principal amount of $6,500,000 on or before December 31, 1998, was fully drawn as of December 31, 1998. The facility bears interest at LIBOR plus 3.0% (8.0% as at December 31, 1998), is repayable in full on August 20, 1999, and is secured by promissory notes en blanc from certain of the Company's subsidiaries, and pledges of the shares of certain of the Company's subsidiaries.

 Bank Rozwoju Eksportu S.A. Deutsche-Mark Facility

    The Deutsche-Mark facility represents a credit facility of DM 3,948,615 of which approximately DM 3,204,000 was outstanding at December 31, 1998. The facility bears interest at LIBOR plus 2.0% (5.3% as at December 31, 1998), is repayable in full on December 27, 2002, and is ultimately secured by a pledge of the common shares of one of the Company's subsidiaries.

    Interest expense relating to notes payable was in the aggregate approximately $4,687,000, $13,902,000 and $21,535,000 for the years ended
December 31, 1996, 1997 and 1998, respectively.

    During 1996, the Company recorded an extraordinary loss related to the early retirement of debt. The extraordinary loss was comprised of a $147,000 prepayment penalty and a $1,566,000 write-off of deferred financing costs.

                              @ENTERTAINMENT, INC.

                        December 31, 1996, 1997 and 1998


12. Condensed Parent Only Financial Information of @Entertainment

    The following parent only condensed financial statements were prepared in accordance with generally accepted accounting principles in the United States of America in a manner consistent with the consolidated financial statements except that all subsidiaries have been accounted for under the equity method. The parent only condensed financial statements as of and for periods prior to the Reorganization represent those of PCI.

                       CONDENSED STATEMENTS OF OPERATIONS

                                                  Year ended December 31,
                                                 ----------------------------
                                                  1996      1997      1998
                                                 -------  --------  ---------
                                                       (in thousands)
   Operating costs and expenses:
   Selling, general and administrative
    expenses.................................... $ 1,061  $ 14,662  $   8,700
                                                 -------  --------  ---------
   Operating loss...............................  (1,061)  (14,662)    (8,700)
   Interest and investment income...............   1,076     2,489      8,458
   Interest expense.............................  (2,612)      --      (8,608)
   Foreign exchange gain, net...................     --        --          36
   Equity in losses of affiliated companies.....  (2,775)  (42,651)  (117,251)
                                                 -------  --------  ---------
   Loss before income taxes.....................  (5,372)  (54,824)  (126,065)
   Income tax expense...........................  (1,245)      --         --
                                                 -------  --------  ---------
   Net loss.....................................  (6,617)  (54,824)  (126,065)
   Accretion of redeemable preferred stock......  (2,870)   (2,436)       --
   Preferred stock dividend.....................  (1,738)      --         --
   Deficit/(excess) of carrying value of
    preferred stock under/(over) consideration
    paid........................................   3,549   (33,806)       --
                                                 -------  --------  ---------
   Net loss applicable to holders of common
    stock....................................... $(7,676) $(91,066) $(126,065)
                                                 =======  ========  =========

                   CONDENSED STATEMENTS OF COMPREHENSIVE LOSS

                                                   Year ended December 31,
                                                  ----------------------------
                                                   1996      1997      1998
                                                  -------  --------  ---------
                                                        (in thousands)
   Net loss...................................... $(6,617) $(54,824) $(126,065)
   Other comprehensive income:
     Translation adjustment......................     --       (218)      (249)
                                                  -------  --------  ---------
                                                  $(6,617) $(55,042) $(126,314)
                                                  =======  ========  =========

                              @ENTERTAINMENT, INC.

                        December 31, 1996, 1997 and 1998

12. Condensed Parent Only Financial Information of @Entertainment (continued)

                            CONDENSED BALANCE SHEETS

                                                               December 31,
                                                            -------------------
                                                              1997      1998
                                                            --------  ---------
                                                              (in thousands)
   Assets
   Cash and cash equivalents..............................  $ 71,565  $   3,070
   Accounts receivable, net...............................       290        168
   Other current assets...................................        74      1,123
                                                            --------  ---------
     Total current assets.................................    71,929      4,361
   Other assets...........................................    11,252     17,230
   Net investment in restricted net assets of wholly-owned
    subsidiaries..........................................   121,977    102,344
   Net investment in unrestricted net assets of wholly-
    owned subsidiaries....................................   (51,822)    37,312
                                                            --------  ---------
     Total assets.........................................  $153,336  $ 161,247
                                                            ========  =========
   Liabilities and Stockholders' Equity
   Accounts payable and accrued expenses..................  $    981  $   2,078
   Notes payable..........................................       --     125,513
                                                            --------  ---------
     Total liabilities....................................       981    127,591
   Stockholders' equity:
   Preferred stock, $0.01 par value; Authorized 20,000,000
    shares; none issued and outstanding...................       --         --
   Common stock, $.01 par value; Authorized 70,000,000
    shares in 1997 and 1998; issued and outstanding
    33,310,000 shares in 1997 and 1998....................       333        333
   Paid-in capital........................................   230,339    237,954
   Accumulated other comprehensive income.................      (218)      (467)
   Accumulated deficit....................................   (78,099)  (204,164)
                                                            --------  ---------
     Total stockholders' equity...........................   152,355     33,656
                                                            --------  ---------
     Total liabilities and stockholders' equity...........  $153,336  $ 161,247
                                                            ========  =========

                              @ENTERTAINMENT, INC.

                        December 31, 1996, 1997 and 1998

12. Condensed Parent Only Financial Information of @Entertainment (continued)

            CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                           Accumulated
                          Preferred stock      Common Stock                   Other
                          ----------------  ------------------  Paid-in   Comprehensive Accumulated
                          Shares   Amount     Shares   Amount   Capital      Income       Deficit     Total
                          ------  --------  ---------- -------  --------  ------------- ----------- ---------
                                               (in thousands, except share amounts)
Balance January 1,
 1996...................     985  $ 10,311      11,037 $ 4,993  $  1,544      $ --       $ (16,658) $     190
Net loss................     --        --          --      --        --         --          (6,617)    (6,617)
Stock dividend..........     166     1,738         --      --     (1,738)       --             --         --
Issuance of stock.......     --        --        7,911  (4,992)   53,837        --             --      48,845
Preferred stock
 redemption.............  (1,151)  (12,049)        --      --      3,549        --             --      (8,500)
Accretion of redeemable
 preferred stock........     --        --          --      --     (2,870)       --             --      (2,870)
Reorganization..........     --        --   18,929,052     188      (188)       --             --         --
                          ------  --------  ---------- -------  --------      -----      ---------  ---------
Balance January 1,
 1997...................     --   $    --   18,948,000 $   189  $ 54,134      $ --       $ (23,275) $  31,048
Net loss................     --        --          --      --        --         --         (54,824)   (54,824)
Translation adjustment..     --        --          --      --        --        (218)           --        (218)
Net proceeds from
 initial
 public offering........     --        --    9,500,000      95   183,197        --             --     183,292
Purchase of PCI series A
 and C redeemable
 preferred stock........     --        --          --      --    (33,806)       --             --     (33,806)
Accretion of redeemable
 preferred stock........     --        --          --      --     (2,436)       --             --      (2,436)
Conversion of series B
 redeemable preferred
 stock..................     --        --    4,862,000      49    11,148        --             --      11,197
Stock option
 compensation expense...     --        --          --      --     18,102        --             --      18,102
                          ------  --------  ---------- -------  --------      -----      ---------  ---------
Balance December 31,
 1997...................     --   $    --   33,310,000 $   333  $230,339      $(218)     $ (78,099) $ 152,355
Net loss................     --        --          --      --        --         --        (126,065)  (126,065)
Translation adjustment..     --        --          --      --        --        (249)           --        (249)
Warrants attached to
 Senior Discount Notes..     --        --          --      --      7,615        --             --       7,615
                          ------  --------  ---------- -------  --------      -----      ---------  ---------
Balance December 31,
 1998...................     --   $    --   33,310,000 $   333  $237,954      $(467)     $(204,164) $  33,656
                          ======  ========  ========== =======  ========      =====      =========  =========

                              @ENTERTAINMENT, INC.

                        December 31, 1996, 1997 and 1998

12. Condensed Parent Only Financial Information of @Entertainment (continued)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                  Year ended December 31,
                                                ------------------------------
                                                  1996       1997      1998
                                                ---------  --------  ---------
                                                       (in thousands)
Cash flows from operating activities:
  Net loss..................................... $  (6,617) $(54,824) $(126,065)
  Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
    Amortization of notes payable discount and
     issue costs...............................       164     1,040      8,301
    Loss of subsidiaries.......................    12,862    42,651    117,070
    Gain on sale of investment securities......       --       (358)       --
    Non-cash stock option compensation
     expense...................................       --      8,677        --
    Equity in losses of affiliated companies...       --        --        (181)
  Changes in operating assets and liabilities:
    Accounts receivable........................       (35)     (142)       122
    Other current assets.......................    (1,300)      114     (1,049)
    Other assets...............................       --        --        (121)
    Accounts payable and accrued expenses......     2,855    (2,008)     1,097
    Income taxes payable.......................     4,472    (4,472)       --
                                                ---------  --------  ---------
      Net cash provided by/(used in) operating
       activities..............................    12,401    (9,322)      (826)
                                                ---------  --------  ---------
Cash flows from investing activities:
    Proceeds from maturity of investment
     securities................................   (25,115)   25,473        --
    Investment in, and loans and advances to
     affiliated companies......................  (122,337) (111,670)  (186,809)
    Purchase of other assets...................    (8,200)  (11,252)       --
                                                ---------  --------  ---------
      Net cash used in investing activities....  (155,652)  (97,449)  (186,809)
                                                ---------  --------  ---------
Cash flows from financing activities:
    Net proceeds from issuance of stock........    81,001   183,292        --
    Redemption of preferred stock..............    (8,500)  (60,000)       --
    Costs to obtain loans......................    (6,513)      --      (5,960)
    Proceeds from issuance of Notes payable....   136,074       --     117,485
    Proceeds from issuance of warrants.........       --        --       7,615
    Repayment of notes payable.................   (10,000)      --         --
      Net cash provided by financing
       activities..............................   192,062   123,292    119,140
                                                ---------  --------  ---------
      Net increase/(decrease) in cash and cash
       equivalents.............................    48,811    16,521    (68,495)
                                                ---------  --------  ---------
Cash and cash equivalents at beginning of
 year..........................................     6,233    55,044     71,565
                                                ---------  --------  ---------
Cash and cash equivalents at end of period..... $  55,044  $ 71,565  $   3,070
                                                =========  ========  =========
Supplemental cash flow information:
  Cash paid for interest....................... $   2,338  $    --   $     --
                                                =========  ========  =========
  Cash paid for income taxes................... $   1,184  $    --   $     --
                                                =========  ========  =========

                              @ENTERTAINMENT, INC.

                        December 31, 1996, 1997 and 1998

13. Related Party Transactions

    During the ordinary course of business, the Company enters into transactions with affiliated parties. The principal related party transactions are described below.

 Programming

    Programming is provided to the Company by certain of its affiliates. The Company incurred programming fees from these affiliates of $412,000, $559,000 and $418,000 for the years ended December 31, 1996, 1997 and 1998.

 Print Media Services

    An affiliate of the Company provides print media services to the Company. The Company incurred operating costs related to these services of $4,355,000 for the year ended December 31, 1998. The Company did not incur any costs from this affiliate prior to 1998.

14. Per Share Information

    Basic loss per share has been computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding during the year. The effect of potential common shares (stock options and warrants outstanding) is antidilutive, accordingly, dilutive loss per share is the same as basic loss per share.

    The Company has presented historical loss per common share information assuming the common stock exchange of 1 to 1,000 shares occurred on January 1, 1995.

    The following table provides a reconciliation of the numerator and denominator in the loss per share calculation:

                                                              Six months ended
                              Year ended December 31,             June 30,
                             ----------------------------  -----------------------
                              1996      1997      1998        1998        1999
                             -------  --------  ---------  ----------- -----------
                                                           (unaudited) (unaudited)
                                  (in thousands, except per share amounts)
   Net loss attributable to
    common stockholders
    (in thousands).........  $(7,676) $(91,066) $(126,065)  $(48,289)   $(105,582)
   Weighted average number
    of common shares
    outstanding (in
    thousands).............   17,271    24,771     33,310        --           --
   Nominal issuance (in
    thousands).............      346       --         --         --           --
   Basic weighted average
    number of common shares
    outstanding (in
    thousands).............   17,617    24,771     33,310     33,310       33,385
   Loss per share-basic and
    diluted................  $ (0.44) $  (3.68) $   (3.78)  $  (1.45)   $   (3.16)

15. Stock Option Plan

    On June 22, 1997, the Company adopted a stock option plan (the "1997 Plan") pursuant to which the Company's Board of Directors may grant stock options to officers, key employees and consultants of the Company. The 1997 Plan authorizes grants of options to purchase up to 4,436,000 shares, subject to adjustment in accordance with the 1997 Plan. At December 31, 1998, options for 3,924,000 shares had been granted. Of this amount, 1,671,000 options became exercisable upon the IPO but cannot be sold for a period of two years from July 30, 1997.

                              @ENTERTAINMENT, INC.

                        December 31, 1996, 1997 and 1998

15. Stock Option Plan (continued)

    The Company granted 1,671,000 stock options in January 1997 at a price substantially below the IPO price of $21.00 per share. Such options vested in full upon the completion of the IPO. In accordance with generally accepted accounting principles, the Company recognized approximately $18,102,000 of compensation expense included in selling, general, and administrative expenses for these options in 1997 representing the difference between the exercise price of the options and the fair market value of the shares on the date of grant. All other stock options were granted with exercise prices at or below the fair market value of the shares on the date of grant.

    Future stock options are granted with an exercise price that must be at least equal to the stock's fair market value at the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of stock of the Company, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the maximum term of an incentive stock option must not exceed five years. The term of all other options granted under the 1997 Plan may not exceed ten years. Options become exercisable at such times as determined by the Board of Directors and as set forth in the individual stock option agreements. Generally, all stock options vest ratably over 2 to 5 years commencing one year after the date of grant.

    Stock option activity during the periods indicated is as follows:

                                                                   Weighted
                                                      Number of    Average
                                                       shares   Exercise Price
                                                      --------- --------------
   Balance at January 1, 1996........................       --      $  --
   Granted...........................................   241,000     $ 1.99
   Balance at December 31, 1996 (none exercisable)...   241,000     $ 1.99
   Granted........................................... 2,083,000     $ 5.98
   Balance at December 31, 1997 (none exercisable)... 2,324,000     $ 5.57
   Granted........................................... 1,600,000     $12.31
   Balance at December 31, 1998 (2,643,000 exercis-
    able)............................................ 3,924,000     $ 8.32

    No options were exercised or forfeited during 1998.

    At December 31, 1998 the range of exercise prices, weighted-average remaining contractual life and number exercisable of outstanding options was as follows:

                                                       Weighted-Average
                                                         Contractual
           Range of         Number of Weighted-Average  Remaining Life    Number    Weighted-Average
       Exercise Prices       Shares    Exercise Price      (Years)      Exercisable  Exercise Price
       ---------------      --------- ---------------- ---------------- ----------- ----------------
   1.99-3.79............... 1,912,000       3.51             5.44        1,912,000        3.51
   12.00-15.24............. 2,012,000      12.89             8.98          731,900       12.46
                            ---------                                    ---------
                            3,924,000       8.32                         2,643,900        5.98

    The per share weighted-average fair value of stock options granted during 1998 was $4.22 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: expected volatility 43.0%, expected dividend yield 0.0%, risk-free interest rate of 5.72%, and an expected life of 4 years.

                              @ENTERTAINMENT, INC.

                        December 31, 1996, 1997 and 1998


15. Stock Option Plan (continued)

    Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss and net loss per share would have increased to the pro forma amounts indicated below:

                                                  Year ended December 31,
                                                 ----------------------------
                                                  1996      1997      1998
                                                 -------  --------  ---------
                                                   (in thousands, except
                                                      per share data)
Net loss--as reported........................... $(6,617) $(54,824) $(126,065)
Net loss--pro forma............................. $(6,617) $(56,607) $(131,511)
Basic and diluted net loss per share--as
 reported....................................... $ (0.44) $  (3.68) $   (3.78)
Basic and diluted loss per share--pro forma..... $ (0.44) $  (3.75) $   (3.95)

16. Leases

 Building Leases

    The Company leases several offices and warehouses within Poland under cancelable operating leases. The Company has a noncancelable operating lease for a building in the United Kingdom which houses the majority of its technical equipment relating to the DTH network. The noncancelable lease expires in 2002, and contains a renewal option for an additional five years. Future minimum lease payments as of December 31, 1998 are $2,725,000 in 1999, $2,806,000 in 2000, $2,890,000 in 2001 and $2,977,000 in 2002.

 DTH Technical Equipment Lease

    The Company has an eight year agreement with British Telecommunications plc ("BT") for the lease and maintenance of certain satellite uplink equipment. The agreement requires the payment of equal monthly installments of $50,000 approximating future minimum commitments of $600,000 in 1999, $576,000 in 2000, $576,000 in 2001, $576,000 in 2002 and $1,728,000 in 2003 and thereafter. Other than the BT uplink equipment, the Company owns all of the required broadcasting equipment at its transmission facility in the United Kingdom.

 Conduit Leases

    The Company also leases space within various telephone duct systems from TPSA under cancelable operating leases. The TPSA leases expire at various times, and a substantial portion of the Company's contracts with TPSA permit termination by TPSA without penalty at any time either immediately upon the occurrence of certain conditions or upon provision of three to six months notice without cause. Refer to note 19 for further detail.

    All of the agreements provide that TPSA is the manager of the telephone duct system and will lease space within the ducts to the Company for installation of cable and equipment for the cable television systems. The lease agreements provide for monthly lease payments that are adjusted quarterly or annually, except for the Gdansk lease agreement which provides for an annual adjustment after the sixth year and then remains fixed through the tenth year of the lease.

                              @ENTERTAINMENT, INC.

                        December 31, 1996, 1997 and 1998

16. Leases (continued)

    Minimum future lease commitments for the aforementioned conduit leases relate to 1999 only, as all leases are cancelable in accordance with the aforementioned terms. The future minimum lease commitments related to these conduit leases approximates $622,000 for the six months ending June 30, 1999.

 Transponder Leases

    During 1997, the Company entered into certain operating leases pursuant to which the Company is liable for charges associated with each of its three transponders on the Astra satellites, which can amount to a maximum of $6,750,000 per year for each transponder and up to $182 million for all three transponders for the term of their leases. The future minimum lease payments applicable to the transponders approximate $20,250,000 in 1999, $20,250,000 in 2000, $20,250,000 in 2001, $20,250,000 in 2002 and $101,250,000 in 2003 and
thereafter. The leases for the two transponders on the Astra 1F satellite and the transponder on the Astra 1G satellite will expire in 2007. The Company's transponder leases provide that the Company's rights are subject to termination in the event that the lessor's franchise is withdrawn by the Luxembourg Government.

    Total rental expense associated with the aforementioned operating leases for the years ended December 31, 1996, 1997 and 1998 was $892,000, $3,696,000
and $10,521,000, respectively.

                              @ENTERTAINMENT, INC.

                        December 31, 1996, 1997 and 1998


17. Segment Information

    @Entertainment and its subsidiaries operate in three business segments: (1) cable television, (2) digital direct-to-home television and programming, and
(3) corporate functions. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices. In addition to other operating statistics, the Company measures its financial performance by EBITDA, an acronym for earnings before interest, taxes depreciation and amortization. The Company defines EBITDA to be net loss adjusted for interest and investment income, depreciation and amortization, interest expense, foreign currency gains and losses, equity in losses of affiliated companies, income taxes, extraordinary items, non-recurring items (e.g., compensation expense related to stock options), gains and losses from the sale of assets other than in a normal course of business and minority interest. The items excluded from EBITDA are significant components in understanding and assessing the Company's financial performance. The Company believes that EBITDA and related measures of cash flow from operating activities serve as important financial indicators in measuring and comparing the operating performance of media companies. EBITDA is not a U.S. GAAP measure of loss or cash flow from operations and should not be considered as an alternative to cash flows from operations as a measure of liquidity.

                                                 DTH and
                                      Cable    Programming Corporate   Total
                                    ---------  ----------- --------- ---------
                                                 (in thousands)
1998
Revenues from external customers..  $  52,971   $  8,888    $   --   $  61,859
Intersegment revenues.............        --      13,432        --      13,432
Operating loss....................    (23,066)   (69,047)    (8,700)  (100,813)
EBITDA............................     (1,431)   (64,378)    (8,700)   (74,509)
Depreciation and amortization.....    (21,635)    (4,669)       --     (26,304)
Investment in equity method
 investees........................        --       8,533     11,423     19,956
Segment total assets..............    193,785    132,998     21,591    348,374
Expenditures for segment assets...     42,639     72,353        --     114,992
1997
Revenues from external customers..  $  38,138   $    --     $   --   $  38,138
Intersegment revenues.............        --         --         --         --
Operating loss....................    (20,308)   (10,210)   (12,152)   (42,670)
EBITDA............................      5,387    (10,186)    (3,475)    (8,274)
Net loss..........................    (35,087)    (7,668)   (12,069)   (54,824)
Significant non-cash items:
Stock option compensation
 expense..........................      9,425        --       8,677     18,102
Investment in equity method
 investees........................        --      10,876     11,752     22,128
Segment total assets..............    187,449     36,466     83,181    307,096
Expenditures for segment assets...     33,786      5,857        --      39,643
Six months ended June 30, 1999
 (unaudited)
Revenues from external customers..  $  30,264   $  9,591    $   --   $  39,855
Intersegment revenues.............        --      10,350        --      10,350
Operating loss....................   (10,380)    (63,913)    (4,761)   (79,054)
EBITDA............................      1,834    (53,436)    (4,753)   (56,355)
Segment total assets..............    174,063    143,416     68,697    386,176
Six months ended June 30, 1998
 (unaudited)
Revenues from external customers..  $  24,571   $    906    $   --   $  25,477
Intersegment revenues.............        --         --         --         --
Operating loss....................     (3,540)   (35,416)    (3,780)   (42,736)
EBITDA............................      6,380    (34,407)    (3,780)   (31,807)
Segment total assets..............    195,326     77,471     11,961    284,758

                              @ENTERTAINMENT, INC.

                        December 31, 1996, 1997 and 1998


17. Segment Information (continued)

   In 1997, the cable segment includes the activities of Mozaic Entertainment, Inc., a subsidiary which provided programming content for the cable business. In 1998, the Company's programming activity related solely to the development of the Wizja TV platform and has been included in the DTH and programming segment. For the year ended December 31, 1997, Mozaic Entertainment, Inc. revenues and operating loss were $563,000 and $2,071,000, respectively. For the year ended December 31, 1998, Mozaic Entertainment, Inc. was dormant. During 1996 the Company operated in one business segment (cable).

   Total revenues and long-lived assets for the Company analyzed by geographical location is as follows:

                                           Total Revenues      Long-lived Assets
                                       ----------------------- -----------------
                                       Year ended December 31,   December 31,
                                        1996    1997    1998     1997     1998
                                       ------- ------- ------- -------- --------
                                           (in thousands)       (in thousands)
   Poland............................. $24,923 $38,138 $61,859 $152,614 $257,625
   United Kingdom.....................     --      --      --     7,930   20,208
   Other..............................     --      --      --       --        29
                                       ------- ------- ------- -------- --------
   Total.............................. $24,923 $38,138 $61,859 $160,544 $277,862
                                       ======= ======= ======= ======== ========

   All of the Company's revenue is derived from activities carried out in Poland. Long-lived assets consist of property, plant, and equipment, inventories for construction, intangible assets, and other assets.

18. Commitments and Contingencies

 Purchase Commitments

   The Company has concluded an agreement with Philips, whereby Philips will supply reception systems, as well as retail, installation and support services in connection with the launch of the Company's DTH business in Poland. Philips will be the exclusive supplier to the Company of the first 500,000 DTH reception systems and will not distribute any other digital integrated receiver decoders under the Philips trademark in Poland until December 31, 1999 or any earlier date on which the Company has secured 500,000 initial subscribers to its DTH service in Poland. Philips has granted the Company an exclusive license of its CryptoWorks(R) technology in Poland for the term of the agreement, which will terminate when the Company has purchased 500,000 DTH reception systems from Philips, unless terminated earlier in accordance with the terms of the agreement or extended by mutual consent of Philips and the Company. As of December 31, 1998, the Company had an aggregate minimum commitment toward the purchase of the Reception Systems of approximately $129,213,000 up to June 30, 2000.

 Programming, Broadcast and Exhibition Right Commitments

   The Company has entered into long-term programming agreements and agreements for the purchase of certain exhibition or broadcast rights with a number of third party content providers for its DTH and cable systems. The agreements have terms which range from one to seven years and require that the license fees be paid either at a fixed amount payable at the time of execution or based upon a guaranteed minimum number of subscribers connected to the system each month. At December 31, 1998, the Company had an aggregate minimum commitment in relation to these agreements of approximately $214,299,000 over the next seven years, approximating $37,198,000 in 1999, $38,428,000 in 2000, $40,627,000 in
2001, $44,837,000 in 2002 and $53,209,000 in 2003 and thereafter.

                              @ENTERTAINMENT, INC.

                        December 31, 1996, 1997 and 1998

18. Commitments and Contingencies (continued)

 Consulting Agreements

    The Company has entered into a two-year consultancy arrangement with Samuel Chisholm and David Chance (each individually a "Consultant"), pursuant to which the Company will pay to a Consultant a fee of $10,000 per consultancy day, based on a minimum, on average over each 12 month period, of a total of 4 Consultancy Days per month, and the Company will pay an additional fee of $10,000 to a Consultant for any additional days in any month on which a Consultant provides consulting services to the Company. The consultancy agreement is not subject to cancellation by either party except as a result of a breach of the consultancy agreement.

 Regulatory Approvals

    The Company is in the process of permits from the Polish State Agency for Radiocommunications ("PAR") for several of its cable television systems. If these permits are not obtained, PAR could impose penalties such as fines or in severe cases, revocation of all permits held by an operator or the forfeiture of the operator's cable networks. Management of the Company does not believe that these pending approvals result in a significant risk to the Company.

 Litigation and Claims

    On April 17, 1998, the Company signed a letter of intent with Telewizyjna Korporacja Partycypacyjna S.A. ("TKP") and the shareholders of TKP, namely, Canal+ S.A., Agora S.A., and PolCom Invest S.A. which provided for bringing together the Company's Wizja TV programming platform and the Canal+ Polska premium pay television channel and for the joint development and operation of a DTH service in Poland. The letter of intent called for the Company to invest approximately $112 million in TKP, and to sell substantially all of the Company's DTH and programming assets to TKP for approximately $42 million. The TKP joint venture was to be owned 40% by the Company, 40% by Canal+ S.A., 10% by Agora S.A. and 10% by PolCom Invest S.A, The letter of intend contained a standstill provision whereby neither the Company nor TKP could, for a period of 45 days after the execution of the letter of intent, launch any digital pay television service. As a result, the Company postponed its launch of the Wizja TV programming package and its DTH service which was originally scheduled for April 18, 1998. The establishment of the joint venture was subject to the execution of definitive agreements, regulatory approvals and certain other closing conditions.

    The definitive agreements were not agreed and executed by the parties by the date set forth in the letter of intent (the "Signature Date"). Therefore, the Company terminated the letter of intent on June 1, 1998. TKP and its shareholders have informed the Company that they believe the Company did not have the right to terminate the letter of intent.

    Under the terms of the letter of intent, TKP is obligated to pay the Company a $5 million break-up fee within 10 days of the signature date if the definitive agreements were not executed by the signature date, unless the failure to obtain such execution was caused by the Company's breach of any of its obligations under the letter of intent. If there was any such breach by the Company, the Company would be obligated to pay TKP $10 million. However, if any breach of the letter of intent by TKP caused the definitive agreements not to be executed, TKP would be obligated to pay the Company a total of $10 million (including the $5 million break-up fee). In the event that TKP fails to pay the Company any of the above-referenced amounts owed to the Company, TKP's shareholders are responsible for the payment of such amounts.

                              @ENTERTAINMENT, INC.

                        December 31, 1996, 1997 and 1998

18. Commitments and Contingencies (continued)

    The Company has demanded TKP to pay the Company the $5 million break-up fee as a result of the failure to execute the definitive agreements by the signature date. While the Company was waiting for the expiration of the 10-day period for payment of the break-up fee, TKP initiated arbitration proceedings before a three-member arbitration panel in Geneva, Switzerland. In the arbitration proceedings TKP and its shareholders contend that the Company breached the letter of intent, that such breach was the cause of the parties' failure to agree and execute the definitive agreements, and that the Company is therefore liable for $10 million in damages under the letter of intent. In its response the Company denies these allegations and claims that TKP is liable for at least $15 million in damages pursuant to the letter of intent.

    This $15 million figure is composed of a claim for a $5 million break-up fee, $5 million in damages due to the claim that TKP and its shareholders breached the letter of intent, thereby causing the parties' failure to agree and execute the definitive agreements, and at least $5 million as an indemnification for liabilities incurred by the Company as a result of certain actions taken with respect to assets to be acquired or contracts to be assumed by TKP. The Company does not believe that the arbitration proceedings will have a material adverse effect on its business, financial condition or results of operations.

    Two of the Company's cable television subsidiaries and four other unrelated Polish cable operators and HBO Polska Sp. z o.o., have been made defendants in a lawsuit instituted by Polska Korporacja Telewizyjna Sp. z o.o., a subsidiary of Canal+. The primary defendant in the proceedings is HBO Polska Sp. z o.o. which is accused of broadcasting the HBO television program in Poland without a license from the Council as required by the Radio and Television Act of 1992, as amended, and thereby undertaking an activity constituting an act of unfair competition. The Company does not believe that the final disposition of the lawsuit will have a material adverse effect on its consolidated financial position or results of operations.

    From time to time, the Company is subject to various claims and suits arising out of the ordinary course of business. While the ultimate result of all such matters is not presently determinable, based upon current knowledge and facts, management does not expect that their resolution will have a material adverse effect on the Company's consolidated financial position or results of operations.

19. Concentrations of Business and Credit Risk

 DTH Business

    The Company expects to experience substantial operating losses and negative free cash flows for at least the next two years due to (i) the large investments required for the acquisition of equipment and facilities for its DTH business, including providing DTH reception systems to 380,000 initial subscribers at a price significantly decreased by promotional incentives pursuant to the Company's business strategy, and the administrative costs required in connection with commencing its DTH business operations and (ii) the large investments required to develop, produce and acquire the programming for Wizja TV. There can be no assurance that the Company will be able to generate operating income or positive cash flows in the future or that its operating losses and negative cash flows will not increase.

 Supplier Agreement

    Certain critical components and services used in the Company's DTH satellite transmission system, including the DTH reception system, as well as retail, installation and support services, are initially to be provided exclusively by Philips. The Company has concluded an agreement with Philips providing for

                              @ENTERTAINMENT, INC.

                        December 31, 1996, 1997 and 1998

19. Concentrations of Business and Credit Risk (continued)

Philips to be the exclusive supplier to the Company of the first 500,000 DTH reception systems in connection with the launch of the Company's DTH business in Poland. Philips has granted the Company an exclusive license of its CryptoWorks7 technology in Poland for the term of the agreement, which will terminate when the Company has purchased 500,000 DTH reception systems from Philips, unless terminated earlier in accordance with the terms of the agreement or extended by mutual consent of Philips and the Company. Philips has agreed not to distribute any other IRDs under the Philips' trademark in Poland until December 31, 1999 or any earlier date on which the Company has secured 500,000 initial subscribers to its DTH service in Poland. The Company's agreement with Philips provides that after such period the Company may license one or two suppliers of IRDs in addition to Philips and Philips shall license its CryptoWorks7 technology to such additional suppliers for the Polish market. Although the agreement with Philips provides a means by which the Company could obtain a second and third supplier for all or part of its future requirements for DTH reception systems, there can be no assurance that the Company will be able to secure such additional suppliers.

    The failure of Philips to deliver DTH reception systems on schedule, or at all, would delay or interrupt the development and operation of the Company's DTH service and thereby could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company's agreement with Philips provides for full distribution, installation and servicing through more than 1,200 Philips authorized electronics retailers located throughout Poland. Philips has agreed to distribute a complete subscription package, comprising the DTH reception system, as well as the necessary installation and support services through Philips' retail network in Poland, and will therefore be the primary point of contact for subscribers to the Company's DTH service. Failure by Philips' retail network to provide the desired levels of service, quality and expertise (which are outside the control of the Company) could have a material adverse impact on the Company's operations and financial condition.

 Piracy

    The delivery of subscription programming requires the use of encryption technology to prevent signal theft or "piracy." Historically, piracy in the cable television and European A-DTH industries has been widely reported. The Company's IRDs incorporate Philips' CryptoWorks(R) proprietary encryption technology as part of its conditional access system. These IRDs use smartcard technology, making it possible to change the conditional access system in the event of a security breach either through over-the-air methods such as issuing new electronic decryption "keys" over-the-air as part of the Company's regular DTH broadcasts or by issuing new smartcards. To the Company's knowledge, there has not been a breach of CryptoWorks(R) since its introduction in Malaysia in 1996. To the extent a breach occurs, the Company will take countermeasures, including over-the-air measures and, if necessary, the replacement of smartcards. Although the Company expects its conditional access system, subscriber management system and smartcard system to adequately prevent unauthorized access to programming, there can be no assurance that the encryption technology to be utilized in connection with the Company's DTH system will remain effective. If the encryption technology is compromised in a manner which is not promptly corrected, the Company's revenue and its ability to contract or maintain contracts for programming services from unrelated third parties would be adversely affected.

 Use of TPSA Conduits

    The Company's ability to build out its existing cable television networks and to integrate acquired systems into its cable television networks depends on, among other things, the Company's continued ability

                              @ENTERTAINMENT, INC.

                        December 31, 1996, 1997 and 1998


19. Concentrations of Business and Credit Risk (continued)

to design and obtain access to network routes, and to secure other construction resources, all at reasonable costs and on satisfactory terms and conditions. Many of such factors are beyond the control of the Company. In addition, at December 31, 1998, approximately 56.5% of the Company's cable plant had been constructed utilizing pre-existing conduits of TPSA. A substantial portion of the Company's contracts with TPSA for the use of such conduits permits termination by TPSA without penalty at any time either immediately upon the occurrence of certain conditions or upon provision of three to six months' notice without cause.

 Limited Insurance Coverage

    While the Company carries general liability insurance on its properties, like many other operators of cable television systems it does not insure the underground portion of its cable television networks. Due to the high cost of insurance policies relating to satellite operations, the Company does not insure against possible interruption of access to the transponders leased by it for satellite transmission of its broadcasting. Accordingly, any catastrophe affecting a significant portion of the Company's cable television networks or disrupting its access to its leased satellite transponders could result in substantial uninsured losses and could have a material adverse effect on the Company.

 Year 2000

    The Company's cable television, DTH and programming operations are dependent upon computer systems and other technological devices with imbedded microprocessor chips that are intended to utilize dates and process data beyond December 31, 1999. In January 1997, the Company developed a plan to address the impact that potential year 2000 problems may have on Company operations and to implement necessary changes to address such problems (the "Y2K Plan"). During the course of the development of its Y2K Plan, the Company has identified certain critical operations, which need to be year 2000 compliant for the Company to operate effectively. These critical operations include accounting and billing systems, customer service and service delivery systems, and field and headend devices.

    Largely as a result of its high rate of growth over the past few years, the Company has entered into an agreement to purchase a new system to replace its current accounting system and an agreement to purchase specialized billing software for the Company's new customer service and billing center. The vendors of the new accounting system and of the billing software have confirmed to the Company that these products are year 2000 compliant. The Company has completed the testing phase of the new accounting system, and the implementation phase was substantially completed at the end of 1998. The Company has implemented the new billing software for DTH subscribers and expects implementation of the billing software to be completed for the majority of its cable subscribers by the end of 1999.

    The Company believes that its most significant year 2000 risk is its dependency upon third party programming, software, services and equipment, because the Company does not have the ability to control third parties in their assessment and remediation procedures for potential year 2000 problems. Should these parties not be prepared for year 2000 conversion, their products or services may fail and may cause interruptions in, or limitations upon, the Company's provision of the full range of its DTH and/or cable service to its customers. In an effort to prevent any such interruptions or limitations, the Company is in the process of communicating with each of its material third party suppliers of programming, software, services and equipment to determine the status of their year 2000 compliance programs. The Company expects to

                              @ENTERTAINMENT, INC.

                        December 31, 1996, 1997 and 1998

19. Concentrations of Business and Credit Risk (continued)

complete this process by September 30, 1999, and it anticipates that all phases of its Y2K Plan will be completed by December 31, 1999.

    The Company has not yet developed a contingency plan to address the situation that may result if the Company or its third party suppliers are unable to achieve year 2000 compliance with regard to any products or services utilized in the Company's operations. The Company does not intend to decide on the development of such a contingency until it has gathered all of the relevant Year 2000 compliance data from its third party suppliers.

    The Company has not yet determined the full cost of its Y2K Plan and its related impact on the financial condition of the Company. The Company has to date not incurred any replacement or remediation costs for equipment or systems as a result of year 2000 non-compliance. Rather, due to the rapid growth and development of its cable system and its DTH service, the Company had made substantial capital investments in equipment and systems for reasons other than year 2000 concerns. The total cost of the Company's new accounting system and billing software package is estimated to be approximately $2,400,000.

    The Company believes that any year 2000 compliance issues it may face can be remedied without a material financial impact on the Company, but no assurance can be made in this regard until all of the data has been gathered from the Company's third party suppliers. At this date the Company cannot predict the financial impact on its operations if year 2000 problems are caused by products or services supplied to the Company by such third parties.

 Credit Worthiness

    All of the Company's customers are located in Poland. As is typical in this industry, no single customer accounted for more than five percent of the Company's sales in 1997 or 1998. The Company estimates an allowance for doubtful accounts based on the credit worthiness of its customers as well as general economic conditions. Consequently, an adverse change in those factors could effect the Company's estimate of its bad debts.

20. Subsequent Events

 Units Offering

    On January 22, 1999, the Company sold 256,800 Units to two initial purchasers pursuant to a purchase agreement, each Unit consisting of $1,000 principal amount at maturity of 14 1/2% Senior Discount Notes due 2009 and four warrants, each initially entitling the holder thereof to purchase 1.7656 shares of common stock, par value $0.01 per share at an exercise price of $9.125 per share, subject to adjustment.

    The Notes were issued at a discount to their aggregate principal amount at maturity and, together with the Warrants generated gross proceeds to the Company of approximately $100,003,000 of which $92,551,000 has been allocated to the initial accreted value of the notes and approximately $7,452,000 has been allocated to the Warrants. The portion of the proceeds that is allocable to the Warrants will be accounted for as part of paid-in capital. The allocation was made based on the relative fair values of the two securities at the time of issuance. Net proceeds to the Company after deducting initial purchasers' discount and offering expenses were approximately $96,000,000.

                              @ENTERTAINMENT, INC.

                        December 31, 1996, 1997 and 1998

20. Subsequent Events (continued)

    The Notes are unsubordinated and unsecured obligations. Cash interest on the Notes will not accrue prior to February 1, 2004. Thereafter cash interest will accrue at a rate of 14.5% per annum and will be payable semiannually in arrears on August 1 of each year and February 1 of each year, commencing August 1, 2004. The notes will mature on February 1, 2009. At any time prior to February 1, 2002, the Company may redeem up to a maximum of 35% of the originally issued aggregate principal amount at maturity of the notes at a redemption price equal to 117.5% of the accreted value thereof at the redemption date, plus accrued and unpaid interest, if any, to the date of redemption with some or all of the net cash proceeds of one or more public equity offerings; provided, however, that not less than 65% of the originally issued aggregate principal amount at maturity of the notes remains outstanding immediately after giving effect to such redemption.

    The Warrants initially entitle the holders thereof to purchase 1,813,665 shares of Common Stock, representing, in the aggregate, approximately 5% of the outstanding Common Stock on a fully-diluted basis (using the treasury stock method) immediately after giving effect to the offering and Preference Offering. The Warrants are exercisable at any time and will expire on February 1, 2009.

    Pursuant to the Indenture governing the Notes, the Company is subject to certain restrictions and covenants, including, without limitation, covenants with respect to the following matters: (i) limitation on additional indebtedness; (ii) limitation on restricted payments; (iii) limitation on issuance and sales of capital stock of restricted subsidiaries; (iv) limitation on transactions with affiliates; (v) limitation on liens; (vi) limitation on issuance of guarantees of indebtedness by restricted subsidiaries; (vii) purchase of Notes upon a change of control; (viii) limitation on sale of assets; (ix) limitation on dividends and other payment restrictions affecting restricted subsidiaries; (x) limitation on investments in unrestricted subsidiaries; (xi) limitation on lines of business; and (xii) consolidations, mergers and sales of assets. The Company is in compliance with these covenants.

    Costs associated with the notes offering of approximately $3,875,000, including the initial purchasers' discount will be capitalized and amortized over the term of the Notes.

    Also on January 22, 1999 @Entertainment sold Series A 12% Cumulative Preference Shares and Series B 12% Cumulative Preference Shares (collectively, the "Cumulative Preference Shares") and warrants (each a "Preference Warrant") for total gross proceeds of $50 million (before deducting commissions and offering costs of approximately $1.8 million). Dividends (whether or not earned or declared) will cumulate on a daily basis from the original issue date and will be payable semi-annually in arrears on March 31, and September 30 of each year, commencing on March 31, 1999 (each a "Dividend Payment Date") to holders of record on the fifteenth day immediately preceding the relevant Dividend Payment Date. The Company at its option may, but shall not be required to, redeem in US Dollars for cash the Cumulative Preference Shares, including any Series B Cumulative Preference Shares, at any time on or after March 31, 2000, in whole or in part, at the redemption price of 112% of the sum of (i) the Initial Liquidation Preference ($50 million in the aggregate) and (ii) accumulated and unpaid dividends, if any, to the date of redemption. On January 30, 2010, the Company will be required (subject to contractual and other restrictions on the ability to redeem capital stock) to redeem all outstanding Cumulative Preference Shares, including any Series B Cumulative Preference Shares, at a price in US Dollars equal to the Initial Liquidation Preference thereof plus all accumulated and unpaid dividends thereon (if any) to the date of redemption. The Company will not be required to make sinking fund payments with respect to the Cumulative Preference Shares. The Preference Warrants initially entitle the holders thereof to purchase an aggregate of 5.5 million shares of

                              @ENTERTAINMENT, INC.

                        December 31, 1996, 1997 and 1998

20. Subsequent Events (continued)

Common Stock at an exercise price of $10.00 per share. The preferred shares will be classified outside of stockholders' equity.

 Series C Notes Offering

    On January 20, 1999, the Company sold $36,001,321 aggregate principal amount at maturity of its Series C Notes due 2008. The Series C Notes are senior unsecured obligations of the Company ranking pari passu in right of payment with all other existing and future unsubordinated obligations of the Company. The Series C Notes were issued at a discount to their aggregate principal amount at maturity and generated gross proceeds to the Company of approximately $9.8 million. Net proceeds to the Company after deducting the initial purchaser's discount and offering expenses were approximately $9.4 million. The original issue discount will accrete from January 20, 1999 until the stated maturity of the Series C Notes on July 15, 2008. In addition, cash interest on the Series C Notes will accrue from July 15, 2004 at a rate of 7.0% per annum on the principal amount at maturity, and will be payable semiannually in arrears on July 15 and January 15 of each year commencing January 15, 2005. Prior to July 15, 2004 there will be no accrual of cash interest on the Series C Notes. The Series C Notes will mature on July 15, 2008.

    Pursuant to the Series C Indenture, the Company is subject to certain restrictions and covenants, including, without limitation, covenants with respect to the following matters: (i) limitation on additional indebtedness;
(ii) limitation on restricted payments; (iii) limitation on issuance and sales of capital stock of restricted subsidiaries; (iv) limitation on transactions with affiliates; (v) limitation on liens; (vi) limitation on guarantees of indebtedness by restricted subsidiaries; (vii) purchase of Notes upon a change of control; (viii) limitation on sale of assets; (ix) limitation on dividends and other payment restrictions affecting restricted subsidiaries; (x) limitation on investments in unrestricted subsidiaries; (xi) limitation on lines of business; and (xii) consolidations, mergers and sales of assets. The Company is in compliance with these covenents.

21. Subsequent Events (unaudited)

 D-DTH Reception Systems

    On April 1, 1999, the Company began selling digital direct-to-home ("D-DTH") reception systems to customers. Prior to April 1, 1999, the systems were leased to customers, classified as fixed assets and depreciated over 5 years. Due to this change, the Company now classifies reception systems as inventory. In the three months ended June 30, 1999 the Company wrote down the value of all reception systems acquired in the three months ended June 30, 1999 and held unsold prior to April 1, 1999 to the net realizable value. The effect of the change was to increase operating loss by approximately $22,218,000 or $0.67 per share for the three and six months ended June 30, 1999.

 Warrant Exercises

    In June 1999, certain holders of warrants exercised their right to purchase shares of common stock of the Company. The warrant holders exercised a total of 87,940 warrants of which 64,200 related to the 14 1/2% Senior Discount Notes due 2009 and 23,740 related to the 14 1/2% Senior Discount Notes due 2008. The Company issued 156,320 shares of common stock for total cash proceeds of $1,601,000.

                              @ENTERTAINMENT, INC.

                        December 31, 1996, 1997 and 1998


21. Subsequent Events (unaudited) (continued)

    In July and August 1999, certain warrant holders exercised their right to purchase shares of common stock of the Company. The warrant holders exercised a total of 203,800 and 7,600 warrants issued with the 14 1/2% Senior Discount Notes due 2008 and 14 1/2% Senior Discount Notes due 2009, respectively. In connection with the exercise of these warrants, the Company issued 382,296 shares of common stock for total cash proceeds of approximately $4,992,000.

 Consumption of Tender Offer and Merger

    On June 2, 1999, the Company entered into an Agreement and Plan of Merger with United Pan-Europe Communications N.V. ("UPC"), whereby UPC and its wholly-owned subsidiary, Bison Acquisition Corp. ("Bison"), initiated a tender offer to purchase all of the outstanding shares of the Company in an all cash transaction valuing the Company's shares of common stock at $19.00 per share.

    The tender offer, initiated pursuant to the Agreement and Plan of Merger with UPC and Bison, closed at 12:00 midnight on August 5, 1999, and Bison was merged into the Company on August 9, 1999. Upon the completion of the merger, each share of the Company's common stock and preferred stock then issued and outstanding was canceled, and the Company became a wholly owned subsidiary of UPC.

 Exchange Offerings

    The Company filed a registration statement on Form S-4 with the SEC in connection with an offer to exchange the 14 1/2% Senior Discount Notes for 14 1/2% Series B Senior Discount Notes due 2009 (the "Exchange Notes"). The registration statement was declared effective on May 13, 1999. The Warrants and shares of common stock underlying the Warrants issued in the Units offering were registered on a registration statement on Form S-3. This registration statement was declared effective on July 2, 1999.

    The Series A 12% Cumulative Redeemable Preference Shares, the Series A 12% Cumulative Redeemable Preference Shares, and the Preference Warrants issued in the Preference offering were registered on a registration statement on Form S-
3. This registration statement was declared effective on July 2, 1999.

 Programming, Broadcast and Exhibition Rights

    The Company has entered into long-term programming agreements and agreements for the purchase of certain exhibition or broadcast rights with a number of third party content providers for its digital direct-to-home ("D-DTH") and cable systems. The agreements have terms which range from one to seven years and require that the license fees be paid either at a fixed amount payable at the time of execution or based upon a guaranteed minimum number of subscribers connected to the system each month. At June 30, 1999, the Company had an aggregate minimum commitment in relation to these agreements of approximately $202,024,000 over the next seven years, approximating $29,872,000 for the remainder of 1999, $35,356,000 in 2000, $38,453,000 in 2001,
$40,589,000 in 2002, $29,218,000 in 2003 and $28,536,000 in 2004 and
thereafter.

 Purchase Commitments

    As of June 30, 1999, the Company had an aggregate minimum commitment toward the purchase of the D-DTH reception systems from Philips Business Electronics B.V. ("Philips") of approximately $87,730,000 by June 30, 2000.

                              @ENTERTAINMENT, INC.

                        December 31, 1996, 1997 and 1998


21. Subsequent Events (unaudited) (continued)

 Acquisitions

    On February 25, 1999, @Entertainment purchased for approximately $1.8 million a 30% interest in Mozowiecki Klub Sporting Sportowa S.A., a joint stock company which owns Hoop Pekoes Pruszkow, a Polish basketball team. In connection with this acquisition @Entertainment has agreed to act as a sponser for Hoop Pekaes Pruskow.

    On March 31, 1999 a subsidiary of PCI purchased certain cable television system assets for an aggregate consideration of approximately $509,000. The acquisition was accounted for using the purchase method. Whereby the purchase price was allocated among the fixed assets acquired based on their fair value on the date of acquisition and any access to goodwill. The purchase price exceeded fair value of the assets acquired by approximately $108,000.

    Subsequent to June 30, 1999, a subsidiary of the Company entered into an agreement to acquire 100% of a cable television system for a total consideration of approximately $7,330,000. The consummation of this transaction is subject to Polish Ministry of Telecommunications approval. The acquisition will be accounted for under the purchase method where the purchase price will be allocated to the underlying assets and liabilities based upon their estimated fair values and any excess to goodwill. The acquisition is not expected to have a material effect on the Company's results of operations in 1999.

    Subsequent to June 30, 1999, a subsidiary of the Company purchased all of the assets and subscriber lists of a cable television system for a total consideration of approximately $2,800,000. The purchase will be accounted for under the purchase method where the purchase price will be allocated to the underlying assets based upon their estimated fair values and any excess to goodwill.

PCBV Minority Stockholders' Claim

    On or about July 8, 1999, five minority shareholders (the "minority shareholders") of Poland Cablevision (Netherlands) B.V. ("PCBV"), an indirect subsidiary of @Entertainment, filed a lawsuit, Civil Action No. C2-99-621, against @Entertainment, Poland Communications, Inc. ("PCI"), Advent Capital Corporation, Chase Enterprises, Inc., Chase International Corporation, Goldman, Sachs & Co., UPC, Cheryl Chase, and Arnold Chase, in the United States District Court, for the Southern District of Ohio, Eastern Division.

    The relief sought by the minority shareholders includes: (1) unspecified damages in excess of $75,000, (2) an order lifting the restrictions against transfer of shares set forth in the Shareholders' Agreement among PCBV's shareholders, as amended (the "Shareholders' Agreement"), so that the minority shareholders can liquidate their shares in PCBV, (3) damages in the amount of
1.7 percent of the anticipated payment by UPC for the shares of @Entertainment as set forth in the Agreement and Plan of Merger between @Entertainment and UPC dated June 2, 1999, and (4) attorneys' fees and costs incurred in prosecuting the lawsuit; and such other relief as the Court deems just and proper.

    The amended complaint sets forth eight claims for relief based on allegations that the defendants, including @Entertainment and PCI, committed the following wrongful acts: (1) breached a covenant not to compete contained in the Shareholders' Agreement prohibiting any shareholders of PCBV from having any direct or indirect interest in any aspect of the cable television business in Poland, as a result of @Entertainment's and PCI's cable and D-DTH operations in Poland, (2) breached a covenant in the

                              @ENTERTAINMENT, INC.

                        December 31, 1996, 1997 and 1998


21. Subsequent Events (unaudited) (continued)

Shareholders' Agreement requiring that any contract entered into by PCBV with any other party affiliated with PCI be commercially reasonable or be approved by certain of the minority shareholders, by causing PCBV to enter into certain management and service agreements that were allegedly not commercially reasonable and/or were not approved by certain minority shareholders, (3) breached a provision in the Shareholders' Agreement that allegedly required co-defendant Chase International Corp. ("CIC") to offer the minority shareholders the right to participate in certain sales of PCBV shares and that required CIC to give written notice of any offer to purchase the minority shareholders' shares in PCBV, by failing to provide the minority shareholders with the right to participate in or with written notice of offers to purchase, (4) breached their fiduciary duty to the minority shareholders by failing to provide them with written notice of any offers to purchase PCBV's stock and with timely information and periodic reports about the financial condition or business or operating results of PCBV, (5) breached the agreement between PCBV and CIC, which allegedly limited the amount of management fees that could be paid annually by PCBV to CIC to $250,000, by causing PCBV to enter into management agreements with other subsidiaries of PCI calling for payment of annual management fees in excess of $250,000, (6) made false and misleading statements in (a) PCI's offering memorandum by referring to negotiations between PCI and the minority shareholders and to PCI's alleged offer to purchase their outstanding shares in PCBV, which negotiations and offer allegedly never transpired, (b) @Entertainment's offering memoranda by indicating that PCI agreed to share the profits of its subsidiaries with the minority shareholders on a pro rata basis and to purchase their outstanding shares in PCBV, which agreements allegedly were never made and which negotiations allegedly never occurred, and (c) @Entertainment's Forms 10-K by referring to a supplemental agreement under which PCI agreed to share the profits of entities in which it has a direct or indirect ownership interest with the minority shareholders on a pro rata basis and under which PCI agreed to share 7.7 percent of the profits from competing endeavors with the minority shareholders, which supplemental agreement allegedly was never made; (7) colluding to defraud the minority shareholders by failing to make reference in certain Forms 8-K, 8-K/A and 14D-1 to the minority shareholders or their alleged rights and claims, and (8) colluding to divert assets of PCBV to affiliates of PCI and PCBV, including @Entertainment, that allegedly compete with PCI and PCBV by falling to make reference in certain Forms 8-K, 8-K/A and 14D-1 to the minority shareholders or their alleged rights and claims and by falling to provide any information to the minority shareholders so that they could value their rights and claims.

    The Company intends to defend the lawsuit vigorously. The Company has also conducted negotiations to purchase the minority shareholders' outstanding shares in PCBV. If the negotiations produce a sale by the minority shareholders of their shares in PCBV to the Company, the lawsuit would most likely be terminated. The Company is unable to predict the outcome of those negotiations.

                          INDEPENDENT AUDITORS' REPORT

Introduction

    We have audited the consolidated balance sheets of A2000 Holding N.V., Eindhoven, The Netherlands, as of December 31, 1997 and 1998 and the related consolidated statements of income and shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

Scope

    We conducted our audit in accordance with auditing standards generally accepted in The Netherlands, which are substantially the same as those generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

Opinion

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of A2000 Holding N.V. as of December 31, 1997 and 1998 and of the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in The Netherlands.

    Generally accepted accounting principles in The Netherlands vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected total assets, results of operations and shareholders' equity as at and for the years ended December 31, 1997 and 1998 to the extent summarized in Note 21 to the consolidated financial statements.

                                  Arthur Andersen

Amstelveen, The Netherlands,
March 9, 1999

                               A2000 HOLDING N.V.

                          CONSOLIDATED BALANCE SHEETS
                        (Before allocation of net loss)
                    (Currency--Thousands of Dutch guilders)

                                June 30,
                                  1999      1998     1997
                               ----------- -------  -------
                               (unaudited)
ASSETS
Fixed Assets:
  Intangible fixed assets.....   108,070   113,362  123,307
  Tangible fixed assets.......   382,936   356,623  309,292
  Financial fixed assets......     1,094       325      325
                                --------   -------  -------
      Total fixed assets......   492,100   470,310  432,924
                                --------   -------  -------
Current Assets:
  Inventory...................    21,343    15,932    9,496
  Prepaid on inventory........       --        --     2,980
                                --------   -------  -------
                                  21,343    15,932   12,476
                                --------   -------  -------
  Accounts receivable:
    Trade.....................    23,646    19,484   20,194
    Other receivables and
     prepaid expenses.........       902     2,075    2,818
                                --------   -------  -------
                                  24,548    21,559   23,012
                                --------   -------  -------
  Securities..................       218       218      218
  Cash........................       233       369    6,868
                                --------   -------  -------
      Total current assets....    46,342    38,078   42,574
                                --------   -------  -------
      Total assets............   538,442   508,388  475,498
                                ========   =======  =======
SHAREHOLDERS' EQUITY AND
 LIABILITIES
Shareholders' equity..........  (122,997)  (86,248) (20,240)
                                --------   -------  -------
Provisions....................     1,553     1,610      319
                                --------   -------  -------
Long-term loans...............   458,000   458,000  426,000
                                --------   -------  -------
Short-term liabilities:
  Bank........................    42,190    48,183      --
  Suppliers...................    52,135    30,098   41,541
  Shareholders................    60,369    23,248    4,792
  Affiliated companies........       271       886      466
  Taxes and social security
   contributions..............     7,743     5,907    2,436
  Other debts and accrued
   liabilities................    39,178    26,704   20,184
                                --------   -------  -------
      Total short-term
       liabilities............   201,886   135,026   69,419
                                --------   -------  -------
      Total shareholders'
       equity and
       liabilities............   538,442   508,388  475,498
                                ========   =======  =======

                               A2000 HOLDING N.V.

                        CONSOLIDATED STATEMENT OF INCOME
                    (Currency--Thousands of Dutch guilders)

                                        June 30,    June 30,
                                          1999        1998      1998     1997
                                       ----------- ----------- -------  -------
                                       (Unaudited) (Unaudited)
Revenues..............................    74,944      59,558   124,167  100,677
                                         -------     -------   -------  -------
Cost of operating expenses:
  Wages and salaries..................    16,165      13,844    29,290   21,205
  Depreciation/amortization of
   (in)tangible fixed assets..........    32,436      32,801    73,254   49,478
  Loss on disposal of assets..........       483          27        85    1,443
  Other operating expenses............    43,020      32,013    64,312   46,222
                                         -------     -------   -------  -------
                                          92,104      78,685   166,941  118,348
                                         -------     -------   -------  -------
    Operating result..................   (17,160)    (19,127)  (42,774) (17,671)
                                         -------     -------   -------  -------
Financial income and expense:
  Currency exchange gain/(loss).......    (5,134)       (788)    1,100     (364)
  Interest income.....................       362         426       674      523
  Interest expense....................   (14,817)    (10,230)  (25,021) (16,444)
                                         -------     -------   -------  -------
                                         (19,589)    (10,592)  (23,247) (16,285)
                                         -------     -------   -------  -------
    Result before credit from income
     taxes............................   (36,749)    (29,719)  (66,021) (33,956)
                                         -------     -------   -------  -------
Credit from income taxes..............         0           0        13    9,826
                                         -------     -------   -------  -------
    Net loss..........................   (36,749)    (29,719)  (66,008) (24,130)
                                         =======     =======   =======  =======

                               A2000 HOLDING N.V.

                        CONSOLIDATED CASH FLOW STATEMENT
                    (Currency--Thousands of Dutch Guilders)

                                        June 30,  June 30,
                                          1999      1998      1998      1997
                                        --------- --------- --------  --------
                                        Unaudited Unaudited
Cash flows from operating activities:
  Net loss.............................  (36,749)  (29,719)  (66,008)  (24,130)
                                         -------   -------  --------  --------
  Depreciation of tangible fixed
   assets..............................   27,144    27,899    63,193    39,739
  Amortization of intangible fixed
   assets..............................    5,292     4,902    10,061     9,739
  Increase (decrease) provisions.......      (57)    1,550     1,291   (10,425)
                                         -------   -------  --------  --------
                                          32,379    34,351    74,545    39,053
                                         -------   -------  --------  --------
  Increase inventory...................   (5,411)  (12,570)   (3,456)   (3,772)
  Decrease (increase) in receivables...   (2,989)   (2,241)    1,453    (5,744
  Increase in short-term liabilities
   other than loans....................   36,003     4,405       874    27,897
                                         -------   -------  --------  --------
    Change in working capital..........   27,603   (10,406)   (1,129)   18,381
                                         -------   -------  --------  --------
    Net cash from (used in) operating
     activities........................   23,233    (5,774)    7,408    33,304
                                         -------   -------  --------  --------
Cash flows from investing activities:
  Additions to tangible fixed assets,
   net.................................  (53,457)  (53,486) (110,524) (118,498)
  Additions to intangible fixed
   assets..............................      --        --       (116)   (1,326)
  Additions to financial fixed assets..    (769)       --        --        --
                                         -------   -------  --------  --------
    Net cash used in investing
     activities........................  (54,226)  (53,486) (110,640) (119,824)
                                         -------   -------  --------  --------
Cash flows from financing activities:
  Proceeds from long-term loans........      --     43,000    32,000    60,000
  Proceeds from short-term loans.......   30,857     9,602    64,733       --
                                         -------   -------  --------  --------
    Net cash from financing
     activities........................   30,857    52,602    96,733    60,000
                                         -------   -------  --------  --------
    Net decrease in cash...............     (136)   (6,658)   (6,499)  (26,520)
                                         =======   =======  ========  ========
Supplemental cash flow disclosures:
  Cash paid for interest...............   (9,777)  (11,076)  (23,635)  (18,701)
  Cash received for interest...........      --        --        --        --

                               A2000 HOLDING N.V.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (Currency--Thousands of Dutch Guilders)

1.General

 (a) Activities

    A2000 Holding N.V. ("the company"), having its legal seat in Eindhoven, is engaged in the holding of subsidiaries. The subsidiaries are engaged in the construction, maintenance and exploitation of cable related infrastructure with the purpose of passing on radio-and television signals and to provide data and telecommunication services.

 (b) Shareholders

    The company is equally owned by the following shareholders (50%:)

  . MediaOne International B.V. ("MediaOne"), formerly US West International
    B.V., legally seated in Eindhoven

  .United Telekabel Holding N.V. ("UTH"), legally seated in Amsterdam

    During 1998, the former direct shareholder United Pan-European Communications B.V. ("UPC"), contributed its share in the company into UTH, which is held for 51% by UPC at December 31, 1998.

 (c) Parent Companies Related Transactions

    The company is charged by the parent companies for services supplied and interest. In 1998 UPC charged an amount of 2,187 for interest, salaries and related costs for employees seconded to A2000. The charges from MediaOne in 1998 relate to interest and salaries of 2,206.

 (d) Comparative Financial Statements

    Certain reclassifications have been made to the December 31, 1997 financial statements for comparative purposes.

 (e) Interim Financial Statements

    The interim financial statements as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 are unaudited. In management's opinion, the unaudited financial statements as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 include all adjustments necessary for fair presentation. Such adjustments were of a normal recurring nature.

 (f) Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that effect amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results may differ from the estimates.

                               A2000 HOLDING N.V.

                    (Currency--Thousands of Dutch Guilders)


2. Principles of Consolidation

    All significant intercompany balances and transactions are eliminated in consolidation. The consolidated financial statements include the financial statements of the company and the following wholly owned subsidiaries, all having their legal seat in Amsterdam:

  . Kabeltelevisie Amsterdam B.V. ("KTA")

  . A2000 Hilversum B.V.

3. Accounting Principles

 (a) General

    Assets and liabilities are stated at face value unless indicated otherwise.

    Assets and liabilities denominated in foreign currencies are translated into Dutch guilders at the yearend exchange rate. Transactions in foreign currencies are translated at the exchange rate in effect at the time of the transaction. The exchange results are recorded under financial income and expense in the statement of income.

 (b) Intangible Fixed Assets

    Costs in connection with the financing are capitalized and amortized over the duration of the underlying loan.

    Costs in connection with the launch of new services are capitalized and amortized on a straight-line basis over a period of 5 years.
    The intangible fixed assets originating from the acquisition of the Purmerend, Ouderkerk aan de Amstel and Hilversum networks represent the difference of the acquisition cost and the purchase price of the tangible fixed assets at the time of the acquisition.

    The intangible fixed assets originating from the acquisition of KTA and the cable networks of Zaanstaad and Landsmeer represent the difference of the net asset value and the acquisition cost of the investment at the time of the acquisition. The net asset value is determined taking the fair value of the tangible fixed assets on the acquisition date into account.

    The intangible fixed assets are amortized on a straight-line basis over a period of 15 years.

 (c) Tangible Fixed Assets

    Tangible fixed assets are stated at the acquisition cost, less straight-line depreciation. The depreciation is calculated on the basis of acquisition cost less residual value and the estimated useful life of the related asset. The estimated useful lives are:

        Buildings........................................   25 years
        Networks......................................... 8-15 years
        Other tangible fixed assets...................... 3-10 years

                               A2000 HOLDING N.V.

                    (Currency--Thousands of Dutch Guilders)


    The acquisition cost of the tangible fixed assets of newly acquired subsidiaries is based on the fair value of these tangible fixed assets at the time of acquisition.

 (d) Financial Fixed Assets

    The investments in other subsidiaries are stated at acquisition cost or, in case of permanent impairment of the value of the subsidiaries, at lower equity value as determined on the basis of the financial statements of the subsidiary.

    Receivables are stated at face value, unless indicated otherwise.

 (e) Inventory

    Inventory is stated at the lower of (first-in, first-out) cost or market value.

 (f) Accounts Receivable

    Accounts receivable are stated at face value, less an allowance for possible uncollectable accounts.

 (g) Securities

    Securities are stated at the lower of purchase price or market value.

 (h) Provisions

    Provisions represent the present value of personnel reorganization commitments (calculated at an interest rate of 7%) and a provision for voluntary early retirement of certain employees of the company. The voluntary early retirement provision is calculated by an independent actuary, using an interest rate of 4%.

 (i) Recognition of Income

    Net sales are determined on the basis of the value (excluding taxes) of the subscriptions, usage, signal deliveries and program suppliers invoiced.

    Other revenues and expenses are recorded in the period in which they originate.

 (j) Recoverability of Tangible and Intangible Assets

    The company evaluates the carrying value of all tangible and intangible fixed assets whenever events or circumstances indicate the carrying value of assets may exceed their recoverable amounts. An impairment loss is recognized when the estimated future cash flows (undiscounted and without interest) expected to result from the use of an asset are less than the carrying amount of the asset. Measurement of an impairment loss is based on fair value of the asset computed using discounted cash flows if the asset is expected to be held and used. Measurement of an impairment loss for an asset held for sale would be based on fair market value less estimated costs to sell.

                               A2000 HOLDING N.V.

                    (Currency--Thousands of Dutch Guilders)


 (k) Concentration of Credit Risk

    Financial instruments which potentially subject the company to concentrations of credit risk consist principally of trade receivables. Concentrations of credit risk with respect to trade receivables are limited due to the company's large number of customers and their dispersion across many different countries in Europe.

 (l) New United States Accounting Principles

    The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which requires that a public business enterprise report certain financial and descriptive information about its reportable segments. The Company adopted SFAS 131 for the year ended December 31, 1998.

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed of Obtained for Internal Use" ("SOP 98-1"), which provides guidance on accounting for the costs of computer software developed or obtained for internal use. SOP 98-1 identifies the characteristics of internal-use software and provides examples to assist in determining when computer software is for internal use. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998, for projects in progress and prospectively, with earlier application encouraged. The company has adopted the principles of this statement in the accompanying financial statements as of January 1, 1999. Reference is made to note 21, US GAAP reconciliation.

    The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which requires that companies recognize all derivatives as either assets or liabilities in the balance sheet at fair value. Under SFAS 133, accounting for changes in fair value of a derivative depends on its intended use and designation. In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS 133", ("SFAS 137"). SFAS 137 amends the effective date of SFAS 133 until fiscal quarters of all fiscal years beginning after June 15, 2000. The company is currently assessing the effect of this new standard.

4. Intangible Fixed Assets

    The movement in intangible fixed assets is as follows:

                           Book Value                                Book Value
                         January 1, 1998  Additions  Amortization December 31, 1998
                         --------------- ----------- ------------ -----------------
Goodwill and licenses...     118,380         --         (9,284)        109,096
Financing Cost..........       3,764          65          (462)          3,367
Start-up Cost...........       1,163          51          (315)            899
                             -------         ---       -------         -------
                             123,307         116       (10,061)        113,362
                             =======         ===       =======         =======
                           Book Value                                Book Value
                         January 1, 1999  Additions  Amortization   June 30, 1999
                         --------------- ----------- ------------ -----------------
                                         (unaudited) (unaudited)     (unaudited)
Goodwill and licenses...     109,096         --         (4,642)        104,454
Financing Cost..........       3,367         --           (249)          3,118
Start-up Cost...........         899         --           (401)            498
                             -------         ---       -------         -------
                             113,362         --         (5,292)        108,070
                             =======         ===       =======         =======

                               A2000 HOLDING N.V.

                    (Currency--Thousands of Dutch Guilders)


    The composition of intangible fixed assets as of December 31, 1997 is as follows:

                                      Historical  Accumulated     Book Value
                                         Cost     Amortization December 31, 1997
                                      ----------- ------------ -----------------
Goodwill.............................   139,245     (20,865)        118,380
Financing Cost.......................     4,588        (824)          3,764
Start-up Cost........................     1,163         --            1,163
                                        -------     -------         -------
                                        144,996     (21,689)        123,307
                                        =======     =======         =======

    The composition of intangible fixed assets as of December 31, 1998 is as follows:

                                      Historical  Accumulated   Book Value June
                                         Cost     Amortization     30, 1998
                                      ----------- ------------ -----------------
Goodwill.............................   139,245     (30,149)        109,096
Financing Cost.......................     4,653      (1,286)          3,367
Start-up Cost........................     1,214        (315)            899
                                        -------     -------         -------
                                        145,112     (31,750)        113,362
                                        =======     =======         =======

    The composition of intangible fixed assets as of June 30, 1999 is as follows:

                                      Historical  Accumulated     Book Value
                                         Cost     Amortization   June 30, 1999
                                      ----------- ------------ -----------------
                                      (unaudited) (unaudited)     (unaudited)
Goodwill.............................   139,245     (34,791)        104,454
Financing Cost.......................     4,653      (1,535)          3,118
Start-up Cost........................     1,214        (716)            498
                                        -------     -------         -------
                                        145,112     (37,042)        108,070
                                        =======     =======         =======

5. Tangible Fixed Assets

    The movement in tangible fixed assets is as follows:

                                  Book Value
                                  January 1, Reclassifi-            Movement
                                     1998      cations   Additions in projects
                                  ---------- ----------- --------- -----------
Land and buildings...............   29,614      1,020       8,918       --
Networks.........................  253,451        622      99,710       --
Other tangible fixed assets......    9,397     (1,642)      4,290       --
Tangible fixed assets under
 construction....................   16,830        --          --      1,328
                                   -------     ------     -------     -----
                                   309,292        --      112,918     1,328
                                   =======     ======     =======     =====

                                                                   Book Value
                                                                  December 31,
                                         Retirements Depreciation     1998
                                         ----------- ------------ ------------
Land and buildings......................   (3,653)      (2,220)      33,679
Networks................................      --       (57,099)     296,684
Other tangible fixed assets.............      (69)      (3,874)       8,102
Tangible fixed assets under
 construction...........................      --           --        18,158
                                           ------      -------      -------
                                           (3,722)     (63,193)     356,623
                                           ======      =======      =======

                               A2000 HOLDING N.V.

                    (Currency--Thousands of Dutch Guilders)


                         Book Value
                         January 1,                                Movement
                            1999    Reclassifications  Additions  in projects
                         ---------- ----------------- ----------- -----------
                                       (unaudited)    (unaudited) (unaudited)
Land and buildings......   33,679          --            4,933         --
Networks................  296,684          --           26,762         --
Other tangible fixed
 assets.................    8,102          --            3,708         --
Tangible fixed assets
 under construction.....   18,158          --              --       18,537
                          -------         ----          ------      ------
                          356,623          --           35,403      18,537
                          =======         ====          ======      ======    ===

                                                                   Book Value
                                                                    June 30,
                                         Retirements Depreciation     1999
                                         ----------- ------------ ------------
                                         (unaudited) (unaudited)  (unaudited)
Land and buildings......................      (583)      (1,082)     37,047
Networks................................       --       (23,602)    299,844
Other tangible fixed assets.............       --        (2,460)      9,350
Tangible fixed assets under
 construction...........................       --           --       36,695
                                           -------     --------     -------
                                              (583)     (27,144)    382,936
                                           =======     ========     =======

    The composition of tangible fixed assets as of December 31, 1997 is as follows:

                                                                   Book Value
                                         Historical  Accumulated  December 31,
                                            Cost     Depreciation     1997
                                         ----------- ------------ ------------
Land and buildings......................    33,095       (3,481)     29,614
Networks................................   325,296      (71,845)    253,451
Other tangible fixed assets.............    18,118       (8,721)      9,397
Tangible fixed assets under
 construction...........................    16,830          --       16,830
                                           -------     --------     -------
                                           393,339      (84,047)    309,292
                                           =======     ========     =======

    The composition of tangible fixed assets as of December 31, 1998 is as follows:

                                                                   Book Value
                                         Historical  Accumulated    June 30,
                                            Cost     Depreciation     1998
                                         ----------- ------------ ------------
Land and buildings......................    37,504       (3,825)     33,679
Networks................................   423,853     (127,169)    296,684
Other tangible fixed assets.............    21,866      (13,764)      8,102
Tangible fixed assets under
 construction...........................    18,158          --       18,158
                                           -------     --------     -------
                                           501,381     (144,758)    356,623
                                           =======     ========     =======

                               A2000 HOLDING N.V.

                    (Currency--Thousands of Dutch Guilders)


    The composition of tangible fixed assets as of June 30, 1999 is as follows:

                                                  Book Value
                         Historical  Accumulated   June 30,
                            Cost     Depreciation    1999
                         ----------- ------------ -----------
                         (unaudited) (unaudited)  (unaudited)
Land and buildings......    41,004       (3,957)     37,047
Networks................   450,615     (150,771)    299,844
Other tangible fixed
 assets.................    25,574      (16,224)      9,350
Tangible fixed assets
 under construction.....    36,695          --       36,695
                           -------     --------     -------
                           553,888     (170,952)    382,936
                           =======     ========     =======

6. Financial Fixed Assets

    The composition of financial fixed assets is as follows:

                                                        December 31,  June 30,
                                                            1998        1999
                                                        ------------ -----------
                                                                     (unaudited)
Investment in affiliated company.......................      65           119
Subordinated loan to affiliated company................     260           975
                                                            ---         -----
                                                            325         1,094
                                                            ===         =====

    On August 15, 1996 the company acquired 25% in the share capital of Media Groep West B.V., having its legal seat in Amsterdam, for an amount of 65.

    At December 31, 1998 the equity value of the company's interest in Media Groep West B.V. is lower than its acquisition cost. However, in the opinion of management the value of the investment is not permanently impaired and therefore the carrying value of the company's interest in Media Groep West B.V. has not been written down to the lower equity value.

    According to the provisions of the Dutch Civil Code the equity value and net result for the year of Media Groep West B.V. are not disclosed.

    The subordinated loan granted bears an interest of 7% per year and is redeemable on August 15, 2006.

7. Accounts Receivable

    Accounts receivable as presented under current assets mature within one year. As of December 31, 1998 the amount trade receivable is after deduction of an allowance for doubtful amounts of 11,081 (1997--10,042).

                               A2000 HOLDING N.V.

                    (Currency--Thousands of Dutch Guilders)


    The movement in the allowance for doubtful accounts is as follows:

                                                                   1998    1997
                                                                  ------  ------
Balance January 1................................................ 10,042   4,566
Charged to expense...............................................  3,962   5,476
Uncollectible balances written off............................... (2,923)    --
                                                                  ------  ------
Balance December 31.............................................. 11,081  10,042
                                                                  ======  ======

8. Securities

    This relates to certificates in Stichting Vecaitex, having its legal seat in Dordrecht and to certificates in the Amsterdam Arena in Amsterdam, The Netherlands.

9. Cash

    No restrictions on usage of cash exist. Cash has original maturities of less than three months.

10. Shareholders' Equity

    The movement in shareholders' equity is as follows:

                                                           Issued and Additional
                                                            Paid-in    Paid-in
                                                            Capital    Capital
                                                           ---------- ----------
Balance January 1, 1997...................................    200       26,000
Allocation of 1996 net loss...............................    --           --
Net loss..................................................    --           --
                                                              ---       ------
Balance January 1, 1998...................................    200       26,000
Allocation of 1997 net loss...............................                 --
Net loss..................................................    --           --
                                                              ---       ------
Balance December 31, 1998.................................    200       26,000
Allocation of 1998 net loss (Unaudited)...................    --           --
Net loss (Unaudited)......................................    --           --
                                                              ---       ------
Balance June 30, 1999 (Unaudited).........................    200       26,000
                                                              ===       ======

                                                     Other
                                                   reserves     Net
                                                   (deficit)   Loss     Total
                                                   ---------  -------  --------
Balance January 1, 1997...........................   (7,623)  (14,687)    3,890
Allocation of 1996 net loss.......................  (14,687)   14,687       --
Net loss..........................................      --    (24,130)  (24,130)
                                                   --------   -------  --------
Balance January 1, 1998...........................  (22,310)  (24,130)  (20,240)
Allocation of 1997 net loss.......................  (24,130)   24,130       --
Net loss..........................................      --    (66,008)  (66,008)
                                                   --------   -------  --------
Balance December 31, 1998.........................  (46,440)  (66,008)  (86,248)
Allocation of 1998 loss (Unaudited)...............  (66,008)   66,008       --
Net loss (Unaudited)..............................      --    (36,749)  (36,749)
                                                   --------   -------  --------
Balance June 30, 1999 (Unaudited)................. (112,448)  (36,749) (122,997)
                                                   ========   =======  ========

                               A2000 HOLDING N.V.

                    (Currency--Thousands of Dutch Guilders)


11. Provisions

    The movement in provisions is as follows:

                                                         June 30,
                                                           1999     1998   1997
                                                        ----------- -----  ----
                                                        (unaudited)
Balance January 1......................................    1,610      319   943
Addition...............................................      --     1,414   --
Release................................................      (57)    (123) (624)
                                                           -----    -----  ----
Balance................................................    1,553    1,610   319
                                                           =====    =====  ====

12. Long-Term Loans

    The company and its subsidiary KTA entered into a long-term loan agreement with ABN AMRO BANK N.V. on February 16, 1996. The total facility amounts to 465,000. KTA's facility amounts to 375,000, consisting of 250,000 long-term debt, 75,000 "construction loan facility' and 50,000 "working capital facility'. The company's facility amounts to 90,000. The interest rate is variable and based on Aibor + 0.75%.

    A2000 Hilversum B.V. entered into a long-term loan agreement with ABN AMRO BANK N.V. on October 16, 1996. The total facility amounts to 45,000, consisting of 26,000 long-term loan, 17,000 "construction loan facility' and 2,000 "working capital facility'. The interest is variable and based on Aibor + 0.7%.

    At June 30, 1999 these facilities have been used for an amount of approximately 500,190 (1998 --506,183).
    Long term liabilities at December 31, 1998 will be payable as follows:

            Year                                   Loans
            ----                                  -------
            1999.................................     --
            2000.................................  27,000
            2001.................................  52,500
            2002.................................  54,500
            2003................................. 100,000
            thereafter........................... 224,000
                                                  -------
                                                  458,000
                                                  =======

    The company's facilities are secured by mortgages and pledges, including pledges on KTA's and A2000 Hilversum's shares and their assets. The loan agreement restricts the borrowers from incurring additional indebtedness, subject to certain exceptions.

13. Short-term liabilities to shareholders

    The shareholders granted to the company subordinated loans amounting to a maximum of USD30,000. At December 31, 1998, the facility has been used for an amount of USD8,750. The loans will be repaid to the shareholders after completion of the refinancing. The interest rate is variable and based on Libor +1%.

                               A2000 HOLDING N.V.

                    (Currency--Thousands of Dutch Guilders)


14. Income taxes

    The company and its Dutch fully owned subsidiaries constitute a fiscal entity as of January 1, 1996. The tax loss carry-forwards of the fiscal entity are available for an unlimited period of time to reduce future tax liabilities.

    The company and its Dutch fully owned subsidiaries have a pre fiscal unity tax loss carry-forwards available for an unlimited period of time to reduce future tax liabilities. Currently, the actual tax loss carry-forward is not known, given certain discussions with the tax authorities. Management is convinced that the outcome will be favorable for the company. Given the companys tax loss carry-forward position the provision for deferred taxes has been released in 1997 to the statement of income.

    The difference between the income tax benefit and the actual income tax benefit are as follows:

                                                                1998     1997
                                                               -------  -------
      "Expected" income tax benefit at the Dutch
       statutory rate of 35%.................................. (23,103) (11,885)
      Tax effect of permanent and other differences:
        Change in valuation allowance.........................  18,038    6,925
        Non-deductible expenses...............................   5,065    4,960
      Release deferred tax....................................     --    (9,500)
      Other...................................................     (13)    (326)
                                                               -------  -------
        Total income tax benefit..............................     (13)  (9,826)
                                                               =======  =======

    The net deferred tax liability of the Company consists of the following:

                                                                1998     1997
                                                               -------  -------
   Deferred tax assets:
   Tax net operating loss carryforward........................  37,810   19,772
   Valuation allowance........................................ (29,498) (10,272)
                                                               -------  -------
     Deferred tax assets, net of valuation Allowance..........   8,312    9,500
                                                               -------  -------
   Deferred tax liabilities:..................................
   Property, plant and equipment..............................  (8,312)  (9,500)
                                                               -------  -------
   Deferred tax liabilities, net..............................     --       --
                                                               =======  =======

15. Commitments

 (a) Rent and operating leases

    Long-term commitments in connection with rent and lease agreements amount to approximately 4,360 and terminate in 2007. The terms of the agreements call for future minimum payments as of December 31, 1998 as follows:

            1999................................... 1,546
            2000................................... 1,352
            2001...................................   621
            2002...................................   178
            thereafter.............................   661
                                                    -----
                                                    4,358
                                                    =====

                               A2000 HOLDING N.V.

                    (Currency--Thousands of Dutch Guilders)


 (b) Purchase commitments

    Purchase commitments outstanding as of December 31, 1998 amount to approximately 3,200.

 (c) Commitments to broadcasting companies

    At the sale of the shares of KTA, the Municipality of Amsterdam stipulated a yearly compensation of 3,700 payable by KTA to certain television-and radio broadcasters. This amount is subject to yearly indexation based on the price index of consumption. This commitment will expire in 2005.

 (d) Interest hedges

    In April 1997, A2000 bought an interest cap at 5.68% which matures in May 2002. The principal amount is 90,000. In April 1997, A2000 bought an interest floor at 5.68% which matures in May 2002. The principal amount is 45,000.

    As per May 18, 1998, company retains an interest swap which fixes a principal amount of 250,000 at 5.72% interest per annum till February 18, 2002. Since June 18, 1998, A2000 holds an interest swap, fixing a principal amount of 43,000 at 5.50% per annum till December 31, 2003.

    The fair values of the financial instruments is based on market prices for the same and similar issues. Carrying value is used when a market price is unavailable. The fair value of the financial instruments approximates the bookvalue.

16. Segment and Geographic Information

    On December 31, 1998 the Company adopted Statement of Financial Accounting Standards No. 131 "Disclosure about Segments of an Enterprise and Related Information" ("SFAS 131"). The new rules establish revised standard for public companies relating to the reporting of financial information about operating segments. The adoption of SFAS 131 did not have a material effect on the Company's consolidated financial statements but did affect the Company's segment information disclosure.

    Revenues are generated in The Netherlands. During 1997, the Company introduced internet/data and telephony in several of its systems.

    The key operating performance criteria used in this evaluation includes revenue growth, operating income before depreciation and amortization ("Adjusted EBITDA"), and capital expenditures. The Company does not view segment results below Adjusted EBITDA, therefore net interest expense, foreign exchange gain (loss), share in results of affiliated companies, minority interests in subsidiaries and income tax expense are not broken out by segment below.

                               A2000 HOLDING N.V.

                    (Currency--Thousands of Dutch Guilders)


    The segmented revenue information is summarized as follows:

                                                                          For the Year
                          For the three months     For the six months    ended December
                             ended June 30,          ended June 30,            31,
                         ----------------------- ----------------------- ----------------
                            1999        1998        1999        1998      1998     1997
                         ----------- ----------- ----------- ----------- -------  -------
                         (unaudited) (unaudited) (unaudited) (unaudited)
Cable...................    27,705      26,522      54,447      54,291   106,160   96,406
Telephony...............     7,959       2,851      14,228       4,096    12,898    1,115
Internet................     3,001         633       5,791         910     4,393       33
Other...................       300         124         478         261       716    3,123
                           -------     -------     -------     -------   -------  -------
  Total.................    38,965      30,130      74,944      59,558   124,167  100,677
                           =======     =======     =======     =======   =======  =======

    The segmented adjusted EBITDA information is summarized as follows:

                                                                          For the Year
                          For the three months     For the six months    ended December
                             ended June 30,          ended June 30,            31,
                         ----------------------- ----------------------- ----------------
                            1999        1998        1999        1998      1998     1997
                         ----------- ----------- ----------- ----------- -------  -------
                         (unaudited) (unaudited) (unaudited) (unaudited)
Cable...................     8,603      11,648      23,217      22,480    45,213   28,180
Telephony...............    (2,365)     (3,102)     (5,215)     (6,607)  (12,137)     583
Internet................    (1,634)     (1,158)     (3,204)     (2,460)   (3,312)     (79)
Other...................       300         124         478         261       716    3,123
                           -------     -------     -------     -------   -------  -------
  Total.................     4,904       7,512      15,276      13,674    30,480   31,807
                           =======     =======     =======     =======   =======  =======

    Following is a reconciliation of Adjusted EBITDA to the Company's net loss before income taxes:

                                                                          For the Year
                          For the three months     For the six months    ended December
                             ended June 30,          ended June 30,            31,
                         ----------------------- ----------------------- ----------------
                            1999        1998        1999        1998      1998     1997
                         ----------- ----------- ----------- ----------- -------  -------
                         (unaudited) (unaudited) (unaudited) (unaudited)
Adjusted EBITDA.........     4,904       7,512      15,276      13,674    30,480   31,807
Depreciation and
 amortization...........   (17,981)    (16,737)    (32,436)    (32,801)  (73,254) (49,478)
                           -------     -------     -------     -------   -------  -------
  Operating result......   (13,077)     (9,225)    (17,160)    (19,127)  (42,774) (17,671)
                           -------     -------     -------     -------   -------  -------
Interest income.........       259          71         362         426       674      523
Interest expense........    (7,689)     (5,009)    (14,817)    (10,230)  (25,021) (16,444)
Foreign exchange (loss)
 gain and other
 expense................    (2,152)       (315)     (5,134)       (788)    1,100     (364)
                           -------     -------     -------     -------   -------  -------
  Net loss before income
   taxes................   (22,659)    (14,478)    (36,749)    (29,719)  (66,021) (33,956)
                           =======     =======     =======     =======   =======  =======

17. Personnel

    Labor cost is specified as follows:

                                                                   1998   1997
                                                                  ------ ------
Salaries and wages............................................... 23,900 19,561
Pension cost and early retirement................................  2,308    691
Other social security contributions..............................  3,082    953
                                                                  ------ ------
                                                                  29,290 21,205
                                                                  ====== ======

                               A2000 HOLDING N.V.

                    (Currency--Thousands of Dutch Guilders)


    The average number of (full-time) personnel during the year was 286 (1997 -- 247) employed in the following functional areas:

                                                                 Average Average
                                                                  1998    1997
                                                                 ------- -------
Management......................................................     2       2
Technical personnel.............................................   103      89
Supportive and administrative personnel.........................    95      99
Commercial personnel............................................    86      57
                                                                   ---     ---
                                                                   286     247
                                                                   ===     ===

18. Depreciation/amortization of (in)tangible fixed assets:

    The depreciation/amortization of (in)tangible fixed assets is specified as follows:

                                                                   1998   1997
                                                                  ------ ------
Depreciation tangible fixed assets............................... 63,193 39,739
Amortization intangible fixed assets............................. 10,061  9,739
                                                                  ------ ------
                                                                  73,254 49,478
                                                                  ====== ======

19. Financial Income and Expense

    The financial income and expense are specified as follows:

                                        June 30,    June 30,
                                          1999        1998      1998     1997
                                       ----------- ----------- -------  -------
                                       (unaudited) (unaudited)
Interest income:
  Affiliated company..................        19           9        18       27
  Other...............................       343         417       656      496
                                         -------     -------   -------  -------
                                             362         426       674      523
                                         =======     =======   =======  =======
Interest expense:
  Shareholders........................    (1,264)        --        (73)     --
  Other...............................   (13,553)    (10,230)  (24,948) (16,444)
                                         -------     -------   -------  -------
                                         (14,817)    (10,230)  (25,021) (16,444)
                                         =======     =======   =======  =======

20. Financial situation

    As a result of the investments in the new infrastructure and the start up of new services the company has a negative cash flow and a negative equity. The shareholders provided the company an USD30,000 loan facility of which USD8.750 was drawn on December 31, 1998. Based on the outcome of the negotiations of the contract with the municipality of Amsterdam and others and the launch, on a large scale, of digital set top boxes the company has further reassessed its finance needs for the long term. Accordingly, the company has requested several banks to put in a bridge loan before September 6, 1999, in order to allow the company time to create a definite finance structure while maintaining normal activities and finishing the upgrade of the network.

                               A2000 HOLDING N.V.

                    (Currency--Thousands of Dutch Guilders)


    One of the shareholders has confirmed that they will provide adequate funding to the company and its subsidiaries. When required they will contribute the necessary equity and/or funding and intend to continue operating the company and its subsidiaries as a going concern, for the 18 months period subsequent to December 31, 1998.

21. US GAAP RECONCILIATION

    The accounting policies followed in preparation for the consolidated financial statements differ in some respect to the generally accepted accounting principles in the United States.

    In 1998 and 1997 there were no material differences. The 1999 difference with an effect on net loss, shareholders' equity and total assets results from the following:

    The American Institute of Certified Public Accountants recently issued Statement of Position 98-5, "Reporting on the Costs of start-up Activities ("SOP 98-5"), which is required to be adopted by affected companies for fiscal years beginning after December 15, 1998. SOP 98-5 defines start-up and organization costs existing as of January 1, 1999 must be written-off and accounted for as a cumulative effect of an accounting change.

    The calculation of net loss, shareholders equity and total assets substantially in accordance with US GAAP, is as follows:

                                                                     Unaudited
                                                                     6 months
                                                                       ended
                                                                     June 30,
                                                                       1999
                                                                     ---------
Net loss under Dutch GAAP...........................................   (36,749)
US GAAP adjustment:
Differences related to accounting for start-up cost, net............      (498)
                                                                     ---------
  Net loss under US GAAP............................................   (37,247)
                                                                     =========
                                                                     Unaudited
                                                                     6 months
                                                                       ended
                                                                     June 30,
                                                                       1999
                                                                     ---------
Total shareholders equity under Dutch GAAP..........................  (122,997)
US GAAP adjustment:
Differences related to accounting for start-up cost, net............      (498)
                                                                     ---------
  Total shareholders equity under US GAAP...........................  (123,495)
                                                                     =========
Total assets under Dutch GAAP.......................................   538,442
US GAAP adjustment:
Differences related to accounting for start-up cost, net............      (498)
                                                                     ---------
  Total assets under US GAAP........................................   537,944
                                                                     =========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Kabel Plus, a. s. and subsidiaries:

    We have audited the accompanying consolidated balance sheets of Kabel Plus,
a. s. (a Czech joint stock company) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, cash flows and shareholders' equity for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kabel Plus, a. s. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles in the United States.

                              ARTHUR ANDERSEN, s.r.o.

Prague, Czech Republic
June 18, 1999
Except for Note 15, as to which the date is June 22, 1999

                       KABEL PLUS, a. s. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                 AS OF DECEMBER 31, 1998 AND DECEMBER 31, 1997

                        (Czech Crowns--Kc in Thousands)

                               June 30,                 June 30,
                                 1999         1998        1998         1997
                              -----------  ----------  -----------  ----------
                              (unaudited)              (unaudited)
ASSETS
Current assets
  Cash and cash
   equivalents..............      61,106       84,139     148,409      258,428
  Restricted cash...........      18,524       27,334      14,100       12,302
  Accounts receivable, net
   of allowances for
   doubtful accounts of
   243,253 (unaudited);
   231,787; 237,640
   (unaudited) and 225,976,
   respectively.............      92,206       95,537      99,327       89,723
  Inventory.................     122,049      115,912     123,969      115,503
  Prepaid expenses..........      15,097       20,896      19,810       22,145
  Other current assets......       4,396        7,414       2,153        4,410
                              ----------   ----------  ----------   ----------
    Total current assets....     313,378      351,232     407,768      502,511
                              ----------   ----------  ----------   ----------
Intangible assets, net of
 accumulated amortization of
 47,358; 44,253; 38,857 and
 33,999, respectively.......      18,714       18,407       8,204        9,591
Property, plant and
 equipment, net of
 accumulated depreciation of
 1,262,357 (unaudited);
 1,127,078; 951,663
 (unaudited) and 826,997,
 respectively...............   2,888,620    3,005,067   3,124,018    3,197,853
Investments in affiliates...      25,264       25,264      73,909       78,446
                              ----------   ----------  ----------   ----------
    Total assets............   3,245,976    3,399,970   3,613,899    3,788,401
                              ==========   ==========  ==========   ==========
Current liabilities
  Accounts payable..........     176,041      174,733     218,455      346,558
  Accrued liabilities.......      32,903       71,719      78,324       55,092
  Current portion of long
   term bank debt...........     804,841          --          --           --
  Short term bank debt......         --           --      665,619      562,811
                              ----------   ----------  ----------   ----------
    Total current
     liabilities............   1,013,785      246,452     962,398      964,461
                              ----------   ----------  ----------   ----------
Long term bank debt.........         --       784,686         --           --
Due to parent...............         --       879,153   3,190,504    2,977,222
                              ----------   ----------  ----------   ----------
    Total liabilities.......   1,013,785    1,910,291   4,152,902    3,941,683
                              ----------   ----------  ----------   ----------
Share capital consisting as
 of June 30, 1999 of 15,052
 shares per Kc 100 and 2,300
 shares per Kc 1,000, as of
 December 31, 1998 of 15,052
 shares per Kc 100 and 1,792
 shares per Kc 1,000 and as
 of June 30, 1998 and
 December 31, 1997 of 15,052
 shares per Kc 100 and 435
 shares per Kc 1,000........   3,805,200    3,297,200   1,940,200    1,940,200
Less: Receivables for
 subscriptions..............      (3,700)      (3,700)     (3,700)      (3,700)
Share premium and reserve
 fund.......................   3,475,187    3,045,439   1,894,371    1,894,371
Other cumulative
 comprehensive income
 (loss).....................     (16,636)     (12,200)      2,674       (1,988)
Accumulated deficit.........  (5,027,860)  (4,837,060) (4,372,548)  (3,982,165)
                              ----------   ----------  ----------   ----------
    Total liabilities and
     shareholders' equity...   3,245,976    3,399,970   3,613,899    3,788,401
                              ==========   ==========  ==========   ==========

LIABILITIES AND SHAREHOLDERS' EQUITY

  The accompanying notes are an integral part of these consolidated financial statements

                       KABEL PLUS, a. s. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                        (Czech Crowns--Kc in Thousands)

                                   June 30,               June 30,
                                     1999       1998        1998       1997
                                  ----------- ---------  ----------- ---------
                                  (unaudited)            (unaudited)
Revenues........................    439,754     770,382    393,451     641,721
                                   --------   ---------   --------   ---------
Operating costs and expenses:
  Operating.....................    124,170     243,069    133,499     485,787
  Services from MediaOne........     35,120      69,505     26,856      34,645
  General and administrative....    197,063     398,939    213,545     262,457
  Depreciation and
   amortization.................    164,525     330,959    155,265     263,091
                                   --------   ---------   --------   ---------
                                    520,878   1,042,472    529,165   1,045,980
                                   --------   ---------   --------   ---------
Loss from operations............    (81,124)   (272,090)  (135,714)   (404,259)
                                   --------   ---------   --------   ---------
Other (income) expense:
  Interest expense on
   loan from parent.............     58,595     429,998    213,282     404,738
  Other interest expense, net...     37,210      55,324     39,284      67,528
  Foreign exchange (gains)
   losses, net..................     (2,202)      2,975     (1,527)    (63,418)
  Other.........................     16,073      95,040      5,720      66,896
                                   --------   ---------   --------   ---------
Net loss before equity in net
 income from affiliates.........   (190,800)   (855,427)  (392,473)   (880,003)
Equity in net income (loss) from
 affiliates.....................        --        2,000      2,090      (1,383)
                                   --------   ---------   --------   ---------
Net loss........................   (190,800)   (853,427)  (390,383)   (881,386)
                                   ========   =========   ========   =========


  The accompanying notes are an integral part of these consolidated financial statements.

                       KABEL PLUS, a. s. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                        (Czech Crowns--Kc in thousands)

                                   June 30,              June 30,
                                     1999       1998       1998        1997
                                  ----------- --------  ----------- ----------
                                  (unaudited)           (unaudited)
Cash flows from operating
 activities:
  Net loss.......................  (190,800)  (853,427)  (390,383)    (881,386)
  Adjustments to reconcile net
   loss to net cash used in
   operating activities:
    Depreciation and
     amortization................   164,525    330,959    155,265      263,091
    Provision for doubtful
     accounts....................    11,466      5,811     11,664       67,044
    Provision against financial
     investments.................       --      51,182        --           --
    (Income) loss from sales of
     fixed assets................    12,994       (698)      (260)         973
    Equity in net income of
     affiliates..................       --       2,000      2,090        1,382
    Changes in working capital:
      Increase in receivables,
       prepaid expenses and other
       assets, net...............    (5,455)   (13,789)   (25,142)   (100,325)
      Decrease in accounts
       payable and accrued
       liabilities, net..........   (47,353)  (155,198)  (147,781)    (43,474)
    Accrued interest and currency
     differences.................    54,159    398,319    252,566      429,099
                                   --------   --------   --------   ----------
        Net cash (used in)
         operating activities....      (464)  (234,841)  (141,981)   (263,596)
Cash flows from investing
 activities:
  Decrease in investments in
   affiliates....................       --         --      (4,537)     (8,172)
  Purchases of property, plant
   and equipment.................   (73,564)  (148,480)   (65,761)   (576,490)
  Proceeds from sales of fixed
   assets........................    12,185      2,189      1,250       49,931
                                   --------   --------   --------   ----------
        Net cash (used in)
         investing activities....   (61,379)  (146,291)   (69,048)   (534,731)
Cash flows from financing
 activities:
  Proceeds from parent...........       --         --         --       160,953
  Amounts drawn down from banks..    30,000    221,875    102,808      562,811
  Payments of long term debt.....       --         --         --    (2,159,844)
  Increase in share capital......       --         --         --       417,000
  Increase in share premium and
   legal reserve fund............       --         --         --     1,742,844
                                   --------   --------   --------   ----------
        Net cash provided by
         financing activities....    30,000    221,875    102,828      723,764
                                   --------   --------   --------   ----------
Net increase in cash.............   (31,843)  (159,257)  (108,221)     (74,563)
Cash at beginning of year........   111,473    270,730    270,730      345,293
                                   --------   --------   --------   ----------
Cash at end of year..............    79,630    111,473    162,509      270,730
                                   ========   ========   ========   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                       KABEL PLUS, a. s. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                        (Czech Crowns--Kc in Thousands)

                                                      Share
                                                     Premium                    Other         Total
                           Share   Receivables for and Reserve Accumulated  Comprehensive Comprehensive
                          Capital   Subscriptions     Fund       Deficit       Income        Income
                         --------- --------------- ----------- -----------  ------------- -------------
Balances, December 31,
 1996................... 1,523,200     (3,700)        156,301  (3,100,779)         --             --
Net loss................       --         --              --     (881,386)         --        (881,386)
Cumulative translation
 adjustment.............       --         --              --          --        (1,988)        (1,988)
                                                                                            ---------
Total Comprehensive
 income (loss)..........       --         --              --          --           --        (883,374)
                                                                                            =========
Increase in share
 capital................   417,000        --        1,742,844         --           --
Other...................       --         --           (4,774)        --           --
                         ---------     ------       ---------  ----------      -------
Balances, December 31,
 1997................... 1,940,200     (3,700)      1,894,371  (3,982,165)      (1,988)
                         =========     ======       =========  ==========      =======
Net loss................       --         --              --     (853,427)         --        (853,427)
Cumulative translation
 adjustment.............       --         --              --          --       (10,212)       (10,212)
                                                                                            ---------
Total Comprehensive
 income (loss)..........       --         --              --          --           --        (863,639)
                                                                                            =========
Increase in share
 capital................ 1,357,000        --        1,149,600         --           --
Other...................       --         --            1,468      (1,468)         --
                         ---------     ------       ---------  ----------      -------
Balances, December 31,
 1998................... 3,297,200     (3,700)      3,045,439  (4,837,060)     (12,200)
                         =========     ======       =========  ==========      =======
Balances, December 31,
 1997................... 1,940,200     (3,700)      1,894,371  (3,982,165)      (1,988)
                         =========     ======       =========  ==========      =======
Net loss (unaudited)....       --         --              --     (390,383)         --       (390,383)
Cumulative translation
 adjustment
 (unaudited)............       --         --              --          --         4,662          4,662
                                                                                            ---------
Total comprehensive
 income (loss)
 (unaudited)............       --         --              --          --           --        (385,721)
                         ---------     ------       ---------  ----------      -------      =========
Balances, June 30, 1998
 (unaudited)............ 1,940,200     (3,700)      1,894,371  (4,372,548)       2,674
                         =========     ======       =========  ==========      =======
Balances, December 31,
 1998................... 3,297,200     (3,700)      3,045,439  (4,837,060)     (12,200)
                         =========     ======       =========  ==========      =======
Net loss (unaudited)....       --         --              --     (190,800)         --        (190,800)
Cumulative translation
 adjustment
 (unaudited)............       --         --              --          --        (4,436)        (4,436)
                                                                                            ---------
Total comprehensive
 income (loss)
 (unaudited)............       --         --              --          --           --        (195,236)
                                                                                            =========
Increase in share
 capital................   508,000        --          429,748         --           --
                         ---------     ------       ---------  ----------      -------
Balances, June 30, 1999
 (unaudited)............ 3,805,200     (3,700)      3,475,187  (5,027,860)     (16,636)
                         =========     ======       =========  ==========      =======

  The accompanying notes are an integral part of these consolidated financial statements

                       KABEL PLUS, a.s. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        as of December 31, 1998 and 1997
                        (Czech Crowns--Kc in Thousands)

1. Organization and Operations

    Kabel Plus, a. s. (the Company) is a joint stock company incorporated in 1990 under the laws of the Czech Republic. The Company was formed for the purpose of establishing, constructing and operating cable television and telephony networks, developing programming for, and broadcasting of, Kabel Plus film channel in the territory of the Czech and Slovak Republics.

    The shareholders of the Company as of June 30, 1999 and December 31, 1998 are as follows:

                                        June 30,
                                          1999     December 31,
                                       (unaudited)     1998
                                       ----------- ------------
          MediaOne Czech Cable
           Company (MCCC)............     97.47%      97.09%
          JUDr. Petr Siroky..........      2.50%       2.88%
          Other......................      0.03%       0.03%

    The following table summarizes the subsidiaries which make up the consolidated group. The financial statements as of and for the six months ended, June 30, 1999 (unaudited) and as of and for the year ended, December 31, 1998 of each subsidiary have been used in the preparation of these consolidated financial statements. The structure of the consolidated group has not changed since December 31, 1997.

             Foreign subsidiaries       Ownership
             --------------------      -----------
          Kabel Plus Banska Bystrica,
           a. s. ....................       100%
          Kabel Plus Bratislava, a.
           s.........................       100%
              Czech subsidiaries
              ------------------
          Kabel Plus Praha, a. s.....       100%
          Kabel Plus Jizni Morava, a.
           s.........................       100%
          Kabel Plus Severni Morava,
           a. s......................       100%
          Kabel Plus Stredni Morava,
           a. s......................       100%
          Kabel Plus Vychodni Cechy,
           a. s......................       100%
          Kabel Plus Severni Cechy,
           a. s......................       100%
          Kabel Plus Ceske
           Budejovice, a. s. ........       100%
          Kabel Plus Tel, a. s.......       100%
          Trade & Technology, a. s...       100%
          Czech Link, s. r. o. ......        50%
          Sat Net, s. r. o...........       100%

                       KABEL PLUS, a. s. AND SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                        as of December 31, 1998 and 1997
                        (Czech Crowns--Kc in Thousands)


2. Summary of Significant Accounting Policies

 General Accounting Principles

    The consolidated financial statements have been prepared from records originating and maintained in the Czech and Slovak Republics, the countries in which the Company and its subsidiaries are incorporated. The accounting principles followed in these records are those required by Czech and Slovak law. The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (U.S. GAAP). They have been prepared by restating the Company's local consolidated financial statements, as of and for the six months ended, June 30, 1999 (unaudited) and 1998 (unaudited) and as of and for the years ended, December 31, 1998 and 1997.

 Principles of Consolidation

    The consolidated financial statements include the accounts of the Company and all of its wholly and majority owned subsidiaries except for Kabel Plus Rodina, Triton and BESY Praha (see Note 4). These companies are not included in the consolidation due to the fact that their financial statements, taken individually and/or in total, are not material to the consolidated group.

    Companies owned more than 20% but less than 50% with the exception of Kabel Plus Vychodni Slovensko a. s. (See Note 4) are accounted for using the equity method.

    All significant intercompany accounts and transactions have been eliminated.

 Estimates

    The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the year. Actual results could differ from those estimates.

 Fair Value of Financial Instruments

    Management believes that the carrying value of the Company's financial instruments approximates fair value.

 Concentration of Credit Risk

    Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. Concentrations of credit risks with respect to trade receivables are limited due to the Company's large number of customers and their dispersion across the Czech and Slovak Republics.

 Statement of Cash Flows

    The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Income taxes and interest paid during the six months ended June 30, 1999 and 1998 and during 1998 and 1997 year are as follows:

                                           June 30,            June 30,
                                             1999      1998      1998      1997
                                          ----------- ------- ----------- ------
                                          (unaudited)         (unaudited)
Income taxes.............................      --         --       --        --
Interest.................................   40,204    112,823   21,875    18,547

                       KABEL PLUS, a. s. AND SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                        as of December 31, 1998 and 1997
                        (Czech Crowns--Kc in Thousands)


Restricted Cash

   Amounts of cash pledged as customs guarantees were classified as restricted cash on the balance sheet.

 Revenue Recognition

   Subscription revenue is recognized monthly in accordance with contracts signed with the cable TV and telephony subscribers. Installation revenue is recognized in the period when the installation occurs. Telephony subscribers are billed monthly in arrears based on usage.

 Allowance for Doubtful Accounts

   The allowance for doubtful accounts is based upon the Company's assessment of probable loss related to overdue accounts receivable.

 Intangible Assets, net

   Intangible assets are primarily composed of licenses and are carried at acquisition and related costs and amortized over five years.

 Property, Plant and Equipment

   Property, plant and equipment is stated at cost less accumulated depreciation. Betterments and improvements on property, plant and equipment are capitalized at cost. Repairs and maintenance are expensed as incurred. Upon sale or retirement of property, plant and equipment, the cost and related accumulated depreciation are eliminated from the accounts.

   Depreciation is calculated using the straight-line method over the following estimated useful lives:

                                                    Years
                                                    -----
            Buildings..............................  45
            Machinery and equipment................ 8-15
            Vehicles and furniture and fixtures....  4-8
            Cable Networks:
              Stations including serial systems....   8
              Cable network equipment.............. 18-20
              Primary and secondary network
               equipment...........................   8
              Tercial networks.....................  20
            Software and other.....................   4

 Inventory

   Inventory is stated at the lower of costs and market. Inventory costs have been determined by the weighted average method. Costs of purchased inventory include external costs and internal transit costs.

 Taxes

   Corporate income tax is calculated in accordance with the Czech and Slovak tax regulations at a rate of 35% and 40%, respectively. Certain items of income and expense are recognized in different periods for tax and financial accounting purposes. The differences relate primarily to depreciation, bad debt provision and obsolete inventory provision.

                       KABEL PLUS, a. s. AND SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                        as of December 31, 1998 and 1997
                        (Czech Crowns--Kc in Thousands)

    See Note 9 for further discussion of taxes. Net tax operating losses can be carried forward for seven and five years to offset taxable income in the Czech and Slovak Republics, respectively.

 Translation of Foreign Currency Transactions

    Foreign currency transactions are recorded at the exchange rate in effect on the date of the transaction. Assets and liabilities denominated in foreign currencies at December 31, 1998 and 1997 are translated to Czech crowns at the exchange rate in effect on that date. At June 30, 1999 and 1998 the assets and liabilities denominated in foreign currencies are not restated at the exchange rate in effect on that date, however, the impact on the financial statements of not translating is immaterial.

    Exchange rate differences arising on settlement of transactions or on reporting foreign currency transactions at rates different from those at which they were originally recorded are included in the statement of operations as they occur.

 Comprehensive Income

    In 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," (SFAS No. 130), which requires companies to report all changes in equity during a period, except those resulting from investment by owners and distribution to owners, in the financial statement for the period in which they are recognized. The Company has chosen to disclose Comprehensive Income, which encompasses net income
(loss) and foreign currency translation adjustments, in the Consolidated Statement of Changes in Equity. Prior years have been restated to conform to the SFAS No. 130 requirements.

 New Accounting Principle

    The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133)," which requires that companies recognize all derivatives as either assets or liabilities in the balance sheet at fair value. Under SFAS 133, accounting for changes in fair value of a derivative depends on its intended use and designation. SFAS 133 is effective for fiscal years beginning after June 15, 1999. The Company does not expect that the adoption of SFAS 133 will have a material impact on the consolidated financial statements of the Company since it does not hold derivative instruments.

                       KABEL PLUS, a. s. AND SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                        as of December 31, 1998 and 1997
                        (Czech Crowns--Kc in Thousands)


3. Property, Plant and Equipment

    The composition of property, plant and equipment at June 30, 1999, December 31, 1998, June 30, 1998 and December 31, 1997 is as follows:

           Name             June 30, 1999    1998     June 30, 1998   1997
           ----             ------------- ----------  ------------- ---------
                             (unaudited)               (unaudited)
Land.......................      13,640       13,643       13,662      13,670
Buildings and cable
 networks..................   2,500,058    2,501,419    2,478,717   2,415,584
Machinery and equipment....   1,348,646    1,315,363    1,282,044   1,158,934
Other tangible assets......      87,114      109,798      120,270     126,913
Construction in progress...     201,519      191,922      180,988     309,749
                             ----------   ----------    ---------   ---------
  Total....................   4,150,977    4,132,145    4,075,681   4,024,850
Accumulated depreciation...  (1,262,357)  (1,127,078)    (951,663)   (826,997)
                             ----------   ----------    ---------   ---------
Property, plant and
 equipment, net............   2,888,620    3,005,067    3,124,018   3,197,853
                             ==========   ==========    =========   =========

    Amortization and depreciation expense for the six months ended June 30, 1999 and 1998 was Kc 164,525 (unaudited) and Kc 155,265 (unaudited), respectively, and for 1998 and 1997 was Kc 330,959 and Kc 263,091, respectively.

4. Investments

    Investments by the Company, net, in other companies not included in the consolidation as of June 30, 1999, December 31, 1998, June 30, 1998 and December 31, 1997 are as follows:

          Name            Ownership June 30, 1999  1998    June 30, 1998  1997
          ----            --------- ------------- -------  ------------- ------
                                     (unaudited)            (unaudited)
Kabel Plus Vychodne
 Slovensko a. s. .......    48.00%      63,252     63,252     63,397     67,934
Kabel Plus Sport a. s...    40.00%       8,451      8,451      6,451      6,451
Genus TV, a. s..........    40.75%       4,011      4,011      4,011      4,011
Other...................                    50         50         50         50
Provision for diminution
 in value...............               (50,500)   (50,500)       --         --
                                       -------    -------     ------     ------
  Total.................                25,264     25,264     73,909     78,446
                                       =======    =======     ======     ======

    The above is a list of companies where the Company holds more than, or equal to a 20% share of their basic capital. Kabel Plus Sport a. s. has been accounted for using the equity method, as explained in Note 2. The remaining companies are accounted for at cost for financial reporting purposes as their financial statements, taken individually and/or in total, are not material to the consolidated group.

    Kabel Plus Vychodne Slovensko a. s. constructs and operates cable television networks in Eastern Slovakia. In 1998 Kabel Plus recognized a 80% provision for permanent diminution of its investment in Kabel Plus
Vychodne Slovensko a. s. due to lack of control over the company and resulting low value of the investment.

    Kabel Plus Sport, a. s. produces TV game show programs and sporting events. Genus TV, a. s. was organized for the purpose of operating local studios.

                       KABEL PLUS, a. s. AND SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                        as of December 31, 1998 and 1997
                        (Czech Crowns--Kc in Thousands)


    The major components (unaudited) of the equity method investee, Kabel Plus Sport a. s., financial position and results of operations as of June 30, 1999, December 31, 1998, June 30, 1998 and December 31, 1997 are as follows:

                                    June 30, 1999  1998  June 30, 1998  1997
                                    ------------- ------ ------------- ------
                                     (unaudited)          (unaudited)
Property, plant and equipment......     4,121      6,901     9,519      9,234
Total assets.......................    31,349     31,329    33,291     27,063
Total liabilities..................     6,534      9,913    12,291     11,336
Equity.............................    24,815     21,194    21,000     15,587
Revenues...........................    27,567     52,274    24,181     48,344
Depreciation and amortization......     3,190      5,927     3,335      8,415
Earnings before interest, taxes,
 depreciation & amortization.......     6,858     12,656     5,463      4,365
Net income.........................     3,621      5,609     2,078     (3,214)

5. Debt

    On December 18, 1996, the Company entered into a revolving credit facility in the amount of Kc 1,345,350 and an overdraft facility in the amount of Kc 134,535 with a group of banks. This arrangement was designed to subordinate the existing loans with USWCC (see Note 6 for further information). The interest rate on the revolving credit facility was PRIBOR (Prague Interbank Offer Rate) plus 1% per annum. The interest rate on the overdraft facility was the rate as advised by the bank or alternatively the average daily PRIBOR rate plus 1% per annum. The due date on both facilities was December 1, 1998.

    On November 30, 1998, the Company extended the above revolving credit facility and overdraft facility for the same amounts as indicated above but at different interest rates. The interest rate on the revolving credit facility is PRIBOR plus 1.25% per annum. The interest rate on the overdraft facility is the rate as advised by the bank or alternatively the average daily PRIBOR plus 1.25% per annum. As of the date of this report, the interest rate on the overdraft facility was 10% per annum. The due date on both facilities is June 30, 2000.

    These loan agreements include various covenants and restrictions with which the Company must comply. Some of the major covenants pertain to the average number of subscribers and earnings before interest, taxes, depreciation and amortization. At March 31, 1999 (unaudited) and 1998 (unaudited) and December 31, 1998 and 1997, the Company was in compliance with all such covenants.

    As of June 30, 1999 and December 31, 1998, the Company had drawn Kc 804,841 (unaudited) and Kc 774,840, respectively, of the revolving credit facility. Interest accrued through June 30, 1999 and December 31, 1998 amounted to Kc 12,047 (unaudited) and Kc 5,869, respectively. As of June 30, 1999 (unaudited) and December 31, 1998, there was no balance on the overdraft facility.

                       KABEL PLUS, a. s. AND SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                        as of December 31, 1998 and 1997
                        (Czech Crowns--Kc in Thousands)


6. Due to Parent

    At June 30, 1999, December 31, 1998, June 30, 1998 and December 31, 1997,
the Company had the following outstanding debt with its parent, MediaOne Czech Cable Company (MCCC), formerly US West Czech Cable Company (USWCCC):

                                       Amount in  Amount in  Amount in  Amount in
                   Date of   Interest    Kc at      Kc at      Kc at      Kc at
       Facility    Maturity    Rate     6/30/99   12/31/98    6/30/98   12/31/97
     ------------ ---------- -------- ----------- --------- ----------- ---------
                                      (unaudited)           (unaudited)
     Kc 2,708,961 12/31/2011   13.5%      --       879,153   3,190,504  2,977,222
                                          ===      =======   =========  =========

    In December 1998, MCCC capitalized Kc 2,506,600 of its loan into equity (see Note 7 for further information). The balance outstanding as of March 31, 1999 (unaudited) and December 31, 1998 consists of the interest accrued on the original loan. These amounts of interest remain to be subject to further interest charges at the same rate as the original loan of 13.5%. The outstanding balance as of June 30, 1998 and December 31, 1997 of the facility of 3,190,504 (unaudited) and Kc 2,977,222, respectively, included accrued interest of Kc 683,904 (unaudited) and Kc 477,633, respectively.

7. Share Capital

    At June 30, 1999 (unaudited) the Company's share capital consisted of 15,052 shares at Kc 100 per share and 2,300 shares at Kc 1,000 per share, totalling Kc 3,805,200.

    At December 31, 1998, the Company's share capital consisted of 15,052 shares at Kc 100 per share and 1,792 shares at Kc 1,000 per share, totaling Kc 3,297,200. Share capital of Kc 3,700 remains unpaid at June 30, 1999 (unaudited), December 31, 1998, June 30, 1998 (unaudited) and December 31, 1997 (37 shares at Kc 100 per share).

    On December 30, 1998, MCCC increased the share capital of Kabel Plus, a. s. by issuing 1,357 shares at Kc 1,000 per share. These shares were acquired by MCCC through the conversion of its loan outstanding of Kc 2,506,600 (see Note
6). Out of this amount, Kc 1,357,000 was recorded to share capital and 1,149,600 was recorded to share premium.

    At June 30, 1998 (unaudited) and at December 31, 1997, the Company's share capital consisted of 15,052 shares at Kc 100 per share and 435 shares at Kc 1,000 per share, totaling Kc 1,940,200.

8. Reserve Fund

    Czech regulations require joint stock companies to establish a reserve fund for contingencies against future losses and other events. Contributions must be a minimum of 20% of after-tax profit in the first year in which profits are made and 5% of profit each year thereafter, until the fund reaches at least 20% of capital. Approximately Kc 126,485 (unaudited), Kc 126,485, Kc 83,400 (unaudited) and Kc 83,400, respectively, in the statutory reserve fund is included in share premium and reserve fund in the accompanying consolidated balance sheet as of June 30, 1999, December 31, 1998, June 30, 1998 and December 31, 1997.

9. Income Taxes

    Czech and Slovak laws do not permit consolidated tax returns, therefore income taxes are calculated on an individual company basis. The primary differences between taxable loss and net accounting loss relate to the recognition of depreciation, bad debt provision and provision for obsolete inventory. In 1998 and 1999, the corporate income tax rate for the Czech and Slovak Republics was 35% and 40%, respectively.

                       KABEL PLUS, a. s. AND SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                        as of December 31, 1998 and 1997
                        (Czech Crowns--Kc in Thousands)


    Taxable losses in the Czech and Slovak Republics may be carried forward up to seven and five years, respectively, to reduce taxable income in future years. At December 31, 1998, the Company had net operating loss carryforwards for income tax purposes aggregating approximately Kc 2,625,419, which expire in varying amounts through 2005. There is a plan for merger of the Czech wholly owned subsidiaries into Kabel Plus, a. s. Under this plan, approximately Kc 537,000 of net operating loss carryforwards would be lost during the merger process.

    As the Company has incurred losses since inception, the Company has not formally adopted the accounting for income taxes under the provisions of Statement of Financial Accounting Standards No. 109 (SFAS 109) "Accounting for Income Taxes". SFAS 109 requires recognition of deferred tax assets and liabilities for the expected future income tax consequences of events which have been included in the financial statements or tax returns. The determination of deferred tax assets and liabilities under SFAS 109 is based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

    Had the Company adopted SFAS 109, deferred tax assets (before valuation allowances) would have been approximately Kc 1,096,531 (unaudited), Kc 1,033,252, Kc 996,791 (unaudited) and Kc 910,426, respectively, as of June 30, 1999, December 31, 1998, June 30, 1998 and December 31, 1997. As realization of deferred tax assets is dependent upon sufficient future taxable income during the period that temporary differences and carryforwards are expected to be available to reduce taxable income, Management would have elected to record a valuation allowance for the entire amount of deferred tax assets. As a result, Management believes net deferred tax assets would have been nil as of June 30, 1999 and 1998 and December 31, 1998 and 1997. The most significant deferred tax asset results from the Company's net operating loss carryforwards for income tax purposes.

10. Transactions with Related Parties

    The Company has a secondment agreement with MediaOne, in which MediaOne provides certain personnel and other services to the Company. The agreement requires the Company to reimburse MediaOne for one hundred percent of these costs. For the six months ended June 30, 1999 and 1998 these costs were Kc 35,120 (unaudited) and Kc 26,856 (unaudited), respectively, and in 1998 and 1997, they were Kc 72,557 and Kc 87,128, respectively.

    The Company also has certain loan agreements with MediaOne Czech Cable Company as explained in Note 6.

11. Commitments and Contingencies

 Property Swap

    In 1996, Kabel Plus, a.s. entered into a letter of intent with United and Philips Communications ("UPC") to swap certain of their cable properties in the Czech and Slovak Republics in 1997. This transaction was terminated in the first half of 1998 and there are currently no plans for a similar transaction.

 Licenses

    The Company has been granted three telephony licenses in the Czech Republic and numerous cable television licenses throughout the Czech and Slovak Republics. Some of the cable television licenses have

                       KABEL PLUS, a. s. AND SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                        as of December 31, 1998 and 1997
                        (Czech Crowns--Kc in Thousands)

provisions that require the Company to provide cable service to the residents of the licensed areas within certain time frames. To date, the Company has been able to meet its obligations resulting from these transactions.

 Land and Building Dispute

    During 1998, the former owners of the land and building located in Prague filed a lawsuit contesting ownership of the building and land by the Company. In case that Kabel Plus, a. s. should lose this lawsuit it would have to pay rent for the land retroactively since 1993.

 Nortel Equipment

    The Company purchased telephone equipment in 1995 designed to operate on a certain frequency. The Czech Telecommunication Office changed in 1999 its frequency plan, which does not allow the existing equipment to be used after December 31, 1999. This would cause a loss to the Company of approximately Kc 25 million. Management is currently in negotiations with the Czech Telecommunication Office to obtain an exception to the frequency plan for another three years. Management believes that these negotiations will be successful and as a result no adjustments to the accompanying financial statements have been made.

 Tax Legislation

    The Czech and Slovak Republics currently have a number of laws related to various taxes imposed by both federal and regional governmental authorities. Applicable taxes include value added tax, corporate tax, and payroll (social) taxes, together with others. In addition, laws related to these taxes have not been in force for significant periods, in contrast to more developed market economies; therefore, implementing regulations are often unclear or nonexistent. Accordingly, few precedents with regard to issues have been established. Often, differing opinions regarding legal interpretations exist both among and within government ministries and organizations; thus, creating uncertainties and areas of conflict. Tax declarations, together with other legal compliance areas (as examples, customs and currency control matters) are subject to review and investigation by a number of authorities, who are enabled by law to impose extremely severe fines, penalties and interest charges. These facts create tax risks in the Czech and Slovak Republics substantially more significant than typically found in countries with more developed tax systems. Management believes that it has adequately provided for tax liabilities in the accompanying financial statements; however, the risk remains that relevant authorities could take differing positions with regard to interpretive issues and the effect could be significant.

 Operating Leases

    The Company has entered into leases for a variety of items, including office space, automobiles, cable networks and various types of equipment.

    As of December 31, 1998 the Company has future operating lease commitments as follows:

            Year                                   Amount
            ----                                   ------
            1999.................................. 9,742
            2000.................................. 9,239
            2001.................................. 9,077
            2002.................................. 8,635
            2003.................................. 8,363
            2004.................................. 7,346

                       KABEL PLUS, a. s. AND SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                        as of December 31, 1998 and 1997
                        (Czech Crowns--Kc in Thousands)

 Year 2000 (unaudited)

    The operations of the Company could be adversely affected by the Year 2000 problem as the Company significantly relies on information systems in its business. As a result, management established and charged a project team with the task of identifying potential problems arising from systems and products unable to function as a result of the inability of many computer systems to recognize dates for the year 2000 and afterward. Systems that use only two digits to record a year (e.g., 2000 is entered as 00), can malfunction when dates are used in processing. The systems potentially affected include, but are not limited to, accounting, subscriber, inventory and vendor management systems. The Company is currently testing these systems to determine whether they will be "Year 2000" compliant. The Company is replacing or upgrading systems that are not year 2000 compliant. In addition, the Company has completed its contingency plans for the systems identified as critical to the Company's operations.

    The Company estimated a cost of Kc 10 million that will need to be spent during 1999 to remediate its Year 2000 problem. The failure to adapt the Company's systems to year 2000 compliance and uncertainty as to the compliance of systems used by its suppliers and customers may have a significant negative impact on the Company's financial performance and its intended level of operations. However, due to the nature of the problem, the level of potential loss cannot be quantified with certainty.

12. Revenues

    For the six months ended June 30, 1999 and 1998 and for the years ended December 31, 1998 and December 31, 1997, revenues of the Company consisted of the following:

                                        June 30,            June 30,
                                          1999      1998      1998      1997
                                       ----------- ------- ----------- -------
                                       (unaudited)         (unaudited)
Average number of subscribers.........   362,167   373,533   378,606   375,631
                                         -------   -------   -------   -------
Subscriber revenue
  Mini................................   168,380   281,397   137,339   195,191
  Klasik..............................    94,603   144,193    72,571   130,021
  Premium.............................    49,641    78,605    39,057     9,852
                                         -------   -------   -------   -------
Subtotal..............................   312,624   504,195   248,967   335,064
Installation revenue..................    16,671    22,341    12,853    40,746
Non-cable revenue (inventory sales,
 telephony)...........................   110,459   243,846   131,631   265,911
                                         -------   -------   -------   -------
Total revenue.........................   439,754   770,382   393,451   641,721
                                         =======   =======   =======   =======

    As of June 30, 1999 subsidiaries Kabel Plus Praha, a.s. (located in Prague), Kabel Plus Severini Morava, a.s. (located Ostrava) and Kabel Plus Stredni Morava, a.s. (located in Olomouc) represent approximately 43% of total revenues of the Company.

13. Management's Plan for Company

    The Company has incurred losses since inception, including losses of Kc 190,800 (unaudited) and Kc 390,383 (unaudited), respectively, for the six months ended June 30, 1999 and 1998 and Kc 853,427 and Kc 881,386, respectively, for the years ended December 31, 1998 and December 31, 1997.

    In 1996, management prepared, and the shareholders approved, a restructuring plan for the Company. Under this plan, the Company increased its share capital by Kc 417,000 by subscribing for 4,170 shares with a nominal value of Kc 100 at a price of Kc 498 per share. The difference between the nominal value (Kc 417,000) and the subscription value (Kc 2,076,643) amounting to Kc 1,659,643 was recorded as share premium. The proceeds from issuance of share capital were used to repay the USD 30,000 and

                       KABEL PLUS, a. s. AND SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                        as of December 31, 1998 and 1997
                        (Czech Crowns--Kc in Thousands)

USD 40,000 loans due to parent. The difference between the Kc equivalent of the amount at which these loans were repaid, Kc 2,159,844 and the subscription value of the share capital, Kc 2,076,643, amounting to Kc 83,201, was recorded as share premium.

    In December 1998 the shareholders approved a further restructuring plan by converting the principal amount of the loan from MCCC to equity. This resulted in an increase in share capital of Kc 1,357,000 and in share premium of Kc 1,149,600 (See Note 7).

    Further capital increase took place in June 1999 when the remaining balance outstanding due to MCCC of Kc 937,748 was converted into the Company's equity. The total share capital was increased to Kc 3,805,200 and the equity reached Kc 2,232,191.

    Since MCCC acquired a controlling interest in the Company, several steps have been taken to improve its financial stability. As discussed in Note 5, the Company extended a revolving credit facility that will provide the Company with adequate funds to meet its operating and capital expenditure needs through June 2000. In addition, MediaOne has increased its management presence in the Company and is in the process of restructuring the Company and its subsidiaries in order to make the Company more profitable. Thus far, the Company and its subsidiaries have increased the rates charged to subscribers and taken steps to reduce operating costs, specifically in the areas of programming and personnel, and improve the security of its plant in order to reduce theft of service and bad debt. In addition, The Company has taken, and continues to take, steps to improve the programming it provides to customers, as well as centralize systems and processes to maximize efficiencies and control.

    The Company reached a milestone in 1998 when the subsidiaries reached positive EBITDA for the first time (EBITDA is defined as net loss plus depreciation and amortization, net interest, net other financial and income tax expenses less equity in net income from affiliates). The operating strategies the Company has put in place are yielding positive financial results which is expected to continue into the future.

14. Reconciliation of Accumulated Deficit and Current Year Net Loss

    The following table summarizes the differences in accumulated deficit and net loss between Company's statutory accounts and U.S. GAAP:

                               June 30,                 June 30,
                                 1999         1998        1998         1997
                              -----------  ----------  -----------  ----------
                              (unaudited)              (unaudited)
Accumulated deficit per
 statutory accounts.........  (4,944,606)  (4,753,806) (4,289,294)  (3,898,911)
Adjustments required by U.S.
 GAAP:
Foreign exchange losses.....     (83,254)     (83,254)    (83,254)     (83,254)
                              ----------   ----------  ----------   ----------
U.S. GAAP accumulated
 deficit....................  (5,027,860)  (4,837,060) (4,372,548)  (3,982,165)
                              ==========   ==========  ==========   ==========
Net loss per statutory
 accounts...................    (190,800)    (853,427)   (390,383)    (853,893)
Adjustment required by U.S.
 GAAP:
Foreign exchange losses.....         --           --          --       (27,493)
                              ----------   ----------  ----------   ----------
U.S. GAAP net loss..........    (190,800)    (853,427)   (390,383)    (881,386)
                              ==========   ==========  ==========   ==========

15. Subsequent Event

    During a general meeting of the shareholders on June 22, 1999, the shareholders approved the conversion of outstanding accrued interest due to the Company's parent (MCCC) totaling Kc 938,000 (as of June 22, 1999). Out of this amount, Kc 508,000 will be recorded as share capital and the remaining 430,000 will be recorded as share premium. The change has not been registered with the Czech courts to date.

                        NBS NORDIC BROADBAND SERVICES AB

                             ADMINISTRATION REPORT

 Ownership

    NBS Nordic Broadband Services AB ("NBS") is the parent company of the Stjarnan Multimedia group. NBS is among others owned by Scandinavian Equity Partners Ltd. On May 6, 1998 all the shares of the subsidiary Stjarnan Multimedia Invest AB (last year called Singapore Telecom International Svenska
AB) were acquired. The purchase price was kSEK 730,000 paid in cash.

 Information concerning the operations

    NBS shall, by itself or through wholly- or partially-owned subsidiaries, operate within telecommunications and cable television and other similar businesses. The operations have taken place in Greater Stockholm.

 Significant events during the year

    The subsidiary StjarnTVnatet AB (556497-8210), previously Stjarnan Multimedia Invest, merged on November 13, 1998 with the former subsidiary StjarnTVnatet AB (556000-4391). The accounting for this merger has been performed in accordance with the draft recommendation of "Accounting of merger regarding a wholly-owned subsidiary" from the Swedish Accounting Standards Board.

    Stjarnan Multimedia AB has during the year issued shares, warrants and convertible loans.

 Significant events subsequent to year end

    The subsidiary StjarnTVnatet AB acquired on February 1, 1998 Stockholms Kabel TV AB, a cable television operator in Stockholm. Stockholms Kabel TV has approximately 7,000 connected households.

                        NBS NORDIC BROADBAND SERVICES AB

               CONSOLIDATED INCOME STATEMENT FOR 1998 (SEK 000's)

Net sales.............................................................  189,148
                                                                       --------
                                                                        189,148
Operating expenses
Program and distribution costs........................................  (77,324)
Other external costs..................................................  (46,459)
Personnel costs (Note 1)..............................................  (29,265)
                                                                       --------
Total operating expenses excluding depreciation....................... (153,048)
Operating profit before depreciation..................................   36,100
Depreciation of tangible and intangible fixed assets (Note 2).........  (45,597)
Operating loss........................................................   (9,497)
Result from financial investments
Other interest income and similar items (Note 3)......................    5,415
Interest expense and similar items (Note 3)...........................  (19,676)
Loss after financial items............................................  (23,758)
Deduction acquired profit (Note 9)....................................   (1,027)
Tax on current year result (Note 4)...................................   (2,924)
                                                                       --------
NET LOSS FOR THE YEAR.................................................  (27,709)
                                                                       ========

                        NBS NORDIC BROADBAND SERVICES AB

         CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 1998 (SEK 000's)

ASSETS
Fixed assets
Intangible assets (Note 2)
Goodwill.............................................................. 503,679
Improvement expenses on others property...............................     915
                                                                       -------
                                                                       504,594
Tangible assets (Note 2)
Equipment, tools fixtures and fittings................................ 103,877
Construction in progress and advance payments for tangible assets.....  43,586
                                                                       -------
                                                                       147,463
  Total fixed assets.................................................. 652,057
Current assets
Current receivables
Accounts receivable--trade............................................  15,404
Other receivables.....................................................   2,313
Prepaid expenses and accrued income (Note 5)..........................   3,158
                                                                       -------
                                                                        20,875
Current investments
Other current investments.............................................  80,000
Cash and bank balances................................................  84,499
  Total current assets................................................ 185,374
                                                                       -------
  TOTAL ASSETS........................................................ 837,431
                                                                       =======
EQUITY AND LIABILITIES
Equity (Note 6)
Restricted equity
Share capital (22,700,000 shares at a par value of SEK 1 each)........  22,700
Other restricted capital..............................................   3,788
                                                                       -------
                                                                        26,488
Non-restricted equity
Non-restricted reserves............................................... 202,500
Loss for the year..................................................... (27,709)
                                                                       -------
                                                                       174,791
  Total equity........................................................ 201,279
Provision
Deferred tax liability................................................  25,071
                                                                       -------
  Total provisions....................................................  25,071
Long-term liabilities
Interest-bearing
Liabilities to credit institutions (Note 10).......................... 297,500
Other liabilities (Note 11)...........................................   4,264
                                                                       -------
  Total long-term liabilities......................................... 301,764
Current liabilities
Interest-bearing
Liabilities to credit institutions (Note 10).......................... 223,500
Non-interest-bearing
Accounts payable--trade...............................................  23,696
Income tax liabilities................................................   5,983
Other liabilities.....................................................   4,266
Accrued expenses and deferred income (Note 7).........................  51,872
                                                                       -------
  Total current liabilities........................................... 309,317
                                                                       -------
  TOTAL EQUITY AND LIABILITIES........................................ 837,431
                                                                       =======
Memorandum items
PLEDGED ASSETS AND CONTINGENT LIABILITIES
Pledged assets (Note 8)............................................... 480,164
Contingent liabilities (Note 8).......................................  11,994

                        NBS NORDIC BROADBAND SERVICES AB

             CONSOLIDATED CASH FLOW STATEMENT FOR 1998 (SEK 000's)

CASH FLOWS FROM OPERATING ACTIVITIES
Net sales.............................................................  189,148
Operating expenses.................................................... (153,048)
                                                                       --------
Net cash flow before changes in working capital.......................   36,100
Increase (-) decrease (+) of operating receivables....................   (6,714)
Increase (+) decrease (-) of operating liabilities....................   99,212
                                                                       --------
Net cash flow from operations.........................................  128,598
Received interest and result from current investments.................    5,415
Paid interest.........................................................  (19,676)
Paid income-taxes.....................................................   (1,790)
                                                                       --------
Net cash flow provided by operating activities........................  112,547
CASH FLOW FROM INVESTING ACTIVITIES
Deduction of investments..............................................   75,000
Investments in fixed assets...........................................  (55,829)
Investments in shares................................................. (752,037)
                                                                       --------
Net cash flow from investing activities............................... (732,866)
CASH FLOW FROM FINANCING ACTIVITIES
Payments regarding options............................................    1,988
Shareholder's contribution............................................  202,500
New share issue.......................................................   24,400
Raised loans..........................................................  472,264
Amortisation of loan..................................................   (9,000)
                                                                       --------
Net cash flow from financing activities...............................  692,152
CHANGE IN CASH AND BANK...............................................   71,833
Cash and bank at beginning of year....................................   12,666
Cash and bank at end of year..........................................   84,499

                        NBS NORDIC BROADBAND SERVICES AB

                       NOTES TO THE FINANCIAL STATEMENTS

Principles Used in Preparing the Consolidated Financial Statements

    These consolidated financial statements represent a financial year that deviate from NBS statutory financial year. Audited statutory accounts for NBS in 1998 have been filed for the period January 3, 1997 to June 30, 1998 and July 1, 1998 to December 31, 1998.

    NBS acquired StjarnTVnatet AB on May 6, 1998. StjarnTVnatet AB is included in the statutory accounts from April 1, 1998. The following information and principles have been used to prepare these financial statements:

 Income statement

    i) Income statements for the two statutory financial periods ended in 1998 have been added together to show operations during 1998.

    ii) StjarnTVnatet AB is included in the statutory accounts as of April 1, 1998 and its revenues and costs are included in the accounts as of that date. In order to include StjarnTVnatet AB as of May 6, 1998, the net profit relating to StjarnTVnatet AB for the period April 1, 1998 to May 5, 1998 has been eliminated (see also Note 9).

 Balance sheet

    ii) The balance sheet as presented is the audited balance sheet as of December 31, 1998. The presented balance sheet differs in one respect from the statutory accounts. Correction has been made in the balance sheet for the loss brought forward referring to the loss reported for the period January to June 1998 which has been included in the loss for 1998.

    The following notes and comments to the financial statements are translations from the audited statutory accounts. Certain information relating to the parent company has been included even though its statutory financial statements has been left out.

Accounting Principles and Annual Report Information

 Consolidated accounts

    The group accounts have been consolidated in accordance with acquisition accounting. In addition to the parent company's equity, the group equity includes the subsidiaries' results generated after the acquisition date. Goodwill is calculated as the difference between the group acquisition value of the subsidiaries', shares and the actual value of acquired identifiable assets and liabilities, at the time of acquisition. Goodwill is depreciated according to plan.

    The consolidated accounts consist of the annual accounts for all subsidiaries. A subsidiary is a company in which the parent company, directly or indirectly, owns shares representing more than 50% of the votes.

    There are no appropriations or untaxed reserves recorded in the consolidated accounts. Instead, deferred taxes related to untaxed reserves are shown in the consolidated income statement as part of the group tax expense. The proportion of equity in appropriations and untaxed reserves is shown in the income statement as part of the profit for the year and in the balance sheet as restricted equity. A revaluation of the deferred tax liability is made every year at the prevailing tax rate, currently 28 percent, and is recorded in the consolidated income statement as part of the tax expense for the year.

Other principles

    Assets and liabilities are valued at acquisition value unless otherwise stated.

    Trade receivables are valued at amounts deemed collectable.

                        NBS NORDIC BROADBAND SERVICES AB

   Receivables and liabilities in foreign currency are valued at closing day rates.

   Premiums received from sales of warrants are accounted for in restricted equity as Share premium reserve.

   Depreciation according to plan on intangible and tangible fixed assets is based on the acquisition value and expected economic life of each asset.

 Equipment

   Machinery and equipment have been depreciated according to plan, which is based on an economic life of 3 and 5 years respectively.

 Distribution plants

   Plants have been depreciated according to plan, which is based on an economic life of 3, 7 or 10 years.

 Improvement expenses on others property

   Improvement expenses have been depreciated according to plan, which is based on an economic life of 20 years.

 Goodwill

   Goodwill related to the acquisition of the StjarnTVnatet Group, formerly Stjarnan Multimedia Invest Group, is depreciated on a straight-line basis over a 20 year period. The length of the depreciation period is due to the long-term strategic nature of the acquisition and the duration of the essential underlying contracts with the real estate owners concerning cable installations. Furthermore, the name StjarnTV is well established on the market.

Notes (SEK 000's)

 Note 1 Average number of employees, salaries, other remuneration and payroll overhead

   Number of employees:

   Men......................................................................  34
   Women....................................................................  27
                                                                             ---
     Total..................................................................  61

   Salaries, other remuneration and payroll overhead:

   Board of Directors and Managing Director
   Salaries and other remuneration......................................  4,655
   (of which is bonus).................................................. (2,561)
   Pension costs........................................................    446
   Other employees
   Salaries and other remuneration...................................... 14,120
                                                                         ------
   Total
   Salaries and other remuneration...................................... 18,775
   Payroll overhead.....................................................  7,845
   (of which are pension costs)......................................... (1,153)

                        NBS NORDIC BROADBAND SERVICES AB

    The Managing Director is covered by an employment contract according to which the notice period is 6 months. In addition to this, severance pay equal to a remuneration for a 12 month is payable, if the notice is served by the Group. There are no other pension commitments than those stated above.

 Note 2 Intangible and tangible fixed assets

Intangible assets
Improvement expenses on others property
Opening cost value.....................................................     --
Purchases..............................................................     927
Closing cost value.....................................................     927
Opening accumulated depreciation.......................................     --
Depreciation for the year..............................................     (12)
                                                                        -------
Closing accumulated depreciation.......................................     (12)
Residual value according to plan.......................................     915
Goodwill
Opening cost value..................................................... 522,226
                                                                        -------
Closing cost value..................................................... 522,226
Depreciation for the year.............................................. (18,547)
                                                                        -------
Closing accumulated depreciation....................................... (18,547)
Residual value according to plan....................................... 503,679

Equipment, tools fixtures and fittings of which;

1. Distribution plants
Cost value
Opening cost value....................................................  231,732
Purchases.............................................................    2,399
Completed projects....................................................    6,451
                                                                       --------
Closing cost value....................................................  240,582
Depreciation according to plan
Opening accumulated depreciation...................................... (121,363)
Depreciation for the year.............................................  (25,590)
                                                                       --------
Closing accumulated depreciation...................................... (146,953)
Residual value according to plan......................................   93,629


                        NBS NORDIC BROADBAND SERVICES AB

2. Equipment
Cost value
Opening cost value.....................................................  10,519
Purchases..............................................................   8,737
Disposals..............................................................  (2,822)
                                                                        -------
Closing cost value.....................................................  16,434
Depreciation according to plan
Opening accumulated depreciation.......................................  (7,561)
Disposals..............................................................   2,822
Depreciation for the year..............................................  (1,447)
                                                                        -------
Closing accumulated depreciation.......................................  (6,186)
Residual value according to plan.......................................  10,248
Total residual value according to plan................................. 103,877
Construction in progress and advanced payments for tangible assets
Opening cost value.....................................................   6,273
Purchases..............................................................  45,998
Completed projects.....................................................  (6,451)
Reclassification.......................................................  (2,234)
                                                                        -------
Closing cost value.....................................................  43,586

Leasing

    The Group has entered into the following operating lease agreements related to premises:

   Future minimum lease payments in:
   1999................................................................... 3,400
   2000................................................................... 3,400
   2001................................................................... 3,400
   After 2001:............................................................ 5,950

    The rent for 1998 has amounted to 2,958.

    The Group leases ducts and the use of fibre optical cable. The duration of the contract is 20 years and it follows generally accepted market terms.

    The Group has also to a lesser extent leasing agreements regarding cars, office equipment and small offices. All contracts follow generally accepted market terms.

 Note 3 Other interest income and interest expense

   Interest income.......................................................  5,415
   Interest expense...................................................... 19,676

    There are no intra-group interest income or expense included above.

 Note 4 Tax on current year result

   Current tax paid on the profit for this and earlier years.............. 1,790
   Deferred taxes......................................................... 1,134
                                                                           -----
     Total................................................................ 2,924

                        NBS NORDIC BROADBAND SERVICES AB

 Note 5 Current receivables

Prepaid expenses and accrued income
Prepaid rent..............................................................   997
Accrued interest income...................................................   106
Other..................................................................... 2,055
                                                                           -----
Total..................................................................... 3,158

 Note 6 Equity

                                                          Non-
                                            Restricted restricted Profit/loss
                              Share capital  reserves   reserves  for the year
                              ------------- ---------- ---------- ------------
Opening balance..............       100
Unconditional shareholder's
 contribution................                           202,500
Options granted..............                 1,988
New share issue..............    22,600       1,800
Loss for the year............                                       (27,709)
                                 ------       -----     -------     -------
Closing balance..............    22,700       3,788     202,500     (27,709)

    Each share corresponds to one vote.

    NBS has during the year issued two subordinated loans with detachable warrants. The subordinated loans and the warrants were subscribed by StjarnTVnatet AB. The subordinated loans and the warrants have been sold on their due date.

    The warrants Series I allows the subscription of 1,820,000 new shares in NBS at an issue price of SEK 16. The period of application for the subscription of shares is between the October 20, 1998 and October 20, 2004.

    The warrants Series II allows the subscription of 2,040,000 new shares in NBS at an issue price of SEK 25. The period of application for the subscription of shares is between the October 20, 1998 and the October 20, 2004.

 Note 7 Accrued expenses and deferred income


Accrued costs of personnel...............................................  3,069
Accrued program costs....................................................  4,111
Deferred income.......................................................... 27,867
Other.................................................................... 16,825
                                                                          ------
Total.................................................................... 51,872

 Note 8 Pledged assets and contingent liabilities

Pledged assets
Shares in subsidiary.................................................... 480,164
                                                                         -------
Total................................................................... 480,164
Contingent liabilities
Guarantees..............................................................     321
Royalty commitment......................................................  11,673
                                                                         -------
Total...................................................................  11,994

                        NBS NORDIC BROADBAND SERVICES AB

    The indirectly owned subsidiary SpaceNet AB has in a prior year entered into a royalty agreement with NUTEK and with Industrifonden, according to which NBS is obliged to pay royalty on certain sales until the end of the contract period in 2000 and 2005, respectively. The royalty commitment including an annual interest is limited to 11,673, of which 9,673 refers to Industrifonden.

 Note 9 Acquired profit

    All shares in Stjarnan Multimedia Invest AB were acquired on May 6, 1998. Acquired profit relate to the period April 1, 1998 to May 5, 1998.

 Note 10 Liabilities to credit institutions

Liabilities to credit institutions
Current liabilities
Due within 1 year....................................................... 223,500
Long-term liabilities
Due between 1 and 5 years............................................... 297,500
Due after 5 years.......................................................     --
Total liabilities to credit institutions................................ 521,000

 Note 11 Convertible loan

Outstanding loan amount................................................... 4,264

    The loan is due on October 20, 2006, unless conversion has been made before that date. The loan bears an annual interest equivalent to twelve months STIBOR plus 1.7 %. The conversion rate is set at SEK 16 per share. The outstanding loan entitles to conversion to 404,000 new shares in NBS.

 Note 12 Participation in group companies


                           Corporate                         Portion of Net book
                           identity     Regist-   Number of    equity   value Dec
                            number    ered office   shares       %      31, 1998
Directly owned:           ----------- ----------- ---------- ---------- ---------
StjarnTVnatet AB........  556497-8210    Sthlm    50,000,000    100      752,037
Indirectly owned:
SpaceNet AB.............  556226-4589    Sthlm           --     100          --
Stockholms Stads Televi-
 sions AB...............  556070-3547    Sthlm           --     100          --
StjarnTV AB.............  556308-7534    Sthlm           --     100          --

 Note 13 US GAAP reconciliation

    The accounting policies followed in preparation for the consolidated financial statements differ in some respect to the generally accepted accounting principles in the United States.

                        NBS NORDIC BROADBAND SERVICES AB

    The principle differences between Swedish GAAP and US GAAP are presented below together with explanations of the adjustments that affect consolidated net loss, total equity and total assets as of the year ended December 31, 1998.

   Reconciliation of Net Loss
     Swedish GAAP Net Loss...........................................   (27,709)
     Leases..........................................................    (3,664)
     Goodwill amortization...........................................    (1,177)
     Deferred tax effect on US GAAP adjustment.......................     1,026
                                                                      ---------
     US GAAP Net Loss................................................   (31,524)
   Reconciliation of Equity
     Swedish GAAP Equity.............................................   201,279
     Leases..........................................................    (4,841)
     Deferred tax effect on US GAAP adjustment.......................     1,026
                                                                      ---------
     US GAAP Equity..................................................   197,464
   Reconciliation of Assets
     Swedish GAAP Assets.............................................   837,431
     Leases..........................................................   176,080
     Goodwill........................................................    35,053
                                                                      ---------
     US GAAP Assets.................................................. 1,048,564
                                                                      =========

Leases

    The Group leases certain equipment which in accordance with Swedish GAAP is treated as operating leases. For US GAAP purposes these leases fall under the criteria for capitalization in accordance with FAS 13 and should thus be capitalized. The reclassified leases have been recorded as assets and obligations at their estimated fair value in the above reconciliation. At the acquisition by EQT, lease obligations exceeded leased assets by SEK36.2 million and this amount has been accounted for as goodwill. Depreciation has been computed principally using the straight-line method over the estimated useful lives of assets, 20 years.

                       REPORT BY THE INDEPENDENT AUDITOR

    I have audited the consolidated balance sheet of NBS Nordic Broadband Services AB (publ) ("NBS"), Sweden, for the year ended December 31, 1998 and the related consolidated statements of income and cash flows for the year then ended. The consolidated financial statements are derived from audited accounts for the period January 3, 1997 to June 30, 1998 and July 1, 1998 to December 31, 1998 prepared in accordance with Swedish GAAP as described in Principles Used in Preparing the Consolidated Financial Statements in the Notes to the attached financial statements. The significant differences between accounting principles generally accepted in Sweden and those generally accepted in the United States of America so far as concerns the financial statements referred to are summarized in Note 13 on which we have performed an examination including such procedures as we considered necessary in the circumstances. These financial statements are the responsibility of the company's management. My responsibility is to express an opinion on these financial statements based on my audit.

    I conducted my audit in accordance with auditing standards generally accepted in Sweden which are substantially the same as those generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance that the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall presentation of the financial statement. I believe that my audit provides a reasonable basis for my opinion.

    NBS is registered in Sweden and maintains accounting records and prepare its financial statements in accordance with generally accepted accounting principles in Sweden and in the currency of SEK. The accompanying financial statements have solely been prepared on the request of NBS and are intended solely for a fair presentation of the legal entity operations for 1998 and to describe substantial differences between Swedish and US GAAP as described in
Note 13.

    In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NBS Nordic Broadband Services AB (publ) as of December 31, 1998, and of the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in Sweden.

    Generally accepted accounting principles in Sweden vary in certain significant respects from generally accepted accounting principles in the United States of America. Application of generally accepted accounting principles in the United States would have affected total assets, results of the operations and shareholder's equity for the year ended on December 31, 1998 to the extent summarised in Note 13 to the consolidated financial statements.

                                Stockholm Sweden
                                  May 4, 1999

                              Jan-Erik Soderhielm
                          Authorised Public Accountant
                                Ernst & Young AB

                        NBS NORDIC BROADBAND SERVICES AB

   CONSOLIDATED INCOME STATEMENT FOR THE SIX MONTH PERIOD ENDED JUNE 30, 1999
                            (Unaudited) (SEK 000's)

Net sales.............................................................  135,713
                                                                       --------
                                                                        135,713
Operating expenses
Program and distribution costs........................................  (55,790)
Other external costs..................................................  (29,779)
Personnel costs.......................................................  (22,763)
                                                                       --------
Total operating expenses excluding depreciation....................... (108,332)
Operating profit before depreciation..................................   27,381
Depreciation of tangible and intangible fixed assets..................  (33,319)
                                                                       --------
Operating loss........................................................   (5,938)
Result from financial investments
Other interest income and similar items...............................    1,408
Interest expense and similar items....................................  (11,849)
                                                                       --------
Loss after financial items............................................  (16,379)
Tax on current year result............................................      --
                                                                       --------
NET LOSS FOR THE YEAR.................................................  (16,379)
                                                                       ========

                        NBS NORDIC BROADBAND SERVICES AB

     CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 1999 (Unaudited) (SEK 000's)

ASSETS
Fixed Assets
Intangible assets
Goodwill............................................................... 494,985
Improvement expenses on other property.................................   2,006
                                                                        -------
                                                                        496,991
Tangible assets
Equipment, tolls fixtures and fittings................................. 148,565
Construction in progress and advance payments for tangible assets......  52,868
                                                                        -------
                                                                        201,433
Total fixed assets..................................................... 698,424
Current assets
Current receivables
Accounts receivable--trade.............................................  18,992
Other receivables......................................................   2,026
Prepaid expenses and accrued income....................................   4,328
                                                                        -------
                                                                         25,346
Cash and bank balances.................................................  30,227
Total current assets...................................................  55,573
                                                                        -------
TOTAL ASSETS........................................................... 753,997
                                                                        =======

                        NBS NORDIC BROADBAND SERVICES AB

     CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 1999 (Unaudited) (SEK 000's)

EQUITY AND LIABILITIES
Equity
Restricted equity
Share capital (22,700,000 shares at a par value of SEK 1 each).........  22,700
Other restricted capital...............................................   4,066
                                                                        -------
                                                                         26,706
Non-restricted equity
Non-restricted reserves................................................ 174,790
Loss for the year                                                       (16,379)
                                                                        -------
                                                                        158,411
Total equity........................................................... 185,117
Provisions
Deferred tax liability.................................................  25,285
                                                                        -------
Total provisions.......................................................  25,285
Long-term liabilities
Interest-bearing
Liabilities to credit institutions..................................... 330,000
Other liabilities......................................................   4,648
                                                                        -------
Total long-term liabilities............................................ 334,648
Current liabilities
Interest-bearing
Liabilities to credit institutions..................................... 109,073
Non-interest-bearing
Accounts payable - trade...............................................  49,004
Other liabilities......................................................   7,459
Accrued expenses and deferred income...................................  43,411
                                                                        -------
Total current liabilities..............................................  99,874
                                                                        -------
TOTAL EQUITY AND LIABILITIES........................................... 753,997
                                                                        =======

                        NBS NORDIC BROADBAND SERVICES AB

 CONSOLIDATED CASH FLOW STATEMENT FOR THE SIX MONTH PERIOD ENDED JUNE 30, 1999
                            (Unaudited) (SEK 000's)

CASH FLOWS FROM OPERATING ACTIVITIES
Net sales.........................................................  135,713
Operating expenses................................................ (108,332)
                                                                   --------  ---
Net cash flow before changes in working capital...................   27,381
Increase (-) decrease (+) of operating receivables................   10,525
Increase (-) decrease (+) of operating liabilities................   (2,148)
                                                                   --------
Net cash flow from operations.....................................   35,758
Received interest and result from current investments.............    1,521
Paid interest.....................................................  (11,020)
Paid income taxes.................................................     (942)
                                                                   --------
Net cash flow provided by operating activities....................   25,317
                                                                   --------
CASH FLOW FROM INVESTING ACTIVITIES
Investment in fixed assets........................................  (68,234)
Investment in shares..............................................   (6,928)
                                                                   --------
Net cash flow from investing activities...........................  (75,162)
                                                                   --------
CASH FLOW FROM FINANCING ACTIVITIES
Decrease in other current investments.............................   80,000
New share issue...................................................      --
Raised loans......................................................  109,073
Amortisation of loan.............................................. (193,500)
                                                                   --------
Net cash flow from financing activities...........................   (4,427)
                                                                   --------
CHANGE IN CASH AND BANK...........................................  (54,272)
Cash and bank at beginning of year................................   84,499
Cash and bank at end of year......................................   30,227

                        NBS NORDIC BROADBAND SERVICES AB

                 NOTES FOR THE FINANCIAL STATEMENTS (Unaudited)

U.S. GAAP reconciliation (SEK 000's)
    The accounting policies followed in preparation for the consolidated financial statements differ in some respect to the generally accepted accounting principles in the United States.

    The principle differences between Swedish GAAP and U.S. GAAP are presented below together with explanations of the adjustments that affect consolidated net loss, total equity and total assets as of the period ended June 30, 1999.

Reconciliation of Net Loss
Swedish GAAP Net Loss.................................................. (16,379)
Leases.................................................................  (4,252)
Goodwill amortization..................................................    (905)
Deferred tax effect on U.S. GAAP adjustment............................   1,191
                                                                        -------
U.S. GAAP Net Loss..................................................... (20,345)
Reconciliation of Equity
Swedish GAAP Equity.................................................... 185,117
Leases.................................................................  (9,232)
Goodwill amortization..................................................  (2,082)
Deferred tax effect on U.S. GAAP adjustment............................   2,585
                                                                        -------
U.S. GAAP Equity....................................................... 176,388
Reconciliation of Assets
Swedish GAAP Assets.................................................... 753,997
Leases................................................................. 181,800
Goodwill...............................................................  34,148
                                                                        -------
U.S. GAAP Assets....................................................... 969,945

Leases
    The Group leases certain equipment which in accordance with Swedish GAAP is treated as operating leases. For U.S. GAAP purposes these leases fall under the criteria for capitalization in accordance with the FAS 13 and should thus be capitalized. The reclassified leases have been recorded as assets and obligations at their estimated fair value in the above reconciliation. At the acquisition by EQT, lease obligations exceeded leased assets by SEK36.2 million and this amount has been accounted for as goodwill. Depreciation has been computed principally using the straight-line method over the estimated useful lives of assets, 20 years.

                    (Translation from the Swedish original)

    SINGAPORE TELECOM INTERNATIONAL SVENSKA AB--STOCKHOLM Reg no 556497-8210

ANNUAL REPORT

   The board of directors and the managing director of Singapore Telecom International Svenska AB herewith present the following report for the financial year 1 April 1997 -- 31 March 1998.

ADMINISTRATION REPORT

   The company is a subsidiary of Singapore Telecom International Pte Ltd which during the financial year became a part of a group whose parent company is Singapore Telecom Ltd. (STI Svenska AB is owned since 6 May 1998 via Stjarnan Multimedia AB by Scandinavian Equity Partners Ltd which in its turn is owned by, among others, Investor and SE-Banken.)

   The company is engaged in for own account or via wholly or partly owned companies telephone, and cable network for television, operations and similar associated activities.

Result and appropriation

   The group result for the year is MSEK -- 20,1 (MSEK -- 22,6).

   The group non-restricted equity amounts to at 31 March 1998:

      Non-restricted reserves  kSEK 345,250
      Profit for the year      kSEK (20,052)
                                    ---------
                               kSEK 325,198

Proposed appropriation of profits in the parent company

   At the disposal of the annual general meeting are the following unappropriated earnings:

      Profit brought forward  SEK 414,878,291
      Profit for the year     SEK         --
                                  ------------
                              SEK 414,878,291

   The board of directors and the managing director propose that SEK 414,878,291 be carried forward.

   Regarding the company's operations, reference is made to the following balance sheets, income statements, funds statements and related notes.

             SINGAPORE TELECOM INTERNATIONAL SVENSKA AB--STOCKHOLM

                         CONSOLIDATED INCOME STATEMENTS

                                                    1 April 1997  1 April 1996
                                                    31 March 1998 31 March 1997
                                                    ------------- -------------
                                                        kSEK          kSEK
Net sales -- Note 1 and 2..........................    248,998       242,894
                                                      --------      --------
Operating Expenses
Program and distribution costs.....................   (102,505)     (100,554)
Other external costs...............................    (34,223)      (30,457)
Personnel costs -- Note 3..........................    (26,216)      (24,674)
Depreciation of tangible fixed assets -- Note 4....    (79,300)      (77,413)
                                                      --------      --------
Total operating expenses...........................   (242,244)     (233,098)
Operating profit...................................      6,754         9,796
Result from financial investments -- Note 5
Interest income and similar items..................      6,278         5,054
Other expense and similar items....................    (22,187)      (27,477)
Loss after financial items.........................     (9,155)      (12,627)
Tax on ordinary profit for the year -- Note 6......    (10,897)       (9,990)
                                                      --------      --------
NET LOSS FOR THE YEAR..............................    (20,052)      (22,617)
                                                      ========      ========

             SINGAPORE TELECOM INTERNATIONAL SVENSKA AB--STOCKHOLM

                    CONSOLIDATED BALANCE SHEETS AT 31 MARCH

                                                               1998     1997
                                                              ------- --------
                                                               kSEK     kSEK
ASSETS
Fixed assets
Intangible fixed assets -- Note 4
Goodwill..................................................... 321,415  369,228
Tangible fixed assets -- Note 4
Equipment, tools, fixtures and fittings...................... 113,327 120,l271
Construction-in-progress and advance payments for tangible
 fixed assets................................................   6,273    8,618
                                                              ------- --------
Total tangible fixed assets.................................. 119,600  128,889
                                                              ------- --------
Total fixed assets........................................... 441,015  498,117
Current assets
Current receivables -- Note 7
Accounts receivable -- trade.................................  25,940   29,291
Other receivables............................................   2,966    1,125
Prepaid expenses and accrued income..........................   1,682    1,534
                                                              ------- --------
                                                               30,588   31,950
Current investments
Other current investments.................................... 155,000  110,000
Cash and bank balances.......................................  12,566   17,453
                                                              ------- --------
Total current assets......................................... 198,154  159,403
                                                              ------- --------
TOTAL ASSETS................................................. 639,169  657,520
                                                              ======= ========

             SINGAPORE TELECOM INTERNATIONAL SVENSKA AB--STOCKHOLM

                    CONSOLIDATED BALANCE SHEETS AT 31 MARCH

                                                                  1998    1997
                                                                 ------- -------
                                                                  kSEK    kSEK
EQUITY AND LIABILITIES
Equity -- Note 8
Restricted equity
Share capital...................................................  50,000  50,000
Other restricted reserves ...................................... 175,000 175,000

Non-restricted equity/Accumulated deficit

Profit/Loss brought forward................................... 345,250  (38,773)
Net loss for the year......................................... (20,052) (22,617)
                                                               -------  -------
Total equity.................................................. 550,198  163,610
Provisions
Provisions for taxation.......................................  23,937   19,976
                                                               -------  -------
Total provisions..............................................  23,937   19,976
Long-term liabilities
Accounts payable -- group companies -- Note 10................     --   400,000
                                                               -------  -------
Total long-term liabilities...................................     --   400,000
Current liabilities
Accounts payable -- trade.....................................  12,026   12,931
Liabilities to group companies................................     --     8,225
Income tax liability..........................................   6,387    7,725
Other liabilities.............................................   9,099    8,718
Accrued expenses and deferred income -- Note 9................  37,522   36,335
                                                               -------  -------
Total current liabilities.....................................  65,034   73,934
                                                               -------  -------
TOTAL EQUITY AND LIABILITIES.................................. 639,169  657,520
                                                               =======  =======
PLEDGED ASSETS AND CONTINGENT LIABILITIES
Pledged assets ...............................................    None     None
Contingent liabilities -- Note 11............................. 109,993  109,243

             SINGAPORE TELECOM INTERNATIONAL SVENSKA AB--STOCKHOLM

                   CONSOLIDATED FUNDS STATEMENTS AT 31 MARCH

                                                               1998      1997
                                                             --------  --------
                                                               kSEK      kSEK
CASH FLOWS FROM OPERATING ACTIVITIES
Net sales...................................................  248,998   242,894
Operating expenses.......................................... (162,944) (155,685)
                                                             --------  --------
Net cash flows before changes in working capital............   86,054    87,209
Increase(-)/Decrease(+) in operating receivables............    1,362    (3,983)
Increase(+)/Decrease(-) in operating liabilities............   (8,900)    3,523
                                                             --------  --------
Net cash flows from operations..............................   78,516    86,749
Received interest...........................................    6,278     5,054
Paid interest...............................................  (15,547)  (27,477)
Paid income taxes...........................................   (6,936)   (7,978)
                                                             --------  --------
Net cash flows provided by operating activities.............   62,311    56,348
CASH FLOWS FROM INVESTING ACTIVITIES
Increase in current investments.............................  (45,000)  (40,000)
Investments in fixed assets.................................  (22,198)  (14,410)
Proceeds from sale of fixed assets..........................      --         66
                                                             --------  --------
Net cash flows from investing activities....................  (67,198)  (54,344)
CHANGE IN CASH AND BANK.....................................   (4,887)    2,004
Cash and bank at beginning of year..........................   17,453    15,449
Cash and bank at end of year................................   12,566    17,453
CHANGE IN LIQUID ASSETS
Liquid assets at the beginning of the year..................  127,307    85,449
Liquid assets at the end of the year........................  167,410   127,453

             SINGAPORE TELECOM INTERNATIONAL SVENSKA AB--STOCKHOLM

                        PARENT COMPANY INCOME STATEMENTS

                                                     1 April 1997  1 April 1996
                                                     31 March 1998 31 March 1997
                                                     ------------- -------------
                                                         kSEK          kSEK
Net sales -- Note 1 and 2...........................        --            226
                                                        -------       -------
Operating expenses
Other external costs................................       (463)       (5,720)
                                                        -------       -------
Total operating expenses............................       (463)       (5,720)
Operating loss......................................       (463)       (5,494)
Result from financial investments -- Note 5
Interest income and similar items...................          6            12
Interest expense and similar items..................    (22,169)      (27,460)
                                                        -------       -------
Result from financial investments...................    (22,626)      (32,942)
Appropriations -- Note 12...........................     22,626        32,942
Tax on current year result -- Note 6................        --            --
                                                        -------       -------
RESULT FOR THE YEAR.................................        --            --
                                                        =======       =======

             SINGAPORE TELECOM INTERNATIONAL SVENSKA AB--STOCKHOLM

                   PARENT COMPANY BALANCE SHEETS AT 31 MARCH

                                                                  1998    1997
                                                                 ------- -------
                                                                  kSEK    kSEK
ASSETS
Fixed Assets
Financial fixed assets
Participations in group companies -- Note 13.................... 625,000 625,000
                                                                 ------- -------
Total fixed assets.............................................. 625,000 625,000
Current assets
Current receivables -- Note 7
Receivables from group companies................................  14,747  17,378
Other receivables...............................................     --        5
                                                                 ------- -------
                                                                  14,747  17,383
Cash and bank balances..........................................     156     146
Total current assets............................................  14,903  17,529
                                                                 ------- -------
TOTAL ASSETS.................................................... 639,903 642,529
                                                                 ======= =======

             SINGAPORE TELECOM INTERNATIONAL SVENSKA AB--STOCKHOLM

                   PARENT COMPANY BALANCE SHEETS AT 31 MARCH

                                                                 1998    1997
                                                                ------- -------
                                                                 kSEK    kSEK
EQUITY AND LIABILITIES
Equity -- Note 8
Restricted equity (1)
Share capital (50,000,000 shares of par value SEK 1 each)......  50,000  50,000
Statutory reserve.............................................. 175,000 175,000
                                                                ------- -------
                                                                225,000 225,000
Non-restricted equity
Profit brought forward......................................... 414,878   8,238
Result for the year............................................     --      --
                                                                ------- -------
                                                                414,878   8,238
Total equity................................................... 639,878 233,238
Long-term liabilities
Liabilities to group companies -- Note 10......................     --  400,000
Current liabilities
Liabilities to group companies.................................     --    8,225
Accrued expenses and deferred income -- Note 9.................      25   1,066
                                                                ------- -------
Total current liabilities......................................      25   9,291
                                                                ------- -------
TOTAL EQUITY AND LIABILITIES................................... 639,903 642,529
                                                                ======= =======
PLEDGED ASSETS AND CONTINGENT LIABILITIES
Pledged assets.................................................    None    None
Contingent liabilities.........................................    None    None

             SINGAPORE TELECOM INTERNATIONAL SVENSKA AB--STOCKHOLM

                  PARENT COMPANY FUNDS STATEMENTS AT 31 MARCH

                                                                1998     1997
                                                               -------  -------
                                                                kSEK     kSEK
CASH FLOWS FROM OPERATING ACTIVITIES
Net sales.....................................................     --       226
Operating expenses............................................    (463)  (5,720)
                                                               -------  -------
Net cash flows before changes in working capital..............    (463)  (5,494)
Increase(-)/Decrease(+) in operating receivables..............   2,636    5,001
Increase(+)/Decrease(-) in operating liabilities..............  (9,266)  (5,300)
Group contribution received...................................  22,626   32,942
                                                               -------  -------
Net cash flows from operations................................  15,533   27,149
Received interest.............................................       6       12
Paid interest................................................. (15,529) (27,460)
                                                               -------  -------
Net cash flows provided by operating activities...............      10     (299)
CHANGE IN CASH AND BANK.......................................      10     (299)
Cash and bank at beginning of year............................     146      445
Cash and bank at end of year..................................     156      146
CHANGE IN LIQUID ASSETS
Liquid assets at the beginning of the year....................     146      445
Liquid assets at the end of the year..........................     156      146

             SINGAPORE TELECOM INTERNATIONAL SVENSKA AB--STOCKHOLM

                             ACCOUNTING PRINCIPLES

The group

    The consolidated accounts have been prepared according to the purchase method. Apart from the equity of the parent company, the group's equity only includes the results of the subsidiaries after acquisition. The difference between the group's cost of acquisition for the shares in the subsidiaries and the fair values of acquired identifiable assets and liabilities in the subsidiaries at the time of acquisition, is shown as goodwill and is amortised according to plan. If negative goodwill arises it is accounted for as a provision.

    The consolidated accounts include the accounts of all of the subsidiaries. A subsidiary is a company in which the parent company owns, directly or indirectly, shares which represent more than 50% of the voting rights.

    All group internal transactions and profits have been eliminated.

    The consolidated accounts do not include appropriations and untaxed reserves. Instead the estimated deferred tax relating to the appropriations is shown in the consolidated income statement as part of the group's tax expense. The equity portion of these appropriations and the untaxed reserves respectively is included as part of the net profit for the year in the income statement and in the balance sheet as other restricted reserves under restricted equity. The deferred tax is re-evaluated each year using the current tax rate and the change is included in the consolidated income statement as a part of the tax expense for the year.

The group and the parent company

    Assets and liabilities of the group and parent company are valued at acquisition value unless otherwise stated.

    Receivables--trade are valued at the amounts they are expected to realise.

    Receivables and liabilities denominated in foreign currencies have been translated at the year-end rates of exchange.

    The cost of leasing fixed assets is normally expensed over the leasing period. When a lease agreement implies an obligation to take over the leased object after a certain time and with agreed terms of ownership, then it is accounted for as a fixed asset. The remaining payment obligations are included among the liabilities.

    Depreciation according to plan of intangible and tangible fixed assets are based on the acquisition cost of the assets (revaluation value) and the expected economic life of each asset.

Equipment

    Machinery and equipment have been depreciated according to plan, which is based on an economic life of three and five years respectively. (Depreciation based on an expected economic life of 3 years is used for IT-equipment purchased from 1 April 1997. IT-equipment purchased before 1 April 1997 is depreciated over five years.)

             SINGAPORE TELECOM INTERNATIONAL SVENSKA AB--STOCKHOLM

                             ACCOUNTING PRINCIPLES

 Distribution plants

    Plants have been depreciated according to a plan, which is based on economic lives of three, seven and ten years respectively. (Depreciation based on an expected economic life of 3 years is used for IT-equipment purchased from 1 April 1997. IT-equipment purchased before 1 April 1997 is depreciated over five years.)

 Goodwill

    Goodwill is depreciated according to a plan over a period of ten years.

    Group companies are all companies in the same group of companies where the parent company is a Swedish limited liability company, a partnership or a foreign company, i e not only a parent company and a subsidiary but a fellow subsidiary as well.

    Book depreciation made corresponds to the maximum depreciation allowed by the Swedish taxation legislation.

    With the exception for the above-mentioned changes referring to depreciation on IT-equipment and IT-plants, the same accounting principles were applied in the previous year.

             SINGAPORE TELECOM INTERNATIONAL SVENSKA AB--STOCKHOLM

                          NOTES TO THE ANNUAL ACCOUNTS

Note 1. Allocation of net sales

    Net sales and operating profit are allocated by business lines as follows:

                                             Net sales        Operating profit
                                        -------------------- -------------------
                                        1997/1998 1996/19977 1997/1998 1996/1997
                                        --------- ---------- --------- ---------
                                          kSEK       kSEK      kSEK      kSEK
The group
Cable TV activities....................  248,998   242,894     6,754     9,796
The parent company.....................      --        226      (463)   (5,494)

Note 2. Purchases and sales between group companies

 The group

    Out of the total purchases and sales for the year kSEK 0 (1996/1997 kSEK
265) of the purchases and kSEK 0 (1996/1997 kSEK 265) of the sales concern other group companies.

 The parent company

    Out of the total purchases and sales for the year kSEK 0 (1996/1997 kSEK
39) of the purchases and kSEK 0 (1996/1997 kSEK 226) of the sales concern other group companies.

Note 3. Average number of employees, salaries, other remuneration and social security costs

    Average number of employees

                                              The group      The parent company
                                         ------------------- -------------------
                                         1997/1998 1996/1997 1997/1998 1996/1997
                                         --------- --------- --------- ---------
Men.....................................     35        37       --        --
Women...................................     22        21       --        --
Total...................................     57        58       --        --

    Salaries, other remuneration and social costs:

                                            The group      The parent company
                                       ------------------- -------------------
                                       1997/1998 1996/1997 1997/1998 1996/1997
                                       --------- --------- --------- ---------
                                         kSEK      kSEK      kSEK      kSEK
Board of directors and the managing
 director
Salaries and other remuneration.......   1,202     1,128      --        --
of which is bonus.....................     196       185      --        --
Pension costs.........................     536       460      --        --
Other employees
Salaries and other remuneration.......  15,275    14,915      --        --
Total
Salaries and other remuneration.......  16,477    16,043      --        --
Social costs..........................   7,649     7,501      --        --
of which pension costs................   1,576     1,424      --        --

    Regarding the managing director, the company has not entered into an employment agreement or agreement concerning compensation such as severance pay or similar.

             SINGAPORE TELECOM INTERNATIONAL SVENSKA AB--STOCKHOLM

Note 4. Intangible and tangible fixed assets

                                          The group        The parent company
                                     --------------------  -------------------
                                     1997/1998  1996/1997  1997/1998 1996/1997
                                     ---------  ---------  --------- ---------
                                       kSEK       kSEK       kSEK      kSEK
Goodwill
Opening acquisition value...........  478,129    478,129      --        --
Closing acquisition value...........  478,129    478,129      --        --
Opening accumulated depreciation.... (108,901)   (61,088)     --        --
Depreciation for the year...........  (47,813)   (47,813)     --        --
                                     --------   --------      ---       ---
Closing accumulated depreciation.... (156,714)  (108,901)     --        --
Net book value according to plan....  321,415    369,228      --        --

Equipment, tools, fixtures and
 fittings of which:

1. Distribution plants
Acquisition value
Opening acquisition value...........  207,728    201,018      --        --
Purchases...........................   24,577      8,387      --        --
Sales and disposals.................      --        (289)     --        --
Reclassifications...................     (573)    (1,388)     --        --
                                     --------   --------      ---       ---
Closing acquisition value...........  231,732    207,728      --        --

Depreciation according to plan
Opening accumulated depreciation....  (91,181)   (62,650)     --        --
Sales and disposals.................      --         (79)     --        --
Depreciation for the year...........  (30,182)   (28,452)     --        --
                                     --------   --------      ---       ---
Closing accumulated depreciation.... (121,363)   (91,181)     --        --
Net book value according to plan....  110,369    116,547      --        --

2. Equipment
Acquisition value
Opening acquisition value...........    9,988      8,571      --        --
Purchases...........................      541      1,591      --        --
Sales and disposals.................      (10)      (174)     --        --
                                     --------   --------      ---       ---
Closing acquisition value...........   10,519      9,988      --        --
Depreciation according to plan

Opening accumulated depreciation....   (6,264)    (5,592)     --        --
Sales and disposals.................        8        476      --        --
Depreciation for the year...........   (1,305)    (1,148)     --        --
Closing accumulated depreciation....   (7,561)    (6,264)     --        --
                                     --------   --------      ---       ---
Net book value according to plan....    2,958      3,724      --        --

             SINGAPORE TELECOM INTERNATIONAL SVENSKA AB--STOCKHOLM

                                            The group      The parent company
                                       ------------------- -------------------
                                       1997/1998 1996/1997 1997/1998 1996/1997
                                       --------- --------- --------- ---------
                                         kSEK      kSEK      kSEK      kSEK
Construction-in-progress and advanced
 payments for tangible assets
Opening acquisition value.............    8,618     2,798     --        --
Purchases.............................   21,839    19,793     --        --
Reclassifications.....................  (24,184)  (13,973)    --        --
Accumulated closing acquisition
 value................................    6,273     8,618     --        --

Note 5. Other interest income, interest expense and similar items

                                              The group      The parent company
                                         ------------------- -------------------
                                         1997/1998 1996/1997 1997/1998 1996/1997
                                         --------- --------- --------- ---------
                                           kSEK      kSEK      kSEK      kSEK
Interest income.........................   6,278     5,054         6        12
Interest expense........................  22,187    27,477    22,169    27,460

    Interest income includes kSEK 0 (kSEK 0) income from other group companies.

    Interest expense includes kSEK 22,168 (kSEK 27,457) expense from other group companies.

Note 6. Tax on ordinary profit for the year

                                            The group      The parent company
                                       ------------------- -------------------
                                       1997/1998 1996/1997 1997/1998 1996/1997
                                       --------- --------- --------- ---------
                                         kSEK      kSEK      kSEK      kSEK
Tax paid on the profit for the year
 and earlier years....................   6,936     7,978      --        --
Deferred taxes........................   3,961     2,012      --        --
                                        ------     -----      ---       ---
Total.................................  10,897     9,990      --        --
                                        ======     =====      ===       ===

             SINGAPORE TELECOM INTERNATIONAL SVENSKA AB--STOCKHOLM

Note 7. Current assets

 Prepaid expenses and accrued income

                                             The group      The parent company
                                        ------------------- -------------------
                                        1997/1998 1996/1997 1997/1998 1996/1997
                                        --------- --------- --------- ---------
                                          kSEK      kSEK      kSEK      kSEK
Prepaid rent...........................     427       322       --        --
Accrued interest income................     450       198       --        --
Other..................................     805     1 014       --        --
Total..................................   1 682     1 534       --        --
Receivables from group companies
Receivable from StjarnTVnatet AB.......     --        --     14,747    17,378

Note 8. Shareholders' equity

                                                           Non-    Profit/Loss
                                      Share  Restricted restricted   for the
                                     capital  reserves   reserves     year
                                     ------- ---------- ---------- -----------
                                      kSEK      kSEK       kSEK       kSEK
The Group
Opening balance..................... 50,000   175,000    (38,773)    (22,617)
Transfer of profit 1996/1997........    --        --     (22,617)     22,617
Unconditional shareholders'
 contribution.......................    --        --     406,640         --
Loss for the year...................    --        --         --      (20,052)
                                     ------   -------    -------     -------
Closing balance..................... 50,000   175,000    345,250     (20,052)

                                                            Profit  Profit/loss
                                           Share  Statutory brought   for the
                                          capital  reserve  forward    year
                                          ------- --------- ------- -----------
                                           kSEK     kSEK     kSEK      kSEK
The parent company
Opening balance.........................  50,000   175,000    8,238      --
Transfer of profit 1996/1997 according
 to decision taken at the annual general
 meeting of shareholders................     --        --       --       --
Unconditional shareholders'
 contribution...........................     --        --   406,640      --
Net profit/loss for the year............     --        --       --       --
                                          ------   -------  -------   ------
Closing balance.........................  50,000   175,000  414,878      --
  Each share represents one vote.

             SINGAPORE TELECOM INTERNATIONAL SVENSKA AB--STOCKHOLM

Note 9. Accrued expenses and deferred income

                                              The group      The parent company
                                         ------------------- -------------------
                                         1997/1998 1996/1997 1997/1998 1996/1997
                                         --------- --------- --------- ---------
                                           kSEK      kSEK      kSEK      kSEK
Accrued costs of personnel..............   2,420     2,136       --        --
Accrued program costs...................   4,382     3,516       --        --
Deferred income.........................  23,371    22,132       --        --
Other items.............................   7,349     8,551        25     1,066
                                          ------    ------     -----     -----
Total...................................  37,522    36,335        25     1,066
                                          ======    ======     =====     =====

Note 10. Liabilities to group companies

                                             The group      The parent company
                                        ------------------- -------------------
                                        1997/1998 1996/1997 1997/1998 1996/1997
                                        --------- --------- --------- ---------
                                          kSEK      kSEK      kSEK      kSEK
Promissory note loan STI Pte Ltd.......    --      400,000     --      400,000

Note 11. Contingent liabilities

                                            The group      The parent company
                                       ------------------- -------------------
                                       1997/1998 1996/1997 1997/1998 1996/1997
                                       --------- --------- --------- ---------
                                         kSEK      kSEK      kSEK      kSEK
Conditional shareholders'
 contribution.........................   98,550    98,550      --        --
Guarantees............................      336       268      --        --
Royalty commitment....................   11,107    10,425      --        --
                                        -------   -------    -----     -----
Total.................................  109,993   109,243      --        --
                                        =======   =======    =====     =====

    The subsidiary SpaceNet AB has earlier entered into a royalty agreement with NUTEK and with Industrifonden, according to which the company is obliged to pay royalty on certain sales until the end of the contract period in the year 2000 for NUTEK and 2005 for Industrifonden. The royalty commitment includes an annual interest estimate maximised to kSEK 11.107.

Note 12. Appropriations

                                                               Parent company
                                                             -------------------
                                                             1997/1998 1996/1997
                                                             --------- ---------
                                                               kSEK      kSEK
Group contribution
Received from StjarnTVnatet AB..............................  22,626    32,942

             SINGAPORE TELECOM INTERNATIONAL SVENSKA AB--STOCKHOLM

Note 13. Participations in group companies

                                                 Extent of holding        Net book value
                                                 ------------------ ---------------------------
                                                           Share of
                         Registration Registered Number of capital
                              no        office    shares      in %  31 March 1998 31 March 1997
                         ------------ ---------- --------- -------- ------------- -------------
                                                                        kSEK          kSEK
StjarnTVnatet AB........ 556000-4391  Stockholm  1,036,500   100       625,000       625,000

Note 14. Annual accounts

   Annual accounts regarding Singapore Telecom Ltd, registered in Singapore, may be obtained from:

   Singapore Telecommunications Limited
   31 Exeter Road, Comcentre, Singapore
   239732 Singapore

   Stockholm, 29 May 1998

   Bjorn Svedberg           Bengt Halse               Conni Jonsson
   Chairman

   Thomas von Koch          Kjell Hellberg
                            Managing Director

   Jane Norlander           Anders Sandberg
   Employee                 Employee
representative           representative

   My audit report was submitted on 29 May, 1998.

   Ulla Nordin Buisman
   Authorised Public Accountant
   PricewaterhouseCoopers

                    (Translation from the Swedish original)

                                AUDITOR'S REPORT

              To the annual general meeting of the shareholders of

                   SINGAPORE TELECOM INTERNATIONAL SVENSKA AB
                              (Org No 556497-8210)

I have audited the annual report, the consolidated financial statements, the accounting records and the administration by the board of directors and the managing director of Singapore Telecom International Svenska AB for the financial year 1 April 1997--31 March 1998. These accounts and the administration of the Company are the responsibility of the board of directors and the managing director. My responsibility is to express an opinion on the annual report, the consolidated financial statements and the administration based on my audit.

I conducted my audit in accordance with generally accepted auditing standards in Sweden. Those standards require that I plan and perform the audit to obtain reasonable assurance that the annual report and the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the annual report and the consolidated financial statements. An audit also includes assessing the accounting principles used and their application by the board of directors and the managing director, as well as evaluating the overall presentation of information in the annual report and the consolidated financial statements. I examined significant decisions, actions taken and circumstances of the Company in order to be able to determine the liability, if any, to the Company of any board member or the managing director or whether they have in any way acted in contravention of the Companies Act, the Annual Accounts Act or the Articles of Association. I believe that my audit provides a reasonable basis for my opinion set out below.

In my opinion the annual report and the consolidated financial statements have been prepared in accordance with the Annual Accounts Act.

I recommend

that the income statements and the balance sheets of the parent company and the Group be adopted and that the unappropriated earnings of the parent company be dealt with in accordance with the proposal in the administration report.

In my opinion, the members of the board of directors and the managing director have not committed any act or been guilty of any omission, which could give rise to any liability to the Company.

I recommend

that the members of the board of directors and the managing director be discharged from liability for the financial year.

                             Stockholm, 29 May 1998

                              Ulla Nordin Buisman
                          Authorised Public Accountant

             SINGAPORE TELECOM INTERNATIONAL SVENSKA AB--STOCKHOLM



Reconciliation of Significant Differences between US and Swedish generally accepted accounting principles

    The group's consolidated financial statements are prepared in accordance with accounting principles generally accepted in Sweden (Swedish GAAP), which differ in some respects from the accounting principles generally accepted in the United States (U.S. GAAP).

    The principal differences between Swedish GAAP and U.S. GAAP that affect the net loss, and total equity as of and for the years ended March 31, 1998 and 1997 are presented below together with explanations of certain additional differences.

                                                          For the years ended
                                                               March 31,
                                                         ----------------------
                                                            1998        1997
                                                         ----------  ----------
                                                         (in thousands of SEK)
Reconciliation of net loss
  Net loss reported under Swedish GAAP..................    (20,052)    (22,617)
  U.S. GAAP adjustments:
  Leases................................................     (9,853)     (9,341)
  Goodwill..............................................       (882)       (882)
  Tax effect of U.S. GAAP adjustments...................      2,759       2,615
                                                         ----------  ----------
  Net loss under US GAAP................................    (28,028)    (30,225)
                                                         ==========  ==========
                                                          For the years ended
                                                               31 March
                                                         ----------------------
                                                            1998        1997
                                                         ----------  ----------
                                                         (in thousands of SEK)
Reconciliation of equity
  Total equity reported under Swedish GAAP..............    550,198     163,610
  U.S. GAAP adjustments:
  Leases................................................    (30,555)    (20,702)
  Goodwill..............................................     (2,866)     (1,984)
  Tax effect of U.S. GAAP adjustments...................      8,555       5,796
                                                         ----------  ----------
  Total equity under US GAAP............................    525,332     146,720
                                                         ==========  ==========

Leases

    The Group entered into lease agreements for certain strategic equipment beginning on January 1, 1993. These leases have, in accordance with Swedish GAAP, been treated as operating leases. For US GAAP purposes, these leases meet the capitalization criteria in accordance with SFAS 13 and thus have been treated as financial leases and have been capitalized. The capitalized leases have been recorded as an asset and the corresponding obligation as a liability at their net present value of future minimum lease payments in the US GAAP reconciliation. Depreciation has been computed principally using the straight-line method over the estimated useful lives of the assets of 20 years.

Goodwill

    StjarnTVnatet AB, a wholly-owned subsidiary of Singapore Telecom International Svenska AB ("STI"), maintains the lease as described above. Since neither these leased assets nor lease liabilities were included in the statutory accounts of StjarnTVnatet AB, these assets and liabilities were not considered when determining the fair value of the acquired StjarnTVnatet assets and liabilities on December 20, 1994. The

             SINGAPORE TELECOM INTERNATIONAL SVENSKA AB--STOCKHOLM

excess of the acquired lease obligations over the fair value of the leased assets would have reduced the net assets acquired and thus increased the acquisition goodwill under US GAAP. This increase in goodwill has been recorded as a US GAAP adjustment and depreciated over its ten year estimated useful life.

Cash flow information

    US GAAP requires that a statement of cash flows according to SFAS 95 Statement of Cash Flows be included as part of the financial statements. Swedish accounting standards allow the presentation of a Funds Statement. The main difference between the statement of cash flow prepared in accordance with US GAAP and the Funds Statement presented in the Singapore Telecom International Svenska AB financial statements is the following:

    The US GAAP cash flows statement reports changes in cash and cash equivalents which include short-term highly liquid investments with an original maturity of three months or less but excludes bank overdrafts. The STI financial statements define cash and cash equivalents as cash in hand and deposits repayable on demand.

    The table below has been included to present cash flow totals from operating, investing and financing activities in line with SFAS 95 for the years ended March 31, 1998 and 1997. Adjustments from the Swedish cash flow include (a) a reclassification of the change in investments included in cash flows from investing activities to a change in cash and cash equivalents and
(b) the effects of the adjustment related to the capitalization of leases.

    Under a US GAAP presentation, the following amounts would have been reported:

                                                          For the years ended
                                                               March 31
                                                         ----------------------
                                                            1998        1997
                                                         ----------  ----------
                                                         (in thousands of SEK)
Net cash provided operating activities..................     66,131      59,514
Net cash used in investing activities...................    (22,198)    (14,344)
Net cash used in financing activities...................     (3,820)     (3,166)
Net increase in cash and cash equivalents...............     40,113      42,004
Cash and cash equivalents at beginning of year..........    127,453      85,449
Cash and cash equivalents at end of year................    167,566     127,453

    Non-cash financing activities:

    The Company's shareholder, STI Pte Ltd, forgave its long term promissory note of 400,000,000 SEK and accrued interest of 6,640,000 SEK due from the Company. The Company has treated this transaction as a reduction of liabilities to group companies and an increase to non-restricted reserves (equity).

 New U.S. accounting standards not yet adopted

    In June 1997, the FASB issued SFAS No. 130 Reporting Comprehensive Income and is effective for fiscal years beginning after 15 December 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. This standard requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. It requires that an

             SINGAPORE TELECOM INTERNATIONAL SVENSKA AB--STOCKHOLM


enterprise (a) classify items of comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of a statement of financial position. Management believes that the Company currently does not have items of a material nature that would require presentation in a separate statement of comprehensive income.

     Report of Independent Public Accountants Reconciliation of Significant Differences between US and Swedish Generally Accepted Accounting Principles

To the Board of Directors of StjarnTVnatet AB (formerly Singapore Telecom International Svenska AB)

Our audit of the consolidated financial statements of Singapore Telecom International Svenska AB referred to in our report dated May 29, 1998 appearing on page F-196 of this filing on Form S-1 also includes an audit of the accompanying Reconciliation of Significant Differences between US and Swedish Generally Accepted Accounting Principles. In our opinion, this reconciliation presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PricewaterhouseCoopers
Stockholm, Sweden
September 17, 1999

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
SBS Broadcasting SA

    We have audited the accompanying consolidated balance sheets of SBS Broadcasting SA (formerly Scandinavian Broadcasting System SA) as of December 31, 1997 and 1998 and the related consolidated statements of operations, comprehensive income, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SBS Broadcasting SA at December 31, 1997 and 1998 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with accounting principles generally accepted in the United States of America.

                                        ERNST & YOUNG
                                        Statsautoriseret Revisionsaktieselskab

Copenhagen, Denmark
February 26, 1999

                              SBS BROADCASTING SA

                          CONSOLIDATED BALANCE SHEETS
                         (in thousands of U.S. Dollars)

                                                 December 31,
                                              --------------------   June 30,
                                                1997       1998        1999
                                              ---------  ---------  -----------
                                                                    (unaudited)
ASSETS
Current assets:
  Cash and short-term cash investments....... $  91,596  $  63,381   $  52,252
  Short-term investments, at market value....    46,134     45,525      14,006
  Accrued interest receivable................       216        109          36
  Accounts receivable trade, net of allowance
   for doubtful accounts of $1,550 in 1998
   ($1,046 in 1997)..........................    50,799     59,760      53,782
  Accounts receivable, associated companies..     1,766        639       6,224
  Restricted cash and cash in escrow.........     1,710      1,291       1,306
  Program rights inventory, current..........    66,934     74,443      64,472
  Other current assets.......................    11,753      8,833      16,910
                                              ---------  ---------   ---------
  Total current assets.......................   270,908    253,981     208,988
  Buildings, equipment and improvements, net
   of accumulated depreciation...............    25,457     24,180      20,922
  Program rights inventory, noncurrent.......    29,500     45,244      62,163
  Intangible assets, net of accumulated
   amortization..............................    63,448     59,712      52,461
  Deferred financing cost, net of accumulated
   amortization..............................     7,699      6,872       6,389
  Investments in unconsolidated
   subsidiaries..............................    10,191     11,553      12,101
  Notes receivable...........................     8,749      8,112       8,152
  Other assets...............................    11,608     18,167      28,988
                                              ---------  ---------   ---------
  Total assets............................... $ 427,560  $ 427,821   $ 400,164
                                              =========  =========   =========
LIABILITIES AND SHAREHOLDERS' DEFICIT
  Current liabilities:
  Accounts payable........................... $  26,831  $  15,805   $  19,051
  Accrued expenses...........................    37,419     42,006      40,716
  Program rights payable, current............    44,141     45,370      50,041
  Notes payable, current.....................    11,918      9,463       6,574
  Current portion of long-term debt..........     3,317      2,627       2,346
  Deferred income............................       622      2,599       4,719
                                              ---------  ---------   ---------
  Total current liabilities..................   124,248    117,870     123,447
  Program rights payable, noncurrent.........    12,766     25,550      21,642
  Convertible subordinated debentures and
   notes.....................................   230,250    230,250     230,250
  Other long-term debt.......................    53,116     51,014      47,915
  Other noncurrent liabilities...............    10,211     15,756      17,621
  Minority interests.........................     9,832      5,356         732
Shareholders' deficit:
  Common shares (authorized 75,000, issued
   13,829 (1997) and 14,933 (1998) at par
   value $1.50)..............................    20,744     22,400      22,410
  Additional paid-in capital.................   171,679    197,135     197,219
  Accumulated deficit........................  (196,258)  (229,977)   (245,130)
  Unearned compensation......................      (318)       (22)        --
  Treasury Stock at cost (48 Common Shares)..       --      (1,154)     (1,154)
  Other comprehensive income.................    (8,710)    (6,357)    (14,788)
                                              ---------  ---------   ---------
  Total shareholders' deficit................   (12,863)   (17,975)    (41,443)
                                              ---------  ---------   ---------
  Total liabilities and shareholders'
   deficit................................... $ 427,560  $ 427,821   $ 400,164
                                              =========  =========   =========

                              SBS BROADCASTING SA

                     CONSOLIDATED STATEMENTS OF OPERATIONS
        (in thousands of U.S. Dollars, except share and per share data)

                                                           Six months ended
                           Years Ended December 31,            June 30,
                          ----------------------------  -----------------------
                            1996      1997      1998       1998        1999
                          --------  --------  --------  ----------- -----------
                                                        (unaudited) (unaudited)
Net revenue.............  $182,434  $242,838  $350,535   $166,639    $195,342
Operating expenses:
  Station operating
   expenses.............   179,563   204,316   263,484    126,753     143,903
  Selling, general and
   administrative
   expenses.............    50,266    55,190    68,779     30,799      39,345
  Corporate expenses....     7,822     9,177     9,576      4,261       5,111
  Non-cash
   compensation.........       --      2,676     1,142        325          22
  Depreciation..........     8,045     9,839     9,484      4,787       4,588
  Amortization..........     3,652     5,060     9,790      4,861       4,971
                          --------  --------  --------   --------    --------
    Total operating
     expenses...........   249,348   286,258   362,255    171,786     197,940
                          --------  --------  --------   --------    --------
Operating loss..........   (66,914)  (43,420)  (11,720)    (5,147)     (2,598)
Equity in loss of
 unconsolidated
 subsidiaries...........    (1,301)   (3,150)   (3,536)      (530)     (2,314)
Interest income.........     7,368     3,469     6,318      3,038       1,809
Interest expense........   (13,221)  (14,333)  (24,708)   (11,688)    (11,677)
Foreign exchange losses,
 net....................      (193)   (4,665)   (3,202)    (3,830)     (4,839)
Investment losses, net..       --       (801)      376         33         388
Other income (expense),
 net:
  Sale of shares in
   TVNorge..............       615     6,262       --         --          --
  Sale of shares in MTV
   Oy...................       --      2,814       --         --          --
  Other.................    (1,202)   (1,863)   (2,638)      (568)        293
                          --------  --------  --------   --------    --------
  Loss before income
   taxes and minority
   interest.............   (74,848)  (55,687)  (39,110)   (18,692)    (18,938)
    Income taxes and
     income tax benefit,
     net................      (250)      (29)     (636)      (187)       (266)
                          --------  --------  --------   --------    --------
  Loss before minority
   interest.............   (75,098)  (55,716)  (39,746)   (18,879)    (19,204)
Minority interest in
 losses, net............     7,559    11,866     6,027      4,913       4,051
                          --------  --------  --------   --------    --------
Net loss................  $(67,539) $(43,850) $(33,719)  $(13,966)   $(15,153)
                          ========  ========  ========   ========    ========
Net loss per common
 share, basic and
 diluted................  $  (4.96) $  (3.18) $  (2.30)  $  (0.97)   $  (1.01)
                          ========  ========  ========   ========    ========
Average common shares
 outstanding (in
 thousands).............    13,605    13,780    14,677     14,426      14,890
                          ========  ========  ========   ========    ========

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                         (in thousands of U.S. Dollars)

                                                         Six months ended June
                           Years ended December 31,               30,
                          ----------------------------  -----------------------
                            1996      1997      1998       1998        1999
                          --------  --------  --------  ----------- -----------
                                                        (unaudited) (unaudited)
Net income (loss)........ $(67,539) $(43,850) $(33,719)  $(13,966)   $(15,153)
  Currency translation
   adjustment............   (4,922)  (12,089)    3,223     (1,111)     (9,255)
  Unrealized holding
   gains during period...    1,994     2,534     1,472        240       1,223
  Less: reclassification
   adjustment for gains
   included in net
   income................   (1,422)   (1,896)   (2,342)      (211)       (399)
                          --------  --------  --------   --------    --------
Comprehensive net income
 (loss).................. $(71,889) $(55,301) $(31,366)  $(15,048)   $(23,584)
                          ========  ========  ========   ========    ========

                              SBS BROADCASTING SA

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                         (in thousands of U.S. Dollars)

                                  Additional                                        Other
                          Common   Paid-In   Accumulated   Unearned   Treasury  Comprehensive
                          Shares   Capital     Deficit   Compensation  Stock       Income      Total
                          ------- ---------- ----------- ------------ --------  ------------- --------
Balance at December 31,
 1995...................  $20,364  $139,930   $ (84,869)    $  --     $   --      $  7,091    $ 82,516
 Unrecognized gain on
  sale of 30.0% of
  SBS6..................      --     22,150         --         --         --           --       22,150
 Issuance of 95,000
  common shares in
  connection with the
  acquisition of a
  convertible note in
  Kanal A...............      142     2,206         --         --         --           --        2,348
 Currency translation
  adjustment............      --        --          --         --         --        (4,922)     (4,922)
 Change in unrecognized
  loss on short-term
  investments...........      --        --          --         --         --           572         572
 Net loss...............      --        --      (67,539)       --         --           --      (67,539)
                          -------  --------   ---------     ------    -------     --------    --------
Balance at December 31,
 1996...................  $20,506  $164,286   $(152,408)    $  --     $   --      $  2,741    $ 35,125
 Grant of options for
  175,000 common
  shares................      --        188         --        (188)       --           --          --
 Exchange of options for
  91,462 common shares
  (Note 9)..............      --      2,195         --      (2,195)       --           --          --
 Option and share
  compensation..........      --        --          --       2,065        --           --        2,065
 Issuance of 158,028
  common shares in
  exchange for cash in
  connection with the
  Rete Mia acquisition..      238     2,230         --         --         --           --        2,468
 Reduction of exercise
  price of the 1,000,000
  Paramount warrants
  issued in 1995........      --      2,780         --         --         --           --        2,780
 Currency translation
  adjustment............      --        --          --         --         --       (12,089)    (12,089)
 Change in unrecognized
  gain (loss) on short-
  term investments......      --        --          --         --         --           638         638
 Net loss...............      --        --      (43,850)       --         --           --      (43,850)
                          -------  --------   ---------     ------    -------     --------    --------
Balance at December 31,
 1997...................  $20,744  $171,679   $(196,258)    $ (318)   $   --      $ (8,710)   $(12,863)
 Exchange of options for
  91,462 common shares..      137      (137)        --         --         --           --          --
 Issuance of 30,150
  common shares in
  connection with option
  and share
  compensation..........       46       693         --         --         --           --          739
 Amortization of
  unearned
  compensation..........      --        --          --         296        --           --          296
 Exercise of warrants
  for 500,000 common
  shares................      750    11,433         --         --         --           --       12,183
 Issuance of 482,285
  common shares in
  public offering.......      723    13,467         --         --         --           --       14,190
 Purchase of treasury
  stock 47,500 common
  shares................      --        --          --         --      (1,154)         --       (1,154)
 Currency translation
  adjustment............      --        --          --         --         --         3,223       3,223
 Change in unrecognized
  gain (loss) on short-
  term investments......      --        --          --         --         --          (870)       (870)
 Net loss...............      --        --      (33,719)       --         --           --      (33,719)
                          -------  --------   ---------     ------    -------     --------    --------
Balance at December 31,
 1998...................  $22,400  $197,135   $(229,977)    $  (22)   $(1,154)    $ (6,357)   $(17,975)
 Unaudited:
 Exercise of options as
  to 7,000 common
  shares................       10        84         --         --         --           --           94
 Amortization of
  unearned
  compensation..........      --        --          --          22        --           --           22
 Currency translation
  adjustment............      --        --          --         --         --        (9,255)     (9,255)
 Change in unrecognized
  gain on short-term
  investments...........      --        --          --         --         --           824         824
 Net loss...............      --        --      (15,153)       --         --           --      (15,153)
                          -------  --------   ---------     ------    -------     --------    --------
Balance at June 30,
 1999...................  $22,410  $197,219   $(245,130)    $  --     $(1,154)    $(14,788)   $(41,443)
                          =======  ========   =========     ======    =======     ========    ========

                              SBS BROADCASTING SA

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (in thousands of U.S. Dollars)

                                                            Six months ended
                            Years Ended December 31,            June 30,
                           ----------------------------  -----------------------
                             1996      1997      1998       1998        1999
                           --------  --------  --------  ----------- -----------
                                                         (unaudited) (unaudited)
Cash flows from operating
 activities:
 Net loss................  $(67,539) $(43,850) $(33,719)  $(13,966)   $(15,153)
 Adjustments to reconcile
  net loss to net cash
  provided by (used in)
  operating activities:
 Depreciation and
  amortization...........    11,697    14,899    19,274      9,648       9,559
 Equity in (income) loss
  of unconsolidated
  subsidiaries, net of
  distributions
  received...............       962    (1,880)   (1,678)    (2,397)        239
 Non-cash interest
  expense................       525       612     2,011        488         508
 Unrealized exchange loss
  on long-term debt......       --        --      2,847        --        1,134
 Non-cash other income,
  net....................    (1,513)   (9,076)      --         --          --
 Non-cash compensation...       --      2,676     1,142        325          22
 Net loss (gain) on sale
  of short-term
  investments............       --        801      (376)       (33)       (388)
 Minority interest in
  loss...................    (7,559)  (11,866)   (6,027)    (4,913)     (4,051)
 Changes in operating
  assets and liabilities,
  net of amounts
  acquired:
 Accounts receivable.....   (10,463)  (25,409)   (7,708)    (7,189)     (5,477)
 Program rights
  inventory, net.........    (8,435)  (11,137)   (8,597)      (101)    (10,460)
 Other current assets....    (2,211)    1,762     4,645       (540)     (7,800)
 Other noncurrent
  assets.................        81    (4,591)   (5,976)    (3,605)    (14,375)
 Accounts payable and
  accrued expenses.......    17,116    19,989    (5,487)    (6,474)      6,158
 Deferred income.........      (256)     (462)    1,966      1,081       2,369
 Other liabilities.......       --      5,402     7,150       (950)      4,590
                           --------  --------  --------   --------    --------
 Cash provided by (used
  in) operating
  activities.............   (67,595)  (62,130)  (30,533)   (28,626)    (33,125)
                           --------  --------  --------   --------    --------
Cash flows from investing
 activities:
 Purchases of short-term
  investments............       --    (61,858) (139,632)   (85,276)        --
 Sales and maturities of
  short-term
  investments............       --     28,626   139,748     51,246      32,735
 Cash capital
  expenditures...........    (6,274)  (15,516)  (11,616)    (6,871)     (4,306)
 Net proceeds from sale
  of unconsolidated
  companies..............       --      3,968       --         --          --
 Net proceeds from sale
  of minority interests..    42,686     8,599       --         --          --
 Payment to purchase
  notes receivable.......    (7,846)   (1,740)      --         --          --
 Payment for purchase of
  acquired businesses,
  net of cash acquired...    (5,933)  (31,549)   (7,848)    (1,824)        --
                           --------  --------  --------   --------    --------
 Cash provided by (used
  in) in investing
  activities.............    22,633   (69,470)  (19,348)   (42,725)     28,429
                           --------  --------  --------   --------    --------
Cash flows from financing
 activities:
 Net change in short-term
  borrowings.............    13,532       180    (3,043)       548      (1,977)
 Proceeds from issuance
  of convertible
  subordinated debentures
  and notes..............       --     75,000       --      26,507          94
 Deferred financing
  costs..................       --     (2,733)      --         --          --
 Proceeds from issuance
  of common shares in
  subsidiaries...........       --      8,841     1,259        --          --
 Proceeds from issuance
  of long-term debt......    11,820    44,516       --         --          404
 Proceeds from exercise
  of warrant.............       --        --     12,183        --          --
 Proceeds from issuance
  of common shares.......       --      2,468    14,190        --          --
 Purchase of treasury
  stock..................       --        --     (1,154)       --          --
 Net change in restricted
  cash and cash in
  escrow.................        25    (1,280)      419        368         (15)
 Payment of long-term
  debt...................    (1,205)      --     (1,815)      (172)     (1,628)
 Payment of capital lease
  obligations............      (973)     (966)   (1,012)      (473)       (277)
                           --------  --------  --------   --------    --------
 Cash provided by
  financing activities...    23,199   126,026    21,027     26,778      (3,399)
                           --------  --------  --------   --------    --------
 Effect of exchange rate
  changes on short-term
  cash investments.......    (1,922)   (4,900)      639        847      (3,034)
 Net change in short-term
  cash investments.......   (23,685)  (10,474)  (28,215)   (43,726)    (11,129)
 Cash and short-term cash
  investments, beginning
  of period..............   125,755   102,070    91,596     91,596      63,381
                           --------  --------  --------   --------    --------
 Cash and short-term cash
  investments, end of
  period.................  $102,070  $ 91,596  $ 63,381   $ 47,870    $ 52,252
                           ========  ========  ========   ========    ========
 Cash paid for interest..  $ 12,636  $ 13,118  $ 23,928
                           ========  ========  ========
 Cash paid for taxes.....  $    --   $    251  $    675
                           ========  ========  ========

                              SBS BROADCASTING SA

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (in thousands of U.S. Dollars)

Noncash investing and financing activities:

 1996

    The Company issued 95,000 Common Shares in exchange for a subordinated note convertible into 33.0% of the share capital of Kanal A in Slovenia.

    The Company entered into a capital lease for studio equipment recorded at NLG 5,680,000 ($3,421,000).

                              SBS BROADCASTING SA

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

 Organization and Basis of Presentation

    SBS Broadcasting SA (the "Company" or "SBS") was formed in Luxembourg in 1989 and commenced operations in 1990. The Company was organized to acquire and operate commercial television stations in Scandinavia and other areas in Europe, and has expanded its operations to include commercial radio stations. The consolidated financial statements include the accounts of the Company and its subsidiaries in which the Company has management control in Sweden, Denmark, Norway, Finland, Flemish Belgium, the Netherlands, Hungary and Luxembourg. The Company accounts for its other investments in 20%-50% owned subsidiaries under the equity method.

    All intercompany transactions and balances have been eliminated.

 Reporting Currency

    The Company prepares its financial statements in United States dollars. Under Luxembourg law, the Company has elected to file its statutory financial statements and to pay dividends in United States dollars.

 Currency Translation

    The functional currency of the Company's subsidiaries and its equity investees is the local currency of the country in which the subsidiaries and investees conduct their operations. Balance sheet accounts are translated from the local currencies into United States dollars at the year-end exchange rate and items in the statements of operations are translated at the average exchange rate. Resulting translation adjustments are charged or credited to other comprehensive income. Translation adjustments arising from intercompany financing of a long-term investment nature are accounted for similarly. Some transactions of the Company and its subsidiaries are made in currencies different from their functional currency. Gains and losses from these transactions are included in operations.

 Forward Exchange Contracts

    From time to time the Company enters into forward exchange contracts to minimize the short-term impact of foreign currency fluctuations on assets, liabilities and firm commitments denominated in currencies other than the functional currency of the reporting entity. The Company's foreign exchange contracts amounted to $23,102,000 and $19,351,000 at December 31, 1997 and 1998, respectively. Gains and losses on assets and liabilities are recognised in net income in the period in which exchange rate changes occur, in accordance with the requirements of Statement of Financial Accounting Standards No. 52 "Foreign Currency Translation". Gains and losses on hedge contracts on firm commitments are deferred and recognized in net income in the period in which the commitments are expensed.

 Start-up Expenses

    Start up expenses are expensed as incurred.

 Risks and Uncertainties

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    The Company provides advertising air-time to national, regional and local advertisers within the geographic areas in which the Company operates. Credit is extended based on an evaluation of the

                              SBS BROADCASTING SA
customer's financial condition, and generally advance payment is not required. Anticipated credit losses are provided for in the consolidated financial statements and consistently have been within management's expectations.

    The Company's broadcasting operations generate revenues primarily in Norwegian kroner, Swedish kronor, Danish kroner, Finnish mark, Belgian franc, Dutch guilder and Hungarian forint and incur substantial operating expenses in these and other foreign currencies. The Company also incurs substantial operating expenses for programming in United States dollars and other foreign currencies. Fluctuations in the value of foreign currencies may cause United States dollar translated amounts to change in comparison with previous periods.

 Cash and Short-Term Cash Investments

    Cash and short-term cash investments represent cash and short-term deposits with maturities of less than three months at the time of purchase.

 Short-Term Investments

    At December 31, 1997 and 1998, the Company had short-term investments of $46,134,000 and $45,525,000, respectively, which were classified as available-for-sale. The short-term investments are comprised of equity securities and US Floating Rate Notes with maturities ranging from one to 32 years. The Company has applied the provisions of Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" in all periods presented.

    The following is a summary of available-for-sale securities:

                                                Currency      Gross    Estimated
                                               Translation Unrealized    Fair
                                        Cost   Adjustment  Gain/(Loss)   Value
                                       ------- ----------- ----------- ---------
   December 31, 1997:
     US Floating Rate Notes........... $39,953    $--         $ (14)    $39,939
     US Treasury Notes................   3,080     --             9       3,089
     German Government Bonds..........   3,082      14           10       3,106
                                       -------    ----        -----     -------
                                       $46,115    $ 14        $   5     $46,134
                                       =======    ====        =====     =======
   December 31, 1998:
     US Floating Rate Notes........... $44,469    $--         $(467)    $44,002
     Equity securities................   1,907     --          (384)      1,523
                                       -------    ----        -----     -------
                                       $46,376    $--         $(851)    $45,525
                                       =======    ====        =====     =======

 Program Rights

    Program rights and the related liabilities are recorded at their gross value when the license period begins and the programs are available for use. These rights are either expensed when the program is aired or amortized on an accelerated basis when the Company is entitled to more than one airing. Program rights are classified as current or noncurrent based on anticipated usage in the following year. The related program rights liability is classified as current or noncurrent based on the payment terms of the related license agreements.

 Buildings, Equipment and Improvements

    Buildings, equipment and improvements are carried at cost. Buildings are depreciated on a straight-line basis over a period of up to 50 years. Equipment is depreciated on a straight-line basis over its expected

                              SBS BROADCASTING SA
useful life at rates varying between 20% and 33% per annum. Leasehold improvements are amortized over the shorter of their expected lives or the noncancelable term of the lease.

 Intangible Assets

    Goodwill, representing the excess of the cost of acquired businesses over the fair values assigned to assets and liabilities acquired, is amortized over a 20-year period. Broadcasting licenses and other intangible assets are carried at cost and amortized on a straight-line basis over the terms of the licenses. The carrying values of goodwill and other long-lived assets are reviewed periodically to determine whether they may have become impaired. If this review indicates that goodwill and other long-lived assets will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of the goodwill and other long-lived assets is reduced by the difference between the carrying amount and the estimated fair value. All of the Company's goodwill and other long-lived assets have been ascribed to its operating entities.

 Revenue Recognition

    The Company recognizes revenue for advertising time sold in the period in which the advertisement airs and for the sale of air-time (use of transmission capability) in the period in which it is provided.

 Barter Transactions

    Barter transactions represent the exchange of commercial air time for programming, merchandise or services. The transactions are recorded at the fair market value of the asset received or service rendered. Barter revenues for the years ended December 1996, 1997 and 1998 were $8,024,000, $7,199,000 and
$12,330,000, respectively.

    Comparable amounts are recorded as expenses, subject to timing differences.

 Advertising

    Advertising costs are expensed as incurred. Advertising expense totaled $16,349,000, $19,684,000 and $23,211,000 in 1996, 1997 and 1998, respectively.

 Income Taxes

    The Company accounts for income taxes using the liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in the financial statements or tax returns.

 Earnings Per Share

    In 1998, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been restated to conform to the Statement 128 requirements.

 Stock Options

    The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock issued to Employees" (ABP 25) and related Interpretations in accounting for its employee stock options.

                              SBS BROADCASTING SA

 Other Post-Retirement and Post-Employment Benefits

    The Company does not provide its employees with post-retirement and post-employment benefits.

 Impact of Recently Issued Accounting Standards

    In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years beginning after June 15, 1999. Management does not anticipate that the adoption of the new Statement will have a significant effect on earnings or the financial position of the Company.

2. Acquisitions, Dispositions and Start-up Operations

 Norway

    Effective March 1, 1996, the Company sold 33.3% of TVNorge to Schibsted for NOK 133,000,000 ($20,525,000). In connection with this transaction, the Company agreed to pay a distribution fee to Schibsted and A-Pressen of up to NOK 72,000,000 for providing assistance in getting affiliated stations to sign up with TVNorge in order for TVNorge to increase its distribution. The distribution fee paid or to be paid is based on TVNorge's increase in distribution, and the Company expensed NOK 40,000,000 ($6,192,000), NOK 20,828,000 ($2,946,000) and NOK 7,447,000 ($986,000) in 1996, 1997 and
1998, respectively. Also, in 1996 the Company expensed NOK 20,078,000 ($3,108,000) for defined costs, which the Company agreed to absorb, relating to TV Pluss, at that time, a subsidiary of Schibsted. The net gain of NOK 3,971,000 ($615,000) on the sale of 33.3% of TVNorge was recorded in 1996 as other income.

    In April 1996, the Company granted A-Pressen an option to purchase 16% of TVNorge from the Company which was exercised in March 1997. The cash purchase price was NOK 81,624,000 ($11,500,000) including interest of 6% per year for the period March 1, 1996 until the payment of the purchase price. A net gain of NOK 44,271,000 ($6,262,000) was recorded in 1997 as other income.

    In May 1997, TVNorge entered into a definitive cooperation agreement with TV2, a national television station in Norway. Under the agreement, TV2 assumed primary responsibility for programming of TVNorge with the objective of creating two distinct and complementarily branded national stations. TV2 has guaranteed TVNorge specific audience levels for the calendar years 1998-2001 and contributed NOK 40,000,000 ($5,657,000) towards TVNorge's local station costs in 1997. The NOK 40,000,000 was recorded as revenue in TVNorge's results of operations in 1997.

    In June 1997, TV2 acquired 49.3% of the shares in TVNorge from Schibsted and A-Pressen, as a consequence of which SBS owns 50.7% and TV2 owns 49.3% of TVNorge.

 Sweden

    Kanal 5. In September 1995, SBS acquired the remaining 25% of Kanal 5 not previously owned by the Company for SEK 47,500,000 ($6,819,000), of which SEK 35,000,000 ($5,000,000) was paid in 1995 and the remaining SEK 12,500,000
($1,617,000) was paid in April 1998. The Company's obligation to pay contingent purchase price based on earnings did not become payable.

    GE Program Group. On August 1, 1993, the Company acquired 30% of the Common Shares of GE Program Group. The 70% shareholder of GE Program Group has the right to exercise a call option over a five year period ending December 31, 1999, to acquire the Company's 30% shareholding in GE Program Group at a fixed price of SEK 53,125,000, plus a compounded annual interest of 25% based on the Company's original acquisition price of SEK 42,500,000 calculated from August 15, 1993.

                              SBS BROADCASTING SA

    The Company provides management services to GE Program Group. The charge for such services was $671,000, $577,000, and $569,000 for 1996, 1997 and 1998,
respectively.

    Radio Operations. In March 1998 the Company finalized its acquisition of the operating entities Radio City in Malmoe and Gothenburg for an approximate amount of SEK 14,500,000 ($1,795,000) bringing its ownership to 100% of both stations, and in November 1998, the Company acquired the remaining 51% of Radio Klassiska Hits in Stockholm for SEK 24,781,000 ($3,073,612) bringing its ownership of this operating entity to 100%. The Company also owns 100% of Radio City in Stockholm.

 Finland

    In the period from 1994 to 1997, the Company acquired interests in five radio operations in Finland for an aggregate amount FIM 53,829,000 ($10,939,000). Hereafter, the Company owns 100% of: Radio Sata in Turku, Radio Mega in Oulu and Radio 957 in Tampere and owns 90.3% of Radio City FM in Helsinki and 92.7% of Radio KISS FM.

    In March 1997, the Company sold its 3% interest in MTV Oy, Finland, for FIM 20,059,800 ($3,968,000) realizing a net gain of ($2,814,000) recorded as other income.

    All of the above acquisitions were accounted for under the purchase method. The acquired entities were included in the financial statements of the Company from the dates of their acquisitions.

 Flemish Belgium

    In the second half of 1994, the Company formed VT4 Limited ("VT4"), a Dutch-language television channel, which is transmitted by satellite from the UK and is carried by all the cable systems in Flemish Belgium. VT4 began broadcasting in February 1995.

 The Netherlands

    In August 1995, the Company launched SBS6, a 100% owned satellite-to-cable television channel. In May 1996, De Telegraaf acquired a 30% interest in SBS6 for NLG 55,000,000 ($32,164,000). The gain of $22,150,000 on this transaction was recorded as a capital contribution as prescribed under Staff Accounting Bulletin No. 84 with respect to sales of stock of subsidiaries when the subsidiary is newly-formed.

 Italy

    In January 1997, the Company acquired 10.1% of Rete Mia, a national over-the- air television network in Italy. The purchase price was $7,617,000, of which $5,117,000 was paid in cash and approximately $2,500,000 was paid in exchange for 158,028 Common Shares. The Company has been granted options to acquire the remaining 89.9% of Rete Mia, in whole or in part, for a total price of $75,000,000, which is payable, at the Company's option, in Italian lira at a fixed exchange rate.

    The Company has entered into a loan and option agreement with the owners of FINELCO, which owns and operates RETE 105, a national radio network in Italy. As of December 31, 1998, the Company had advanced $7,336,000 to the owners of FINELCO and incurred an additional $759,000 of capitalized expenses relating to such agreements. The prospective sellers under such agreements have refused to consummate the transactions contemplated thereby. The Company has therefore commenced proceedings in Italy seeking to enforce such agreements and has obtained certain prejudgment remedies.

 Hungary

    In June 1997, TV2, a company established by the Company and MTM, was awarded a broadcast license. TV2, the first commercial station in Hungary was launched in October 1997. The Company projects

                              SBS BROADCASTING SA
the aggregate capital requirement for TV2 will be approximately $40,000,000 during the start-up phase of which $12,500,000 has been funded through equity contributions or interim loans by SBS, MTM and Tele-Munchen ($8,500,000 by the Company) and $27,500,000 has been financed by three institutions, lead by the EBRD. The financing is secured by liens on the assets of TV2 and by a pledge of all the outstanding shares in TV2. The financing is also supported by standby equity commitments from the shareholders of TV2 of up to $16,000,000. The Company owns 49% of TV2, with MTM owning 38.5% and Tele-Munchen owning 12.5%. The Company is responsible for 67.5% of the standby equity funding requirements of TV2, based on its 61.5% economic interest and agreements made in conjunction with obtaining an option to increase its economic interest to 67.5%. In addition, the Company, together with Tele-Munchen, may be required to provide all or part of the standby equity funding requirements relative to MTM's equity interest. As a result, the Company may be required to provide approximately 83.1% of the $16,000,000 of standby equity commitments from the shareholders of TV2. The Company, along with MTM and Tele-Munchen, also has given a limited guarantee of all outstanding amounts under the financing. Payment under the guarantee will be required only in the event TV2 loses its broadcast rights or is rendered insolvent because of a final judgment or order issued against TV2 in connection with certain pending litigation involving TV2, the Hungarian National Radio and Television Board and Magyar RTL.

 Other

    The Company is involved in other development opportunities, including television projects in Slovenia and Switzerland. In 1996 the Company has acquired a note in the principal amount of $2,375,000, which, by its terms is convertible into 33% of the share capital of Kanal A in Slovenia, in exchange for 95,000 Common Shares of the Company. The Company has invested $23,770,000 ($21,395,000 in cash) in the Slovenia project as of December 31, 1998, of which $10,592,000 has been capitalized, and an aggregate loss of $13,178,000 has been recorded as equity in loss in unconsolidated subsidiaries in 1996, 1997 and 1998. In July 1998, the Company and TA-Media Group, a leading publisher in Switzerland, formed a 50/50 joint venture, which in March 1999 was awarded a national broadcasting license in Switzerland. The joint venture intends to launch, in September 1999, a national channel targeted at the German speaking community of Switzerland, and featuring a mix of general entertainment and news programming. The Company projects the aggregate capital required to be approximately $40,000,000 during the start-up phase, of which 50% will be funded by the Company.

    In December 1998, the Company signed an agreement with the EBRD to establish and fund EBS, which intends to make equity investments in television and radio operations in Central and Eastern Europe. The capital commitments of the EBS shareholders at initial closing were contemplated to be $80,000,000, of which the Company has agreed to fund, on a project by project basis, $50,000,000. The initial closing is subject to various conditions having been satisfied and has not yet taken place. The EBS agreement contemplates a maximum aggregate funding commitment of all shareholders of $150,000,000, of which the Company's commitment will be reduced to $40,000,000.

3. Program Libraries

 Paramount

    In March 1995, the Company formalized a ten-year agreement with Viacom Enterprises and Paramount Television to broadcast the film and television library of Paramount Television, including Viacom's off-network syndication titles, for Norway, Sweden, Denmark, Finland, Flemish Belgium and the Netherlands. The Paramount Television Group program library includes 14,500 series episodes and 2,000 movies.

                              SBS BROADCASTING SA

    The program library under the agreement includes free television rights owned by Paramount and/or Viacom not currently licensed to a third party and access to any series, feature films or movies of the week in the aforementioned territories which either (a) have previously been licensed for free television exhibition in the territories, or (b) have been available for free television exhibition in the territories for at least 18 months and not licensed. The 18-month period for feature films is measured from the end of the pay television exhibition period and the 18-month period for series is determined on a season by season basis.

    In consideration, the Company agreed to pay $20,000,000 to Paramount of which $14,000,000 was paid in March 1995, $2,500,000 will be paid in 2000 and $3,500,000 in 2002. Simultaneously, Paramount purchased a warrant to purchase 1,000,000 Common Shares expiring in 2000 with an exercise price of $35 per share for $4,000,000.

    In April 1997, the Company reached an agreement to amend its existing program license agreement with Paramount to add Hungary and Slovenia and to remove Finland from the licensed territories, and to give the Company the right to two runs of licensed library product. In consideration for the extension, the Company has agreed to reduce the exercise price of the warrant to $25 per share and to extend its term until June 30, 2002. The fair value of the change in the terms of the warrant as of the date of the amendment to the agreement of $2,780,000 was capitalized as program rights inventory in 1997, which are being amortized over the remaining term of the amended license agreement, and a like amount was recorded as additional paid in capital.

    The Company amortizes the Paramount library agreement on a straight-line basis commencing upon the initial broadcast date in each territory.

 DreamWorks

    In November 1996, the Company entered into a long-term exclusive programming agreement with DreamWorks. The agreement is for five years and covers Norway, Sweden, Denmark, Flemish Belgium, the Netherlands and Slovenia. Under the agreement, the Company has the exclusive rights to all first-run television series, provided that such series have been broadcast by one of the six largest networks in the United States. The agreement limits DreamWorks' obligation to provide one-hour television series to five such series each year of the agreement and limits DreamWorks' obligations to provide television mini-series to ten such mini-series over the five-year term of the agreement. In addition to the television series, the agreement grants the Company the right to the first 50 theatrical movies produced, with a delay in the release of such movies by the Company of approximately three years from the release in the United States. The Company estimates the arrangement with DreamWorks will lead to a total acquisition amounting to $38,500,000, payable over the availability period, which due to the movies is more than five years. Amounts paid for programming under the DreamWorks agreement are based on contractual terms.

    The related programming expense charged to operations amounted to $19,000, $878,000 and $863,000 for 1996, 1997 and 1998, respectively. The Company had DreamWorks program rights of $1,172,000 and $1,592,000, and program rights payable to DreamWorks of $1,373,000 and $245,000 at December 31, 1997 and 1998, respectively.

                              SBS BROADCASTING SA

4. Buildings, Equipment and Improvements

    Buildings, Equipment and Improvements consisted of the following:

                                                           December 31,
                                                      -----------------------
                                                         1997        1998
                                                      ----------- -----------
   Technical, other equipment, furniture and
    fixtures......................................... $48,765,000 $57,009,000
   Buildings and leasehold improvements..............   5,328,000   6,339,000
                                                      ----------- -----------
                                                       54,093,000  63,348,000
   Less accumulated depreciation.....................  28,636,000  39,168,000
                                                      ----------- -----------
   Net buildings, equipment and improvements......... $25,457,000 $24,180,000
                                                      =========== ===========

    Included in technical and other equipment are $5,259,000 and $5,399,000 of assets held under various capital leases as of December 31, 1997 and 1998, respectively. Depreciation of these assets for the years ended December 31, 1996, 1997 and 1998 amounted to $1,200,000, $1,233,000 and $1,101,000, respectively.

5. Intangible Assets

    Intangible Assets consisted of the following:

                                                             December 31,
                                                        -----------------------
                                                           1997        1998
                                                        ----------- -----------
   Goodwill............................................ $60,020,000 $63,420,000
   Broadcasting licenses...............................  16,529,000  16,593,000
   Other intangible assets.............................         --    2,618,000
                                                        ----------- -----------
                                                         76,549,000  82,631,000
   Less accumulated amortization.......................  13,101,000  22,919,000
                                                        ----------- -----------
   Net intangible assets............................... $63,448,000 $59,712,000
                                                        =========== ===========

6. Notes Payable, Current

    Notes Payable, Current are all due on demand and consisted of the following:

                                                              December 31,
                                                         ----------------------
                                                            1997        1998
                                                         ----------- ----------
   Kredietbank.......................................... $ 6,500,000 $2,892,000
   Generale Bank........................................   5,418,000  5,784,000
   Christiania Bank og Kreditkasse......................         --     787,000
                                                         ----------- ----------
                                                         $11,918,000 $9,463,000
                                                         =========== ==========

    The weighted average interest rates were 3.82% and 4.65% at December 31, 1997 and 1998, respectively.

    SBS Broadcasting SA has guaranteed the loans of subsidiaries from Kredietbank and Generale Bank and the loan from Kredietbank is also collateralized by certain receivables having a book value of $10,394,000 at December 31, 1998.

    Based upon prevailing interest rates on similar debt instruments, the Company believes that the carrying value of its notes payable approximates fair value.

                              SBS BROADCASTING SA

7. Convertible Subordinated Debentures and Notes

    During the third quarter of 1995, the Company sold an aggregate of $155,250,000 in principal amount of 7.25% Convertible Subordinated Debentures Due 2005 (the "Convertible Subordinated Debentures"), raising net proceeds to the Company of $149,644,000. Interest is payable semi-annually on February 1 and August 1 of each year. The Convertible Subordinated Debentures are convertible, at the option of the holder, at any time prior to maturity, into shares of the Company's Common Stock at a conversion price of $28.67 per Common Share. The Convertible Subordinated Debentures are redeemable, in part or in whole, at the option of the Company, including accrued and unpaid interest to the date of redemption and a redemption premium.

    In November 1997, the Company sold an aggregate of $75,000,000 in principal amount of 7% Convertible Subordinated Notes Due 2004 (the "Notes"), raising net proceeds to the Company of approximately $72,300,000 after the deduction of fees and expenses of the offering paid by the Company. Interest on the Notes is payable semi-annually in June and December each year. Holders of the Notes are entitled to convert the Notes into Common Shares at a conversion price of $29.13 per share. After December 5, 2000, the Notes are redeemable, in whole or in part at the option of the Company, including accrued and unpaid interest to the date of redemption and a redemption premium.

    The Convertible Subordinated Debentures and Notes are subordinated to all existing and future Senior Debt of the Company, as defined in the indentures. The indentures under which the Convertible Subordinated Debentures and Notes were issued do not restrict the incurrence of additional senior or other indebtedness by the Company.

    Upon a change of control, each holder of the Convertible Subordinated Debentures and Notes has the right to cause the Company to repurchase all of such holder's Convertible Subordinated Debentures and Notes at a price in each case equal to 100% of the principal amount of the Convertible Subordinated Debentures and Notes plus any accrued and unpaid interest to the date of repurchase. In addition, in the event of certain changes in tax laws and certain other limited circumstances requiring additional payments by the Company, the Convertible Subordinated Debentures and Notes are redeemable in whole, but not in part, at the option of the Company at any time. The redemption price under these circumstances is equal to the principal amount of the Convertible Subordinated Debentures and Notes plus any accrued and unpaid interest to the date of redemption.

    The fair value of the Convertible Subordinated Debentures at December 31, 1998 was $160,839,000 based on public market trading.

    The fair value of the Convertible Subordinated Notes at December 31, 1998 was $80,715,000 based on public market trading.

                              SBS BROADCASTING SA

8. Other Long-term Debt

    Other Long-term debt consisted of the following:

                                                             December 31,
                                                        -----------------------
                                                           1997        1998
                                                        ----------- -----------
   EBRD Loan........................................... $27,508,000 $28,444,000
   Christiania Bank og Kreditkassen....................  10,246,000   9,868,000
   Skandinaviska Enskilda Banken.......................  10,000,000   8,300,000
   Advertising Service Agreement.......................   4,914,000   4,423,000
   Coutts & Co.........................................   2,050,000   1,948,000
   Obligations under capital leases....................   1,522,000     422,000
   Other...............................................     193,000     236,000
                                                        ----------- -----------
                                                         56,433,000  53,641,000
   Less current portion................................   3,317,000   2,627,000
                                                        ----------- -----------
                                                        $53,116,000 $51,014,000
                                                        =========== ===========

    Of the principal amount of the EBRD loan, $14,300,000 is denominated in US Dollar and the balance is denominated in Deutsche Mark ("DM"). The loan is repayable in escalating semi-annual installments commencing in June 2000 and has a final maturity in December 2005. The loan is secured by all tangible and intangible assets of TV2 and a pledge of all outstanding shares of TV2. Interest is payable at a floating rate of libor +1.5% for $6,700,000 and DM11,530,700 and libor +1.4% for $7,000,000 and DM12,047,000. The remaining
$600,000 bears interest at an annual rate of 15%. Interest is payable semi-annually from the inception of the loan. The Company is committed to provide standby equity contributions to TV2 of up to $13,300,000 and has also granted a limited guarantee in connection with the loan.

    The Christiania Bank loan was obtained by TVNorge to finance operations and is repayable in annual installments commencing in June 2000 and has a final maturity in 2002. Interest at an average floating rate of nibor +0.6% is payable quarterly from the inception of the loan. The shareholders of TVNorge have guaranteed the loan proportionate to their shareholding.

    The loan from Skandinaviska Enskilda Banken ("SE Banken") is repayable in annual installments commencing in 1998 and has a final maturity in 2000. The loan is secured by a pledge of the shares in Kanal 5 AB and Kanal 5 Ltd. Interest is payable at an average floating rate of libor +0.9%.

    Under an Advertising Service Agreement concluded simultaneously with the Loan Agreement with Postabank, Budapest, the principal and interest on the loan of HUF 1 billion will be repaid primarily by providing advertising services. If not repaid by way of advertising services the loan becomes repayable in cash in October 2002. Interest accrues at an annual rate of 22%.

    The Coutts & Co. loan of (Pounds)1,250,000 is repayable in annual installments commencing 1998 and has a final maturity in 2005 and is secured by a mortgage over the corporate office in London. Interest at a floating rate of approximately 7.75% and 9.25% for the first (Pounds)600,000 and (Pounds)650,000, respectively, is payable with the installments of the loan.

    In December 1998 the Company entered into a $35,000,000 multi-currency revolving and term facility with Chase Manhattan Bank. The borrower group is currently comprised of the Company, Kanal 5, VT4 and the Radio Division. There are cross-guarantees between these companies and their subsidiaries and Kanal 5 Limited has also entered into a fixed and floating charge. The Company has pledged its shares in all 100%

                              SBS BROADCASTING SA

(indirectly) owned subsidiaries within the borrower group and its interest in Broadcast Danmark/Nordisk, which is 80% owned, except for the shares in Kanal 5 AB and Kanal 5 Ltd., which are currently pledged in connection with the SE Banken facility. The pledge will be transferred to Chase Manhattan Bank when SE Banken is repaid (see below). In addition, an assignment was made over certain intercompany loans made by the Company to its subsidiaries. The Company has not yet made a drawdown under the facility but can do so until December 31, 2000. A condition to drawdown is the repayment of the SE Banken $10,000,000 facility (Balance December 31, 1998--$8,300,000). The interest rate will be at libor plus a margin ranging from 1% to 1.75% depending upon the leverage ratio. The Company will repay the facility in installments over three years beginning in December 2000.

    The aggregate amount of scheduled principal maturities on long-term debt for each of the remaining years subsequent to December 31, 1998 are as follows:

   1999............................................................. $ 2,627,000
   2000.............................................................  11,205,000
   2001.............................................................   6,001,000
   2002.............................................................  13,638,000
   2003.............................................................   8,569,000
   Thereafter.......................................................  11,601,000
                                                                     -----------
                                                                     $53,641,000
                                                                     ===========

    Based upon prevailing interest rates on similar debt instruments, the Company believes that the carrying value of its long-term debt approximates fair value. As of December 31, 1998, the Company had credit lines available amounting to $33,540,000 including the Chase Manhattan Bank, and repayment of the SE Banken loan.

9. Stock Options

    The Company adopted a 1992 Share Incentive Plan and a 1994 Share Incentive Plan (collectively, the "Plans") under which 1,800,000 Common Shares are reserved for issuance upon the exercise of options granted thereunder. In 1996 and 1998, the shareholders approved an increase of an aggregate of 3,000,000 Common Shares available for issuance under the Plans. In October, 1995, the Company formalized the Company's Long-Term Employees' Stock Ownership Plan ("ESOP"), reserving 60,000 shares of the Company's Common Stock for awards to employees, vesting over three years. As of December 31, 1998, no shares had been awarded under the ESOP.

    In April, 1997, holders of then vested in-the-money options were offered unrestricted Common Shares and holders of unvested options or vested out-of-the-money options were offered restricted Common Shares to vest over periods of up to three years depending upon the remaining terms of their employment arrangements. Holders of options to purchase an aggregate of 338,500 Common Shares elected to exchange their options for 91,462 Common Shares of which 916 were restricted shares at December 31, 1998. Holders of options to purchase 105,000 Common Shares elected not to exchange their options. Also, in April, 1997 the exercise price of all outstanding out-of-the-money options held by members of senior management of the Company were reset with reference to the then prevailing market price for the Company's Common Shares. All of these option became unvested as of April, 1997 and new vesting periods for each option was recommenced.

    Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair

                              SBS BROADCASTING SA
value method of that Statement. The fair value for these options was estimated at the date of grant using a BlackScholes option pricing model with the following assumptions: riskfree interest rates of 6.5%; dividend yield of 0%; volatility factor of the expected market price of the Company's Common Stock of 0.41; and a weighted-average expected life of the options of ten years as of the date of grant.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods. The Company's pro forma information follows (in thousands, except for per share information):

                                                    1996      1997      1998
                                                  --------  --------  --------
   Pro forma net loss............................ $(68,475) $(50,550) $(44,157)
   Pro forma basic and diluted loss per share.... $  (5.03) $  (3.67) $  (3.01)

    A summary of the Company's stock option activity, and related information for the years ended December 31 follows:

                                    1996                     1997                     1998
                          ------------------------ ------------------------ ------------------------
                          Options Weighted-average Options Weighted-average Options Weighted-average
                           (000)   Exercise Price   (000)   Exercise Price   (000)   Exercise Price
                          ------- ---------------- ------- ---------------- ------- ----------------
Outstanding-beginning of
 year...................   2,007       $18.72       2,270       $19.08       2,711       $17.42
Granted.................     275       $22.56         780       $19.56         598       $27.19
Exercised...............     --           --          --           --          --           --
Forfeited...............     (12)      $21.90         --           --          --           --
Exchanged for Common
 Shares.................     --           --         (339)      $20.14         --           --
Outstanding at end of
 year...................   2,270       $19.08       2,711       $17.42       3,309       $19.19
Exercisable at end of
 year...................   1,739       $18.03       1,791       $16.26       2,861       $18.01
Weighted-average fair
 value of options
 granted during the
 year...................               $13.24                   $ 9.80                   $15.34

    Below is additional information related to stock options at December 31,
1998

                                              Weighted Average
                                      Options    Remaining     Weighted Average
   Range of Exercise Price             (000)  Contractual Life  Exercise Price
   -----------------------            ------- ---------------- ----------------
   $00.00-10.00......................    235        3.35            $ 1.50
   $10.01-20.00......................  1,703        6.27            $16.89
   $20.01-30.00......................  1,196        7.22            $23.79
   $30.01-40.00......................    175        8.63            $33.87
                                       -----
                                       3,309        6.53            $19.19

10. Luxembourg Capital Requirements

    Luxembourg company law requires that an appropriation be made to legal reserve of a minimum of 5% of the parent company's annual net income until this reserve equals 10% of subscribed capital. Through December 31, 1998, no amount has been required to be allocated to the legal reserve. The legal reserve may not be distributed in the form of cash dividends or otherwise during the life of the Company. The appropriation to legal reserve becomes effective upon approval at the general meeting of shareholders. As of December 31, 1998, the Company is not permitted to make any dividend distributions under Luxembourg law.

                              SBS BROADCASTING SA

11. Income Taxes

   The Company and each of its subsidiaries file separate tax returns in their country of incorporation. The Company's provision for (benefit from) income taxes in each period reflects various taxes in certain jurisdictions in which the Company does business. No benefit has been recorded in the financial statements for net operating losses, as the entire carryforward has been offset by a valuation allowance. The tax benefit associated with the pretax losses in each period has been offset by increases in the valuation allowance. Management believes that sufficient uncertainty exists regarding the realizability of the deferred tax assets that a valuation allowance is required. Deferred income taxes represent the tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets as of December 31, 1997 and 1998 (there are no significant deferred tax liabilities) are as follows:

                                                              December 31,
                                                           -------------------
                                                             1997      1998
                                                           --------  ---------
                                                             (in thousands)
   Net operating loss carryforwards....................... $ 96,257  $  94,103
   Excess book over tax depreciation......................    2,285        632
   Development costs capitalized for tax purposes.........       86        --
   Other..................................................   (3,703)     7,667
   Less: Valuation allowance.............................. $(94,925) $(102,402)
                                                           --------  ---------
   Net deferred tax assets................................ $    --   $     --
                                                           ========  =========

   The tax loss carryforwards available at December 31, 1998 and their expiration years are as follows:

   Expiration year                              Denmark Norway  Finland  Total
   ---------------                              ------- ------- ------- --------
                                                         (in thousands)
   1999........................................ $ 2,473 $   --     --   $  2,473
   2000........................................   3,490     --     --      3,490
   2001........................................   3,086     --     --      3,086
   2002........................................  10,188     --     --     10,188
   2003........................................  12,469     --     --     12,469
   2004........................................     --      --      57        57
   2005........................................     --    1,640    879     2,519
   2006........................................     --   35,086  1,470    36,556
   2007........................................     --   17,850  1,678    19,528
   2008........................................     --   10,962    849    11,811
                                                ------- ------- ------  --------
   Total....................................... $31,706 $65,538 $4,933  $102,177
                                                ======= ======= ======  ========

   Tax losses may be carried forward indefinitely in the following territories:

   Luxembourg.......................................................... $101,776
   Belgium.............................................................    7,118
   Netherlands.........................................................   31,021
   Sweden..............................................................   12,222
   UK..................................................................   43,039
   Hungary.............................................................   20,236
                                                                        --------
     Total............................................................. $215,412
                                                                        ========

                              SBS BROADCASTING SA

12. Fair Value of Financial Instruments

    The carrying amounts and fair values of the Company's financial instruments at December 31, 1997 and 1998 are as follows:

                                            1997                1998
                                      ------------------  ------------------
                                      Carrying    Fair    Carrying    Fair
                                       amount    value     amount    value
                                      --------  --------  --------  --------
                                                (In thousands)
   Cash and short-term cash
    investments...................... $ 91,596  $ 91,596  $ 63,381  $ 63,381
   Short-term investments............   46,134    46,134    45,525    45,525
   Notes payable, current............  (11,918)  (11,918)   (9,463)   (9,463)
   Convertible subordinated
    debentures....................... (155,250) (156,803) (155,250) (160,839)
   Convertible subordinated notes....  (75,000)  (74,063)  (75,000)  (80,715)
   Other long term debt..............  (56,433)  (56,433)  (53,641)  (53,641)
   Foreign currency exchange
    contract.........................      --       (546)      --       (147)

13. Segment Reporting

    The Company divides its operations into three categories: (i) "Scandinavian Television operations" which includes TVNorge (in Norway), Kanal 5 (in Sweden) and TvDanmark (in Denmark), (ii) "European Television operations" which includes VT4 (in Flemish Belgium), SBS6 (in the Netherlands) and TV2 (in Hungary), and (iii) "Radio operations" which includes Voice Radio (in Denmark), Radio City in Stockholm, Radio City in Malmoe, Radio City in Gothenburg and Radio Klassiska Hits in Stockholm (in Sweden) and Radio Sata, Radio Mega, Radio KISS FM, Radio City and Radio 957 ("Radio Finland"). There are no material product transfers between segments of the Company. The segment data is as follows:

                                                            Six months ended
                            Years Ended December 31,            June 30,
                           ----------------------------  -----------------------
                             1996      1997      1998       1998        1999
                           --------  --------  --------  ----------- -----------
                                 (in thousands)          (unaudited) (unaudited)
Scandinavian Television
 Operations
Net revenues:
  TVNorge (in Norway)....  $ 28,223  $ 35,291  $ 42,068    $19,941     $22,677
  Kanal 5 (in Sweden)....    30,294    48,065    55,577     28,432      28,221
  TvDanmark (in
   Denmark)..............    17,236    20,108    32,370     14,581      17,409
  Other..................        24       --        107        --        1,655
                           --------  --------  --------    -------     -------
Total net revenues.......    75,777   103,464   130,122     62,954      69,962
                           --------  --------  --------    -------     -------
  Station operating
   expenses..............    70,404    83,632   106,706     51,321      54,132
  Selling, general and
   administrative
   expenses..............    26,240    28,573    29,049     13,319      14,157
  Depreciation...........     3,380     4,711     4,045      1,724       2,136
  Amortization...........     2,790     2,625     3,205      1,590       1,591
                           --------  --------  --------    -------     -------
Total operating expense..   102,814   119,541   143,005     67,954      72,016
                           --------  --------  --------    -------     -------
Loss from operations.....  $(27,037) $(16,077) $(12,883)   $(5,000)    $(2,054)
                           ========  ========  ========    =======     =======
Assets at year-end.......  $106,195  $110,876  $133,522
                           ========  ========  ========

                              SBS BROADCASTING SA

                                                          Six months ended
                          Years Ended December 31,            June 30,
                         ----------------------------  -----------------------
                           1996      1997      1998       1998        1999
                         --------  --------  --------  ----------- -----------
                               (in thousands)          (unaudited) (unaudited)
European Television
 Operations
Net revenues:
  VT4 (in Belgium)...... $ 46,468  $ 43,267  $ 50,562    $25,376     $29,425
  SBS6 (in the
   Netherlands).........   50,087    72,585    96,780     42,817      58,414
  TV2 (in Hungary)......      --      8,787    48,566     23,882      24,258
  Other.................     (529)     (976)     (213)      (192)        --
                         --------  --------  --------    -------     -------
Total net revenues......   96,026   123,663   195,695     91,883     112,097
                         --------  --------  --------    -------     -------
  Station operating
   expenses.............  104,664   115,277   147,964     71,232      84,695
  Selling, general and
   administrative
   expenses.............   17,791    18,140    27,623     11,692      18,488
  Depreciation..........    4,249     4,331     4,568      2,650       2,025
  Amortization..........      --      1,237     4,735      2,414       2,216
                         --------  --------  --------    -------     -------
Total operating
 expense................  126,704   138,985   184,890     87,988     107,424
                         --------  --------  --------    -------     -------
Income (loss) from
 operations............. $(30,678) $(15,322) $ 10,805    $ 3,895     $ 4,673
                         ========  ========  ========    =======     =======
Income (loss) from
 operations excluding
 TV2 (in Hungary)....... $(30,678) $ (9,459) $ 15,733
                         ========  ========  ========
Assets at year-end...... $105,219  $167,520  $172,443
                         ========  ========  ========
Radio Operations
Net revenues:
  Denmark............... $  3,333  $  4,300  $  5,444    $ 2,772     $ 3,150
  Sweden................    3,213     3,453     8,560      3,794       4,291
  Finland...............    4,085     7,958    10,714      5,236       5,842
                         --------  --------  --------    -------     -------
Total net revenues......   10,631    15,711    24,718     11,802      13,283
                         --------  --------  --------    -------     -------
  Station operating
   expenses.............    4,495     5,407     8,814      4,200       5,076
  Selling, general and
   administrative
   expenses.............    6,235     8,477    12,107      5,788       6,700
  Depreciation..........      416       797       871        413         427
  Amortization..........      394       744     1,294        593       1,066
                         --------  --------  --------    -------     -------
Total operating
 expense................   11,540    15,425    23,086     10,994      13,269
                         --------  --------  --------    -------     -------
Income (loss) from
 operations............. $   (909) $    286  $  1,632    $   808     $    14
                         ========  ========  ========    =======     =======
Assets at year-end...... $ 22,746  $ 30,045  $ 35,476
                         ========  ========  ========

                              SBS BROADCASTING SA

                                                           Six months ended
                           Years Ended December 31,            June 30,
                          ----------------------------  -----------------------
                            1996      1997      1998       1998        1999
                          --------  --------  --------  ----------- -----------
                                (in thousands)          (unaudited) (unaudited)
Consolidated
Net revenue.............  $182,434  $242,838  $350,535   $166,639    $195,342
                          --------  --------  --------   --------    --------
(Loss) income from
 operating segments.....   (58,624)  (31,113)     (446)      (297)      2,633
Corporate expenses......    (7,822)   (9,177)   (9,576)    (4,261)     (5,111)
Non-cash compensation...       --     (2,676)   (1,142)      (325)        (22)
Amortization related to
 unconsolidated
 subsidiaries...........      (468)     (454)     (556)      (264)        (98)
                          --------  --------  --------   --------    --------
Loss from operations....   (66,914)  (43,420)  (11,720)  $ (5,147)   $ (2,598)
                                                         ========    ========
Equity in loss of
 unconsolidated
 subsidiaries...........    (1,301)   (3,150)   (3,536)
Interest income.........     7,368     3,469     6,318
Interest expense........   (13,221)  (14,333)  (24,708)
Foreign exchange losses,
 net....................      (193)   (4,665)   (3,202)
Investment gains
 (losses)...............       --       (801)      376
Other income
 (expenses).............      (587)    7,213    (2,638)
Income tax and tax
 benefits...............      (250)      (29)     (636)
Minority interest in
 losses, net............     7,559    11,866     6,027
                          --------  --------  --------
Net loss................  $(67,539) $(43,850) $(33,719)
                          --------  --------  --------
Assets employed by
 segments...............  $234,160  $308,441  $341,441
Short-term cash
 investments and other
 corporate assets.......   105,595   119,119    86,380
                          --------  --------  --------
Total assets at year-
 end....................  $339,755  $427,560  $427,821
                          ========  ========  ========

14. Pension Plans

    The Company contributes to defined contribution plans for the management level personnel at its subsidiaries and to a multi-employer defined contribution pension plan for essentially all of its Swedish employees, which plans are maintained by third party insurance companies. Contributions are determined as a percentage of salaries with increases in relation to years of employment. During the years ended December 31, 1996, 1997 and 1998, expenses under these plans were $248,000, $452,000 and $551,000, respectively.

15. Commitments

    As of December 31, 1998, the Company was committed to purchase broadcast rights for programming under various agreements (excluding DreamWorks) amounting to approximately $112,836,000. The commitment period for the Company's purchase of programming generally ranges from twelve months to five years.

    The Company was committed at December 31, 1998 to subscribe (through December 31, 2003) to viewer rating services with aggregate payments of $4,136,000.

    Expense under operating leases, principally for transponder and uplink, amounted to $20,569,000, $24,279,000 and $42,686,000 in the years ended
December 31, 1996, 1997 and 1998, respectively. Future

                              SBS BROADCASTING SA
minimum annual rental payments under noncancelable leases during each of the five years subsequent to December 31, 1998 are as follows (in thousands):

                                                               Capital Operating
   Years Ended December 31,                                    leases   leases
   ------------------------                                    ------- ---------
   1999.......................................................  $439   $ 44,084
   2000.......................................................    42     39,836
   2001.......................................................   --      37,616
   2002.......................................................   --      26,309
   2003.......................................................   --      23,568
   Thereafter.................................................   --      33,232
                                                                ----   --------
   Minimum lease payments.....................................   481   $204,645
                                                                ----   --------
   Less executory costs.......................................    (2)
                                                                ----
   Net minimum payments.......................................   479
   Imputed interest...........................................   (57)
                                                                ----
   Present value of minimum lease payments....................  $422
                                                                ----

    In February 1995, the Company issued a Guarantee and Indemnity under which the Company guarantees the repayment to Morgan Grenfell Limited of the sum of (Pounds)300,000 ($498,000) relating to a loan made to one of the Company's officers as a condition of his employment.

16. Subsequent Events

 CME Transaction

    On March 29, 1999 the Company entered into a Reorganization Agreement with Central European Media Enterprises, Ltd. ("CME"), which provides, among other things, for (i) the acquisition by the Company of all the assets, business, properties and rights of CME; (ii) the assumption by the Company of, and indemnification of CME with respect to, all liabilities, obligations and commitments of CME; (iii) the issuance, and the reservation for future issuance, by the Company to CME of a number of SBS Common Shares, par value $1.50 per share ("Common Shares"), equal to 0.5 times the total number of shares of CME's Class A Common Stock and Class B Common Stock outstanding, and issuable pursuant to the exercise of options and warrants outstanding, immediately prior to the closing of such transaction; and (iv) the immediate commencement of the winding up of CME and distribution of the Company's Common Shares so received by CME to CME's shareholders. The combined company will retain the name SBS Broadcasting SA.

    SBS shareholders will be asked to approve the Reorganization Agreement and the transactions described therein and to confirm the issuance of up to approximately 14.3 million shares of the Company's Common Shares in conjunction with the transaction (such number of Common shares being computed on the basis of the treasury stock method with respect to currently outstanding CME options). Certain SBS directors, who together own approximately 6.5% of the Company's issued and outstanding Common Shares, entered into an agreement with CME whereby they each agreed, among other things, to vote their shares in favor of the transaction. Ronald S. Lauder, who controls approximately 69% of the vote of CME, has entered into an agreement with the Company whereby he commits to vote his CME shares in favor of the transaction. The completion of the transactions contemplated by the Reorganization Agreement is subject to shareholder approvals and to the satisfaction of certain additional conditions precedent. In the event that

                              SBS BROADCASTING SA
the transaction is not consummated, the Reorganization Agreement provides various rights to the Company and to CME, depending upon the circumstances.

    CME owns interests in television broadcasting properties in six Central and Eastern European countries, including NOVA TV in the Czech Republic, PRO TV in Romania, POP TV in Slovenia, Markiza TV in the Slovak Republic, Studio 1+1 in the Ukraine and TV3 in Hungary. CME is listed on the Nasdaq Stock Market and trades under the symbol CETV.

                                  UNDERWRITING

    Goldman Sachs International and Morgan Stanley Dean Witter are the Joint Global Coordinators and Joint Bookrunners of this offering.

    UPC, United and the underwriters named below (the "Underwriters") have entered into an underwriting agreement with respect to the ordinary shares A and ADSs being offered. Subject to certain conditions, each Underwriter has severally agreed to purchase the number of ordinary shares A indicated in the following table. The Underwriters may choose to take some or all of their ordinary shares A in the form of ADSs. Goldman Sachs International and Morgan Stanley & Co. International Limited are the representatives of the Underwriters.

                       Underwriters                  Number of Ordinary Shares A
                       ------------                  ---------------------------
   Goldman Sachs International ....................           3,847,500
   Morgan Stanley & Co. International Limited .....           3,847,500
   DLJ International Securities....................           2,025,000
   Merrill Lynch International.....................           1,350,000
   Salomon Brothers International Limited..........           1,080,000
   Cazenove & Co. .................................             450,000
   MeesPierson N.V. ...............................             450,000
   UBS AG, acting through its division Warburg Dil-
    lon Read.......................................             450,000
                                                             ----------
     Total.........................................          13,500,000
                                                             ==========

                               ----------------


    If the Underwriters sell more A shares than the total number set forth in the table above, the Underwriters have an option to buy up to an additional 1,500,000 ordinary shares A from UPC to cover such sales. They may exercise that option for 30 days. If any ordinary shares A are purchased pursuant to this option, the Underwriters will severally purchase ordinary shares A in approximately the same proportion as set forth in the table above. The Underwriters may choose to take some or all of their additional ordinary shares A in the form of ADSs.

    The following table shows the per share, per ADS and total underwriting discounts and commissions to be paid to the Underwriters by UPC. Such amounts are shown assuming both no exercise and full exercise of the Underwriters' option to purchase additional shares.

                                  Paid by UPC

                    No Exercise     Full Exercise
                  ---------------- ----------------
       Per
       ordinary
       share
       A.......   (Euro)      2.09 (Euro)      2.09
       Per
       ADS.....   $           2.26 $           2.26
       Total,
       at
       ordinary
       share A
       price...   (Euro)28,231,875 (Euro)31,368,750

    Ordinary shares A sold by the Underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus. Any ordinary shares A sold by the Underwriters to securities dealers may be sold at a discount of up to (Euro)1.25 (NLG2.75) per ordinary share A or $1.35 per ADS from the initial price to public. Any such securities dealers may resell any ordinary shares A purchased from the Underwriters to certain other brokers or dealers at a discount of up to $0.10 per ordinary share A from the initial price to public. If all the shares are not sold at the initial price to public, the representatives may change the offering price and the other selling terms. In accordance with customary practice in public offerings on the Stock Market of Amsterdam Exchanges, seatholders of the Stock Market of Amsterdam Exchanges who are not Underwriters may, in the offering outside the United States, be allowed a concession not in excess of (Euro)0.15 (NLG0.33) per ordinary share A.

    UPC has been advised by the representatives, on behalf of the Underwriters, that each of Goldman Sachs International, Morgan Stanley & Co. International Limited, DLJ International Securities, Merrill Lynch International, Salomon Brothers International Limited, Cazenove & Co., MeesPierson N.V. and UBS AG, acting through its division Warburg Dillon Read are expected to make offers and sales in the United States through their respective selling agents, Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch, Pierce Fenner & Smith Incorporated, Salomon Smith Barney Inc., Cazenove Inc., MeesPierson Inc. and Warburg Dillon Read LLC.

    UPC and United have agreed with the Underwriters that they will not directly or indirectly offer, other than in the offering, sell, contract to sell, or otherwise dispose of any of our securities that are substantially similar to the ordinary shares A, including but not limited to UPC's ordinary shares A, ordinary shares B or Class A Preference Shares or any security convertible into or exchangeable for such securities, or enter into any derivative transaction having an economic effect similar to the foregoing, during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of the representatives, subject to certain exceptions. This agreement does not apply to any existing employee benefit plans. Certain of UPC's employees have made a similar agreement with the underwriters for a period of 90 days. At the date of this prospectus, these employees hold options and ordinary shares A under UPC's stock option plan which represent the right to acquire approximately 2,811,000 ordinary shares A. See "Management -- Stock Option Plans" and "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

    UPC's ordinary shares A are listed on the Official Segment of the Stock Market of Amsterdam Exchanges under the symbol "UPC" and the ADSs are quoted on the Nasdaq National Market under the symbol "UPCOY."

    In connection with the offering, the Underwriters may purchase and sell ordinary shares A or ADSs in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

    The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such Underwriter in stabilizing or short covering transactions.

    These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the ordinary shares A or ADSs. As a result, the prices of the ordinary shares A or ADSs may be higher than the prices that otherwise might exist in the open market. These transactions may be effected on the Stock Market of Amsterdam Exchanges, on the Nasdaq National Market, in the over-the-counter market or otherwise. If these activities are commenced, they may be discontinued by the Underwriters at any time and, in any event, will be discontinued 30 days after the closing of the offering.

    Each Underwriter has also represented and agreed that (i) it has not offered or sold and, prior to the date six months after the issue of the ordinary shares A, will not offer or sell any ordinary shares A to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;
(ii) it has complied, and will comply with, all applicable provisions of the Financial Services Act 1986 of Great Britain with respect to anything done by it in relation to the ordinary shares A in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the ordinary shares A to a person who is of a kind described in
Article 11(3) of the Financial Services Act

1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) of Great Britain or is a person to whom the document may lawfully be issued or passed on.

    Each Underwriter has acknowledged and agreed that the ordinary shares A have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except
(1) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (2) in compliance with any other applicable requirements of Japanese law. As part of the offering, Goldman Sachs International and Morgan Stanley & Co. International Limited only may offer ordinary shares A and ADSs in Japan to a list of 49 offerees in accordance with the above provisions.

    No action has been or will be taken in any jurisdiction other than the United States that would permit a public offering of the ordinary shares A or ADSs or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ordinary shares A and ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the ordinary shares A or ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

    UPC estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $2.8 million (NLG5.9 million).

    UPC and United have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. UPC has also agreed to pay the representatives an amount in reimbursement of some of their expenses.

    The Underwriters are providing, have provided and may in the future provide investment banking or other financial services to us and our affiliates in the ordinary course of business and will receive customary compensation in connection therewith. Citibank N.A. and a number of other banks are lenders to us and one of our subsidiaries under a senior credit facility. See "UPC Management's Discussion and Analysis of Financial Condition and Results of Operations--Debt Facilities." Citibank N.A. is an affiliate of an Underwriter, and, in addition, is acting as the Depositary in relation to the ADSs.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     United Pan-Europe Communications N.V.

                               Ordinary Shares A
                                 in the form of
                           American Depositary Shares
                              or Ordinary Shares A

                                ----------------

                   [United Pan-Europe Communications Logo]

                                ----------------

                Joint Global Coordinators and Joint Bookrunners

 Goldman Sachs International                        Morgan Stanley Dean Witter

                                ----------------

 Morgan Stanley Dean Witter                               Goldman, Sachs & Co.

                          Donaldson, Lufkin & Jenrette
                              Merrill Lynch & Co.
                              Salomon Smith Barney


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

          [LOGO OF UNITED PAN-EUROPE COMMUNICATIONS N.V. APPEARS HERE]

                     United Pan-Europe Communications N.V.
                          13,500,000 Ordinary Shares A
         in the form of Ordinary Shares A or American Depositary Shares

                                ----------------

    This is a global offering of ordinary shares A of United Pan-Europe Communications N.V. UPC is also offering the ordinary shares A in the form of American Depositary Shares. Each ADS represents one ordinary share A.

    UPC's ordinary shares A are traded on the Stock Market of Amsterdam Exchanges under the symbol "UPC" and ADSs representing UPC's ordinary shares A are traded on the Nasdaq National Market under the symbol "UPCOY". On October 18, 1999, the last reported sale price of UPC's ADSs on the Nasdaq National Market was $63.69 per ADS. On October 18, 1999, the last reported sale price of UPC's ordinary shares A on the Stock Market of Amsterdam Exchanges was
(Euro)58.35 per ordinary share A.

    See "Risk Factors" beginning on page 11 to read about certain factors you should consider before buying ordinary shares A or ADSs.
                                ----------------

    This Prospectus is intended for use only in connection with offers and sales of these securities outside the United States and is not to be sent or given to any person within the United States. These securities are not being registered under the U.S. Securities Act of 1933 for the purpose of sales outside the United States.


                                ----------------

                         Per Ordinary Share A Per ADS Total, at Ordinary Share A price
                         -------------------- ------- --------------------------------
Initial price to
 public.................     (Euro)59.75      $64.68         (Euro)806,625,000
Underwriting discount...     (Euro) 2.09      $ 2.26         (Euro) 28,231,875
Proceeds, before
 expenses, to UPC.......     (Euro)57.66      $62.42         (Euro)778,393,125

    To the extent that the underwriters sell more than 13,500,000 ordinary shares A or ADSs, the underwriters have the option to purchase up to an additional 1,500,000 ordinary shares A or ADSs from UPC at the initial price to the public less the underwriting discount.

                                ----------------

    The underwriters expect to deliver the ordinary shares A through the facilities of NECIGEF, Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear Systems, and Cedel bank against payment in euros and the ADSs through The Depository Trust Company against payment in U.S. dollars in New York, New York on or about October 25, 1999.

                                ----------------

                Joint Global Coordinators and Joint Bookrunners

Goldman Sachs International                          Morgan Stanley Dean Witter

                                ----------------

Morgan Stanley Dean
Witter                                              Goldman Sachs International



                               Merrill Lynch Salomon Smith Barney International
Donaldson, Lufkin &            International
Jenrette


                                                            Warburg Dillon Read

                             MeesPierson N.V.
Cazenove & Co.

                                ----------------

                       Prospectus dated October 19, 1999.

                              CERTAIN INFORMATION

    The terms "we", "us", "our" and similar terms refer to UPC.

    We confirm that, to the best of our knowledge, the information contained in this prospectus for which we are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information. We are responsible for the accuracy and completeness of the information contained in this prospectus, with the exception of (i) the fifth paragraph of text under the caption "Underwriting" concerning the terms of the offering by the underwriters and (ii) the ninth, tenth and eleventh paragraphs of text under the caption "Underwriting" concerning over-allotment and stabilization transactions by the underwriters, for which the underwriters are responsible.

    The distribution of this prospectus and the offering of the ordinary shares A and ADSs may be restricted by law in certain jurisdictions, and no action has been or will be taken in any jurisdiction by us, United or by any of the underwriters that would permit a public offering of the ordinary shares or ADSs or possession or distribution of a prospectus in any jurisdiction where action for that purpose is required, other than in the United States and The Netherlands. All persons into whose possession this prospectus comes must inform themselves of and observe all such restrictions. Neither we, United nor any of the underwriters accepts any responsibility for any violation by any person, whether or not a prospective purchaser of ordinary shares A or ADSs, of any such restrictions.

                                ----------------

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                ----------------

    There are restrictions on the offer and sale of the ordinary shares A offered hereby in the United Kingdom. All applicable provisions of the Financial Services Act 1986 of Great Britain and the Public Offers of Securities Regulations 1995 of Great Britain with respect to anything done by any person in relation to ordinary shares A offered hereby, in, from or otherwise involving the United Kingdom must be complied with. See
"Underwriting."

    In connection with the offering, Goldman Sachs International or its affiliates or agents, on behalf of the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the securities offered hereby at a level above that which might otherwise prevail in the open market. Such transactions may be effected on the Stock Market of Amsterdam Exchanges, the Nasdaq National Market, in the over-the-counter market or otherwise. Such stabilization, if commenced, may be discontinued at any time and, in any event, will be discontinued 30 days after the closing of the offering.

                                ----------------

    The latest audited financial information in this prospectus is as of December 31, 1998. Since that date, there has been no material adverse change to our financial condition that has not been disclosed in this prospectus.

                               TABLE OF CONTENTS

                                                                   Page
Prospectus Summary                                                    1
Risk Factors                                                         11
Disclosure Regarding Forward-Looking
  Statements                                                         22
Use of Proceeds                                                      23
Dividend Policy                                                      23
Exchange Rate Data                                                   24
Capitalization                                                       25
Market Prices of our Ordinary Shares A                               26
Unaudited Pro Forma Condensed
  Consolidated Financial Data                                        27
Selected Consolidated Financial Data                                 39
UPC Management's Discussion and
  Analysis of Financial Condition and
  Results of Operations                                              41
@Entertainment Management's Discussion  and Analysis of Financial
 Condition and  Results of Operations                                73
Business                                                             90

                                             Page
Regulation                                    143
Management                                    164
Security Ownership of Certain Beneficial
  Owners and Management                       175
Certain Transactions and Relationships        176
Description of Share Capital                  181
Summary of Additional Material Provisions
  of the Articles of Association and Other
  Matters                                     184
Description of American Depositary Shares     186
Taxation                                      194
Shares Eligible for Future Sale               203
Legal Matters                                 204
Experts                                       205
Enforcement of Civil Liabilities              206
Available Information                         206
Stock Market of Amsterdam Exchanges Listing   206
Index to Financial Statements                 F-1
Underwriting                                  U-1

[United Pan-Europe Communications Logo]